Form 10-K, Exhibit 13
MBIA INC
filed 1995-03-31
CIK 814585

     MBIA Inc. and Subsidiaries

     Financial Review

     Management's Discussion and Analysis of
     Financial Condition and Results of Operations                    18

     Selected Financial and Statistical Data                          23

     Report of Independent Accountants                                24

     Consolidated Statements of Income                                25

     Consolidated Balance Sheets                                      26

     Consolidated Statements of Changes in Shareholders' Equity       27

     Consolidated Statements of Cash Flows                            28

     Notes to Consolidated Financial Statements                       29

MBIA Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations For the Years Ended December 31, 1994 and 1993

MBIA Inc.'s (the "Company") 1994 net income was $260.2 million compared with $259.0 million in 1993. Earnings per share grew 1% to $6.18 from $6.10 in 1993. The Company's 1993 results included an extraordinary net income benefit of $0.30 per share from the adoption of mandatory accounting changes primarily related to deferred taxes. Excluding the effect of these accounting changes, earnings per share for 1994 increased 7% over 1993.

     The Company also measures its performance in terms of core earnings, which exclude the effects of the relatively less predictable elements of net premiums earned from refundings and calls of previously insured issues, realized gains and accounting changes and are therefore more indicative of MBIA's underlying profit trend. Core earnings per share increased by 15% to $5.26 in 1994 compared with $4.56 a year earlier.

     According to industry sources, total long-term new issue municipal bond volume declined 44% to $164.4 billion of par value in 1994 from the record $292.0 billion in 1993. The 1994 decline was due to the unusually sharp rise in interest rates. The insured portion increased nominally to 38% from 37% in 1993. In 1994, the Company's principal operating subsidiary, Municipal Bond Investors Assurance Corporation ("MBIA Corp."), once again led the industry in market share, guaranteeing 40% of insured long-term new issue municipal bond volume.

     Influenced significantly by this operating environment, gross premiums written declined 25% to $360.8 million from $479.3 million in 1993. Included in gross premiums written was $19.4 million of premiums received from international operations, compared with $1.3 million in 1993. In 1994, assumed premiums related to previously ceded portfolios were $0.2 million. For 1993, gross premiums written included $16.2 million of assumed premiums of which $10.8 million was related to a portfolio written by one of the five member companies of MBIA Corp.'s predecessor, the Municipal Bond Insurance Association (the "Association"). Installment premiums received for policies issued in prior years, including net amounts assumed related to the installment business of the Association, were $32.9 million and $34.7 million for 1994 and 1993, respectively.

     Premiums ceded to reinsurers were $49.3 million in 1994 compared with $47.6 million in 1993. The increase in the proportionate level of cessions in 1994 was related to an increase in treaty reinsurance due to capacity constraints and to cessions made on unusually large European transactions.

     The Company monitors on a continual basis the creditworthiness of its reinsurers. The substantial majority (97%) of the Company's current reinsurance treaty capacity is with reinsurance companies which are rated AA or better by Standard & Poor's or A or better by A. M. Best & Co., an insurance rating organization. In 1994, the maximum amount reinsured by any one reinsurance company as a percent of the Company's gross premiums written was 4%. As of December 31, 1994, the maximum amount of debt service outstanding reinsured by any one reinsurance company as a percent of insured gross debt service outstanding was also 4%. The Company remains liable for risks reinsured but believes that the likelihood of not recovering the reinsured portion of losses from its reinsurers is remote.

     Typically, insurance premiums are paid in full at the time the insurance policy is issued and are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Accordingly, the portion of net premiums earned on each policy in any given year represents a relatively small percentage of the total net upfront premium received. The balance represents deferred premium revenue to be earned in the future over the remaining life of the bond.

     Approximately 10% of MBIA's premiums are collected on an installment basis. Installment premiums are not recorded as a component of deferred premium revenue until received and therefore represent an off-balance-sheet value which will contribute to future earned premiums and cash flow. MBIA estimates the present value of its future stream of payments to be S176.9 million. The present value of installment premiums related to MBIA's asset-backed and UIT businesses written in 1994 increased 43% to $43.6 million from $30.6 million in 1993.

     Premiums earned decreased 6% to $218.3 million in 1994 from $231.3 million in 1993. The growth in deferred premium revenue from the addition of new business in 1993 was more than offset by the decline in earned premiums associated with bond refundings and calls during 1994, which were significantly lower than in the prior year.

     When an MBIA-insured bond issue is refunded or retired early, the outstanding liability associated with the refunded or called portion is extinguished and the related deferred premium revenue is earned immediately, except for any portion which may be applied as a credit toward the premium charged on the refunding bond issue if it is insured by MBIA Corp. Earned premiums generated by refunded and called bonds in 1994 declined to $53.0 million from 1993's $85.6 million. The amount of bond refundings and calls is difficult to predict since it is influenced by a variety of factors such as prevailing interest rates relative to the coupon rates of the original issue, the issuer's desire to modify restrictive covenants and applicable regulations under the Internal Revenue Code.

     At year-end 1994, the Company's total investments at market value were $4.87 billion, including $1.68 billion related to the Company's municipal investment agreement business.

     Net investment income (excluding the amounts earned on investment agreement assets, which are recorded as a component of investment management services income) increased 8% to $193.9 million in 1994 compared with $178.9 million in 1993. This increase was primarily the result of the growth of investments from continued positive operating cash flow of $376.4 million. Average investments excluding investment agreement assets were $3.12 billion in 1994 compared with $2.75 billion for the prior year. Tax-exempt securities at yearend 1994 represented 78% of the total market value of investments compared with 70% at yearend 1993. Net realized capital gains in 1994 were $10.3 million, compared with $9.7 million in the prior year.

     Over the last three years, MBIA has undertaken the development of investment management services which capitalize on its capabilities, reputation and marketplace relationships. In aggregate for 1994, these businesses contributed $15.5 million in revenue, a substantial increase over 1993's revenue of $4.7 million. Included in investment management services revenue for 1994 is $1.8 million of net proceeds from the sale of MBIA's 49% interest in a joint venture.

     MBIA Municipal Investors Service Corporation ("MBIA/ MISC"), a subsidiary of the Company, provides cash management services for local governments, school districts and similar authorities. As of December 31,1994, MBIA/MISC, operating under the name of "CLASS," had almost 950 clients and over $1.7 billion of client assets under management compared with $1.5 billion at year-end 1993. MBIA/MISC is operating in eight states and plans to continue its expansion into additional states. In addition, MBIA/MISC provides fund administration services to over 200 clients.

     In 1993, the Company formed a new wholly owned subsidiary, MBIA Investment Management Corp. ("IMC"), to provide investment agreements guaranteed as to principal and interest for states, municipalities and municipal authorities. At yearend 1994, IMC had outstanding investment agreements of $1.53 billion compared with $0.49 billion at year-end 1993. The related assets are high quality securities and are recorded as a component of the Company's total investments.

     Municipal investment agreements are recorded as balance sheet liabilities at the time such agreements are executed. The liability for a municipal investment agreement is carried at the principal value of the obligation plus accrued interest due. Interest expense on municipal investment agreements is computed daily, based upon the outstanding liability at rates specified in the agreements. Such interest expense is deducted from the investment income arising from related investment agreement assets, and the net amount is included in investment management services income.

     The provision for losses and loss adjustment expenses during 1994 was $8.1 million compared with $7.8 million in 1993, representing additions to the loss reserves consistent with the Company's reserve methodology. At December 31, 1994, $22.0 million of the $40.1 million loss and loss adjustment expense reserve was allocated on a case basis compared with $7.5 million of the $33.7 million reserve at year-end 1993. In 1994, the Company increased its case reserve with respect to the default of Sacred Heart Hospital and potential future shortfalls in several single-family housing issues. In 1993, the Company recognized expected loss recoveries having a present value of approximately $10.0 million related to a previously established case reserve. Neither the increase in case reserves nor the recognition of recoveries had any impact on net income, since the change in the Company's case specific reserve was offset by a corresponding change in the unallocated portion of its general loss reserve. There were no losses recorded relating to Orange County, California, which declared bankruptcy in December 1994. MBIA has no direct exposure to Orange County's outstanding debt, although it

MBIA Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

has insured debt of other participants in the county's investment pool. Based on information currently available, MBIA does not anticipate any monetary defaults on any MBIA-insured bonds related to the Orange County situation.

     In 1994, policy acquisition costs net of deferrals decreased $3.6 million to $21.8 million. Since policy acquisition costs are deferred and amortized over the period in which the related premiums are earned, this decrease was a function of the lower level of premiums earned caused by the 1994 decline in refunding activity. Other insurance operating expenses increased to $41.0 million in 1994 from $37.9 million in the prior year.

     Expenses of MBIA's investment management services businesses increased to $10.6 million in 1994 from $5.4 million in the prior year. The increase was due to the expansion of CLASS into additional states, expanded operations of IMC and the costs associated with establishing an internal investment management capability during the year. These 1994 increases in expenses were more than offset by increased investment management services income.

     In 1994, the Company incurred $27.2 million of interest expense compared with $26.9 million in 1993. The increase in 1994 resulted from utilization of short-term bank borrowings under existing lines of credit during the year.

     In summary, aggregate expenses for 1994 increased 5% to $110.1 million from $104.9 million in 1993.

     The Company's effective tax rate decreased in 1994 to 21.0% compared with 24.0% in 1993. The decrease was due principally to a higher proportion of tax-exempt income in 1994 compared with 1993.

Results of Operations For the Years Ended December 31, 1993 and 1992

MBIA Inc.'s 1993 net income increased 37% to $259.0 million, compared with $188.7 million in 1992. Earnings per share grew 32% to $6.10 from $4.62 in 1992. The Company's 1993 results include an extraordinary net income benefit of $0.30 per share from the adoption of mandatory accounting changes primarily related to deferred taxes. Excluding the effect of accounting changes, net income for 1993 rose 30% to $246.1 million and earnings per share increased 26% to $5.80.

     The Company also measures its performance in terms of core earnings, which exclude the effects of the relatively less predictable elements of net premiums earned from refundings and calls of previously insured issues, realized gains and accounting changes. Core earnings per share increased by 19% to $4.56 in 1993 compared with $3.83 in the previous year.

For the year ended December 31,1993, the weighted average number of shares and common stock equivalents outstanding increased to 42.5 million from 40.8 million the prior year. This increase was primarily the result of the full year impact of the Company's sale of 2.9 million shares of its common stock in 1992.

According to industry sources, total long-term new issue municipal bond volume grew by 24% to $292.0 billion of par value in 1993 from $235.0 billion in 1992, with the insured portion increasing to a record 37% compared with 34% in 1992. Demand for bond insurance surged as municipal officials sought to lower borrowing costs and municipal bond investors continued to seek insurance protection. Lower interest rates resulted in a record number of new bond offerings sold to refinance debt originally sold at higher rates. In 1993, MBIA Corp. once again led the industry in market share, guaranteeing 36% of the insured long-term new issue municipal bond volume.

Within this operating environment, gross premiums written increased 30% to $479.3 million from $368.7 million in 1992. New issue and secondary market municipal and structured finance premiums, the major components of gross premiums written, increased 29% to $428.4 million in 1993 compared with $332.4 million in 1992. For 1993, gross premiums written included $16.2 million of assumed premiums of which $10.8 million was related to a portfolio written by one of the five member companies of the Association. In 1992, assumed premiums related to previously ceded portfolios were $5.0 million. Installment premiums received for policies issued in prior years, including net amounts assumed related to the installment business of the Association, were $34.7 million and $31.3 million for 1993 and 1992, respectively.

In 1990, MBIA established a wholly owned French subsidiary, MBIA Assurance S.A. ("MBIA Assurance") to expand its capabilities in the European market for credit-enhanced financings. MBIA Assurance, the first monoline financial guarantor to be licensed in Europe, is rated Aaa by Moody's and AAA by Standard & Poor's. MBIA Assurance has a reinsurance treaty with MBIA Corp., whereby it reinsures a substantial portion of its business. In 1993, MBIA Assurance insured five transactions, three of which were public bond issues for French municipal authorities.

Premiums ceded to reinsurers were $47.6 million compared with $32.6 million in 1992. The increase was primarily due to higher gross premiums written in 1993.

Premiums earned increased 42% to $231.3 million from $162.9 million in 1992. The increase in premiums earned in 1993 resulted from the growth in deferred premium revenue from the addition of new business in 1992 and from earned premiums associated with bond refundings and calls during 1993, which were significantly higher than in the prior year.

Earned premiums generated by refunded and called bonds in 1993 were $85.6 million, almost double 1992's $43.1 million. Of these amounts, $62.6 million and $30.5 million, respectively, related to issues for which MBIA Corp. insured the replacement bonds.

The Company's total investments were $3.54 billion at year-end 1993, including $538.8 million related to the Company's municipal investment agreement business. Net investment income (excluding the amounts earned on investment agreement assets, which ate recorded as a component of investment management services income) increased 19% to $178.9 million in 1993 compared with $150.5 million in 1992. This increase was primarily the result of the growth of investments from continued positive operating cash flows of $470.9 million. Average investments excluding investment agreement assets were $2.75 billion in 1993 compared with $2.25 billion for the prior year. Tax-exempt investments at year-end 1993 represented 70% of total investments, compared with 75% last year. Net realized capital gains in 1993 were $9.7 million, virtually unchanged from the prior year amount of $9.8 million.

In aggregate for 1993, MBIA's investment management services contributed $4.7 million in revenues, more than double the 1992 revenue of $2.3 million.

As of December 31,1993, MBIA/MISC, operating under the name of "CLASS," had 556 clients and over $1.5 billion of client assets under management, almost double the prior year amount of $832 million. MBIA/MISC is operating in six states and plans to continue its expansion into additional states in the near term.

TOPSTAR (SM), a program to provide synthetic short-term tax-exempt securities to institutional investors, was introduced in October 1992. MBIA Inc. and its partner, Caisse des Depots et Consignations, established a jointly owned new company called MBIA Investors Capital Corp. to offer the program. The company purchases long-term, high quality municipal bonds, attaches a tender option and resells the securities as synthetic short-term instruments. At the end of 1993 the new venture had $351.8 million of these short-term instruments outstanding.

The provision for losses and loss adjustment expenses during 1993 was $7.8 million, compared with $5.6 million in 1992, representing additions to the loss reserves consistent with the Company's reserve methodology. At December 31, 1993, $7.5 million of the $33.7 million loss and loss adjustment expense reserve was allocated on a case basis, compared with $14.4 million of the $25.5 million reserve at year-end 1992. During the first quarter of 1993, the Company recognized expected loss recoveries having a present value of approximately $10.0 million related to a previously established case reserve. The recognition of these recoveries had no impact on net income, since the reduction in the Company's case-specific reserve was offset by a corresponding increase in the unallocated portion of its general loss reserve.

Although 1993 policy acquisition costs net of deferrals increased $7.4 million to $25.5 million, the ratio of such costs to premiums earned remained unchanged at 11% from 1992. Since policy acquisition costs are deferred and amortized over the period in which the related premiums are earned, this increase was a function of the higher level of premiums earned. Other insurance operating expenses increased to $37.9 million in 1993 from $34.1 million in the prior year.

Expenses related to MBIA's investment management services increased to $5.4 million in 1993 from $3.4 million in the prior year. The increase was primarily due to start-up costs associated with IMC and the expansion of CLASS into additional states.

In 1993, the Company incurred $26.9 million of interest expense compared with $20.5 million in 1992, as a result of additional fixed rate, long-term public debt sold in 1992.

In summary, aggregate expenses for 1993 increased 25% to $104.9 million from $83.7 million in 1992.

The Company's effective tax rate increased in 1993 to 24.0% compared with 22.7% in 1992. The increase was due principally to the 1993 increase in the Federal corporate tax rate to 35%. The total effect on the Company's income tax provision was an increase of $5.5 million, of which $3.2 million resulted from the recalculation of deferred taxes at the new Federal rate.

MBIA Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Financial Accounting Standards Board has issued three changes in accounting principles which the Company adopted in 1993. The adoption of Statement of Financial Accounting Standards ("SFAS")109, "Accounting for Income Taxes," resulted in increases to net income and earnings per share of $13.0 million and $0.30, respectively. The Company also adopted SFAS 106 relating to employee post-retirement benefits, which resulted in a charge to net income of $0.1 million. Finally, the Company adopted SFAS 113 concerning accounting for reinsurance, which had no income statement impact but which increased both assets ("prepaid reinsurance premiums") and liabilities (unearned premium reserve, now relabeled "deferred premium revenue") by $170.6 million and $164.4 million as of December 31,1993 and 1992, respectively.

Liquidity and Capital Resources

At year-end 1994, the market value of the Company's consolidated investment portfolio was $4.87 billion, an increase of 30% from $3.76 billion at year-end 1993.

The market value of investments related to MBIA's insurance activities decreased 1% from $3.22 billion at year-end 1993 to $3.19 billion at year-end 1994. The positive operating cash flows from MBIA Corp.'s insurance premiums and investment activities were more than offset by the decline in the overall market value of the portfolio in a rising interest rate environment. The value of investments related to MBIA's municipal investment agreement business grew 212% to $1.68 billion from $0.54 billion at year-end 1993, as a result of the increase in obligations under municipal investment contracts.

The Company's fixed income investment portfolio has been classified as available-for-sale in accordance with SFAS 115. The difference between market value and amortized cost is primarily related to changes in interest rates, and if the portfolio is held to maturity, the Company expects to realize an amount substantially equal to amortized cost.

Despite a rising interest rate environment in 1994 and the resultant drop in insured new issuance, MBIA Corp.'s liquidity position remained strong, as net cash provided by its operations aggregated $367.5 million in 1994, a decrease from $487.5 million in 1993 and $369.3 million in 1992 when interest rates were lower. The Company's liquidity is in part dependent upon MBIA Corp.'s ability to pay dividends to the Company. MBIA Corp.'s net income, consisting of premium earnings and investment income less losses and expenses, is a source of continuing additions to earned surplus and dividend-paying capability. Under New York insurance law, without prior approval of the Superintendent of the New York State Insurance Department, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements or adjusted net investment income, as defined, for such 12-month period. In 1994, MBIA Corp. paid dividends of $38 million and at December 31,1994 had approximately $73 million available for payment of further dividends to the Company without prior approval.

MBIA Corp. has an irrevocable standby line of credit with a group of major banks, which was increased to $600 million as of September 30,1994, to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term expiring on September 30, 2001 but, subject to approval by the banks, the agreement may be renewed annually to extend the term to seven years beyond the renewal date. To further facilitate the immediate payment of claims, should they occur, the Company and MBIA Corp. maintain short-term liquidity facilities totaling $250 million with a group of major banks. At December 31, 1994, $17 million was outstanding under these facilities.

MBIA Corp. also maintains a high degree of liquidity within its investment portfolio in the form of readily marketable high quality fixed income securities and short-term investments. In management's opinion, the capital resources of MBIA Corp.--represented by the liquidity of its investment portfolio, its annual cash flows from operations and bank lines of credit--are more than adequate to meet the Company's expected cash requirements.

At year-end 1994, MBIA Corp. had $22.0 million in case specific loss reserves. Any related payments are expected to be funded from operating cash flows.

MBIA Inc. and Subsidiaries

Selected Financial and Statistical Data

The selected financial information in the table below should be read in conjunction with the consolidated financial statements and notes that appear in the pages which follow.


                                                                   MBIA Inc. and Subsidiaries (1)
                                                                      Years ended December 31
Dollars in millions
except per share amounts          1994        1993        1992        1991       1990        1989        1988        1987
                              --------    --------    --------    --------    -------    --------     -------    --------
Summary Income
Statement Data:
Insurance:
Gross premiums written        $    361    $    479    $    369    $    269   $    211    $    159     $   156    $    171
Net premiums written               312         432         336         223        181         137         145         152
Premiums earned                    218         231         163         132        107          91          82          81
Net investment income              194         179         150         132        115          80          67          54
Net realized gains                  10          10          10           3          -           -           1           1
Investment management
 services:
Income                              16           5           2           1          -           -           -           -
Net realized losses                 (1)          -           -           -          -           -           -           -
Income before income taxes         329         324         244         190        165         135         118         108
Net income                         260         259         189         145        127         102          92          74
Net income per common share   $   6.18    $   6.10    $   4.62    $   3.74   $   3.33    $   2.74    $   2.45    $   1.98
                              ========    ========    ========    ========   ========    ========    ========    ========

Summary Balance Sheet Data:

Investments                   $  4,867    $  3,544    $  2,529    $  1,961   $  1,724    $  1,501    $  1,104    $    979
Total assets                     5,456       4,106       3,049       2,438      2,159       1,904       1,309       1,176
Deferred premium revenue         1,512       1,403       1,196       1,019        902         811         520         449
Loss andloss adjustment expense
 reserves                           40          34          26          21          5           -           -           -
Long-term debt                     299         299         299         199        200         195           -           -
Shareholders' equity             1,705       1,596       1,382       1,063        932         777         705         620
Book value per share             40.96       38.18       33.00       27.58      24.35       21.08       18.80       16.54
Dividends Per Common Share:

Declared                      $   1.14    $    .94    $    .76    $    .62   $    .48    $    .41    $    .19    $    .12
Paid                          $   1.09    $    .89    $    .72    $    .59   $    .44    $    .31    $    .19    $    .12

GAAP Financial Ratios:
Loss ratio                         3.7%        3.4%       3.4 %      13.0%       4.7%         0.0%        O.0%        0.0%
Underwriting expense ratio        28.8        27.4       32.0        30.1       33.7         38.5        39.6        35.2
Combined ratio                    32.5        30.8       35.4        43.1       38.4         38.5        39.6        35.2
Net debt service
 outstanding                  $304,502    $266,784   $223,056    $181,604   $157,707     $137,221     $90,343     $72,837
Net par amount outstanding    $164,318    $141,387   $112,483.   $ 90,043   $ 75,979     $ 65,290     $42,917     $34,319
                              ========    ========   ========    ========   ========     ========     =======     =======

 (1) Balance sheet amounts as of December 31, 1994, 1993,1992, 1991, 1990, and 1989 and income statement amounts for the years ended December 31, 1994, 1993, 1992, 1991, and 1990 include the accounts of MBIA Insurance Corp. of Illinois (formerly BIG Insurance Company) (See Note I to consolidated financial statements).

MBIA Inc. and Subsidiaries

Report of Independent Accountants

To the Board of Directors and Shareholders of MBIA Inc.:

We have audited the accompanying consolidated balance sheets of MBIA Inc. and Subsidiaries as of December 31,1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes." As discussed in Note 2 to the consolidated financial statements, effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities."

/s/ Coopers & Lybrand L.L.P.

New York, New York
February 1, 1995

MBIA Inc. and Subsidiaries
Consolidated Statements of Income

                                                           Years ended December 31
                                                   --------------------------------------
Dollars in thousands except per share amounts            1994          1993          1992
                                                   ----------    ----------    ----------
Revenues
  Insurance:
    Gross premiums written                         $  360,836    $  479,347    $  368,732
    Ceded premiums                                    (49,281)      (47,552)      (32,588)
                                                   ----------    ----------    ----------
      Net premiums written                            311,555       431,795       336,144
  Increase in deferred premium revenue                (93,226)     (200,519)     (173,203)
                                                   ----------    ----------    ----------
    Premiums earned (net of ceded premiums of
     $33,340, $41,409 and $28,276)                    218,329       231,276       162,941
  Net investment income                               193,853       178,884       150,478
  Net realized gains                                   10,335         9,727         9,834
Investment management services:
  Income                                               16,178         4,672         2,306
  Net realized (losses) gains                            (726)           58             -
Other                                                   1,567         4,361         2,354
                                                   ----------    ----------    ----------
    Total revenues                                    439,536       428,978       327,913
                                                   ----------    ----------    ----------
Expenses
  Insurance:
    Losses and loss adjustment                          8,093         7,821         5,619
    Policy acquisition costs, net                      21,845        25,480        18,119
    Operating                                          41,026        37,946        34,081
  Investment management services                       10,611         5,409         3,414
  Interest                                             27,159        26,900        20,523
  Other                                                 1,380         1,387         1,896
                                                   ----------    ----------    ----------
    Total expenses                                    110,114       104,943        83,652
                                                   ----------    ----------    ----------
Income before income taxes                            329,422       324,035       244,261
Provision for income taxes                             69,213        77,925        55,554
                                                   ----------    ----------    ----------
Income before cumulative effect of
 accounting changes                                   260,209       246,110       188,707

Cumulative effect of accounting changes                     -        12,923             -

Net income                                         $  260,209    $  259,033    $  188,707
                                                   ==========    ==========    ==========
Income per common share before
 cumulative effect of accounting change            $     6.18    $     5.80    $     4.62

Net income per common share                        $     6.18    $     6.10    $     4.62
                                                   ==========    ==========    ==========
Weighted average number of common shares and
 common stock equivalents outstanding              42,085,943    42,465,980    40,806,811
                                                   ==========    ==========    ==========

The accompanying notes are an integral part of the consolidated financial statements.


MBIA Inc. and Subsidiaries

Consolidated Balance Sheets

Dollars in thousands except per share amounts                 December 31, 1994     December 31, 1993
                                                              -----------------     -----------------
Assets
Investments:
  Fixed maturity securities, at amortized cost
   (market value $3,015,527)                                         $        -            $2,796,699
  Fixed maturity securities held as available-for-sale
   at market (amortized cost $3,123,838)                              3,051,906                     -
  Short-term investments, at amortized cost (which
   approximates market value)                                           121,384               104,205
  Other investments                                                      17,550               104,681
                                                                     ----------            ----------
                                                                      3,190,840             3,005,585
  Municipal investment agreement portfolio
   at amortized cost (market value $536,590)                                  -               538,751
  Municipal investment agreement portfolio held as available-
   for-sale at market (amortized cost $1,738,375)                     1,675,935                     -
                                                                     ----------            ----------
      Total investments                                               4,866,775             3,544,336
Cash and cash equivalents                                                 7,940                 2,492
Accrued investment income                                                68,486                54,194
Deferred acquisition costs                                              133,048               120,484
Prepaid reinsurance premiums                                            186,492               170,551
Goodwill (less accumulated amortization of $36,115 and $31,088)         111,252               116,279
Property and equipment, at cost (less accumulated depreciation
 of $13,917 and $10,734)                                                 45,069                44,115
Receivable for investments sold                                             945                31,903
Other assets                                                             36,432                21,359
                                                                     ----------            ----------
      Total assets                                                   $5,456,439            $4,106,313
                                                                     ==========            ==========

Liabilities and Shareholders' Equity
Liabilities:
  Deferred premium revenue                                           $1,512,211            $1,402,807
  Loss and loss adjustment expense reserves                              40,148                33,735
  Long-term debt                                                        298,790               298,680
  Municipal investment agreements                                     1,526,133               493,014
  Current income taxes payable                                                -                 1,811
  Deferred income taxes                                                  76,843               107,881
  Payable for investments purchased                                     209,966               111,279
  Other liabilities                                                      87,632                60,748
                                                                     ----------            ----------
      Total liabilities                                               3,751,723             2,509,955
                                                                     ----------            ----------

Commitments and Contingencies

Shareholders' Equity:
  Preferred stock, par value $1 per share; authorized shares -
   10,000,000; issued and outstanding - none                                  -                     -
  Common stock, par value $1 per share; authorized shares -
   100,000,000; issued shares - 42,077,387 and 42,074,387                42,077                42,074
  Additional paid-in capital                                            719,750               719,281
  Retained earnings                                                   1,057,092               844,916
  Cumulative translation adjustment                                         503                (1,218)
  Unrealized (depreciation) appreciation of investments,
   net of deferred income tax (benefit) provision of $(46,292)
   and $3,813                                                           (86,560)                7,080
  Treasury stock, at cost; 461,763 shares in 1994 and 260,243
   shares in 1993                                                       (28,146)              (15,775)
                                                                     ----------            ----------
      Total shareholders' equity                                      1,704,716             1,596,358
                                                                     ----------            ----------
      Total liabilities and shareholders' equity                     $5,456,439            $4,106,313
                                                                     ==========            ==========

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity


                                                    For the years ended December 31, 1994, 1993 and 1992

                                                                                                  Unrealized
                                     Common Stock     Additional                    Cumulative    Appreciation     Treasury Stock
 In thousands except per          ----------------       Paid-in     Retained      Translation  (Depreciation)    -----------------
  share amounts                   Shares    Amount       Capital     Earnings       Adjustment  of Investments    Shares     Amount
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------
Balance, January 1, 1992          39,030   $39,030      $567,505   $  468,531          $  (133)     $      159       475    $11,755
Net proceeds from issuance
 of shares                         2,930     2,930       141,726            -                -               -         -          -
Exercise of stock options              -         -         4,531       (1,107)               -               -      (396)    (9,880)
Net income                             -         -             -      188,707                -               -         -          -
Change in foreign currency
 translation                           -         -             -            -             (356)              -         -          -
Change in unrealized
 appreciation of investments
 net of change in deferred
 income taxes of $(1,750)              -         -             -            -                -           3,397         -          -
Dividends (declared per
 common share $.76, paid per
 common share $.72)                    -         -             -      (30,915)               -               -         -          -
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------
Balance, December 31, 1992        41,960    41,960       713,762      625,216             (489)          3,556        79      1,875
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------

Treasury shares acquired               -         -             -            -                -               -       238     15,255
Exercise of stock options            114       114         5,519          121                -               -       (57)    (1,355)
Net income                             -         -             -      259,033                -               -         -          -
Change in foreign currency
 translation                           -         -             -            -             (729)              -         -          -
Change in unrealized
 appreciation of investments
 net of change in deferred income
 taxes of $(1,981)                     -         -             -            -                -           3,524         -          -
Dividends (declared per
 common share $.94, paid per
 common share $.89)                    -         -             -      (39,454)               -               -         -          -
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------
Balance, December 31, 1993        42,074    42,074       719,281      844,916           (1,218)          7,080       260     15,775
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------

Treasury shares acquired               -         -             -            -                -               -       246     14,411
Exercise of stock options              3         3           469         (526)               -               -       (44)    (2,040)
Net income                             -         -             -      260,209                -               -         -          -
Change in foreign currency
 translation                           -         -             -            -            1,721               -         -          -
Change in unrealized
 depreciation of investments
 net of change in deferred income
 taxes of $50,105                      -         -             -            -                -         (93,640)        -          -
Dividends (declared per
 common share $1.14, paid per
 common share $1.09)                   -         -             -      (47,507)               -               -         -          -
                                  ------   -------    ----------   ----------   --------------  --------------    ------    -------
Balance, December 31, 1994        42,077   $42,077      $719,750   $1,057,092          $   503        $(86,560)      462    $28,146
                                  ======   =======    ==========   ==========   ==============  ==============    ======    =======

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Inc. and Subsidiaries

Consolidated Statements of Cash Flows

                                                                           Years ended December 31
                                                                 -----------------------------------------
Dollars in thousands                                                    1994           1993           1992
                                                                 -----------   ------------   ------------
Cash flows from operating activities:
  Net income                                                     $   260,209   $    259,033   $    188,707
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Increase in accrued investment income                            (13,692)        (7,238)        (9,886)
    Increase in deferred acquisition costs                           (12,564)       (10,033)       (13,278)
    Increase in prepaid reinsurance premiums                         (15,941)        (6,143)        (4,312)
    Increase in deferred premium revenue                             109,167        206,662        177,515
    Increase in loss and loss adjustment expense reserves              6,413          8,225          4,337
    Depreciation                                                       3,181          2,884          2,353
    Amortization of goodwill                                           5,027          5,069          5,162
    Amortization of bond discount, net                                   619           (702)           672
    Net realized gains on sale of investments                         (9,609)        (9,727)        (9,834)
    Deferred income taxes                                             19,067          7,531          8,652
    Other, net                                                        24,560         15,301         (9,628)
                                                                 -----------   ------------   ------------
    Total adjustments to net income                                  116,228        211,829        151,753
                                                                 -----------   ------------   ------------
    Net cash provided by operating activities                        376,437        470,862        340,460
                                                                 -----------   ------------   ------------

Cash flows from investing activities:
  Purchase of fixed maturity securities, net of
   payable for investments purchased                              (1,017,306)      (816,551)      (961,976)
  Sale of fixed maturity securities, net of receivable
   for investments sold                                              515,548        241,711        371,693
  Redemption of fixed maturity securities, net of
   receivable for investments redeemed                               128,274        225,608         40,947
  Sale of short-term investments, net                                  3,547        (40,461)        26,621
  Purchase of other investments                                       (7,864)       (37,778)       (31,766)
  Sale of other investments                                           95,320              -          1,761
  Purchases for municipal investment agreement
   portfolio, net of payable for investments purchased            (1,627,561)      (561,187)             -
  Sales from municipal investment agreement portfolio,
   net of receivable for investments sold                            585,648         70,456              -
  Capital expenditures, net of disposals                              (4,075)        (6,770)        (9,128)
                                                                 -----------   ------------   ------------
    Net cash used by investing activities                         (1,328,469)      (924,972)      (561,848)
                                                                 -----------   ------------   ------------

Cash flows from financing activities:
  Net proceeds from issuance of common stock                               -              -        144,656
  Dividends paid                                                     (45,513)       (37,342)       (28,673)
  Net proceeds from issuance of long-term debt                             -              -         98,900
  Purchase oftreasury stock                                          (14,411)       (15,255)             -
  Proceeds from issuance of municipal investment agreements        1,786,574        518,245              -
  Payments for drawdowns of municipal investment agreements         (771,156)       (27,381)             -
  Exercise of stock options                                            1,986          7,109         13,304
                                                                 -----------   ------------   ------------
    Net cash provided by financing activities                        957,480        445,376        228,187
                                                                 -----------   ------------   ------------
Net increase (decrease) in cash and cash equivalents                   5,448         (8,734)         6,799
Cash and cash equivalents - beginning of year                          2,492         11,226          4,427
                                                                 -----------   ------------   ------------
Cash and cash equivalents - end of year                          $     7,940     $    2,492   $     11,226
                                                                 -----------   ------------   ------------

Supplemental cash flow disclosures:
  Income taxes paid                                              $    53,921     $   53,597   $    41,270
  Interest paid:
    Long-term debt                                               $    26,575     $   26,416   $    18,416
    Municipal investment agreements                                   36,225            358             -
                                                                 ===========   ============   ===========

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Business and Organization

MBIA Inc. (the"Company") was incorporated in Connecticut on November 12,1986 as a licensed insurer and, through the following series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the "Association"), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies:

. The Company acquired for $17 million all of the outstanding common stock of a New York domiciled insurance company and changed the name of the insurance company to Municipal Bond Investors Assurance Corporation ("MBIA Corp."). Prior to the acquisition, all of the obligations of this company were reinsured and/or indemnified by the former owner.

. Four of the five member companies of the Association together with their affiliates purchased all of the outstanding common stock of the Company and entered into reinsurance agreements whereby they ceded to the Company substantially all of the net unearned premiums on existing and future Association business and the interest in, or obligation for, contingent commissions resulting from their participation in the Association. The Company's reinsurance obligations were then assumed by MBIA Corp. The participation of these four members aggregated approximately 89% of the net insurance in force of the Association. The net assets transferred from the predecessor included the cash transferred in connection with the reinsurance agreements, the related deferred acquisition costs and contingent commissions receivable, net of the related unearned premiums and contingent commissions payable. The deferred income taxes inherent in these assets and liabilities were recorded by the Company. Contingent commissions receivable (payable) with respect to premiums earned prior to the effective date of the reinsurance agreements by the Association in accordance with statutory accounting practices, remained as assets (liabilities) of the member companies.

. The Company acquired from an unrelated company for $68 million all of the outstanding common stock of Municipal Issuers Service Corporation ("MISC"), and certain related companies, which had been the managing general agency of the Association.

     Effective December 31, 1989, the Company acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. ("BIG"), the parent company of Bond Investors Guaranty Insurance Company ("BIG Ins."), which was subsequently renamed MBIA Insurance Corp. of Illinois ("MBIA Illinois"). The acquisition of BIG has been accounted for as a purchase and the price was allocated to the net assets of the acquired company based on the market value of such assets and liabilities at the date of acquisition.

     In January 1990, MBIA Illinois ceded its portfolio of net insured obligations in exchange for cash and investments equal to its unearned premium reserve of $153 million to MBIA Corp. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. The insured portfolio acquired from BIG consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31,1990, BIG was merged into MBIA Illinois.

     Also in 1990, the Company formed MBIA Assurance S.A. ("MBIA Assurance"), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 and, pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     At the end of 1990, MBIA Municipal Investors Service Corporation ("MBIA/MISC") was formed as a subsidiary of the Company. MBIA/ MISC operates a cooperative cash management program for school districts and municipalities under the product name CLASS.

     At the end of 1992, the Company and Caisse des Depots et Consignations ("Caisse des Depots") established a jointly owned company, MBIA Investors Capital Corp. ("MICC") to offer a tender option bond program named TOPSTAR(SM). MICC purchased long-term, high quality municipal bonds, attached a tender option agreement and resold the securities as synthetic short-term instruments. MICC was managed by the Company and CDC Capital Inc., a subsidiary of Caisse des Depots in New York. In August of 1994, the Company sold its 49% ownership interest.

MBIA Inc. and Subsidiaries

     In 1993, the Company formed a wholly owned subsidiary, MBIA Investment Management Corp. ("IMC"), with the principal purpose of providing guaranteed investment agreements guaranteed as to principal and interest for states, municipalities and municipal authorities. IMC commenced operations in August 1993.

     Also in 1993, MBIA Corp. assumed the remaining business from the fifth member of the Association.

     In 1994, the Company formed a wholly owned subsidiary, MBIA Securities Corp. ("SECO"), to provide fixed income investment management and trading services for the Company and its municipal cash management service businesses.

2. Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). Significant accounting policies are as follows:

Consolidation
The consolidated financial statements include the accounts of the Company, MBIA Corp., MBIA Illinois, MBIA Assurance, SECO, MISC, MBIA/MISC, IMC and BIG Services, Inc. The investment in MICC was accounted for on the equity method. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and demand deposits with banks.

Investments
Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") 115. In accordance with SFAS 115, the Company reclassified its entire investment portfolio (including "Fixed maturity securities" and its "Municipal investment agreement portfolio") as "available-for-sale." Pursuant to SFAS 115, securities classified as available-for-sale are required to be reported in the financial statements at market value, with unrealized gains and losses reflected as a separate component of shareholders' equity. The cumulative effect of the Company's adoption of SFAS 115 was a decrease in shareholders' equity at December 31, 1994 of $87.3 million, net of taxes. The adoption of SFAS 115 had no effect on the Company's earnings. As required under SFAS 115, prior years' financial statements have not been restated. Accordingly, Fixed maturity securities and the Municipal investment agreement portfolio reported in the Company's consolidated balance sheet at December 31, 1993 are reflected at amortized cost, based on the Company's then stated intention to hold such securities to maturity.

     Bond discounts and premiums are amortized on the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates market value. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

     The municipal investment agreement portfolio is composed of fixed maturity securities and short-term investments which are subject to the accounting policies discussed above. Realized gains or losses from the municipal investment agreement portfolio are determined by specific identification. Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services income as earned. Municipal investment agreement portfolio accrued interest income, receivables for investments sold and payables for investments purchased are included in the respective consolidated accounts.

     Other investments consist primarily of marketable equity securities and the Company's interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. The Company records dividends from its investment in marketable equity securities and its share of limited partnerships and mutual funds as a component of investment income. In addition, the Company records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholders' equity.

Premium Revenue Recognition
Premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity.When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where the Company insures the refunding issue, is earned at that time, since there is no longer risk to the Company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

Policy Acquisition Costs
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. For business assumed from the Association, such costs were comprised of management fees, certain rating agency fees and marketing and legal costs, reduced by ceding commissions received by the Association on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

Losses and Loss Adjustment Expenses
Reserves for losses and loss adjustment expenses ("LAE") are established in an amount equal to the Company's estimate of the identified and unidentified losses, including costs of settlement on the obligations it has insured.

      To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and loss adjustment expenses associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case basis reserves. Management of the Company periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

Municipal Investment Agreements
Municipal investment agreements are recorded as liabilities on the balance sheet at the time such agreements are executed. The liability for a municipal investment agreement is carried at the face value of the agreement plus accrued interest, whereas the related assets are recorded at market value. Interest expense on municipal investment agreements is computed daily based upon the outstanding liability balance at rates specified in the agreements and is included in investment management services income.

Contingent Commissions
Contingent commissions may be receivable from the Company's and the Association's reinsurers under various reinsurance treaties and are accrued as the related premiums are earned.

Investment Management Services Operations
Investment management services income is composed of the net investment income and operating revenues of MBIA/MISC, IMC, SECO and the Company's equity in the earnings of MICC. In 1994, investment management services income also included the net proceeds from the sale of the Company's 49% ownership interest in MlCC. The operating expenses of MBIA/MISC, IMC and SECO are reported in investment management services expenses.

Income Taxes
Deferred income taxes are provided in respect of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income additions to the statutory contingency reserve subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. The Company records purchases of tax and loss bonds as payments of Federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time the Company may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Property and Equipment
Property and equipment consists of the Company's headquarters, furniture, fixtures and equipment, which are recorded at cost and, exclusive of land, are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expenses as incurred.

MBIA Inc. and Subsidiaries

Goodwill
Goodwill represents the excess of the cost of the acquisitions of MBIA Corp., MISC and MBIA Illinois over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. and MISC is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

Earnings Per Share
Earnings per share are computed based on the weighted average number of shares, including common stock equivalents, outstanding during each period.

Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated at current exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholders' equity.

3. Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

. premiums are earned only when the related risk has expired rather than over the period of the risk;

. acquisition costs are charged to operations as incurred rather than as the related premiums are earned;

. contingent commissions are accrued when the related earned premiums are recognized;

. a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established, at present value, for specific insured issues which are identified as currently or likely to be in default. Under GAAP, reserves are established based on the Company's reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

. Federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP deferred income taxes are provided with respect to temporary differences;

. fixed maturity securities are reported at amortized cost rather than market;

. tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

. certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

     The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the Company and consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries, MBIA Illinois and MBIA Assurance:

                                            As of December 31
                                  -----------------------------------
In thousands                            1994         1993        1992
                                  ----------   ----------  ----------
Company's GAAP
 shareholders' equity             $1,704,716   $1,596,358  $1,382,130
Contributions to MBIA Corp.          273,273      263,411     251,561
Premium revenue recognition         (296,524)    (242,577)   (210,179)
Deferral of acquisition costs       (133,048)    (120,484)   (110,451)
Unrealized losses (gains)            132,852       (3,447)     (1,783)
Contingent commissions                (1,706)      (1,880)     (2,185)
Contingency reserve                 (620,988)    (539,103)   (403,875)
Loss and loss adjustment
 expense reserves                     18,181       26,262      11,085
Deferred income taxes                 69,371      100,393      90,909
Tax and loss bonds                    50,471       25,771      31,454
Goodwill                            (110,543)    (115,503)   (120,505)
Other                                 23,983      (11,465)    (22,168)
                                  ----------   ----------  ----------
Statutory capital and surplus     $1,110,038   $  977,736  $  895,993
                                  ==========   ==========  ==========

  Consolidated net income of MBIA Corp., determined in accordance with statutory accounting practices for the years ended December 31, 1994, 1993 and 1992 was $224.9 million, $258.4 million and $189.6 million, respectively.

4. Premiums Earned from Refunded
   and Called Bonds

Premiums earned include $53.0 million, S85.6 million and $43.1 million for 1994,1993 and 1992, respectively, related to refunded and called bonds.

5. Investments

The Company's investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital and claims-paying capability through maintenance of high quality investments with adequate liquidity and by the avoidance of excessive interest rate risk exposure through prudent maturity selection. The Company's investment policies limit the amount of credit exposure to any one issuer. The fixed maturity portfolio comprises high quality (average Double-A) taxable and tax-exempt investments of diversified maturities.

     The following tables set forth the amortized cost and market value of the fixed maturities included in the consolidated investment portfolio of the Company, as of December 31, 1994 and 1993. Included in the 1994 and 1993 balances are the fixed maturities held in the municipal investment agreement portfolio, which had an amortized cost of $1,645.6 million and $416.4 million, respectively.


                                              Gross       Gross
                              Amortized  Unrealized  Unrealized       Market
In thousands                       Cost       Gains      Losses        Value
                             ----------  ----------  ----------  -----------
December 31, 1994
Taxable bonds
  United States Treasury
   and Government Agency     $  851,817    $  3,061    $(23,564) $   831,314
  Corporate and other
   obligations                1,521,241       2,441     (74,943)   1,448,739
Tax-exempt bonds
  State and municipal
   obligations                2,396,384      36,631     (77,998)   2,355,017
                             ----------  ----------  ----------  -----------
Total fixed maturities       $4,769,442     $42,133   $(176,505)  $4,635,070
                             ----------  ----------  ----------  -----------

                                              Gross       Gross
                              Amortized  Unrealized  Unrealized       Market
In thousands                       Cost       Gains      Losses        Value
                             ----------  ----------  ----------  -----------
Taxable bonds
  United States Treasury
   and Government Agency     $  457,060  $   17,541  $      791   $  473,810
  Corporate and other
   obligations                  702,446      27,727       4,399      725,774
Tax-exempt bonds
  State and municipal
   obligations                2,053,585     177,285         695    2,230,175
                             ----------  ----------  ----------  -----------
Total fixed maturities       $3,213,091  $  222,553  $    5,885   $3,429,759
                             ==========  ==========  ==========  ===========

     Fixed maturity investments carried at market value of $7.4 million at December 31,1994 and at amortized cost of $7.6 million at December 31,1993, were on deposit with various regulatory authorities to comply with insurance laws.

     The table below sets forth the distribution by expected maturity of the fixed maturities and short-term investments at amortized cost and market value at December 31,1994. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


In thousands                            Amortized Cost     Market Value
                                        --------------     ------------
Maturity
Within 1 year                               $  274,561       $  274,069
Beyond 1 year but within 5 years             1,083,227        1,081,284
Beyond 5 years but within 10 years           1,654,248        1,612,247
Beyond 10 years but within 15 years          1,085,374        1,049,278
Beyond 15 years but within 20 years            488,716          462,441
Beyond 20 years                                397,471          369,906
                                            ----------       ----------
Total fixed maturities and
 short-term investments                     $4,983,597       $4,849,225
                                            ==========       ==========

MBIA Inc. and Subsidiaries

6. Investment Income and Gains and Losses

Investment income consists of:

                                   Years ended December 31
                                ----------------------------
In thousands                        1994      1993      1992
                                --------  --------  --------
Fixed maturities                $194,163  $176,344  $148,358
Short-term investments             2,332     3,048     3,047
Other investments                    167     2,206     1,355
                                --------  --------  --------
  Gross investment income        196,662   181,598   152,760
Investment expenses                2,809     2,714     2,282
                                --------  --------  --------
  Net investment income          193,853   178,884   150,478
Net realized gains (losses):
  Fixed maturities                   784     9,112    10,213
  Other investments                9,551       615      (379)
                                --------  --------  --------
  Net realized gains              10,335     9,727     9,834
                                --------  --------  --------
Total investment income         $204,188  $188,611  $160,312
                                ========  ========  ========

     Total investment income excludes investment income and realized gains and losses from MBIA/MISC, IMC and SECO, which are reported in investment management services revenues.

Unrealized gains (losses) consist of:

                                     As of December 31
                                   --------------------
In thousands                            1994       1993
                                   ---------   --------
Fixed maturities:
  Gains                            $  42,133   $222,553
  Losses                            (176,505)    (5,885)
                                   ---------   --------
  Net                               (134,372)   216,668
Other investments:
  Gains                                2,563     10,953
  Losses                              (1,043)       (60)
                                   ---------   --------
  Net                                  1,520     10,893
                                   ---------   --------
Total                               (132,852)   227,561
Deferred income tax (benefit)        (46,292)     3,813
                                   ---------   --------
Unrealized (losses) gains - net     $(86,560)  $223,748
                                   =========   ========

     The deferred tax benefit in 1994 relates primarily to unrealized losses on the Company's fixed maturity investments, which are reflected in shareholders' equity in 1994 in accordance with the Company's adoption of SFAS 115.

The change in net unrealized gains (losses) consists of:

                                       Years ended December 31
                                    ------------------------------
In thousands                             1994       1993      1992
                                    ---------   --------   -------
Fixed maturities                    $(351,040)  $100,413   $19,396
Other investments                      (9,373)     5,505     5,147
                                    ---------   --------   -------
Total                                (360,413)   105,918    24,543
Deferred income tax (benefit)         (50,105)     1,981     1,750
                                    ---------   --------   -------
Unrealized (losses) gains - net     $(310,308)  $103,937   $22,793
                                    =========   ========   =======

7. Income Taxes

Effective January 1,1993, the Company changed its method of accounting for income taxes from the income statement-based deferred method to the balance sheet-based liability method required by SFAS 109. The Company adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative adjustment, which increased net income and reduced the deferred tax liability by $13.0 million. The cumulative effect represents the impact of adjusting the deferred tax liability to reflect the January 1,1993 tax rate of 34% as opposed to the higher tax rates in effect when certain of the deferred taxes originated. As permitted under the new rules, prior years' financial statements have not been restated.

     SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31,1994 and 1993 are presented below:

In thousands                                   1994       1993
                                           --------   --------
Deferred tax assets
  Tax and loss bonds                       $ 50,332   $ 24,168
  Unrealized losses                          46,292          -
  Alternative minimum tax credit
   carryforward                              22,391      7,570
  Loss and loss adjustment expense
   reserves                                   6,363      9,192
  Other                                       4,008      3,084
                                           --------   --------
    Total gross deferred tax assets         129,386     44,014
                                           --------   --------

Deferred tax liabilities
  Contingency reserve                        91,439     47,621
  Deferred premium revenue                   54,523     45,903
  Deferred acquisition costs                 48,900     44,502
  Unrealized gains                                -      3,813
  Contingent commissions                      4,746      4,744
  Other                                       6,621      5,312
                                           --------   --------
    Total gross deferred tax liabilities    206,229    151,895
                                           --------   --------
Net deferred tax liability                 $ 76,843   $107,881
                                           ========   ========

     Under SFAS 109, a change in the Federal tax rate requires a restatement of deferred tax assets and liabilities. Accordingly, the restatement for the change in the 1993 Federal tax rate resulted in a $5.5 million or $0.13 per share increase in the tax provision, of which $3.2 million or $0.08 per share resulted from the recalculation of deferred taxes at the new Federal rate.

The provision for income taxes is composed of:

                     Years ended December 31
                    -------------------------
In thousands           1994     1993     1992
                    -------  -------  -------
Current             $50,146  $57,299  $46,902
Deferred             19,067   20,626    8,652
                    -------  -------  -------
Total               $69,213  $77,925  $55,554
                    =======  =======  =======

The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the Company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the Company's lower effective tax rates are as follows:

                               Years ended December 31
                             -------------------------
In thousands                    1994     1993     1992
                             -------  -------  -------
Income taxes computed on
 pre-tax financial income at
 statutory rates                35.0%    35.0%    34.0%
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest          (12.9)   (11.4)   (12.4)
  Amortization of goodwill       0.5      0.6      0.7
  Other, net                    (1.6)    (0.2)     0.4
                             -------  -------  -------
  Provision for income taxes    21.0%    24.0%    22.7%
                             =======  =======  =======

8. Dividends and Capital Requirements

Under NewYork Insurance Law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the Superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had approximately $73 million available for the payment of dividends as of December 31, 1994. In 1994, 1993 and 1992, MBIA Corp. declared and paid dividends of $38 million, $50 million and $22 million, respectively, to the Company.

     The insurance departments of New York State and certain other states and the agencies which rate the bonds insured by MBIA Corp. have various requirements with which MBIA Corp. was in compliance as of December 31, 1994, relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force.

9. Long-term Debt and Lines of Credit


Long-term debt consists of:

                                 As of December 31
                               --------------------
In thousands                       1994        1993
                               --------    --------
9.000% Notes due 2001          $100,000    $100,000
9.375% Notes due 2011           100,000     100,000
8.200% Debentures due 2022      100,000     100,000
                               --------    --------
                                300,000     300,000
Less unamortized discount         1,210       1,320
                               --------    --------
                               $298,790    $298,680
                               ========    ========

     The Company's long-term debt is subject to certain covenants, none of which significantly restrict the Company's operating activities or dividend-paying ability.

     MBIA Corp. has a standby line of credit commitment in the amount of $600 million with a group of major banks to provide loans to MBIA Corp. after it has incurred cumulative losses (net of any recoveries) from September 30, 1994 in excess of the greater of $500 million and 6.25% of average annual debt service. The obligation to repay loans made under

MBIA Inc. and Subsidiaries
this agreement is a limited recourse obligation payable solely from, and collaterized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term and expires on September 30, 2001, but, subject to approval by the banks, may be annually renewed to extend the term to seven years beyond the renewal date.

     The Company and MBIA Corp. maintain bank liquidity facilities aggregating $250 million. At December 31, 1994, $17 million was outstanding under these facilities.

10. Obligations Under Municipal

Investment Agreements

Obligations under municipal investment agreements are recorded as liabilities on the balance sheet based upon proceeds received at the time such agreements are executed. Upon the occurrence of certain contractually agreed upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1994, the interest rates on these agreements ranged from 3.3% to 8.1%.

     Payments due under these investment agreements in each of the next five years ending December 31, and thereafter, based upon expected withdrawal dates, were as follows:

In thousands                  Principal Amount
                              ----------------
Expected withdrawal date
1995                                $  883,356
1996                                   165,188
1997                                    61,026
1998                                    20,047
1999                                    42,907
Thereafter                             333,758
                                    ----------
                                    $1,506,282
                                    ==========


    A portion of the obligations requires securities to be pledged as collateral. As of December 31, 1994, the market value of securities pledged as collateral with respect to these obligations approximated $399 million.

11. Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal and certain non-municipal bonds and notes. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

     The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of the insured amount by MBIA Corp.

     As of December 31, 1994, insurance in force, net of cessions to reinsurers, has a range of maturity of 1-40 years. Net insurance in force includes international business of $2.5 billion representing 18 issues and $0.3 billion representing 5 issues at December 31, 1994 and 1993, respectively.The distribution of net insurance in force by state and type of bond, excluding IMC's $1,526.1 million and $493.0 million municipal investment agreement liability guaranteed by MBIA Corp. in 1994 and 1993, respectively, is set forth in the tables below:

                                                              As of December 31
                              ---------------------------------------------------------------------------------
                                                1994                                      1993
                              ---------------------------------------   ---------------------------------------
                                                   Number    % of Net                        Number    % of Net
                              Net Insurance     of Issues   Insurance   Net Insurance     of Issues   Insurance
State                              In Force   Outstanding    In Force        In Force   Outstanding    In Force
                              -------------   -----------   ---------   -------------   -----------   ---------
                              (in billions)                             (in billions)
California                           $ 43.9         2,832        14.4%         $ 37.9         2,410        14.2
Florida                                25.4         1,805         8.4            22.9         1,716         8.6
New York                               23.5         4,360         7.7            21.0         4,101         7.9
Pennsylvania                           19.5         2,108         6.4            17.7         1,889         6.6
Texas                                  18.6         2,102         6.1            17.5         1,784         6.5
New Jersey                             15.0         1,590         4.9            11.9         1,298         4.5
Illinois                               14.7         1,139         4.8            12.2         1,120         4.6
Massachusetts                           8.6         1,064         2.8             7.4           959         2.8
Ohio                                    8.3           996         2.7             7.0           915         2.6
Georgia                                 7.4           978         2.5             5.9           815         2.2
All others                            119.6        10,723        39.3           105.4        10,130        39.5
                                     ------        ------       -----          ------        ------       -----
                                     $304.5        29,697       100.0%         $266.8        27,137       100.0
                                     ======        ======       =====          ======        ======       =====


                                                              As of December 31
                              ---------------------------------------------------------------------------------
                                                1994                                      1993
                              ---------------------------------------   ---------------------------------------
                                                   Number    % of Net                        Number    % of Net
                              Net Insurance     of Issues   Insurance   Net Insurance     of Issues   Insurance
State                              In Force   Outstanding    In Force        In Force   Outstanding    In Force
                              -------------   -----------   ---------   -------------   -----------   ---------
                              (in billions)                             (in billions)
Municipal
General obligation                   $ 84.2        11,029        27.7%         $ 72.7        10,310        27.3
Utilities                              56.0         5,087        18.4            50.8         4,640        19.0
Health care                            50.6         2,670        16.6            47.7         2,558        17.9
Special revenue                        22.7         1,291         7.4            20.6         1,153         7.7
Transportation                         21.3         1,486         7.0            19.1         1,431         7.1
Industrial development and
 pollution control revenue             15.1         1,016         5.0            11.2         1,058         4.2
Higher education                       14.0         1,208         4.6            12.7         1,119         4.8
Housing                                13.6         2,663         4.5            14.7         2,614         5.5
Other                                   3.8           124         1.2             2.4            68         0.9
                                     ------        ------       -----          ------        ------       -----
                                      281.3        26,574        92.4           251.9        24,951        94.4
                                     ------        ------       -----          ------        ------       -----
Non-municipal
Asset-/mortgage-backed                 12.8           151         4.2             8.5            94         3.2
Investor-owned utilities                5.7         2,918         1.9             4.5         2,056         1.7
Other                                   4.7            54         1.5             1.9            36         0.7
                                     ------        ------       -----          ------        ------       -----
                                       23.2         3,123         7.6            14.9         2,186         5.6
                                     ------        ------       -----          ------        ------       -----
                                     $304.5        29,697       100.0%         $266.8        27,137       100.0
                                     ======        ======       =====          ======        ======       =====

MBIA Inc. and Subsidiaries

12. Reinsurance

MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and MBIA Illinois were $42.6 billion and $36.8 billion, at December 31, 1994 and 1993, respectively. Ceded insurance in force includes international business of $0.7 billion representing two issues at December 31, 1994. The distribution of ceded insurance in force by state and type of bond is set forth in the tables below:

                                          As of December 31
                         -------------------------------------------------
                                 1994                        1993
                         ---------------------       ---------------------
                                          % of                        % of
                             Ceded       Ceded           Ceded       Ceded
                         Insurance   Insurance       Insurance   Insurance
State                     In Force    In Force        In Force    In Force
                         ---------   ---------       ---------   ---------
                     (in billions)               (in billions)
California                   $ 7.5        17.6%          $ 5.7        15.5%
New York                       4.9        11.5             4.2        11.4
Pennsylvania                   2.6         6.1             2.7         7.3
Texas                          2.5         5.9             2.6         7.1
Illinois                       2.3         5.4             1.9         5.2
Florida                        2.1         4.9             1.9         5.2
New Jersey                     2.0         4.7             0.9         2.4
District of Columbia           1.6         3.8             0.9         2.4
Washington                     1.2         2.8             1.1         3.0
Puerto Rico                    1.1         2.6             1.1         3.0
Ohio                           0.9         2.1             0.7         1.9
Massachusetts                  0.9         2.1             0.8         2.2
All others                    13.0        30.5            12.3        33.4
                             -----       -----           -----       -----
                             $42.6       100.0%          $36.8       100.0%
                             =====       =====           =====       =====

                                          As of December 31
                         -------------------------------------------------
                                 1994                        1993
                         ---------------------       ---------------------
                                          % of                        % of
                             Ceded       Ceded           Ceded       Ceded
                         Insurance   Insurance       Insurance   Insurance
Type of Bond              In Force    In Force        In Force    In Force
                         ---------   ---------       ---------   ---------
                     (in billions)               (in billions)
Municipal
General obligation           $ 9.7        22.8%          $ 8.3        22.5
Utilities                      8.5        20.0             8.8        23.9
Health care                    6.5        15.3             6.8        18.5
Transportation                 4.5        10.6             3.1         8.4
Industrial development
and pollution
control revenue                2.9         6.8             0.3         0.8
Special revenue                2.7         6.3             2.6         7.1
Higher education               1.2         2.8             0.9         2.4
Housing                        1.0         2.3             1.2         3.3
Other                          1.5         3.5             1.8         4.9
                             -----       -----           -----       -----
                              38.5        90.4            33.8        91.8
                             -----       -----           -----       -----

Non-municipal
Asset-/mortgage-backed         2.7         6.3             2.1         5.7
Other                          1.4         3.3             0.9         2.5
                             -----       -----           -----       -----
                               4.1         9.6             3.0         8.2
                             -----       -----           -----       -----
                             $42.6       100.0%          $36.8       100.0%
                             =====       =====           =====       =====

Gross premiums written include $0.2 million in 1994, $5.4 million in 1993 and $5.0 million in 1992 related to the reassumption by MBIA Corp. of reinsurance previously ceded. Also included in gross premiums in 1993 is $10.8 million of premiums assumed from a member of the Association. Ceded premiums written are net of $1.6 million in 1994, $2.5 million in 1993 and $4.7 million in 1992 related to the reassumption of reinsurance previously ceded by MBIA Corp.

     Effective January 1,1993, the Company adopted SFAS 113. Under SFAS 113, assets and liabilities relating to reinsurance contracts must be shown gross of the effects of reinsurance. SFAS 113 also established guidelines to determine whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit.

13. Pension and Profit Sharing Plans

The Company has a pension plan covering all eligible employees. The pension plan is a defined contribution plan and the Company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1994, 1993 and 1992 was $3.3 million, $3.3 million and $2.8 million, respectively. The Company also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. The Company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit sharing plan aggregated $1.4 million, $1.4 million and $1.1 million for the years ended December 31, 1994, 1993 and 1992, respectively. The 401(k) plan company match amounts are invested in common stock of the Company. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $2.6 million, $2.6 million and $2.2 million for the years ended December 31, 1994, 1993 and 1992, respectively, are included in policy acquisition costs.


Effective January 1, 1993, the Company adopted SFAS 106. Under SFAS 106, companies are required to accrue the cost of employee post-retirement benefits other than pensions during the years that employees render service. Prior to January 1, 1993, the Company had accounted for these post-retirement benefits on a cash basis. In 1993, the Company adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative effect adjustment which decreased net income and increased other liabilities by $0.1 million. As of January 1, 1994, the Company eliminated these post-retirement benefits.

14. Common Stock Incentives

On March 2, 1987, the Company adopted a plan for key employees of the Company and its subsidiaries to enable those employees to acquire shares of common stock of the Company or to benefit from appreciation in the price of the common stock of the Company. Options granted will either be Incentive Stock Options ("ISOs"), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options ("NQSOs").

ISOs and NQSOs may be granted at a price not less than 100% of the market value of the Company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire 10 years from the date of grant (or shorter if specified or following termination of employment).

The Board of Directors of the Company has authorized a maximum of 3,753,011 shares of the Company's common stock to be granted as options. As of December 31, 1994, 3,251,937 options had been granted net of expirations and cancellations, leaving the total amount available for future grants at 501,074. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at date of grant. The options granted since 1990 are exercisable in five equal annual installments commencing one year after the date of grant. Accelerated vesting and exercisability of those options is possible if the Company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

MBIA Inc. and Subsidiaries

Additional information with respect to stock options is summarized below:

                                               1994
                                     -------------------------
                                        Number    Option Price
Options                              of Shares       Per Share
                                     ---------  --------------
Outstanding at beginning of year     1,591,487  $16.50 -69.00
Granted                                552,700   50.125-60.125
Exercised                               47,080   23.50 -50.00
Expired or cancelled                     6,020   35.125-69.00
                                     ---------  --------------
Outstanding at year-end              2,091,087  $16.50 -69.00
                                     ---------  --------------
Exercisable at year-end              1,376,847  $16.50 -69.00
                                     =========  ==============
                                               1993
                                     -------------------------
                                        Number    Option Price
Options                              of Shares       Per Share
                                     ---------  --------------
Outstanding at beginning of year     1,559,675   $16.50 -50.00
Granted                                208,400           69.00
Exercised                              170,588    16.50 -50.00
Expired or cancelled                     6,000    35.125-69.00
                                     ---------  --------------
Outstanding at year-end              1,591,487   $16.50 -69.00
                                     ---------  --------------
Exercisable at year-end              1,141,301   $16.50 -50.00
                                     =========  ==============
                                               1992
                                     -------------------------
                                        Number    Option Price
Options                              of Shares       Per Share
                                     ---------  --------------
Outstanding at beginning of year     1,749,553   $16.50-41.125
Granted                                217,000          50.00
Exercised                              394,820    16.50-41.125
Expired or cancelled                    12,058    16.50-50.00
                                     ---------  --------------
Outstanding at year-end              1,559,675   $16.50-50.00
                                     ---------  --------------
Exercisable at year-end              1,014,450   $16.50-41.125
                                     =========  ==============

15. Shareholders' Rights Plan

In December 1991, the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock. Each Right entitles its holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights are attached to the common stock and will not be transferable separately nor become exercisable until the earlier to occur of (i) ten business days following the date of the public announcement by the Company (the "Shares Acquisition Date") that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Company's common stock and (ii) ten business days (or later as may be determined by the Board of Directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding shares of the Company's common stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the Cornpany's common stock, if the Board of Directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold.

If the acquiring person or group acquires beneficial ownership of 10% or more of the Company's common stock (except pursuant to a tender or exchange offer for all outstanding common stock of the Company, determined by the Company's independent directors to be at a fair price and in the best interests of the Company and its shareholders), each holder of a Right (other than the acquirer) will be entitled to purchase, for $160, that number of shares of common stock of the Company having a market value of $320. Similarly, if after an acquiring person or group so acquires 10% or more of the Company's common stock, the Company is acquired in a merger or other business combination and is not the surviving entity, or its common stock is changed or exchanged in whole or in part, or 50% or more of the Company's assets, cash flow or earning power is sold, each holder of a Right (other than the acquirer) will be entitled to purchase, for $160, that number of shares of common stock of the acquiring company having a market value of $320. The Board of Directors may redeem the Rights in whole at $.01 per Right at any time prior to ten business days following the Shares Acquisition Date. Further, at any time after a person or group acquires 10% or more, but less than 50%, of the Company's common stock, the Board of Directors of the Company may exchange the Rights (other than those held by the acquirer) in whole or in part, at an exchange ratio of one share of common stock per Right. The Board of Directors may also amend the Rights at any time prior to the Shares Acquisition Date. The Rights will expire on December 12, 2001, unless earlier redeemed or exchanged.

16. Related Party Transactions

The business assumed from the Association, relating to insurance on unit investment trusts sponsored by two members of the Association, includes deferred premium revenue of $1.9 million and $2.3 million at December 31, 1994 and 1993, respectively.

In 1993, MBIA Corp. assumed the balance of $10.8 million of deferred premium revenue from the member of the Association which had not previously ceded its insurance portfolio to MBIA Corp. Also in 1993, MBIA Corp. assumed $0.4 million of deferred premium revenue relating to one of the trusts which was previously ceded to an affiliate of an Association member.

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a principal shareholder, which had their Standard & Poor's claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million. These surety bonds remain outstanding as of December 31, 1994.

Included in other investments are 78,000 shares of common stock of Credit Local de France, a major shareholder, which were purchased by the Company for $3.0 million in 1991.

The Company has investment management and advisory agreements with an affiliate of a principal shareholder, which provides for payment of fees on assets under management. Total related expenses for the years ended December 31, 1994, 1993 and 1992 amounted to $2.6 million, $2.5 million and $2.1 million, respectively.

The Company has various insurance averages provided by a principal shareholder, the cost of which totaled $1.9 million, $2.0 million and $2.2 million, respectively, for the years ended December 31, 1994, 1993 and 1992.

The Company has outstanding letters of credit for MBIA/ MISC that are intended to support the net asset value of the investments managed by MBIA/ MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.

17. Public Offerings of Common Stock

In February 1992, the Company completed a public offering of 9.4 million shares of the Company's common stock. Of the shares offered, 7.9 million were sold by existing shareholders and 1.5 million were new shares offered by the Company. The Company realized $69.6 million in new capital from the offering.

In October 1992, the Company completed a public offering of 1.8 million shares of the Company's common stock. The offering consisted of 1.4 million new shares sold by the Company and 0.4 million shares sold by an existing shareholder. The Cornpany realized $75.1 million in new capital from the offering.

18. FairValue of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by the Company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed maturity securities - The fair value of fixed maturity securities equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments- Short-term investments are carried at amortized cost which, because of their short duration, is a reasonable estimate of fair value.

Other investments - Other investments consist principally of marketable equity securities as well as the Company's interest in limited partnerships and a mutual fund, both of which invest primarily in marketable equity securities. The fair value of other investments is based on quoted market prices.

MBIA Inc. and Subsidiaries

Municipal investment agreement portfolio - The municipal investment agreement portfolio is composed of fixed maturity securities and short-term investments. Its fair value equals the quoted market price, if available, of its fixed maturities plus the amortized cost of its short-term investments, which because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed maturity security, fair value is estimated using quoted market prices for similar securities.

Cash and cash equivalents, receivable for investments sold and payable for investments purchased - The carrying amounts of these items are a reasonable estimate of their fair value.

Prepaid reinsurance premiums - The fair value of the Company's prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

Deferred premium revenue - The fair value of the Company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

Loss and loss adjustment expense reserves - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Long-term debt - The fair value is estimated based on the quoted market prices for the same or similar securities.

Municipal investment agreements - The fair value of municipal investment agreements is estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

Installment premiums - The fair value is derived by calculating the present value of the estimated future cash flow stream at the Company's estimated cost of capital.


                          As of December 31, 1994    As of December 31, 1993
                          --------------------------------------------------
                            Carrying    Estimated      Carrying    Estimated
In thousands                  Amount   Fair Value        Amount   Fair Value
                          ----------   ----------    ----------   ----------
Assets:
Fixed maturity
 securities               $3,051,906   $3,051,906    $2,796,699   $3,015,527
Short-term
 investments                 121,384      121,384       104,205      104,205
Other investments             17,550       17,550       104,681      104,681
Municipal
 investment
 agreement
 portfolio                 1,675,935    1,675,935       538,751      536,591
Cash and cash
 equivalents                   7,940        7,940         2,492        2,492
Prepaid reinsurance
 premiums                    186,492      159,736       170,551      141,441
Receivable for
 investments sold                945          945        31,903       31,903

Liabilities:
Deferred premium
 revenue                   1,512,211    1,295,305     1,402,807    1,173,882
Loss and loss
 adjustment
 expense reserves             40,148       40,148        33,735       33,735
Long-term debt               298,790      299,315       298,680      357,950
Municipal
 investment
 agreements                1,526,133    1,476,426       493,014      491,534
Payable for
 investments
 purchased                   209,966      209,966       111,279      111,279

Off-balance-sheet
 instruments:
Installment
 premiums                          -      176,944             -      186,490
                          ==========   ==========    ==========   ==========

19. Quarterly Financial Information (Unaudited)

A summary of selected quarterly income statement information follows:

Dollars in thousands except per share amounts
1994                                                             First    Second      Third     Fourth       Year
                                                              --------  --------   --------   --------   --------
Gross premiums written                                        $84,311   $109,975   $ 80,099   $ 86,451   $360,836
Net premiums written                                           76,513     91,098     68,088     75,856    311,555
Premiums earned                                                54,452     53,688     54,730     55,459    218,329
Investment income and realized gains and losses                52,637     50,502     50,158     50,165    203,462
All other revenues                                              2,538      5,884      5,124      4,199     17,745
Income before income taxes                                     82,909     83,022     82,513     80,978    329,422
Net income                                                    $65,741   $ 64,951   $ 65,047   $ 64,470   $260,209
                                                              =======   ========   ========   ========   ========
Net income per common share                                   $  1.56   $   1.54   $   1.54   $   1.53   $   6.18
                                                              =======   ========   ========   ========   ========
1993                                                            First     Second      Third     Fourth       Year
                                                              -------   --------   --------   --------   --------
Gross premiums written                                        $98,025   $154,315   $110,022   $116,985   $479,347
Net premiums written                                           89,189    133,992    103,535    105,079    431,795
Premiums earned                                                53,465     58,921     61,237     57,653    231,276
Investment income and realized gains and losses                45,014     47,287     46,333     50,063    188,697
All other revenues                                              1,834      2,726      2,652      1,793      9,005
Income before income taxes                                     75,379     82,404     84,405     81,847    324,035
Net income                                                    $72,651   $ 63,841   $ 59,817   $ 62,724   $259,033
                                                              =======   ========   ========   ========   ========
Net income per common share                                   $  1.71   $   1.50   $   1.41   $   1.48   $   6.10
                                                              =======   ========   ========   ========   ========
1992                                                            First     Second      Third     Fourth       Year
                                                              -------   --------   --------   --------   --------
Gross premiums written                                        $72,701   $110,460   $ 80,302   $105,269   $368,732
Net premiums written                                           64,491    101,639     72,763     97,251    336,144
Premiums earned                                                38,751     40,546     40,555     43,089    162,941
Investment income and realized gains and losses                35,966     39,960     40,437     43,949    160,312
All other revenues                                                641        791      1,325      1,903      4,660
Income before income taxes                                     56,191     61,196     62,495     64,379    244,261
Net income                                                    $43,213   $ 47,946   $ 48,636   $ 48 912   $188,707
                                                              =======   ========   ========   ========   ========
Net income per common share                                   $  1.09   $   1.18   $   1.19   $   1.16   $   4.62
                                                              =======   ========   ========   ========   ========

Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

MBIA Inc. and Subsidiaries

Senior Officers

MBIA Inc.

David H. Elliott
Chairman and
Chief Executive Officer

Richard L. Weill
President

Robert R. Godfrey
Executive Vice President

James E. Malling
Executive Vice President

Hilda H. Boas
Senior Vice President

Janis Strong Christensen
Senior Vice President

Louis G. Lenzi
General Counsel and
Secretary

Julliette S. Tehrani
Senior Vice President and
Controller

Arthur M. Warren
Senior Vice President and
Chief Financial Officer

Christopher W. Tilley
Vice President and Treasurer


Municipal Bond Investors
Assurance Corporation

David H. Elliott
Chairman and
Chief Executive Officer

Richard L. Weill
President

Neil G. Budnick
Senior Vice President,
Assistant to the Chairman

Louis G. Lenzi
General Counsel and
Secretary

Thomas O. Scherer
Senior Vice President,
Director of Risk Assessment


Insurance Operations

William P. Condon
Senior Vice President,
Director of Public Finance Group

Gary P. Karvelis
Senior Vice President, Director
of Secondary Market Products

Thomas A. Landers
Senior Vice President,
Director of Market Research

David C. Stevens
Senior Vice President, Director
of Insured Porfolio Management


Corporate Marketing,
Corporate Development and
Human Resources

James E. Malling
Executive Vice President

Hilda H. Boas
Senior Vice President,
Director of Human Resources and
Corporate Administration

Margaret D. Garfunkel
Senior Vice President, Director
of Corporate Development

Paul C. O'Shea
Senior Vice President, Director
of Corporate Marketing


Finance

Arthur M. Warren
Senior Vice President and
Chief Financial Officer

Julliette S. Tehrani
Senior Vice President, Director
of Finance and Controller

Christopher W. Tilley
Vice President and Treasurer


Marketing Services

Robert R. Godfrey
Executive Vice President

William G. Gallagher
Senior Vice President, Director
of Institutional, Retail and
Issuer Marketing


Underwriting Policy and
Review

Janis Strong Christensen
Senior Vice President, Director of
Underwriting Policy and Review


MBIA Assurance S.A.

Michael J. Maguire
Senior Vice President,
Directeur General

Serge Marle
Directeur du Developpement


MBIA Investment
Management Corp.

Margaret D. Garfunkel
President


MBIA Municipal Investors
Service Corporation

Leon J. Karvelis, Jr.
President

Francie Heller
Executive Vice President


MBIA Securities Corp.

Robert M. Ohanesian
President


MBIA Capital Corp.

Margaret D. Garfunkel
President

MBIA Inc. and Subsidiaries

Shareholder Information



Corporate Headquarters

MBIA Inc.
113 King Street
Armonk, New York 10504
914 273-4545


Annual Meeting

The annual meeting of shareholders of MBIA Inc. will be held on Thursday, May 11, 1995 at 10:00 a.m. in MBIA Inc.'s offices in Armonk, New York.


Form 10-K

A copy of the company's annual report on Form 10-K to the Securities and Exchange Commission is available on request by writing to Shareholder Information at the address above.


Quarterly Reports

If you would like to receive quarterly reports from MBIA, please contact Shareholder Information at the address or telephone number above. The company mails quarterly shareholder reports only upon request.


Transfer Agent, Registrar and
Dividend Disbursing Agent

Mellon Securities Trust Company
c/o Mellon Securities Transfer Services
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660
800 288-9541


Investor Relations

Gregory R. Diamond
Vice President, Investor Relations
914 765-3014

Arthur M. Warren
Senior Vice President and
Chief Financial Officer
914 765-3010


Exchange Listing

MBIA Inc. common stock is listed on the New York Stock Exchange (ticker symbol: MBI). The approximate number of holders of record, including individual owners, of MBIA's common stock was 509 as of December 31, 1994.


Common Stock Data

                Dividends Paid               Market Price*
                     per Share      High              Low      Close
                --------------    ------     ------------     ------
1994
1st Quarter               $.26    65 1/4           53 1/2     54 5/8
2nd Quarter                .26    61               52 3/4     57 3/8
3rd Quarter                .26    62 1/2           56 5/8     59 5/8
4th Quarter                .31    59 7/8           47 1/4     56 1/8

1993
1st Quarter               $.21   $69 7/8          $55 1/4    $67 7/8
2nd Quarter                .21    68 5/8           61         65 7/8
3rd Quarter                .21    81 1/4           65 1/4     76 3/8
4th Quarter                .26    79 1/4           62 1/2     62 7/8