Form 10-K, Exhibit 13
period 1995-12-31
MBIA INC
filed 1996-03-29
CIK 814585

                                   MBIA INC.
                               1995 ANNUAL REPORT

                        FINANCIAL PRINCIPLES AND REVIEW
TABLE OF CONTENTS

18   Selected Financial and Statistical Data
20 Management's Discussion and Analysis of Financial Condition and Results of Operations
25   Report of Independent Accountants
26   Consolidated Statements of Income
27   Consolidated Balance Sheets
28   Consolidated Statements of Changes in Shareholders' Equity
29   Consolidated Statements of Cash Flows
30   Notes to Consolidated Financial Statements

 MBIA's financial philosophy is an integral part of the operating structure of the company. This philosophy is rooted in the following principles, which provide a framework for decision making -- and have as their ultimate objective maximizing shareholder value.

FINANCIAL CONSERVATISM
MBIA conducts its financial activities based on a high degree of conservatism, which influences every aspect of our operations. This prudence is exemplified by MBIA's sound underwriting procedures, risk-based capital pricing, and a very high-quality investment portfolio.

TRIPLE-A RATINGS
MBIA is dedicated to maintaining its Triple-A claims-paying ratings. Preserving these top-level ratings requires us to maintain a strong financial position, highly dependable liquidity and solid operating cash flows.

SHAREHOLDER RETURNS
MBIA is committed to maximizing total cash returns over the long term. To work toward this goal, we select businesses with demonstrated ability or potential to earn attractive returns on capital and generate value.

                                           MBIA INC. AND SUBSIDIARIES (1)

                                             YEARS ENDED DECEMBER 31

                                  SELECTED FINANCIAL AND STATISTICAL DATA

     The selected financial information in the table below should be read in conjunction with the consolidated financial statements and notes that appear in the pages which follow.

Dollars in millions
 except per share amounts             1995        1994       1993        1992       1991        1990     1989       1988      1987
-------------------------             ----        ----       ----        ----       ----        ----     ----       ----      ----
GAAP SUMMARY INCOME
 STATEMENT DATA:
     Insurance:
       Gross premiums written .....$    348    $    361    $    479    $    369   $    269   $    211   $    159   $   156   $  171
       Net premiums written .......     303         312         432         336        223        181        137       145      152
       Premiums earned ............     215         218         231         163        132        107         91        82       81
       Net investment income ......     220         194         179         150        132        115         80        67       54
       Net realized gains .........      11          10          10          10          3         --         --         1        1
     Investment management services:
       Income .....................      20          16           5           2          1         --         --        --       --
       Net realized losses ........      (6)         (1)         --          --         --         --         --        --       --
     Income before income taxes ...     345         329         324         244        190        165        135       118      108
     Net income ...................     271         260         259         189        145        127        102        92       74
     Net income
      per common share .........   $   6.43    $   6.18    $   6.10    $   4.62   $   3.74   $   3.33   $   2.74   $  2.45   $ 1.98
                                   ========    ========    ========    ========   ========   ========   ========   =======   ======

GAAP SUMMARY
 BALANCE SHEET DATA:
     Investments ..................$  6,607    $  4,867    $  3,544    $  2,529   $  1,961   $  1,724   $  1,501   $ 1,104   $  979
     Total assets .................   7,267       5,456       4,106       3,049      2,438      2,159      1,904     1,309    1,176
     Deferred premium
      revenue ............            1,616       1,512       1,403       1,196      1,019        902        811       520      449
     Loss reserves ................      43          40          34          26         21          5         --        --       --
     Municipal investment and
       repurchase agreements ......   2,642       1,526         493          --         --         --         --        --       --
     Long-term debt ...............     374         299         299         299        199        200        195        --       --
     Shareholders' equity .........   2,234       1,705       1,596       1,382      1,063        932        777       705      620
     Book value per share .........   53.19       40.96       38.18       33.00      27.58      24.35      21.08     18.80    16.54
     Dividends declared
      per common share                 1.31        1.14         .94         .76        .62        .48        .41       .19      .12
                                       ====        ====         ===         ===        ===        ===        ===       ===      ===

STATUTORY FINANCIAL
 HIGHLIGHTS
     Net premiums written .........$    297    $    310    $    440    $    339   $    223   $    355   $    135   $   150   $  156
     Net income ...................     278         225         258         190        149        127         84        71       42

     Capital and surplus ..........   1,274       1,110         978         896        647        579        485       376      361
     Contingency reserve ..........     744         621         539         404        316        261        216       154      112
                                   --------    --------    --------    --------   --------   --------   --------   -------   ------
       Qualified statutory
        capital .......               2,018       1,731       1,517       1,300        963        840        701       530      473
     Unearned premium reserve .....   1,733       1,620       1,474       1,242      1,044        926        828       591      507
     Loss reserves ................       7          22           8          14         12         --         --        --       --
                                   --------    --------    --------    --------   --------   --------   --------   -------   ------
        Total policyholders'
         reserves ....                3,758       3,373       2,999       2,556      2,019      1,766      1,529     1,121      980
     Present value of
      installment premiums              235         177         186         173        151        134         90        82       82
     Standby line of credit .......     650         600         575         500        500        500        325        --       --
                                   --------    --------    --------    --------   --------   --------   --------   -------   ------
       TOTAL CAPITAL RESOURCES ....   4,643       4,150       3,760       3,229      2,670      2,400      1,944     1,203    1,062
                                      =====       =====       =====       =====      =====      =====      =====     =====    =====


FINANCIAL RATIOS:
     GAAP
       Loss ratio .................     4.9%        3.7%        3.4%        3.4%      13.0%       4.7%       0.0%      0.0%     0.0%
       Underwriting expense ratio .    29.3        28.8        27.4        32.0       30.1       33.7       38.5      39.6     35.2
       Combined ratio .............    34.2        32.5        30.8        35.4       43.1       38.4       38.5      39.6     35.2
     Statutory
       Loss ratio .................     0.4         9.8        (3.5)        2.4       12.7        0.0        0.0       0.0      0.0
       Underwriting expense ratio .    20.8        22.9        17.6        18.3       20.4       23.4       31.6      32.3     25.3
       Combined ratio .............    21.2        32.7        14.1        20.7       33.1       23.4       31.6      32.3     25.3



NET DEBT SERVICE OUTSTANDING ......$344,037    $304,502    $266,784    $223,056   $184,604   $157,707   $137,221   $90,343  $72,837
NET PAR AMOUNT OUTSTANDING ........$188,636    $164,318    $141,387    $112,483   $ 90,043   $ 75,979   $ 65,290   $42,917  $34,319
                                   ========    ========    ========    ========   ========   ========   ========   =======  =======

     (1) Balance sheet amounts as of December 31, 1, 1994, 1993, 1992, 1991, 1990, and 1989 and income statement amount for the years ended December 31, 1995, 1994, 1993, 1992, 1991 and 19include the accounts of MBIA Insurance Corp. of Illinois (formerly BIG Insurance Company) (See Note 1 to consolidated financial statements).

                                 -18 & 19-

                           MBIA INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
     MBIA Inc.'s (the "Company" or "MBIA") 1995 net income increased by 4% to $271.4 million or $6.43 per share compared with $260.2 million or $6.18 per share in 1994. Comparing 1995 with 1994, core earnings per share increased by 12% to $5.87. Core earnings, which exclude the net income effects from refundings and calls of insured issues, realized gains and losses, accounting changes and other non-recurring items, are a more indicative measure of MBIA's underlying profit trend. The increase in core earnings was primarily due to the continued combined growth in core premiums earned and net investment income. Book value at year-end 1995 was $53.19 per share, increasing 30% from $40.96 per share at year-end 1994, as a result of the growth of the Company's retained earnings and an increase in the fair value of MBIA's fixed-income investments. Financial guarantee insurance companies refer to adjusted book value as a more appropriate measure of their company's intrinsic value. Adjusted book value is calculated by adding to book value the after-tax effects of (1) net deferred premiums less deferred acquisition costs and (2) the present value of future installment premiums on outstanding insurance policies. MBIA's adjusted book value per share increased to $76.56 at year-end 1995 compared with $62.35 at year-end 1994.

INSURANCE OPERATIONS
MBIA's primary business is to guarantee principal and interest payments on municipal bonds sold in the new issue and secondary markets. The Company also provides financial guarantees for structured finance transactions, investor-owned utility debt and obligations of high-quality financial institutions. In addition, MBIA provides financial guarantees for similar securities in the international markets. The Company is the leading provider of financial guarantees in both domestic and international markets.

 Gross premiums written ("GPW") as reported on the Company's income statements reflect cash premium receipts during the period, which represents upfront premiums received for business originated in the period and installment premiums received for installment-based insurance policies issued in current and prior periods. GPW does not include the present value of future premiums receivable for installment-based insurance policies issued in the period. Although most of MBIA's premiums are collected upfront at policy issuance, MBIA is writing an increasing proportion of installment premium business. MBIA estimates the aggregate present value of its future stream of installment premiums to be $235.4 million at December 31, 1995. To more accurately portray year-to-year changes in new business production, the Company also discloses adjusted gross premiums ("AGP"), which represent upfront premiums and the estimated present value of current period and future installment premiums for installment-based insurance policies issued in the period.

 MBIA's total GPW for 1995 declined 3% to $348.5 million from $360.8 million in 1994. However, total AGP increased 2% to $370.2 million from $362.0 million in 1994, in part reflecting a greater proportion of installment-based business written.

 While the overall long-term new issue municipal bond market declined 9% in 1995 to $141.4 billion of par value, the insured portion of new issue volume rose to a record 47% from 40% in 1994. This resulted in a 6% increase in insured municipal volume in 1995, to $66.0 billion from $62.1 billion in 1994. In 1995, MBIA continued to lead the industry in market share, capturing 42% of the insured market and a record 20% of all new issue municipal par value. Market data are reported on a sale date basis while MBIA's financial results are computed from closing date information. Typically, there can be a one- to four-week delay between the sale date and closing date of an insured issue.

 Total par value insured by MBIA for new issue and secondary market municipal insurance increased by 4% to $33.8 billion from $32.5 billion in 1994. GPW for new issue and secondary market municipal insurance declined 7% to $301.3 million, from $324.4 million in 1994. Municipal AGP decreased by 6% to $298.6 million from $318.4 million in the previous year. The decrease in premium writings was due primarily to a lower ratio of debt service to par value (as a result of lower interest rates) and a larger percentage of higher credit quality and lower risk business written in 1995.

 MBIA reported substantial gains in its domestic new issue and secondary market structured finance business insuring a record $9.0 billion of par value in 1995, a 57% gain over 1994. GPW at $22.9 million reflects a 46% increase over 1994. Structured finance AGP totaled $46.8 million, up 93% over 1994.

 MBIA's international operations insured $2.2 billion of new issue and secondary market par value. GPW for international business increased by 9% to $21.3 million from $19.4 million in 1994. International AGP increased by 24% to $24.0 million from $19.3 million in 1994.

 In 1995, MBIA, jointly with AMBAC Indemnity Corporation (another leading U.S. Triple-A rated financial guarantee insurer), announced the formation of an international joint venture to market financial guarantee insurance in the European Union. The effect of the joint venture on the financial position and results of operations of the Company was not material in 1995.

                           MBIA INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS (CON'T)

 Ceded premiums to reinsurers from all insurance operations were $45.1 million in 1995, compared with $49.3 million in 1994, representing 13% and 14% of GPW in 1995 and 1994, respectively. Ceded premiums in 1995 were lower than in 1994, where ceded premiums were increased by cessions made on two unusually large international transactions.

 The Company monitors on a continual basis the creditworthiness of its reinsurers, most of which are rated AA or better by Standard & Poor's
Corporation or A or better by A. M. Best Co. In 1995, the maximum amount reinsured by any one reinsurance company as a percent of the Company's GPW or debt service outstanding at December 31, 1995 was 4%. The Company remains liable for risks reinsured but believes that the likelihood of not recovering the reinsured portion of losses from any of its reinsurers is remote.

 Premiums received upfront are earned pro rata over the period of risk. Such premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Accordingly, the portion of net premiums earned on each policy in any given year represents a relatively small percentage of the total net upfront premium received. The balance represents deferred premium revenue to be earned over the remaining life of the insured bond issue.

 Installment premiums are credited to the deferred premium revenue account in the period in which such premiums are received, and they are recognized as revenue over each installment period -- generally one year or less. The revenue that the Company recognizes from the amortization of deferred premiums for each period, net of the amortization of prepaid reinsurance premiums, is its premiums earned for that period.

 Premiums earned decreased 1% to $215.1 million in 1995 from $218.3 million in 1994. Earned premiums from scheduled amortization increased by 10% over 1994 but were offset by the decline in earned premiums associated with refunded and called bonds during 1995, which were significantly lower than in the prior year.

 When an MBIA-insured bond issue is refunded or retired early, the outstanding liability associated with the refunded or called portion is extinguished and the related deferred premium revenue is earned immediately, except for any portion which may be applied as a credit towards insuring the refunding bond issue. Earned premiums generated by refunded and called bonds in 1995 declined to $34.0 million from $53.0 million in 1994. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates relative to the coupon rates of the bond issue, the issuer's desire to modify bond covenants and applicable regulations under the Internal Revenue Code.

 The fair value of the Company's investment portfolio related to its insurance operations was $3.9 billion as of December 31, 1995. This portfolio generated net investment income of $219.9 million in 1995, a 13% increase over the $193.9 million generated in 1994. The increase was primarily the result of the growth of investments from continued positive operating cash flows and a modest lengthening of the portfolio's duration. Average invested assets for 1995 were $3.45 billion at amortized cost compared with $3.12 billion for 1994. Net realized capital gains in 1995 were $11.3 million, compared with $10.3 million in the prior year.

 The average credit quality rating of the fixed-income investments at year-end 1995 was Double-A. Tax-exempt securities represented 72% of the portfolio at December 31, 1995 compared with 75% at December 31, 1994.

 The provision for losses and loss adjustment expenses during 1995 was $10.6 million compared with $8.1 million in 1994, representing additions to the loss reserve consistent with the Company's loss reserving methodology. At December 31, 1995, $14.5 million of the $42.5 million loss and loss adjustment expense reserve was allocated on a case basis compared with $21.9 million of the $40.1 million reserve at year-end 1994. The reduction of the case basis reserves primarily reflects loss payments made in 1995. The decrease in case reserves had no impact on net income. At year-end 1995 the Company's unallocated general reserve was $28.0 million compared with $18.2 million at year-end 1994.

 In 1995, policy acquisition costs net of deferrals were $21.3 million, essentially unchanged from 1994. Policy acquisition costs are amortized over the period in which the related premiums are earned. Other insurance operating expenses increased modestly to $41.8 million in 1995 from $41.0 million in the prior year.

 In 1995, the Company incurred $28.4 million of interest expense compared with $27.2 million in 1994. The increase in 1995 primarily resulted from the utilization of short-term bank borrowings under existing lines of credit during the year.

 The Company's effective tax rate increased marginally in 1995 to 21.3% compared with 21.0% in 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS (CON'T)

INVESTMENT MANAGEMENT SERVICES
Over the last five years, MBIA has developed investment management services which capitalize on the Company's capabilities, reputation and marketplace relationships.

 MBIA Municipal Investors Service Corporation ("MBIA/MISC"), a wholly owned subsidiary of the Company, provides cash management services for local governments and school districts. As of December 31, 1995, MBIA/MISC had approximately 1,250 clients and over $2.5 billion of client assets under management compared with $1.7 billion at year-end 1994. In addition, MBIA/MISC provides fund administration services to over 230 clients with invested assets of $154 million. MBIA/MISC offers its services in nine states and the Commonwealth of Puerto Rico and plans to expand into additional states.

 Since 1993, MBIA Investment Management Corp. ("IMC"), another wholly owned subsidiary of the Company, has provided investment agreements, guaranteed as to principal and interest, for bond proceeds of states, municipalities and municipal authorities. At year-end 1995, aggregate principal and accrued interest outstanding on investment agreements was 2.6 billion compared with $1.5 billion at year-end 1994. The assets supporting IMC's investment agreement liabilities are high-quality securities with an average credit quality rating of Double-A and are recorded as a component of the Company's total investments.

 Municipal investment and repurchase agreements are recorded as balance sheet liabilities at the time such agreements are executed. The liability for a municipal investment or repurchase agreement is carried at the principal value of the obligation plus accrued interest. Interest expense on municipal investment and repurchase agreements is computed daily, based upon the outstanding liability at rates specified in the agreements, and deducted from the investment income arising from related investment agreement assets. The net amount of interest income less interest expense is recorded as a component of investment management services income.

 In conducting its business, IMC may, from time to time, use derivative financial instruments for hedging purposes as part of its overall management of interest rate risk exposure. The use of such instruments must comply with the Company's policies restricting their use to prescribed limits, non-speculative purposes, and exposure to a market or index that represents a class of investments approved as a direct investment under the Company's existing investment guidelines. At December 31, 1995, the Company's exposure to derivative financial instruments (interest rate contracts) was not significant.

 In 1994, MBIA Securities Corp. ("SECO"), a wholly owned subsidiary, was established to provide investment management services for MBIA's investment agreements, municipal cash management and public pension funds. In 1995, portfolio management for a portion of MBIA's insurance related investment portfolio was transferred to SECO; the management of the balance of this portfolio was transferred in January 1996.

 In 1995, the Company's investment management services business contributed $19.9 million in operating revenues, a 23% increase over 1994 which included $1.8 million of net proceeds from the sale of MBIA's 49% interest in a joint venture. Operating expenses increased by 21% to $12.9 million. Net realized capital losses for 1995 were $6.1 million compared with $0.7 million in 1994.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
 MBIA's 1994 net income was $260.2 million compared with $259.0 million in 1993. Earnings per share grew 1% to $6.18 from $6.10 in 1993. The Company's 1993 results included an extraordinary net income benefit of $0.30 per share primarily relating to the adoption of Statement of Financial Accounting Standards ("SFAS") 109 "Accounting for Income Taxes." Excluding the effect of accounting changes, earnings per share for 1994 increased 7% over 1993. Core earnings per share increased 15% to $5.26 in 1994 compared with $4.56 in 1993.

 Book value at year-end 1994 was $40.96 per share, a 7% gain from $38.18 per share in 1993. This increase was due to growth of the Company's business and was reduced by the impact of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by the Company in 1994. Under SFAS 115, fixed-income investments previously carried at amortized cost are now classified as available-for-sale and carried at fair value. Changes in the fair value of securities classified as available-for-sale have no income statement impact but are recorded, net of taxes, as a component of shareholders' equity. As of December 31, 1994, this component reduced book value by $2.10 per share.

 MBIA's adjusted book value per share at year-end 1994 was $62.35 compared with $58.36 in 1993.

INSURANCE OPERATIONS
 Total long-term new issue municipal bond volume declined 45% to $154.7 billion of par value in 1994 from the record $280.2 billion in 1993. The 1994 decline was due to the unusually sharp rise in interest rates. The insured portion increased nominally to 40% from 39% in 1993. In 1994, MBIA once again led the industry in market share, guaranteeing 40% of insured long-term new issue municipal bond volume.

 Influenced significantly by this operating environment, the Company's total GPW declined 25% to $360.8 million from $479.3 million in 1993. Total AGP decreased by 23% to $362.0 million from $469.0 million in 1993.

 Par value insured by MBIA for new issue and secondary market municipal insurance declined by 27% to $32.5 billion from $44.8 billion in 1993. GPW for new issue and secondary market municipal insurance declined by 31% to $324.4 million from $467.1 million in 1993. In 1993, municipal GPW included $16.2 million of assumed premiums of which $10.8 million was related to a portfolio written by one of the five member companies of MBIA's predecessor, the Municipal Bond Insurance Association. Municipal AGP decreased by 28% to $318.4 million from $445.2 million in the prior year. The decrease in 1994 domestic municipal business was due to both the decline in the municipal bond market as well as to the 1993 portfolio reassumption.

                           MBIA INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS (CON'T)

 The Company reported an 18% increase in its domestic new issue and secondary market structured finance business, insuring $5.7 billion of par in 1994 compared with $4.8 billion in 1993. GPW at $15.8 million reflects a 59% increase over 1993. Structured finance AGP totaled $24.3 million, up 11% over 1993.

 MBIA's international operations insured $2.6 billion of new issue and secondary market par value, up substantially from the $0.2 billion insured in 1993. GPW for international business increased to $19.4 million compared with $1.3 million written in 1993.

 Premiums ceded to reinsurers from all insurance operations were $49.3 million in 1994 compared with $47.6 million in 1993. The increase in the proportionate level of cessions in 1994 was related to an increase in treaty reinsurance due to capacity constraints and to cessions made on two unusually large international transactions.

 Premiums earned decreased 6% to $218.3 million in 1994 from $231.3 million in 1993. The growth in deferred premium revenue from the addition of new business in 1993 was more than offset by the decline in earned premiums associated with refunded and called bonds during 1994, which were significantly lower than in 1993. Earned premiums generated by refunded and called bonds in 1994 declined to $53.0 million from 1993's $85.6 million.

 The fair value of the Company's investment portfolio related to its insurance operations was $3.2 billion as of December 31, 1994. This portfolio generated net investment income of $193.9 million in 1994, an 8% increase over the $178.9 million in 1993. This increase was primarily the result of the growth of investments from continued positive operating cash flow of $376.4 million. Average investments excluding investment agreement assets were $3.12 billion at amortized cost in 1994 compared with $2.75 billion in 1993. Tax-exempt securities represented 75% of the portfolio at December 31, 1994 compared with 70% at December 31, 1993. Net realized capital gains in 1994 were $10.3 million, compared with $9.7 million in 1993.

 The provision for losses and loss adjustment expenses during 1994 was $8.1 million compared with $7.8 million in 1993, representing additions to the loss reserve consistent with the Company's loss reserving methodology. At December 31, 1994, $21.9 million of the $40.1 million loss and loss adjustment expense reserve was allocated on a case basis compared with $7.5 million of the $33.7 million reserve at year-end 1993. In 1994, the Company increased its case reserve with respect to the default of a health care issue and potential future shortfalls in several single-family housing issues. In 1993, the Company recognized expected loss recoveries having a present value of approximately $10.0 million related to a previously established case reserve. Neither the increase in case reserves nor the recognition of recoveries had any impact on net income, since the change in the Company's case-specific reserve was offset by a corresponding change in the unallocated portion of its general loss reserve.

 In 1994, policy acquisition costs net of deferrals decreased $3.6 million to $21.8 million. Since policy acquisition costs are deferred and amortized over the period in which the related premiums are earned, this decrease was a function of the lower level of premiums earned caused by the 1994 decline in refunding activity. Other insurance operating expenses increased to $41.0 million in 1994 from $37.9 million in 1993.

 In 1994, the Company incurred $27.2 million of interest expense compared with $26.9 million in 1993. The increase in 1994 resulted from utilization of short-term bank borrowings under existing lines of credit during the year.

 The Company's effective tax rate decreased in 1994 to 21.0% compared with 24.0% in 1993. The decrease was due principally to a higher proportion of tax-exempt investment income in 1994 compared with 1993.

INVESTMENT MANAGEMENT SERVICES
 In aggregate for 1994, the investment management services business contributed $16.2 million in operating revenue, a substantial increase over 1993's revenue of $4.7 million. Included in investment management services revenue for 1994 is $1.8 million of net proceeds from the sale of MBIA's 49% interest in a joint venture. Operating expenses increased to $10.6 million in 1994 from $5.4 million in 1993. The increase was due primarily to the expansion of MBIA/MISC into additional states, expanded operations of IMC and the costs associated with establishing an internal investment management capability.

As of December 31, 1994, MBIA/MISC had almost 950 clients and over $1.7 billion of client assets under management compared with $1.5 billion at year-end 1993.
 MBIA/MISC also provides fund administration services to over 200 clients with invested assets of $103 million. MBIA/MISC offers its services in eight states and plans to continue its expansion into additional states.

                           MBIA INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS (CON'T)

LIQUIDITY AND CAPITAL RESOURCES
 At year-end 1995, the fair value of the Company's consolidated investment portfolio was $6.6 billion, an increase of 36% from $4.9 billion at year-end 1994.

 The fair value of investments related to MBIA's insurance activities increased 21% from $3.2 billion at year-end 1994 to $3.9 billion at year-end 1995. The increase was a result of positive cash flows from MBIA Insurance Corporation's ("MBIA Corp.") insurance premiums and investment activities, a $294 million increase in the overall market value of the portfolio due to declining interest rates and the net proceeds of a $75 million public debt offering in December. The fair value of investments related to MBIA's municipal investment agreement business grew 64% to $2.7 billion from $1.7 billion at year-end 1994, primarily as a result of continued strong growth of this business.

 The Company's fixed-income investment portfolio has been classified as available-for-sale in accordance with SFAS 115. The difference between fair value and amortized cost is primarily related to changes in interest rates, and if the portfolio is held to maturity, the Company expects to realize an amount substantially equal to amortized cost.

 MBIA Corp.'s liquidity position remained strong, as net cash flow provided by its operations aggregated $408 million in 1995, an 11% increase from $367 million in 1994. The Company's liquidity is in part dependent upon MBIA Corp.'s ability to pay dividends to the Company. MBIA Corp.'s net income, consisting of premium earnings and investment income less losses and expenses, is a source of continuing additions to earned surplus and dividend-paying capability. Under New York state insurance law, without prior approval of the superintendent of the state insurance department, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements or adjusted net investment income, as defined, for such 12-month period. In 1995, MBIA Corp. paid dividends of $83 million and at December 31, 1995 had approximately $44 million available for payment of further dividends to the Company without requiring prior approval.

 MBIA Corp. has an irrevocable standby line of credit with a group of major banks, which was increased to $650 million as of September 30, 1995, to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term expiring on September 30, 2002 but, subject to approval by the banks, the agreement may be renewed annually to extend the term to seven years beyond the renewal date. For general corporate purposes or to further facilitate the immediate payment of claims, should they occur, the Company and MBIA Corp. maintain short-term liquidity facilities totaling $275 million with a group of major banks. At December 31, 1995, $18 million was outstanding under these facilities for general corporate purposes.

 MBIA Corp. also maintains a high degree of liquidity within its investment portfolio in the form of readily marketable high-quality fixed-income securities and short-term investments. In management's opinion, the capital resources of MBIA Corp. represented by the liquidity of its investment portfolio, its annual cash flows from operations and bank lines of credit are more than adequate to meet the Company's expected cash requirements.

 In February 1996, the Company completed a public offering of 3.9 million shares of the Company's common stock, of which 0.8 million shares were new shares offered by the Company. The Company realized $55 million in new capital from the offering.

                           MBIA INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of MBIA Inc.:

 We have audited the accompanying consolidated balance sheets of MBIA Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

 As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As discussed in Note 2 to the consolidated financial statements, effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                       \s\ COOPERS & LYBRAND L.L.P.

New York, New York
January 22, 1996

                        MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME

                                           Years ended December 31
                               ----------------------------------------------
Dollars in thousands
 except per share amounts           1995           1994             1993
-------------------------       -----------    ------------     -------------
REVENUES
  Insurance:
    Gross premiums written      $  348,487     $  360,836       $    479,347
    Ceded premiums                 (45,050)       (49,281)           (47,552)
                                ----------     ----------       ------------
      Net premiums written         303,437        311,555            431,795
    Increase in deferred
       premium revenue             (88,365)       (93,226)          (200,519)
                                ----------     ----------       ------------
      Premiums earned (net of
        ceded premiums
        of $30,655, $33,340
        and $41,409)               215,072        218,329            231,276
    Net investment income          219,858        193,853            178,884
    Net realized gains              11,312         10,335              9,727
  Investment management services:
    Income                          19,884         16,178              4,672
    Net realized (losses) gains     (6,092)          (726)                58
  Other                              2,188          1,567              4,361
                                ----------    -----------       ------------
    Total revenues                 462,222        439,536            428,978
                                ----------    -----------       ------------

EXPENSES
  Insurance:
    Losses and loss adjustment      10,639          8,093              7,821
    Policy acquisition costs, net   21,283         21,845             25,480
    Operating                       41,805         41,026             37,946
  Investment management services    12,857         10,611              5,409
  Interest                          28,439         27,159             26,900
  Other                              2,169          1,380              1,387
                                ----------    -----------       ------------
    Total expenses                 117,192        110,114            104,943
                                ----------    -----------       ------------

Income before income taxes         345,030        329,422            324,035

Provision for income taxes          73,611         69,213             77,925
                                -----------   ------------      ------------

Income before cumulative effect
  of accounting changes            271,419        260,209            246,110

Cumulative effect of
  accounting changes                   ---            ---             12,923

NET INCOME                      $  271,419    $   260,209       $    259,033
                                ==========    ===========       ============


Income per common share before
  cumulative effect of
  accounting change             $     6.43    $     6.18          $     5.80

NET INCOME PER COMMON SHARE     $     6.43    $     6.18          $     6.10
                                ==========    ==========          ==========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES AND
  COMMON STOCK EQUIVALENTS
  OUTSTANDING                   42,240,011     42,085,943         42,465,980
                                ==========     ==========         ==========

The accompanying notes are an integral part of the consolidated financial statements.

                          MBIA INC. and SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
Dollars in thousands
except per share amounts                 December 31, 1995   December 31, 1994
------------------------                 -----------------   -----------------
ASSETS
Investments:
     Fixed-maturity securities
        held as available-for-sale
        at fair value (amortized
        cost $3,428,986 and $3,123,838)...     $ 3,652,621      $ 3,051,906
     Short-term investments,
        at amortized cost (which
        approximates fair value) .........         198,035          121,384
     Other investments ...................          14,064           17,550
                                               -----------      -----------
                                                 3,864,720        3,190,840
     Municipal investment agreement
        portfolio held as
        available-for-sale at fair
        value (amortized cost
        $2,645,828 and $1,738,375) .......       2,742,626        1,675,935
                                               -----------      -----------
             TOTAL INVESTMENTS ...........       6,607,346        4,866,775

Cash and cash equivalents ................          23,258            7,940
Accrued investment income ................          87,016           68,486
Deferred acquisition costs ...............         140,348          133,048
Prepaid reinsurance premiums .............         200,887          186,492
Goodwill (less accumulated
   amortization of $41,298
   and $36,115) ..........................         106,569          111,252
Property and equipment, at
   cost (less accumulated
   depreciation of $17,625
   and $13,917) ..........................          46,030           45,069
Receivable for investments sold ..........           6,100              945
Other assets .............................          49,896           36,432
                                               -----------      -----------
             TOTAL ASSETS ................     $ 7,267,450      $ 5,456,439
                                               ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Deferred premium revenue ............     $ 1,616,315      $ 1,512,211
     Loss and loss adjustment
        expense reserves .................          42,505           40,148
     Municipal investment
        agreements .......................       2,026,709        1,334,177
     Municipal repurchase
        agreements .......................         615,776          191,956
     Long-term debt ......................         373,900          298,790
     Short-term debt .....................          18,000           17,000
     Deferred income taxes ...............         246,736           76,843
     Payable for investments
        purchased ........................          10,695          209,966
     Other liabilities ...................          82,548           70,632
                                               -----------      -----------
             TOTAL LIABILITIES ...........       5,033,184        3,751,723
                                               -----------      -----------
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
     Preferred stock, par
        value $1 per share;
        authorized shares
        --10,000,000;issued and
        outstanding--none ................            --               --
     Common stock, par value $1
        per share; authorized
        shares--200,000,000;
        issued shares
        -- 42,077,387 ....................          42,077           42,077
     Additional paid-in capital ..........         725,153          719,750
     Retained earnings ...................       1,261,051        1,057,092
     Cumulative translation
        adjustment .......................           2,849              503
     Unrealized appreciation
        (depreciation) of
        investments, net of
        deferred income tax
        provision (benefit)
        of $112,252 and $(46,292) ........         207,648          (86,560)
     Unearned compensation
        - restricted stock ...............            (426)            --
     Treasury stock, at cost;
        73,676 shares in 1995
        and 461,763 shares in 1994 .......          (4,086)         (28,146)
                                               -----------      -----------
             TOTAL SHAREHOLDERS' EQUITY .....    2,234,266        1,704,716
                                               -----------      -----------
             TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY ........   $ 7,267,450      $ 5,456,439
                                               ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                 MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                      For the years ended December 31, 1995, 1994 and 1993
                      ----------------------------------------------------

                                                                           Unrealized     Unearned
                      Common Stock   Additional            Cumulative     Appreciation  Compensation-   Treasury Stock
In thousands except  --------------   Paid-in   Retained   Translation   (Depreciation)   Restricted   ---------------
per share amounts    Shares  Amount   Capital   Earnings   Adjustment    of Investments    Stock       Shares  Amount
-----------------    ------  ------   -------  ---------   -----------   --------------   ----------   ------  -------

BALANCE,
 JANUARY 1, 1993     41,960 $41,960  $713,762  $  625,216    $ (489)       $  3,556             --       79    $ 1,875
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------
Treasury shares
  acquired               --      --        --          --        --              --             --      238     15,255
Exercise of
  stock options         114     114     5,519         121        --              --             --      (57)    (1,355)
Net income               --      --        --     259,033        --              --             --       --         --
Change in foreign
  currency
  translation            --      --        --          --      (729)            --              --       --         --
Change in
  unrealized
  appreciation of
  investments net
  of change in
  deferred income
  taxes of $(1,981)      --      --        --          --         --         3,524              --       --         --
Dividends
  (declared per
  common share
  $.94, paid per
  common share
  $.89)                  --      --        --     (39,454)       --              --             --       --         --
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------

BALANCE,
 DECEMBER 31, 1993   42,074  42,074  $719,281     844,916    (1,218)          7,080             --      260     15,775
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------

Treasury shares
 acquired                --      --        --          --        --              --             --      246     14,411
Exercise of stock
 options                  3       3       469        (526)       --              --             --      (44)    (2,040)
Net income               --      --        --     260,209        --              --             --       --         --
Change in foreign
  currency
  translation            --      --        --          --     1,721              --             --       --         --
Change in
  unrealized
  depreciation of
  investments
  net of change
  in deferred
  income taxes
  of $50,105             --      --        --          --        --         (93,640)            --       --         --
Dividends (declared
  per common share
  $1.14, paid per
  common share $1.09)    --      --        --     (47,507)       --              --             --       --         --
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------
BALANCE,
  DECEMBER 31, 1994  42,077  42,077   719,750   1,057,092       503         (86,560)            --      462     28,146
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------

Unearned compen-
  sation restrict-
  ed stock               --      --        --         116        --              --           (426)      (6)      (319)
Exercise of stock
  options                --      --     5,403     (12,806)       --              --             --     (382)   (23,741)
Net income               --      --        --     271,419        --              --             --       --         --
Change in foreign
  currency
  translation            --      --        --          --     2,346              --             --       --         --
Change in unrealized
  appreciation of
  investments net
  of change in
  deferred
  income taxes of
  $(158,544)             --      --        --          --        --         294,208             --       --         --
Dividends
  (declared per
  common share $1.31,
  paid per common
  share $1.275)          --      --        --     (54,770)       --              --             --       --         --
                     ------ -------  --------  ----------    ------        --------         ------     ----    -------
BALANCE,
  DECEMBER 31, 1995  42,077 $42,077  $725,153  $1,261,051    $2,849        $207,648         $(426)       74    $ 4,086
                     ====== =======  ========  ==========    ======        ========         ======     ====    =======

The accompanying notes are an integral part of the consolidated financial statements.

                                    MBIA INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years ended December 31
                                                                 ----------------------------------------
Dollars in thousands                                                1995           1994            1993
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .............................................   $   271,419    $   260,209    $   259,033
     Adjustments to reconcile net income to net cash provided
       by operating activities:
       Increase in accrued investment income ................       (18,530)       (13,692)        (7,238)
       Increase in deferred acquisition costs ...............        (7,300)       (12,564)       (10,033)
       Increase in prepaid reinsurance premiums .............       (14,395)       (15,941)        (6,143)
       Increase in deferred premium revenue .................       102,760        109,167        206,662
       Increase in loss and loss adjustment expense reserves          2,357          6,413          8,225
       Depreciation .........................................         3,984          3,181          2,884
       Amortization of goodwill .............................         5,183          5,027          5,069
       Amortization of bond discount, net ...................       (18,468)           619           (702)
       Net realized gains on sale of investments ............        (5,222)        (9,609)        (9,727)
       Deferred income taxes ................................        11,349         19,067          7,531
       Other, net ...........................................        17,946         24,560         15,301
                                                                -----------    -----------    -----------
       Total adjustments to net income ......................        79,664        116,228        211,829
                                                                -----------    -----------    -----------
       Net cash provided by operating activities ............       351,083        376,437        470,862
                                                                -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed-maturity securities, net
       of payable for investments purchased .................    (1,149,253)    (1,017,306)      (816,551)
     Sale of fixed-maturity securities, net of
       receivable for investments sold ......................       719,523        515,548        241,711
     Redemption of fixed-maturity securities, net of
       receivable for investments redeemed ..................        83,448        128,274        225,608
     (Purchase) Sale of short-term investments ..............       (32,281)         3,547        (40,461)
     Purchase of other investments ..........................        (1,065)        (7,864)       (37,778)
     Sale of other investments ..............................         6,926         95,320           --
     Purchases for municipal investment agreement
       portfolio, net of payable for investments purchased ..    (2,210,571)    (1,627,561)      (561,187)
     Sales from municipal investment agreement
       portfolio, net of receivable for investments sold ....     1,115,239        585,648         70,456
     Capital expenditures, net of disposals .................        (4,923)        (4,075)        (6,770)
                                                                -----------    -----------    -----------
       Net cash used by investing activities ................    (1,472,957)    (1,328,469)      (924,972)
                                                                -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from issuance of long-term debt ...........        74,344           --             --
     Dividends paid .........................................       (53,179)       (45,513)       (37,342)
     Purchase of treasury stock .............................          --          (14,411)       (15,255)
     Proceeds from issuance of municipal investment
       agreements and municipal repurchase agreements .......     2,351,206      1,786,574        518,245
     Payments for drawdowns of municipal investment
       agreements and municipal repurchase agreements .......    (1,251,517)      (771,156)       (27,381)
     Exercise of stock options ..............................        16,338          1,986          7,109
                                                                -----------    -----------    -----------
       Net cash provided by financing activities ............     1,137,192        957,480        445,376
                                                                -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents ........        15,318          5,448         (8,734)
Cash and cash equivalents - beginning of year ...............         7,940          2,492         11,226
                                                                -----------    -----------    -----------

Cash and cash equivalents - end of year .....................   $    23,258    $     7,940    $     2,492
                                                                ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Income taxes paid ......................................   $    52,410    $    53,921    $    53,597
     Interest paid:
       Municipal investment agreements and
         municipal repurchase agreements ....................   $   104,301    $    36,169    $       358
       Long-term debt .......................................        26,575         26,575         26,416
       Short-term debt ......................................         1,228             56           --

The accompanying notes are an integral part of the consolidated financial statements.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

 MBIA Inc. (the "Company") was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through the following series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the "Association"), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies:

 -The Company acquired for $17 million all of the outstanding common stock of a New York domiciled insurance company and changed the name of the insurance company to Municipal Bond Investors Assurance Corporation. In April 1995, the name was again changed to MBIA Insurance Corporation ("MBIA Corp."). Prior to the acquisition, all of the obligations of this company were reinsured and/or indemnified by the former owner.

 -Four of the five member  companies  of the  Association,  together  with their affiliates, purchased all of the outstanding common stock of the Company and entered into reinsurance agreements whereby they ceded to the Company substantially all of the net unearned premiums on existing and future Association business and the interest in, or obligation for, contingent commissions resulting from their participation in the Association. The
  Company's  reinsurance  obligations  were  then  assumed  by  MBIA  Corp.  The participation of these four members aggregated approximately 89% of the net insurance in force of the Association. The net assets transferred from the predecessor included the cash transferred in connection with the reinsurance agreements, the related deferred acquisition costs and contingent commissions receivable, net of the related unearned premiums and contingent commissions payable. The deferred income taxes inherent in these assets and liabilities were recorded by the Company. Contingent commissions receivable (payable) with respect to premiums earned prior to the effective date of the reinsurance agreements by the Association in accordance with statutory accounting practices, remained as assets (liabilities) of the member companies.

 -The Company acquired from an unrelated company for $68 million all of the outstanding common stock of Municipal Issuers Service Corporation ("MISC") and certain related companies. MISC had been the managing general agency of the Association.

 Effective December 31, 1989, the Company acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. ("BIG"), the parent company of Bond Investors Guaranty Insurance Company ("BIG Ins."), which was subsequently renamed MBIA Insurance Corp. of Illinois ("MBIA Illinois"). The acquisition of BIG has been accounted for as a purchase and the price was allocated to the net assets of the acquired company based on the fair value of such assets and liabilities at the date of acquisition.

 In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

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

 At the end of 1990, MBIA Municipal Investors Service Corporation ("MBIA/MISC") was formed as a subsidiary of the Company. MBIA/MISC operates cooperative cash management programs for school districts and municipalities.

 At the end of 1992, the Company and Caisse des Depots et Consignations ("Caisse des Depots") established a jointly owned company, MBIA Investors Capital Corp. ("MICC"), to offer a tender option bond program named TOPSTAR SM. MICC purchased long-term, high-quality municipal bonds, attached a tender option agreement and resold the securities as synthetic short-term instruments. MICC was managed by the Company and CDC Capital Inc., a subsidiary of Caisse des Depots in New York. In August 1994, the Company sold its 49% ownership interest.

 In 1993, the Company formed a wholly owned subsidiary, MBIA Investment Management Corp. ("IMC"). IMC, which commenced operations in August 1993, principally provides guaranteed investment agreements to states, municipalities and municipal authorities which are guaranteed as to principal and interest.

 Also in 1993, MBIA Corp. assumed the remaining business from the fifth member of the Association.

 In 1994, the Company formed a wholly owned subsidiary, MBIA Securities Corp. ("SECO"), which provides fixed-income investment management services for the Company, its municipal cash management service businesses and public pension funds.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


2.  SIGNIFICANT ACCOUNTING POLICIES

 The consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

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

INVESTMENTS
 Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") 115 "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS 115, the Company reclassified its entire investment portfolio (including "fixed-maturity securities" and its "municipal investment agreement portfolio") as "available-for-sale." Pursuant to SFAS 115, securities classified as available-for-sale are required to be reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholders' equity. The cumulative effect of the Company's adoption of SFAS 115 was a decrease in shareholders' equity at December 31, 1994 of $87.3 million, net of taxes. The adoption of SFAS 115 had no effect on the Company's earnings.

 Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value and include all fixed-maturity securities, other than those held in the municipal investment agreement portfolio, with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

 The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments which are subject to the accounting policies discussed above. Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services income as earned. Municipal investment agreement portfolio accrued interest income, receivables for investments sold and payables for investments purchased are included in the respective consolidated accounts.

 Other investments consist primarily of the Company's interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. In 1994, other investments also contain an investment in marketable equity securities. The Company records dividends from its investment in marketable equity securities and its share of limited partnerships and mutual funds as a component of investment income. In addition, the Company records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholders' equity.

PREMIUM REVENUE RECOGNITION
 Premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where the Company insures the refunding issue, is earned at that time, since there is no longer risk to the Company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

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

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


LOSSES AND LOSS ADJUSTMENT EXPENSES
 Reserves for losses and loss adjustment expenses ("LAE") are established in an amount equal to the Company's estimate of the identified and unidentified losses, including costs of settlement on the obligations it has insured.

 To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and LAE associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case basis reserves. Management of the Company periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS
 Municipal  investment   agreements  and  municipal  repurchase  agreements  are
recorded as liabilities on the balance sheet at the time such agreements are executed. The liabilities for municipal investment and repurchase agreements are carried at the face value of the agreement plus accrued interest, whereas the related assets are recorded at fair value. Investment management services income reflects investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

DERIVATIVES
 The Company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The Company uses derivative financial instruments for hedging purposes as part of its overall risk management. Gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included in the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When the hedged asset is sold, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in current period income.

CONTINGENT COMMISSIONS
 Contingent   commissions   may  be  receivable   from  the  Company's  and  the
Association's reinsurers under various reinsurance treaties and are accrued as the related premiums are earned.

INVESTMENT MANAGEMENT SERVICES OPERATIONS
 For the year ended December 31, 1995, investment management services income is comprised of the net investment income and operating revenues of MBIA/MISC, IMC and SECO. Prior to 1995, investment management services income also included the Company's equity in the earnings of MICC. In 1994, the Company sold its interest in MICC and included the net proceeds from the sale in investment management services income. The operating expenses of MBIA/MISC, IMC and SECO are reported in investment management services expenses.

INCOME TAXES
 Deferred income taxes are provided in respect of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income additions to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. The Company records purchases of tax and loss bonds as payments of Federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time the Company may present the tax and loss bonds for redemption to satisfy the additional tax liability.

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

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


FOREIGN CURRENCY TRANSLATION
 Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholders' equity.

NEW ACCOUNTING STANDARDS
 In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 will require the Company to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company plans to adopt the disclosure requirements of SFAS 123 in 1996 and continue to account for its employee stock-based compensation plans under APB 25. Accordingly, the adoption of SFAS 123 will not have any impact on the Company's financial position or results of operations.


3.  STATUTORY ACCOUNTING PRACTICES

 The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

 -premiums are earned only when the related risk has expired rather than over the period of the risk;

 -acquisition costs are charged to operations as incurred rather than as the related premiums are earned;

 -a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established, at present value, for specific insured issues which are identified as currently or likely to be in default. Under GAAP, reserves are established based on the Company's reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

 -Federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

 -fixed-maturity securities are reported at amortized cost rather than fair value;

 -tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

 -certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP. The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the Company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries, MBIA Illinois and MBIA Assurance:

                                           As of December 31
                              -----------------------------------------
In thousands                     1995            1994           1993
------------                  ----------      ----------     ----------
Company's GAAP
  shareholders' equity        $2,234,266      $1,704,716     $1,596,358
Contributions to MBIA Corp.      341,202         273,273        263,411
Premium revenue recognition     (328,450)       (296,524)      (242,577)
Deferral of acquisition costs   (140,348)       (133,048)      (120,484)
Unrealized (gains) losses       (319,900)        132,852         (3,447)
Contingency reserve             (743,510)       (620,988)      (539,103)
Loss and loss adjustment
 expense reserves                 28,024          18,181         26,262
Deferred income taxes            239,304          69,371        100,393
Tax and loss bonds                70,771          50,471         25,771
Goodwill                        (105,614)       (110,543)      (115,503)
Other                             (1,607)         22,277        (13,345)
                              ----------      ----------     ----------
Statutory capital
  and surplus                 $1,274,138      $1,110,038     $  977,736
                              ==========      ==========     ==========

 Consolidated net income of MBIA Corp., determined in accordance with statutory accounting practices for the years ended December 31, 1995, 1994 and 1993 was $278.3 million, $224.9 million and $258.4 million, respectively.


4.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

 Premiums earned include $34.0 million, $53.0 million and $85.6 million for 1995, 1994 and 1993, respectively, related to refunded and called bonds.


5.  INVESTMENTS

 The Company's investment objective for its core financial guarantee insurance portfolios is to optimize long-term, after-tax returns while emphasizing the preservation of capital and claims-paying capability through maintenance of high-quality investments with adequate liquidity. The Company's investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

 The following tables set forth the amortized cost and fair value of the fixed-maturities and short-term investments included in the consolidated investment portfolio of the Company, as of December 31, 1995 and 1994. Included in the 1995 and 1994 balances are the fixed-maturities and short-term investments held in the municipal investment agreement portfolio, which had an amortized cost of $2.6 billion and $1.7 billion, respectively.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

                                        Gross        Gross
                          Amortized   Unrealized   Unrealized       Fair
In thousands                 Cost       Gains        Losses        Value
------------             ----------   ----------   ----------  ---------
December 31, 1995
Taxable bonds
 United States Treasury
  and Government
  Agency                 $  334,289   $ 30,594      $    (1)  $  364,882
 Corporate and other
  obligations             2,029,269     74,620       (1,603)   2,102,286
 Mortgage-backed          1,271,559     46,180       (1,843)   1,315,896
Tax-exempt bonds
 State and municipal
  obligations             2,637,732    175,081       (2,595)   2,810,218
                         ----------   --------      -------   ----------
Total fixed-maturities   $6,272,849   $326,475      $(6,042)  $6,593,282
                         ==========   ========      =======   ==========


                                        Gross        Gross
                          Amortized   Unrealized   Unrealized       Fair
In thousands                 Cost       Gains        Losses        Value
------------             ----------   ----------   ----------  ---------
December 31, 1994
Taxable bonds
 United States Treasury
  and Government
  Agency                 $  160,514   $    -     $  (2,630)   $  157,884
 Corporate and other
  obligations             1,562,947     2,407      (73,027)    1,492,327
 Mortgage-backed            809,208     3,095      (22,850)      789,453
Tax-exempt bonds
 State and municipal
  obligations             2,450,928    36,631      (77,998)    2,409,561
                         ----------   -------    ---------    ----------
Total fixed-maturities   $4,983,597   $42,133    $(176,505)   $4,849,225
                         ==========   =======    =========    ==========

 Fixed-maturity investments carried at fair value of $8.2 million and $7.4 million as of December 31, 1995 and 1994, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

 A portion of the obligations under municipal investment and repurchase agreements require the Company to pledge securities as collateral. As of December 31, 1995, the fair value of securities pledged as collateral with respect to these obligations approximated $1.2 billion.

 The table below sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1995. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


In thousands                        Amortized Cost   Fair Value
------------                        --------------   ----------
Maturity
Within 1 year                           $  400,605   $  400,533
Beyond 1 year but within 5 years         1,215,919    1,254,408
Beyond 5 years but within 10 years       1,347,840    1,436,025
Beyond 10 years but within 15 years        785,469      848,747
Beyond 15 years but within 20 years        813,460      867,376
Beyond 20 years                            437,997      470,297
       --                                  -------      -------

                                         5,001,290    5,277,386
Mortgage-backed                          1,271,559    1,315,896
                                        ----------   ----------
Total fixed-maturities and
short-term investments                  $6,272,849   $6,593,282
                                        ==========   ==========

6.  INVESTMENT INCOME AND GAINS AND LOSSES

 Investment income consists of:
                                     Years ended December 31
                               ------------------------------------
In thousands                     1995          1994          1993
------------                   --------      --------      --------
Fixed-maturities               $216,653      $194,163      $176,344
Short-term investments            5,834         2,332         3,048
Other investments                   217           167         2,206
                               --------      --------      --------
 Gross investment income        222,704       196,662       181,598
Investment expenses               2,846         2,809         2,714
                               --------      --------      --------
 Net investment income          219,858       193,853       178,884
Net realized gains (losses):
 Fixed-maturities
  Gains                           9,941         9,635        10,167
  Losses                         (2,537)       (8,851)       (1,055)
                               --------      --------      --------
  Net                             7,404           784         9,112
                               --------      --------      --------
 Other investments
  Gains                           3,917         9,551           615
  Losses                             (9)           -             -
                               --------      --------      --------
  Net                             3,908         9,551           615
                               --------      --------      --------
 Total net realized gains        11,312        10,335         9,727
                               --------      --------      --------
Total investment income        $231,170      $204,188      $188,611
                               ========      ========      ========

 Total investment income excludes investment income and realized gains and losses from MBIA/MISC, IMC and SECO, which are reported in investment management services revenues.

 Unrealized gains (losses) consist of:

                                     As of December 31
                                  -----------------------
In thousands                        1995           1994
------------                      --------     ----------
Fixed-maturities:
 Gains                            $326,475     $  42,133
 Losses                             (6,042)     (176,505)
                                  --------     ---------
 Net                               320,433      (134,372)
Other investments:
 Gains                                 287         2,563
 Losses                               (820)       (1,043)
                                  --------     ---------
 Net                                  (533)        1,520
                                  --------     ---------
Total                              319,900      (132,852)
Deferred income taxes              112,252       (46,292)
                                  --------     ---------
Unrealized gains (losses), net    $207,648     $ (86,560)
                                  ========     =========

The deferred income taxes in 1995 and 1994 relate primarily to unrealized gains and losses on the Company's fixed-maturity investments, which are reflected in shareholders' equity in 1995 and 1994, in accordance with the Company's adoption of SFAS 115.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


The change in net unrealized gains (losses) consists of:

                                             As of December 31
                                  --------------------------------------
In thousands                       1995            1994           1993
------------                     ---------     ---------       ---------
Fixed-maturities                 $ 454,805     $(351,040)      $100,413
Other investments                   (2,053)       (9,373)         5,505
                                 ---------     ---------       --------
Total                              452,752      (360,413)       105,918
Deferred income taxes              158,544       (50,105)         1,981
                                 ---------     ---------       --------
Unrealized gains (losses)- net   $ 294,208     $(310,308)      $103,937
                                 =========     =========       ========


7.  INCOME TAXES

 Effective January 1, 1993, the Company changed its method of accounting for income taxes from the income statement-based deferred method to the balance sheet-based liability method required by SFAS 109 "Accounting for Income Taxes." The Company adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative adjustment, which increased net income and reduced the deferred tax liability by $13.0 million. The cumulative effect represents the impact of adjusting the deferred tax liability to reflect the January 1, 1993 tax rate of 34% as opposed to the higher tax rates in effect when certain of the deferred taxes originated.

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

 The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:

In thousands                      1995       1994
------------                   --------    ---------
Deferred tax assets
 Tax and loss bonds            $ 71,183    $ 50,332
 Unrealized losses                   -       46,292
 Alternative minimum tax
  credit carryforward            36,871      22,391
 Loss and loss adjustment
  expense reserves                9,808       6,363
 Other                            4,459       4,008
                               --------    --------
  Total gross deferred
   tax assets                   122,321     129,386
                               --------    --------
Deferred tax liabilities
 Contingency reserve            127,361      91,439
 Deferred premium revenue        65,155      54,523
 Deferred acquisition costs      51,455      48,900
 Unrealized gains               112,252          -
 Contingent commissions           4,672       4,746
 Other                            8,162       6,621
                               --------    --------
  Total gross deferred
   tax liabilities              369,057     206,229
                               --------    --------
Net deferred tax liability     $246,736    $ 76,843
                               ========    ========

 Under SFAS 109, a change in the statutory tax rate requires a restatement of deferred tax assets and liabilities. Accordingly, the restatement for the change in the 1993 Federal tax rate resulted in a $5.5 million or $0.13 per share increase in the 1993 tax provision, of which $3.2 million or $0.08 per share resulted from the recalculation of deferred taxes at the new Federal rate.

 The provision for income taxes is composed of:

                         Years ended December 31
                   ---------------------------------
In thousands         1995         1994         1993
------------       -------      -------      -------
Current            $62,262      $50,146      $57,299
Deferred            11,349       19,067       20,626
                   -------      -------      -------
Total              $73,611      $69,213      $77,925
                   =======      =======      =======

 The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the Company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the Company's lower effective tax rates are as follows:

                                        Years ended December 31
                                    ---------------------------------
In thousands                          1995         1994         1993
------------                        -------      -------      -------
Income taxes computed on
 pre-tax financial income
 at statutory rates                  35.0%        35.0%        35.0%
Increase (reduction)
 in taxes resulting from:
  Tax-exempt interest               (13.4)       (12.9)       (11.4)
  Amortization of goodwill            0.5          0.5          0.6
  Other                              (0.8)        (1.6)        (0.2)
                                     ----         -----        ----
  Provision for income taxes         21.3%        21.0%        24.0%
                                    =====        =====        =====


8.  DIVIDENDS AND CAPITAL REQUIREMENTS

 Under New York state insurance law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

 In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had approximately $44 million available for the payment of dividends to the Company as of December 31, 1995. In 1995, 1994 and 1993, MBIA Corp. declared and paid dividends of $83 million, $38 million and $50 million, respectively, to the Company.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


 The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies which rate the bonds insured by MBIA Corp. and MBIA Assurance have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and MBIA Assurance were in compliance with these requirements as of December 31, 1995.


9.  LONG-TERM DEBT AND LINES OF CREDIT

 Long-term debt consists of:

                                As of December 31
                              ----------------------
In thousands                    1995          1994
------------                  --------      --------
9.000% Notes due 2001         $100,000      $100,000
9.375% Notes due 2011          100,000       100,000
8.200% Debentures due 2022     100,000       100,000
7.000% Debentures due 2025      75,000           -
                              --------      --------
                               375,000       300,000
Less unamortized discount        1,100         1,210
                              --------      --------
                              $373,900      $298,790
                              ========      ========

 The Company's long-term debt is subject to certain covenants, none of which significantly restrict the Company's operating activities or dividend-paying ability.

 MBIA Corp. has a standby line of credit commitment in the amount of $650 million with a group of major banks to provide loans to MBIA Corp. after it has incurred cumulative losses (net of any recoveries) from September 30, 1995 in excess of the greater of $500 million and 6.25% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on September 30, 2002, and contains an annual renewal provision subject to the approval by the bank group.

 The Company and MBIA Corp. maintain bank liquidity facilities aggregating $275 million. At December 31, 1995, $18 million was outstanding under these facilities.

 The Company has outstanding letters of credit for MBIA/MISC that are intended to support the net asset value of certain investment pools managed by MBIA/MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.

10. OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS

 Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received at the time such agreements are executed plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1995, the interest rates on these agreements ranged from 3.6% to 8.5%.

 Principal payments due under these investment agreements in each of the next five years ending December 31, and thereafter, based upon expected withdrawal dates, were as follows:

In thousands              Principal Amount
------------------------------------------
Expected Withdrawal Date
1996                           $  936,169
1997                              572,535
1998                              272,709
1999                               93,774
2000                               93,644
Thereafter                        637,037
                               ----------
                               $2,605,868
                               ==========

 IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $43 million at December 31, 1995.


11.  NET INSURANCE IN FORCE

 MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

 The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

As of December 31, 1995, insurance in force, net of cessions to reinsurers, has a range of maturity of 1-43 years. The distribution of net insurance in force by geographic location and type of bond, excluding $2.7 billion and $1.5 billion relating to municipal investment agreements guaranteed by MBIA Corp. in 1995 and 1994, respectively, is set forth in the tables below:

                                                                       As of December 31
                                ------------------------------------------------------------------------------------------------
$in billions                                           1995                                               1994
------------                    ----------------------------------------------   -----------------------------------------------
                                                         Number       % of Net                            Number        % of Net
                                    Net Insurance     of Issues      Insurance      Net Insurance      of Issues       Insurance
Geographic Location                  In Force       Outstanding       In Force           In Force    Outstanding        In Force
-------------------             ----------------------------------------------   -----------------------------------------------
California                               $ 51.2         3,122            14.9%           $ 43.9         2,832              14.9%
New York                                   27.4         4,679             8.0              23.5         4,360               7.7
Florida                                    26.9         1,684             7.8              25.4         1,805               8.4
Texas                                      20.4         2,031             5.9              18.6         2,102               6.1
Pennsylvania                               19.7         2,143             5.7              19.5         2,108               6.4
New Jersey                                 16.4         1,730             4.8              15.0         1,590               4.9
Illinois                                   15.0         1,090             4.4              14.7         1,139               4.8
Massachusetts                               9.3         1,070             2.7               8.6         1,064               2.8
Ohio                                        9.1         1,017             2.6               8.3           996               2.7
Michigan                                    7.9         1,012             2.3               5.7           972               1.9
                                         ------    ----------      ----------         ---------      ----------      ----------
   Subtotal                               203.3        19,578            59.1             183.2        18,968              60.1

Other                                     135.6        11,147            39.4             118.8        10,711              39.1
                                         ------    ----------      ----------          --------     ---------       -----------
   Total U. S.                            338.9        30,725            98.5             302.0        29,679              99.2

International                               5.1            53             1.5               2.5            18               0.8
                                            ---            --             ---               ---            --               ---
                                         $344.0        30,778           100.0%           $304.5        29,697             100.0%
                                         ======        ======           =====            ======        ======             =====


                                                                       As of December 31
                                  ------------------------------------------------------------------------------------------------
$ in billions                                          1995                                               1994
-------------                     ----------------------------------------------   -----------------------------------------------
                                                         Number         % of Net                           Number         % of Net
                                   Net Insurance      of Issues        Insurance     Net Insurance      of Issues        Insurance
Type of Bond                            In Force    Outstanding         In Force          In Force    Outstanding         In Force
------------                      ----------------------------------------------   -----------------------------------------------
General obligation                       $ 91.6        11,445              26.6%           $ 84.2        11,029              27.7%
Utilities                                  60.3         4,931              17.5              56.0         5,087              18.4
Health care                                51.9         2,458              15.1              50.6         2,670              16.6
Transportation                             25.5         1,562               7.4              21.3         1,486               7.0
Special revenue                            24.4         1,445               7.1              22.7         1,291               7.4
Industrial development and
   pollution control revenue               17.2           924               5.0              15.1         1,016               5.0
Housing                                    15.8         2,671               4.6              13.6         2,663               4.5
Higher education                           15.2         1,261               4.5              14.0         1,208               4.6
Other                                       7.3           134               2.1               3.8           124               1.2
                                   ------------    ----------      ------------      ------------    ----------      ------------
                                          309.2        26,831              89.9             281.3        26,574              92.4
                                   ------------    ----------      ------------      ------------    ----------      ------------
Non-municipal
Asset-/mortgage-backed                     20.2           256               5.8              12.8           151               4.2
Investor-owned utilities                    6.4         3,559               1.9               5.7         2,918               1.9
International                               5.1            53               1.5               2.5            18               0.8
Other                                       3.1            79               0.9               2.2            36               0.7
                                   ------------    ----------      ------------       -----------    ----------       -----------
                                           34.8         3,947              10.1              23.2         3,123               7.6
                                   ------------    ----------      ------------       -----------    ----------       -----------
                                         $344.0        30,778             100.0%           $304.5        29,697             100.0%
                                   ============    ==========      ============       ===========    ==========       ===========

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


12. REINSURANCE

 MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

 Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp., MBIA Assurance and MBIA Illinois were $50.1 billion and $42.6 billion, at December 31, 1995 and 1994, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the tables below:


                             As of December 31
               ---------------------------------------------
In billions             1995                     1994
               -------------------    ----------------------
                              % of                      % of
                  Ceded      Ceded        Ceded        Ceded
Geographic    Insurance  Insurance    Insurance    Insurance
Location       In Force   In Force     In Force     In Force
              ---------  ---------    ---------    ---------
California       $ 8.8       17.5%       $ 7.5         17.6%
New York           5.7       11.4          4.9         11.5
New Jersey         3.1        6.1          2.0          4.7
Texas              2.8        5.6          2.5          5.9
Pennsylvania       2.7        5.4          2.6          6.1
Florida            2.3        4.6          2.1          4.9
Illinois           2.2        4.5          2.3          5.4
District of
 Columbia          1.5        3.0          1.6          3.8
Washington         1.4        2.7          1.2          2.8
Puerto Rico        1.3        2.6          1.1          2.6
Massachusetts      1.1        2.1          0.9          2.1
Ohio               1.0        2.0          0.9          2.1
                 -----      -----        -----        -----
 Subtotal         33.9       67.5         29.6         69.5

Other             14.4       28.8         12.3         28.9
                 -----      -----        -----        -----
 Total U. S.      48.3       96.3         41.9         98.4

International      1.8        3.7          0.7          1.6
                 -----      -----        -----        -----
                 $50.1      100.0%       $42.6        100.0%
                 =====      =====        =====        =====


                         As of December 31
               ---------------------------------------------
In billions             1995                     1994
               -------------------    ----------------------
                              % of                      % of
                  Ceded      Ceded        Ceded        Ceded
Geographic    Insurance  Insurance    Insurance    Insurance
Location       In Force   In Force     In Force     In Force
              ---------  ---------    ---------    ---------
Municipal
General
 obligation      $11.7       23.3%       $ 9.7         22.8%
Utilities          9.0       18.0          8.5         20.0
Health care        6.6       13.1          6.5         15.3
Transportation     5.5       11.0          4.5         10.6
Special revenue    3.2        6.4          2.7          6.3
Industrial
 development and
 pollution control
 revenue           3.0        6.0         2.9           6.8
Housing            1.4        2.8         1.0           2.3
Higher education   1.2        2.4         1.2           2.8
Other              2.4        4.8         1.5           3.5
                 -----      -----       -----         -----
                  44.0       87.8        38.5          90.4
                 -----      -----       -----         -----
Non-municipal
Asset-/mortgage-
 backed            3.6        7.2         2.7           6.3
International      1.8        3.7         0.7           1.6
Other              0.7        1.3         0.7           1.7
                   6.1       12.2         4.1           9.6
                 -----      -----       -----         -----
                 $50.1      100.0%      $42.6         100.0%
                 =====      =====       =====         =====
 Gross premiums written include $0.2 million in 1994 and $5.4 million in 1993 related to the reassumption by MBIA Corp. of reinsurance previously ceded by the Association. Also included in gross premiums in 1993 is $10.8 million of premiums assumed from a member of the Association. Ceded premiums written are net of $0.2 million in 1995, $1.6 million in 1994 and $2.5 million in 1993 related to the reassumption of reinsurance previously ceded by MBIA Corp. or MBIA Illinois.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

13.  PENSION AND PROFIT SHARING PLANS

 The Company has a pension plan covering eligible employees. The pension plan is a defined contribution plan and the Company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1995, 1994 and 1993 was $3.6 million, $3.3 million and $3.3 million, respectively. The Company also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. The Company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit sharing plan aggregated $1.5 million, $1.4 million and $1.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 401(k) plan company match amounts are invested in common stock of the Company. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $2.7 million, $2.6 million and $2.6 million for the years ended December 31, 1995, 1994 and 1993, respectively, are included in policy acquisition costs.

     Effective January 1, 1993, the Company adopted SFAS 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." Under SFAS 106, companies are required to accrue the cost of employee post-retirement benefits other than pensions during the years that employees render service. Prior to January 1, 1993, the Company had accounted for these post-retirement benefits on a cash basis. In 1993, the Company adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative effect adjustment which decreased net income and increased their liabilities by $0.1 million. As of January 1, 1994, the Company eliminated these post-retirement benefits.


14. LONG-TERM INCENTIVE PLANS

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

 ISOs and NQSOs may be granted at a price not less than 100% of the fair value of the Company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

 The Board of  Directors  of the Company has  authorized  a maximum of 4,753,011 shares of the Company's common stock to be granted as options. As of December 31, 1995, 3,315,777 options had been granted net of expirations and cancellations, leaving the total number available for future grants at 1,437,234. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at date of grant. The options granted from 1991 through 1994 are exercisable in five equal annual installments commencing one year after the date of grant. On all options granted from 1991 through 1994, accelerated vesting and exercisability of those options is possible if the Company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

 In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program." The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share ("ABV") of the Company's stock. Awards under the long-term program will be divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor) to be paid in cash or shares of Company stock. Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. The awards under the long-term program typically will be granted from the Vice President level up to and including the Chairman and Chief Executive Officer.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

 The ABV portion of the long-term incentive program may be awarded every other year. The December 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12%. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 1999 in the form of cash or shares of the Company's common stock. Subsequent awards, if any, will be made every other year with concomitant payments occurring after the three-year cycle. During 1995, $0.2 million was recorded as expense related to the December 1995 ABV award.

 The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Prior option grants are not taken into account in determining the number of options granted in any year. In December 1995, 97,300 options were awarded. In December 1995, the Company adopted a restricted stock program whereby key executive officers were granted restricted shares of the Company's stock. Shares were awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions or forfeitures. This stock award may only be sold after three years from the date of grant, at which time the award fully vests.

 For the year ended 1995, a total of 5,640 restricted shares of the Company's stock were granted. The fair value of the shares awarded, determined on the grant date, is $0.4 million and has been recorded as "Unearned compensation - restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the three-year vesting period.

Additional information with respect to stock options is summarized below:
                                               1995
                                    -----------------------------
                                       Number     Option Price
Options                             of Shares        Per Share
-------                             ----------   ----------------
Outstanding at beginning of year    2,091,087    $16.500 - 69.00
Granted                                97,300            - 77.125
Exercised                             382,447     16.500 - 69.00
Expired or canceled                    33,460     50.125 - 69.00
                                    ----------   ----------------
Outstanding at year-end             1,772,480    $16.500 - 77.125
                                    ----------   ----------------
Exercisable at year-end             1,177,100    $16.500 - 69.00
                                    ==========   ================


                                               1994
                                    -----------------------------
                                       Number     Option Price
Options                             of Shares        Per Share
-------                             ----------   ----------------
Outstanding at beginning of year     1,591,487   $16.500 - 69.00
Granted                                552,700    50.125 - 60.125
Exercised                               47,080    23.500 - 50.00
Expired or canceled                      6,020    35.125 - 69.00
                                    ----------   ----------------
Outstanding at year-end              2,091,087   $16.500 - 69.00
                                    ----------   ----------------
Exercisable at year-end              1,376,847   $16.500 - 69.00
                                    ==========   ================


                                               1993
                                    -----------------------------
                                       Number     Option Price
Options                             of Shares        Per Share
-------                             ----------   ----------------
Outstanding at beginning of year     1,559,675   $16.500 - 50.00
Granted                                208,400           - 69.00
Exercised                              170,588    16.500 - 50.00
Expired or canceled                      6,000    35.125 - 69.00
                                    ----------   ----------------
Outstanding at year-end              1,591,487   $16.500 - 69.00
                                    ----------   ----------------
Exercisable at year-end              1,141,301   $16.500 - 50.00
                                    ==========   ================


15. Shareholders' Rights Plan

 In December 1991, the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock. Each Right entitles its holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights are attached to the common stock and will not be transferable separately nor become exercisable until the earlier to occur of (i) ten business days following the date of the public announcement by the Company (the "Shares Acquisition Date") that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Company's common stock and (ii) ten business days (or later as may be determined by the Board of Directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)


shares of the Company's common stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the Company's common stock, if the Board of Directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold.

 If the acquiring person or group acquires beneficial ownership of 10% or more of the Company's common stock (except pursuant to a tender or exchange offer for all outstanding common stock of the Company, determined by the Company's independent directors to be at a fair price and in the best interests of the Company and its shareholders), each holder of a Right (other than the acquirer) will be entitled to purchase, for $160, that number of shares of common stock of the Company having a fair value of $320. Similarly, if after an acquiring person or group so acquires 10% or more of the Company's common stock, the Company is acquired in a merger or other business combination and is not the surviving entity, or its common stock is changed or exchanged in whole or in part, or 50% or more of the Company's assets, cash flow or earning power is sold, each holder of a Right (other than the acquirer) will be entitled to purchase, for $160, that number of shares of common stock of the acquiring company having a fair value of $320. The Board of Directors may redeem the Rights in whole at $.01 per Right at any time prior to ten business days following the Shares Acquisition Date. Further, at any time after a person or group acquires 10% or more, but less than 50%, of the Company's common stock, the Board of Directors of the Company may exchange the Rights (other than those held by the acquirer) in whole or in part, at an exchange ratio of one share of common stock per Right. The Board of Directors may also amend the Rights at any time prior to the Shares Acquisition Date. The Rights will expire on December 12, 2001, unless earlier redeemed or exchanged.


16.  RELATED PARTY TRANSACTIONS

 The business assumed from the Association, relating to insurance on unit investment trusts sponsored by two members of the Association, includes deferred premium revenue of $1.6 million and $1.9 million at December 31, 1995 and 1994, respectively.

 Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a principal shareholder, which had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate outstanding exposure on these surety bonds as of December 31, 1995 is $340 million.

 Included in other investments at December 31, 1994 are 78,000 shares of common stock of Credit Local de France, a major shareholder. In 1995, the Company sold these shares, and realized gains from the sale of $3.5 million.

 The Company has investment management and advisory agreements with an affiliate of a principal shareholder, which provides for payment of fees on assets under management. Total related expenses for the years ended December 31, 1995, 1994 and 1993 amounted to $2.5 million, $2.6 million and $2.5 million, respectively. These agreements were terminated on January 1, 1996 at which time SECO commenced management of MBIA Corp.'s consolidated investment portfolios.

 The  Company  has  various   insurance   coverages   provided  by  a  principal
shareholder, the cost of which totaled $1.9 million, $1.9 million and $2.0 million, respectively, for the years ended December 31, 1995, 1994 and 1993.


17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

 FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which, because of their short duration, is a reasonable estimate of fair value.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

 OTHER INVESTMENTS - Other investments consist principally of marketable equity securities as well as the Company's interest in limited partnerships and a mutual fund, both of which invest primarily in marketable equity securities. The fair value of other investments is based on quoted market prices.

 MUNICIPAL INVESTMENT AGREEMENT PORTFOLIO - The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market price, if available, of its fixed-maturities plus the amortized cost of its short-term investments, which because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

 CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

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

 MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS - The fair values of municipal investment agreements and municipal repurchase agreements are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

 INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9% and 13.25% at December 31, 1995 and December 31, 1994, respectively.


                      As of December 31, 1995    As of December 31, 1994
                      -----------------------    -----------------------
                      Carrying      Estimated    Carrying      Estimated
In thousands            Amount     Fair Value     Amount      Fair Value
------------          ----------   ----------   ----------   -----------
Assets:
Fixed-maturity
 securities           $3,652,621   $3,652,621   $3,051,906   $3,051,906
Short-term
 investments             198,035      198,035      121,384      121,384
Other investments         14,064       14,064       17,550       17,550
Municipal investment
 agreement portfolio   2,742,626    2,742,626    1,675,935    1,675,935
Cash and cash
 equivalents              23,258       23,258        7,940        7,940
Prepaid reinsurance
 premiums                200,887      174,444      186,492      159,736
Receivable for
 investments sold          6,100        6,100          945          945

Liabilities:
Deferred premium
 revenue               1,616,315    1,395,159    1,512,211    1,295,305
Loss and loss
 adjustment expense
 reserves                 42,505       42,505       40,148       40,148
Long-term debt           373,900      427,193      298,790      299,315
Short-term debt           18,000       18,000       17,000       17,000
Municipal investment
 agreements            2,026,709    2,091,895    1,334,177    1,287,939
Municipal repurchase
 agreements              615,776      665,564      191,956      188,487
Payable for
 investments
 purchased                10,695       10,695      209,966      209,966

Off-balance sheet
 instruments:
Installment premiums          -       235,371           -        176,944


18.  SUBSEQUENT EVENT

 In February 1996, the Company completed a public offering of 3,890,000 shares of the Company's common stock. Of the shares offered, 3,120,000 were sold by an existing shareholder and 770,000 were new shares offered by the Company. The company realized $55 million in new capital from the offering.

                           MBIA INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CON'T)

19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly income statement information follows:

Dollars in thousands except per share amounts

1995              First      Second      Third       Fourth       Year
----             -------    --------    --------    --------    --------
Gross premiums
 written         $70,834    $106,343    $ 92,022    $ 79,288    $348,487
Net premiums
 written          63,754      94,294      78,945      66,444     303,437
Premiums earned   51,074      53,888      55,609      54,501     215,072
Investment
 income and
 realized gains
 and losses       54,594       55,482     57,536      57,466     225,078
All other
 revenues          5,112        4,563      5,585       6,812      22,072
Income before
 income taxes     83,522       85,766     89,008      86,734     345,030
Net income       $66,006     $ 67,307   $ 69,834    $ 68,272    $271,419
                 -------    --------    --------    --------    --------
Net income per
 common share    $  1.57     $   1.60   $   1.65    $   1.61    $   6.43
                 -------    --------    --------    --------    --------

1994              First      Second      Third       Fourth       Year
----             -------    --------    --------    --------    --------
Gross premiums
 written         $84,311    $109,975    $ 80,099    $ 86,451   $ 360,836
Net premiums
 written          76,513      91,098      68,088      75,856     311,555
Premiums earned   54,452      53,688      54,730      55,459     218,329
Investment
 income and
 realized gains
 and losses       52,637      50,502      50,158      50,165     203,462
All other
 revenues          2,538       5,884       5,124       4,199      17,745
Income before
 income taxes     82,909      83,022      82,513      80,978     329,422
Net income       $65,741    $ 64,951    $ 65,047    $ 64,470    $260,209
                 -------    --------    --------    --------    --------
Net income per
 common share    $  1.56    $   1.54    $   1.54    $   1.53    $   6.18
                 -------    --------    --------    --------    --------

1993             First      Second      Third       Fourth       Year
----             -------    --------    --------    --------    --------
Gross premiums
 written         $98,025    $154,315    $110,022    $116,985    $479,347
Net premiums
 written          89,189     133,992     103,535     105,079     431,795
Premiums earned   53,465      58,921      61,237      57,653     231,276
Investment
 income and
 realized gains
 and losses       45,014      47,287      46,333      50,063     188,697
All other
 revenues          1,834       2,726       2,652       1,793       9,005
Income before
 income taxes     75,379      82,404      84,405      81,847     324,035
Net income       $72,651    $ 63,841    $ 59,817    $ 62,724   $ 259,033
                 -------    --------    --------    --------    --------
Net income per
 common share    $  1.71    $   1.50    $   1.41    $   1.48   $    6.10
                 -------    --------    --------    --------    --------
Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

BOARD OF DIRECTORS

DAVID H. ELLIOTT (2,4)
Chairman and Chief Executive Officer
MBIA Inc.

WILLIAM O. BAILEY (4,5)
Chairman Terra Nova (Bermuda) Holdings, Ltd.

JOSEPH W. BROWN, JR. (3,4,5)
Chairman, President and Chief Executive Officer
Talegen Holdings, Inc.

DAVID C. CLAPP (3,5,6)
Limited Partner
Goldman Sachs & Co.

CLAIRE L. GAUDIANI (2,3)
President
Connecticut College

WILLIAM H. GRAY, III (1,2)
President and Chief Executive Officer
United Negro College Fund, Inc.

FREDA S. JOHNSON (1,6)
President Government Finance Associates, Inc.

DANIEL P. KEARNEY (3,4,6)
Executive Vice President
Aetna Life and Casualty Company

JAMES A. LEBENTHAL (1,4,6)
Chairman
Lebenthal & Co., Inc.

ROBERT B. NICHOLAS (1,6)
Private Investor

PIERRE-HENRI RICHARD
Chairman and Chief Executive Officer
Credit Local de France

JOHN A. ROLLS
President and Chief Executive Officer
Deutsche Bank North America*

PAUL A. VOLCKER Chairman
James D. Wolfensohn Inc.
(Retired from the MBIA Inc. board, September 1, 1995)

RICHARD L. WEILL (5)
President MBIA Inc.

Board Committees
1. Audit
2. Committee on Directors
3. Compensation and Organization
4. Executive
5. Finance
6. Risk Oversight

SENIOR OFFICERS**

MBIA INC.

DAVID H. ELLIOTT
Chairman and Chief Executive Officer

RICHARD L. WEILL
President

JAMES E. MALLING
Executive Vice President

JANIS STRONG CHRISTENSEN
Senior Vice President

LOUIS G. LENZI
General Counsel and Secretary

KEVIN D. SILVA
Senior Vice President

JULLIETTE S. TEHRANI
Senior Vice President and
Chief Financial Officer

CHRISTOPHER W. TILLEY
Senior Vice President and Treasurer

ELIZABETH BREEN SULLIVAN
Vice President and Controller


MBIA INSURANCE CORPORATION

DAVID H. ELLIOTT
Chairman and Chief Executive Officer

RICHARD L. WEILL
President

NEIL G. BUDNICK
Senior Vice President,
Assistant to the Chairman

LOUIS G. LENZI
General Counsel and Secretary

THOMAS O. SCHERER
Senior Vice President,
Director of Risk Assessment


CORPORATE MARKETING, CORPORATE DEVELOPMENT
AND MANAGEMENT SERVICES

JAMES E. MALLING
Executive Vice President

MARGARET D. GARFUNKEL
Senior Vice President,
Director of Corporate Development

PAUL C. O'SHEA
Senior Vice President,
Director of Corporate Marketing

KEVIN D. SILVA
Senior Vice President,
Director of Management Services


FINANCE

JULLIETTE S. TEHRANI
Senior Vice President and
Chief Financial Officer

CHRISTOPHER W. TILLEY
Senior Vice President and Treasurer

INSURANCE OPERATIONS

WILLIAM G. GALLAGHER
Senior Vice President, Director of
Institutional, Retail and Issuer Marketing

GARY P. KARVELIS
Senior Vice President,
Director of Secondary Market Products

THOMAS A. LANDERS
Senior Vice President,
Director of Market Research

MICHAEL J. MAGUIRE
Senior Vice President,
Director of International Operations

DAVID C. STEVENS
Senior Vice President,
Director of Insured Portfolio Management


UNDERWRITING POLICY AND REVIEW

JANIS STRONG CHRISTENSEN
Senior Vice President,
Director of Underwriting Policy and Review


MBIA ASSURANCE S.A.

MICHAEL J. MAGUIRE
President

SERGE MARLE
Directeur General


MBIA INVESTMENT MANAGEMENT CORP.

MARGARET D. GARFUNKEL
President


MBIA MUNICIPAL INVESTORS SERVICE CORPORATION

LEON J. KARVELIS, JR.
President

FRANCIE HELLER
Executive Vice President


MBIA SECURITIES CORP.

Robert M. Ohanesian
President


     *Mr. Rolls became president and chief executive officer of Thermion Systems International in February 1996.

     **On January 2, 1996, Senior Vice Presidents Arthur M. Warren, Hilda H. Boas and William P. Condon retired. Mr. Warren was succeeded by Julliette S. Tehrani on October 1, 1995 as chief financial officer, and Ms. Boas was succeeded by Kevin D. Silva, who became senior vice president, director of management services on January 1, 1996. Mr. Condon was director of the public finance group.

                           MBIA INC. AND SUBSIDIARIES

                            SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
MBIA Inc.
113 King Street
Armonk, New York 10504
914 273-4545

 COMMON  STOCK  LISTING
 MBIA Inc. common stock is listed on the New York Stock Exchange (symbol: MBI). The approximate number of shareholders of record of MBIA's common stock, including individual owners, was 454 as of December 31, 1995.

COMMON STOCK DATA

    Dividends Paid             Market Price*
         Per Share          High      Low     Close
----------------------------------------------------
1995
1st Quarter      $.31      64        55 3/8   63 1/4
2nd Quarter       .31      69 1/4    59 5/8   66 1/2
3rd Quarter       .31      72 3/8    63 1/4   70 5/8
4th Quarter       .34 1/2  77 1/2    69 1/4   75

1994
1st Quarter      $.26      65 1/4    53 1/2   54 5/8
2nd Quarter       .26      61        52 3/4   57 3/8
3rd Quarter       .26      62 1/2    56 5/8   59 5/8
4th Quarter       .31      59 7/8    47 1/4   56 1/8

*Based on New York Stock Exchange trading data


DIVIDEND POLICY

 Quarterly dividends on MBIA Inc. common stock, when declared, are usually paid on the 15th day of January, April, July and October.


ANNUAL MEETING

 Shareholders are invited to attend our annual meeting, which will be held on Thursday, May 9, 1996 at 10 a.m. at MBIA Inc. in Armonk, New York.


SHAREHOLDER INFORMATION

Individuals seeking additional information about the company should contact:
Judith C. Radasch
Vice President, Investor Relations
914 765-3014

Julliette S. Tehrani
Senior Vice President and
Chief Financial Officer
914 765-3020


TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT
Chemical Mellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660
800 288-9541

AUDITORS
Coopers & Lybrand L.L.P.
New York, New York

FORM 10-K
A copy of the Company's Form 10-K report to the Securities and Exchange Commission can be obtained by writing to Shareholder Information at MBIA Inc.

QUARTERLY REPORTS
If you would like to receive quarterly shareholder reports from MBIA, please contact Shareholder Information at MBIA Inc. The company distributes quarterly shareholder reports only on request.

                                 -Back Cover-