Form 10-K, Exhibit 13
period 1996-12-31
MBIA INC
filed 1997-03-28
CIK 814585

                                                                EXHIBIT 13

                                  ANNUAL REPORT
                                      1996

                                    MBIA Inc.
                                 113 King Street
                                     Armonk
                                 New York 10504

FINANCIAL REVIEW


TABLE OF CONTENTS

Selected Financial and Statistical Data          32

Management's Discussion and Analysis
 of Financial Condition
 and Results of Operations                       34

Report on Management's Responsibility            40

Report of Independent Accountants                40

Consolidated Statements of Income                41

Consolidated Balance Sheets                      42

Consolidated Statements of Changes
 in Shareholders' Equity                         43

Consolidated Statements of Cash Flows            44

Notes to Consolidated
 Financial Statements                            45

                     SELECTED FINANCIAL AND STATISTICAL DATA
                          MBIA Inc. and Subsidiaries(1)

Dollars in millions
 except per share amounts        1996      1995      1994      1993      1992      1991      1990      1989      1988      1987
===============================================================================================================================
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written     $    461  $    348  $    361  $    479  $    369  $    269  $    211  $    159  $    156  $    171
  Premiums earned                 252       215       218       231       163       132       107        91        82        81
  Net investment income           248       220       194       179       150       132       115        80        67        54
  Net realized gains               12        11        10        10        10         3       ---       ---         1         1
  Insurance operating income      412       362       342       339       255       207       181       136       116       106
 Investment management
  operating income (loss)          12         7         6        (1)       (1)       (2)      ---       ---       ---       ---
 Income before income taxes       408       345       329       324       244       190       165       135       118       108
 NET INCOME                       322       271       260       259       189       145       127       102        92        74
 NET INCOME PER COMMON SHARE $   7.43   $  6.43  $   6.18  $   6.10  $   4.62  $   3.74  $   3.33  $   2.74  $   2.45  $   1.98
-------------------------------------------------------------------------------------------------------------------------------






GAAP SUMMARY BALANCE
 SHEET DATA:
 Investments                 $  7,648  $  6,607  $  4,867  $  3,544  $  2,529  $  1,961  $  1,724  $  1,501  $  1,104  $    979
 Total assets                   8,562     7,267     5,456     4,106     3,049     2,438     2,159     1,904     1,309     1,176
 Deferred premium revenue       1,786     1,616     1,512     1,403     1,196     1,019       902       811       520       449
 Loss reserves                     59        43        40        34        26        21         5       ---       ---       ---
 Municipal investment and
  repurchase agreements         3,259     2,642     1,526       493       ---       ---       ---       ---       ---       ---
 Long-term debt                   374       374       299       299       299       199       200       195       ---       ---
 Shareholders' equity           2,480     2,234     1,705     1,596     1,382     1,063       932       777       705       620
 Book value per share           57.28     53.19     40.96     38.18     33.00     27.58     24.35     21.08     18.80     16.54
 Dividends declared
  per common share               1.45      1.31      1.14       .94       .76       .62       .48       .41       .19       .12
-------------------------------------------------------------------------------------------------------------------------------
STATUTORY DATA:
 Net income                  $    317  $    278  $    225  $    258  $    190  $    149  $    127  $     84  $     71  $     42

 Capital and surplus            1,467     1,274     1,110       978       896       647       579       485       376       361
 Contingency reserve              893       744       621       539       404       316       261       216       154       112
-------------------------------------------------------------------------------------------------------------------------------
  Qualified statutory
   capital                      2,360     2,018     1,731     1,517     1,300       963       840       701       530       473
 Unearned premium
  reserve                       1,918     1,733     1,620     1,474     1,242     1,044       926       828       591       507
 Loss reserves                     10         7        22         8        14        12       ---       ---       ---       ---
-------------------------------------------------------------------------------------------------------------------------------
  Total policyholders'
   reserves                     4,288     3,758     3,373     2,999     2,556     2,019     1,766     1,529     1,121       980
 Present value of
  installment premiums            288       235       177       186       173       151       134        90        82        82
 Standby line of credit           725       650       600       575       500       500       500       325       ---       ---
-------------------------------------------------------------------------------------------------------------------------------
  TOTAL CLAIMS-PAYING
   RESOURCES                    5,301     4,643     4,150     3,760     3,229     2,670     2,400     1,944     1,203     1,062
-------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss ratio                      6.1%      4.9%      3.7%      3.4%      3.4%     13.0%      4.7%      0.0%      0.0%      0.0%
  Underwriting expense ratio     28.3      29.3      28.8      27.4      32.0      30.1      33.7      38.5      39.6      35.2
  Combined ratio                 34.4      34.2      32.5      30.8      35.4      43.1      38.4      38.5      39.6      35.2
 Statutory
  Loss ratio                      2.0       0.4       9.8      (3.5)      2.4      12.7       0.0       0.0       0.0       0.0
  Underwriting expense ratio     17.6      20.6      22.9      17.6      18.3      20.4      23.4      31.6      32.3      25.3
  Combined ratio                 19.6      21.0      32.7      14.1      20.7      33.1      23.4      31.6      32.3      25.3

NET DEBT SERVICE OUTSTANDING $411,106  $344,037  $304,502  $266,784  $223,056  $184,604  $157,707  $137,221  $ 90,343  $ 72,837
NET PAR AMOUNT OUTSTANDING   $233,244  $188,636  $164,318  $141,387  $112,483  $ 90,043  $ 75,979  $ 65,290  $ 42,917  $ 34,319
=============================================================================================================================
(1)  Balance sheet  amounts as of December 31, 1996 - 1989 and income  statement amounts for the years ended  December  31, 1996 - 1990 include the accounts of MBIA Insurance Corp. of Illinois  (formerly BIG Insurance  Company) (See
     Note 1 to consolidated financial statements).


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           MBIA Inc. and Subsidiaries


INTRODUCTION
MBIA Inc. (our company or MBIA) is the world's premier financial guarantee company and a leading provider of investment management products and services.

Through MBIA Insurance Corp. and its subsidiaries (our insurance company), we provide financial guarantees to municipalities and other bond issuers. Our primary business is insuring municipal bonds issued by governmental units to finance essential public purposes. We also guarantee structured asset-backed and mortgage-backed transactions, selected corporate bonds, including investor-owned utility debt, and obligations of high-quality financial institutions. We provide these products in both the new issue and secondary markets - internationally as well as domestically.

MBIA also provides investment management products and services to the public sector. These include cash management, municipal investment agreements, discretionary asset management and administrative services. In addition, through an equity investment we provide services to the municipal sector through the purchase and sale of tax liens.

RESULTS OF OPERATIONS
---------------------
Summary
-------
The following chart presents highlights of our consolidated financial results for 1996, 1995 and 1994:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
                               1996     1995     1994     1995   1994
---------------------------------------------------------------------
Net income (in millions)     $  322   $  271   $  260      19%     4%

Per share data:
 Net income                  $ 7.43   $ 6.43   $ 6.18      16%     4%
 Operating earnings          $ 7.22   $ 6.35   $ 6.01      14%     6%
 Core earnings               $ 6.62   $ 5.87   $ 5.26      13%    12%

 Book value                  $57.28   $53.19   $40.96       8%    30%
 Adjusted book value         $82.94   $76.56   $62.35       8%    23%

We believe that core earnings, which exclude the effects of refundings and calls of our insured issues, realized capital gains and losses, accounting changes and other non-recurring items, provides the most indicative measure of our underlying profit trend. Core earnings per share of $6.62 for 1996 grew by 13% over 1995, following a 12% increase in 1995. The consistent increases in core earnings were due primarily to growth in premiums earned and net investment income generated by our insurance operations, as well as the increasing contributions of operating earnings from our investment management services businesses.

Our net income grew 19% in 1996 and 4% in 1995. In 1996, on a per share basis, net income increased 16% due to the dilutive effect of the 1996 public offering of additional shares of our company. The difference between the growth rate of core earnings and net income is related to the net income effects of refunded issues and realized capital gains and losses. Operating earnings per share, which excludes the impact of realized capital gains and losses, increased 14% in 1996 and 6% in 1995.

Our book value at year-end 1996 was $57.28 per share, up from $53.19 at year-end 1995 and $40.96 at year-end 1994. As with core earnings, we believe that a more appropriate measure of a financial guarantee company's intrinsic value is its adjusted book value. It is defined as book value plus the after-tax effects of our net deferred premium revenue net of deferred acquisition costs plus the present value of unrecorded future installment premiums. The following table presents the components of our adjusted book value per share:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
                               1996     1995     1994     1995   1994
---------------------------------------------------------------------
Book value                   $57.28   $53.19   $40.96       8%    30%
After-tax value of:
 Net deferred premium
  revenue, net of
  deferred acquisition
  costs                       21.34    19.73    18.63       8%     6%
 Present value of future
  installment premiums*        4.32     3.64     2.76      19%    32%
---------------------------------------------------------------------
Adjusted book value          $82.94   $76.56   $62.35       8%    23%
---------------------------------------------------------------------
*The discount rate used to present value future installment premiums was 9% in 1996 and 1995 and 13% in 1994.

Our adjusted book value per share was $82.94 at year-end 1996, an 8% increase from year-end 1995. The increase was due to our strong operating results, significant growth in new business written and the 1996 offering of common stock, offset partially by the impact of higher interest rates on the fair value of our fixed-income investment portfolios. In 1995, our adjusted book value grew by 23% due to strong

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS (CONTINUED)
                           MBIA Inc. and Subsidiaries


operating results and the added benefit of an increase in the fair value of our fixed-income portfolios resulting from a decline in interest rates at December 31, 1995 compared with December 31, 1994.

Financial Guarantee Insurance
-----------------------------
Business was strong in 1996 with total gross premiums written (GPW) increasing significantly to $460.7 million from $348.5 million in 1995. GPW, as reported on our financial statements, reflects cash receipts only and does not include the value of future premium receipts expected for installment-based insurance policies originated in the period. To provide additional information regarding year-to-year changes in new business premium production, we discuss our adjusted gross premiums (AGP), which include our upfront premiums as well as the estimated present value of current and future premiums from installment-based insurance policies issued in the period. MBIA's premium production in terms of GPW and AGP for the last three years is presented in the following table:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
In millions                    1996     1995     1994     1995   1994
---------------------------------------------------------------------
Premiums written:
  GPW                        $460.7   $348.5   $360.8      32%   (3)%
  AGP                        $543.8   $372.1   $362.0      46%    3 %

The higher year-to-year growth rates of AGP compared with GPW reflect the growing proportion of installment-based policies written by MBIA. We estimate the present value of our total future installment premium stream on outstanding policies to be $288.0 million at year-end 1996, compared with $235.4 million at year-end 1995 and $176.9 million at year-end 1994.

MUNICIPAL MARKET In 1996, we maintained our market leadership in the growing new issue municipal market. In addition, through our substantial financial and capital resources, we were able to provide insurance for several large transactions, thereby increasing our par and premium writings. In 1995, with the decline in the new issue municipal market, our par writings were flat. Our premium writings decreased, however, since they are based on total debt service written which declines with lower interest rates. Domestic new issue municipal market information and MBIA's par and premium writings in both the new issue and secondary domestic municipal finance markets are shown in the following table:

                                                      Percent Change
                                                      --------------
                                                         1996   1995
                                                          vs.    vs.
Domestic Municipal             1996     1995     1994    1995   1994
--------------------------------------------------------------------
Total new issue market:*
Par value (in billions)      $161.9   $142.1   $154.7     14%   (8)%
Insured penetration             52%      47%      40%
MBIA market share               40%      42%      40%

MBIA insured:
Par value (in billions)      $ 39.2   $ 32.6   $ 32.5     20%    --
Premiums (in millions)
GPW                          $364.1   $296.9   $324.4     23%   (8)%
AGP                          $357.8   $291.6   $318.4     23%   (8)%
--------------------------------------------------------------------
*Market data are reported on a sale date basis while MBIA's insured data are based on closing date information. Typically, there can be a one- to four-week delay between the sale date and closing date of an insured issue.

STRUCTURED FINANCE MARKET The par value of issues in the asset-backed securities market (excluding private placements and mortgage-backed securities, for which market data are unavailable) increased 40% in 1996 and 43% in 1995. In 1996 and 1995, we achieved substantial gains in both our domestic new issue and secondary market structured finance business (includes asset-/mortgage-backed). Details regarding the asset-backed market and MBIA's par and premium writings in both the domestic new issue and secondary structured finance markets are shown in the table below:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
Domestic                                                   vs.    vs.
Structured Finance              1996     1995     1994    1995   1994
---------------------------------------------------------------------
Total asset-backed market:*
Par value (in billions)       $151.1   $108.0    $75.5     40%    43%

MBIA insured:
Par value (in billions)       $ 20.4   $  9.0    $ 5.7    127%    57%
Premiums (in millions)
GPW                           $ 52.3   $ 22.9    $15.8    128%    46%
AGP                           $116.0   $ 46.8    $24.3    148%    93%
----------------------------------------------------------------------
* Market data exclude mortgage-backed securities and private placements.


INTERNATIONAL  MARKET  In late  1995,  we  formed  a joint  venture  with  AMBAC
Indemnity Corporation (another leading Triple-A rated financial guarantee insurer) to market financial guarantee insurance internationally. This initiative has contributed to a substantial expansion of our international business as evidenced by 1996 growth rates of 65%, 18% and 69% for international par value, GPW and AGP, respectively. In 1995, international GPW increased by 10% and AGP increased by 24%, despite a decline in par value insured due to the effect of one large transaction in 1994. Our company's municipal and structured

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS (CONTINUED)
                           MBIA Inc. and Subsidiaries


finance international business volume in the new issue and secondary markets for the last three years is illustrated below:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
International                   1996     1995     1994    1995   1994
---------------------------------------------------------------------
Par value (in billions)        $ 3.8    $ 2.3    $ 2.6     65%  (11)%
Premiums: (in millions)
GPW                            $25.2    $21.3    $19.4     18%   10 %
AGP                            $40.6    $24.1    $19.3     69%   24 %

CEDED PREMIUMS Reinsurance allows an insurance company to transfer portions of its insured business to a reinsurance company. In exchange for insuring a portion of our risk, the reinsurance company receives a part of our premium (ceded premium) for which we, in turn, receive a ceding commission. We use reinsurance to increase our capacity to write new business when we are subject to certain single risk limitations and to manage the overall risk profile of our insurance portfolio.

Premiums ceded to reinsurers from all insurance operations were $54.9 million, $45.1 million and $49.3 million in 1996, 1995 and 1994, respectively. Cessions as a function of GPW declined from 14% in 1994 to 12% in 1996. Our basic reinsurance treaty calls for a minimum cession rate of 10%. Variances above this rate generally reflect the higher utilization of treaty or facultative reinsurance required to comply with regulatory constraints or our own single risk limits.

Most of our reinsurers are rated Double-A or higher by Standard & Poor's Corporation or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we believe that we will recover the reinsured portion of any losses which may occur.

REVENUES Our insurance revenues are primarily comprised of premiums earned and investment income. Premiums are recognized over the life of the bonds we insure. The slow premium recognition coupled with compounding investment income from investing our premiums and capital form a solid foundation for consistent revenue growth.

PREMIUMS EARNED For approximately 80% of our insurance writings, we receive premiums upfront and earn them pro rata over the period of risk of the bond issue. Accordingly, the portion of net premiums earned on each policy in any given year represents a relatively small percentage of the total net upfront premium received. The balance represents deferred premium revenue to be earned over the remaining life of the insured bond issue.

For 20% of our new business writings - primarily our structured finance business
- we collect installment premiums. Installment premiums are credited to the deferred premium revenue account when they are received, and are recognized as revenue over each installment period - generally one year or less.

When an MBIA-insured bond issue is refunded or retired early the related deferred premium revenue is earned immediately, except for any portion which may be applied as a credit towards insuring the refunding bond issue. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code. The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated below:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
In millions                    1996     1995     1994     1995   1994
---------------------------------------------------------------------
Premiums earned:
 Scheduled                   $207.3   $181.1   $165.3      14%   10 %
 Refunded                      44.4     34.0     53.0      31%  (36)%
---------------------------------------------------------------------
Total                        $251.7   $215.1   $218.3      17%   (1)%

The year-to-year increase in premiums earned from scheduled amortization reflects the additive effect of new business written, including the expanding installment premium activity from the structured finance and international sectors.

INVESTMENT INCOME Our insurance related investment income increased to $247.6 million in 1996 and $219.9 million in 1995 from $193.9 million in 1994, growing 13% each year. These increases were primarily due to the growth of cash flow available for investment. Our cash flows were generated from operations, the compounding of previously earned and reinvested investment income and the addition of funds from financing activities. Insurance related net realized capital gains were $11.7 million in 1996, $11.3 million in 1995 and $10.3 million in 1994. These realized gains were generated as a result of ongoing management of the investment portfolio.

LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE) We maintain a general loss reserve based on our estimate of unidentified losses from our insured obligations. To the extent that we identify specific insured issues as currently or likely to be in default, the present value of our expected payments, net of expected reinsurance and collateral recoveries, are allocated within the total loss reserve as case-specific reserves.

We periodically evaluate our estimates for losses and LAE and any resulting adjustments are reflected in current earnings. We believe that our reserving methodology and the resulting reserves are adequate to cover the ultimate net cost of claims. However, the reserves are necessarily based on estimates, and there can be no assurance that any ultimate liability will not exceed such estimates.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS (CONTINUED)
                           MBIA Inc. and Subsidiaries


The following table shows the case-specific and unallocated components of our total loss and LAE reserves at the end of the last three years as well as our loss provision for the last three years:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
In millions                   1996      1995     1994     1995   1994
---------------------------------------------------------------------
Reserves:
 Case-specific               $20.2     $14.5    $21.9      40%  (34)%
 Unallocated                  39.1      28.0     18.2      39%   54 %
---------------------------------------------------------------------
Total                        $59.3     $42.5    $40.1      40%    6 %

Provision                    $15.3     $10.6    $ 8.1      44%   31 %


Over the three-year period from 1994 through 1996, our provision for losses and LAE increased in tandem with new business writings in accordance with our loss reserving methodology. The changes in the case-specific reserve had no impact on our net income since they were offset by corresponding changes in the unallocated portion of the total reserve. The unallocated reserve has more than doubled since year-end 1994 from $18.2 million to $39.1 million at year-end 1996.

OPERATING EXPENSES Those expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. Our company's policy acquisition costs, general operating expenses and total operating expenses, as well as related expense measures, are shown below:

                                                       Percent Change
                                                       --------------
                                                          1996   1995
                                                           vs.    vs.
In millions                     1996     1995     1994    1995   1994
---------------------------------------------------------------------
Policy acquisition
 costs, net                    $24.7    $21.3    $21.9     16%   (3)%
Operating                       46.6     41.8     41.0     12%    2 %
---------------------------------------------------------------------
Total insurance
 operating expenses            $71.3    $63.1    $62.9     13%   ---

Expense ratio:
GAAP                           28.3%    29.3%    28.8%
Statutory                      17.6%    20.6%    22.9%


For 1996, policy acquisition costs net of deferrals increased 16% to $24.7 million following a 3% decrease in 1995, in tandem with our year-to-year fluctuations in premiums earned. The ratio of policy acquisition costs net of deferrals to earned premiums has remained constant at 10% for all three years.

In 1996, operating expenses increased 12% subsequent to a relatively small increase in 1995, due to expanded marketing and surveillance initiatives and one significant structured finance transaction for which a related contingent commission was recorded as an operating expense.

Financial guarantee insurance companies also use the statutory expense ratio (expenses before deferrals as a function of net premiums written) as a measure of expense management. Our company's 1996 expense ratios have improved over both 1995 and 1994.

Investment Management Services
------------------------------
Over the last six years, our investment management businesses have expanded services to the public sector and added new revenue sources. Average assets under management for these businesses have increased from $3.2 billion in 1994 to $6.2 billion in 1996. These assets include our municipal investment agreements, pooled public funds and third-party accounts. With the growth in investments under management, these businesses generated increases in operating income in 1996 and 1995. We realized $2.6 million of net realized capital gains in 1996 following net realized losses of $6.1 million and $0.7 million for 1995 and 1994, respectively. Pretax financial results for 1996, 1995 and 1994 are summarized below:

                                                       Percent Change
                                                       --------------
                                                         1996    1995
                                                          vs.     vs.
In millions                    1996     1995     1994    1995    1994
---------------------------------------------------------------------
Revenues                      $26.7    $19.9    $16.2     34%    23 %
Expenses                      (14.6)   (12.9)   (10.6)    13%    21 %
---------------------------------------------------------------------
Pretax operating
 income                       $12.1    $ 7.0    $ 5.6     72%    26 %

Net realized gains
 (losses)                     $ 2.6    $(6.1)   $(0.7)   142%  (739)%

The following provides a summary of each of our primary investment management businesses:

MBIA MUNICIPAL INVESTORS SERVICE CORPORATION (MBIA-MISC) provides cash management services and fixed-rate investment placement services directly to local governments and school districts. In addition, MBIA-MISC performs investment fund administration services for clients, which provide an additional source of revenue to our company at little added cost. In late 1996, MBIA-MISC acquired American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services for municipal and quasi-public sector clients. Both MBIA-MISC and AMMA are Securities and Exchange Commission (SEC)-registered investment advisers.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS (CONTINUED)
                           MBIA Inc. and Subsidiaries


The MBIA-MISC organization has a network of investment professionals in twenty states and the Commonwealth of Puerto Rico, providing efficient delivery of its products and services. Since its inception in 1990, MBIA-MISC has successfully grown this distribution network and its revenue base and has plans to expand into additional states, as well as products and markets. At year-end 1996, MBIA-MISC had $4.2 billion of client assets under management compared with $2.5 billion and $1.7 billion at year-end 1995 and 1994, respectively.

MBIA INVESTMENT MANAGEMENT CORP. (IMC) provides guaranteed investment agreements for bond proceeds of states and municipalities. At year-end 1996, principal and accrued interest outstanding on investment agreements was $3.3 billion compared with $2.6 billion and $1.5 billion at year-end 1995 and 1994, respectively. At amortized cost, the assets supporting IMC's investment agreement liabilities were $3.3 billion, $2.6 billion and $1.7 billion at December 31, 1996, 1995 and 1994, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

IMC, from time to time, uses derivative financial instruments to manage interest rate risk. We have established policies limiting the amount, type and concentration of such instruments. By matter of policy, derivative positions can only be used to hedge interest rate exposures and not for speculative trading purposes. At year-end 1996, our exposure to derivative financial instruments was not significant.

MBIA CAPITAL MANAGEMENT CORP. (CMC) provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and MBIA's insurance related portfolios, as well as third-party accounts. CMC assumed full management for MBIA's insurance related fixed-income investment portfolio in 1996, which was previously managed externally.

Public Sector Services
----------------------
STRATEGIC SERVICES, INC. (SSI) was established in 1996 to provide tax administration and related services to state and local governments. In May 1996, SSI acquired an equity interest in Capital Asset Holdings (Capital Asset), a purchaser and servicer of delinquent tax certificates. It also provides a series of services to assist taxing authorities in the preparation, analysis, packaging and completion of delinquent tax obligation sales. At year-end 1996, Capital Asset had a tax lien portfolio of $485 million.

In January 1997, SSI acquired a 95% interest in Municipal Tax Bureau (MTB), a provider of tax revenue compliance and collection services to public sector entities.

Interest Expense
----------------
In 1996, 1995 and 1994, respectively, we incurred $33.5 million, $28.4 million and $27.2 million of interest expense. The increase in interest expense in 1996 was due to the $75 million addition to MBIA's long-term debt in December 1995. In 1995, the increase was a result of short-term bank borrowings under existing lines of credit.

Taxes
-----
Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. Our effective tax rate has remained unchanged at 21% over the three-year period.

CAPITAL RESOURCES
We carefully manage our capital resources to optimize our cost of capital, while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 1996, our total capital was $2.5 billion with total long-term borrowings at $374 million. We use debt financing to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and ratios we use to measure it:

                                             1996     1995    1994
------------------------------------------------------------------
Long-term debt (in millions)                 $374     $374    $299
Long-term debt to total capital                13%      14%     15%
Ratio of earnings to fixed charges           13.2x    13.1x   13.1x


In addition, our insurance company has a $725 million irrevocable standby line of credit with a group of major worldwide banks to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term which expires on September 30, 2003 and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date.

From time to time we access the capital markets to support the growth of our businesses. At year-end 1995, we issued $75 million of debt securities, and in February 1996, we completed a public offering of 3.9 million shares of common stock, of which 770,000 shares were newly issued, for total net proceeds to MBIA of $55 million. In October 1996, to provide us with flexibility to access the capital markets when market and business conditions are favorable, we filed a registration statement with the SEC to allow us to offer and sell a combination of up to $250 million of debt securities, common stock and/or preferred stock.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS (CONTINUED)
                           MBIA Inc. and Subsidiaries


As of year-end 1996, total claims-paying resources for our insurance company stood at $5.3 billion, a 14% increase over 1995.

LIQUIDITY
Cash flow needs at the parent company level are primarily for dividends to our shareholders and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from our insurance company which generates substantial cash flow from premium writings and investment income. In 1996, operating cash flow from our insurance company was $521 million, a 28% increase from $408 million in 1995.

Under New York state insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus. In 1996 our insurance company paid dividends of $29 million and at year-end 1996 had additional dividend capacity of $118 million without special regulatory approval.

Our company has significant liquidity supporting its businesses. At year-end 1996, cash equivalents and short-term investments totaled $183 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include, among other things, selling or pledging our fixed-income investments from our investment portfolio, tapping existing liquidity facilities and new borrowings.

Our company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $300 million with a group of worldwide banks. At year-end 1996, $29.1 million was outstanding under these facilities to fund interim cash requirements.

Our investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 1996, the fair value of our consolidated investment portfolio increased 16% to $7.6 billion, as shown below:

                                                    Percent Change
                                                    --------------
In millions                          1996      1995  1996 vs. 1995
------------------------------------------------------------------
Insurance operations:
  Amortized cost                   $4,207    $3,641       16 %
  Unrealized gain                     148       224      (34)%
------------------------------------------------------------------
Fair value                         $4,355    $3,865       13 %
------------------------------------------------------------------

Municipal investment agreements:
  Amortized cost                   $3,263    $2,646       23 %
  Unrealized gain                      30        96      (69)%
------------------------------------------------------------------
Fair value                         $3,293    $2,742       20 %
------------------------------------------------------------------
Total portfolio at fair value      $7,648    $6,607       16 %

The growth of our insurance related investments in 1996 was the result of positive cash flows and proceeds from our financing activities, partially offset by the decrease in unrealized gains caused by higher interest rates at year-end. The fair value of investments related to our municipal investment agreement business grew 20% to $3.3 billion from $2.7 billion at year-end 1995, primarily as a result of the continued strong growth of this business.

Our investment portfolios are considered to be available-for-sale and the differences between their fair value and amortized cost, net of applicable taxes, are reflected as an adjustment to shareholders' equity. Differences between fair value and amortized cost arise primarily as a result of changes in interest rates occurring after a fixed-income security is purchased, although other factors influence fair value, including credit-related actions, supply and demand forces and other market factors. The weighted-average credit quality of our fixed-income portfolios has been maintained at Double-A since our inception in 1986, and since we generally intend to hold most of our investments to maturity as part of our risk-management strategy, we expect to realize a value substantially equal to amortized cost.

                      REPORT ON MANAGEMENT'S RESPONSIBILITY
                        REPORT OF INDEPENDENT ACCOUNTANTS
                           MBIA Inc. and Subsidiaries


REPORT ON MANAGEMENT'S RESPONSIBILITY

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this annual report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

MBIA's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures and are implemented by trained, skilled personnel with an appropriate segregation of duties. These policies and procedures prescribe that MBIA and all its employees are to maintain the highest ethical standards and that its business practices are to be conducted in a manner which is above reproach.

Coopers & Lybrand L.L.P., independent accountants, is retained to audit the Company's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


/s/ David H. Elliott
------------------------
David H. Elliott
Chairman and Chief Executive Officer



/s/ Julliette S. Tehrani
------------------------
Julliette S. Tehrani
Executive Vice President, Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of MBIA Inc.:

We have audited the accompanying consolidated balance sheets of MBIA Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L. L. P.
------------------------------


New York, New York
February 3, 1997

                       CONSOLIDATED STATEMENTS OF INCOME
                           MBIA Inc. and Subsidiaries

                                                           Years ended December 31
                                                 ---------------------------------------
Dollars in thousands except per share amounts          1996           1995          1994
========================================================================================
REVENUES
    Insurance:
      Gross premiums written                       $460,675       $348,487      $360,836
      Ceded premiums                                (54,852)       (45,050)      (49,281)
----------------------------------------------------------------------------------------
         Net premiums written                       405,823        303,437       311,555
      Increase in deferred premium revenue         (154,111)       (88,365)      (93,226)
----------------------------------------------------------------------------------------
         Premiums earned (net of ceded premiums
            of $38,893, $30,655 and $33,340)        251,712        215,072       218,329
      Net investment income                         247,561        219,858       193,853
      Net realized gains                             11,740         11,312        10,335
    Investment management services:
      Income                                         26,663         19,884        16,178
      Net realized gains (losses)                     2,572         (6,092)         (726)
    Other                                             5,289          2,188         1,567
----------------------------------------------------------------------------------------
      Total revenues                                545,537        462,222       439,536
----------------------------------------------------------------------------------------
EXPENSES
    Insurance:
      Losses and loss adjustment                     15,334         10,639         8,093
      Policy acquisition costs, net                  24,660         21,283        21,845
      Operating                                      46,654         41,805        41,026
    Investment management services                   14,583         12,857        10,611
    Interest                                         33,462         28,439        27,159
    Other                                             2,714          2,169         1,380
----------------------------------------------------------------------------------------
      Total expenses                                137,407        117,192       110,114
----------------------------------------------------------------------------------------
Income before income taxes                          408,130        345,030       329,422
Provision for income taxes                           85,967         73,611        69,213
----------------------------------------------------------------------------------------
NET INCOME                                         $322,163       $271,419      $260,209
----------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                        $   7.43       $   6.43      $   6.18
----------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
     AND COMMON STOCK EQUIVALENTS OUTSTANDING    43,348,048     42,240,011    42,085,943
========================================================================================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                           MBIA Inc. and Subsidiaries

Dollars in thousands except per share amounts           December 31, 1996    December 31, 1995
==============================================================================================
ASSETS
Investments:
     Fixed-maturity securities held as
        available-for-sale at fair value (amortized cost
        $4,001,562 and $3,428,986)                             $4,149,700           $3,652,621
     Short-term investments, at amortized cost
       (which approximates fair value)                            176,088              198,035
     Other investments                                             29,101               14,064
----------------------------------------------------------------------------------------------
                                                                4,354,889            3,864,720
     Municipal investment agreement portfolio
        held as available-for-sale
        at fair value (amortized cost
        $3,263,211 and $2,645,828)                              3,293,298            2,742,626
----------------------------------------------------------------------------------------------
             TOTAL INVESTMENTS                                  7,648,187            6,607,346

Cash and cash equivalents                                           7,356               23,258
Securities borrowed or purchased under
    agreements to resell                                          217,000                 ---
Accrued investment income                                         104,725               87,016
Deferred acquisition costs                                        147,750              140,348
Prepaid reinsurance premiums                                      216,846              200,887
Goodwill (less accumulated amortization
   of $43,050 and $41,298)                                        105,138              106,569
Property and equipment, at cost
     (less accumulated depreciation
     of $21,642 and $17,625)                                       50,923               46,030
Receivable for investments sold                                       980                6,100
Other assets                                                       63,110               49,896
----------------------------------------------------------------------------------------------
             TOTAL ASSETS                                      $8,562,015           $7,267,450
----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Deferred premium revenue                                  $1,785,875           $1,616,315
     Loss and loss adjustment expense reserves                     59,314               42,505
     Municipal investment agreements                            2,290,609            2,026,709
     Municipal repurchase agreements                              968,671              615,776
     Long-term debt                                               374,010              373,900
     Short-term debt                                               29,100               18,000
     Securities loaned or sold under
        agreements to repurchase                                  217,000                  ---
     Deferred income taxes                                        206,492              246,736
     Payable for investments purchased                             52,029               10,695
     Other liabilities                                             99,218               82,548
----------------------------------------------------------------------------------------------
             TOTAL LIABILITIES                                  6,082,318            5,033,184
----------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
     Preferred stock, par value $1 per share;
        authorized shares--10,000,000;
        issued and outstanding--none                                  ---                  ---
     Common stock, par value $1 per share;
        authorized shares--200,000,000;
        issued shares -- 43,294,243 and 42,077,387                 43,294               42,077
     Additional paid-in capital                                   803,078              725,153
     Retained earnings                                          1,518,994            1,261,051
     Cumulative translation adjustment                             (1,042)               2,849
     Unrealized appreciation of investments,
        net of deferred income tax provision of
        $62,706 and $112,252                                      116,424              207,648
     Unearned compensation - restricted stock                      (1,051)                (426)
     Treasury stock, at cost; 73,676 shares in 1995                   ---               (4,086)
----------------------------------------------------------------------------------------------
             TOTAL SHAREHOLDERS' EQUITY                         2,479,697            2,234,266
----------------------------------------------------------------------------------------------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $8,562,015           $7,267,450
==============================================================================================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           MBIA Inc. and Subsidiaries

                            For the years ended December 31, 1996, 1995 and 1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Unrealized       Unearned
                               Common Stock    Additional              Cumulative    Appreciation  Compensation-   Treasury Stock
In thousands except          ---------------     Paid-in    Retained  Translation  (Depreciation)     Restricted  ----------------
per share amounts            Shares   Amount     Capital    Earnings   Adjustment  of Investments          Stock  Shares    Amount
==================================================================================================================================
BALANCE, JANUARY 1, 1994     42,074  $42,074    $719,281  $  844,916      $(1,218)       $  7,080            ---    (260) $(15,775)
----------------------------------------------------------------------------------------------------------------------------------
Treasury shares acquired        ---      ---         ---         ---          ---             ---            ---    (246)  (14,411)
Exercise of
 stock options                    3        3         469        (526)         ---             ---            ---      44     2,040
Net income                      ---      ---         ---     260,209          ---             ---            ---     ---       ---
Change in foreign
 currency translation           ---      ---         ---         ---        1,721             ---            ---     ---       ---
Change in unrealized
 depreciation of
 investments net of
 change in deferred
 income taxes of $50,105        ---      ---         ---         ---          ---         (93,640)           ---     ---       ---
Dividends (declared
 per common share
 $1.14, paid per
 common share $1.09)            ---      ---         ---     (47,507)         ---             ---            ---     ---       ---
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994   42,077   42,077     719,750   1,057,092          503         (86,560)           ---    (462)  (28,146)
----------------------------------------------------------------------------------------------------------------------------------
Unearned compensation -
    restricted stock            ---      ---         ---         116          ---             ---           (426)      6       319
Exercise of stock options       ---      ---       5,403     (12,806)         ---             ---            ---     382    23,741
Net income                      ---      ---         ---     271,419          ---             ---            ---     ---       ---
Change in foreign
 currency translation           ---      ---         ---         ---        2,346             ---            ---     ---       ---
Change in unrealized
 appreciation of
 investments net of
 change in deferred income
 taxes of $(158,544)            ---      ---         ---         ---          ---         294,208            ---     ---       ---
Dividends (declared per
 common share $1.31, paid
 per common share $1.275)       ---      ---         ---     (54,770)         ---             ---            ---     ---       ---
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995   42,077   42,077     725,153   1,261,051        2,849         207,648           (426)    (74)   (4,086)
----------------------------------------------------------------------------------------------------------------------------------
Net proceeds from issuance
 of shares                      770      770      54,463         ---          ---             ---            ---     ---       ---
Unearned compensation -
    restricted stock            ---      ---         ---         ---          ---             ---           (625)    ---       ---
Exercise of stock options       447      447      23,462      (1,757)         ---             ---            ---      74     4,086
Net income                      ---      ---         ---     322,163          ---             ---            ---     ---       ---
Change in foreign
 currency translation           ---      ---         ---         ---       (3,891)            ---            ---     ---       ---
Change in unrealized
 appreciation of
 investments net of change
 in deferred income taxes
 of $49,546                     ---      ---         ---         ---          ---         (91,224)           ---     ---       ---
Dividends (declared per
 common share $1.45, paid
 per common share $1.415)       ---      ---         ---     (62,463)         ---             ---            ---     ---       ---
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996   43,294  $43,294    $803,078  $1,518,994      $(1,042)       $116,424        $(1,051)    ---       ---
==================================================================================================================================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           MBIA Inc. and Subsidiaries

                                                                                Years ended December 31
                                                                --------------------------------------------------
Dollars in thousands                                                    1996               1995               1994
==================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                   $  322,163          $ 271,419         $  260,209
     Adjustments to reconcile net income to net cash provided
       by operating activities:
       Increase in accrued investment income                         (17,709)           (18,530)           (13,692)
       Increase in deferred acquisition costs                         (7,402)            (7,300)           (12,564)
       Increase in prepaid reinsurance premiums                      (15,959)           (14,395)           (15,941)
       Increase in deferred premium revenue                          170,070            102,760            109,167
       Increase in loss and loss adjustment expense reserves          16,809              2,357              6,413
       Depreciation                                                    4,341              3,984              3,181
       Amortization of goodwill                                        5,064              5,183              5,027
       Amortization of bond discount, net                            (21,030)           (18,468)               619
       Net realized gains on sale of investments                     (14,312)            (5,222)            (9,609)
       Deferred income taxes                                           9,308             11,349             19,067
       Other, net                                                     (4,931)            17,946             24,560
------------------------------------------------------------------------------------------------------------------
       Total adjustments to net income                               124,249             79,664            116,228
------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                     446,412            351,083            376,437
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed-maturity securities, net
       of payable for investments purchased                       (1,519,213)        (1,149,253)        (1,017,306)
     Sale of fixed-maturity securities, net of
       receivable for investments sold                               873,823            719,523            515,548
     Redemption of fixed-maturity securities, net of
       receivable for investments redeemed                           158,087             83,448            128,274
     (Purchase) sale of short-term investments                        (1,523)           (32,281)             3,547
     Purchase of other investments                                   (14,644)            (1,065)            (7,864)
     Sale of other investments                                           862              6,926             95,320
     Purchases for municipal investment agreement
       portfolio, net of payable for investments purchased        (1,861,126)        (2,210,571)        (1,627,561)
     Sales from municipal investment agreement
       portfolio, net of receivable for investments sold           1,264,033          1,115,239            585,648
     Capital expenditures, net of disposals                           (9,245)            (4,923)            (4,075)
------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities                      (1,108,946)        (1,472,957)        (1,328,469)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from issuance of common stock                       55,233                ---                ---
     Net proceeds from issuance of long-term debt                        ---             74,344                ---
     Net proceeds from issuance of short-term debt                    11,100                ---                ---
     Dividends paid                                                  (60,501)           (53,179)           (45,513)
     Purchase of treasury stock                                          ---                ---            (14,411)
     Proceeds from issuance of municipal investment
       and repurchase agreements                                   2,242,872          2,351,206          1,786,574
     Payments for drawdowns of municipal investment
       and  repurchase agreements                                 (1,628,310)        (1,251,517)          (771,156)
     Exercise of stock options                                        26,238             16,338              1,986
------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                     646,632          1,137,192            957,480
------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                 (15,902)            15,318              5,448
Cash and cash equivalents - beginning of year                         23,258              7,940              2,492
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                           $    7,356         $   23,258         $    7,940
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Income taxes paid                                            $   66,101         $   52,410         $   53,921
     Interest paid:
       Municipal investment and
         repurchase agreements                                    $  113,750         $  104,301         $   36,169
       Long-term debt                                                 31,722             26,575             26,575
       Short-term debt                                                 1,309              1,228                 56
==================================================================================================================

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MBIA Inc. and Subsidiaries


1.    BUSINESS AND ORGANIZATION
-------------------------------
MBIA Inc. (the company) was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies. The company operates its insurance business primarily through its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.).

Effective December 31, 1989, the company acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company, which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois). The acquisition of BIG has been accounted for as a purchase and the price was allocated to the net assets of the acquired company based on the fair value of such assets and liabilities at the date of acquisition.

In 1990, the company formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 and, pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

At the end of 1990, MBIA Municipal Investors Service Corporation (MBIA-MISC) was formed as a subsidiary of the company. MBIA-MISC operates cooperative cash management programs for school districts and municipalities.

In 1993, the company formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC, which commenced operations in August 1993, provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest.

In 1994, the company formed a wholly owned subsidiary, MBIA Securities Corp. which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for the company, its municipal cash management service businesses and public pension funds.

In 1996, the company formed a wholly owned subsidiary,  Strategic Services, Inc.
(SSI), which acquired an interest in Capital Asset Holdings (Capital Asset), a limited partnership that buys, services and manages delinquent municipal tax liens.

2.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS
The company's entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholders' equity.

Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities, other than those held in the municipal investment agreement portfolio, with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

                           MBIA Inc. and Subsidiaries


Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services income. Municipal investment agreement portfolio accrued interest income, receivables for investments sold and payables for investments purchased are included in the respective consolidated accounts.

Other investments include the company's interest in a limited partnership and a mutual fund which invests principally in marketable equity securities. The company records dividends from these investments as a component of investment income. In addition, the company records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholders' equity. At December 31, 1996, other investments also include the company's investment in Capital Asset which is accounted for on the equity method.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES BORROWED OR PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES LOANED OR SOLD UNDER AGREEMENTS TO REPURCHASE
Securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is the company's policy to take possession of securities borrowed or purchased under agreements to resell.

The company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the company when deemed necessary.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

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

GOODWILL
Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

PROPERTY AND EQUIPMENT
Property and equipment consist of the company's headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expenses as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Reserves for losses and loss adjustment expenses (LAE) are established in an amount equal to the company's estimate of the identified and unidentified losses, including costs of settlement, on the obligations it has insured.

To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and LAE associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case-specific reserves. Management of the company periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

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

                           MBIA Inc. and Subsidiaries


Investment management services income includes investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

DERIVATIVES
The company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The company uses derivative financial instruments for hedging purposes as part of its overall risk management strategy. Gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included with the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When a hedged asset is sold or liability extinguished, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in current period income.

INVESTMENT MANAGEMENT SERVICES OPERATIONS
Investment management services income is comprised of the net investment income and operating revenues of MBIA-MISC, IMC and CMC. The operating expenses of MBIA-MISC, IMC and CMC are reported in investment management services expenses.

INCOME TAXES
Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs and the contingency reserve.

The  Internal  Revenue  Code  permits  companies  writing  financial   guarantee
insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. The company records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time the company may present the tax and loss bonds for redemption to satisfy the additional tax liability.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholders' equity.

NET INCOME PER COMMON SHARE
Net income per common share is computed based on the weighted average number of shares, including common stock equivalents, outstanding during each period.

3.  STATUTORY ACCOUNTING PRACTICES
----------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

 .    premiums are earned only when the related risk has expired rather than over the period of the risk;

 .    acquisition  costs are  charged  to  operations  as  incurred  rather  than deferred and amortized as the related premiums are earned;

 .    a contingency  reserve is computed on the basis of statutory  requirements, and reserves for losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the company's reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

 .    federal  income taxes are only provided on taxable  income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

 .    fixed-maturity  securities  are reported at amortized cost rather than fair value;

 .    tax and loss bonds  purchased are  reflected as admitted  assets as well as payments of income taxes; and

 .    certain assets  designated as  "non-admitted  assets" are charged  directly against surplus but are reflected as assets under GAAP.

                           MBIA Inc. and Subsidiaries


The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                 As of December 31
                                    ----------------------------------------
In thousands                              1996           1995           1994
----------------------------------------------------------------------------
Company's GAAP
 shareholders' equity               $2,479,697     $2,234,266     $1,704,716
Contributions to MBIA Corp.            361,494        341,202        273,273
Premium revenue recognition           (368,762)      (328,450)      (296,524)
Deferral of acquisition costs         (147,750)      (140,348)      (133,048)
Unrealized (gains) losses             (179,129)      (319,900)       132,852
Contingency reserve                   (892,793)      (743,510)      (620,988)
Loss and loss adjustment
 expense reserves                       39,065         28,024         18,181
Deferred income taxes                  206,234        239,304         69,371
Tax and loss bonds                     103,008         70,771         50,471
Goodwill                              (100,718)      (105,614)      (110,543)
Other                                  (33,324)        (1,607)        22,277
----------------------------------------------------------------------------
Statutory capital and surplus       $1,467,022     $1,274,138     $1,110,038
----------------------------------------------------------------------------

Consolidated net income of MBIA Corp., determined in accordance with statutory accounting practices for the years ended December 31, 1996, 1995 and 1994 was $316.6 million, $278.3 million and $224.9 million, respectively.

4.    PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
----------------------------------------------------
Premiums earned include $44.4 million, $34.0 million and $53.0 million for 1996, 1995 and 1994, respectively, related to refunded and called bonds.

5.    INVESTMENTS
-----------------
The company's investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. The company's investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

The  following  tables  set  forth  the  amortized  cost and  fair  value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of the company, as of December 31, 1996 and 1995:

                                              Gross        Gross
                             Amortized   Unrealized   Unrealized          Fair
In thousands                      Cost        Gains       Losses         Value
------------------------------------------------------------------------------
December 31, 1996
Taxable bonds
 United States Treasury
  and Government
   Agency                   $  533,666     $ 13,657     $   (997)   $  546,326
 Corporate and other
  obligations                2,718,585       34,559      (16,824)    2,736,320
 Mortgage-backed             1,263,511       20,201       (5,460)    1,278,252
Tax-exempt bonds
 State and municipal
  obligations                2,925,099      137,389       (4,300)    3,058,188
------------------------------------------------------------------------------
Total                       $7,440,861     $205,806     $(27,581)   $7,619,086
------------------------------------------------------------------------------

                                              Gross        Gross
                             Amortized   Unrealized   Unrealized          Fair
In thousands                      Cost        Gains       Losses         Value
------------------------------------------------------------------------------
December 31, 1995
Taxable bonds
 United States Treasury
  and Government
  Agency                    $  334,289     $ 30,594      $    (1)   $  364,882
 Corporate and other
  obligations                2,029,269       74,620       (1,603)    2,102,286
 Mortgage-backed             1,271,559       46,180       (1,843)    1,315,896
Tax-exempt bonds
 State and municipal
  obligations                2,637,732      175,081       (2,595)    2,810,218
------------------------------------------------------------------------------
Total                       $6,272,849     $326,475      $(6,042)   $6,593,282
------------------------------------------------------------------------------

Fixed-maturity investments carried at fair value of $7.8 million and $8.2 million as of December 31, 1996 and 1995, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

A  portion  of  the  obligations  under  municipal   investment  and  repurchase
agreements require the company to pledge securities as collateral. As of December 31, 1996 and 1995, the fair value of securities pledged as collateral with respect to these obligations approximated $1.5 billion and $1.2 billion, respectively.

The table below sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1996. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                           MBIA Inc. and Subsidiaries


In thousands                        Amortized Cost    Fair Value
----------------------------------------------------------------
Maturity
Within 1 year                           $  601,050    $  601,033
Beyond 1 year but within 5 years         1,555,293     1,586,868
Beyond 5 years but within 10 years       1,458,526     1,507,290
Beyond 10 years but within 15 years        901,449       943,746
Beyond 15 years but within 20 years      1,022,485     1,051,583
Beyond 20 years                            638,547       650,314
----------------------------------------------------------------
                                         6,177,350     6,340,834
Mortgage-backed                          1,263,511     1,278,252
----------------------------------------------------------------
Total fixed-maturities and
 short-term investments                 $7,440,861    $7,619,086
----------------------------------------------------------------

6.  INVESTMENT INCOME AND GAINS AND LOSSES
------------------------------------------
Investment income consists of:

                                    Years ended December 31
                              --------------------------------
In thousands                      1996        1995        1994
--------------------------------------------------------------
Fixed-maturities              $245,109    $216,653    $194,163
Short-term investments           5,244       5,834       2,332
Other investments                   62         217         167
--------------------------------------------------------------
 Gross investment income       250,415     222,704     196,662
Investment expenses              2,854       2,846       2,809
--------------------------------------------------------------
 Net investment income         247,561     219,858     193,853

Net realized gains (losses):
 Fixed-maturities
  Gains                         16,760       9,941       9,635
  Losses                        (5,353)     (2,537)     (8,851)
--------------------------------------------------------------
  Net                           11,407       7,404         784
--------------------------------------------------------------
 Other investments
  Gains                            333       3,917       9,551
  Losses                           ---          (9)        ---
--------------------------------------------------------------
  Net                              333       3,908       9,551
--------------------------------------------------------------
 Total net realized gains       11,740      11,312      10,335
--------------------------------------------------------------
Total investment income       $259,301    $231,170    $204,188
--------------------------------------------------------------

Total investment income excludes investment income and realized gains and losses from MBIA-MISC, IMC and CMC, which are reported in investment management services revenues.

Net unrealized gains consist of:

                                As of December 31
                            ---------------------
In thousands                    1996         1995
-------------------------------------------------
Fixed-maturities:
 Gains                      $205,806     $326,475
 Losses                      (27,581)      (6,042)
-------------------------------------------------
 Net                         178,225      320,433
Other investments:
 Gains                           934          287
 Losses                          (29)        (820)
-------------------------------------------------
 Net                             905         (533)
-------------------------------------------------
Total                        179,130      319,900
Deferred income taxes         62,706      112,252
-------------------------------------------------
Unrealized gains, net       $116,424     $207,648
-------------------------------------------------

The deferred income taxes relate primarily to unrealized gains and losses on the company's fixed-maturity investments, which are reflected in shareholders' equity.

The change in net unrealized gains (losses) consists of:

                                        Years ended December 31
                                  --------------------------------
In thousands                          1996        1995        1994
------------------------------------------------------------------
Fixed-maturities                 $(142,208)   $454,805   $(351,040)
Other investments                    1,438      (2,053)     (9,373)
------------------------------------------------------------------
Total                             (140,770)    452,752    (360,413)
Deferred income taxes              (49,546)    158,544     (50,105)
------------------------------------------------------------------
Unrealized gains (losses), net   $ (91,224)   $294,208   $(310,308)
------------------------------------------------------------------

7.  INCOME TAXES
----------------
The company files a consolidated tax return that includes all of its U.S. subsidiaries.

The provision for income taxes is composed of:


                                        Years ended December 31
                                   -------------------------------
In thousands                          1996        1995        1994
------------------------------------------------------------------
Current                            $76,659     $62,262     $50,146
Deferred                             9,308      11,349      19,067
------------------------------------------------------------------
Total                              $85,967     $73,611     $69,213
------------------------------------------------------------------

                           MBIA Inc. and Subsidiaries


The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the company's lower effective tax rates are as follows:

                                          Years ended December 31
                                       -----------------------------
                                       1996        1995        1994
--------------------------------------------------------------------
Income taxes computed on pre-tax
 financial income at statutory rates   35.0%       35.0%       35.0%
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest                 (12.6)      (13.4)      (12.9)
  Amortization of goodwill              0.4         0.5         0.5
  Other                                (1.7)       (0.8)       (1.6)
--------------------------------------------------------------------
Provision for income taxes             21.1%       21.3%       21.0%
--------------------------------------------------------------------

The company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

In thousands                                     1996       1995
----------------------------------------------------------------
Deferred tax assets
 Tax and loss bonds                          $102,222   $ 71,183
 Alternative minimum tax credit
  carryforward                                 58,067     36,871
 Loss and loss adjustment expense reserves     13,673      9,808
 Other                                         13,347      4,459
----------------------------------------------------------------
Total gross deferred tax assets               187,309    122,321
----------------------------------------------------------------

Deferred tax liabilities
 Contingency reserve                          180,957    127,361
 Deferred premium revenue                      74,082     65,155
 Deferred acquisition costs                    51,713     51,455
 Unrealized gains                              62,706    112,252
 Contingent commissions                         1,052      4,672
 Other                                         23,291      8,162
----------------------------------------------------------------
Total gross deferred tax liabilities          393,801    369,057
----------------------------------------------------------------
Net deferred tax liability                   $206,492   $246,736
----------------------------------------------------------------

8.  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------
Under New York state insurance law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Corp. had $118 million available for the payment of dividends to the company as of December 31, 1996. In 1996, 1995 and 1994, MBIA Corp. declared and paid dividends of $29 million, $83 million and $38 million, respectively, to the company.

The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1996.

9.  LONG-TERM DEBT AND LINES OF CREDIT
--------------------------------------
Long-term debt consists of:

                                As of December 31
                            ---------------------
In thousands                    1996         1995
-------------------------------------------------
9.000% Notes due 2001       $100,000     $100,000
9.375% Notes due 2011        100,000      100,000
8.200% Debentures due 2022   100,000      100,000
7.000% Debentures due 2025    75,000       75,000
-------------------------------------------------
                             375,000      375,000
Less unamortized discount        990        1,100
-------------------------------------------------
Total                       $374,010     $373,900
-------------------------------------------------

The company's long-term debt is subject to certain covenants, none of which significantly restrict the company's operating activities or dividend-paying ability.

MBIA Corp. has a standby line of credit commitment in the amount of $725 million with a group of major banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from September 30, 1996 in excess of the greater of $500 million or 6.25% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on September 30, 2003, and contains an annual renewal provision subject to approval by the bank group.

The company and MBIA Corp. maintain bank liquidity facilities aggregating $300 million. At December 31, 1996, $29.1 million was outstanding under these facilities.

                           MBIA Inc. and Subsidiaries


The company has outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.

10. OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS
------------------------------------------------------------------------------
Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received at the time such agreements are executed plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1996, the interest rates on these agreements ranged from 3.6% to 9.6%.

Principal payments due under these investment agreements in each of the next five years ending December 31, and thereafter, based upon expected withdrawal dates, were as follows:

In thousands                  Principal Amount
----------------------------------------------
Expected withdrawal date
1997                                $1,218,581
1998                                   740,415
1999                                   300,745
2000                                   101,727
2001                                    14,444
Thereafter                             845,210
----------------------------------------------
Total                               $3,221,122
----------------------------------------------


IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $43 million at December 31, 1996.

11.  NET INSURANCE IN FORCE
----------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

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

As of December 31, 1996, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-42 years. The distribution of net insurance in force by geographic location and type of bond, excluding $3.3 billion and $2.7 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 1996 and 1995, respectively, is set forth in the following tables:

                                                              As of December 31
-----------------------------------------------------------------------------------------------------------------
$ in billions                             1996                                             1995
-----------------------------------------------------------------------------------------------------------------
                                             Number       % of Net                          Number       % of Net
                       Net Insurance      of Issues      Insurance    Net Insurance      of Issues      Insurance
Geographic Location         In Force    Outstanding       In Force         In Force    Outstanding       In Force
-------------------------------------------------------------------   -------------------------------------------
Domestic
  California                  $ 60.7          3,378           14.8%          $ 51.2          3,122          14.9%
  New York                      30.4          4,819            7.4             27.4          4,679           8.0
  Florida                       29.6          1,632            7.2             26.9          1,684           7.8
  Texas                         21.9          2,052            5.3             20.4          2,031           5.9
  Pennsylvania                  21.2          2,216            5.1             19.7          2,143           5.7
  New Jersey                    18.8          1,863            4.6             16.4          1,730           4.8
  Illinois                      18.5          1,145            4.5             15.0          1,090           4.4
  Ohio                          11.1          1,032            2.7              9.1          1,017           2.6
  Massachusetts                 10.9          1,100            2.6              9.3          1,070           2.7
  Michigan                       9.5          1,021            2.3              7.9          1,012           2.3
-------------------------------------------------------------------   -------------------------------------------
  Subtotal                     232.6         20,258           56.5            203.3         19,578          59.1
  Other States                 170.1         11,502           41.4            135.6         11,147          39.4
-------------------------------------------------------------------   -------------------------------------------
   Total domestic              402.7         31,760           97.9            338.9         30,725          98.5
International                    8.4            169            2.1              5.1             53           1.5
-------------------------------------------------------------------   -------------------------------------------
Total                         $411.1         31,929          100.0%          $344.0         30,778         100.0%
-------------------------------------------------------------------   -------------------------------------------

                           MBIA Inc. and Subsidiaries


                                                              As of December 31
-----------------------------------------------------------------------------------------------------------------
$ in billions                             1996                                             1995
-------------------------------------------------------------------   -------------------------------------------
                                             Number       % of Net                          Number       % of Net
                       Net Insurance      of Issues      Insurance    Net Insurance      of Issues      Insurance
Type of Bond                In Force    Outstanding       In Force         In Force    Outstanding       In Force
-------------------------------------------------------------------   -------------------------------------------
Domestic
 Municipal:
  General obligation          $110.5         11,763           26.9%          $ 91.6        11,445           26.6%
  Utilities                     67.9          4,799           16.5             60.3         4,931           17.5
  Health care                   54.0          2,386           13.1             51.9         2,458           15.1
  Transportation                30.3          1,520            7.4             25.5         1,562            7.4
  Special revenue               28.9          1,543            7.0             24.4         1,445            7.1
  Industrial development
   and pollution
   control revenue              18.1            931            4.4             17.2           924            5.0
  Higher education              17.8          1,309            4.3             15.2         2,671            4.4
  Housing                       17.7          2,455            4.3             15.8         1,261            4.6
  Other                          3.8            169            0.9              7.3           134            2.1
-------------------------------------------------------------------   -------------------------------------------
    Total municipal            349.0         26,875           84.8            309.2        26,831           89.8
 Structured finance*            38.6            349            9.4             20.2           256            5.9
 Other                          15.1          4,536            3.7              9.5         3,638            2.8
-------------------------------------------------------------------   -------------------------------------------
      Total domestic           402.7         31,760           97.9            338.9        30,725           98.5
-------------------------------------------------------------------   -------------------------------------------
International
 Infrastructure                  3.6            121            0.9              1.6            34            0.5
 Structured finance*             2.1             22            0.5              1.6             8            0.5
 Other                           2.7             26            0.7              1.9            11            0.5
-------------------------------------------------------------------   -------------------------------------------
      Total international        8.4            169            2.1              5.1            53            1.5
-------------------------------------------------------------------   -------------------------------------------
Total                         $411.1         31,929          100.0%          $344.0        30,778          100.0%
-------------------------------------------------------------------   -------------------------------------------

* Asset-/mortage-backed

12.  REINSURANCE
----------------
MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $57.6 billion and $50.1 billion, at December 31, 1996 and 1995, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

                                  As of December 31
--------------------------------------------------------------------
In billions                     1996                     1995
-------------------------------------------   ----------------------
                                       % of                     % of
                          Ceded       Ceded       Ceded        Ceded
Geographic            Insurance   Insurance   Insurance    Insurance
Location               In Force    In Force    In Force     In Force
-------------------------------------------   ----------------------
Domestic
 California               $ 9.4       16.2%       $ 8.8        17.5%
 New York                   6.2       10.7          5.7        11.4
 New Jersey                 3.3        5.7          3.1         6.1
 Texas                      2.9        5.1          2.8         5.6
 Pennsylvania               2.9        5.1          2.7         5.4
 Illinois                   2.6        4.5          2.2         4.5
 Florida                    2.4        4.1          2.3         4.6
 Washington                 1.9        3.2          1.4         2.7
 District of Columbia       1.5        2.7          1.5         3.0
 Massachusetts              1.4        2.5          1.1         2.1
 Ohio                       1.3        2.3          1.0         2.0
 Puerto Rico                1.2        2.1          1.3         2.6
-------------------------------------------   ----------------------
  Subtotal                 37.0       64.2         33.9        67.5
 Other states              16.9       29.4         14.4        28.8
-------------------------------------------   ----------------------
  Total domestic           53.9       93.6         48.3        96.3
International               3.7        6.4          1.8         3.7
-------------------------------------------   ----------------------
Total                     $57.6      100.0%       $50.1       100.0%
-------------------------------------------   ----------------------

                           MBIA Inc. and Subsidiaries


                                           As of December 31
---------------------------------------------------------------------------
In billions                          1996                     1995
-------------------------------------------------   -----------------------
                                            % of                       % of
                               Ceded        Ceded        Ceded        Ceded
                           Insurance    Insurance    Insurance    Insurance
Type of Bond                In Force     In Force     In Force     In Force
-------------------------------------------------   -----------------------
Domestic
 Municipal:
  General obligation           $14.4        24.9%        $11.7        23.3%
  Utilities                     10.2        17.7           9.0        18.0
  Transportation                 6.4        11.1           5.5        11.0
  Health care                    6.3        11.0           6.6        13.1
  Special revenue                3.4         5.9           3.2         6.4
  Industrial development
   and pollution control
   revenue                       3.2         5.6           3.0         6.0
  Housing                        1.6         2.7           1.4         2.8
  Higher education               1.5         2.6           1.2         2.4
  Other                          1.0         1.7           2.4         4.8
-------------------------------------------------   -----------------------
   Total municipal              48.0        83.2          44.0        87.8
 Structured finance*             4.5         7.9           3.6         7.2
 Other                           1.4         2.5           0.7         1.3
-------------------------------------------------   -----------------------
   Total domestic               53.9        93.6          48.3        96.3
-------------------------------------------------   -----------------------
International
 Infrastructure                  1.6         2.7           0.7         1.4
 Structured finance*             1.1         1.9           0.2         0.5
 Other                           1.0         1.8           0.9         1.8
-------------------------------------------------   -----------------------
   Total international           3.7         6.4           1.8         3.7
-------------------------------------------------   -----------------------
Total                          $57.6       100.0%        $50.1       100.0%
-------------------------------------------------   -----------------------
* Asset-/mortgage-backed

13.  PENSION AND PROFIT SHARING PLANS
-------------------------------------
The company has a pension plan covering substantially all employees. The pension plan is a defined contribution plan and the company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1996, 1995 and 1994 was $3.9 million, $3.6 million and $3.3 million, respectively. The company also has a profit sharing/401(k) plan that allows eligible employees to contribute up to 10% of eligible compensation. The company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit sharing plan aggregated $1.7 million, $1.5 million and $1.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The 401(k) plan company match amounts are invested in common stock of the company. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $3.0 million, $2.7 million and $2.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, are included in policy acquisition costs.

14.   LONG-TERM INCENTIVE PLANS
-------------------------------
On March 2, 1987, the company adopted a plan for key employees of the company and its subsidiaries to enable those employees to acquire shares of common stock of the company or to benefit from appreciation in the price of the common stock of the company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

ISOs and NQSOs may be granted at a price not less than 100% of the fair value of the company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

The Board of Directors of the company has authorized a maximum of 4,753,011 shares of the company's common stock to be granted as options. As of December 31, 1996, 3,449,587 options had been granted net of expirations and cancellations, leaving the total number available for future grants at 1,303,424. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at the date of grant. The options granted from 1991 through 1994 are exercisable in five equal annual installments commencing one year after the date of grant. On all options granted from 1991 through 1994, accelerated vesting and exercisability of those options is possible if the company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program." The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of the company's stock. Awards under the long-term program will be divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor) to be paid in cash or shares of company stock. Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. The awards under the long-term program typically will be granted from the Vice President level up to and including the Chairman and Chief Executive Officer.

The ABV portion of the long-term incentive program may be awarded every other year. The December 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12%. The amount to be

                           MBIA Inc. and Subsidiaries


paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 1999 in the form of cash or shares of the company's common stock. Subsequent awards, if any, will be made every other year with concomitant payments occurring after the three-year cycle. During 1996 and 1995, $2.9 million and $0.2 million, respectively, were recorded as a charge related to the December 1995 ABV award. Of these amounts, $1.6 million and $0.1 million were included in policy acquisition costs for the same respective periods.

The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Prior option grants are not taken into account in determining the number of options granted in any year. In December 1996, 156,370 options were awarded.

In December 1995, the company adopted a restricted stock program whereby key executive officers were granted restricted shares of the company's stock. Shares are awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions or forfeitures. This stock award may only be sold three years from the date of grant, at which time the award fully vests.

In 1996 and 1995, respectively, a total of 7,753 and 5,640 restricted shares of the company's stock were granted. The fair value of the shares awarded in 1996 and 1995 determined on the grant date, was $0.8 million and $0.4 million, respectively, and has been recorded as "Unearned compensation - restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the three-year vesting period.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required the company to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under APB 25. Accordingly, the adoption of SFAS 123 had no impact on the company's financial position or results of operations. Had compensation cost for the company's stock option program been recognized based on the fair value at the grant date consistent with the recognition provisions of SFAS 123, the impact on the company's net income and earnings per share would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 1996 are not likely to be representative of the effects on reported net income and earnings per share for future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; exercise prices $101.875 and $77.125; dividend yields of 1.492% and 1.937%; expected volatility of .2110 and .2787; risk-free interest rates of 5.96% and 5.97%; and expected option terms of 5.52 years for both grants.

A summary of the company's Plan as of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented below:

                                                      1996
                                         ----------------------------
                                                             Weighted
                                             Number           Average
Options                                   of Shares   Price per Share
---------------------------------------------------------------------
Outstanding at beginning of year          1,772,480          $ 44.850
Granted                                     156,370           101.875
Exercised                                   520,532            82.205
Expired or canceled                          22,560            59.210
---------------------------------------------------------------------
Outstanding at year-end                   1,385,758          $ 55.390
---------------------------------------------------------------------
Exercisable at year-end                     795,428          $ 43.410
---------------------------------------------------------------------

Weighted-average fair value per share
of options granted during the year           $28.17

                           MBIA Inc. and Subsidiaries


                                                      1995
                                          ---------------------------
                                                             Weighted
                                             Number           Average
Options                                   of Shares   Price per Share
---------------------------------------------------------------------
Outstanding at beginning of year          2,091,087           $40.600
Granted                                      97,300            77.125
Exercised                                   382,447            68.957
Expired or canceled                          33,460            58.671
---------------------------------------------------------------------
Outstanding at year-end                   1,772,480           $44.850
---------------------------------------------------------------------
Exercisable at year-end                   1,177,100           $37.160
---------------------------------------------------------------------

Weighted-average fair value per share
of options granted during the year           $23.59


                                                      1994
                                          ---------------------------
                                                             Weighted
                                             Number           Average
Options                                   of Shares   Price per Share
---------------------------------------------------------------------
Outstanding at beginning of year          1,591,487           $35.640
Granted                                     552,700            54.500
Exercised                                    47,080            57.902
Expired or canceled                           6,020            60.937
---------------------------------------------------------------------
Outstanding at year-end                   2,091,087           $40.600
---------------------------------------------------------------------
Exercisable at year-end                   1,376,847           $32.240
---------------------------------------------------------------------

Weighted-average fair value per share
of options granted during the year           $16.67

The following table summarizes information about the Plan's stock options at December 31, 1996:




                                            Weighted-Average
Range of          Number Outstanding   Remaining Contractual   Weighted-Average   Number Exercisable   Weighted-Average
Exercise Prices          at 12/31/96           Life in Years     Exercise Price          at 12/31/96     Exercise Price
----------------------------------------------------------------------------------------------------------------------
$16.50 to $41.125            403,018                    3.16            $29.680              403,018            $29.680
$50.00 to $60.125            576,250                    7.15             53.530              272,650             52.470
$69.00 to $101.875           406,490                    8.26             83.510              119,760             69.000
-----------------------------------------------------------------------------------------------------------------------
Total                      1,385,758                    6.32            $55.390              795,428            $43.410
-----------------------------------------------------------------------------------------------------------------------


15.   SHAREHOLDERS' RIGHTS PLAN
-------------------------------
In December 1991, the Board of Directors of the company declared a dividend distribution of one preferred share purchase right (a Right) for each outstanding share of the company's common stock. Each Right entitles its holder to purchase from the company one one-hundredth of a share of the company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights are attached to the common stock and will not be transferable separately nor become exercisable until the earlier to occur of (i) ten business days following the date of the public announcement by the company (the Shares Acquisition Date) that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the company's common stock and (ii) ten business days (or later as may be determined by the Board of Directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding shares of the company's common stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the company's common stock, if the Board of Directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold.

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

                           MBIA Inc. and Subsidiaries


16. RELATED PARTY TRANSACTIONS
--------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a former principal shareholder, which had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate outstanding exposure on these surety bonds as of December 31, 1996 is $340 million.

In 1995, the company sold 78,000 shares of Credit Local de France, a major shareholder. Realized gains from the sale amounted to $3.5 million.

The company had investment management and advisory agreements with an affiliate of a former principal shareholder, which provided for payment of fees on assets under management. Total related expenses for the years ended December 31, 1995 and 1994 amounted to $2.5 million and $2.6 million, respectively. These agreements were terminated on January 1, 1996 at which time CMC assumed full management of MBIA Corp.'s consolidated investment portfolios.

The company has various insurance coverages provided by a former principal shareholder, the cost of which totaled $2.1 million, $1.9 million and $1.9 million, respectively, for the years ended December 31, 1996, 1995 and 1994.

SSI provides financing to Capital Asset under various borrowing arrangements. The net balance outstanding under these agreements at December 31, 1996 was $15.7 million, including accrued interest and is included in other assets on the company's consolidated balance sheet. Net interest earned under these agreements during 1996 was $2.1 million.

17.   PUBLIC OFFERINGS OF COMMON STOCK
--------------------------------------
In February 1996, the company completed a public offering of 3,890,000 shares of the company's common stock. Of the shares offered, 3,120,000 were sold by an existing shareholder and 770,000 were new shares offered by the company. The company realized $55 million in new capital from the offering.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by the company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities
-------------------------
The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments
----------------------
Short-term investments are carried at amortized cost which approximates fair value.

Other investments
-----------------
Other investments include the company's interest in a limited partnership and a mutual fund that invests principally in marketable equity securities. The fair value of these investments is based on quoted market prices. On December 31, 1996, other investments also include the company's investment in Capital Asset that is accounted for on the equity method.

Municipal investment agreement portfolio
----------------------------------------
The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market prices, if available, of its fixed-maturities plus the amortized cost of its short-term investments, which because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

Cash and cash equivalents, receivable for investments sold, short-term debt, and payable for investments purchased
-----------------------------------------------------------------------------
The carrying amounts of these items are a reasonable estimate of their fair value.

Securities borrowed or purchased under agreements to resell
-----------------------------------------------------------
The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Prepaid reinsurance premiums
----------------------------
The fair value of the company's prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

Deferred premium revenue
------------------------
The fair value of the company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

Loss and loss adjustment expense reserves
-----------------------------------------
The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Long-term debt
--------------
The fair value is estimated based on the quoted market prices for the same or similar securities.

                           MBIA Inc. and Subsidiaries


Municipal investment agreements and municipal repurchase agreements
-------------------------------------------------------------------
The fair values of municipal investment agreements and municipal repurchase agreements are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

Securities loaned or sold under agreements to repurchase
--------------------------------------------------------
The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Installment premiums
--------------------
The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.


                                                               As of December 31, 1996      As of December 31, 1995
                                                             -------------------------    -------------------------
                                                               Carrying     Estimated       Carrying     Estimated
In thousands                                                     Amount    Fair Value         Amount    Fair Value
--------------------------------------------------------------------------------------    -------------------------
ASSETS:
Fixed-maturity securities                                    $4,149,700    $4,149,700     $3,652,621    $3,652,621
Short-term investments                                          176,088       176,088        198,035       198,035
Other investments                                                29,101        29,101         14,064        14,064
Municipal investment agreement portfolio                      3,293,298     3,293,298      2,742,626     2,742,626
Cash and cash equivalents                                         7,356         7,356         23,258        23,258
Securities borrowed or purchased under agreements to resell     217,000       219,718            ---           ---
Prepaid reinsurance premiums                                    216,846       189,631        200,887       174,444
Receivable for investments sold                                     980           980          6,100         6,100

LIABILITIES:
Deferred premium revenue                                      1,785,875     1,545,976      1,616,315     1,395,159
Loss and loss adjustment expense reserves                        59,314        59,314         42,505        42,505
Municipal investment agreements                               2,290,609     2,297,272      2,026,709     2,091,895
Municipal repurchase agreements                                 968,671       982,410        615,776       665,564
Long-term debt                                                  374,010       402,976        373,900       427,193
Short-term debt                                                  29,100        29,100         18,000        18,000
Securities loaned or sold under agreements to repurchase        217,000       221,575            ---           ---
Payable for investments purchased                                52,029        52,029         10,695        10,695

OFF-BALANCE SHEET INSTRUMENTS:
Installment premiums                                                ---       287,969            ---       235,371

19.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
-------------------------------------------------
A summary of selected quarterly income statement information follows:


In thousands except per share amounts
1996                                                 First       Second        Third       Fourth         Year
--------------------------------------------------------------------------------------------------------------
Gross premiums written                            $120,599     $134,001     $ 79,910     $126,165     $460,675
Net premiums written                               105,884      122,087       70,874      106,978      405,823
Premiums earned                                     60,352       62,066       64,538       64,756      251,712
Investment income and realized gains and losses     62,758       65,334       67,636       66,145      261,873
All other revenues                                   7,087        7,625        7,850        9,390       31,952
Income before income taxes                          98,574      100,830      105,258      103,468      408,130
Net income                                        $ 77,625     $ 79,737     $ 83,321     $ 81,480     $322,163
--------------------------------------------------------------------------------------------------------------
Net income per common share                       $   1.81     $   1.84     $   1.92     $   1.87     $   7.43
--------------------------------------------------------------------------------------------------------------

1995                                                 First       Second        Third       Fourth         Year
--------------------------------------------------------------------------------------------------------------
Gross premiums written                            $ 70,834     $106,343     $ 92,022     $ 79,288     $348,487
Net premiums written                                63,754       94,294       78,945       66,444      303,437
Premiums earned                                     51,074       53,888       55,609       54,501      215,072
Investment income and realized gains and losses     54,594       55,482       57,536       57,466      225,078
All other revenues                                   5,112        4,563        5,585        6,812       22,072
Income before income taxes                          83,522       85,766       89,008       86,734      345,030
Net income                                        $ 66,006     $ 67,307     $ 69,834     $ 68,272     $271,419
--------------------------------------------------------------------------------------------------------------
Net income per common share                       $   1.57     $   1.60     $   1.65     $   1.61     $   6.43
--------------------------------------------------------------------------------------------------------------

Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.