Form 10-K, Exhibit 13
period 1997-12-31
MBIA INC
filed 1998-03-30
CIK 814585

                                                                      Exhibit 13

                                     [LOGO]
                                      MBIA
               MBIA Inc., 113 King Street, Armonk, New York 10504

                                    [PHOTO]

                                   MBIA Inc.
                               1997 Annual Report


                  Meet Claire, age 7. She's our most important
                                                        STAKEHOLDER.

                                    [PHOTO]


Claire's got a big stake in the FUTURE.
          That's why she's got a big stake in MBIA.

     Claire's a first grader. She leads her soccer team in goals and loves hip-hop, karate and math. She says she'll be a pilot one day. After Yale, that is.

     Claire's got big plans for the future - plans that hinge on a pretty basic and completely fair assumption: that she'll always have access to resources that will help her grow into the person she wants to be. After-school activities. Stocked libraries. Sports programs. Museums.

     And the most essential resources - clean water, good hospitals, excellent schools and housing, reliable power, sound roads, bridges and airports - play a big part in allowing Claire to flourish. All of these resources take money. Public money. And that's where MBIA comes into Claire's life.

     MBIA helps state and local governments access and manage capital, so kids like Claire will always have access to the tools they need to succeed.

     This is the story of how MBIA works to secure not just Claire's future, but the future of her parents and grandparents, and the children she may have one day.

                                    [PHOTO]

--------------------------------------------------------------------------------
[GRAPHIC]      o    Cash and asset management for school districts

               o    Bond insurance and consulting services for higher education
--------------------------------------------------------------------------------

Administrators in Claire's school system expect they'll always have enough money to run sports programs and Advanced Placement classes - even dances on the weekends - because they invest their district's bond proceeds in MBIA's guaranteed Investment Agreement Program, and they put their operating funds in CLASS(R), MBIA's cash management program for school districts and municipalities. And one day, Claire may find herself moving into a college dorm that was built by MBIA-insured bonds, on a campus that runs more efficiently and economically because it hired MBIA & Associates, the company's consulting arm, for advice on operational and financial issues.

--------------------------------------------------------------------------------
[GRAPHIC]      o    Insurance for health care bonds

               o    Asset-backed financings
--------------------------------------------------------------------------------

Though she jokes about it now, Claire was pretty scared when she had to be rushed to the hospital after a hard fall during a breakaway play on the soccer field. The hospital, which funded its recent expansion with MBIA-insured bonds, used its newly leased MRI machine to scan her shoulder. The MRI is part of an asset pool that generates income for investors who buy an interest in it. Interests in the pool were packaged and sold in a securitization which was approved for insurance by MBIA's Structured Finance Division. MBIA also guarantees securities that pool the lease proceeds of fast-food franchises like the one Claire and her dad stopped at for hamburgers on the way home from the hospital.

                                    [PHOTO]

--------------------------------------------------------------------------------
[GRAPHIC]      o    Reduced borrowing rates

               o    Tax administration services
--------------------------------------------------------------------------------

With MBIA's help, Claire's hometown can afford to build for the future. In the last three years alone, it has saved over $10 million in interest payments with MBIA's Triple-A guarantee backing its bonds. And the town collected an additional $4 million when it hired MBIA's new tax administration unit, MTB, to discover and collect delinquent taxes.

                                    [PHOTO]

--------------------------------------------------------------------------------
[GRAPHIC]      o    Worry-free investing

               o    Pension fund protection
--------------------------------------------------------------------------------

Claire's next-door neighbors, the Kemps, always invested with a secure retirement in mind. So throughout their work life, they put their savings into municipal bonds insured by MBIA. They're tax-free and worry-free. If a situation ever comes up that threatens an issuer's ability to pay on an MBIA-insured bond, the company works alongside the bond issuer to identify and resolve its financial problem. If it can't be resolved, MBIA's guarantee ensures continued payment of principal and interest to the bondholder for the life of the bond.

The Kemps also benefit from other MBIA products and services. Mrs. Kemp's pension fund is managed by MBIA Capital Management Corp., the company's fixed-income investment management arm, and Mr. Kemp's retirement fund contains guaranteed investment contracts that are wrapped with the protection of MBIA's GIC Wrap(SM) insurance product.

--------------------------------------------------------------------------------
[GRAPHIC]      o    International transactions

               o    Landmark financings
--------------------------------------------------------------------------------

The international terminal at JFK Airport is one of Claire's favorite places. Not because its renovation was recently financed by one of the largest municipal issues ever insured ($934 million), or because it will soon be a state-of-the-art facility serving over 30 airlines, or even because MBIA insured the deal. It's because a trip to JFK means her mom is coming home. Claire's mom works for MBIA's international joint venture, MBIA-AMBAC International, and she travels a lot to exotic places like Sydney, Madrid, Hong Kong and Paris to analyze important deals.

                                    [PHOTO]

--------------------------------------------------------------------------------
[GRAPHIC]      o    Sleep insurance

               o    Dream securitizations
--------------------------------------------------------------------------------

So much in Claire's life is enhanced in some way by MBIA. The utility company that powers her houselights, the crystal clear water she mixes her Kool-Aid(R) in, the bridges she's scared of crossing - all benefit from financing secured by MBIA. This helps her parents sleep at night because they rest assured knowing that the company's Triple-A guarantee will benefit their community and protect their investments. But more important is how MBIA secures Claire's dreams for the future. With its mission to promote growth and prosperity in communities around the world, MBIA helps strengthen the economic infrastructure of society, giving kids like Claire a sound footing - a springboard, really - in life. What pleasant dreams Claire will have, knowing that the deals MBIA insures today will still be around when her own children are growing up.

MBIA is the world's leading financial guarantor and provider of specialized financial products and services. Complementing its core business of financial guarantee insurance, the company provides an array of innovative products and services which help build the financial management capabilities and resources of public and private sector organizations around the world.

================================================================================

Common Stock Data
                                                     Market Price*
                    Dividends Paid         -------------------------------------
                         Per Share           High          Low           Close
================================================================================
1997

1st Quarter                $0.1900         50 13/16       46 1/4        47 15/16

2nd Quarter                 0.1900         61             45 7/16       56 7/16

3rd Quarter                 0.1900         64 9/16        55 3/4        62 3/4

4th Quarter                 0.1950         67 3/8         56 3/4        66 13/16
--------------------------------------------------------------------------------

                                                     Market Price*
                    Dividends Paid         -------------------------------------
                         Per Share           High          Low           Close
================================================================================
1996
================================================================================

1st Quarter                $0.1725         39 11/16       35            37 1/2

2nd Quarter                 0.1725         40 7/16        35 1/16       38 15/16

3rd Quarter                 0.1725         43 5/16        36 1/2        42 7/8

4th Quarter                 0.1900         52 5/16        42 13/16      50 5/8
--------------------------------------------------------------------------------
*    Based on New York Stock Exchange trading data.
--------------------------------------------------------------------------------

$1,000 Invested on December 31, 1987*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

        MBIA Inc.       S&P Financial   S&P 500 Index
                        Index

"87"    1,000           1,000           1,000
"88"    1,551           1,184           1,166
"89"    2,572           1,571           1,534
"90"    2,290           1,234           1,487
"91"    3,974           1,859           1,939
"92"    5,301           2,293           2,086
"93"    5,322           2,548           2,296
"94"    4,846           2,457           2,326
"95"    6,601           3,784           3,200
"96"    9,065           5,114           3,934
"97"    12,125          7,573           5,246

*    Includes reinvested dividends


                                    [PHOTO]

Design:
Bloch Graulich Whelan Inc, New York

Photography:
Black and white: Bill Gallery
Color: Bob Sacha
p. 17:  Max Lerouge, Lille Metropole Communaute urbaine

Special thanks to the following "MBIA Kids" for participating in our 1997 Annual
Report: Claire DeLaurentis, daughter of Lynne DeLaurentis, Investor-Owned Utility Department; Laura Mansour, daughter of J. Paul Mansour, Secondary Market Department; Sade Banks, daughter of Joyce Banks, Market Research; Melanie Reagan, niece of Kathleen Reagan, Controller's Department; and Robert Walz, son of Richard Walz, MBIA Municipal Investors Service Corp.


MBIA Mission and Corporate Responsibility

MBIA's mission is to promote growth and prosperity in communities around the world. We work toward fulfilling our mission by providing products and services of enduring quality that strengthen the financial resources and capabilities of local, state and sovereign governments.

With offices in five countries, MBIA touches the lives of many highly diverse groups including employees, clients, shareholders, business partners and taxpayers at large. In every business decision we make and every action we take, our employees are guided by five corporate values: customer service, performance excellence, integrity, cooperation and good corporate citizenship. We extend these values to the communities in which we live and work: MBIA provides funding and staff time to a number of charitable organizations nationwide.

================================================================================

FINANCIAL HIGHLIGHTS
MBIA Inc. and Subsidiaries

                                                                                                Percent Change
                                                                                      -----------------------------------
In millions except per share amounts            1997         1996          1995       1997  vs. 1996       1996  vs. 1995
=========================================================================================================================
Net income                                   $   374      $   322      $    271             16%                  19%
Gross premiums written                           543          461           348             18%                  32%
Revenues                                         654          546           462             20%                  18%
Total assets                                   9,811        8,562         7,267             15%                  18%
Shareholders' equity                           3,048        2,480         2,234             23%                  11%

Per share data:
Net income
   Basic                                     $  4.26      $  3.75      $   3.25             14%                  15%
   Diluted                                      4.22         3.72          3.21             13%                  16%
Diluted core earnings                           3.73         3.31          2.94             13%                  13%
Book value                                     34.07        28.64         26.60             19%                   8%
Adjusted book value                            48.07        41.47         38.28             16%                   8%

Return on average
   shareholders' equity                        13.5%        13.7%         13.8%

Total claims-paying resources                $ 6,163      $ 5,301      $  4,643             16%                  14%
=========================================================================================================================

                                  [BAR CHART]

================================================================================

DEAR FELLOW SHAREHOLDERS,

Something occurred to me recently while flying back to New York from a meeting in Boston. I was thinking about the presentation I had just made to a group of equity analysts, shareholders and potential investors. I spent an hour describing MBIA's 23 years of industry leadership, our strategies for growth and the strength behind our Triple-A ratings. I told them about our record-breaking results last year in the municipal and structured finance guarantee businesses, our business diversification successes, and the $13 billion in assets under our management. But as I looked out the window on our final approach into LaGuardia Airport, I suddenly realized what I didn't tell my audience in Boston.

The pilot brought us in along the breathtaking "Empire" route, which skims just above the spires of New York City's great buildings. As we floated above the beauty and power of the city, I realized that I didn't tell them that behind everything MBIA does - the municipal projects we guarantee, the structured financings we insure, the towns and cities whose investments we manage and grow, the state and local governments we advise - behind everything we do is a determination to secure a better future for all the people we serve.

We help build a better future through the projects we insure in communities around the world, projects that promote clean air and water, efficient power, new airports, tunnels and bridges, and improved school systems and medical facilities; through our services to municipalities which help city and state governments acquire intellectual - and real - capital, and use both to strengthen their financial standing; and through the business strategies we use to build profitability and shareholder wealth. The impact of our work is truly far-reaching; its effects will benefit generations to come.

This is really what MBIA is all about. As MBIA succeeds, everyone wins. And if we measure success by our 1997 results, everyone wins big.

A BANNER YEAR

We reported strong results in almost all areas of the business last year, following similar strong gains in 1996. Profitability reached record heights,

                                    [PHOTO]

Pictured from left,
Richard L. Weill, vice chairman, and
David H. Elliott, chairman and
chief executive officer.

Ten-Year Return on Investment

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

S&P 500 Index           S&P Financial Index            MBIA Inc.
   $5,246                     $7,575                    $12,125
   (18%)                      (22.4%)                   (     )

S&P 500 Index
S&P Financial Index
MBIA Inc.

* Value of $1,000 invested on December 31, 1997, including reinvested dividends. Percentage represents average annual return.


with net income up 16% to $374 million. Diluted core earnings per share - which exclude the effects of capital gains, bond refundings and nonrecurring items such as accounting changes - grew to $3.73 per share, up 13% over 1996. Adjusted book value per share, which includes deferred premium revenue and the present value of future premiums, rose 16% to $48.07.

We worked more efficiently, too. We've long held the lowest statutory expense ratio in the industry, and at 16.7%, this trend continued through 1997.

Our results built shareholder value. By year-end 1997, MBIA's stock price rose 32% over year-end 1996 to $66.81. Over the past ten years, we've produced an average annual return (share price appreciation plus reinvested dividends) of 28.3%, outperforming the S&P 500 Index of 18.0% and the S&P Financial Index of 22.4%. A $1,000 investment in MBIA at the end of 1987 would be worth $12,125 at the end of 1997.

STRATEGIC MOVES

But the year was also notable for the strategic moves we made to extend our name, products and services to new markets both here and abroad.

At year-end, we announced a merger with CapMAC Holdings Inc., a leader in insuring domestic and international structured finance transactions. The $536 million merger, which was consummated in February 1998, will strengthen MBIA's position as the world's leading financial guarantor, and broaden our capabilities in the rapidly growing global structured finance market. I'm delighted to welcome John B. Caouette, previously CEO of CapMAC, into the MBIA family to serve as president of our newly expanded Structured Finance Division.

MBIA brings its considerable financial and analytical strengths to the union; CapMAC brings its aptitude for creating innovative deal structures. There's a great deal of growth potential in this business, and I believe our merged strengths will make MBIA an even more formidable competitor in coming years.

We also acquired three promising companies to serve our municipal clients more efficiently. And we launched a consulting practice to leverage the capabilities we've built up over the years helping the public sector resolve their financial and operational issues.

To help fund future growth, we raised over $225 million in separate debt and equity offerings, and we split our stock 2-for-1 to make our shares more attractive to a wider range of investors. MBIA also chose to lower its targeted dividend payout ratio to 13% from 20%. Our intention is to continue recommending annual dividend increases as we have done every year since 1987, but the increases will be more modest until the 13% payout ratio is reached. The lower target reflects the capital-intensive nature of financial guarantee insurance and the very favorable outlook we have for future growth opportunities.

As a blue-chip corporation and a member of the S&P 500 Index, MBIA's stock is viewed increasingly as a core equity investment.

BUSINESS UNIT RESULTS

Without question, our growth last year was fueled by a robust economy and record demand for insurance, particularly in the municipal market. Municipal bond issuance rose to $194 billion in 1997, up 20% over

1996. Insured volume climbed to $105 billion, 23% higher than the previous year. We again held tight to our leadership reins, insuring 42% of the insured new issue municipal market.

We're very pleased with this growth and the positive trends we're seeing. We're also pleased that our structured finance, international, secondary market and corporate insurance lines have grown rapidly and are contributing more and more to both our premium volume and our profit.

Our Structured Finance Division ended the year with a 42% increase in insured volume, writing $29 billion in business, up from $20 billion in 1996. Total asset-backed issuance was up 16% for 1997, and with expectations for continued growth in this area and the alliances and expertise in structured transactions that CapMAC brings to MBIA, I expect to see strong activity continuing in this business.

Our joint venture, MBIA-AMBAC International, turned in a solid performance, securing many first-time, landmark deals. But its year was perhaps most noteworthy for the strengthening of the partnership and the intellectual growth that occurred as our joint venture staff became increasingly competent in assessing international transaction opportunities.

Combining results from all of our insurance segments - Public & Corporate Finance, Structured Finance, Secondary Market and International - MBIA in 1997 insured a total of $84 billion of gross par value - a full 22% increase over 1996. With municipal bond market insured penetration at an all-time high, MBIA's gross premium writings led the industry with $543 million. This figure is 18% higher than 1996 results and surpasses the prior record level of 1993. Due to a slightly higher use of reinsurance in 1997, net premiums written increased 14% over 1996 to $463 million.

Meeting Public Sector Needs

At year-end 1997, we created the Investment Management and Financial Services Division to help MBIA capitalize on opportunities arising from the shift toward privatization in the public sector.

Headed by former MBIA board member Gary C. Dunton, the division provides fixed-income asset management services to the public sector, as well as tax and debt administration services to municipalities. In 1997, we acquired two new businesses under this group's umbrella: Philadelphia-based Municipal Tax Bureau, the nation's leading tax compliance and collection company; and Temecula, California-based MuniFinancial, the largest municipal debt administration company in the country. A third company, Municipal Resource Consultants, a California-based provider of tax audit services, was acquired early in 1998.

Through our financial guarantee business, we already have the expertise to assist state, local and global entities with their public finance needs. It just makes good business sense to leverage our capabilities with products and services that complement our core insurance business and help cast MBIA's franchise net farther.

WHAT'S AHEAD

For 23 years our three-tiered operating strategy - protect our strong financial resources which earn us our Triple-A

Ten-Year Average Return
on Shareholders' Equity

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


Financial Guarantee
Industry Group                  MBIA Inc.           S&P 500 Index
     15.9%                       14.4%                  14.3%


Financial Guarantee Industry Group
MBIA Inc.
S&P 500 Index
ratings; preserve our financial guarantee industry leadership; and expand our complementary businesses through prudent investments - has kept us focused, successful and moving forward. It will continue to guide us in 1998 and beyond.

I believe the coming year will be another favorable one for the company. Financial guarantee insurance will continue to be our foundation for growth, supported by increasing fee income from our asset management and municipal services businesses.

I anticipate that steady economic growth in 1998 combined with mild inflation should lead to relatively stable, if low, interest rates, sustaining the current favorable environment for debt financings.

Transition, Integration and Growth

Although municipal bond insurance will remain under pricing pressure, any reduction in returns should be offset by the growth I believe we will experience in international and structured finance insurance, particularly in light of the CapMAC merger. The successful transition and integration of CapMAC into MBIA will be a major focus in 1998, as we sculpt a unified and powerful competitor in the structured finance arena. I believe we'll see increased earnings in this business, and we'll make important inroads into markets where the opportunities for growth seem almost limitless.

Along with the potential in foreign markets comes some risk, as the recent economic volatility in the Asian markets illustrates. After MBIA and CapMAC announced plans to merge in December, a number of Asian entities were downgraded by the ratings agencies. CapMAC's exposure to some of these credits led to a renegotiation of our merger terms in January. To date, no claims have arisen against any of these policies. And we do not expect any significant negative long-term impact on CapMAC's insured portfolio, as it continues to perform according to expectations.

There may even be a silver lining to this economic cloud, as historically we have seen such credit crises create the best environment for our financial guarantee products to take root in new markets. As in the past, strong credits that previously saw no need for insurance now seek its benefits.

Our asset management products and our services for municipalities will continue to support our public finance businesses throughout 1998, bolstering our clients' credit quality and building their financial strength. I expect our consulting services to increase our underwriting and surveillance knowledge, helping us to preserve the quality of our existing portfolio and to make even better informed underwriting decisions. This "brand extension" strategy will enhance our insurance business while allowing the company to continually grow and deliver valuable products to our clients.

With MBIA's corporate profile evolving, our focus will be to assess and build on the strengths of the broader organization we have become.

Other factors will contribute to a good year. Our $5 billion insurance-related investment portfolio - the major contributor to our net income - should grow substantially from continued strong cash flow and a boost of more than $400 million as CapMAC's investment portfolio is merged into ours.

MBIA'S REMARKABLE PEOPLE

In a year punctuated by change came the news that two key members of MBIA's senior staff would retire. Janis S. Christensen, executive vice president and chief credit officer, and James E. Malling, senior executive vice president and chief architect of our investment management businesses, left on January 2 and February 15, 1998, respectively. Both made heroic contributions to our business. Jan's no-loss underwriting legacy and Jim's visionary business diversification efforts will positively influence our bottom line for years to come. I will miss their wisdom and counsel.

I will also miss the invaluable contributions of Board Director Robert B. Nicholas, who left our board this past May. Since 1986, Bob's perspective and insight have served MBIA well, and I am grateful to him for his untiring commitment to the company.

In another demonstration of unflagging commitment, MBIA employees prevailed with a singular focus in a year filled with challenges. Through reorganizations, expanding product lines, business acquisitions and relentless time and competitive pressures, our employees deftly fielded every challenge and performed superbly. I am grateful to them and so very proud to lead them.

Finally, I would like to thank our board of directors and you, our shareholders, for your continued support and belief in our commitment to secure a better future for all.


/s/ David H. Elliott

David H. Elliott
Chairman and Chief Executive Officer

March 6, 1998

                    Value of $1,000 Invested Ten Years Ago*

                                 [LINE CHART]


*    Includes reinvested dividends

TRIPLE-A FINANCIAL STRENGTH

The mark of a leader in any industry is the ability to outperform the competition on multiple fronts - not once, but consistently, year after year. By this yardstick, MBIA is the leader in the financial guarantee arena and has been since its inception 23 years ago.

Perhaps the most compelling evidence of our financial strength and stability is the Triple-A status afforded us by the three top rating agencies. The Triple-A attests to our independently assessed capability to meet potential financial commitments under severely stressed economic conditions. It also reflects our success in mitigating risk through the consistent application of time-tested operating, financial and risk management practices.

Not surprisingly, MBIA's financial track record is as important to our shareholders as it is to our clients. Thus, our chief financial imperative is to create maximum long-term value while maintaining our financial strength.

To deliver on this responsibility, we maintain exacting underwriting standards and a risk-based pricing strategy designed to produce cash returns that exceed our capital costs. Each product line is managed to achieve the return objectives we define for it. The result: for the ten-year period ending December 31, 1997, our average return on shareholders' equity has been 14.4%, surpassing both the industry peer group average of 13.9% and the S&P 500 average of 14.2%. During that time, the company's market value has increased over nine times.

Our core earnings growth - a measure of underlying profitability - has averaged 18% per year in that same period. In 1997, it grew 15%. Additionally, separate debt and equity offerings last year enabled us to raise $225 million in net proceeds, further reinforcing our balance sheet and providing additional capital to fund future growth.

Contributors to Growth

As more issuers and investors recognize the value of MBIA's financial guarantee, and as revenues from our investment management and public- sector financial services continue to grow, we expect to meet our target of annual core earnings per share growth in the 10% to 15% range.

The unique and conservative accounting dynamics that govern the financial guarantee industry contribute to MBIA's steady and consistent earnings growth. While premiums written can vary from year to year, they are booked as deferred revenues and earned over the lives of the guaranteed securities. This shields our earnings from market swings, gives us predictable revenue over the life of the bonds and helps fuel continuous growth in core earnings.

Conservative, Wise and Strategic Investments

MBIA takes a conservative approach with its investment portfolio, which is

[PHOTO]

                                    [PHOTO]

                         Contributors to Revenue Growth
                                      1993


 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]


Domestic Municipal* 94%
Domestic Structured Finance* 5%
Investment Management Revenues 1%



                                     1997
 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]


Domestic Municipal* 66%
Domestic Structured Finance* 16%
International* 7%
Investment Management & MuniServices Revenues* 7%
Other* 4%

*    Adjusted Gross Premium

MBIA'S average return on equity for the past ten years is 14.4%, beating both the industry peer group and the S&P 500 averages.

                                    [PHOTOS]


From left: Julliette S. Tehrani, executive vice president, CFO and treasurer, Finance; Thomas O. Scherer, senior vice president and internal auditor; and David C. Stevens, senior vice president, are three of the many gatekeepers of MBIA's Triple-A ratings.

invested in high-quality fixed-income securities, emphasizing quality, liquidity and diversification. As a matter of policy, we do not invest in real estate or junk bonds, nor do we use derivatives for speculative purposes. Over the past decade, our total invested assets primarily supporting our insurance business have grown from $1 billion to $5 billion, increasing by 18% last year alone. Income from our investment portfolio today contributes more than 63% of our bottom line.

Since MBIA's incorporation in 1986, our total claims-paying resources have increased by 20% a year, from less than $1 billion to more than $6 billion. They consist of our statutory capital and reserves (including unearned premiums), the present value of all future installment premiums due on outstanding insurance policies, and an $825 million Triple-A standby line of credit. Our financial resources are by far the largest in the industry and enhance our competitive position, enabling us to insure larger, high-premium transactions.

Tracking and Monitoring Credit Performance

Risk management has always been central to MBIA's operating philosophy. In our investment and insurance activities, we have a responsibility to avoid excessive risk. Toward this end, we combine well-established qualitative controls with advanced quantitative models to gauge risk levels in both our investment and insurance portfolios.

We were the first financial guarantor to formally monitor the performance of its portfolio of insured issues. Today, we employ more surveillance professionals than anyone in the industry. Aided by powerful database and quantitative tools, our analysts continually track the portfolio's financial underpinnings, looking for early signs of credit quality deterioration or shifts in the economic or political landscape that could eventually impede debt service payments. If a problem seems likely, we are prepared to step in and work with the issuer to avoid a default and protect the insured bondholders.

In fact, we have rigorous financial and operational controls that govern every area of our business. In our 23-year history, MBIA has guaranteed a cumulative $456 billion of par value and written more than 51,000 bond policies. Our careful winnowing out of insurance risks and diligent surveillance efforts have enabled us to hold losses to a bare minimum.

Highest Efficiency; Lowest Average Expense Ratio

Our financial strength and our reputation in the industry as the low-cost producer result from our emphasis on aggressively managing both our expenses and our productivity. Since 1987, MBIA has consistently produced the lowest average expense ratio in the industry.

We are committed to maintaining our Triple-A ratings, maximizing total long-term returns, and conducting our financial activities with consummate skill, insight and conservatism.

[PHOTOS]

                              Investment Portfolio
                                 as of 12/31/97

 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]


Aaa 57%
Aa 17%
A 23%
Baa 3%

                                                                        [PHOTOS]

                    Claims-Paying Resources ($ in billions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

        Qualified Statutory Capital     Total Claims-Paying Resources


93      1.52                            3.76
94      1.73                            4.15
95      2.02                            4.64
96      2.36                            5.30
97      2.85                            6.16


Qualified Statutory Capital
Total Claims-Paying Resources

                                    [PHOTO]

A $1,000 investment in MBIA ten years ago would be worth over $12,000 today.

                                    [PHOTOS]


From left: Louis G. Lenzi, senior vice president and general counsel, Legal; Garfield Johnson, Jr., senior vice president, Public and Corporate Finance; and Kevin D. Silva, senior vice president, Management Services, share a commitment to MBIA's vision for growth in communities around the world.

FINANCIAL GUARANTEE INSURANCE

In the United States, municipal finance is hardly a recent innovation. Towns and cities have sold bonds to the public to pay for public projects since the early days of the Republic. In the years following World War II, infrastructure development and finance activity shifted into high gear. Bonds became the key means of raising the capital needed to build schools and hospitals, airports and rapid transit systems.

The idea of providing Triple-A financial guarantees for these bonds, however, is a distinctly modern concept - one that was pioneered by MBIA. It originated in the early 1970s as a way to help state, city and other government entities raise debt capital at lower interest rates and to provide bondholders with safer investments.

Every debt obligation insured by MBIA is automatically rated Triple-A, which allows issuers to realize significant savings by borrowing at lower interest rates. Indeed, MBIA has helped issuers save some $10 billion since we began insuring bonds in 1974. The upgrade to Triple-A also enhances the bond's marketability, making it easier to sell.

MBIA insurance benefits bond investors too. Should the bond default, the investor's principal and interest payments will continue uninterrupted, paid by MBIA for the life of the bond. Or, if investors decide to sell an MBIA-insured bond before it matures, they are likely to find a highly receptive market. Over the years, these benefits have resulted in a robust market for financial guarantees. Some 54% of all new bond issues in 1997 were insured, compared with 18% in 1987. MBIA led the industry, capturing 42% of the insured market.

Building on our leadership position in the municipal finance sector, MBIA began expanding in the early 1990s into new markets for financial guarantees. The largest and fastest-growing is structured finance, which includes public and private asset- and mortgage- backed securities.

With insured volume soaring from $5 billion in 1993 to almost $29 billion in 1997, MBIA today is a recognized leader in the structured finance guarantee market. Residential mortgage receivables have historically constituted the bulk of our business in this arena. But in the last few years, the sale of securitized assets - automobile loans, equipment lease receivables, auto and cargo leases, credit card receivables, franchise loans and other assets - has become a routine practice at major financial institutions. We expect that sustained growth in these markets will stimulate increasing demand for insurance in the coming years.

                                    [PHOTOS]

Domestic Structured Finance
Volume* ($ in billions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

93      4.82
94      5.71
95      8.97
96      20.37
97      28.85

*  Gross par written

Since 1974, MBIA's financial guarantee has saved state and local governments some $10 BILLION in interest costs.

                                    [PHOTOS]


Emmeline Rocha-Sinha, managing director, Enterprise Finance; Neil G. Budnick, president, Public and Corporate Finance; and Henri N. Gourd, managing director, Secondary Market and Market Research Group, stand in front of a photo of one of four toll plazas along Denver's planned 35-mile, four-lane beltway, the E-470 toll road. The road, which will link the city's northern and southern suburbs, was financed in 1997 by $822 million of revenue bonds, which MBIA insured.

In 1993, MBIA began exporting the same benefits of bond insurance - both municipal and structured finance - outside the United States. Unlike the situation in the U.S., capital markets are new or non-existent concepts in other countries. MBIA again leads the effort - this time, overseas - to improve the use of capital markets and to promote the benefits of financial guarantee insurance.

Unparalleled Resources;
Unparalleled Opportunities

There are many reasons for MBIA's success in the financial guarantee arena. Our personalized approach to client service is one. Our financial strength is another. Because of our unmatched capital base, we are in a position to bid on transactions that our competitors could not insure on their own.

One of the several large deals MBIA insured in 1997 is the $934 million financing of the international arrivals building at New York's John F. Kennedy Airport. The transaction qualifies for a number of honorifics, including "first," "biggest" and, arguably, "most ahead of the curve." It is the largest airport deal in U.S. history, the first privatization of a major U.S. airport and one of the largest insured municipal projects ever. It is the largest bond sale ever issued by the Port Authority of New York and New Jersey, which was the first government-chartered issuing agency in America. And it is leading a trend that is gaining momentum in the U.S. - a trend that MBIA is uniquely able to support - privatization of municipal operations.

As federal funds for publicly run enterprises become scarce, more and more municipal authorities are choosing to outsource their operations to private companies. At JFK Airport, the operation of the international arrivals terminal has been leased to a private concern that will charge market-rate fees to airline carriers and concessionaires. Debt service on the bonds will be paid from these revenues. Over the next five years, experts predict that airports alone will fund nearly $10 billion in capital improvements. It's likely that there will be plenty more opportunities for privatized service companies - and for MBIA insurance.

In one way, the JFK Airport transaction was like every other deal MBIA insures. Before agreeing to provide insurance, our credit analysts - who comprise the largest and most experienced team in the industry - read and digest a wealth of financial reports, demographic data and other documents to evaluate an issuer's creditworthiness. Only if they are satisfied that the issuer is sufficiently capitalized to repay the debt will MBIA agree to provide insurance for the bonds.

Our commitment to service all industry sectors is another plus: MBIA's municipal analysts are fully versed in tax-backed, corporate and municipal utilities, higher education, transportation, health care, housing and other revenue-secured issues. Their knowledge is a significant value to issuers and investment bankers, and a key differentiator when it comes to structuring a debt financing.

                                    [PHOTOS]

MBIA's Public Finance Portfolio

 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]


General Obligation 29%
Utilities 19%
Health Care 16%
Transportation 10%
Special Revenue 8%
Industrial Development & Pollution Control Revenue 5%
Higher Education 5%
Housing 5%
Other 3%

Since inception, we've insured over $456 BILLION in par value. With incurred losses of just $34 million, or eight one-thousandths of ONE percent of total par insured, our underwriting decisions have been right 99.992% of the time.

                                    [PHOTOS]


David N. Penchoff, managing director, Eastern Region; Steven C. Citron, managing director, Southern Region; and John S. Pizzarelli, managing director, Western Region, are pictured before a rendering of the Tampa Community Stadium, which is due to open in the Fall of 1998. The stadium was funded in part by two 1997 bond issues totaling $180 million, both insured by MBIA.

To ensure that clients receive superior, timely service, our Public and Corporate Finance Division operates on a regional basis, with full-service operations covering the West, East and South. These regional units are served by professionals with specialized sector expertise. In addition, our Enterprise Finance unit has nationwide responsibility for the health care, housing, student loan and investor-owned utility sectors, as well as corporate financial obligations.

We have also insured large transactions in our Structured Finance arena, such as 1997's $1.65 billion securitization of part of the Avis rental car fleet. The deal figured prominently in Avis' effort to raise capital and helped pave the way for a successful initial public offering.

To qualify the transaction for insurance, MBIA assessed the credit quality of various corporate entities playing a part in the deal, determined cash flow sufficiency and built adequate first-loss protection into the financing. With MBIA's Triple-A hallmark, the deal became a well-structured securitization of a unique asset class in a high-profile transaction with minimal risk of loss. Just as importantly, it was the first Triple-A-rated securitization of a car rental fleet, the first to carry financial guarantee insurance and the largest ever of its asset type.

Combining the Strengths of Two
Industry Leaders

To help position our company to meet increasing demand for insurance of structured finance deals, MBIA merged in February 1998 with CapMAC Holdings Inc., a leading guarantor of securities backed by trade and corporate receivables, as well as asset-backed commercial paper. CapMAC, which has a strong international presence, also offers customized financial engineering services for structured securities.

This merger represents much more than two powerhouse financial guarantee companies coming together just to do what they are already doing, only bigger. It is a firm commitment by MBIA to seek out and capitalize on a market that we believe has extraordinary potential for profitable growth domestically and internationally - a boom waiting to happen.

What the merger does not represent, however, is a course correction for MBIA. We are as committed as ever to growing our municipal financial guarantee business. In fact, our municipal business has been the turbine that's powered our success for the last 23 years. Now, with CapMAC, we've added another engine to our franchise but we're still headed in the same direction - to remain the world's foremost provider of financial guarantee insurance while strengthening our earnings growth prospects.

                                    [PHOTOS]

MBIA leads the structured finance guarantee market. Insured volume soared from $5 billion in 1993 to almost $29 BILLION in 1997.

                                    [PHOTOS]


Pictured from left are Michael J. Maguire, managing director, MBIA-AMBAC International; John B. Caouette, president, Structured Finance; and Steven A. Campo, Ruth M. Whaley, and Ram D. Wertheim, managing directors, Structured Finance. Behind them is a photo of the Metro system in Lille, France. The Metro and other public projects in Lille have been financed by bonds totaling over $260 million - all guaranteed through the MBIA-AMBAC International joint venture. As a result of MBIA's recent merger with CapMAC Holdings Inc., our structured finance business - in both international and domestic markets - is expected to boom.

Conquering Worldwide Markets

The international market for financial guarantees represents another promising area for MBIA. Through MBIA-AMBAC International, our joint venture with Ambac Assurance Corporation, we guarantee new issues and secondary market transactions of every type around the world. These include infrastructure financings for municipal authorities, sovereign debt, securitized and structured transactions, and obligations of financial institutions.

The joint venture is active in Europe, Australia and the Pacific Rim, with plans to open an office in Japan in 1998. MBIA-AMBAC International secured a number of landmark deals in 1997, including a $538 million bond offering by Universidades de la Generalitat de Valencia. This transaction is the first bond ever issued by a Spanish university, as well as the first use of financial guarantee insurance in Spain's new issue market.

In addition to giving both MBIA and Ambac a more diversified book of international business, the joint venture makes the most of each company's marketing and analytical expertise and establishes a platform for better customer service and broader geographic coverage. As Europe's capital markets continue to evolve, and as CapMAC's proven international capabilities are integrated into the MBIA-AMBAC joint venture, the combined resources will hone our competitive edge in the international marketplace.

Secondary Market Strength

Although new issues account for most of the business we write in each market segment, we also insure debt securities in the secondary market. In fact, we insure more municipal bonds, corporate bonds and structured finance transactions in the secondary market than any other company.

Secondary market coverage allows a fixed-income investor to augment the value and liquidity of a portfolio while adding an important measure of protection to a previously uninsured bond. For that reason, risk-sensitive buyers of debt instruments - institutions and mutual funds, as well as individuals - commonly make MBIA-insured securities an integral component of their portfolios. The price protection inherent in our guarantee is particularly valuable to mutual funds, which serve as proxies for individual investors.

MBIA also has insurance products designed to meet the needs of corporate entities.

Through its Corporate Financial Obligations Department, MBIA offers Triple-A credit enhancement for corporate debt issues, letters of credit, swap counterparties and other financial obligations. The department also offers ASSURETY(R), a surety bond program

                                    [PHOTOS]
that guarantees the deposits that state and local governments and government agencies make in banking institutions. With ASSURETY, payment of principal and interest on demand and time deposits is assured in the event the bank is unable to meet its obligation.

MBIA also offers the GIC Wrap(SM) product, which enhances the credit of guaranteed investment contracts sold by life insurance companies to pension funds. Since its inception in 1996, over $2 billion in par amount has been insured under this program which includes 31 different issuers.

In mid-1997, MBIA "wrapped" its first new-issue GIC in a $200 million transaction with Business Men's Assurance Company of America. These guaranteed contracts will be marketed to pension plans that seek to add Triple-A credit quality and issuer diversification to their portfolios.

More than $1.2 billion in outstanding GIC wrap coverage was in place at year-end 1997 - 36% more than in 1996. And the demand for GICs in defined contribution plans and the wide acceptance of MBIA GIC Wrap insurance among investment managers should make new issue GIC wraps a growth area for MBIA.

A Robust Demand for Financial
Guarantees

The outlook today for MBIA's multiple business lines is uniformly optimistic. Demand for our financial guarantee products is at an all-time high. Indeed, issuers and investors appear to recognize with unprecedented clarity the quality of our underwriting and the value of our guarantee. In a recent MBIA survey of over 500 municipal officials, investment bankers, institutional investors and bond counsel, more than 90% said they expected demand for municipal bonds to match or exceed 1997 levels, and over half predicted that municipals would perform as well or better than equities. Growth opportunities in our other markets appear to be as strong, or stronger.

                                    [PHOTOS]

INVESTMENT MANAGEMENT
& MUNICIPAL SERVICES

Whether state and city coffers are squeezed by dwindling federal funds or flush with surpluses as they have been of late, citizens have a right to expect that their community's money will be invested and managed with great care. That's where MBIA's investment management and municipal services can help.

Using its accumulated expertise and resources, MBIA has, since 1990, provided a variety of products and services to the public and not-for-profit sectors.

In late 1997, our investment management and municipal service businesses were brought together under one umbrella: the Investment Management and Financial Services Division. With this new division, we will be able to more effectively expand our franchise in the public sector and make the most of cross-marketing opportunities among our various businesses.

The Debut of MBIA MuniServices

Within the new division is MBIA MuniServices, a subsidiary comprised of three companies, all of which offer specialized financial services to state and local governments. They are Municipal Tax Bureau (MTB), MuniFinancial and Municipal Resource Consultants.

Philadelphia-based MTB, acquired in 1997, is the nation's largest full-service provider of tax compliance and collection services to public sector entities.

MuniFinancial, based in California, specializes in municipal debt administration. The company, also purchased in 1997, offers services such as administration of assessment and community facilities districts, arbitrage rebate calculation and municipal disclosure services.

And finally, Municipal Resource Consultants, acquired in early 1998 and also based in California, pioneered the concept of revenue enhancement audits for more than 150 California clients.

MBIA MuniServices also has a 50% interest in Capital Asset Holdings Inc., a Florida-based company which purchases and services municipal real estate lien certificates.

Fixed-Income Expertise for Public
Sector Entities

Also under the Investment Management and Financial Services Division umbrella are three businesses offering fixed-income products tailored to specific public sector needs.

MBIA Municipal Investors Service Corporation (MBIA MISC), an SEC- registered investment adviser, offers short-term pooled cash management programs and administrative services, generally under the name CLASS(R), to state and local governments and school districts from California to Puerto Rico. The company had a significant

                                    [PHOTOS]

Investment Management
Services Assets
($ in billions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


1993    2.38
1994    3.60
1995    5.81
1996    11.90
1997    12.57

MBIA's innovative financial products and services HELP COMMUNITIES access capital and grow their funds.

                                    [PHOTOS]


Christopher W. Tilley, president, MBIA MuniServices; Nicholas J. Panarella, Jr., president, Municipal Tax Bureau; and Gary C. Dunton, chief investment officer; president, Investment Management and Financial Services, in front of a photo of Philadelphia's City Hall. In a demonstration of synergy among our businesses, MBIA insured two of Philadelphia's debt obligations in 1997, and we provide the city with tax discovery and compliance services on an ongoing basis. We also secured a $75 million bond issue that was collateralized by tax liens - a first for MBIA. Capital Asset Holdings Inc. (a company in which we own a 50% interest) and MBIA's Municipal Tax Bureau were hired to service the tax lien portfolio. With the city released from the costs and delays associated with tax collection, Philadelphia's taxpayers benefit from lower interest rates on their insured debt and increased efficiency in their city's operations.

win in November 1997 when the Colorado Local Government Liquid Asset Trust selected American Money Management Associates, Inc., a wholly owned subsidiary of MBIA MISC which provides customized investment advisory services, to serve as investment adviser and administrator. COLOTRUST is Colorado's largest and oldest local government investment pool, with over 750 participants and almost $1 billion in assets under management. With COLOTRUST on-line on January 1, 1998, MBIA MISC's clients totaled over 2,700, and public funds under management surpassed $5.2 billion.

MBIA Investment Management Corp. (MBIA IMC) offers customized guaranteed investment agreements and flexible repurchase agreements for bond proceeds and other public funds. The agreements allow entities to successfully manage their market and reinvestment risks, while providing Triple-A quality and attractive yields until the funds are needed for project use or debt service payments. In its four years of operation, MBIA IMC has become a consistent profit contributor and has written over $7.6 billion in investment and repurchase agreements for more than 250 clients.

And finally, MBIA Capital Management Corp. (MBIA CMC), an SEC-registered investment adviser, provides fixed income portfolio management services for public entities, pension funds, not-for-profit institutions and corporations. The group also manages several institutional funds, including MBIA's insurance-related and investment agreement portfolios, as well as funds belonging to state and local government entities, school districts, municipalities, insurance companies, unions and corporations. In December, MBIA CMC was selected to manage a retail municipal bond mutual fund - a first for the group. At year-end, MBIA CMC's assets under management totaled $10.8 billion.

Sharing our Knowledge and
Expertise

In nearly a quarter century of analyzing and solving the financial needs of public and not-for-profit entities, we've accumulated a wealth of knowledge. Last year we formed a consulting practice to share this information. MBIA & Associates Consulting, Inc. assists clients in four sectors: state and local government, international, higher education, and real estate. Together, these groups help strengthen the strategic financial planning and management capabilities of entities in the public and private sectors, which in turn bolsters the stability of communities worldwide.

Our consulting engagements benefit MBIA as well. Working side-by-side with our public sector clients, we gain an even deeper understanding of their issues and concerns, which further strengthens our underwriting and surveillance capabilities.

The shift of federal responsibilities to state and local levels, pressures for government downsizing and tax reform, among other forces, have all come together to advance the privatization and outsourcing of government services. As local governments discover the benefits of hiring outside vendors, the volume of business in this area is likely to experience strong growth.

                                    [PHOTOS]

At year-end 1997, MBIA had nearly $13 BILLION in assets under management, including our own insurance portfolio and funds for the public sector. That number jumped to almost $14 billion on January 1, 1998.

                                    [PHOTOS]


Margaret D. Garfunkel, president, MBIA Investment Management Corp.; Robert M. Ohanesian, president, MBIA Capital Management Corp.; and Francie Heller, president, MBIA Municipal Investors Service Corp., stand before a photo of Ossining High School in Westchester County, New York, which is one of over 2,700 clients in school districts and municipalities nationwide whose funds are invested with and managed by MBIA.

                                                                         [PHOTO]

MBIA-@-A-GLANCE

MBIA's Triple-A guarantee secures municipal bonds and structured finance transactions around the world. With 23 years leading the financial guarantee industry, we've learned a lot about the financial needs and obligations of state and local governments. To that end, we've created a wide range of investment management and municipal products and services to help public and private sector organizations reach their financial goals.

[PHOTO]

================================================================================

Financial Guarantee Products and Services
--------------------------------------------------------------------------------

MBIA's financial guarantee products ensure payment of principal and interest for the life of the transaction. Clients benefit from the lower interest rate and easier access to capital that MBIA's Triple-A credit ratings afford them. We guarantee:

Municipal Deals - general obligation, tax-backed, health care, transportation, higher education, housing and municipal utility bonds in the new issue and secondary markets

Corporate Deals - corporate financial obligations and investor-owned utility bonds. We provide credit enhancement of corporate bonds, letters of credit, swap counterparties and other financial obligations. We also offer:

     o ASSURETY(R) - guarantees the security of a bank's obligations to its municipal depositors

     o GIC Wrap(SM) - enhances the credit of guaranteed investment contracts issued by life insurance companies

Structured Finance Deals - investments structured from pools of money, such as receivables from mortgages, credit cards, equipment and auto leases, home equity and franchise loans

International Deals - global transactions such as infrastructure financings for municipal authorities, sovereign debt, and securitized and structured deals

================================================================================

We've saved municipalities some $10 billion in interest costs since inception.


MBIA has been the financial guarantee industry leader for 23 years.

                                    [PHOTOS]

                                                                         [PHOTO]
                                                    MBIA has insured over 51,000
                                                    issues since inception.

================================================================================

Investment Management Products &
Services
--------------------------------------------------------------------------------

MBIA provides high quality investment products to help our public sector clients strengthen their finances and manage their cash flow and operations more efficiently. They include: CLASS(R) - a highly liquid, short-term cash management program for funds pooled from school districts and municipalities (MBIA MISC)

Investment Agreements and
Repurchase Agreements -
customized, guaranteed investments which provide stable principal value and predictable income for bond proceeds and other public funds (MBIA IMC)

Fixed-Income Investment
Management - investment management for public entities, pension funds, not-for-profit institutions and corporations (MBIA CMC)

================================================================================

Municipal and Consulting Services
--------------------------------------------------------------------------------

MBIA also has other subsidiaries that offer services which build financial resources and strengthen management capabilities of state and local governments in the United States and around the world.

Bond Administration - complete debt administration services, including rebate arbitrage calculation, delinquency management and municipal disclosure requirements. (MuniFinancial)

Revenue Enhancement - MBIA subsidiaries offer:

     o    Tax discovery and compliance services (Municipal Tax Bureau)

     o Tax audit, analysis and information services (Municipal Resource Consultants)

     o    Tax lien purchases and administration (Capital Asset*)

* MBIA has a 50% equity interest in Capital Asset.

Financial and Management Consulting - strategic financial planning and organizational consultation in four sectors: state & local government, international, higher education, and real estate. (MBIA & Associates Consulting, Inc.)

================================================================================

        [PHOTOS]
MBIA manages nearly
$8 billion of public funds.

                  [PHOTOS]
                          MBIA has assets of almost $10 billion, shareholders' equity of $3 billion, statutory reserves of $5 billion and claims-paying resources of over $6 billion.

MBIA Offices

CORPORATE HEADQUARTERS
MBIA Inc.
113 King Street
Armonk, New York 10504
914-273-4545
914-765-3163 (fax)
www.mbia.com

FINANCIAL GUARANTEE BUSINESS
OFFICES:
(Includes domestic and international
financial guarantees, structured
finance and secondary market
insurance, GIC Wrap(SM) and ASSURETY(R)
products.)
113 King Street
Armonk, New York 10504
914-273-4545

885 Third Avenue
New York, NY 10043
212-755-1155

The TransAmerica Pyramid
600 Montgomery Street
San Francisco, CA 94111-2790
415-352-3050

MBIA-AMBAC International Joint
Venture Offices
113 King St.
Armonk, NY 10504
914-273-4545

One State Street Plaza
New York, NY 10004
212-668-0340

MBIA-AMBAC International Marketing
Services Pty. Ltd.
Level 29, The Chifley Tower
2 Chifley Square
Sydney NSW 2000
Australia
612 9375 2117

MBIA Assurance, S.A.
112, avenue Kleber
75116 Paris, France
01 53 70 43 43

MBIA Sucursal en Espana
Serrano, 20-2(0) Dcha
28001 Madrid, Spain
34 1 435 5432

AMBAC UK Limited
St. Helen's
One Undershaft
London EC3A 8JL
England
44 1 71 444 7200

INVESTMENT MANAGEMENT AND
FINANCIAL SERVICES OFFICES:
MBIA Investment Management
Corp. (investment agreements)
MBIA Capital Management Corp.
(fixed-income asset management)
MBIA Municipal Investors Service
Corp. (CLASS(R))
113 King Street
Armonk, NY 10504
914-273-4545

American Money Management
Associates
1700 Broadway, Suite 1020
Denver, CO 80290
303-860-1100

MBIA MuniServices (specialized
financial services for the public sector)
MTB
714
Market Street 3rd Floor
Philadelphia, PA 19106
800-627-3491

MBIA MuniFinancial
28765 Single Oak Drive
Suite 200
Temecula, CA 92590-3661
800-755-6864

Municipal Resource Consultants
32107 West Lindero Canyon Road
Westlake Village, CA 91361
800-247-4406

10174 N. Highway 41
Madera, CA 95131
800-800-8181

Capital Asset Holdings Inc.*
3950 RCA Blvd., Suite 5001
Palm Beach Gardens, FL 33410
561-515-1000
* MBIA has a 50% equity interest in
  Capital Asset

MBIA & ASSOCIATES CONSULTING, INC.
State & Local Government Group
113 King Street
Armonk, NY 10504
914-273-3792

Capital Advisors, Ltd. -
International Group
1156 15th Street, NW
Suite 304
Washington, DC 20005
202-986-0050

MBIA-Stillwater Higher Education
Group
920 East Shore Drive
Stillwater, NJ 07875
973-579-7080

MBIA-Bartram & Cochran Real
Estate Development Group
(a Connecticut corporation providing
consulting services with MBIA)
64 Pratt St.
Hartford, CT 06103
860-549-5000

[PHOTOS]
In 1997, 54% of all new
issue municipal bonds were
insured. MBIA insured 42% of
that amount.

--------------------------------------------------------------------------------

FINANCIAL REVIEW


--------------------------------------------------------------------------------

Table of Contents


Selected Financial and Statistical Data                                     28

Management's Discussion and Analysis of
   Financial Condition and Results of Operations                            30

Report on Management's Responsibility                                       36

Report of Independent Accountants                                           36

Consolidated Statements of Income                                           37

Consolidated Balance Sheets                                                 38

Consolidated Statements of Changes
   in Shareholders' Equity                                                  39

Consolidated Statements of Cash Flows                                       40

Notes to Consolidated Financial Statements                                  41

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FINANCIAL AND STATISTICAL DATA
MBIA Inc. and Subsidiaries (1)


Dollars in millions except per share amounts       1997        1996        1995        1994
===========================================================================================
GAAP Summary Income Statement Data:
  Insurance:
     Gross premiums written                    $    543    $    461    $    348    $    361
     Premiums earned                                297         252         215         218
     Net investment income                          281         248         220         194
     Net realized gains                              17          12          11          10
     Insurance operating income                     483         412         362         342
  Investment management operating
     income (loss)                                   10          12           7           6
  Income before income taxes                        480         408         345         329
  Net income                                        374         322         271         260
  Net income per common share:
     Basic                                     $   4.26    $   3.75    $   3.25    $   3.12
     Diluted                                   $   4.22    $   3.72    $   3.21    $   3.09
-------------------------------------------------------------------------------------------
GAAP Summary Balance Sheet Data:
  Investments                                  $  8,470    $  7,634    $  6,607    $  4,867
  Total assets                                    9,811       8,562       7,267       5,456
  Deferred premium revenue                        1,984       1,786       1,616       1,512
  Loss reserves                                      79          59          43          40
  Municipal investment and
     repurchase agreements                        3,151       3,259       2,642       1,526
  Long-term debt                                    474         374         374         299
  Shareholders' equity                            3,048       2,480       2,234       1,705
  Book value per share                            34.07       28.64       26.60       20.48
  Dividends declared per share                    0.770       0.725       0.655       0.570
-------------------------------------------------------------------------------------------
Statutory Data:
  Net income                                   $    377    $    317    $    278    $    225
  Capital and surplus                             1,760       1,467       1,274       1,110
  Contingency reserve                             1,094         893         744         621
-------------------------------------------------------------------------------------------
     Qualified statutory capital                  2,854       2,360       2,018       1,731
  Unearned premium reserve                        2,119       1,918       1,733       1,620
  Loss reserves                                      15          10           7          22
-------------------------------------------------------------------------------------------
     Total policyholders' reserves                4,988       4,288       3,758       3,373
  Present value of installment premiums             350         288         235         177
  Standby line of credit                            825         725         650         600
-------------------------------------------------------------------------------------------
     Total claims-paying resources                6,163       5,301       4,643       4,150
-------------------------------------------------------------------------------------------
Financial Ratios:
  GAAP:
     Loss ratio                                     6.3%        6.1%        4.9%        3.7%
     Underwriting expense ratio                    26.2        28.3        29.3        28.8
     Combined ratio                                32.5        34.4        34.2        32.5
  Statutory:
     Loss ratio                                     1.5         2.0         0.4         9.8
     Underwriting expense ratio                    16.7        17.6        20.6        22.9
     Combined ratio                                18.2        19.6        21.0        32.7
Net debt service outstanding                   $482,653    $411,106    $344,037    $304,502
Net par amount outstanding                     $277,106    $233,244    $188,636    $164,318
-------------------------------------------------------------------------------------------

(1) Balance sheet amounts as of December 31, 1997 - 1989 and income statement amounts for the years ended December 31, 1997 - 1990 include the accounts of MBIA Insurance Corp. of Illinois (formerly BIG Insurance Company). (See
     Note 1 to consolidated financial statements.)

--------------------------------------------------------------------------------
Premiums Earned
($ in millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

1988            82
1989            91
1990            107
1991            132
1992            163
1993            231
1994            218
1995            215
1996            252
1997            297

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net Investment Income
($ in millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

1988            67
1989            80
1990            115
1991            132
1992            150
1993            179
1994            194
1995            320
1996            348
1997            381

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net Income per Common Share
($ in millions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

1988            1.23
1989            1.37
1990            1.66
1991            1.87
1992            2.31
1993            3.05
1994            3.09
1995            3.21
1996            3.72
1997            4.32

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------


       1993          1992          1991          1990         1989         1988
--------------------------------------------------------------------------------
  $     479     $     369     $     269     $     211    $     159    $     156
        231           163           132           107           91           82
        179           150           132           115           80           67
         10            10             3            --           --            1
        339           255           207           181          136          116

         (1)           (1)           (2)           --           --           --
        324           244           190           165          135          118
        259           189           145           127          102           92

  $    3.09     $    2.34     $    1.89     $    1.68    $    1.39    $    1.23
  $    3.05     $    2.31     $    1.87     $    1.66    $    1.37    $    1.23
--------------------------------------------------------------------------------

  $   3,544     $   2,529     $   1,961     $   1,724    $   1,501    $   1,104
      4,106         3,049         2,438         2,159        1,904        1,309
      1,403         1,196         1,019           902          811          520
         34            26            21             5           --           --

        493            --            --            --           --           --
        299           299           199           200          195           --
      1,596         1,382         1,063           932          777          705
      19.09         16.50         13.79         12.17        10.54         9.40
      0.470         0.380         0.310         0.240        0.205        0.095
--------------------------------------------------------------------------------

  $     258     $     190     $     149     $     127    $      84    $      71

        978           896           647           579          485          376
        539           404           316           261          216          154
--------------------------------------------------------------------------------
      1,517         1,300           963           840          701          530
      1,474         1,242         1,044           926          828          591
          8            14            12            --           --           --
--------------------------------------------------------------------------------
      2,999         2,556         2,019         1,766        1,529        1,121
        186           173           151           134           90           82
        575           500           500           500          325           --
--------------------------------------------------------------------------------
      3,760         3,229         2,670         2,400        1,944        1,203
--------------------------------------------------------------------------------


        3.4%          3.4%         13.0%          4.7%         0.0%         0.0%
       27.4          32.0          30.1          33.7         38.5         39.6
       30.8          35.4          43.1          38.4         38.5         39.6

       (3.5)          2.4          12.7           0.0          0.0          0.0
       17.6          18.3          20.4          23.4         31.6         32.3
       14.1          20.7          33.1          23.4         31.6         32.3
  $ 266,784     $ 223,056     $ 184,604     $ 157,707    $ 137,221    $  90,343
  $ 141,387     $ 112,483     $  90,043     $  75,979    $  65,290    $  42,917
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Assets
($ in billions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

"88"            1,309
"89"            1,904
"90"            2,159
"91"            2,438
"92"            3,049
"93"            4,106
"94"            5,456
"95"            7,267
"96"            8,562
"97"            9,811

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Book Value & Adjusted Book Value
per Share ($)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

"93"            19.09
"94"            20.48
"95"            26.6
"96"            28.64
"97"            34.07

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Claims-Paying Resources
($ in billions)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

"88"            1,203
"89"            1,944
"90"            2,400
"91"            2,670
"92"            3,229
"93"            3,760
"94"            4,150
"95"            4,643
"96"            5,301
"97"            6,163

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

MBIA Inc. and Subsidiaries

Introduction

MBIA Inc. (our company or MBIA) is the world's premier financial guarantee company and a leading provider of investment management products and municipal services.

     Through MBIA Insurance Corp. and its subsidiaries (our insurance company), we provide financial guarantees to municipalities and other bond issuers. Our primary business is insuring municipal bonds issued by governmental units to finance essential public purposes. We also guarantee structured asset-backed and mortgage-backed transactions; selected corporate bonds, including investor-owned utility debt; and obligations of high-quality financial institutions. We provide these products in both the new issue and secondary markets - internationally as well as domestically.

     At year-end we announced a merger with CapMAC Holdings Inc., a leading company insuring structured finance transactions. The merger, which was consummated in February 1998, will strengthen MBIA's position as the leading financial guarantor and expand our capabilities in the rapidly growing structured finance market.

     MBIA also provides investment management products, as well as municipal and consulting services to the public sector.

Results of Operations

Summary

We reported strong results in almost all areas of the business in 1997, following similar strong gains in 1996. The following chart presents highlights of our consolidated financial results for 1997, 1996 and 1995. All per share results have been retroactively adjusted to include the effect of a two-for-one stock split effective October 1, 1997:

                                                                  Percent Change
                                                                  --------------
                                                                   1997   1996
                                                                    vs.    vs.
                                     1997       1996       1995    1996   1995
------------------------------------------------------------------------------
Net income (in millions)           $   374    $   322    $   271    16%    19%

Per share data:
  Net income*                      $  4.22    $  3.72    $  3.21    13%    16%
  Operating earnings*              $  4.06    $  3.61    $  3.17    12%    14%
  Core earnings*                   $  3.73    $  3.31    $  2.94    13%    13%

  Book value                       $ 34.07    $ 28.64    $ 26.60    19%     8%
  Adjusted book value              $ 48.07    $ 41.47    $ 38.28    16%     8%
--------------------------------------------------------------------------------

* Diluted

We believe that core earnings, which exclude the effects of refundings and calls of our insured issues and realized capital gains and losses on our investment portfolio, provides the most indicative measure of our underlying profit trend. Core earnings per share of $3.73 for 1997 grew by 13% over 1996, following a 13% increase in 1996. The consistent increases in core earnings were due primarily to growth in premiums earned and net investment income generated by our insurance operations.

     Our net income grew 16% in 1997 and 19% in 1996. In 1997, on a per share basis, net income increased 13% due to the dilutive effect of the 1997 public offering of additional shares of our company. The difference between the growth rate of core earnings and net income is related to the net income effects of refunded issues and realized capital gains and losses. Operating earnings per share, which excludes the impact of realized capital gains and losses, increased 12% in 1997 and 14% in 1996.

     Our book value at year-end 1997 was $34.07 per share, up from $28.64 at year-end 1996 and $26.60 at year-end 1995. As with core earnings, we believe that a more appropriate measure of a financial guarantee company's intrinsic value is its adjusted book value. It is defined as book value plus the after-tax effects of our net deferred premium revenue, net of deferred acquisition costs, plus the present value of unrecorded future installment premiums. The following table presents the components of our adjusted book value per share:

                                                                  Percent Change
                                                                  --------------
                                                                   1997   1996
                                                                    vs.    vs.
                                     1997       1996       1995    1996   1995
--------------------------------------------------------------------------------
Book value                         $34.07     $28.64     $26.60     19%     8%
After-tax value of:
  Net deferred premium
   revenue, net of
   deferred
   acquisition costs                11.46      10.67       9.86      7%     8%
  Present value of
   future installment
   premiums*                         2.54       2.16       1.82     18%    19%
--------------------------------------------------------------------------------
Adjusted book value                $48.07     $41.47     $38.28     16%     8%
--------------------------------------------------------------------------------

* The discount rate used to present value future installment premiums was 9%.

     Our adjusted book value per share was $48.07 at year-end 1997, a 16% increase from year-end 1996 following an 8% growth in the preceding year. The increase was due to our strong operating results, significant growth in new business written, the 1997 offering of common stock and the impact of lower interest rates on the fair value of our fixed-income investment portfolios.

Financial Guarantee Insurance

Business was strong in 1997 and 1996, fueled by a robust economy and record demand for insurance. Total gross premiums written (GPW) increased significantly to $543.0 million from $460.7 million in 1996 and $348.5 million in 1995. GPW, as reported in our financial statements, reflects cash receipts only and does not include the value of future premium receipts expected for installment-based insurance policies originated in the period. To provide additional information regarding year-to-year changes in new business premium production, we discuss our adjusted gross premiums (AGP), which

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

include our upfront premiums as well as the estimated present value of current and future premiums from installment-based insurance policies issued in the period. MBIA's premium production in terms of GPW and AGP for the last three years is presented in the following table:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
                                                                    vs.     vs.
In millions                      1997        1996        1995      1996    1995
--------------------------------------------------------------------------------
Premiums written:
  GPW                          $ 543.0     $ 460.7     $ 348.5      18%     32%
  AGP                          $ 603.9     $ 543.8     $ 372.1      11%     46%
--------------------------------------------------------------------------------

     We estimate the present value of our total future installment premium stream on outstanding policies to be $349.6 million at year-end 1997, compared with $288.0 million at year-end 1996 and $235.4 million at year-end 1995.

Municipal Market Once again in 1997, we maintained our market leadership in the growing new issue municipal market. In addition, through our substantial financial and capital resources, we were able to provide insurance for several large transactions, thereby increasing our par and premium writings. Domestic new issue municipal market information and MBIA's par and premium writings in both the new issue and secondary domestic municipal finance markets are shown in the following table:

                                                                  Percent Change
                                                                  --------------
                                                                   1997   1996
                                                                    vs.    vs.
Domestic Municipal                  1997       1996       1995     1996   1995
--------------------------------------------------------------------------------
Total new issue market:*
Par value (in billions)            $193.8     $162.0     $142.1     20%    14%
Insured penetration                   54%        52%        47%
MBIA market share                     42%        40%        42%

MBIA insured:
Par value (in billions)            $ 48.1     $ 39.2     $ 32.6     23%    20%
Premiums (in millions):
  GPW                              $429.8     $365.1     $296.9     18%    23%
  AGP                              $431.9     $357.8     $291.6     21%    23%
--------------------------------------------------------------------------------

* Market data are reported on a sale date basis while MBIA's insured data are based on closing date information. Typically, there can be a one- to four-week delay between the sale date and closing date of an insured issue.

Structured Finance Market The par value of issues in the asset-backed securities market (excluding private placements and mortgage-backed securities, for which market data are unavailable) increased 16% in 1997 and 40% in 1996. In 1997 and 1996, we achieved substantial gains in both our domestic new issue and secondary market structured finance business (includes asset-/ mortgage-backed). GPW for 1997 increased by 8% while AGP decreased by 13%. The decline in AGP was due to a non-recurring reinsurance transaction in 1996. Excluding this transaction, GPW and AGP increased 55% and 1%, respectively, during 1997. Details regarding the asset-backed market and MBIA's par and premium writings in both the domestic new issue and secondary structured finance markets are shown in the table below:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
Domestic                                                            vs.     vs.
Structured Finance                       1997     1996     1995    1996    1995
--------------------------------------------------------------------------------
Total asset-backed market:*
Par value (in billions)                 $176.0   $151.5   $108.0    16%     40%

MBIA insured:
Par value (in billions)                 $ 28.8   $ 20.4   $  9.0    42%    127%
Premiums (in millions):
  GPW                                   $ 56.4   $ 52.3   $ 22.9     8%    128%
  AGP                                   $101.1   $116.0   $ 46.8   (13)%   148%
--------------------------------------------------------------------------------

*    Market data exclude mortgage-backed securities and private placements.

International Market In late 1995, we formed a joint venture with Ambac Assurance Corporation (another leading Triple-A-rated financial guarantee insurer) to market financial guarantee insurance internationally. This initiative has contributed to a substantial expansion of our international business as evidenced by the growth in premium writings over the past two years. The joint venture has underwritten certain business in Southeast Asia. With the turmoil in that region, particular emphasis has been placed on monitoring these transactions, and no losses are expected. Our company's municipal and structured finance international business volume in the new issue and secondary markets for the last three years is illustrated below:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
                                                                    vs.     vs.
International                            1997     1996     1995    1996    1995
--------------------------------------------------------------------------------

Par value (in billions)                 $ 3.3    $ 3.8    $ 2.3     (14)%   65%
Premiums (in millions):
  GPW                                   $34.4    $25.2    $21.3      37%    18%
  AGP                                   $45.5    $40.6    $24.1      12%    69%
--------------------------------------------------------------------------------

Ceded Premiums Reinsurance allows an insurance company to transfer portions of its insured business to a reinsurance company. In exchange for insuring a portion of our risk, the reinsurance company receives a part of our premiums (ceded premiums) for which we, in turn, receive a ceding commission. We use reinsurance to increase our capacity to write new business when we are subject to single risk limitations, and to manage the overall risk profile of our insurance portfolio.

     Premiums ceded to reinsurers from all insurance operations were $79.8 million, $54.9 million and $45.1 million in 1997, 1996 and 1995, respectively. Cessions as a percentage of GPW were in the 12 - 15% range for all three years. Year-to-year variances generally reflect the higher utilization of treaty or facultative reinsurance required to comply with regulatory constraints or our own single risk limits.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)

MBIA Inc. and Subsidiaries

     Most of our reinsurers are rated Double-A or higher by Standard & Poor's Corporation or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we believe that we will recover the reinsured portion of any losses which may occur.

Revenues Our insurance revenues are primarily comprised of premiums earned and investment income. Premiums are recognized over the life of the bonds we insure. The slow premium recognition, coupled with compounding investment income from investing our premiums and capital, form a solid foundation for consistent revenue growth.

Premiums Earned For approximately 80% of our insurance writings, we receive premiums upfront and earn them pro rata over the period of risk of the bond issue. Accordingly, the portion of net premiums earned on each policy in any given year represents a relatively small percentage of the total net upfront premiums received. The balance represents deferred premium revenue to be earned over the remaining life of the insured bond issue.

     For 20% of our new business writings (primarily our structured finance business) we collect installment premiums. Installment premiums are credited to the deferred premium revenue account when they are received and are recognized as revenue over each installment period - generally one year or less.

     When an MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately, except for any portion that may be applied as a credit towards insuring the refunding bond issue. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code. The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated below:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
                                                                    vs.     vs.
In millions                       1997        1996        1995     1996    1995
--------------------------------------------------------------------------------
Premiums earned:
  Scheduled                     $ 246.5     $ 207.3     $ 181.1     19%     14%
  Refunded                         50.9        44.4        34.0     15%     31%
--------------------------------------------------------------------------------
Total                           $ 297.4     $ 251.7     $ 215.1     18%     17%

     The year-to-year increase in premiums earned from scheduled amortization reflects the additive effect of new business written, including the expanding installment premium activity from the structured finance and international businesses.

Investment Income Our insurance related investment income increased to $281.5 million in 1997, up from $247.6 million in 1996 and $219.9 million in 1995. These increases were primarily due to the growth of cash flow available for investment. Our cash flows were generated from operations, the compounding of previously earned and reinvested investment income and the addition of funds from financing activities. Insurance related net realized capital gains were $17.5 million in 1997, $11.7 million in 1996 and $11.3 million in 1995. These realized gains were generated as a result of ongoing management of the investment portfolio.

Losses and Loss Adjustment Expenses (LAE) We maintain a general loss reserve based on our estimate of unidentified losses from our insured obligations. The total reserve is calculated by applying a risk factor based on a study of bond defaults to net debt service written. To the extent that we identify specific insured issues as currently or likely to be in default, the present value of our expected payments, net of expected reinsurance and collateral recoveries, is allocated within the total loss reserve as case-specific reserves.

     We periodically evaluate our estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. We believe that our reserving methodology and the resulting reserves are adequate to cover the ultimate net cost of claims. However, the reserves are necessarily based on estimates, and there can be no assurance that any ultimate liability will not exceed such estimates. The following table shows the case-specific and unallocated components of our total loss and LAE reserves at the end of the last three years, as well as our loss provision for the last three years:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
                                                                    vs.     vs.
In millions                       1997        1996        1995     1996    1995
--------------------------------------------------------------------------------
Reserves:
  Case-specific                 $24.9       $20.2       $14.5       23%     40%
  Unallocated                    54.0        39.1        28.0       38%     39%
--------------------------------------------------------------------------------
Total                           $78.9       $59.3       $42.5       33%     40%

Provision                       $18.7       $15.3       $10.6       22%     44%

     Over the three-year period from 1995 through 1997, our provision for losses and LAE increased in tandem with new business writings in accordance with our loss reserving methodology. The changes in the case-specific reserve had no impact on our net income since they were offset by corresponding changes in the unallocated portion of the total reserve. The unallocated reserve has almost doubled since year-end 1995, from $28.0 million to $54.0 million at year-end 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Operating Expenses Those expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. Our company's policy acquisition costs, general operating expenses and total operating expenses, as well as related expense measures, are shown below:

                                                                  Percent Change
                                                                  --------------
                                                                   1997    1996
                                                                    vs.     vs.
In millions                       1997        1996        1995     1996    1995
--------------------------------------------------------------------------------
Policy acquisition
  costs, net                    $27.9       $24.7       $21.3       13%     16%
Operating                        49.9        46.6        41.8        7%     12%
--------------------------------------------------------------------------------
Total insurance
  operating expenses            $77.8       $71.3       $63.1        9%     13%

Expense ratio:
  GAAP                          26.2%       28.3%       29.3%
  Statutory                     16.7%       17.6%       20.6%

     For 1997, policy acquisition costs net of deferrals increased 13% to $27.9 million following a 16% increase in 1996, in tandem with our year-to-year fluctuations in premiums earned. The ratio of policy acquisition costs net of deferrals to earned premiums has remained in the 10% range for all three years.

     In 1997, operating expenses increased 7% subsequent to a larger increase in 1996, which was due to an expansion of marketing and surveillance initiatives and one significant structured finance transaction for which a related contingent commission was recorded as an operating expense.

     Financial guarantee insurance companies also use the statutory expense ratio (expenses before deferrals as a function of net premiums written) as a measure of expense management. Our company's 1997 statutory and GAAP expense ratios have improved over both 1996 and 1995.

Investment Management and Municipal Services

In late 1997, MBIA's investment management and municipal services businesses were brought together under one umbrella: the Investment Management and Financial Services Division. This new organization will enable us to more effectively expand our franchise in the public sector and make the most of cross-marketing opportunities among our various businesses.

     The following provides a summary of these businesses:

MBIA Municipal Investors Service Corporation (MBIA-MISC) provides cash management, investment fund administration and fixed-rate investment placement services directly to local governments and school districts. In late 1996, MBIA-MISC acquired American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services for municipal and quasi-public sector clients. Both MBIA-MISC and AMMA are Securities and Exchange Commission (SEC)-registered investment advisers.

MBIA Investment Management Corp. (IMC) provides customized guaranteed investment agreements and flexible repurchase agreements for bond proceeds and other public funds. At year-end 1997, principal and accrued interest outstanding on investment and repurchase agreements was $3.2 billion compared with $3.3 billion at year-end 1996. At amortized cost, the assets supporting IMC's investment agreement liabilities were $3.2 billion and $3.3 billion at year-end 1997 and 1996, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

     IMC, from time to time, uses derivative financial instruments to manage interest rate risk. We have established policies limiting the amount, type and concentration of such instruments. By matter of policy, derivative positions can only be used to hedge interest rate exposures and not for speculative trading purposes. At year-end 1997, our exposure to derivative financial instruments was not material.

MBIA Capital Management Corp. (CMC) provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and MBIA's insurance related portfolios, as well as third-party accounts. CMC assumed full management for MBIA's insurance related fixed-income investment portfolios in 1996, which were previously managed externally. CMC is an SEC-registered investment adviser.

MBIA MuniServices Company (MuniServices) (formerly known as Strategic Services, Inc.) was established in 1996 to provide bond administration, revenue enhancement and other services to state and local governments. In 1996, MuniServices acquired an equity interest in Capital Asset Holdings Inc. (Capital Asset), a purchaser and servicer of delinquent tax certificates. Capital Asset also provides a series of services to assist taxing authorities in the preparation, analysis, packaging and completion of delinquent tax obligation sales.

     In January 1997, MuniServices acquired a 95% interest in Municipal Tax Bureau (MTB), a provider of tax revenue compliance and collection services to public entities. In July 1997, MuniServices acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration.

MBIA & Associates Consulting, Inc. was established in 1997 to provide assistance to state and local governments, colleges and universities, and international public and private sector clients seeking to strengthen their strategic financial planning and management capabilities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)

Interest Expense

In 1997, 1996 and 1995, respectively, we incurred
$37.5 million, $33.5 million and $28.4 million of interest expense. The increases in interest expense in 1997 and 1996 were due to the $75 million addition to MBIA's long-term debt in December 1995 and the $100 million addition in July 1997.

Taxes

Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. Our effective tax rate increased to 22.0% in 1997 as a result of an increase in the taxable component of our investment portfolio.

Capital Resources

We carefully manage our capital resources to optimize our cost of capital, while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 1997, our total capital was $3.0 billion with total long-term borrowings at $474 million. We use debt financing to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and ratios we use to measure it:

                                                     1997       1996       1995
--------------------------------------------------------------------------------
Long-term debt (in millions)                         $474       $374       $374
Long-term debt to total capital                        13%        13%        14%
Ratio of earnings to fixed charges                   13.8x      13.2x      13.1x

     In addition, our insurance company has an $825 million irrevocable standby line of credit facility with a group of major Triple-A rated banks to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term which expires on September 30, 2004 and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date.

     From time to time we access the capital markets to support the growth of our businesses. In February 1996, we completed a public offering of 7.8 million shares of common stock, of which 1.5 million shares were newly issued, for total net proceeds to MBIA of $55 million. In July 1997, to provide us with additional capital for growth, we raised $126 million of equity and issued $100 million of 30-year debentures.

     As of year-end 1997, total claims-paying resources for our insurance company stood at $6.2 billion, a 16% increase over 1996.

Liquidity

Cash flow needs at the parent company level are primarily for dividends to our shareholders and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from our insurance company, which generates substantial cash flow from premium writings and investment income. In 1997, operating cash flow from our insurance company was $601 million, a 15% increase from $521 million in 1996.

     Under New York state insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus. In 1997 our insurance company paid no dividends and at year-end 1997 had dividend capacity of $176 million without special regulatory approval.

     Our company has significant liquidity supporting its businesses. At year-end 1997, cash equivalents and short-term investments totaled $268 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include, among other things, selling or pledging our fixed-income investments from our investment portfolio, tapping existing liquidity facilities and new borrowings.

     Our company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $300 million with a group of worldwide banks. At year-end 1997, $20.0 million was outstanding under these facilities to fund interim cash requirements.

     Our investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 1997, the fair value of our consolidated investment portfolio increased 11% to $8.5 billion, as shown below:

                                                                  Percent Change
                                                                  --------------
In millions                                   1997        1996     1997 vs.1996
--------------------------------------------------------------------------------
Insurance operations:
  Amortized cost                             $4,862      $4,193        16%
  Unrealized gain                               267         148        80%
--------------------------------------------------------------------------------
Fair value                                   $5,129      $4,341        18%
--------------------------------------------------------------------------------
Municipal investment
  agreements:
  Amortized cost                             $3,242      $3,263        (1)%
  Unrealized gain                                99          30       231%
--------------------------------------------------------------------------------
Fair value                                   $3,341      $3,293         1%
--------------------------------------------------------------------------------
Total portfolio at fair value                $8,470      $7,634        11%

34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


     The growth of our insurance related investments in 1997 was the result of positive cash flows and proceeds from our financing activities, as well as an increase in unrealized gains caused by lower interest rates at year-end. The fair value of investments related to our municipal investment agreement business increased slightly to $3.3 billion at year-end 1997.

     Our investment portfolios are considered to be available- for-sale, and the differences between their fair value and amortized cost, net of applicable taxes, are reflected as an adjustment to shareholders' equity. Differences between fair value and amortized cost arise primarily as a result of changes in interest rates occurring after a fixed-income security is purchased, although other factors influence fair value, including credit-related actions, supply and demand forces and other market factors. The weighted-average credit quality of our fixed-income portfolios has been maintained at Double-A since our inception in 1986. Since we generally intend to hold most of our investments to maturity as part of our risk-management strategy, we expect to realize a value substantially equal to amortized cost.

Market Risk

The fair values of some of our company's reported financial instruments are subject to change as a result of potential interest rate movements. This interest rate sensitivity can be estimated by projecting a hypothetical increase in interest rates of 1.0%. Based on market values and interest rates as of year-end 1997, this hypothetical increase in interest rates would result in an after-tax decrease in net fair value of our company's financial instruments of $140 million. This projected change in fair value is primarily a result of our company's "fixed-maturity securities" asset portfolio which loses value with increases in interest rates. Since our company is able and primarily expects to hold the securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenario.

     Our company's investment portfolio holdings are primarily U.S. dollar denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds, and asset-backed securities. In modeling sensitivity to interest rates for the taxable securities, U.S. treasury rates are changed instantaneously by 1.0%, and the option adjusted spreads of the securities are held constant. Tax-exempt securities are subjected to a change in the Municipal Triple-A General Obligation curve that would be equivalent to a 1.0% taxable interest rate change based on year-end taxable/tax-exempt ratios. Simulation for tax-exempts is performed treating securities on a duration-to-worst-case basis. For the liabilities evaluation, where appropriate, the assumed discount rates used to estimate the present value of future cash flows are increased by 1.0%.

Year 2000

With the approach of the new millennium, MBIA is actively managing the Year 2000 issue. This issue results from computer programs which use two digits, rather than four digits to define a year. Our company has already re-engineered our significant internal business applications. The costs related to Year 2000 compliance activities did not have a material effect on net income, financial condition or cash flows. We have instituted a corporate-wide effort to address and resolve the system/application tasks associated with Year 2000 at certain subsidiary locations and have targeted December 31, 1998 for complete Year 2000 compliance.

     MBIA is also in the process of reviewing our exposure to Year 2000 issues resulting from our vendors and insureds' computer systems. Our company is in the process of contacting vendors and insureds regarding the state of their remediation activities for material Year 2000 issues. Management believes that its activities, if any, necessitated by the response to these inquiries will be substantially completed before the end of 1998. We do not expect that there will be material disruptions to our company's business or an increase in our cost of doing business.

================================================================================

--------------------------------------------------------------------------------


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


/s/ David H. Elliott

David H. Elliott
Chairman and Chief Executive Officer


/s/ Julliette S. Tehrani

Julliette S. Tehrani
Executive Vice President, Chief Financial Officer and Treasurer


Report of Independent Accountants

To the Board of Directors and Shareholders of MBIA Inc.:

We have audited the accompanying consolidated balance sheets of MBIA Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.


New York, New York
February 3, 1998

--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF INCOME
MBIA Inc. and Subsidiaries

                                                                                                Years ended December 31
                                                                             =======================================================
Dollars in thousands except per share amounts                                      1997                  1996                  1995
====================================================================================================================================
REVENUES
   Insurance:
     Gross premiums written                                                   $ 543,016             $ 460,675             $ 348,487
     Ceded premiums                                                             (79,781)              (54,852)              (45,050)
------------------------------------------------------------------------------------------------------------------------------------
       Net premiums written                                                     463,235               405,823               303,437
     Increase in deferred premium revenue                                      (165,858)             (154,111)              (88,365)
------------------------------------------------------------------------------------------------------------------------------------
       Premiums earned (net of ceded premiums
         of $43,734, $38,893 and $30,655)                                       297,377               251,712               215,072
     Net investment income                                                      281,459               247,561               219,858
     Net realized gains                                                          17,478                11,740                11,312
   Investment management services:
     Income                                                                      26,668                26,663                19,884
     Net realized gains (losses)                                                  3,416                 2,572                (6,092)
   Other                                                                         27,584                 5,289                 2,188
------------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                           653,982               545,537               462,222
------------------------------------------------------------------------------------------------------------------------------------
EXPENSES
   Insurance:
     Losses and loss adjustment                                                  18,673                15,334                10,639
     Policy acquisition costs, net                                               27,873                24,660                21,283
     Operating                                                                   49,947                46,654                41,805
   Investment management services                                                16,761                14,583                12,857
   Interest                                                                      37,450                33,462                28,439
   Other                                                                         23,709                 2,714                 2,169
------------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                           174,413               137,407               117,192
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                      479,569               408,130               345,030
Provision for income taxes                                                      105,393                85,967                73,611
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $ 374,176             $ 322,163             $ 271,419
====================================================================================================================================
NET INCOME PER COMMON SHARE:
  BASIC                                                                       $    4.26             $    3.75             $    3.25
  DILUTED                                                                     $    4.22             $    3.72             $    3.21

Weighted average number of
   common shares outstanding:
   Basic                                                                     87,912,615            85,856,258            83,525,106
   Diluted                                                                   88,747,388            86,696,096            84,480,022
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
MBIA Inc. and Subsidiaries

Dollars in thousands except per share amounts                                                December 31, 1997    December 31, 1996
====================================================================================================================================
ASSETS
Investments:
   Fixed-maturity securities held as available-for-sale
     at fair value (amortized cost $4,600,528 and $4,001,562)                                      $ 4,867,254          $ 4,149,700
   Short-term investments, at amortized cost (which
     approximates fair value)                                                                          245,029              176,088
   Other investments                                                                                    16,802               14,851
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     5,129,085            4,340,639
   Municipal investment agreement portfolio held as available-for-sale
     at fair value (amortized cost $3,241,703 and $3,263,211)                                        3,341,394            3,293,298
------------------------------------------------------------------------------------------------------------------------------------
       TOTAL INVESTMENTS                                                                             8,470,479            7,633,937

Cash and cash equivalents                                                                               23,181                7,356
Securities borrowed or purchased under agreements to resell                                            472,963              217,000
Accrued investment income                                                                              115,971              104,725
Deferred acquisition costs                                                                             154,100              147,750
Prepaid reinsurance premiums                                                                           252,893              216,846
Goodwill (less accumulated amortization of $49,486 and $43,050)                                        120,326              105,138
Property and equipment, at cost (less accumulated depreciation
   of $26,523 and $21,642)                                                                              60,238               50,923
Receivable for investments sold                                                                         13,435                  980
Other assets                                                                                           127,176               77,360
------------------------------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                                                $ 9,810,762          $ 8,562,015
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deferred premium revenue                                                                        $ 1,984,104          $ 1,785,875
   Loss and loss adjustment expense reserves                                                            78,872               59,314
   Municipal investment agreements                                                                   1,974,165            2,290,609
   Municipal repurchase agreements                                                                   1,177,022              968,671
   Long-term debt                                                                                      473,878              374,010
   Short-term debt                                                                                      20,000               29,100
   Securities loaned or sold under agreements to repurchase                                            606,263              217,000
   Deferred income taxes                                                                               286,402              206,492
   Payable for investments purchased                                                                    44,007               52,029
   Other liabilities                                                                                   117,796               99,218
------------------------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                                                             6,762,509            6,082,318
====================================================================================================================================
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
   Preferred stock, par value $1 per share; authorized shares -
     10,000,000; issued and outstanding - none                                                              --                   --
   Common stock, par value $1 per share; authorized shares -
     200,000,000; issued shares - 89,461,035 and 86,588,486                                             89,461               86,588
   Additional paid-in capital                                                                          906,744              759,784
   Retained earnings                                                                                 1,825,333            1,518,994
   Cumulative translation adjustment                                                                    (8,558)              (1,042)
   Unrealized appreciation of investments, net of deferred
     income tax provision of $129,308 and $62,706                                                      240,085              116,424
   Unearned compensation - restricted stock                                                             (4,812)              (1,051)
------------------------------------------------------------------------------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY                                                                    3,048,253            2,479,697
------------------------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                  $ 9,810,762          $ 8,562,015
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
MBIA Inc. and Subsidiaries

                                                 For the years ended December 31, 1997, 1996 and 1995
                             ------------------------------------------------------------------------------------------------------
                                                                                       Unrealized      Unearned
                               Common Stock   Additional                Cumulative   Appreciation Compensation-     Treasury Stock
In thousands except          ----------------    Paid-in     Retained  Translation (Depreciation)    Restricted    ----------------
per share amounts             Shares   Amount    Capital     Earnings   Adjustment of Investments         Stock    Shares    Amount
====================================================================================================================================
BALANCE,
  JANUARY 1, 1995            84,154   $84,154   $677,673  $ 1,057,092      $   503      $ (86,560)           --      (924) $(28,146)
------------------------------------------------------------------------------------------------------------------------------------
Unearned compensation -
  restricted stock               --        --         --          116           --             --          (426)       12       319
Exercise of stock options        --        --      5,403      (12,806)          --             --            --       764    23,741
Net income                       --        --         --      271,419           --             --            --        --        --
Change in foreign
  currency translation           --        --         --           --        2,346             --            --        --        --
Change in unrealized
  appreciation of
  investments net
  of change in
  deferred income
  taxes of $(158,544)            --        --         --           --           --        294,208            --        --        --
Dividends (declared
  per common share
  $0.655, paid per
  common share $0.638)           --        --         --      (54,770)          --             --            --        --        --
------------------------------------------------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1995          84,154    84,154    683,076    1,261,051        2,849        207,648          (426)     (148)   (4,086)
------------------------------------------------------------------------------------------------------------------------------------
Net proceeds from
  issuance of shares          1,540     1,540     53,693           --           --             --            --        --        --
Unearned compensation -
  restricted stock               --        --         --           --           --             --          (625)       --        --
Exercise of stock options       894       894     23,015       (1,757)          --             --            --       148     4,086
Net income                       --        --         --      322,163           --             --            --        --        --
Change in foreign
  currency translation           --        --         --           --       (3,891)            --            --        --        --
Change in unrealized
  appreciation of
  investments net
  of change in
  deferred income
  taxes of $49,546               --        --         --           --           --        (91,224)           --        --        --
Dividends (declared
  per common share
  $0.725, paid per
  common share $0.708)           --        --         --      (62,463)          --             --            --        --        --
------------------------------------------------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1996          86,588    86,588    759,784    1,518,994       (1,042)       116,424        (1,051)       --        --
------------------------------------------------------------------------------------------------------------------------------------
Net proceeds from
  issuance of shares          2,300     2,300    124,077           --           --             --            --        --        --
Unearned compensation -
  restricted stock               67        67      3,729           --           --             --        (3,761)       --        --
Stock issued for acquisition    120       120      6,880           --           --             --            --        --        --
Exercise of stock options       386       386     12,274           --           --             --            --        --        --
Net income                       --        --         --      374,176           --             --            --        --        --
Change in foreign
  currency translation           --        --         --           --       (7,516)            --            --        --        --
Change in unrealized
  appreciation of
  investments net
  of change in
  deferred income
  taxes of $(66,602)             --        --         --           --           --        123,661            --        --        --
Dividends (declared
  per common share
  $0.770, paid per
  common share $0.765)           --        --         --      (67,837)          --             --            --        --        --
------------------------------------------------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1997          89,461   $89,461   $906,744  $ 1,825,333      $(8,558)     $ 240,085       $(4,812)       --        --
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
MBIA Inc. and Subsidiaries

                                                                                                Years ended December 31
                                                                                ----------------------------------------------------
Dollars in thousands                                                                   1997                1996                1995
===================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $   374,176         $   322,163         $   271,419
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Increase in accrued investment income                                          (11,246)            (17,709)            (18,530)
     Increase in deferred acquisition costs                                          (6,350)             (7,402)             (7,300)
     Increase in prepaid reinsurance premiums                                       (36,047)            (15,959)            (14,395)
     Increase in deferred premium revenue                                           201,905             170,070             102,760
     Increase in loss and loss adjustment expense reserves                           19,558              16,809               2,357
     Depreciation                                                                     5,403               4,341               3,984
     Amortization of goodwill                                                         6,436               5,064               5,183
     Amortization of bond discount, net                                             (20,384)            (21,030)            (18,468)
     Net realized gains on sale of investments                                      (20,894)            (14,312)             (5,222)
     Deferred income taxes                                                           13,376               9,308              11,349
     Other, net                                                                     (43,796)            (19,181)             17,946
-----------------------------------------------------------------------------------------------------------------------------------
     Total adjustments to net income                                                107,961             109,999              79,664
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                      482,137             432,162             351,083
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed-maturity securities, net
     of payable for investments purchased                                        (2,090,236)         (1,519,213)         (1,149,253)
  Sale of fixed-maturity securities, net of
     receivable for investments sold                                              1,247,860             873,823             719,523
  Redemption of fixed-maturity securities, net of
     receivable for investments redeemed                                            190,803             158,087              83,448
  Purchase of short-term investments                                                (15,022)             (1,523)            (32,281)
  Purchase of other investments                                                        (559)               (394)             (1,065)
  Sale of other investments                                                           1,223                 862               6,926
  Purchases for municipal investment agreement
     portfolio, net of payable for investments purchased                         (1,447,004)         (1,861,126)         (2,210,571)
  Sales from municipal investment agreement
     portfolio, net of receivable for investments sold                            1,487,437           1,264,033           1,115,239
  Capital expenditures, net of disposals                                            (13,700)             (9,245)             (4,923)
  Other, net                                                                        (15,491)                 --                  --
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                                         (654,689)         (1,094,696)         (1,472,957)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock                                        126,377              55,233                  --
  Net proceeds from issuance of long-term debt                                       98,880                  --              74,344
  Net (repayment) proceeds from (retirement)
     issuance of short-term debt                                                     (9,100)             11,100                  --
  Dividends paid                                                                    (66,841)            (60,501)            (53,179)
  Proceeds from issuance of municipal investment
     and repurchase agreements                                                    1,823,422           2,242,872           2,351,206
  Payments for drawdowns of municipal investment
     and repurchase agreements                                                   (1,930,321)         (1,628,310)         (1,251,517)
  Securities loaned or sold under agreements
     to repurchase, net                                                             133,300                  --                  --
  Exercise of stock options                                                          12,660              26,238              16,338
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                      188,377             646,632           1,137,192
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                 15,825             (15,902)             15,318
Cash and cash equivalents - beginning of year                                         7,356              23,258               7,940
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                         $    23,181         $     7,356         $    23,258
===================================================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income taxes paid                                                             $    88,448         $    66,101         $    52,410
  Interest paid:
     Municipal investment and repurchase agreements                             $   195,344         $   172,237         $   104,301
     Long-term debt                                                                  31,825              31,722              26,575
     Short-term debt                                                                  2,017               1,309               1,228
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

--------------------------------------------------------------------------------

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

     At the end of 1990, MBIA Municipal Investors Service Corporation (MBIA-MISC) was formed as a wholly owned subsidiary of the company. MBIA-MISC operates cooperative cash management programs for school districts and municipalities.

     In 1993, the company formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest.

     In 1994, the company formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for the company, its municipal cash management service businesses and public pension funds.

     In 1996, MBIA-MISC acquired American Money Management Associates, Inc.
(AMMA), which provides investment and treasury management consulting services for municipal and quasi-public sector clients.

     In 1996, the company formed a wholly owned subsidiary, Strategic Services, Inc., which was subsequently renamed MBIA MuniServices Company (MuniServices). Also in 1996, MuniServices acquired an interest in Capital Asset Holdings Inc. (Capital Asset), a limited partnership that buys, services and manages delinquent municipal tax liens. In January 1997, MuniServices acquired a 95 percent interest in the Municipal Tax Bureau (MTB) of Philadelphia, a provider of tax compliance services to state and local governments. In July 1997, MuniServices acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration.

     In 1997, the company formed a wholly owned subsididary, MBIA & Associates Consulting, Inc., to provide assistance to state and local governments, colleges and universities, and international public and private sector clients.

     In early 1998, the company and CapMAC Holdings Inc. consummated a merger to be accounted for as a pooling of interests. See Note 22 for details regarding this merger.

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

Consolidation

The consolidated financial statements include the accounts of the company and its significant subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

Investments

The company's entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholders' equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities, other than those held in the municipal investment agreement portfolio, with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification, and are included as a separate component of revenues.

     Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services income. Municipal investment agreement portfolio accrued interest income, receivables for investments sold and payables for investments purchased are included in the respective consolidated accounts.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

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

Premium Revenue Recognition

Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period - generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where the company insures the refunding issue, is earned at that time, since there is no longer risk to the company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

Advisory Fee Revenue Recognition

The company collects certain advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given structured finance transaction that the company will insure. Advisory fees are deferred and earned consistent with the premium revenues generated on the transactions.

Goodwill

Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of all other subsidiaries is amortized by the straight-line method over 15 years.

Property and Equipment

Property and equipment consist of the company's headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated by the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expense as incurred.

Losses and Loss Adjustment Expenses

Loss and loss adjustment expense (LAE) reserves are established in an amount equal to the company's estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries under salvage and subrogation rights. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of the company periodically evaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

Municipal Investment Agreements and Municipal
Repurchase Agreements

Municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet at the time such agreements are executed. The liabilities for municipal investment and repurchase agreements are carried at the face value of the agreement

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

plus accrued interest, whereas the related assets are recorded at fair value. Investment management services income includes investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

Derivatives

The company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The company uses interest rate swaps for hedging purposes as part of its overall risk management strategy. Gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included with the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When a hedged asset is sold or liability extinguished, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in current period income. At year-end 1997, the company's exposure to derivative financial instruments was not material.

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

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3.   Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement will require the company to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, unearned compensation from restricted stock awards and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, the company will be required to reclassify financial statements for earlier periods provided for comparative purposes. Adoption of this statement will not change the content of the financial statements; instead it will only change the presentation. The company has not yet determined the manner in which comprehensive income will be displayed.

     Also, in June 1997, FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting information about operating segments in annual financial statements, and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The company's future segment presentation has not yet been determined.

4.   Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o upfront premiums are earned only when the related risk has expired rather than over the period of the risk;

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the company's reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus, but are reflected as assets under GAAP.

The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                       As of December 31
                                                --------------------------------
In thousands                                           1997                1996
--------------------------------------------------------------------------------
Company's GAAP
 shareholders' equity                           $ 3,048,253         $ 2,479,697
Contributions to
 MBIA Corp.                                         459,567             361,494
Premium revenue
 recognition                                       (408,654)           (368,762)
Deferral of acquisition
 costs                                             (154,100)           (147,750)
Unrealized gains                                   (369,393)           (179,130)
Contingency reserve                              (1,094,117)           (892,793)
Loss and loss adjustment
 expense reserves                                    53,938              39,065
Deferred income taxes                               286,402             206,492
Tax and loss bonds                                  129,508             103,008
Goodwill                                            (95,829)           (100,718)
Other                                               (95,377)            (33,581)
--------------------------------------------------------------------------------
Statutory capital
 and surplus                                    $ 1,760,198         $ 1,467,022
--------------------------------------------------------------------------------

Consolidated net income of MBIA Corp., determined in accordance with statutory accounting practices for the years ended December 31, 1997, 1996 and 1995 was $377.1 million, $316.6 million and $278.3 million, respectively.

5.   Premiums Earned from Refunded and Called Bonds

Premiums earned include $50.9 million, $44.4 million and $34.0 million for 1997, 1996 and 1995, respectively, related to refunded and called bonds.

6.   Investments

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

     The following tables set forth the amortized cost and fair value of the fixed-maturities and short-term investments included in the consolidated investment portfolio of the company, as of December 31, 1997 and 1996:

                                                Gross        Gross
                               Amortized   Unrealized   Unrealized          Fair
In thousands                        Cost        Gains       Losses         Value
--------------------------------------------------------------------------------
December 31, 1997
Taxable bonds
  United States
   Treasury and
   Government
   Agency                     $  543,459   $   30,433   $       (4)   $  573,888
  Corporate and
   other obligations           3,071,813       95,698       (1,052)    3,166,459
  Mortgage-backed              1,370,400       29,374       (1,006)    1,398,768
Tax-exempt bonds
  State and
   municipal
   obligations                 3,101,588      213,551         (577)    3,314,562
--------------------------------------------------------------------------------
Total                         $8,087,260   $  369,056   $   (2,639)   $8,453,677
--------------------------------------------------------------------------------

                                                Gross        Gross
                               Amortized   Unrealized   Unrealized          Fair
In thousands                        Cost        Gains       Losses         Value
--------------------------------------------------------------------------------
December 31, 1996
Taxable bonds
  United States
   Treasury and
   Government
   Agency                     $  533,666   $   13,657   $     (997)   $  546,326
  Corporate and
   other obligations           2,718,585       34,559      (16,824)    2,736,320
  Mortgage-backed              1,263,511       20,201       (5,460)    1,278,252
Tax-exempt bonds
  State and
   municipal
   obligations                 2,925,099      137,389       (4,300)    3,058,188
--------------------------------------------------------------------------------
Total                         $7,440,861   $  205,806   $  (27,581)   $7,619,086
--------------------------------------------------------------------------------

Fixed-maturity investments carried at fair value of $7.7 million and $7.8 million as of December 31, 1997 and 1996, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     A portion of the obligations under municipal investment and repurchase agreements require the company to pledge securities as collateral. As of December 31, 1997 and 1996, the fair value of securities pledged as collateral with respect to these obligations approximated $1.8 billion and $1.5 billion, respectively.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1997.

--------------------------------------------------------------------------------

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

In thousands                                     Amortized Cost       Fair Value
--------------------------------------------------------------------------------
Within 1 year                                        $  642,485       $  642,469
Beyond 1 year but within 5 years                      1,459,017        1,492,799
Beyond 5 years but within 10 years                    1,656,507        1,739,656
Beyond 10 years but within 15 years                   1,001,918        1,082,908
Beyond 15 years but within 20 years                   1,096,739        1,173,131
Beyond 20 years                                         860,194          923,946
--------------------------------------------------------------------------------
                                                      6,716,860        7,054,909
Mortgage-backed                                       1,370,400        1,398,768
--------------------------------------------------------------------------------
Total fixed-maturities and
 short-term investments                              $8,087,260       $8,453,677
--------------------------------------------------------------------------------

7.   Investment Income and Gains and Losses

Investment income consists of:

                                                  As of December 31
                                        ----------------------------------------
In thousands                                 1997           1996           1995
--------------------------------------------------------------------------------
Fixed-maturities                        $ 279,900      $ 245,109      $ 216,653
Short-term investments                      4,695          5,244          5,834
Other investments                              (4)            62            217
--------------------------------------------------------------------------------
 Gross investment income                  284,591        250,415        222,704
Investment expenses                         3,132          2,854          2,846
--------------------------------------------------------------------------------
 Net investment income                    281,459        247,561        219,858
--------------------------------------------------------------------------------
Net realized gains (losses):
 Fixed-maturities:
  Gains                                    22,791         16,760          9,941
  Losses                                   (5,877)        (5,353)        (2,537)
--------------------------------------------------------------------------------
  Net                                      16,914         11,407          7,404
--------------------------------------------------------------------------------
 Other investments:
  Gains                                       564            333          3,917
  Losses                                       --             --             (9)
--------------------------------------------------------------------------------
  Net                                         564            333          3,908
--------------------------------------------------------------------------------
 Total net realized gains                  17,478         11,740         11,312
--------------------------------------------------------------------------------
Total investment income                 $ 298,937      $ 259,301      $ 231,170
--------------------------------------------------------------------------------

Total investment income excludes investment income and realized gains and losses from MBIA-MISC, IMC and CMC, which are reported in investment management services income.

Net unrealized gains consist of:

                                                         As of December 31
                                                  ------------------------------
In thousands                                           1997                1996
--------------------------------------------------------------------------------
Fixed-maturities:
 Gains                                            $ 369,056           $ 205,806
 Losses                                              (2,639)            (27,581)
--------------------------------------------------------------------------------
 Net                                                366,417             178,225
--------------------------------------------------------------------------------
Other investments:
 Gains                                                3,033                 934
 Losses                                                 (57)                (29)
--------------------------------------------------------------------------------
 Net                                                  2,976                 905
--------------------------------------------------------------------------------
Total                                               369,393             179,130
Deferred income taxes                               129,308              62,706
--------------------------------------------------------------------------------
Unrealized gains, net                             $ 240,085           $ 116,424
--------------------------------------------------------------------------------

The deferred income taxes relate primarily to unrealized gains and losses on the company's fixed-maturity investments, which are reflected in shareholders' equity.

The change in net unrealized gains (losses) consists of:

                                              Years ended December 31
                                         ---------------------------------------
In thousands                                  1997          1996           1995
--------------------------------------------------------------------------------
Fixed-maturities                         $ 188,192     $(142,208)     $ 454,805
Other investments                            2,071         1,438         (2,053)
--------------------------------------------------------------------------------
Total                                      190,263      (140,770)       452,752
Deferred income taxes                       66,602       (49,546)       158,544
--------------------------------------------------------------------------------
Unrealized gains (losses), net           $ 123,661     $ (91,224)     $ 294,208
--------------------------------------------------------------------------------

8.   Income Taxes

The company files a consolidated tax return which includes all of its U.S. subsidiaries.

The provision for income taxes is composed of:

                                               Years ended December 31
                                      ------------------------------------------
In thousands                              1997             1996             1995
--------------------------------------------------------------------------------
Current                               $ 92,017         $ 76,659         $ 62,262
Deferred                                13,376            9,308           11,349
--------------------------------------------------------------------------------
Total                                 $105,393         $ 85,967         $ 73,611
--------------------------------------------------------------------------------

The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the company's lower effective tax rates are as follows:

                                                   Years ended December 31
                                             -----------------------------------
                                              1997          1996          1995
--------------------------------------------------------------------------------
Income taxes computed on
 pre-tax financial income at
 statutory rates                              35.0%         35.0%         35.0%
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest                        (11.1)        (12.6)        (13.4)
  Amortization of goodwill                     0.4           0.4           0.5
  Other                                       (2.3)         (1.7)         (0.8)
--------------------------------------------------------------------------------
Provision for income taxes                    22.0%         21.1%         21.3%
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:

In thousands                                                 1997           1996
--------------------------------------------------------------------------------
Deferred tax assets:
 Tax and loss bonds                                      $130,080       $102,222
 Alternative minimum tax credit
  carryforward                                             62,279         58,067
 Loss and loss adjustment expense
  reserves                                                 18,878         13,673
 Other                                                     85,734         13,347
--------------------------------------------------------------------------------
Total gross deferred tax assets                           296,971        187,309
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Contingency reserve                                      229,389        180,957
 Deferred premium revenue                                 154,240         74,082
 Deferred acquisition costs                                53,935         51,713
 Unrealized gains                                         129,308         62,706
 Contingent commissions                                       408          1,052
 Other                                                     16,093         23,291
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                      583,373        393,801
--------------------------------------------------------------------------------
Net deferred tax liability                               $286,402       $206,492
--------------------------------------------------------------------------------

The company believes that no valuation allowance is necessary in connection with the deferred tax assets.

9.   Net Income Per Common Share

In February 1997, the FASB issued SFAS 128, "Earnings per Share", effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share (EPS). Under the new standard, basic EPS is computed by dividing income applicable to common stock by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the additional dilution that could occur from employee stock options and other items that could potentially result in the issuance of common stock. The company has adopted this Statement and as required has restated all prior-period EPS data presented. The following provides a reconciliation of the denominator of the basic EPS computation to the denominator of the diluted EPS computation.

                                                   Years ended December 31
                                          --------------------------------------
                                                1997          1996          1995
--------------------------------------------------------------------------------
Net income (in thousands)                   $374,176      $322,163      $271,419
--------------------------------------------------------------------------------
Basic weighted average
 shares                                   87,912,615    85,856,258    83,525,106
Effect of stock options                      834,773       839,838       954,916
--------------------------------------------------------------------------------
Diluted weighted average
 shares                                   88,747,388    86,696,096    84,480,022
--------------------------------------------------------------------------------
Basic EPS                                      $4.26         $3.75         $3.25
Diluted EPS                                    $4.22         $3.72         $3.21

Options to purchase 12,602, 23,925 and 407,837 shares of common stock during 1997, 1996 and 1995, respectively, were not included in the computation of diluted EPS because the options exercise price was greater than the average market price of common shares during the respective years.

     The merger with CapMAC Holdings Inc. subsequent to year-end, as described in Note 22, resulted in the issuance of 8,567,940 additional common shares.

10.  Stock Split

On September 17, 1997, the Board of Directors approved a two-for-one stock split, which was effected in the form of a 100% stock dividend payable on October 29, 1997 to shareholders of record as of October 1, 1997. An amount equal to the par value of common shares issued was transferred from additional paid-in capital to the common stock account. This transfer has been reflected in the Consolidated Statements of Changes in Shareholders' Equity at January 1, 1995. All references to the number of common shares, except shares authorized, and to per share information in the consolidated financial statements and related notes have been adjusted to reflect the stock split on a retroactive basis.

11.  Dividends and Capital Requirements

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

     In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Corp. had $176 million available for the payment of dividends to the company as of December 31, 1997. In 1997, no dividends were paid by MBIA Corp. to the company due to cash available from financing activities. In 1996 and 1995, MBIA Corp. declared and paid dividends of $29 million and $83 million, respectively, to the company.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

12.  Long-Term Debt and Lines of Credit

Long-term debt consists of:

                                                           As of December 31
                                                       -------------------------
In thousands                                               1997             1996
--------------------------------------------------------------------------------
9.000% Notes due 2001                                  $100,000         $100,000
9.375% Notes due 2011                                   100,000          100,000
8.200% Debentures due 2022                              100,000          100,000
7.000% Debentures due 2025                               75,000           75,000
7.150% Debentures due 2027                              100,000               --
--------------------------------------------------------------------------------
                                                        475,000          375,000
Less unamortized discount                                 1,122              990
--------------------------------------------------------------------------------
Total                                                  $473,878         $374,010
--------------------------------------------------------------------------------

The company's long-term debt is subject to certain covenants, none of which significantly restrict the company's operating activities or dividend-paying ability.

     MBIA Corp. has a standby line of credit commitment in the amount of $825 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from September 30, 1997 in excess of the greater of $825 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on September 30, 2004, and contains an annual renewal provision subject to approval by the bank group.

     The company and MBIA Corp. maintain bank liquidity facilities aggregating $300 million. At December 31, 1997 and 1996, $20.0 million and $29.1 million, respectively, were outstanding under these facilities.

     The company has outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.

13. Obligations Under Municipal Investment Agreements and Municipal Repurchase Agreements

Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1997, the interest rates on these agreements ranged from 4.35% to 8.25%.

Principal payments due under these investment agreements in each of the next five years ending December 31, and thereafter, based upon expected withdrawal dates, were as follows:

In thousands                                                    Principal Amount
--------------------------------------------------------------------------------
Expected withdrawal date:
1998                                                                  $1,141,366
1999                                                                     640,452
2000                                                                     261,320
2001                                                                      57,886
2002                                                                      12,824
Thereafter                                                             1,000,806
--------------------------------------------------------------------------------
Total                                                                 $3,114,654
--------------------------------------------------------------------------------

IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $43 million at December 31, 1997.

14.  Net Insurance in Force

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

     As of December 31, 1997, insurance in force, net of cessions to reinsurers, had a range of maturity of 1 - 41 years. The distribution of net insurance in force by geographic location and type of bond, excluding $3.2 billion and $3.3 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 1997 and 1996, respectively, is set forth in the following tables:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

                                                                  As of December 31
------------------------------------------------------------------------------------------------------------------------------------
$ in billions                                   1997                                                      1996
--------------------------------------------------------------------------     -----------------------------------------------------
Geographic         Net Insurance    Number of Issues    % of Net Insurance     Net Insurance  Number of Issues    % of Net Insurance
Location                In Force         Outstanding              In Force          In Force       Outstanding              In Force
--------------------------------------------------------------------------     -----------------------------------------------------
Domestic
 California               $ 68.4               3,441                 14.2%            $ 60.7             3,378                 14.8%
 New York                   37.2               4,961                  7.7               30.4             4,819                  7.4
 Florida                    33.0               1,577                  6.8               29.6             1,632                  7.2
 Texas                      24.6               2,086                  5.1               21.9             2,052                  5.3
 New Jersey                 24.5               1,859                  5.1               18.8             1,863                  4.6
 Pennsylvania               22.7               2,209                  4.7               21.2             2,216                  5.1
 Illinois                   20.0               1,191                  4.1               18.5             1,145                  4.5
 Massachusetts              15.5               1,085                  3.2               10.9             1,100                  2.6
 Ohio                       12.4               1,005                  2.6               11.1             1,032                  2.7
 Michigan                   11.1               1,016                  2.3                9.5             1,021                  2.3
--------------------------------------------------------------------------     -----------------------------------------------------
  Subtotal                 269.4              20,430                 55.8              232.6            20,258                 56.5
 Other states              203.1              11,931                 42.1              170.1            11,502                 41.4
--------------------------------------------------------------------------     -----------------------------------------------------
  Total domestic           472.5              32,361                 97.9              402.7            31,760                 97.9
International               10.1                 207                  2.1                8.4               169                  2.1
--------------------------------------------------------------------------     -----------------------------------------------------
Total                     $482.6              32,568                100.0%            $411.1            31,929                100.0%
--------------------------------------------------------------------------     -----------------------------------------------------

                                                                  As of December 31
------------------------------------------------------------------------------------------------------------------------------------
$ in billions                              1997                                                   1996
--------------------------------------------------------------------------     -----------------------------------------------------
                   Net Insurance    Number of Issues   % of Net Insurance      Net Insurance  Number of Issues   % of Net Insurance
Type of Bond            In Force         Outstanding             In Force           In Force       Outstanding             In Force
--------------------------------------------------------------------------     -----------------------------------------------------
Domestic
 Municipal:
  General obligation      $118.8              12,016                 24.6%            $110.5            11,763                 26.9%
  Utilities                 75.1               4,739                 15.6               67.9             4,799                 16.5
  Health care               62.2               2,246                 12.9               54.0             2,386                 13.1
  Transportation            40.5               1,487                  8.4               30.3             1,520                  7.4
  Special revenue           34.0               1,641                  7.1               28.9             1,543                  7.0
  Higher education          20.4               1,359                  4.2               17.8             1,309                  4.3
  Ind. dev. and pollution
    control revenue         19.6                 943                  4.1               18.1               931                  4.4
  Housing                   18.9               1,891                  3.9               17.7             2,455                  4.3
  Other                     11.4                 539                  2.4                3.8               169                  0.9
--------------------------------------------------------------------------     -----------------------------------------------------
   Total municipal         400.9              26,861                 83.2              349.0            26,875                 84.8
--------------------------------------------------------------------------     -----------------------------------------------------
 Structured finance*        56.1                 510                 11.5               38.6               349                  9.4
--------------------------------------------------------------------------     -----------------------------------------------------
 Other
  Inv.-owned utilities       9.4               4,610                  1.9                8.3             4,293                  2.0
  Financial institution      5.8                 366                  1.2                6.4               237                  1.6
  Corporate direct           0.3                  14                  0.1                0.4                 6                  0.1
--------------------------------------------------------------------------     -----------------------------------------------------
    Total other             15.5               4,990                  3.2               15.1             4,536                  3.7
--------------------------------------------------------------------------     -----------------------------------------------------
     Total domestic        472.5              32,361                 97.9              402.7            31,760                 97.9
--------------------------------------------------------------------------     -----------------------------------------------------
International
 Infrastructure:
  Sub-sovereign              1.4                  53                  0.3                1.5                48                  0.4
  Sovereign                  1.3                  21                  0.3                0.4                 7                  0.1
  Utilities                  0.8                  60                  0.2                0.7                59                  0.2
  Transportation             0.8                   5                  0.2                0.9                 4                  0.2
  Higher education           0.6                   1                  0.1                 --                --                   --
  Housing                    0.3                   2                  0.1                 --                --                   --
  Health care                0.2                   6                   --                0.1                 3                   --
--------------------------------------------------------------------------     -----------------------------------------------------
    Total infrastructure     5.4                 148                  1.2                3.6               121                  0.9
--------------------------------------------------------------------------     -----------------------------------------------------
 Structured finance*         2.6                  32                  0.5                2.1                22                  0.5
--------------------------------------------------------------------------     -----------------------------------------------------
 Other
  Financial institution      1.9                  24                  0.4                2.6                25                  0.6
  Inv.-owned utilities       0.2                   3                   --                0.1                 1                  0.1
--------------------------------------------------------------------------     -----------------------------------------------------
    Total other              2.1                  27                  0.4                2.7                26                  0.7
--------------------------------------------------------------------------     -----------------------------------------------------
     Total international    10.1                 207                  2.1                8.4               169                  2.1
--------------------------------------------------------------------------     -----------------------------------------------------
Total                     $482.6              32,568                100.0%            $411.1            31,929                100.0%
--------------------------------------------------------------------------     -----------------------------------------------------

*    Asset-/mortgage-backed

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

15.  Reinsurance

MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $67.0 billion and $57.6 billion, at December 31, 1997 and 1996, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

                                                   As of December 31
---------------------------------------------------------------------------------------------
In billions                          1997                                    1996
----------------------------------------------------            -----------------------------
                                                % of                                     % of
                           Ceded               Ceded                Ceded               Ceded
Geographic             Insurance           Insurance            Insurance           Insurance
Location                In Force            In Force             In Force            In Force
----------------------------------------------------            -----------------------------
Domestic
  California               $10.4                15.5%               $ 9.4               16.2%
  New York                   5.8                 8.7                  6.2               10.7
  Texas                      4.0                 6.0                  2.9                5.1
  New Jersey                 3.7                 5.5                  3.3                5.7
  Massachusetts              3.0                 4.5                  1.4                2.5
  Pennsylvania               2.9                 4.3                  2.9                5.1
  Illinois                   2.7                 4.0                  2.6                4.5
  Florida                    2.6                 3.9                  2.4                4.1
  Colorado                   2.4                 3.6                  1.2                2.1
  Puerto Rico                2.3                 3.4                  1.2                2.1
  Washington                 1.9                 2.8                  1.9                3.2
  District of Columbia       1.5                 2.2                  1.5                2.7
----------------------------------------------------            -----------------------------
   Subtotal                 43.2                64.4                 36.9               64.0
  Other states              19.1                28.6                 17.0               29.6
----------------------------------------------------            -----------------------------
   Total domestic           62.3                93.0                 53.9               93.6
International                4.7                 7.0                  3.7                6.4
----------------------------------------------------            -----------------------------
Total                      $67.0               100.0%               $57.6              100.0%
----------------------------------------------------            -----------------------------

                                                   As of December 31
---------------------------------------------------------------------------------------------
In billions                          1997                                    1996
----------------------------------------------------            -----------------------------
                                                % of                                     % of
                           Ceded               Ceded                Ceded               Ceded
Geographic             Insurance           Insurance            Insurance           Insurance
Location                In Force            In Force             In Force            In Force
----------------------------------------------------            -----------------------------
Domestic
  Municipal:
   General obligation      $12.1                18.1%               $14.4               24.9%
   Utilities                11.5                17.2                 10.2               17.7
   Transportation            9.6                14.3                  6.4               11.1
   Health care               8.0                12.0                  6.3               11.0
   Special revenue           5.0                 7.5                  3.4                5.9
   Ind. dev. and pollution
    control revenue          3.2                 4.7                  3.2                5.6
   Housing                   1.7                 2.5                  1.6                2.7
   Higher education          1.3                 1.9                  1.5                2.6
   Other                     2.7                 4.0                  1.0                1.7
----------------------------------------------------            -----------------------------
     Total municipal        55.1                82.2                 48.0               83.2
----------------------------------------------------            -----------------------------
  Structured finance*        5.6                 8.3                  4.5                7.9
----------------------------------------------------            -----------------------------
  Other
   Financial institution     1.3                 1.9                  1.3                2.3
   Corporate direct          0.2                 0.3                  0.1                0.2
   Investor-owned
    utilities                0.1                 0.3                   --                 --
----------------------------------------------------            -----------------------------
     Total other             1.6                 2.5                  1.4                2.5
----------------------------------------------------            -----------------------------
      Total domestic        62.3                93.0                 53.9               93.6
----------------------------------------------------            -----------------------------
International
  Infrastructure:
   Sovereign                 0.7                 1.1                  0.3                0.5
   Higher education          0.6                 0.9                   --                 --
   Sub-sovereign             0.6                 0.9                  0.8                1.4
   Transportation            0.4                 0.6                  0.4                0.7
   Health care               0.2                 0.3                  0.1                0.1
   Utilities                 0.1                 0.1                   --                 --
----------------------------------------------------            -----------------------------
     Total
      infrastructure         2.6                 3.9                  1.6                2.7
----------------------------------------------------            -----------------------------
  Structured finance*        1.3                 1.9                  1.1                1.9
----------------------------------------------------            -----------------------------
  Other
   Financial institution     0.8                 1.2                  1.0                1.8
----------------------------------------------------            -----------------------------
     Total other             0.8                 1.2                  1.0                1.8
----------------------------------------------------            -----------------------------
      Total
       international         4.7                 7.0                  3.7                6.4
----------------------------------------------------            -----------------------------
Total                      $67.0               100.0%               $57.6              100.0%
----------------------------------------------------            -----------------------------

*    Asset-/mortgage-backed

16.  Pension and Profit Sharing Plans

The company has a non-contributory, defined contribution pension plan to which the company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1997, 1996 and 1995 was $4.6 million, $3.9 million and $3.6 million, respectively. The company also has a profit sharing/401(k) plan that allows eligible employees to contribute up to 10% of eligible compensation. The

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit sharing/401(k) plan aggregated $1.9 million, $1.7 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively. The profit sharing/401(k) plan company match amounts are invested in common stock of the company. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing/401(k) plans, $3.4 million, $3.0 million and $2.7 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in policy acquisition costs.

17.  Long-Term Incentive Plans

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

     The Board of Directors of the company has authorized a maximum of 7,242,434 shares of the company's common stock to be granted as options. As of December 31, 1997, 4,889,942 options had been granted, net of expirations and cancellations, leaving the total number available for future grants at 2,352,492. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at the date of grant. The options granted from 1991 through 1994 are exercisable in five equal annual installments commencing one year after the date of grant. On all options granted from 1991 through 1994, accelerated vesting and exercisability of those options is possible if the company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

     In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program." The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of the company's stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor for the December 1995 award only) paid in cash or shares of company stock. Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The December 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000 and the December 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12% on both awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2001 for the December 1997 award and early 1999 for the December 1995 award in the form of cash or shares of the company's common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1997 and 1996, $3.7 million and $2.9 million, respectively, were recorded as a charge related to the December 1997 and December 1995 ABV awards. Of these amounts, $2.0 million and $1.6 million were included in policy acquisition costs for the same respective periods.

     The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Prior option grants are not taken into account in determining the number of options granted in any year. In December 1997, 219,030 options were awarded.

     In December 1995, the company adopted a restricted stock program whereby key executive officers are granted restricted shares of the company's stock. Shares are awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions or forfeitures. This stock award may only be sold three or four years from the date of grant, at which time the award fully vests.

     In 1997 and 1996, respectively, a total of 73,696 and 15,506 restricted shares of the company's stock were granted. The fair value of the shares awarded in 1997 and 1996 determined on the grant date is $4.4 million and $0.8 million, respectively, and has been recorded as "Unearned compensation - restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the appropriate three- to four-year vesting period.

   In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required the company to adopt, at its election, either 1) the provisions in SFAS 123 which

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" (APB 25). The company adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under APB 25. Accordingly, the adoption of SFAS 123 had no impact on the company's financial position or results of operations. As the table below shows, had compensation cost for the company's stock option program been recognized based on the fair value at the grant date, consistent with the recognition provisions of SFAS 123, the impact on the company's net income and earnings per share would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 1997 are not likely to be representative of the effects on reported net income and earnings per share for future years.

                                                 Years ended December 31
                                          --------------------------------------
                                              1997           1996           1995
--------------------------------------------------------------------------------
Net income (in thousands):
 Reported                                 $374,176       $322,163       $271,419
 Pro-forma                                 373,447        321,882        271,410
Basic earnings per share:
 Reported                                    $4.26          $3.75          $3.25
 Pro-forma                                    4.25           3.75           3.25
Diluted earnings per share:
 Reported                                    $4.22          $3.72          $3.21
 Pro-forma                                    4.21           3.71           3.21

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively; exercise price of $64.1875, $50.938 and $38.563; dividend yield of 1.220%, 1.492% and 1.937%;
expected volatility of .2070, .2110 and .2787; risk-free interest rate of 5.80%, 5.96% and 5.97%; and expected option term of 5.72, 5.52 and 5.52 years.

A summary of the company's stock option plan as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                                                 1997
                                                       -------------------------
                                                                        Weighted
                                                          Number      Avg. Price
Options                                                of Shares       per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                       2,771,516        $27.6900
Granted                                                  219,030         64.1875
Exercised                                                385,691         57.3585
Expired or canceled                                       23,620         34.5547
--------------------------------------------------------------------------------
Outstanding at year-end                                2,581,235        $31.9400
--------------------------------------------------------------------------------
Exercisable at year-end                                1,552,229        $24.3400
--------------------------------------------------------------------------------
Weighted-average fair value
 per share of options granted
 during the year                                          $18.38

                                                                 1996
                                                       -------------------------
                                                                        Weighted
                                                          Number      Avg. Price
Options                                                of Shares       per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                       3,544,960        $22.4300
Granted                                                  312,740         50.9380
Exercised                                              1,041,064         41.1025
Expired or canceled                                       45,120         29.6057
--------------------------------------------------------------------------------
Outstanding at year-end                                2,771,516        $27.6900
--------------------------------------------------------------------------------
Exercisable at year-end                                1,593,656        $21.7200
--------------------------------------------------------------------------------
Weighted-average fair value
 per share of options granted
 during the year                                          $14.09

                                                                 1995
                                                       -------------------------
                                                                        Weighted
                                                          Number      Avg. Price
Options                                                of Shares       per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                       4,182,174        $20.3000
Granted                                                  194,600         38.5630
Exercised                                                764,894         34.4789
Expired or canceled                                       66,920         29.3358
--------------------------------------------------------------------------------
Outstanding at year-end                                3,544,960        $22.4300
--------------------------------------------------------------------------------
Exercisable at year-end                                2,358,200        $18.6000
--------------------------------------------------------------------------------
Weighted-average fair value
 per share of options granted
 during the year                                          $11.80

--------------------------------------------------------------------------------

The following table summarizes information about the plan's stock options at December 31, 1997:

                                                     Weighted-Average
Range of                  Number Outstanding    Remaining Contractual     Weighted-Average     Number Exercisable   Weighted Average
Exercise Prices                  at 12/31/97            Life in Years       Exercise Price            at 12/31/97     Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$ 8.2500 to $25.0000                 773,661                     2.87             $17.9300                773,661           $17.9300
$25.0630 to $30.0630                 835,760                     6.62              27.2000                442,640            27.1700
$34.5000 to $64.1875                 971,814                     7.96              47.1500                335,928            35.3700
------------------------------------------------------------------------------------------------------------------------------------
Total                              2,581,235                     6.00             $31.9400              1,552,229           $24.3400
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

18.  Shareholders' Rights Plan

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

19.  Related Party Transactions

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1997 is $340 million.

     In 1995, the company sold 78,000 shares of Credit Local de France, a former major shareholder. Realized gains from the sale amounted to $3.5 million.

     The company had investment management and advisory agreements with an affiliate of a former principal shareholder, which provided for payment of fees on assets under management. Total related expenses for the year ended December 31, 1995 amounted to $2.5 million. These agreements were terminated on January 1, 1996, at which time CMC assumed full management of MBIA Corp.'s consolidated investment portfolios.

     The company has various insurance coverages provided by a former principal shareholder, the cost of which totaled $2.2 million, $2.1 million and $1.9 million, respectively, for the years ended December 31, 1997, 1996 and 1995.

     MuniServices provides financing to Capital Asset under various borrowing arrangements. The net balance outstanding under these agreements at December 31, 1997 and 1996 was $49.7 million and $15.7 million, respectively, including accrued interest, and is included in other assets on the company's consolidated balance sheet. Net interest earned under these agreements during 1997 and 1996 was $7.0 million and $2.1 million, respectively.

20.  Public Offerings of Common Stock

In July 1997, the company completed a public offering of 2,300,000 new shares of the company's common stock. The company realized $126 million in new capital from the offering. In February 1996, the company completed a public offering of 7,780,000 shares of the company's common stock. Of the shares offered, 6,240,000 were sold by an existing shareholder and 1,540,000 were new shares offered by the company. The company realized $55 million in new capital from the offering.

21.  Fair Value of Financial Instruments

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Fixed-maturity securities - The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments - Short-term investments are carried at amortized cost which approximates fair value.

Other investments - Other investments include the company's interest in a limited partnership and a mutual fund that invests principally in marketable equity securities. The fair value of these investments is based on quoted market prices.

Municipal investment agreement portfolio - The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market prices, if available, of its fixed-maturities plus the amortized cost of its short-term investments which, because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

Cash and cash equivalents, receivable for investments sold, short-term debt, and payable for investments purchased - The carrying amounts of these items are a reasonable estimate of their fair value.

Securities borrowed or purchased under agreements to resell - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Prepaid reinsurance premiums - The fair value of the company's prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

Deferred premium revenue - The fair value of the company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

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

Securities loaned or sold under agreements to repurchase - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Installment premiums - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                                                      As of December 31, 1997                 As of December 31, 1996
                                                   -----------------------------           -----------------------------
                                                     Carrying          Estimated             Carrying          Estimated
In thousands                                           Amount         Fair Value               Amount         Fair Value
--------------------------------------------------------------------------------           -----------------------------
Assets:
 Fixed-maturity securities                         $4,867,254         $4,867,254           $4,149,700         $4,149,700
 Short-term investments                               245,029            245,029              176,088            176,088
 Other investments                                     16,802             16,802               14,851             14,851
 Municipal investment agreement portfolio           3,341,394          3,341,394            3,293,298          3,293,298
 Cash and cash equivalents                             23,181             23,181                7,356              7,356
 Securities borrowed or purchased under agreements
  to resell                                           472,963            473,841              217,000            219,718
 Prepaid reinsurance premiums                         252,893            218,571              216,846            189,631
 Receivable for investments sold                       13,435             13,435                  980                980

Liabilities:
 Deferred premium revenue                           1,984,104          1,716,477            1,785,875          1,545,976
 Loss and loss adjustment expense reserves             78,872             78,872               59,314             59,314
 Municipal investment agreements                    1,974,165          2,024,230            2,290,609          2,297,272
 Municipal repurchase agreements                    1,177,022          1,214,641              968,671            982,410
 Long-term debt                                       473,878            521,871              374,010            402,976
 Short-term debt                                       20,000             20,000               29,100             29,100
 Securities loaned or sold under agreements to
  repurchase                                          606,263            607,304              217,000            221,575
 Payable for investments purchased                     44,007             44,007               52,029             52,029

Off-balance sheet instruments:
 Installment premiums                                      --            349,619                   --            287,969

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MBIA Inc. and Subsidiaries

22.  Subsequent Event - CapMAC Merger (Unaudited)

On February 17, 1998, MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger to be accounted for as a pooling of interests. Under the terms of the merger, CapMAC shareholders received 0.46751 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,567,940 newly issued shares of MBIA Inc. common stock, the value of which is $536 million.

     CapMAC, through its subsidiaries, provides structured financial solutions; financial guarantee insurance of structured securities - primarily asset-backed securities; advisory and structuring services in connection with structured financings; investment management services, and access to funding for its customers through third-party owned and managed securitization funding vehicles. Capital Markets Assurance Corporation (CapMAC Corp.), CapMAC's principal operating subsidiary, is a worldwide provider of financial guarantee insurance for structured securities. CapMAC Corp. is rated Triple-A by Moody's Investors Service, Standard & Poor's Rating Services, Duff & Phelps Credit Rating Co. and Nippon Investors Service.

     The following unaudited pro forma data summarizes the combined results of MBIA Inc. and CapMAC accounted for as a pooling of interests under APB 16 "Business Combinations":

                                                   Years ended December 31
Dollars in millions                         ------------------------------------
except per share amounts                        1997          1996          1995
--------------------------------------------------------------------------------
Revenue                                     $    743      $    613      $    515
Net income                                       398           342           286
Earnings per common share:*
  Basic                                         4.16          3.67          3.20
  Diluted                                       4.10          3.60          3.14

* The pro forma earnings per common share are based on the sum of the historical average common shares outstanding, as reported by MBIA Inc., and the historical average common shares outstanding for CapMAC converted to MBIA Inc. shares at the exchange ratio of 0.46751.

     The unaudited pro forma financial information presented is not necessarily indicative of either the results of operations that would have occurred had the merger taken place at the beginning of these periods or the future results of operations of the combined companies.

--------------------------------------------------------------------------------

23.  Quarterly Financial Information (Unaudited)

A summary of selected quarterly income statement information follows:

In thousands except per share amounts
1997                                                       First           Second            Third           Fourth             Year
------------------------------------------------------------------------------------------------------------------------------------
Gross premiums written                                  $ 92,092         $164,662         $124,371         $161,891         $543,016
Net premiums written                                      86,113          141,828          108,167          127,127          463,235
Premiums earned                                           71,377           73,220           74,208           78,572          297,377
Investment income and
 realized gains and losses                                72,522           69,969           78,357           81,505          302,353
All other revenues                                         9,968            9,816           14,122           20,346           54,252
Income before income taxes                               115,101          112,264          121,953          130,251          479,569
Net income                                              $ 90,939         $ 89,020         $ 96,565         $ 97,652         $374,176
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
 Basic                                                  $   1.05         $   1.03         $   1.09         $   1.09         $   4.26
 Diluted                                                $   1.04         $   1.02         $   1.08         $   1.08         $   4.22
------------------------------------------------------------------------------------------------------------------------------------

1996                                                       First           Second            Third           Fourth             Year
------------------------------------------------------------------------------------------------------------------------------------
Gross premiums written                                  $120,599         $134,001         $ 79,910         $126,165         $460,675
Net premiums written                                     105,884          122,087           70,874          106,978          405,823
Premiums earned                                           60,352           62,066           64,538           64,756          251,712
Investment income and
 realized gains and losses                                62,758           65,334           67,636           66,145          261,873
All other revenues                                         7,087            7,625            7,850            9,390           31,952
Income before income taxes                                98,574          100,830          105,258          103,468          408,130
Net income                                              $ 77,625         $ 79,737         $ 83,321         $ 81,480         $322,163
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
 Basic                                                  $   0.91         $   0.93         $   0.97         $   0.94         $   3.75
 Diluted                                                $   0.90         $   0.92         $   0.96         $   0.93         $   3.72
------------------------------------------------------------------------------------------------------------------------------------

Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

--------------------------------------------------------------------------------

MBIA INC. BOARD OF DIRECTORS & SENIOR OFFICERS

Board of Directors

Joseph W. Brown, Jr. [3,4,5]
Chairman
Crum & Forster Holdings, Inc.
Seattle, Washington

David C. Clapp [3,5,6]
Limited Partner
The Goldman Sachs Group, L.P.
New York, New York

Gary C. Dunton [1,6]*
Former President
Family and Business
Insurance Group
USF&G Insurance
Baltimore, Maryland

David H. Elliott [2,4]
Chairman and
Chief Executive Officer
MBIA Inc.
Armonk, New York

Claire L. Gaudiani [2,3]
President
Connecticut College
New London, Connecticut

William H. Gray, III [1,2]
President and
Chief Executive Officer
United Negro College Fund, Inc.
Fairfax, Virginia

Freda S. Johnson [1,6]
President
Government Finance
Associates, Inc.
New York, New York

Daniel P. Kearney [3,4,6]
Executive Vice President
Aetna Inc.
Hartford, Connecticut

James A. Lebenthal [1,4,6]
Chairman
Lebenthal & Co., Inc.
New York, New York

Robert B. Nicholas [1,6]**
Private investor
Vero Beach, Florida

Pierre-Henri Richard
Chairman of the
Executive Board
Credit Local de France
Paris, France

John A. Rolls [1,5]
President
Thermion Systems International
Stamford, Connecticut

Richard L. Weill [5]
Vice Chairman, MBIA Inc.
President, MBIA Insurance Corp.
Armonk, New York

*  resigned from the Board on
   December 31, 1997

** did not stand for re-election in
   May, 1997

Board Committees
1. Audit
2. Committee on Directors
3. Compensation and Organization
4. Executive
5. Finance
6. Risk Oversight

Senior Officers

David H. Elliott+
Chairman and
Chief Executive Officer
MBIA Inc. and MBIA Insurance Corp.

Richard L. Weill+
Vice Chairman
MBIA Inc.
President
MBIA Insurance Corp.

Neil G. Budnick+
President, Public and Corporate
Finance Division
MBIA Insurance Corp.

John B. Caouette+ ++
President, Structured Finance Division
MBIA Insurance Corp.

Gary C. Dunton+
Chief Investment Officer
President, Investment Management
and Financial Services Division
MBIA Insurance Corp.

Louis G. Lenzi+
General Counsel and Secretary
MBIA Inc.

Kevin D. Silva+
Senior Vice President
MBIA Inc.

Julliette S. Tehrani+
Executive Vice President, Chief
Financial Officer and Treasurer
MBIA Inc.

+  member of Executive Policy
   Committee
++ Mr. Caouette was formerly CEO of
   CapMAC Holdings Inc. He joined
   MBIA on February 17, 1998.

Steven A. Campo
Managing Director
MBIA Insurance Corp.

Steven C. Citron
Managing Director
MBIA Insurance Corp.

Dall W. Forsythe
Managing Principal
MBIA & Associates Consulting, Inc.

Margaret D. Garfunkel
President
MBIA Investment
Management Corp.

Francie Heller
President
MBIA Municipal Investors
Service Corp.

Garfield Johnson, Jr.
Senior Vice President
MBIA Insurance Corp.

Michael J. Maguire
Senior Vice President
MBIA Insurance Corp.
Managing Director
MBIA-AMBAC International
President, MBIA Assurance S.A.

Robert M. Ohanesian
President
MBIA Capital Management Corp.

David N. Penchoff
Managing Director
MBIA Insurance Corp.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Senior Officers (continued)   SHAREHOLDER INFORMATION
                              MBIA Inc. and Subsidiaries

John S. Pizzarelli
Managing Director
MBIA Insurance Corp.

Emmeline Rocha-Sinha
Managing Director
MBIA Insurance Corp.

Thomas O. Scherer
Senior Vice President
MBIA Insurance Corp.

David C. Stevens
Senior Vice President
MBIA Insurance Corp.
President
MBIA & Associates Consulting, Inc.

Elizabeth B. Sullivan
Vice President and Controller
MBIA Insurance Corp.

Christopher W. Tilley
President
MBIA MuniServices Company

Ram D. Wertheim
Managing Director
MBIA Insurance Corp

Ruth M. Whaley
Managing Director
MBIA Insurance Corp.

Senior Officer Retirees:

Effective January 2, 1998
Janis S. Christensen
Executive Vice President
MBIA Inc.

Effective February 15, 1998
James E. Malling
Senior Executive Vice President
MBIA Inc.


Stock Exchange Listing
MBIA Inc. common stock is listed
on the New York Stock Exchange
(symbol: MBI). The approximate
number of shareholders of record
of MBIA's common stock, including
individual owners, was 448 as of
December 31, 1997.

Annual Meeting
All shareholders are cordially invited
to attend the annual shareholders'
meeting, which will be held
Thursday, May 14, 1998 at 10 a.m.
at MBIA Inc. in Armonk, New York.
A formal notice of the meeting,
together with a proxy statement
and proxy form, will be mailed to
all shareholders.

Financial and Other Information
Quarterly earnings, annual reports,
Form 10-K, corporate news and
other company information is
available on MBIA's web site:
www.mbia.com.  Copies of MBIA's
corporate financial information can
also be obtained by writing to
Shareholder Information at MBIA.

Members of the financial community
seeking additional information
about MBIA should contact:

Judith C. Radasch
Vice President, Investor Relations
914-765-3014
e-mail: Judy.Radasch@mbia.com

Julliette S. Tehrani
Executive Vice President,
Chief Financial Officer and Treasurer
914-765-3020
e-mail: Julie.Tehrani@mbia.com

1998 Key Financial Dates
Payment of future dividends is
dependent upon results of MBIA's
operations, financial condition and
other business considerations.

Dividend Declarations
March 19, 1998
June 15, 1998
September 17, 1998
December 10, 1998

Record Dates
March 30, 1998
June 26, 1998
September 28, 1998
December 21, 1998

Dividend Payment Dates
April 15, 1998
July 15, 1998
October 15, 1998
January 15, 1999

Transfer Agent, Registrar and
Dividend Disbursing Agent
ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield Park, New Jersey 07660
800-288-9541

Auditors
Coopers & Lybrand L.L.P.
New York, New York

Trademarks
The MBIA logotype, MBIA Insurance
Corporation, CLASS, ASSURETY and
GIC Wrap are trademarks of MBIA.

Kool-Aid(R) is a registered trademark
of Kraft Foods, Inc.

--------------------------------------------------------------------------------

COMMON STOCK DATA
            Dividends Paid                  Market Price*
                                ----------------------------------------
                 Per Share      High            Low             Close
========================================================================
1997

1st Quarter        $0.1900      50 13/16        46 1/4          47 15/16

2nd Quarter         0.1900      61              45 7/16         56 7/16

3rd Quarter         0.1900      64 9/16         55 3/4          62 3/4

4th Quarter         0.1950      67 3/8          56 3/4          66 13/16

------------------------------------------------------------------------
            Dividends Paid                  Market Price*
                                ----------------------------------------
                 Per Share      High            Low             Close
========================================================================
1996
========================================================================
1st Quarter        $0.1725      39 11/16        35              37 1/2

2nd Quarter         0.1725      40 7/16         35 1/16         38 15/16

3rd Quarter         0.1725      43 5/16         36 1/2          42 7/8

4th Quarter         0.1900      52 5/16         42 13/16        50 5/8
------------------------------------------------------------------------
* Based on New York Stock Exchange trading data.
------------------------------------------------------------------------


$1,000 INVESTED ON DECEMBER 31, 1987*




                                 [LINE GRAPH]




X-Axis                                  87      88      89      90      91      92      93      94      95      96       97
---------------------------------------------------------------------------------------------------------------------------

Y-Axis
-----------------------------
MBIA INC.                            1,000   1,551   2,572   2,290   3,974   5,301   5,322   4,846   6,601   9,065   12,125
S&P Financial Index                  1,000   1,184   1,571   1,234   1,859   2,293   2,548   2,457   3,784   5,114    7,573
S&P 500 Index                        1,000   1,166   1,534   1,487   1,939   2,086   2,296   2,326   3,200   3,934    5,246

* includes reinvested dividends






                                    [PHOTO]

DESIGN:
Bloch Graulich Whelan Inc, New York

PHOTOGRAPHY:
Black and White: Bill Gallery
Color: Bob Sacha
p. 17: Max Lerouge, Lille Metropole
Communaute urbaine

Special thanks to the following "MBIA Kids" for participating in our 1997 Annual
Report: Claire DeLaurentis, daughter of Lynne DeLaurentis, Investor-Owned Utility Department; Laura Mansour, daughter of J. Paul Mansour, Secondary Market Department; Sade Banks, daughter of Joyce Banks, Market Research; Melanie Reagan, niece of Kathleen Reagan, Controller's Department; and Robert Walz, son of Richard Walz, MBIA Municipal Investors Service Corp.



MBIA MISSION AND CORPORATE RESPONSIBILITY

MBIA's mission is to promote growth and prosperity in communities around the world. We work toward fulfilling our mission by providing products and services of enduring quality that strengthen the financial resources and capabilities of local, state and sovereign governments.

With offices in five countries, MBIA touches the lives of many highly diverse groups including employees, clients, shareholders, business partners and taxpayers at large. In every business decision we make and every action we take, our employees are guided by five corporate values: customer service, performance excellence, integrity, cooperation and good corporate citizenship. We extend these values to the communities in which we live and work: MBIA provides funding and staff time to a number of charitable organizations nationwide.