Form 10-K, Exhibit 13
period 1998-12-31
MBIA INC
filed 1999-03-30
CIK 814585

SELECTED FINANCIAL AND STATISTICAL DATA
MBIA Inc. and Subsidiaries

Dollars in millions
 except per share amounts             1998        1997        1996        1995       1994       1993       1992       1991
---------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written          $    677    $    654    $    535    $    406   $    405   $    504   $    377   $    269
  Premiums earned                      425         351         294         244        241        249        169        132
  Advisory fees                         26          17          11           7          5          1          1         --
  Net investment income                332         302         265         233        204        189        155        132
  Net realized gains                    30          17          10          13         10         11         10          3
  Insurance operating income           643         530         453         385        360        353        260        207
 Investment management
  operating income (loss)               29          17          18          11          5         (1)        (1)        (2)
 Income before income taxes            565         525         448         375        347        339        249        190
 NET INCOME                            433         406         348         290        270        268        193        145
 NET INCOME PER COMMON SHARE
  BASIC                               4.37        4.18        3.68        3.21       3.00       3.00        2.24       1.89
  DILUTED                             4.32        4.12        3.62        3.15       2.96       2.95        2.20      1.87
---------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Investments                        10,080       8,908       8,008       6,937      5,069      3,735      2,701      1,961
 Total assets                       11,797      10,385       9,031       7,670      5,711      4,320      3,234      2,438
 Deferred premium revenue            2,251       2,090       1,854       1,662      1,538      1,413      1,202      1,019
 Loss reserves                         270         103          70          49         45         37         28         21
 Municipal investment and
  repurchase agreements              3,485       3,151       3,259       2,642      1,526        493         --         --
 Long-term debt                        689         489         389         389        314        314        314        199
 Shareholders' equity                3,792       3,362       2,761       2,497      1,881      1,761      1,533      1,063
 Book value per share                38.15       34.09       28.98       27.02      20.92      19.77      17.19      13.79
 Dividends declared per
  common share                       0.790       0.770       0.725       0.655      0.570      0.470      0.380      0.310
---------------------------------------------------------------------------------------------------------------------------
STATUTORY DATA:
 Net income                            510         404         335         287        229        263        194        149

 Capital and surplus                 2,290       1,952       1,661       1,469      1,250      1,124      1,044        647
 Contingency reserve                 1,451       1,188         959         788        652        561        419        316
---------------------------------------------------------------------------------------------------------------------------
  Qualified statutory capital        3,741       3,140       2,620       2,257      1,902      1,685      1,463        963
 Unearned premium reserve            2,324       2,193       1,971       1,768      1,640      1,484      1,248      1,044
 Loss reserves                         188          15          10           7         22          8         14         12
---------------------------------------------------------------------------------------------------------------------------
   Total policyholders'
    reserves                         6,253       5,348       4,601       4,032      3,564      3,177      2,725      2,019
 Present value of installment
  premiums                             644         537         443         347        249        234        211        151
 Standby line of credit &
  stop loss                            900         900         775         700        650        625        550        500
---------------------------------------------------------------------------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES     7,797       6,785       5,819       5,079      4,463      4,036      3,486      2,670
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss ratio                          8.2%        9.1%        6.9%        5.6%       3.9%       3.5%       3.6%      13.0%
  Underwriting expense ratio         24.7        31.0        32.9        35.2       32.9       31.2       34.6       30.1
  Combined ratio                     32.9        40.1        39.8        40.8       36.8       34.7       38.2       43.1
 Statutory
  Loss ratio                          8.0         1.2         1.7         0.4        8.7       (3.3)       2.3       12.7
  Underwriting expense ratio         16.8        21.2        22.8        27.2       28.3       22.0       20.7       20.4
  Combined ratio                     24.8        22.4        24.5        27.6       37.0       18.7       23.0       33.1
NET DEBT SERVICE OUTSTANDING     $595,895    $513,736    $434,417    $359,175   $315,340   $273,630   $225,220   $184,604
NET PAR AMOUNT OUTSTANDING       $359,472    $303,803    $252,896    $201,326   $173,760   $147,326   $114,317   $ 90,043
---------------------------------------------------------------------------------------------------------------------------


Dollars in millions
 except per share amounts              1990       1989
-------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written           $    211   $    159
  Premiums earned                       107         91
  Advisory fees                          --         --
  Net investment income                 115         80
  Net realized gains                     --         --
  Insurance operating income            181        136
 Investment management
  operating income (loss)                --         --
 Income before income taxes             165        135
 NET INCOME                             127        102
 NET INCOME PER COMMON SHARE
  BASIC                                1.68       1.39
  DILUTED                              1.66       1.37
-------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Investments                          1,724      1,501
 Total assets                         2,159      1,904
 Deferred premium revenue               902        811
 Loss reserves                            5         --
 Municipal investment and
  repurchase agreements                  --         --
 Long-term debt                         200        195
 Shareholders' equity                   932        777
 Book value per share                 12.17      10.54
 Dividends declared per
  common share                        0.240      0.205
-------------------------------------------------------
STATUTORY DATA:
 Net income                             127         84

 Capital and surplus                    579        485
 Contingency reserve                    261        216
-------------------------------------------------------
  Qualified statutory capital           840        701
 Unearned premium reserve               926        828
 Loss reserves                           --         --
-------------------------------------------------------
   Total policyholders'
    reserves                          1,766      1,529
 Present value of installment
  premiums                              134         90
 Standby line of credit &
  stop loss                             500        325
-------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES      2,400      1,944
-------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss ratio                           4.7%        0.0%
  Underwriting expense ratio          33.7        38.5
  Combined ratio                      38.4        38.5
 Statutory
  Loss ratio                           0.0         0.0
  Underwriting expense ratio          23.4        31.6
  Combined ratio                      23.4        31.6
NET DEBT SERVICE OUTSTANDING      $157,707    $137,221
NET PAR AMOUNT OUTSTANDING        $ 75,979    $ 65,290
-------------------------------------------------------

                                   (34 & 35)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


INTRODUCTION
------------
1998 was a rewarding but challenging year for MBIA. We posted strong operating results in our insurance and investment management segments, increasing shareholder value while preserving and strengthening our Triple-A rating. In 1998 we merged with and successfully completed the integration of CapMAC Holdings Inc. (CapMAC), a leading insurer of structured finance transactions, and 1838 Investment Advisors, Inc. (1838), a full-service asset management firm. These mergers established strong foundations for growth in both our core insurance and asset management segments, and have already achieved combined results that exceed the sum of the individual parts. On the other hand, the year also produced two significant disappointments. The first--the bankruptcy of a large issuer whose debt was insured by MBIA--was mitigated by our general loss reserving policy and our prudent reinsurance program. The second--unacceptable returns in our municipal services segment--was addressed through reorganization and consolidation. All in all, 1998's strong financial results continued to strengthen our balance sheet and Triple-A ratings.


RESULTS OF OPERATIONS
---------------------
SUMMARY

MBIA continued to report strong operating results in 1998. The following chart presents highlights of our consolidated financial results for 1998, 1997 and 1996. All of the numbers shown below and all of the data contained in this report have been restated to reflect the mergers, which have been accounted for as "pooling of interests."


                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
                                    1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Net income (in millions):
   As reported                      $433    $406     $348       7%      17%
   Excluding one-
      time charges                  $482    $406     $348      19%      17%
----------------------------------------------------------------------------
Per share data:*
Net income:
   As reported                     $4.32   $4.12    $3.62       5%      14%
   Excluding one-
      time charges                 $4.81   $4.12    $3.62      17%      14%
Operating earnings                 $4.58   $3.99    $3.53      15%      13%
Core earnings                      $4.19   $3.69    $3.26      14%      13%
Book value                        $38.15  $34.09   $28.98      12%      18%
Adjusted book value               $53.28  $48.19   $42.16      11%      14%
----------------------------------------------------------------------------
* All earnings per share are diluted and all per share results have been retroactively adjusted to include the effect of a two-for-one stock split effective October 1, 1997.


     Core earnings, which exclude the effects of refundings and calls on our insured issues, realized capital gains and losses on our investment portfolio and nonrecurring charges, provide the most indicative measure of our underlying profit. Core earnings per share at $4.19 for 1998 grew by 14% over 1997, following a 13% increase in 1997. This continues our unbroken streak of double-digit increases since we became a public company in 1987. In 1998, for the first time, investment management services contributed significantly to core earnings growth. The investment management services' contribution to core earnings increased by 70% over 1997, reflecting both the impact of the 1838 merger as well as the foundation set by our other investment management businesses. Insurance operations continued their consistent support of core earnings growth with a 17% increase for both years.

     Our 1998 net income grew 19% excluding one-time charges, or by 17% on a per share basis. In 1997 net income increased by 17%, which translated to a 14% per share increase. For both years the difference in growth rates between income and per share data reflects the equity capital we raised in 1997. Including the one-time charges, net income increased by 7% for 1998 over 1997.

     Operating earnings per share, which exclude the impact of realized gains and losses and one-time charges, increased by 15% and 13% for 1998 and 1997, respectively.

     Our book value at year-end 1998 was $38.15 per share, up from $34.09 at year-end 1997 and $28.98 at year-end 1996. As with core earnings, a more appropriate measure of a financial guarantee company's intrinsic value is its adjusted book value. It is defined as book value plus the after-tax effects of net deferred premium revenue, net of deferred acquisition costs, the present value of unrecorded future installment premiums, and the unrealized gains or losses on investment contract liabilities. The following table presents the components of our adjusted book value per share:

                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
                                    1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Book value                        $38.15  $34.09   $28.98     12 %     18 %
After-tax value of:
   Net deferred premium
     revenue, net of deferred
     acquisition costs             10.91   10.45     9.70      4 %      8 %
   Present value of future
     installment premiums*          4.21    3.54     3.02     19 %     17 %
   Unrealized gain on
     investment contract
     liabilities**                  0.01    0.11     0.46    (91)%    (76)%
----------------------------------------------------------------------------
Adjusted book value               $53.28  $48.19   $42.16     11 %     14 %
----------------------------------------------------------------------------
*   The discount rate used to present value future installment premiums was 9%.

** The unrealized gain on investment contract liabilities is offset by a corresponding gain on the market value of the assets.

                                      (36)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc.


     Our adjusted book value per share was $53.28 at year-end 1998, an 11% increase from year-end 1997 following 14% growth in the preceding year. The increases in both years reflect consistently strong operating results and the growth in new businesses. The 1997 growth was especially impacted by the increase in the fair value of our fixed-income investment portfolios. Compared to the sharp decline in interest rates in 1997, 1998's interest rate movement was relatively flat.


FINANCIAL GUARANTEE INSURANCE
Business was strong in 1998 and 1997, fueled by a robust economy and record demand for insurance. Par insured across all business lines was up 24%. The credit quality of new business insured improved significantly over that insured in prior years, reflecting the health of the nation's economy, the strength of municipal issuers and a conscious effort on MBIA's part. Adjusted gross premiums written (AGP) totaled $832 million in 1998. At 12%, our AGP growth rate has been consistently high over the past two years. AGP includes our upfront premiums as well as the estimated present value of current and future premiums from installment-based insurance policies issued in the period. Gross premiums written (GPW), as reported in our financial statements, reflects cash receipts only and does not include the value of future premium receipts expected for installment policies originated in the period. MBIA's premium production in terms of AGP and GPW for the last three years is presented in the following table:

                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
In millions                         1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Premiums written:
  AGP                               $832    $741     $664      12%      12%
  GPW                               $677    $654     $535       4%      22%
----------------------------------------------------------------------------


     We estimate the present value of our total future installment premium stream on outstanding policies to be $644 million at year-end 1998, compared with $537 million at year-end 1997 and $443 million at year-end 1996.

MUNICIPAL  MARKET   New  issue  volume  in  1998  was  the  second  largest  in history--second only to 1993. The market has followed a consistent growth pattern that we predicted several years ago. While volume in any year can fluctuate, we believe the municipal market will continue to be a growing one. In addition, insured penetration continued at record levels, resulting in the highest ever insured volume in 1998. Municipal rating upgrades have outnumbered downgrades, and the credit quality of business MBIA is insuring remains very strong. Again in 1998, we maintained our market leadership in the growing new issue municipal market. MBIA's domestic municipal AGP and GPW were down versus 1997 levels. The decline reflects a shift in the book towards lower-risk sectors and stronger credit quality. It also reflects the differences in opportunities presented each year. In 1997 we closed several large one-off deals that were not replicated in 1998. Domestic new issue municipal market information and MBIA's par and premium writings in both the new issue and secondary domestic municipal finance markets are shown in the following table:



                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
Domestic Municipal                  1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Total new issue market:*
  Par value (in billions)           $255    $194     $162     32 %      20%
  Insured penetration                 55%     54%      52%
  MBIA market share                   36%     42%      40%
MBIA insured:
  Par value (in billions)            $58     $48      $40     21 %      20%
  Premiums (in millions):
    AGP                             $416    $440     $366     (5)%      20%
    GPW                             $405    $435     $368     (7)%      18%
----------------------------------------------------------------------------
* Market data are reported on a sale date basis while MBIA's insured data are based on closing date information. Typically, there can be a one- to four-week delay between the sale date and closing date of an insured issue.


STRUCTURED FINANCE MARKET The integration of MBIA's and CapMAC's operations is virtually complete. By all measures, the merger with CapMAC was an extremely positive move for MBIA with improved portfolio diversity and financial performance. We are excited about the many and varied opportunities for growth that we now have in structured finance. Furthermore, we were determined not to let productivity slip in the merger year, and we were successful beyond our expectations in that objective. During 1998 we saw AGP increase and improvement in return margins and average credit quality of the business written. Most notable, but perhaps less visible, MBIA's participation in private and commercial paper asset-backed markets increased significantly, with over one half of AGP generated outside the public market. New issuance in the public asset-backed market was down from last year's record levels, primarily due to market turmoil in the third and fourth quarters. Insurance penetration in the U.S. asset-backed market was nominally higher during 1998. MBIA had a 44% share of the public asset-backed market in 1998, up from 41% in 1997. Private and

                                      (37)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


commercial paper asset-backed markets--not reflected in volume or market share statistics--represent significant and growing segments of MBIA's structured finance business. 1998 demonstrated that MBIA is well positioned to participate in this segment as a result of our merger with CapMAC. Details regarding the asset-backed market and MBIA's par and premium writings in both the domestic new issue and secondary structured finance markets are shown in the table below:


                                                              Percent Change
                                                              --------------
                                                              1998     1997
Domestic                                                       vs.      vs.
Structured Finance                  1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Total asset-backed market:*
   Par value (in billions)          $167    $175     $152      (5)%     15%
MBIA insured:
   Par value (in billions)           $46     $38      $27      21 %     41%
   Premiums (in millions):
     AGP                            $191    $166     $158      15 %      5%
     GPW                            $126    $102      $83      24 %     23%
-----------------------------------------------------------------------------
* Market data exclude mortgage-backed securities and private placements.


INTERNATIONAL  MARKET  In late  1995,  we  formed  a joint  venture  with  Ambac
Assurance Corporation (another leading Triple-A-rated financial guarantee insurer) to market financial guarantee insurance internationally. This initiative has contributed to a substantial expansion of our international business as evidenced by the growth in premium writings over the past two years. Although a couple of transactions are experiencing stress, all of our international deals, including our Asian deals and emerging-market CBO transactions, are performing satisfactorily, and we do not expect losses. We are monitoring developments in the currency markets in Asia and Latin America very closely to determine the impact on our international book. Korea has recently been upgraded by Fitch, Moody's and S&P to investment grade. The MBIA-AMBAC International joint venture announced an alliance in 1998 in Japan with Yasuda Fire and Marine Insurance Co. Ltd. and Mitsui Marine and Fire Insurance Co. Ltd. With respect to Europe, at this time it is too early to measure the impact of the Euro on our business, although we expect it to stimulate debt issuance and insurance. The advent of the Euro eliminates currency risk between member countries from transactions originating in one of the member countries. The remaining risk is credit risk, which is the risk covered by our guarantee. Insurance is expected to be a popular feature of cross-border transactions. Our company's municipal and structured finance international business volume in the new issue and secondary markets for the last three years is illustrated as follows:

                                                              Percent Change
                                                              ---------------
                                                              1998     1997
                                                               vs.      vs.
International                       1998    1997     1996     1997     1996
-----------------------------------------------------------------------------
Par value (in billions)              $11      $5       $8      120%     (38)%
Premiums (in millions):
  AGP                               $189    $105     $108       79%      (3)%
  GPW                               $112     $91      $60       23%      52 %
-----------------------------------------------------------------------------


REINSURANCE Premiums ceded to reinsurers from all insurance operations were $156 million, $117 million and $70 million in 1998, 1997 and 1996, respectively. Cessions as a percentage of GPW increased to 23% in 1998 from 13% in 1996 (with 1997 midway at 18%). The increase in our cession rate was largely driven by portfolio shaping, as we focused on reducing larger single risks across the portfolio. This is consistent with our emphasis on a strong balance sheet. In addition, we are freeing up capacity to write additional business in the mortgage/home equity sector. Going forward we expect our cession rate to run between 15% and 20% of new writings.

     Most of our reinsurers are rated Double-A or higher by S&P, or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we are confident that we will recover the reinsured portion of any losses, should they occur.

PREMIUMS EARNED Premiums are recognized over the life of the bonds we insure. The slow premium recognition coupled with compounding investment income from investing our premiums and capital form a solid foundation for consistent revenue growth. In 1998 and 1997, premiums earned from scheduled amortization increased by 19% and 20%, respectively. These strong increases reflect the additive effect of new premiums written, especially from international and structured finance installment business.

     Refunded   premiums  also  generated   high  revenues  in  1998.   When  an
MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code. The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated below:


                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                              vs.      vs.
In millions                         1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Premiums earned:
  Scheduled                         $357    $300     $250     19%      20%
  Refunded                            68      51       44     33%      16%
----------------------------------------------------------------------------
Total                               $425    $351     $294     21%      19%

                                      (38)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc.


INVESTMENT  INCOME   Our  insurance-related  investment  income  (exclusive  of capital gains) increased to $332 million in 1998, up from $302 million in 1997 and $265 million in 1996. These increases were primarily due to the growth of cash flow available for investment. Our cash flows were generated from operations, the compounding of previously earned and reinvested investment income and the addition of funds from financing activities. Insurance-related net realized capital gains were $30 million in 1998, $17 million in 1997 and $10 million in 1996. These realized gains were generated as a result of ongoing management of the investment portfolio.

ADVISORY FEES The company collects fee revenues in conjunction with certain structured finance transactions. In 1998 and 1997, advisory fee revenues increased by 53% and 59%, respectively, reflecting the company's increased structured finance activity. Certain fees are deferred and earned over the life of the related transactions.

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


                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                                vs.      vs.
In millions                         1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Reserves:
  Case-specific                     $189     $25      $20      656%     25%
  Unallocated                         81      78       50        4%     56%
----------------------------------------------------------------------------
Total                               $270    $103      $70      162%     47%

Provision                            $35     $32      $20        9%     60%
---------------------------------------------------------------------------


As mentioned previously, the bankruptcy of a large issuer -- specifically a Pennsylvania hospital group--was a significant disappointment in 1998. The large increase in the case-specific reserve reflects our current estimate of anticipated losses arising from this group. At this time our outstanding reserve for this claim, net of reinsurance, totals $163 million. To date we have received $170 million in reinsurance recoveries and have paid $18 million for debt service and loss adjustment expenses. After reinsurance, the amount incurred by MBIA for this loss totaled $11 million in 1998.

     Over the three-year period from 1996 through 1998, our provision for losses and LAE increased in tandem with new business writings in accordance with our loss reserving methodology. The changes in the case-specific reserve had no impact on our net income since they were offset by corresponding changes in the unallocated portion of the total reserve.

OPERATING EXPENSES In addition to premium volume, the success of the merger with CapMAC and our ability to optimize the synergies inherent in the combination was strongly evident in the area of insurance expenses. The merger-related cost cutting and restructurings of 1998 should continue to improve our expense ratios in 1999 and thereafter.

     Those expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. Our company's policy acquisition costs, general operating expenses and total insurance operating expenses, as well as related expense measures, are shown below:


                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
In millions                         1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Policy acquisition
   costs, net                        $35     $35      $30       --      17%
Operating                             70      74       67       (5)%    10%
----------------------------------------------------------------------------
Total insurance
   operating expenses               $105    $109      $97       (4)%    12%

Expense ratio:
   GAAP                             24.7%   31.0%    32.9%
   Statutory                        16.8%   21.2%    22.8%
----------------------------------------------------------------------------


For 1998, policy acquisition costs net of deferrals remained even with 1997 at $35 million following a 17% increase in 1997. The ratio of policy acquisition

                                      (39)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


costs net of deferrals to earned premiums has declined from 10% in 1997 and 1996 to 8% in 1998. This decline reflects the positive impact of increases in both installment premium revenues and ceding commission income.

     Operating expenses decreased by 5% in 1998 following a 10% increase in 1997. The 1998 decline resulted from the synergies of the CapMAC merger.

     Financial guarantee insurance companies also use the statutory expense ratio (expenses before deferrals as a function of net premiums written) as a measure of expense management. Our company's 1998 statutory and GAAP expense ratios have improved over both 1997 and 1996, again reflecting the success of the merger.

INSURANCE INCOME    MBIA's insurance income reached $673 million in 1998, up 23%
over 1997. This growth was the product not only of strong revenue growth but also of our disciplined expense management.


INVESTMENT MANAGEMENT SERVICES

In 1998 after our merger with 1838, we formed a holding company, MBIA Asset Management Corporation, to consolidate the resources and capabilities of our four investment management services. The success of our merger with 1838 showed immediate operating benefits, and all of our investment management franchises had record performances in 1998. Of special note was the 30% increase in operating revenues achieved while investment management expenses held the line at only a 9% growth rate. The table below summarizes our consolidated investment management results over the last three years:


                                                              Percent Change
                                                              --------------
                                                              1998     1997
                                                               vs.      vs.
In millions                         1998    1997     1996     1997     1996
----------------------------------------------------------------------------
Revenues                             $65     $50      $47      30%       6 %
Expenses                              36      33       29       9%      12 %
----------------------------------------------------------------------------
Operating income                      29      17       18      70%      (4)%
Realized gains                        14       3        2     315%      33 %
----------------------------------------------------------------------------
Income                               $43     $20      $20     111%       --
----------------------------------------------------------------------------


MBIA Asset Management Corporation is comprised of 1838, MBIA Municipal Investors Services Corp. (MBIA-MISC), MBIA Investment Management Corp. (IMC) and MBIA Capital Management Corp. (CMC). The following provides a summary of each of these businesses:

1838 is a full-service asset management firm with a strong institutional focus. It manages over $7 billion in equity, fixed-income and balanced portfolios for a client base comprised of municipalities, endowments, foundations, corporate employee benefit plans and high-net-worth individuals. 1838 recorded superior performance during the year in its large-cap equity fund, which was up 41% for the year, compared to the S&P 500, which was up 28%.

MBIA-MISC   provides  cash  management,   investment  fund   administration  and
fixed-rate investment placement services directly to local governments and school districts. In late 1996, MBIA-MISC acquired American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients. Both MBIA-MISC and AMMA are Securities and Exchange Commission (SEC)-registered investment advisers and at year-end had $6.2 billion in assets under management, up 43% over 1997's $4.3 billion.

IMC provides state and local governments with tailored investment agreements for bond proceeds and other public funds, such as construction, loan origination, capitalized interest and debt service reserve funds. At year-end 1998, principal and accrued interest outstanding on investment and repurchasing agreements was $3.5 billion, compared with $3.2 billion at year-end 1997. At amortized cost, the assets supporting IMC's investment agreement were also at $3.5 billion and $3.2 billion at year-end 1998 and 1997. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

     IMC from time-to-time uses derivative financial instruments to manage interest rate risk. We have established policies limiting the amount, type and concentration of such instruments. By matter of policy, derivative positions can only be used to hedge interest rate exposures and not for speculative trading purposes. At year-end 1998, our exposure to derivative financial instruments was not material.

CMC is an SEC-registered investment adviser and National Association of Securities Dealers member firm. CMC specializes in fixed-income management for institutional funds and provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and MBIA's insurance related portfolios. By year-end 1998, CMC's assets under management increased by 31% over year-end 1997.


MUNICIPAL AND FINANCIAL SERVICES

MBIA MuniServices Company (MBIA MuniServices)(formerly known as Strategic Services, Inc.) was established in 1996 to provide bond administration, revenue

                                      (40)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc.


enhancement and other services to state and local governments. In 1996, MBIA MuniServices acquired an equity interest in Capital Asset Holdings, Inc. (Capital Asset), a purchaser and servicer of delinquent tax certificates. Capital Asset also provides a series of services to assist taxing authorities in the preparation, analysis, packaging and completion of delinquent tax obligation sales. In December 1998, MBIA MuniServices acquired Capital Asset's founder's equity interest.

     In January 1997, MBIA MuniServices acquired a 95% interest in Municipal Tax Bureau (MTB), a provider of tax revenue compliance and collection services to public entities. In July 1997, MBIA MuniServices acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration. In January 1998, Municipal Resource Consultants (MRC), a revenue audit and information services firm, was also acquired.

     In 1998 the municipal and financial services operations lost $20 million, including a realized loss of $9 million on our investment in Capital Asset. This compared to operating income of $4 million in 1997 and $1 million in 1996. During the fourth quarter of 1998, MBIA began reorganizing the operations of two subsidiaries, MTB and MRC, into MBIA MuniServices to form a nationwide provider of revenue enhancement services to the public sector.


CORPORATE

INTEREST EXPENSE In 1998, 1997 and 1996, respectively, we incurred $45 million, $39 million and $35 million of interest expense. The increases in interest expense reflect our long-term debt financings of $50 million in November 1998, $150 million in September 1998 and $100 million in July 1997.

OTHER EXPENSES The large increase in other expenses in 1998 is due primarily to the inclusion of the $75 million of one-time charges related to our mergers with CapMAC and 1838 and the reorganization of our Municipal and Financial Services Division.

         The merger-related charges totaled $49 million and consisted of severance of $22 million, professional services such as legal, consulting and auditing of $15 million, stay bonuses of $8 million, and expenses related to the elimination of duplicate operations of $4 million. Of these amounts, $15 million, $14 million and $4 million relating to severance, professional services and elimination of duplicate operations, respectively, were paid as of year-end 1998.

         The merger-related severance charge of $22 million represents the estimated cost of terminating approximately 150 employees of MBIA, CapMAC and 1838 whose positions were determined to be duplicative at the time of the respective mergers. As of December 31, 1998, virtually all of these identified employees had been terminated.

         The reorganization of our Municipal Services Division involved the closing of some operations in our tax discovery and collection unit as well as the integration of the profitable operations of our revenue enhancement unit into MBIA MuniServices. The reorganization-related charges totaled $26 million and related to the write-off of goodwill and other asset impairments (such as accounts receivable). The goodwill was being amortized over a fifteen-year period and the amortization was not material to the results of operations of the company. The amount written off was determined in conjunction with our reorganization and consolidation of the Municipal Services Division, after a thorough analysis of the recoverability of these assets in accordance with Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

         In 1996 and 1997, other corporate expenses were composed primarily of non-insurance goodwill amortization and general corporate overhead. In 1997 and 1998, other expenses also include the breakeven activities of MBIA & Associates Consulting, Inc. It was established in 1997 to provide assistance to state and local governments, colleges and universities, and international public- and private-sector clients seeking to strengthen their strategic financial planning and management capabilities.


TAXES

Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. However, we will see our tax rate fluctuate from time-to-time as we manage our investment portfolio on a total return basis. Our effective tax rate has increased marginally over the past three years--to 23.4% in 1998 from 22.8% in 1997 and 22.5% in 1996. This reflects the gradual shift in our investment portfolio to a higher proportion of taxable securities.


CAPITAL RESOURCES
-----------------
We carefully manage our capital resources to optimize our cost of capital while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 1998, our total shareholders' equity was $3.8 billion, with total long-term borrowings at $689 million. We use debt financing

                                      (41)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and ratios we use to measure it:


                                                     1998     1997     1996
---------------------------------------------------------------------------
Long-term debt (in millions)                         $689     $489     $389
Long-term debt to total capital                       15%      13%      12%
Ratio of earnings to fixed charges                  13.1x    14.1x    13.5x
---------------------------------------------------------------------------


In addition, our insurance company has an $825 million irrevocable standby line of credit facility with a group of major Triple-A rated banks to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term, which expires on October 31, 2005, and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date. Our insurance company also maintains stop-loss reinsurance coverage of $75 million in excess of incurred losses of $150 million.

     From time to time we access the capital markets to support the growth of our businesses. In July 1997, to provide us with additional capital for growth, we raised $126 million of equity and issued $100 million of 30-year debentures. In September 1998, we issued $150 million of 30-year debentures, and, in November 1998, we issued $50 million of 40-year notes.

     As of year-end 1998, total claims-paying resources for our insurance company stood at $7.8 billion, a 15% increase over 1997.


LIQUIDITY
---------
Cash flow needs at the parent company level are primarily for dividends to our shareholders and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from our insurance company, which generates substantial cash flow from premium writings and investment income. In 1998, operating cash flow was $682 million, a 24% increase from $549 million in 1997.

         Under New York state insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus. In 1998 our insurance company paid no dividends and at year-end 1998 had dividend capacity in excess of $228 million without special regulatory approval.

         Our company has significant liquidity supporting its businesses. At year-end 1998, cash equivalents and short-term investments totaled $444 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include, among other things, selling or pledging our fixed-income investments from our investment portfolio, tapping existing liquidity facilities and new borrowings.

     Our company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $650 million with a group of worldwide banks. At year-end 1998, there were no balances outstanding under these lines.

     Our investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 1998, the fair value of our consolidated investment portfolio increased 13% to $10.1 billion, as shown below:


                                                              Percent Change
                                                              --------------
In millions                         1998       1997           1998 vs. 1997
----------------------------------------------------------------------------
Insurance operations:
   Amortized cost                 $6,083     $5,292                15%
   Unrealized gain                   319        275                16%
----------------------------------------------------------------------------
   Fair value                     $6,402     $5,567                15%
----------------------------------------------------------------------------
Municipal investment
   agreements:
   Amortized cost                 $3,542     $3,242                 9%
   Unrealized gain                   136         99                37%
----------------------------------------------------------------------------
   Fair value                     $3,678     $3,341                10%
----------------------------------------------------------------------------
Total portfolio at fair value    $10,080     $8,908                13%
----------------------------------------------------------------------------


The growth of our insurance-related investments in 1998 was the result of positive cash flows and proceeds from our financing activities, as well as an increase in unrealized gains caused by lower interest rates at year-end. The fair value of investments related to our municipal investment agreement business increased 10% to $3.7 billion at year-end 1998.

     Our investment portfolios are considered to be available-for-sale, and the differences between their fair value and amortized cost, net of applicable taxes, are reflected as an adjustment to shareholders' equity. Differences between fair value and amortized cost arise primarily as a result of changes in interest rates occurring after a fixed-income security is purchased, although other factors influence fair value, including credit-related actions, supply and demand forces and other market factors. The weighted-average credit quality of our fixed-income portfolios has been maintained at Double-A since our inception. Since we generally intend to hold most of our investments to maturity as part of our risk management strategy, we expect to realize a value substantially equal to amortized cost.

                                      (42)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc.


MARKET RISK
-----------
The fair values of some of our company's reported financial instruments are subject to change as a result of potential interest rate movements. This interest rate sensitivity can be estimated by projecting a hypothetical increase in interest rates of 1.0%. Based on asset maturities and interest rates as of year-end 1998, this hypothetical increase in interest rates would result in an after-tax decrease in net fair value of our company's financial instruments of $203 million. This projected change in fair value is primarily a result of our company's "fixed-maturity securities" asset portfolio, which loses value with increases in interest rates. Since our company is able and primarily expects to hold the securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenario.

     Our company's investment portfolio holdings are primarily U.S. dollar-denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds and asset-backed securities. In modeling sensitivity to interest rates for the taxable securities, U.S. treasury rates are changed instantaneously by 1.0%, and the option-adjusted spreads of the securities are held constant. Tax-exempt securities are subjected to a change in the Municipal Triple-A General Obligation curve that would be equivalent to a 1.0% taxable interest rate change based on year-end taxable/tax-exempt ratios. Simulation for tax-exempts is performed treating securities on a duration-to-worst-case basis. For the liabilities evaluation, where appropriate, the assumed discount rates used to estimate the present value of future cash flows are increased by 1.0%.


YEAR  2000
----------

With the new millennium approaching, MBIA is actively managing a high-priority Year 2000 (Y2K) program addressing the issue of whether its computer systems can correctly distinguish between the years 1900 and 2000. The company has established an independent Y2K testing lab in its Armonk office, with a committee of business unit managers overseeing the project. MBIA has a budget of $1.13 million for its 1998-2000 Y2K efforts. Expenditures are proceeding as anticipated, and we do not expect the project budget to materially exceed this amount. As of December 31, 1998, we have spent $326 thousand on the project. Since the mid-1990s, MBIA has completed the re-engineering or installation of three internally designed "mission-critical" computer systems at a cost of approximately $11 million. The three systems are: MBIA Information Deal Analysis System (MIDAS), which provides analysis and accounting for MBIA's financial guarantee business; Sales Trading and Accounting Records System (STARS), which provides administrative and client support for MBIA's municipal pooled investment business; and Municipal Agreement Record System (MARS), which provides analytical and accounting support for MBIA's investment agreement business. These systems were designed as Y2K-compliant. These expenditures are not reflected in our Y2K budget.

     MBIA has initiated a comprehensive Y2K plan which includes the following phases: assessment--completed in the second quarter of 1998; remediation--completed in the fourth quarter of 1998; testing--completed for STARS in the third quarter of 1998, MARS in the fourth quarter of 1998 and MIDAS with the initial phase completed in the fourth quarter of 1998 (final testing completion expected by the end of the first quarter of 1999); and contingency planning--to be completed in the first quarter of 1999. This plan covers "mission-critical" internally developed systems, vendor software, hardware and certain third-party entities through which we conduct our business. Testing to date indicates that functions critical to the financial guarantee business, both domestic and international (MIDAS), were Y2K-ready as of December 31, 1998. Additional testing will continue throughout 1999. In addition, MBIA's subsidiary companies are actively managing their own Y2K efforts and are expected to meet varying readiness deadlines before yearend. It is not possible at this time to determine whether a subsidiary's Y2K failure would have a material impact on MBIA. Additionally, MBIA is reviewing all ancillary support functions. Evaluation, testing and re-testing will continue throughout 1999.

     An area of risk to MBIA's financial guarantee business is the potential inability of an issuer, or its trustee or paying agent, to make payments on an MBIA-insured transaction because of failure to be Y2K-ready. To mitigate this risk, we are surveying trustees, paying agents and selected high-volume issuers to determine their readiness. While the survey is not complete, results to date indicate that all respondents are either ready or planning to be ready by late 1999. If MBIA is asked to pay a claim in situations where the issuer's system fails, we will do so and would expect to recover such payment in a short time period. While it is not possible to predict the extent of such payments, we believe that MBIA has adequate sources of liquidity to cover these payments.

                                      (43)

REPORT ON MANAGEMENT'S RESPONSIBILITY AND REPORT OF INDEPENDENT ACCOUNTANTS MBIA Inc. and Subsidiaries

REPORT ON MANAGEMENT'S RESPONSIBILITY
-------------------------------------
Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this annual report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

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

     PricewaterhouseCoopers LLP, independent accountants, is retained to audit the company's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which include the consideration of the company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

     The board of directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


/s/David H. Elliott
-------------------
David H. Elliott
Chairman


/s/ Neil G. Budnick
-------------------
Neil G. Budnick
Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------
To the Board of Directors and Shareholders of MBIA Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of MBIA Inc. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------

New York, New York
February 2, 1999

                                      (44)

CONSOLIDATED BALANCE SHEETS
MBIA Inc. and Subsidiaries

Dollars in thousands except per share amounts                                      December 31, 1998            December 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
    Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $5,565,060 and $4,936,760)                            $5,884,053                   $5,211,311
    Short-term investments, at amortized cost (which
      approximates fair value)                                                               423,194                      303,898
    Other investments                                                                         94,975                       51,693
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           6,402,222                    5,566,902
    Municipal investment agreement portfolio held as available-for-sale
      at fair value (amortized cost $3,542,077 and $3,241,703)                             3,678,229                    3,341,394
---------------------------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENTS                                                                10,080,451                    8,908,296
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                     20,757                       26,296
Securities borrowed or purchased under agreements to resell                                  538,281                      472,963
Accrued investment income                                                                    126,990                      121,090
Deferred acquisition costs                                                                   230,085                      216,165
Prepaid reinsurance premiums                                                                 352,699                      289,508
Goodwill (less accumulated amortization of $62,423 and $55,788)                              120,681                      121,642
Property and equipment, at cost (less accumulated depreciation
    of $39,934 and $31,882)                                                                   81,457                       66,709
Receivable for investments sold                                                               49,497                       13,435
Other assets                                                                                 195,666                      148,887
---------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                    $11,796,564                  $10,384,991
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Deferred premium revenue                                                              $2,251,211                   $2,090,460
    Loss and loss adjustment expense reserves                                                270,114                      103,061
    Municipal investment agreements                                                        2,587,339                    1,974,165
    Municipal repurchase agreements                                                          897,718                    1,177,022
    Long-term debt                                                                           688,996                      488,878
    Short-term debt                                                                              ---                       20,000
    Securities loaned or sold under agreements to repurchase                                 573,352                      606,263
    Deferred income taxes                                                                    343,896                      298,498
    Deferred fee revenue                                                                      42,964                       48,126
    Payable for investments purchased                                                         95,598                       44,007
    Other liabilities                                                                        253,159                      172,999
---------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                 8,004,347                    7,023,479
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
    Preferred stock, par value $1 per share; authorized shares--
      10,000,000; issued and outstanding--none                                                   ---                          ---
    Common stock, par value $1 per share; authorized shares--
      200,000,000; issued shares--99,569,625 and 98,754,487                                   99,570                       98,754
    Additional paid-in capital                                                             1,169,192                    1,133,950
    Retained earnings                                                                      2,246,221                    1,901,608
    Accumulated other comprehensive income, net of deferred income
      taxes of $157,410 and $132,026                                                         288,915                      236,095
Unallocated ESOP shares                                                                       (4,044)                      (4,083)
Unearned compensation--restricted stock                                                       (6,807)                      (4,812)
Treasury stock--21,717 shares in 1998                                                           (830)                         ---
---------------------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                        3,792,217                    3,361,512
---------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $11,796,564                  $10,384,991
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
MBIA Inc. and Subsidiaries

                                                                                      Years ended December 31
                                                                        ---------------------------------------------------
Dollars in thousands except per share amounts                               1998                 1997                 1996
---------------------------------------------------------------------------------------------------------------------------
INSURANCE
    Revenues:
      Gross premiums written                                            $677,050             $653,848             $535,282
      Ceded premiums                                                    (156,064)            (116,526)             (69,956)
---------------------------------------------------------------------------------------------------------------------------
         Net premiums written                                            520,986              537,322              465,326
      Increase in deferred premium revenue                               (96,436)            (185,827)            (171,288)
---------------------------------------------------------------------------------------------------------------------------
         Premiums earned (net of ceded premiums
           of $92,873, $62,353 and $48,679)                              424,550              351,495              294,038
      Net investment income                                              331,802              301,998              265,147
      Net realized gains                                                  29,962               16,903                9,936
      Advisory fees                                                       26,130               17,110               10,786
---------------------------------------------------------------------------------------------------------------------------
         Total insurance revenues                                        812,444              687,506              579,907
    Expenses:
      Losses and loss adjustment                                          34,683               31,877               20,149
      Policy acquisition costs, net                                       34,613               34,897               30,016
      Operating                                                           70,330               74,075               66,720
---------------------------------------------------------------------------------------------------------------------------
         Total insurance expenses                                        139,626              140,849              116,885
---------------------------------------------------------------------------------------------------------------------------
    Insurance income                                                     672,818              546,657              463,022
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT MANAGEMENT SERVICES
    Revenues                                                              65,032               49,999               47,115
    Expenses                                                              36,012               32,958               29,328

---------------------------------------------------------------------------------------------------------------------------
      Operating income                                                    29,020               17,041               17,787
    Net realized gains                                                    14,179                3,416                2,572
---------------------------------------------------------------------------------------------------------------------------
    Investment management services income                                 43,199               20,457               20,359
---------------------------------------------------------------------------------------------------------------------------
MUNICIPAL AND FINANCIAL SERVICES
    Revenues                                                              29,392               25,189                1,399
    Expenses                                                              40,682               20,694                  274
---------------------------------------------------------------------------------------------------------------------------
      Operating (loss) income                                            (11,290)               4,495                1,125
    Net realized losses                                                   (9,165)                 ---                  ---
---------------------------------------------------------------------------------------------------------------------------
    Municipal and financial services (loss) income                       (20,455)               4,495                1,125
---------------------------------------------------------------------------------------------------------------------------
CORPORATE
    Interest expense                                                      44,620               38,645               34,665
    Other expenses                                                        85,904                7,712                1,426
---------------------------------------------------------------------------------------------------------------------------
    Corporate expenses                                                  (130,524)             (46,357)             (36,091)
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                               565,038              525,252              448,415
Provision for income taxes                                               132,310              119,642              100,679
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $432,728             $405,610             $347,736
---------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
    BASIC                                                                  $4.37                $4.18                $3.68
    DILUTED                                                                $4.32                $4.12                $3.62
---------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
    shares outstanding:
    Basic                                                             98,978,641           96,937,314           94,368,038
    Diluted                                                          100,163,014           98,344,163           96,159,066
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
MBIA Inc. and Subsidiaries

                                                          For the years ended December 31, 1998, 1997 and 1996
--------------------------------------------------------------------------------------------------------------------------
                                                                                                              Accumulated
                                                       Common Stock          Additional                             Other
                                                   ---------------------        Paid-in        Retained     Comprehensive
In thousands except per share amounts              Shares         Amount        Capital        Earnings            Income
--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996                           92,810        $92,810       $906,182      $1,296,311          $212,924
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         347,736                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $50,874                           --             --             --              --           (93,738)
    Change in foreign currency translation             --             --             --              --            (3,889)

    Other comprehensive income

Total comprehensive income

Net proceeds from issuance of shares                1,690          1,690         53,190              --                --
Allocation of ESOP shares                              --             --             --              --                --
Unearned compensation - restricted stock               --             --             --              --                --
Exercise of stock options                             958            958         24,931          (1,757)               --
Dividends (declared per common share
 $0.725,  paid per common share $0.708)                --             --             --         (69,644)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                         95,458         95,458        984,303       1,572,646           115,297
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         405,610                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(69,337)                         --             --             --              --           128,782
    Change in foreign currency translation             --             --             --              --            (7,984)

    Other comprehensive income

Total comprehensive income

Net proceeds from issuance of shares                2,679          2,679        125,096              --                --
Allocation of ESOP shares                              --             --             --              --                --
Unearned compensation - restricted stock               67             67          3,729              --                --
Stock issued for acquisition                          120            120          6,880              --                --
Exercise of stock options                             430            430         13,942              --                --
Dividends (declared per common share
 $0.770, paid per common share $0.765)                 --             --             --         (76,648)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                         98,754         98,754      1,133,950       1,901,608           236,095
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         432,728                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                         --             --             --              --            48,042
    Change in foreign currency translation             --             --             --              --             4,778

    Other comprehensive income

Total comprehensive income

Treasury shares acquired                               --             --            830              --                --
Allocation of ESOP shares                              --             --             --              --                --
Unearned compensation - restricted stock               71             71          4,449              --                --
Exercise of stock options                             745            745         29,963              --                --
Dividends (declared per common share
 $0.790, paid per common share $0.785)                 --             --             --          (88,115)              --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                         99,570        $99,570     $1,169,192       $2,246,221         $288,915
--------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Con't)

                                                            For the years ended December 31, 1998, 1997 and 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Unearned
                                                  Unallocated      Compensation               Treasury Stock                 Total
                                                         ESOP        Restricted            ---------------------     Shareholders'
In thousands except per share amounts                  Shares             Stock            Shares         Amount             Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996                              $(6,497)            $(426)            $(148)       $(4,086)        $2,497,218
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                             --                --                --             --            347,736
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $50,874                               --                --                 --            --            (93,738)
    Change in foreign currency translation                 --                --                 --            --             (3,889)
                                                                                                                       ------------
    Other comprehensive income                                                                                              (97,627)
                                                                                                                       ------------
Total comprehensive income                                                                                                  250,109
                                                                                                                       ------------
Net proceeds from issuance of shares                        --               --                --             --             54,880
Allocation of ESOP shares                                1,067               --                --             --              1,067
Unearned compensation - restricted stock                    --             (625)               --             --               (625)
Exercise of stock options                                   --               --               148          4,086             28,218
Dividends (declared per common share
 $0.725,  paid per common share $0.708)                     --               --                --             --            (69,644)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                              (5,430)          (1,051)               --             --          2,761,223
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                             --                --                --             --            405,610
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(69,337)                             --                --                --             --            128,782
    Change in foreign currency translation                 --                --                --             --             (7,984)
                                                                                                                        ------------
    Other comprehensive income                                                                                              120,798
                                                                                                                        ------------
Total comprehensive income                                                                                                  526,408
                                                                                                                        ------------
Net proceeds from issuance of shares                       --                --                --             --            127,775
Allocation of ESOP shares                               1,347                --                --             --              1,347
Unearned compensation - restricted stock                   --            (3,761)               --             --                 35
Stock issued for acquisition                               --                --                --             --              7,000
Exercise of stock options                                  --                --                --             --             14,372
Dividends (declared per common share
 $0.770, paid per common share $0.765)                     --                --                --             --            (76,648)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                             (4,083)           (4,812)               --             --          3,361,512
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                             --                --                --             --            432,728
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                             --                --                --             --             48,042
    Change in foreign currency translation                 --                --                --             --              4,778
                                                                                                                        ------------
    Other comprehensive income                                                                                               52,820
                                                                                                                        ------------
Total comprehensive income                                                                                                  485,548
                                                                                                                        ------------
Treasury shares acquired                                   --                --               (22)          (830)                --
Allocation of ESOP shares                                  39                --                --             --                 39
Unearned compensation - restricted stock                   --            (1,995)               --             --              2,525
Exercise of stock options                                  --                --                --             --             30,708
Dividends (declared per common share
 $0.790, paid per common share $0.785)                     --                --                --             --            (88,115)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                            $(4,044)          $(6,807)              (22)         $(830)        $3,792,217
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

DISCLOSURE OF RECLASSIFICATION AMOUNT:                           1996           1997           1998
---------------------------------------------------------------------------------------------------
    Unrealized appreciation of investments
      arising during the period, net of taxes                $(85,451)      $141,747        $78,142
    Reclassification of adjustment, net of taxes               (8,287)       (12,965)       (30,100)
                                                             --------       --------        -------
    Net unrealized appreciation, net of taxes                $(93,738)      $128,782        $48,042
---------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
MBIA Inc. and Subsidiaries

                                                                                  Years ended December 31
Dollars in thousands                                                        1998            1997           1996
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                          $432,728        $405,610       $347,736
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Increase in accrued investment income                               (5,900)        (12,501)       (18,420)
      Increase in deferred acquisition costs                             (13,920)        (19,276)       (20,088)
      Increase in prepaid reinsurance premiums                           (63,191)        (54,173)       (21,277)
      Increase in deferred premium revenue                               159,627         240,000        192,565
      Increase in loss and loss adjustment
       expense reserves                                                  167,053          32,762         21,246
      Depreciation                                                         8,174           6,284          4,949
      Amortization of goodwill                                             9,051           7,751          6,380
      Amortization of bond discount, net                                 (22,699)        (20,191)       (20,933)
      Net realized gains on sale of investments                          (34,976)        (20,319)       (12,508)
      Deferred income taxes                                               19,943          13,191          9,521
      Other, net                                                          26,155         (30,606)           338
----------------------------------------------------------------------------------------------------------------
    Total adjustments to net income                                      249,317         142,922        141,773
----------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                            682,045         548,532        489,509
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed-maturity securities, net of
      payable for investments purchased                               (2,479,245)     (2,296,490)    (1,743,180)
    Sale of fixed-maturity securities, net of
      receivable for investments sold                                  1,102,460       1,336,458        931,033
    Redemption of fixed-maturity securities, net of
      receivable for investments redeemed                                745,515         251,793        281,860
    Purchase of short-term investments                                   (97,177)        (15,022)        (5,705)
    Purchase of other investments                                        (51,769)           (559)          (394)
    Sale of other investments                                              1,785           1,223            862
    Purchases for municipal investment
      agreement portfolio, net of payable for
      investments purchased                                           (2,456,265)     (1,447,004)    (1,861,126)
    Sales from municipal investment agreement
      portfolio, net of receivable for investments sold                2,218,342       1,487,437      1,264,033
    Capital expenditures, net of disposals                               (22,909)        (17,369)       (10,150)
    Other, net                                                            (8,098)        (14,554)        (2,445)
----------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                             (1,047,361)       (714,087)    (1,145,212)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of common stock                                --         127,775         54,880
    Net proceeds from issuance of long-term debt                         197,113          98,880            ---
    Net (repayment) proceeds from (retirement)
      issuance of short-term debt                                        (20,000)         (9,100)        11,100
    Dividends paid                                                       (85,667)        (76,743)       (69,795)
    Proceeds from issuance of municipal                                2,352,908       1,823,422      2,242,872
      investment and repurchase agreements
    Payments for drawdowns of municipal investment                    (2,017,056)     (1,930,321)    (1,628,310)
      investment and repurchase agreements
    Securities loaned or sold under agreements to                        (98,229)        133,300            ---
      to repurchase, net
    Exercise of stock options                                             30,708          14,372         28,218
----------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                            359,777         181,585        638,965
----------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                      (5,539)         16,030        (16,738)
Cash and cash equivalents - beginning of year                             26,296          10,266         27,004
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                  $20,757         $26,296        $10,266
----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Income tax paid                                                     $108,297        $103,065        $79,671
    Interest paid:
    Municipal investment and repurchase agreements                      $202,502        $195,344       $172,237
    Long-term debt                                                        39,499          32,953         32,850
    Short-term debt                                                        1,057           2,017          1,309
----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 1: BUSINESS AND ORGANIZATION
---------------------------------
MBIA Inc. (the company) was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies. The company operates its insurance business primarily through its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.).

     Effective December 31, 1989, the company acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company, which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois). The acquisition of BIG has been accounted for as a purchase, and the price was allocated to the net assets of the acquired company based on the fair value of such assets and liabilities at the date of acquisition.

     In 1990, the company formed MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 and, pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     At the end of 1990, MBIA Municipal Investors Services Corporation (MBIA-MISC) was formed as a wholly owned subsidiary of the company. MBIA-MISC operates cooperative cash management programs for school districts and municipalities.

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

     In 1996,  MBIA-MISC  acquired  American Money Management  Associates,  Inc.
(AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients.

     In 1996, the company formed a wholly owned subsidiary, Strategic Services, Inc., which was subsequently renamed MBIA MuniServices Company (MBIA MuniServices). Also in 1996, MBIA MuniServices acquired an interest in Capital Asset Holdings, Inc. (Capital Asset), a limited partnership that buys, services and manages delinquent municipal tax liens. In December 1998, MBIA MuniServices acquired Capital Asset's founder's equity interest. In January 1997, MBIA MuniServices acquired a 95 percent interest in the Municipal Tax Bureau (MTB) of Philadelphia, a provider of tax compliance services to state and local governments. In July 1997, MBIA MuniServices acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration. In
January 1998, Municipal Resource Consultants (MRC), a revenue audit and information services firm, was acquired.

     On February 17, 1998, MBIA Inc. consummated a merger with CapMAC Holdings Inc. (CapMAC). CapMAC operated its insurance business primarily through its wholly owned subsidiary, Capital Markets Assurance Corporation (CMAC). On July 31, 1998, MBIA Inc. completed a merger of its investment management business with 1838 Investment Advisors (1838). See Note 3 for details on these two mergers.

     In June 1998, MBIA Asset Management Corporation (MBIA-AMC) was formed as a wholly owned subsidiary of the company to consolidate the resources and capabilities of our investment management services. In July 1998, the company contributed the common stock of MBIA-MISC, IMC, CMC and 1838 to MBIA-AMC.


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

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

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities--other than those held in the municipal investment agreement portfolio--with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

                                      (49)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services revenues. Municipal investment agreement portfolio accrued interest income, receivables for investments sold, and payables for investments purchased are included in the respective consolidated accounts.

     Other investments include the company's interest in a limited partnership, a mutual fund that invests principally in marketable equity securities and other equity investments. The company records dividends from these investments as a component of investment income. In addition, the company records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholders' equity.

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

PREMIUM REVENUE RECOGNITION Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period--generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to the company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

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

LOSSES AND LOSS ADJUSTMENT EXPENSES Loss and loss adjustment expenses (LAE) reserves are established in an amount equal to the company's estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

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

     Management of the company periodically reevaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS Municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet at the time such agreements are executed. The liabilities for municipal investment and repurchase agreements are carried at the face value of the agreement plus accrued interest, whereas the related assets are recorded at fair value. Investment management services revenues include investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

                                      (50)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


DERIVATIVES The company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The company uses interest rate swaps for hedging purposes as part of its overall risk management strategy. Gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included with the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When a hedged asset is sold or liability extinguished, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in current period income. At year-end 1998, the company's exposure to derivative financial instruments was not material.

INVESTMENT MANAGEMENT SERVICES OPERATIONS Investment management services revenues are comprised of the net investment income and operating revenues of MBIA-MISC, IMC, CMC and 1838. The operating expenses of MBIA-MISC, IMC, CMC and 1838 are reported in investment management services expenses.

MUNICIPAL AND FINANCIAL SERVICES OPERATIONS Municipal and financial services revenues are comprised of the net investment income and operating revenues of MTB, MuniFinancial, MRC and Capital Asset. The operating expenses of MTB, MuniFinancial, MRC and Capital Asset are reported in municipal and financial services expenses.

CORPORATE   EXPENSES   Corporate   expenses   consist  of   interest   expenses,
non-insurance goodwill amortization, general corporate overhead expenses and non-recurring charges.

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

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. The company records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time the company may present the tax and loss bonds for redemption to satisfy the additional tax liability.

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


NOTE 3:  MERGERS WITH CAPMAC AND 1838
-------------------------------------
On February 17, 1998, the company consummated a merger with CapMAC by exchanging
8.1 million shares of its common stock for all of the common stock of CapMAC. Each share of CapMAC was exchanged for 0.4675 of one share of MBIA Inc. common stock. On July 31, 1998, the company completed a merger of its investment management business with 1838 through the issuance of 1.1 million shares of common stock. Each share of 1838 was exchanged for 2.134 shares of MBIA Inc.

     The mergers constituted tax-free reorganizations and have been accounted for as pooling of interests under Accounting Principles Board (APB) Opinion No.
16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of CapMAC and 1838 as though they had always been a part of MBIA Inc.

     There were no transactions between MBIA Inc., CapMAC and/or 1838 prior to the combinations, and immaterial adjustments were recorded to conform CapMAC's and 1838's accounting policies. Certain reclassifications were made to the CapMAC and 1838 financial statements to conform to the company's presentations.

     The results of operations for the separate companies and the combined amounts for 1997 and 1996 presented in the consolidated financial statements follow:


                                           Years ended December 31
------------------------------------------------------------------
In thousands                                    1997          1996
------------------------------------------------------------------
Premiums earned
  MBIA                                      $299,335      $253,481
  CapMAC                                      52,160        40,557
------------------------------------------------------------------
Combined                                    $351,495      $294,038
------------------------------------------------------------------
Net income
  MBIA                                      $374,176      $322,163
  CapMAC                                      23,989        19,679
  1838                                         7,445         5,894
------------------------------------------------------------------
  Combined                                  $405,610      $347,736
------------------------------------------------------------------



For the six-month period ended June 30, 1998, 1838's revenues and net income were $12.6 million and $4.6 million, respectively.

     Effective April 1, 1998, CMAC ceded its portfolio of net insured obligations in exchange for cash and investments equal to its statutory unearned premium and contingency reserves of $176 million to MBIA Corp. Subsequent to this cession, the company contributed the common stock of CMAC to MBIA Corp.

                                      (51)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 4:  RECENT ACCOUNTING PRONOUNCEMENTS
-----------------------------------------
In March 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Statement requires that entities capitalize certain internal-use software costs once certain criteria are met. The statement is effective for fiscal years beginning after December 15, 1998. The company will adopt SOP 98-1 in 1999. Adoption of SOP 98-1 is not expected to have a material impact on the consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for fiscal years beginning after June 15, 1999. The company will adopt SFAS 133 by January 1, 2000. Adoption of SFAS 133 is not expected to have a material impact on the consolidated financial statements.


NOTE 5:  STATUTORY ACCOUNTING PRACTICES
---------------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o upfront premiums are earned only when the related risk has expired rather than over the period of the risk;

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the company's reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

     The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:


                                     As of December 31
----------------------------------------------------------
In thousands                           1998           1997
----------------------------------------------------------
Company's GAAP
 shareholders' equity            $3,792,217     $3,361,512
Contributions to MBIA Corp.         485,738        459,567
Premium revenue recognition        (448,250)      (413,729)
Deferral of acquisition costs      (230,085)      (216,165)
Unrealized gains                   (450,587)      (377,161)
Contingency reserve              (1,450,413)    (1,187,882)
Loss and LAE reserves                81,489         77,816
Deferred income taxes               348,534        298,498
Tax and loss bonds                  162,523        130,055
Goodwill                            (90,950)       (95,829)
Other                                89,753        (85,172)
----------------------------------------------------------
Statutory capital and surplus    $2,289,969     $1,951,510
----------------------------------------------------------

Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 1998, 1997 and 1996 was $509.9 million, $404.4 million and $335.3 million, respectively.


NOTE 6:  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
-------------------------------------------------------
Premiums earned include $68.4 million, $50.9 million and $44.4 million for 1998, 1997 and 1996, respectively, related to refunded and called bonds.


NOTE 7:  INVESTMENTS
--------------------
The company's investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. The company's investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

     The  following  tables set forth the  amortized  cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of the company, as of December 31, 1998 and 1997.

                                      (52)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


                                              Gross         Gross
                              Amortized  Unrealized    Unrealized         Fair
In thousands                       Cost       Gains        Losses        Value
------------------------------------------------------------------------------
December 31, 1998
Taxable bonds
  United States Treasury
    and Government Agency    $  517,015    $ 47,637      $   (351)  $  564,301
  Corporate and
    other obligations         3,555,858     145,224        (3,875)   3,697,207
  Mortgage-backed             1,684,081      27,918          (965)   1,711,034
Tax-exempt bonds
  State and
  municipal obligations       3,773,377     241,200        (1,643)   4,012,934
------------------------------------------------------------------------------
Total                        $9,530,331    $461,979       $(6,834)  $9,985,476
------------------------------------------------------------------------------


                                              Gross         Gross
                             Amortized   Unrealized    Unrealized         Fair
In thousands                      Cost        Gains        Losses        Value
------------------------------------------------------------------------------
December 31, 1997
Taxable bonds
  United States Treasury
    and Government Agency  $   547,206    $  30,668     $     (4)  $   577,870
  Corporate and
    other obligations        3,156,676       96,520        (1,114)   3,252,082
 Mortgage-backed             1,495,667       30,579        (1,054)   1,525,192
Tax-exempt bonds
   State and
   municipal obligations     3,282,812      219,613          (966)   3,501,459
-------------------------------------------------------------------------------
Total                       $8,482,361     $377,380       $(3,138)  $8,856,603
------------------------------------------------------------------------------


Fixed-maturity investments carried at fair value of $12.0 million as of December 31, 1998 and 1997 were on deposit with various regulatory authorities to comply with insurance laws.

     A portion of the obligations under municipal investment and repurchase agreements require the company to pledge securities as collateral. As of December 31, 1998 and 1997, the fair value of securities pledged as collateral with respect to these obligations approximated $1.9 billion and $1.8 billion, respectively.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1998. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                            Amortized              Fair
In thousands                                     Cost             Value
-----------------------------------------------------------------------
Within 1 year                              $  609,214        $  609,214
Beyond 1 yr but within 5 yrs                1,611,852         1,659,022
Beyond 5 yrs but within 10 yrs              1,803,020         1,913,486
Beyond 10 yrs but within 15 yrs             1,040,833         1,137,264
Beyond 15 yrs but within 20 yrs             1,203,057         1,286,931
Beyond 20 yrs                               1,578,274         1,668,525
-----------------------------------------------------------------------
                                            7,846,250         8,274,442
Mortgage-backed                             1,684,081         1,711,034
-----------------------------------------------------------------------
Total fixed-maturities and
    short-term investments                 $9,530,331        $9,985,476
-----------------------------------------------------------------------


NOTE 8:  INVESTMENT INCOME AND GAINS AND LOSSES
-----------------------------------------------
Investment income consists of:

                                              Years ended December 31
-------------------------------------------------------------------------
In thousands                               1998         1997         1996
-------------------------------------------------------------------------
Fixed-maturities                       $331,857     $299,069     $261,200
Short-term investments                    5,692        8,042        7,463
Other investments                            16       (1,542)        (383)
-------------------------------------------------------------------------
   Gross investment income              337,565      305,569      268,280
Investment expenses                       5,763        3,571        3,133
   Net investment income                331,802      301,998      265,147
-------------------------------------------------------------------------
Net realized gains (losses):
    Fixed-maturities
      Gains                              32,211       25,963       17,532
      Losses                             (3,149)      (5,877)      (5,889)
-------------------------------------------------------------------------
      Net                                29,062       20,086       11,643
-------------------------------------------------------------------------
   Other investments
      Gains                                 901          564          333
      Losses                                 (1)      (3,747)      (2,040)
-------------------------------------------------------------------------
      Net                                   900       (3,183)      (1,707)
-------------------------------------------------------------------------
   Total net realized gains              29,962       16,903        9,936
-------------------------------------------------------------------------
Total investment income                $361,764     $318,901     $275,083
-------------------------------------------------------------------------

Total investment income excludes investment income and realized gains and losses from our investment management and municipal and financial services segments. Net unrealized gains consist of:

                                      (53)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


                                   As of December 31
---------------------------------------------------------
In thousands                    1998                1997
---------------------------------------------------------
Fixed-maturities:
   Gains                    $461,979            $377,380
   Losses                     (6,834)             (3,138)
---------------------------------------------------------
   Net                       455,145             374,242
---------------------------------------------------------
Other investments:
   Gains                       2,936               2,976
   Losses                     (7,494)                (57)
---------------------------------------------------------
   Net                        (4,558)              2,919
---------------------------------------------------------
Total                        450,587             377,161
Deferred income taxes        157,410             132,026
---------------------------------------------------------
Unrealized gains, net       $293,177            $245,135
---------------------------------------------------------


The deferred income taxes relate primarily to unrealized gains and losses on the company's fixed-maturity investments, which are reflected in shareholders' equity.

     The change in net unrealized gains (losses) consists of:

                                    Years ended December 31
-------------------------------------------------------------
In thousands                    1998        1997         1996
-------------------------------------------------------------
Fixed-maturities             $80,903    $196,042    $(146,050)
Other investments             (7,477)      2,077        1,438
-------------------------------------------------------------
Total                         73,426     198,119     (144,612)
Deferred income taxes         25,384      69,337      (50,874)
-------------------------------------------------------------
Unrealized gains
   (losses), net             $48,042    $128,782    $ (93,738)
-------------------------------------------------------------


NOTE 9:  INCOME TAXES
---------------------
The company files a consolidated tax return that includes all of its U.S. subsidiaries. The provision for income taxes is composed of:


                                Years ended December 31
-------------------------------------------------------------
In thousands                     1998       1997       1996
-------------------------------------------------------------
Current                      $112,367   $106,452   $ 91,158
Deferred                       19,943     13,190      9,521
-------------------------------------------------------------
Total                        $132,310   $119,642   $100,679
-------------------------------------------------------------

The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the company's lower effective tax rates are as follows:


                                     Years ended December 31
---------------------------------------------------------------
                                    1998       1997       1996
---------------------------------------------------------------
Income taxes computed
   on pre-tax financial
   income at statutory rates        35.0%      35.0%      35.0%
Increase (reduction) in
   taxes resulting from:
      Tax-exempt interest          (10.8)     (10.6)     (12.1)
      Amortization of goodwill       0.4        0.3        0.4
      Other                         (1.2)      (1.9)      (0.8)
---------------------------------------------------------------
Provision for income taxes          23.4%      22.8%      22.5%
---------------------------------------------------------------


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

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

In thousands                                       1998       1997
------------------------------------------------------------------
Deferred tax assets:
   Tax and loss bonds                          $160,064   $130,080
   Alternative minimum
      tax credit carryforward                    54,722     62,279
   Loss and loss adjustment
      expense reserves                           26,458     23,762
   Other                                         53,745     92,099
------------------------------------------------------------------
Total gross deferred
   tax assets                                   294,989    308,220
------------------------------------------------------------------
Deferred tax liabilities:
   Contingency reserve                          280,203    229,389
   Deferred premium revenue                     106,555    154,240
   Deferred acquisition costs                    77,953     73,081
   Unrealized gains                             157,410    132,026
   Contingent commissions                           408        408
   Other                                         16,356     17,574
------------------------------------------------------------------
Total gross deferred
   tax liabilities                              638,885    606,718
------------------------------------------------------------------
Net deferred tax liability                     $343,896   $298,498
------------------------------------------------------------------


The company believes that a valuation allowance is unnecessary in connection with the deferred tax assets.


NOTE 10:  NET INCOME PER COMMON SHARE
-------------------------------------
In February 1997, the FASB issued SFAS 128, "Earnings per Share," effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 established standards for computing and presenting earnings per share (EPS). Under the new standard, basic EPS is computed by dividing income applicable to common stock by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the additional dilution that could occur from employee stock options and other items that could potentially result in the issuance of common stock. The company has adopted this Statement and, as required, has restated all prior-period EPS data presented. The following table provides a reconciliation of the denominator of the basic EPS computation to the denominator of the diluted EPS computation:

                                      (54)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


                                              Years ended December 31
-------------------------------------------------------------------------------
                                        1998             1997              1996
-------------------------------------------------------------------------------
Net income (in thousands)           $432,728         $405,610          $347,736
Basic weighted
   average shares                 98,978,641       96,937,314        94,368,038
Effect of stock options            1,184,373        1,406,849         1,791,028
-------------------------------------------------------------------------------
Diluted weighted
   average shares                100,163,014       98,344,163        96,159,066
-------------------------------------------------------------------------------
Basic EPS                              $4.37            $4.18             $3.68
Diluted EPS                            $4.32            $4.12             $3.62
-------------------------------------------------------------------------------


Options to purchase 621,244, 292,100 and 256,028 shares of common stock during 1998, 1997 and 1996, respectively, were not included in the computation of diluted EPS because the options exercise price was greater than the average market price of common shares during the respective years.


NOTE 11:  BUSINESS SEGMENTS
---------------------------
MBIA Inc., through its subsidiaries, is a leading provider of financial guarantee and specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public- and private-sector clients, domestically and internationally. MBIA Inc. has three principal businesses: financial guarantee, investment management services, and municipal & financial services. Each of these is a business segment, with its respective financial performance detailed in this report.

     Financial guarantee business provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.

     Investment management services business provides an array of products and services to the public and not-for-profit sectors. These include local government investment pools, investment agreements, and discretionary and
non-discretionary   portfolio  management  services.

     Municipal and financial services business purchases and services municipal real estate tax lien certificates and provides tax compliance services to public sector entities.

     Business segment results are presented gross of intersegment transactions, which are not material to each segment. The following provides each business segment's revenues, operating income, income (loss) and assets:


                                   Year ended December 31, 1998
--------------------------------------------------------------------------------
                                       Investment     Municipal &
                         Financial     Management       Financial
In thousands             Guarantee       Services        Services         Total
-------------------------------------------------------------------------------
Operating revenues      $  782,482     $   65,032       $ 29,392    $   876,906
Expenses                  (139,626)       (36,012)       (40,682)      (216,320)
--------------------------------------------------------------------------------
Operating income           642,856         29,020        (11,290)       660,586
Realized gains (losses)     29,962         14,179         (9,165)        34,976
--------------------------------------------------------------------------------
Income (loss)
 from segments          $  672,818     $   43,199       $(20,455)       695,562
--------------------------------------------------------------------------------
Corporate expenses                                                     (130,524)
--------------------------------------------------------------------------------
Pretax income                                                       $   565,038
--------------------------------------------------------------------------------
Segment assets          $7,133,425     $4,497,333       $165,806    $11,796,564
--------------------------------------------------------------------------------


                                   Year ended December 31, 1997
--------------------------------------------------------------------------------
                                       Investment    Municipal &
                         Financial     Management      Financial
In thousands             Guarantee       Services       Services          Total
-------------------------------------------------------------------------------
Operating revenues      $  670,603     $   49,999       $ 25,189    $   745,791
Expenses                  (140,849)       (32,958)       (20,694)      (194,501)
-------------------------------------------------------------------------------
Operating income           529,754         17,041          4,495        551,290
Realized gains              16,903          3,416            ---         20,319
-------------------------------------------------------------------------------
Income from segments    $  546,657     $   20,457       $  4,495        571,609
-------------------------------------------------------------------------------
Corporate expenses                                                      (46,357)
-------------------------------------------------------------------------------
Pretax income                                                       $   525,252
-------------------------------------------------------------------------------
Segment assets          $6,200,516     $4,082,446       $102,029    $10,384,991
-------------------------------------------------------------------------------

                                      (55)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


                                   Year ended December 31, 1996
--------------------------------------------------------------------------------
                                       Investment     Municipal &
                         Financial     Management       Financial
In thousands             Guarantee       Services        Services         Total
-------------------------------------------------------------------------------
Operating revenues      $  569,971     $   47,115         $ 1,399    $  618,485
Expenses                  (116,885)       (29,328)           (274)     (146,487)
--------------------------------------------------------------------------------
Operating income           453,086         17,787           1,125       471,998
Realized gains               9,936          2,572             ---        12,508
--------------------------------------------------------------------------------
Income from segments    $  463,022     $   20,359         $ 1,125       484,506
--------------------------------------------------------------------------------
Corporate expenses                                                      (36,091)
--------------------------------------------------------------------------------
Pretax income                                                        $  448,415
--------------------------------------------------------------------------------
Segment assets          $5,319,809     $3,679,974         $31,094    $9,030,877
--------------------------------------------------------------------------------

NOTE 12:  STOCK SPLIT
---------------------
On September 17, 1997, the board of directors approved a two-for-one stock split, to be effected in the form of a 100% stock dividend payable on October 29, 1997 to shareholders of record as of October 1, 1997. An amount equal to the par value of common shares issued was transferred from additional paid-in capital to the common stock account. This transfer has been reflected in the Consolidated Statements of Changes in Shareholders' Equity at January 1, 1996. All references to the number of common shares, except shares authorized, and to per share information in the consolidated financial statements and related notes, have been adjusted to reflect the stock split on a retroactive basis.


NOTE 13:  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------------
Under New York state insurance law, MBIA Corp. may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Corp. had in excess of $228 million available for the payment of dividends to the company as of December 31, 1998. In 1998 and 1997, no dividends were paid by MBIA Corp. to the company due to cash available from financing activities. In 1996, MBIA Corp. declared and paid dividends of $29 million to the company.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1998.


NOTE 14:  LONG-TERM DEBT AND LINES OF CREDIT
--------------------------------------------
Long-term debt consists of:


                                  As of December 31
---------------------------------------------------
In thousands                        1998       1997
---------------------------------------------------
7.520% Notes due 1999-2002      $ 15,000   $ 15,000
9.000% Notes due 2001            100,000    100,000
9.375% Notes due 2011            100,000    100,000
8.200% Debentures due 2022       100,000    100,000
7.000% Debentures due 2025        75,000     75,000
7.150% Debentures due 2027       100,000    100,000
6.625% Debentures due 2028       150,000        ---
6.950% Notes due 2038             50,000        ---
---------------------------------------------------
                                 690,000    490,000
Less unamortized discount          1,004      1,122
---------------------------------------------------
Total                           $688,996   $488,878
---------------------------------------------------


The company's long-term debt is subject to certain covenants, none of which significantly restrict the company's operating activities or dividend-paying ability.

     MBIA Corp. has a standby line of credit commitment in the amount of $825 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from October 7, 1998 in excess of the greater of $825 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2005, and contains an annual renewal provision subject to approval by the bank group. CMAC maintains stop-loss reinsurance coverage of $75 million in excess of incurred losses of $150 million.

     The company and MBIA Corp. maintain bank liquidity facilities totaling $650 million. During 1998, these facilities replaced existing facilities aggregating $450 million. At December 31, 1997, $20 million was outstanding under those facilities.

     The company has outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.

                                      (56)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 15: OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------
Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed-upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1998, the interest rates on these agreements ranged from 2.5% to 8.02%.

     Principal payments due under these investment agreements in each of the next five years ending December 31 and thereafter, based upon expected withdrawal dates, were as follows:


In thousands                        Principal Amount
----------------------------------------------------
Expected withdrawal date:

1999                                     $1,170,515
2000                                        702,480
2001                                        284,307
2002                                        131,305
2003                                         49,329
Thereafter                                1,112,543
----------------------------------------------------
Total                                    $3,450,479
----------------------------------------------------


IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed-upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $43 million at December 31, 1998.


NOTE 16:  NET INSURANCE IN FORCE
--------------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

     As of December 31, 1998, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-41 years. The distribution of net insurance in force by geographic location, excluding $3.5 billion and $3.2 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 1998 and 1997, respectively, is set forth in the following table:

                                                           As of December 31
-------------------------------------------------------------------------------------------------------
                                                 1998                                  1997
-----------------------------------------------------------------     ---------------------------------
                                      Net       Number   % of Net           Net       Number   % of Net
$ in billions                   Insurance    of Issues  Insurance     Insurance    of Issues  Insurance
Geographic Location              In Force  Outstanding   In Force      In Force  Outstanding   In Force
-----------------------------------------------------------------     ---------------------------------
Domestic:
   California                      $ 76.3        3,681      12.8%        $ 68.8        3,455      13.4%
   New York                          61.6        5,310      10.3           38.2        5,057       7.4
   Florida                           36.1        1,589       6.1           33.1        1,578       6.5
   New Jersey                        26.2        1,884       4.4           24.7        1,885       4.8
   Texas                             25.3        2,131       4.2           24.7        2,099       4.8
   Pennsylvania                      24.7        2,278       4.1           23.0        2,262       4.5
   Illinois                          23.7        1,275       4.0           20.3        1,236       4.0
   Massachusetts                     18.4        1,107       3.1           15.5        1,089       3.0
   Michigan                          14.6        1,066       2.5           11.2        1,032       2.2
   Ohio                              13.8        1,076       2.3           12.5        1,014       2.4
      Subtotal                      320.7       21,397      53.8          272.0       20,707      53.0
   Nationally diversified            81.7          842      13.7           75.3          746      14.6
   Other states                     169.0       12,004      28.4          148.3       11,532      28.9
-------------------------------------------------------------------------------------------------------
      Total domestic                571.4       34,243      95.9          495.6       32,985      96.5
International                        24.5          323       4.1           18.1          279       3.5
-------------------------------------------------------------------------------------------------------
Total                              $595.9       34,566     100.0%        $513.7       33,264     100.0%
-------------------------------------------------------------------------------------------------------

                                      (57)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance, and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     Under certain MBIA Corp.'s structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets. The distribution of net insurance in force by type of bond is set forth in the table below:

                                                           As of December 31
---------------------------------------------------------------------------------------------------
                                             1998                                  1997
-------------------------------------------------------------     ---------------------------------
                                  Net       Number   % of Net           Net       Number   % of Net
$ in billions               Insurance    of Issues  Insurance     Insurance    of Issues  Insurance
Type of Bond                 In Force  Outstanding   In Force      In Force  Outstanding   In Force
-------------------------------------------------------------     ---------------------------------
Domestic:
 Municipal:
  General obligation           $140.7       12,694      23.6%        $119.5       12,096      23.3%
  Utilities                      80.9        4,895      13.6           75.4        4,775      14.7
  Health care                    70.9        2,241      11.9           62.2        2,248      12.1
  Transportation                 46.2        1,543       7.7           40.6        1,503       7.9
  Special revenue                42.8        1,787       7.2           34.2        1,653       6.7
  Higher education               26.7        1,498       4.5           20.6        1,366       4.0
  Housing                        22.3        2,161       3.7           18.9        1,896       3.7
  Industrial development
   and pollution
   control revenue               19.4        1,037       3.3           19.6          943       3.8
  Other                           5.6           75       0.9           12.5          543       2.4
-------------------------------------------------------------     ---------------------------------
   Total municipal              455.5       27,931      76.4          403.5       27,023      78.6
-------------------------------------------------------------     ---------------------------------
 Structured finance*             97.1          850      16.3           74.8          709      14.5
-------------------------------------------------------------     ---------------------------------
 Other:
  Investor-owned
   utilities                     13.0        5,068       2.2           11.0        4,872       2.2
  Financial institution           5.4          381       0.9            5.8          366       1.1
  Corporate direct                0.4           13       0.1            0.5           15       0.1
-------------------------------------------------------------     ---------------------------------
   Total other                   18.8        5,462       3.2           17.3        5,253       3.4
-------------------------------------------------------------     ---------------------------------
    Total domestic              571.4       34,243      95.9          495.6       32,985      96.5
-------------------------------------------------------------     ---------------------------------
International
 Infrastructure:
  Sovereign                       1.6           32       0.3            1.9           35       0.4
  Transportation                  1.4           12       0.2            0.8            5       0.1
  Sub-sovereign                   1.2           44       0.2            1.4           53       0.3
  Higher education                0.9           13       0.1            0.6            1       0.1
  Housing                         0.6            3       0.1            0.3            2       0.1
  Health care                     0.4            6       0.1            0.2            6        --
  Utilities                       0.4            4       0.1            0.8           60       0.2
-------------------------------------------------------------     ---------------------------------
    Total infrastructure          6.5          114       1.1            6.0          162       1.2
-------------------------------------------------------------     ---------------------------------
 Structured finance*             14.8          102       2.5            9.3           76       1.8
 Other:
  Investor-owned utilities        1.8           72       0.3            0.6            7       0.1
  Financial institution           1.0           29       0.1            1.9           25       0.4
  Corporate direct                0.4            6       0.1            0.3            9         --
-------------------------------------------------------------     ---------------------------------
   Total other                    3.2          107       0.5            2.8           41       0.5
-------------------------------------------------------------     ---------------------------------
    Total international          24.5          323       4.1           18.1          279       3.5
-------------------------------------------------------------     ---------------------------------
Total                          $595.9       34,566     100.0%        $513.7       33,264     100.0%
-------------------------------------------------------------     ---------------------------------
*Asset-/mortgage-backed

                                      (58)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 17:  REINSURANCE
---------------------
MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $108.2 billion and $76.6 billion at December 31, 1998 and 1997, respectively. The distribution of ceded insurance in force by type of bond and geographic location is set forth in the following tables:

                                     As of December 31
                      ------------------------------------------------
                               1998                         1997
                      -----------------------  -----------------------
                                       % of                       % of
                          Ceded       Ceded      Ceded           Ceded
In billions           Insurance   Insurance    Insurance     Insurance
Type of Bond           In Force    In Force     In Force      In Force
---------------------------------------------  -----------------------
Domestic
 Municipal:
  Utilities              $ 15.5       14.3%        $11.6         15.1%
  General obligation       15.4       14.2          12.3         16.1
  Health care              13.4       12.4           8.0         10.5
  Transportation           10.6        9.8           9.6         12.5
  Special revenue           5.8        5.3           5.0          6.5
  Industrial
   development
   and pollution
   control revenue          3.8        3.5           3.3          4.3
  Housing                   2.3        2.1           1.7          2.2
  Higher education          1.7        1.6           1.3          1.7
  Other                     1.2        1.1           2.7          3.5
---------------------------------------------  ----------------------
   Total municipal         69.7       64.3          55.5         72.4
 Structured finance*       19.5       18.0           8.4         11.0
---------------------------------------------  ----------------------
 Other:
  Investor-owned
   utilities                1.3        1.2           0.5          0.6
  Financial inst.           0.9        0.8           1.3          1.7
  Corporate direct          0.1        0.1           0.2          0.3
---------------------------------------------  ----------------------
   Total other              2.3        2.1           2.0          2.6
---------------------------------------------  ----------------------
   Total domestic          91.5       84.4          65.9         86.0
---------------------------------------------  ----------------------
International
 Infrastructure:
  Transportation            1.3        1.2           0.4          0.5
  Higher education          1.0        0.9           0.7          0.9
  Sovereign                 0.8        0.7           1.0          1.3
  Sub-sovereign             0.4        0.4           0.6          0.8
  Utilities                 0.4        0.4            --           --
  Health care               0.2        0.2           0.2          0.3
  Housing                   0.1        0.1            --           --
---------------------------------------------  ----------------------
   Total
    infrastructure          4.2        3.9           2.9          3.8
---------------------------------------------  ----------------------
 Structured finance*       11.1       10.3           6.6          8.6
---------------------------------------------  ----------------------
 Other:
  Financial inst            0.5        0.5           1.0          1.3
  Corporate direct          0.5        0.5            --           --
  Investor-owned
   utilities                0.4        0.4           0.2          0.3
---------------------------------------------  ----------------------
   Total other              1.4        1.4           1.2          1.6
---------------------------------------------  ----------------------
  Total int'l              16.7       15.6          10.7         14.0
---------------------------------------------  ----------------------
Total                    $108.2      100.0%        $76.6        100.0%
---------------------------------------------  ----------------------
* Asset-/mortgage-backed



                                     As of December 31
                      ------------------------------------------------
                               1998                         1997
                      -----------------------  -----------------------
                                       % of                       % of
                          Ceded       Ceded      Ceded           Ceded
In billions           Insurance   Insurance    Insurance     Insurance
Geographic Location    In Force    In Force     In Force      In Force
---------------------------------------------  -----------------------
Domestic:
 California              $ 12.4       11.5%        $10.4         13.6%
 New York                  10.7        9.9           6.1          8.0
 New Jersey                 5.4        5.0           3.7          4.9
 Texas                      5.3        4.9           4.0          5.2
 Pennsylvania               3.8        3.5           3.0          3.9
 Massachusetts              3.7        3.4           3.0          3.9
 Illinois                   3.4        3.1           2.7          3.5
 Florida                    3.2        3.0           2.6          3.4
 Puerto Rico                3.1        2.9           2.4          3.1
 Colorado                   2.3        2.1           2.4          3.1
---------------------------------------------  -----------------------
  Subtotal                 53.3       49.3          40.3         52.6
 Nationally
  diversified              14.6       13.5           8.3         10.8
 Other states              23.6       21.8          17.3         22.6
---------------------------------------------  -----------------------
  Total domestic           91.5       84.6          65.9         86.0
International              16.7       15.4          10.7         14.0
---------------------------------------------  -----------------------
Total                    $108.2      100.0%        $76.6        100.0%
---------------------------------------------  -----------------------


As part of the company's portfolio shaping activity in 1998, the company has entered into facultative share reinsurance agreements with highly rated reinsurers that obligate the company to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts in 1998 were accounted for on a retroactive basis in accordance with SFAS 113.

     Ceding commissions received from reinsurers before deferrals were $37.2 million, $20.8 million and $13.7 million in 1998, 1997 and 1996, respectively. In 1998, $170.0 million was received in reinsurance recoveries related to the bankruptcy of a Pennsylvania hospital group.


NOTE 18:  PENSION AND PROFIT SHARING PLANS
------------------------------------------
The company has a non-contributory, defined contribution pension plan to which the company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1998, 1997 and 1996 was $7.3 million, $4.6 million and $3.9 million, respectively. The company also has a profit-sharing/401(k) plan that allows eligible employees to contribute up to 10% of eligible compensation. The company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit-sharing/401(k) plan aggregated $2.9 million, $1.9 million and $1.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The profit-sharing/401(k) plan company match amounts are invested in common stock of the company. Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. In 1998 former CapMAC and 1838 employees were covered under the company's pension and profit-sharing plans.

                                      (59)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 19:  LONG-TERM INCENTIVE PLANS
-----------------------------------
On March 2, 1987, the company adopted a plan for key employees of the company and its subsidiaries to enable those employees to acquire shares of common stock of the company or to benefit from appreciation in the price of the common stock of the company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

     ISOs and NQSOs may be granted at a price not less than 100% of the fair value of the company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

     The board of directors of the company has authorized a maximum of 9,311,122 shares of the company's common stock to be granted as options. As of December 31, 1998, 6,925,872 options had been granted, net of expirations and cancellations, leaving the total number available for future grants at 2,385,250. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at the date of grant. The options granted from 1991 through 1994 are exercisable in five equal annual installments commencing one year after the date of grant. On all options granted from 1991 through 1994, accelerated vesting and exercisability of those options is possible if the company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

     In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program." The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of the company's stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by a 1.5 conversion factor for the December 1995 award only) to be paid in cash or shares of company stock.

     Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The 1998 award will cover growth in ABV from December 31, 1998 through December 31, 2001; the 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000; and the 1995 award will cover growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12% on all awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth, with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2002 for the 1998 award, in early 2001 for the 1997 award and early 1999 for the 1995 award in the form of cash or shares of the company's common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1998, 1997 and 1996, $5.5 million, $3.7 million and $2.9 million, respectively, were recorded as a charge related to the 1998, 1997 and 1995 ABV awards.

     The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Prior option grants are not taken into account in determining the number of options granted in any year. In December 1998, 575,430 options were awarded.

     In December 1995, the company adopted a restricted stock program whereby key executive officers are granted restricted shares of the company's stock. These stock awards may only be sold three or four years from the date of grant, at which time the awards fully vest.

     In 1998 and 1997, respectively, 52,776 and 73,608 restricted shares (net of cancelled shares) of the company's stock were granted to certain officers of the company. The fair value of the shares awarded in 1998 and 1997 determined on the grant date was $3.4 million and $4.4 million, respectively, and has been recorded as "Unearned compensation restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the appropriate three- to four-year vesting period. Compensation expense related to the restricted stock was $1.3 million, $0.9 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     In 1992, CapMAC adopted an Employee Stock Ownership Plan (ESOP) to provide its employees the opportunity to obtain beneficial interests in the stock of CapMAC through a trust (the ESOP Trust). The ESOP Trust purchased 350,625 shares of the company's stock. The ESOP Trust financed its purchase of common stock with a loan from the company in the amount of $10 million. The ESOP loan is evidenced by a promissory note delivered to the company. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP loan, is recorded as "Unallocated ESOP shares" and is shown as a separate component of shareholders' equity.

     The company is required to make contributions to the ESOP Trust, which enables the ESOP Trust to service its loan to the company. The ESOP expense is calculated using the shares allocated method. Shares are released for allocation to the participants and held in trust for the employees based upon the ratio of the current year's principal and interest payment to the sum of principal and

                                      (60)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


interest payments estimated over the life of the loan. As of December 31, 1998 and 1997, 208,789 and 207,570 shares, respectively, were allocated to the participants. Compensation expense related to the ESOP was $1.3 million and $2.4 million for the years ended December 31, 1997 and 1996, respectively.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required the company to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25). The company adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under APB
25. Accordingly, the adoption of SFAS 123 had no impact on the company's financial position or results of operations. As the table below shows, had compensation cost for the company's stock option program been recognized based on the fair value at the grant date, consistent with the recognition provisions of SFAS 123, the impact on the company's net income and earnings per share would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 1998 are not likely to be representative of the effects on reported net income and earnings per share for future years.

                                             Years ended December 31
                                -------------------------------------------
                                    1998             1997              1996
                                -------------------------------------------
Net income (in thousands):
   Reported                     $432,728         $405,610          $347,736
   Pro-forma                     430,224          404,180           347,046
Basic earnings per share:
   Reported                        $4.37            $4.18             $3.68
   Pro-forma                        4.35             4.17              3.68
Diluted earnings per share:
   Reported                        $4.32            $4.12             $3.62
   Pro-forma                        4.30             4.11              3.61


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively; exercise price of $63.8152, $64.7661 and $48.8219; dividend yield of 1.254%, 1.220% and 1.492%;
expected volatility of .2392, .2070 and .2110; risk-free interest rate of 4.63%, 5.80% and 5.96%; and expected option term of 5.86, 5.72 and 5.52 years.

     A summary of the company's stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates, is presented below:

                                                     1998
                                          ---------------------------
                                                             Weighted
                                             Number        Avg. Price
Options                                   of Shares         per Share
---------------------------------------------------------------------
Outstanding at beginning
   of year                                4,033,930          $37.0004
Granted                                     575,430           63.8152
Exercised                                   744,670           69.6068
Expired or canceled                         187,968           60.9160
---------------------------------------------------------------------
Outstanding at year end                   3,676,722          $42.2626
---------------------------------------------------------------------
Exercisable at year end                   2,093,075          $29.3722
Weighted-average fair value
   per share of options
   granted during the year                 $18.1565
---------------------------------------------------------------------


                                                     1997
                                          ---------------------------
                                                             Weighted
                                             Number        Avg. Price
Options                                   of Shares         per Share
---------------------------------------------------------------------
Outstanding at beginning
   of year                                4,049,879          $31.7892
Granted                                     449,274           64.7661
Exercised                                   430,314           57.3585
Expired or canceled                          34,909           34.5547
---------------------------------------------------------------------
Outstanding at year end                   4,033,930          $37.0004
---------------------------------------------------------------------
Exercisable at year end                   2,450,080          $26.9218
---------------------------------------------------------------------
Weighted-average fair value
   per share of options
   granted during the year                 $18.3756
---------------------------------------------------------------------


                                                     1996
                                          ---------------------------
                                                             Weighted
                                             Number        Avg. Price
Options                                   of Shares         per Share
---------------------------------------------------------------------
Outstanding at beginning
   of year                                4,529,632          $24.0847
Granted                                     672,481           48.8219
Exercised                                 1,105,561           41.1025
Expired or canceled                          46,673           29.6053
---------------------------------------------------------------------
Outstanding at year end                   4,049,879          $31.7892
---------------------------------------------------------------------
Exercisable at year end                   2,512,278          $24.9806
---------------------------------------------------------------------
Weighted-average fair value
   per share of options
   granted during the year                 $14.0875
---------------------------------------------------------------------

                                      (61)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     The following table summarizes information about the plan's stock options at December 31, 1998:

                                   Weighted-Average
                           Number         Remaining                           Number
Range of Average      Outstanding       Contractual   Weighted-Average   Exercisable   Weighted-Average
 Exercise Prices      at 12/31/98     Life in Years     Exercise Price      12/31/98     Exercise Price
-------------------------------------------------------------------------------------------------------
$12.1880 to $30.0630    1,699,955              3.95           $25.1981     1,533,355           $24.9781
$34.500 to $52.4050       820,907              6.45            43.3264       549,902            40.8650
$56.9510 to $72.7260    1,155,860              9.23            66.6041         9,818            71.9240
-------------------------------------------------------------------------------------------------------
Total                   3,676,722              6.17           $42.2626     2,093,075           $29.3722
-------------------------------------------------------------------------------------------------------


NOTE 20:  SHAREHOLDERS' RIGHTS PLAN
-----------------------------------
In December 1991, the board of directors of the company declared a dividend distribution of one preferred share purchase right (a Right) for each outstanding share of the company's common stock. Each Right entitles its holder to purchase from the company one one-hundredth of a share of the company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights are attached to the common stock and will not be transferable separately nor become exercisable until the earlier to occur of (i) ten business days following the date of the public announcement by the company (the Shares Acquisition Date) that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the company's common stock and (ii) ten business days (or later as may be determined by the board of directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding shares of the company's common stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the company's common stock if the board of directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold.

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


NOTE 21:  RELATED PARTY TRANSACTIONS
------------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association which had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1998 is $340 million.

     MBIA MuniServices provides financing to Capital Asset under various borrowing arrangements. The net balance outstanding under these agreements at December 31, 1998 and 1997 was $86.8 million and $49.7 million, respectively, including accrued interest, and is included in other assets on the company's consolidated balance sheet. Net interest earned under these agreements during 1998 and 1997 was $8.1 million and $7.0 million, respectively.

                                      (62)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 22: PUBLIC OFFERINGS OF COMMON STOCK
-----------------------------------------
In July 1997, the company completed a public offering of 2,300,000 new shares of the company's common stock. The company realized $126 million in new capital from the offering. In February 1996, the company completed a public offering of 7,780,000 shares of the company's common stock. Of the shares offered, 6,240,000 were sold by an existing shareholder and 1,540,000 were new shares offered by the company. The company realized $55 million in new capital from the offering.

     In June 1992, the company granted 1,042,537 warrants to non-employee stockholders to purchase common stock. The warrants expire in June 1999. During 1996, 257,775 warrants were exercised. The exercise of the warrants being cashless resulted in the issuance of 150,422 shares of common stock. During 1997, the company exercised its right to purchase all outstanding warrants for its common stock. As a result, 44,314 warrants were exercised for cash resulting in the issuance of 44,314 shares of common stock, and 740,448 warrants were exercised on a cashless basis resulting in the issuance of 378,848 shares of common stock.


NOTE 23: FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by the company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment has been necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES--The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS--Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS--Other investments include the company's interest in a limited partnership and a mutual fund that invests principally in marketable equity securities and other equity investments. The fair value of these investments is based on quoted market prices.

MUNICIPAL INVESTMENT AGREEMENT PORTFOLIO--The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market prices, if available, of its fixed-maturities plus the amortized cost of its short-term investments which, because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT, AND PAYABLE FOR INVESTMENTS PURCHASED--The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES BORROWED OR PURCHASED UNDER AGREEMENTS TO RESELL--The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID   REINSURANCE   PREMIUMS--The   fair  value  of  the  company's  prepaid
reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE--The fair value of the company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES--The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

LONG-TERM DEBT--The fair value is estimated based on the quoted market prices for the same or similar securities.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS--The fair values of municipal investment agreements and municipal repurchase agreements are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

SECURITIES LOANED OR SOLD UNDER AGREEMENTS TO REPURCHASE--The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS--The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                                      (63)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


                                     As of December 31, 1998            As of December 31, 1997
                                  ---------------------------------------------------------------
                                    Carrying        Estimated          Carrying         Estimated
In thousands                          Amount       Fair Value            Amount        Fair Value
-------------------------------------------------------------------------------------------------
ASSETS:
 Fixed-maturity securities        $5,884,053       $5,884,053        $5,211,311        $5,211,311
 Short-term investments              423,194          423,194           303,898           303,898
 Other investments                    94,975           94,975            51,693            51,693
 Municipal investment
  agreement portfolio              3,678,229        3,678,229         3,341,394         3,341,394
 Cash and cash equivalents            20,757           20,757            26,296            26,296
 Securities borrowed or
  purchased under
  agreements to resell               538,281          540,864           472,963           473,841
 Prepaid reinsurance premiums        352,699          297,238           289,508           245,613
 Receivable for investments sold      49,497           49,497            13,435            13,435
LIABILITIES:
 Deferred premium revenue          2,251,211        1,939,971         2,090,460         1,795,890
 Loss and loss adjustment
  expense reserves                   270,114          270,114           103,061           103,061
 Municipal investment
  agreements                       2,587,339        2,665,069         1,974,165         2,024,230
 Municipal repurchase
  agreements                         897,718          939,860         1,177,022         1,214,641
 Long-term debt                      688,996          735,443           488,878           536,871
 Short-term debt                          --               --            20,000            20,000
 Securities loaned or sold
  under agreements
  to repurchase                      573,352          585,872           606,263           607,304
 Payable for investments
  purchased                           95,598           95,598            44,007            44,007
OFF-BALANCE SHEET INSTRUMENTS:
 Installment premiums                     --          644,132                --           536,929


NOTE 24:  QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)
--------------------------------------------------------
A summary of selected quarterly income statement information follows:

In thousands except
 per share amounts
1998                           First     Second      Third     Fourth       Year
--------------------------------------------------------------------------------
Gross premiums written      $121,387   $199,040   $167,872   $188,751   $677,050
Net premiums written         107,054    171,760    140,374    101,798    520,986
Premiums earned               99,642    104,613    106,159    114,136    424,550
Investment income and
 realized gains and losses    94,942     89,046     97,583     85,207    366,778
All other revenues            29,849     30,959     31,518     28,228    120,554
Income before
 income taxes                130,078    159,062    143,580    132,318    565,038
Net income                  $102,105   $119,029   $108,243   $103,351   $432,728
Net income per
 common share:*
 Basic                      $   1.03   $   1.20   $   1.09   $   1.04   $   4.37
 Diluted                    $   1.02   $   1.19   $   1.08   $   1.03   $   4.32
--------------------------------------------------------------------------------

1997                           First     Second      Third     Fourth       Year
--------------------------------------------------------------------------------
Gross premiums written      $109,301   $184,539   $147,428   $212,580   $653,848
Net premiums written         98,973     155,433    123,796    159,120    537,322
Premiums earned              83,874      85,948     88,174     93,499    351,495
Investment income and
 realized gains and losses   76,159      75,750     83,639     86,769    322,317
All other revenues           18,631      19,057     23,970     30,640     92,298
Income before
 income taxes               124,358     126,224    137,194    137,476    525,252
Net income                 $ 98,474    $ 98,175   $106,552   $102,409   $405,610
Net income per
 common share:*
 Basic                     $   1.03    $   1.02   $   1.09   $   1.04   $   4.18
 Diluted                   $   1.01    $   1.01   $   1.07   $   1.03   $   4.12
--------------------------------------------------------------------------------
*Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

                                      (64)