Form 10-K, Exhibit 13
period 1999-12-31
MBIA INC
filed 2000-03-29
CIK 814585

                                                                      EXHIBIT 13

SELECTED FINANCIAL AND STATISTICAL DATA
MBIA Inc. and Subsidiaries

Dollars in millions
 except per share amounts             1999       1998        1997        1996        1995       1994       1993       1992
---------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written          $    625   $    677    $    654    $    535    $    406   $    405   $    504   $    377
  Premiums earned                      443        425         351         294         244        241        249        169
  Advisory fees                         27         26          17          11           7          5          1          1
  Net investment income                359        332         302         265         233        204        189        155
  Net realized gains                    24         30          17          10          13         10         11         10
  Insurance operating income           515        643         530         453         385        360        353        260
 Investment management
  operating income (loss)               41         29          17          18          11          5         (1)        (1)
 Income before income taxes            388        565         525         448         375        347        339        249
 NET INCOME                            321        433         406         348         290        270        268        193
 NET INCOME PER COMMON SHARE
  BASIC                               3.22       4.37        4.18        3.68        3.21       3.00       3.00       2.24
  DILUTED                             3.19       4.32        4.12        3.62        3.15       2.96       2.95       2.20
---------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Investments                        10,694     10,080       8,908       8,008       6,937      5,069      3,735      2,701
 Total assets                       12,264     11,826      10,387       9,033       7,671      5,712      4,320      3,234
 Deferred premium revenue            2,311      2,251       2,090       1,854       1,662      1,538      1,413      1,202
 Loss reserves                         467        300         105          72          50         47         37         28
 Municipal investment and
  repurchase agreements              4,513      3,485       3,151       3,259       2,642      1,526        493         --
 Long-term debt                        689        689         489         389         389        314        314        314
 Shareholders' equity                3,513      3,792       3,362       2,761       2,497      1,881      1,761      1,533
 Book value per share                35.34      38.15       34.09       28.98       27.02      20.92      19.77      17.19
 Dividends declared per
  common share                       0.805      0.790       0.770       0.725       0.655      0.570      0.470      0.380
---------------------------------------------------------------------------------------------------------------------------
STATUTORY DATA:
 Net income                            522        510         404         335         287        229        263        194

 Capital and surplus                 2,413      2,290       1,952       1,661       1,469      1,250      1,124      1,044
 Contingency reserve                 1,739      1,451       1,188         959         788        652        561        419
---------------------------------------------------------------------------------------------------------------------------
   Qualified statutory capital       4,152      3,741       3,140       2,620       2,257      1,902      1,685      1,463
 Unearned premium reserve            2,376      2,324       2,193       1,971       1,768      1,640      1,484      1,248
 Loss reserves                         204        188          15          10           7         22          8         14
---------------------------------------------------------------------------------------------------------------------------
   Total policyholders'
    reserves                         6,732      6,253       5,348       4,601       4,032      3,564      3,177      2,725
 Present value of installment
  premiums                             732        644         537         443         347        249        234        211
 Standby line of credit &
  stop loss                          1,075        900         900         775         700        650        625        550
---------------------------------------------------------------------------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES     8,539      7,797       6,785       5,819       5,079      4,463      4,036      3,486
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss ratio                         44.8%       8.2%        9.1%        6.9%        5.6%       3.9%       3.5%       3.6%
  Underwriting expense ratio         26.4       24.7        31.0        32.9        35.2       32.9       31.2       34.6
  Combined ratio                     71.2       32.9        40.1        39.8        40.8       36.8       34.7       38.2
 Statutory
  Loss ratio                         12.3        8.0         1.2         1.7         0.4        8.7       (3.3)       2.3
  Underwriting expense ratio         23.6       16.8        21.2        22.8        27.2       28.3       22.0       20.7
  Combined ratio                     35.9       24.8        22.4        24.5        27.6       37.0       18.7       23.0
NET DEBT SERVICE OUTSTANDING     $635,883   $595,895    $513,736    $434,417    $359,175   $315,340   $273,630   $225,220
NET PAR AMOUNT OUTSTANDING       $384,459   $359,472    $303,803    $252,896    $201,326   $173,760   $147,326   $114,317
---------------------------------------------------------------------------------------------------------------------------

Dollars in millions
 except per share amounts             1991        1990
-------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written          $    269   $     211
  Premiums earned                      132         107
  Advisory fees                         --          --
  Net investment income                132         115
  Net realized gains                     3          --
  Insurance operating income           207         181
 Investment management
  operating income (loss)               (2)         --
 Income before income taxes            190         165
 NET INCOME                            145         127
 NET INCOME PER COMMON SHARE
  BASIC                               1.89        1.68
  DILUTED                             1.87        1.66
-------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Investments                         1,961       1,724
 Total assets                        2,438       2,159
 Deferred premium revenue            1,019         902
 Loss reserves                          21           5
 Municipal investment and
  repurchase agreements                 --          --
 Long-term debt                        199         200
 Shareholders' equity                1,063         932
 Book value per share                13.79       12.17
 Dividends declared per
  common share                       0.310       0.240
-------------------------------------------------------
STATUTORY DATA:
 Net income                            149         127

 Capital and surplus                   647         579
 Contingency reserve                   316         261
-------------------------------------------------------
   Qualified statutory capital         963         840
 Unearned premium reserve            1,044         926
 Loss reserves                          12          --
-------------------------------------------------------
   Total policyholders'
    reserves                         2,019       1,766
 Present value of installment
  premiums                             151         134
 Standby line of credit &
  stop loss                            500         500
-------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES     2,670       2,400
-------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss ratio                          13.0%        4.7%
  Underwriting expense ratio          30.1        33.7
  Combined ratio                      43.1        38.4
 Statutory
  Loss ratio                          12.7         0.0
  Underwriting expense ratio          20.4        23.4
  Combined ratio                      33.1        23.4
NET DEBT SERVICE OUTSTANDING      $184,604   $ 157,707
NET PAR AMOUNT OUTSTANDING        $ 90,043   $  75,979
-------------------------------------------------------

                                   (32 & 33)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


OVERVIEW
--------
During 1999 we took decisive action to better position MBIA for long-term profitable growth. These actions place us in a very strong position for the future but they penalized our short-term financial results, a heavy but necessary price for maintaining our leadership in the financial guarantee industry. We instituted a more disciplined approach to pricing and risk selection, strengthened our balance sheet, and more effectively managed our capital position. We posted strong results in our insurance operations by continuing to write high quality business with high margins and excellent returns. We were very pleased by our investment management operations which had a record year as assets under management grew to over $30 billion and operating earnings grew 40 percent. Our long-term growth prospects across all of our business lines, coupled with the significant actions taken in 1999 to build shareholder value, will enable the company to return to its historical earnings growth patterns. We expect to continue to maintain the leadership we established in the financial guarantee business over the last 25 years.


FORWARD-LOOKING AND CAUTIONARY STATEMENTS
-----------------------------------------
Statements included in this Annual Report which are not historical or current facts are "forward looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1998. The words
"believe," "anticipate," "project," "plan," "expect," "intend," "will likely result," or "will continue," and similiar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of their respective dates. The following are some of the factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in or underlying our company's forward-looking statements:

* fluctuations in the economic, credit or interest rate environment in the United States and abroad;
*    activity levels within the national and international credit markets;
*    competitive conditions and pricing levels;
*    legislative and regulatory developments;
*    technological developments;
*    changes in tax laws;
*    the effects of mergers, acquisitions and divestitures; and,
*    uncertainties that have not been identified at this time.

     Our company undertakes no obligation to publicly correct or update any forward-looking statement if we later become aware that such results are not likely to be achieved.


RESULTS OF OPERATIONS
---------------------
SUMMARY
Throughout 1999 our reported results were significantly affected by three factors: an increase in our loss reserving factor; our increased use of reinsurance for portfolio shaping; and, municipal services operating losses and restructuring expenses. Although these factors resulted in growth rates well below our targeted levels for all of our current year financial measures, management does not believe these factors will depress our earnings growth rates in 2000. The following chart presents highlights of our consolidated financial results for 1999, 1998 and 1997. All of the amounts shown below and all of the data contained in this report have been restated to reflect the 1998 mergers with CapMAC Holdings, Inc. (CapMAC) and 1838 Investment Advisors, Inc. (1838), which have been accounted for as "poolings of interests."

                                                              Percent Change
                                                              --------------
                                                              1999      1998
                                                               vs.       vs.
                                1999      1998      1997      1998      1997
----------------------------------------------------------------------------
Net income (in millions):
  As reported                   $321      $433      $406     (26)%        7%
  Excluding one-
    time charges                $490      $482      $406        2%       19%
----------------------------------------------------------------------------
Per share data:*
  Net income:
    As reported                $3.19     $4.32     $4.12     (26)%        5%
    Excluding one-
      time charges             $4.88     $4.81     $4.12        1%       17%
  Operating earnings           $4.72     $4.58     $3.99        3%       15%
  Core earnings                $4.34     $4.19     $3.69        4%       14%
  Book value                  $35.34    $38.15    $34.09      (7)%       12%
  Adjusted book value         $52.51    $53.28    $48.19      (1)%       11%
----------------------------------------------------------------------------
* All earnings per share calculations are diluted.


     Core earnings, which exclude the effects of refundings and calls on our insured issues, realized capital gains and losses on our investment portfolio and nonrecurring charges, provide the most indicative measure of our underlying profit. Core earnings per share at $4.34 for 1999 grew by only 4% over 1998, following a 14% increase in 1998. Insurance operations, depressed by the increase in the loss reserving factor and reinsurance activities, reported core earnings growth of only 5% in 1999 compared to 19% last year. Core earnings growth for 1999 was
                                      (34)
also depressed by operating losses related to our municipal services segment. On the positive side our investment management services continued to contribute significantly to core earnings growth with increases of 40% and 70% over 1998 and 1997, respectively.

     Our 1999 net income increased by 2% excluding one-time charges, or by 1% on a per share basis. In 1998 net income increased by 19% excluding one-time charges, which translated to a 17% per share increase. Net income as reported declined by 26% in 1999 over 1998, compared to a 7% increase in 1998 over 1997.

     Operating earnings per share, which exclude the impact of realized gains and losses and one-time charges, increased by 3% and 15% for 1999 and 1998, respectively.

     Our book value at year-end 1999 was $35.34 per share, down 7% from $38.15 at year-end 1998. The 7% decrease was primarily the result of a decline in the fair value of our fixed-income portfolios resulting from rising interest rates, the increase in our loss reserving factor, increased use of reinsurance for portfolio shaping and the municipal services operating losses and restructuring costs. A more appropriate measure of a financial guarantee company's intrinsic value is its adjusted book value. It is defined as book value plus the after-tax effects of net deferred premium revenue, net of deferred acquisition costs, the present value of unrecorded future installment premiums, and the unrealized gains or losses on investment contract liabilities. The following table presents the components of our adjusted book value per share:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
                                 1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Book value                     $35.34    $38.15    $34.09      (7)%       12%
After-tax value of:
  Net deferred premium
    revenue, net of deferred
    acquisition costs           10.83     10.91     10.45      (1)%        4%
  Present value of future
    installment premiums*        4.78      4.21      3.54       14%       19%
  Unrealized gain on
    investment contract
    liabilities                  1.56      0.01      0.11       n/m     (91)%
-----------------------------------------------------------------------------
Adjusted book value            $52.51    $53.28    $48.19      (1)%       11%
-----------------------------------------------------------------------------
* The discount rate used to present value future installment premiums was 9%.


     Our adjusted book value per share was $52.51 at year-end 1999, a 1% decline from year-end 1998 following 11% growth in the preceding year. The 1999 decline reflected the same factors that impacted book value, as discussed above, but was mitigated by the 14% growth in the present value of future installment premiums.


FINANCIAL GUARANTEE INSURANCE
In 1999 our top line results reflected a more profitable relationship between adjusted gross premiums (AGP) and par value written for the period. AGP is composed of our upfront premiums as well as the estimated present value of current and future premiums from installment-based insurance policies issued in the period. AGP was down 13%, while total par written was down 23%. This means that we received more premium for insuring less par value. This is indicative of price improvements across our whole book and is consistent with our strategy to improve profitability on the business written. Furthermore, we did not sacrifice credit quality to capture high prices. The average credit rating on new business in each of our insurance divisions continued to improve. Our highlights this year included increased profitability, as measured by higher returns on new business written and greater economic value added to the business. As industry leader, MBIA maintained a conservative 9% discount rate when calculating AGP, and still continued to lead in terms of AGP market share at 37% for 1999, 46% for 1998 and 52% for 1997. Gross premiums written (GPW), as reported in our financial statements, primarily reflects cash receipts and does not include the value of future premium receipts expected from installment policies originated in the period. MBIA's production in terms of AGP, GPW and par written for the last three years is presented in the following table:

                                                                Percent Change
                                                                --------------
                                                                1999      1998
                                                                 vs.       vs.
                                  1999      1998      1997      1998      1997
------------------------------------------------------------------------------
Premiums written: (In millions)
  AGP                             $724      $832      $741     (13)%       12%
  GPW                             $625      $677      $654      (8)%        4%

Par written (In billions):         $92      $119       $96     (23)%       24%
------------------------------------------------------------------------------


We estimate the present value of our total future installment premium stream on outstanding policies to be $732 million at year-end 1999, compared with $644 million at year-end 1998 and $537 million at year-end 1997.

                                      (35)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


MUNICIPAL MARKET Although AGP for 1999 was down 13% compared with the same period last year, the insured market was down 27%, indicative of our better than market performance. Par value written declined 38% in 1999 compared with a 21% increase in 1998. The greater decline in par written compared with the AGP once again exemplifies the positive effects of our pricing discipline. Records were set in 1999 on overall expected portfolio return as well as on the net present value of business added. Issues rated A and above remained over 80% for the second year in a row and the capital charge was the lowest it has been for many years. MBIA continued to lead the industry in terms of market share for both AGP and insured par. Domestic new issue municipal market information and MBIA's par and premium writings in both the new issue and secondary domestic municipal markets are shown in the following table:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
Domestic Municipal               1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Total new issue market:*
    Par value (in billions)      $196      $255      $194     (23)%       32%
    Insured penetration           53%       55%       54%
    MBIA market share             26%       36%       42%
MBIA insured:
    Par written (in billions)     $36       $58       $48     (38)%       21%
    Premiums (in millions):
      AGP                        $362      $416      $440     (13)%      (5)%
      GPW                        $338      $405      $435     (17)%      (7)%
-----------------------------------------------------------------------------
* Market data are reported on a sale date basis while MBIA's insured data are based on closing date information. Typically, there can be a one- to four-week delay between the sale date and closing date of an insured issue.


STRUCTURED FINANCE MARKET For the year AGP was up 9% after a record increase of 15% in 1998. For 1999 par value written was $46 billion, which is comparable with last year. Once again the increase in AGP while par written remained flat is indicative of our increased pricing discipline. In 1999, 55% of the business written was rated A or better with a substantial portion rated Triple-A before our guarantee. During 1999 we offset the reduction in mortgage related business with increased business from other asset classes such as auto, manufactured housing, and lease transactions. During the year, as in the domestic municipal sector, we set records for both the internal rate of return on new business written and the amount of net present value generated by this business. Despite the fact that we used a higher discount rate (9%) than others in the industry, we continued to lead in terms of AGP market share at 32% for 1999, 44% for 1998 and 49% for 1997.

The details regarding the asset-backed market and MBIA's par and premium writings in both the domestic new issue and secondary structured finance markets are shown in the table below:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
Domestic                                                        vs.       vs.
Structured Finance               1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Total asset-backed market:*
    Par value (in billions)      $191      $167      $175       14%      (5)%
MBIA insured:
    Par written (in billions)     $46       $46       $38        --       21%
    Premiums (in millions):
      AGP                        $209      $191      $166        9%       15%
      GPW                        $143      $126      $102       14%       24%
-----------------------------------------------------------------------------
*Market data exclude mortgage-backed securities and private placements.


INTERNATIONAL MARKET The MBIA-AMBAC International joint venture just completed its fifth year of operation and boasted a scorecard of impressive results. The joint venture has the largest, most accomplished group of global credit analysts in the industry, and since 1995, its AGP compound annual growth rate has exceeded 71%. Many emerging market countries in the Asia-Pacific region remained volatile in 1999, dampening our risk appetite for new business in these areas. Instead, we focused on Australia and New Zealand, where stable socio-political environments and strong sovereign ratings provided a good platform for Triple-A guarantees. Potential for future business within Japan remains significant, and we continued to invest the resources necessary to handle what we expect will be a stable flow of business. To that end, in 1998, MBIA and Ambac formed a four-way joint venture with Tokyo-based Yasuda Fire and Marine and Mitsui Marine and Fire. To date, this alliance has yielded a growing pipeline of business as we continue to lay the groundwork for the future. Also, in 1999 deals were done in seven European countries.

     AGP was down by 38% for the year against an extraordinary result in 1998. International business is volatile and results will vary from year to year. Par written was down 29% for the year. Almost 60% of international business insured in 1999 was rated A or better, substantially stronger than the book we insured in 1998. This, rather than pricing, accounts for the weakening of the AGP to par insured ratio. Our share of international AGP was approximately 32% for the year, despite using a higher discount rate than the industry. Future flow deals were by far the biggest asset class in 1999, accounting for over 40% of the AGP written by the joint venture. Collateralized bond/loan obligations volume was also strong, followed by credit derivatives, which were new to

                                      (36)

MBIA Inc. and Subsidaries


the joint venture this year, and utilities. Our company's municipal and structured finance international business volume in the new issue and secondary markets for the last three years is illustrated as follows:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
International                    1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Par written (in billions)          $8       $11        $5     (29)%      120%
Premiums (in millions):
  AGP                            $117      $189      $105     (38)%       79%
  GPW                            $117      $112       $91        4%       23%
-----------------------------------------------------------------------------


REINSURANCE Premiums ceded to reinsurers from all insurance operations were $171 million, $156 million and $117 million in 1999, 1998 and 1997, respectively. Cessions as a percentage of GPW increased to 27% in 1999 from 23% in 1998, and 18% for 1997. The increase in our cession rate was largely driven by portfolio shaping, as we focused on reducing large single risks. These reinsurance activities have had a positive impact and are consistent with our emphasis on a strong balance sheet. The ratio of insured debt service outstanding to our statutory capital base ended the year at 153:1, the lowest level in our history. In addition, we were freeing up capacity to write additional business in the mortgage/home equity sector. Going forward we expect our cession rate to return to a rate between 17% and 20% of new writings.

     At year-end 1999, 98% of our outstanding ceded exposure is with reinsurers who are rated Double-A or higher by S&P, or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we are confident that we will recover the reinsured portion of any losses, should they occur.

PREMIUMS EARNED Premiums are recognized over the life of the bonds we insure. The extended premium recognition coupled with compounding investment income from investing our premiums and capital form a solid foundation for consistent revenue growth. In 1999 premiums earned from scheduled amortization increased by only 6% because of the increased usage of reinsurance. In 1998 premiums earned grew by 19%, primarily due to strong growth in new premiums written from international and structured finance installment business.

     Refunded premiums earned declined slightly in 1999 after a large increase in 1998, reflecting the increases in the interest rate environment. We expect the level of refundings for the industry and MBIA to be significantly less in 2000 than 1999 due to the interest rate environment. When an MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code. The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated below:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
In millions                      1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Premiums earned:
  Scheduled                      $379      $357      $300        6%       19%
  Refunded                         64        68        51      (6)%       33%
-----------------------------------------------------------------------------
Total                            $443      $425      $351        4%       21%
-----------------------------------------------------------------------------


INVESTMENT INCOME Our insurance-related investment income (exclusive of capital gains) increased to $359 million in 1999, up from $332 million in 1998 and $302 million in 1997. These increases were primarily due to the growth of cash flow available for investment. Our cash flows were generated from operations, the compounding of previously earned and reinvested investment income and the addition of funds from financing activities. Insurance-related net realized capital gains were $24 million in 1999, $30 million in 1998 and $17 million in 1997. These realized gains were generated as a result of ongoing management of the investment portfolio.

ADVISORY FEES The company collects fee revenues in conjunction with certain structured finance transactions. Certain fees are deferred and earned over the life of the related transactions. In 1999 advisory fee revenues increased by 5% reflecting an increase in non-deferred fee revenue. The large 53% increase in 1998 fee revenue reflected the high volume of both our structured finance and international deals.

LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE) We maintain a loss reserve based on our estimate of unidentified losses from our insured obligations. The total reserve is calculated by applying a risk factor based on a study of bond defaults to net debt service written. To the extent that we identify specific insured issues as currently or likely to be in default, the present value of our expected payments, net of expected reinsurance and collateral recoveries, is allocated within the total loss reserve as case-specific reserves.

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

                                      (37)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


     In 1999 we completed an update of our loss reserving methodology. The update included an analysis of loss-reserve factors based on the latest available industry data. We included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of our book of business. The study resulted in an increase in our company's current loss reserving factors and a one-time charge of $153 million to incorporate the new factors on the existing insured portfolio. This key action clearly demonstrated our continued total commitment to strengthening our balance sheet and Triple-A franchise.

     The following table shows the case-specific, reinsurance recoverable and unallocated components of our total loss and LAE reserves at the end of the last three years, as well as our loss provision for the last three years:

                                                              Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
In millions                      1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Case-specific:
  Gross                          $235      $219       $27        8%      690%
  Reinsurance recoverable
  on unpaid losses                 31        30         2        3%       n/m
-----------------------------------------------------------------------------
Total case reserves              $204      $189       $25        8%      648%
Unallocated                       232        81        78      185%        5%
-----------------------------------------------------------------------------
Net loss and LAE reserves        $436      $270      $103       62%      162%

Provision                        $198       $35       $32      472%        9%
-----------------------------------------------------------------------------


OPERATING EXPENSES Expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. Our company's policy acquisition costs, general operating expenses and total insurance operating expenses, as well as related expense ratios, are shown below:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
In millions                      1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Policy acquisition costs, net     $37       $35       $35        6%        --
Operating                          80        70        74       14%      (5)%
-----------------------------------------------------------------------------
Total insurance
  operating expenses             $117      $105      $109       11%      (4)%

Expense ratio:
  GAAP                          26.4%     24.7%     31.0%
  Statutory                     23.6%     16.8%     21.2%
-----------------------------------------------------------------------------


For 1999, policy acquisition costs, net of deferrals, increased slightly to $37 million, or 6% over 1998. This compared with $35 million in 1998 and 1997. The ratio of policy acquisition costs, net of deferrals, to earned premiums has remained steady at 8% in 1999 and 1998, compared with 10% in 1997. This improvement in the ratio can be attributed to combining the portfolios of MBIA and CapMAC, as it relates to the amortization of expense deferrals. Going forward we expect the ratio to remain in the 8% range.

     Operating expenses increased by 14% in 1999 following a decrease of 5% in 1998. The increase in 1999 was the result of expanded international operations.

     Financial guarantee insurance companies also use the statutory expense ratio (expenses before deferrals as a function of net premiums written) as a measure of expense management. The increase in our statutory expense ratio for 1999 primarily reflects the decline in premium volume for the year.


INSURANCE INCOME In 1999 MBIA's insurance income declined to $539 million or 20% from $673 million in 1998. This decline reflects the increased loss provision mentioned previously, and the increased use of reinsurance. Excluding these factors insurance income increased by 8%. In 1998 insurance income increased 23% over 1997, reflecting strong revenue growth in the structured and international businesses.

INVESTMENT  MANAGEMENT  SERVICES
In 1998 after our merger with 1838, we formed a holding company, MBIA Asset Management Corporation, to consolidate the resources and capabilities of our four investment management services. The success of our merger with 1838 showed immediate operating benefits, and all of our investment management franchises experienced record performances in 1998. Continuing in this vein, in 1999 operating income increased by 40% and gains in assets under management were across the board, with all units showing strong growth. We ended the year with over $30 billion in assets under management, a record, up 24% from a year ago. The table below summarizes our consolidated investment management results over the last three years:

                                                               Percent Change
                                                               --------------
                                                               1999      1998
                                                                vs.       vs.
In millions                      1999      1998      1997      1998      1997
-----------------------------------------------------------------------------
Revenues                          $87       $65       $50       33%       30%
Expenses                           46        36        33       28%        9%
-----------------------------------------------------------------------------
Operating income                   41        29        17       40%       70%
Realized gains                      1        14         3     (92)%      315%
-----------------------------------------------------------------------------
Income                            $42       $43       $20      (3)%      111%
-----------------------------------------------------------------------------

                                      (38)

MBIA Inc. and Subsidiaries


MBIA Asset Management Corporation is comprised of 1838, MBIA Municipal Investors Service Corporation (MBIA-MISC), MBIA Investment Management Corp. (IMC) and MBIA Capital Management Corp. (CMC). The following provides a summary of each of these businesses:

1838 is a full-service asset management firm with a strong institutional focus. It manages over $11 billion in equity, fixed-income and balanced portfolios for a client base comprised of municipalities, endowments, foundations, corporate employee benefit plans and high-net-worth individuals. In 1999 assets under management were up 57% compared with 32% growth in 1998. 1838 recorded superior performance during the year in its large-cap equity product, which was 660 basis points ahead of the market at year-end, and its international results were 1445 basis points ahead of the EAFE index. With these performance records, we are expecting strong growth in 2000.

MBIA-MISC   provides  cash  management,   investment  fund   administration  and
fixed-rate investment placement services directly to local governments and school districts. In late 1996, MBIA-MISC acquired American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients. Both MBIA-MISC and AMMA are Securities and Exchange Commission (SEC)-registered investment advisers and at year-end had $6.6 billion in assets under management, up 7% over 1998's $6.2 billion.

IMC provides state and local governments with tailored investment agreements for bond proceeds and other public funds, such as construction, loan origination, capitalized interest and debt service reserve funds. At year-end 1999, principal and accrued interest outstanding on investment and repurchasing agreements was $4.5 billion, compared with $3.5 billion at year-end 1998. At amortized cost, the assets supporting IMC's investment agreements were at $4.6 billion and $3.5 billion at year-end 1999 and 1998, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

     IMC from time to time uses derivative financial instruments to manage interest rate risk. We have established policies limiting the amount, type and concentration of such instruments. By matter of policy, derivative positions can only be used to hedge interest rate exposures and not for speculative trading purposes. At year-end 1999, our exposure to derivative financial instruments was not material.

CMC is an SEC-registered investment adviser and National Association of Securities Dealers member firm. CMC specializes in fixed-income management for institutional funds and provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and MBIA's insurance related portfolios. By year-end 1999, CMC's third party assets under management increased by 79% over year-end 1998.

MUNICIPAL SERVICES

MBIA MuniServices Company (MBIA MuniServices) (formerly known as Strategic Services, Inc.) was established in 1996 as part of the Company's strategy to broaden its product offerings to its core clients, leveraging its relationships and presence as a leading provider of products and services to the public sector. During 1999, the company undertook a strategic review of this business segment, and as a result, took decisive actions to strengthen the balance sheet, to reorganize and streamline continuing operations, and to dispose of non-strategic operations.

     As part of this review, the company performed an evaluation of its investment in Capital Asset Holdings, Ltd. (Capital Asset). Included in one-time corporate charges for 1999 is a $102 million pretax charge which reflects a second-quarter write-down of the carrying value of MBIA's investment in Capital Asset and the value of the loans provided by MBIA to Capital Asset. During the third quarter of 1999, Capital Asset executed a securitization transaction whereby it sold substantially all of its remaining tax liens. Proceeds from this transaction were used to extinguish an existing warehouse financing facility, which had been guaranteed by the company. This securitization was the third in a series of such securitizations, and the notes issued in connection therewith have been insured by MBIA Insurance Corp. As of December 31, 1999, the aggregate net par outstanding under these insurance policies is $383 million. During the fourth quarter of 1999, the company engaged a specialty servicing concern to oversee the management of Capital Asset, whose activities are now primarily focused on the administration and servicing of portfolios of delinquent tax liens and related assets.

     During the third quarter of 1999, MBIA MuniServices Company sold its wholly owned subsidiary MBIA MuniFinancial, recognizing a $3 million pretax loss on disposition, which is recorded in one-time corporate charges.

     The company also completed its reorganization of the operations of the two remaining subsidiaries, Municipal Tax Bureau (MTB) and Municipal Resource Consultants (MRC). With this reorganization largely complete, this business, operating as MBIA MuniServices, is now focused on delivering revenue enhancement services and products to public-sector clients nationwide, consisting of discovery, audit,

                                      (39)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


collections/recovery, enforcement and information (data) services. During 1998, the company recorded reorganization-related charges totaling $26 million consisting of the write-off of goodwill and other asset impairments (such as accounts receivable).

CORPORATE
INTEREST EXPENSE In 1999, 1998 and 1997, respectively, we incurred $54 million, $45 million and $39 million of interest expense. The increases in interest expense reflect our long-term debt financings of $50 million in November 1998, $150 million in September 1998 and $100 million in July 1997.

OTHER EXPENSES Other expenses are composed primarily of non-insurance goodwill amortization and corporate expenses. In 1999 other expenses were $21 million compared with $11 million in 1998 and $8 million in 1997. The 1999 increase was due primarily to corporate expenses incurred during the reorganization of our municipal services businesses.

     In 1998 and 1997, other expenses also included the breakeven activities of MBIA & Associates Consulting, Inc., which was established in 1997 to provide assistance to state and local governments, colleges and universities, and international public- and private-sector clients seeking to strengthen their strategic financial planning and management capabilities.

ONE-TIME CORPORATE CHARGES As discussed above, one-time corporate charges for 1999 include a $102 million charge which reflects the write-down of the carrying value of MBIA's investment in Capital Asset and the value of the loans provided by MBIA to Capital Asset. Also included in one-time corporate charges for 1999 is a $3 million pretax loss on the sale of MuniFinancial. In 1998, one-time corporate charges included $49 million related to our mergers with CapMAC and 1838, and $26 million related to the reorganization of our municipal services business.

TAXES
Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. However, we will see our tax rate fluctuate from time-to-time as we manage our investment portfolio on a total return basis. Our effective tax rate for 1999 has decreased to 17.4% from 23.4% in 1998 and 22.8% in 1997. For 1999 our tax provision is net of the benefit resulting from the one-time corporate charges discussed previously, as well as the benefit from the one-time increase to the loss reserve. Excluding these benefits our effective tax rate has declined marginally over 1998.

CAPITAL RESOURCES
-----------------
We carefully manage our capital resources to optimize our cost of capital while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 1999, our total shareholders' equity was $3.5 billion, with total long-term borrowings at $689 million. We use debt financing to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and the ratio we use to measure it:

                                                 1999   1998   1997
-------------------------------------------------------------------
Long-term debt (in millions)                     $689   $689   $489
Long-term debt to total capital                   16%    15%    13%
-------------------------------------------------------------------


In addition, our insurance company has a $900 million irrevocable standby line of credit facility with a group of major Triple-A Rated banks to provide funds for the payment of claims in the event that severe losses should occur. The agreement is for a seven-year term, which expires on October 31, 2006, and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date. Our insurance company also maintains stop-loss reinsurance coverage of $175 million in excess of incurred losses of $700 million.

     From time to time we access the capital markets to support the growth of our businesses. In November 1998 we issued $50 million of 40-year notes, in September 1998 we issued $150 million of 30-year debentures and in July 1997 we raised $126 million of equity and issued $100 million of 30-year debentures.

     As of year-end 1999, total claims-paying resources for our insurance company stood at $8.5 billion, a 10% increase over 1998.

LIQUIDITY
---------
Cash flow needs at our parent company level are primarily for dividends to our shareholders and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from our insurance company, which generates substantial cash flow from premium writings and investment income. In 1999, operating cash flow was $443 million.

     Under New York state insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of

                                      (40)

MBIA Inc. and Subsidiaries


policyholders' surplus. In 1999 our insurance company declared and paid $180 million of dividends and at year-end 1999 had dividend capacity in excess of $61 million without special regulatory approval.

     Our company has significant liquidity supporting its businesses. At year-end 1999, cash equivalents and short-term investments totaled $368 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include, among other things, selling or pledging our fixed-income investments from our investment portfolio, tapping existing liquidity facilities and new borrowings.

     Our company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $650 million with a group of worldwide banks. At year-end 1999, there were no balances outstanding under these lines.

     Our investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 1999, the fair value of our consolidated investment portfolio increased 6% to $10.7 billion, as shown below:


In millions                      1999      1998    1999 vs. 1998
----------------------------------------------------------------
Insurance operations:
  Amortized cost               $6,427    $6,083          6%
  Unrealized (loss) gain         (223)      319      (170)%
----------------------------------------------------------------
  Fair value                   $6,204    $6,402          3%
----------------------------------------------------------------
Municipal investment
  agreements:
  Amortized cost               $4,584    $3,542         29%
  Unrealized (loss) gain          (94)      136      (169)%
----------------------------------------------------------------
  Fair value                   $4,490    $3,678         22%
----------------------------------------------------------------
Total portfolio at
  fair value                  $10,694   $10,080          6%
----------------------------------------------------------------


The growth of our insurance-related investments in 1999 was the result of positive cash flows. The fair value of investments related to our municipal investment agreement business increased 22% to $4.5 billion at year-end 1999 reflecting positive operations.

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

MARKET RISK
-----------
The fair values of some of our company's reported financial instruments are subject to change as a result of potential interest rate movements. This interest rate sensitivity can be estimated by projecting a hypothetical increase in interest rates of 1.0%. Based on asset maturities and interest rates as of year-end 1999, this hypothetical increase in interest rates would result in an after-tax decrease in net fair value of our company's financial instruments of $211 million. This projected change in fair value is primarily a result of our company's "fixed-maturity securities" asset portfolio, which loses value with increases in interest rates. Since our company is able and primarily expects to hold the securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenario.

     Our company's investment portfolio holdings are primarily U.S. dollar-denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds and asset-backed securities. In modeling sensitivity to interest rates for the taxable securities, U.S. treasury rates are changed instantaneously by 1.0%. Tax-exempt securities are subjected to a change in the Municipal Triple-A General Obligation curve that would be equivalent to a 1.0% taxable interest rate change based on year-end taxable/tax-exempt ratios. Simulation for tax-exempt securities is performed treating securities on a duration-to-worst-case basis. For the liabilities evaluation, where appropriate, the assumed discount rates used to estimate the present value of future cash flows are increased by 1.0%.

YEAR 2000
---------
MBIA began the new year with no adverse effects related to Y2K computer issues. Our company had completed the installation or re-engineering of three internally designed "mission-critical" computer systems prior to the turn of the century; so there was a strong degree of certainty that these systems would continue to function appropriately. In addition, the readiness of certain ancillary computer systems were brought into compliance as part of the Y2K initiative. In total, we invested $2.0 million ($1.7 million in 1999) to assure the company's Y2K readiness. This investment will enable us to leverage off the technical knowledge gained.

                                      (41)

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

     MBIA's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures and are implemented by trained, skilled personnel with an appropriate segregation of duties. These policies and procedures prescribe that MBIA and all its employees are to maintain the highest ethical standards and that its business practices are to be conducted in a manner that is above reproach.

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


/s/Joseph W. Brown, Jr.
-----------------------
Joseph W. Brown, Jr.
Chairman and Chief Executive Officer


/s/ Neil G. Budnick
-------------------
Neil G. Budnick
Chief Financial Officer



REPORT ON INDEPENDANT ACCOUNTANTS
---------------------------------
To the Board of Directors and Shareholders of MBIA Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of MBIA Inc. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------

New York, New York
February 3, 2000

                                      (42)

CONSOLIDATED BALANCE SHEETS
MBIA Inc. and Subsidiaries


Dollars in thousands except per share amounts                                            December 31,1999      December 31, 1998
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
   Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $6,006,506 and $5,565,060)                                $ 5,783,979            $ 5,884,053
   Short-term investments, at amortized cost
      (which approximates fair value)                                                             274,022                423,194
   Other investments                                                                              146,038                 94,975
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                6,204,039              6,402,222
   Municipal investment agreement portfolio held as available-for-sale
      at fair value (amortized cost $4,583,920 and $3,542,077)                                  4,489,551              3,678,229
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS                                                                        10,693,590             10,080,451
Cash and cash equivalents                                                                          93,559                 20,757
Securities borrowed or purchased under agreements to resell                                       261,171                538,281
Accrued investment income                                                                         135,344                126,990
Deferred acquisition costs                                                                        251,922                230,085
Prepaid reinsurance premiums                                                                      403,210                352,699
Reinsurance recoverable on unpaid losses                                                           30,819                 29,891
Goodwill (less accumulated amortization of $68,388 and $62,423)                                   110,023                120,681
Property and equipment, at cost (less accumulated depreciation
   of $50,469 and $39,934)                                                                        128,733                 81,457
Receivable for investments sold                                                                    24,922                 49,497
Other assets                                                                                      130,606                195,666
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                            $12,263,899            $11,826,455
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deferred premium revenue                                                                   $ 2,310,758            $ 2,251,211
   Loss and loss adjustment expense reserves                                                      467,279                300,005
   Municipal investment agreements                                                              3,483,911              2,587,339
   Municipal repurchase agreements                                                              1,028,921                897,718
   Long-term debt                                                                                 689,204                688,996
   Short-term debt                                                                                 68,751                     --
   Securities loaned or sold under agreements to repurchase                                       288,750                573,352
   Deferred income taxes                                                                           32,805                343,896
   Deferred fee revenue                                                                            36,536                 42,964
   Payable for investments purchased                                                              102,666                 95,598
   Other liabilities                                                                              241,217                253,159
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                         8,750,798              8,034,238
--------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
   Preferred stock, par value $1 per share; authorized shares--
      10,000,000;issued and outstanding--none                                                          --                     --
   Common stock, par value $1 per share; authorized shares--
      200,000,000;issued shares-- 100,072,846 and 99,569,625                                      100,073                 99,570
   Additional paid-in capital                                                                   1,191,108              1,169,192
   Retained earnings                                                                            2,486,478              2,246,221
   Accumulated other comprehensive income (loss), net of deferred income
      tax provision (benefit) of $(112,920) and $157,410                                         (224,511)               288,915
   Unallocated ESOP shares                                                                         (4,363)                (4,044)
   Unearned compensation-- restricted stock                                                        (9,986)                (6,807)
   Treasury stock-- 520,722 shares in 1999 and 21,717 shares in 1998                              (25,698)                  (830)
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                3,513,101              3,792,217
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              $12,263,899            $11,826,455
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (43)

CONSOLIDATED STATEMENTS OF INCOME
MBIA Inc. and Subsidiaries

                                                                                     Years ended December 31
                                                                       ------------------------------------------------
Dollars in thousands except per share amounts                               1999                 1998             1997
-----------------------------------------------------------------------------------------------------------------------
INSURANCE
   Revenues:
      Gross premiums written                                            $624,871             $677,050         $653,848
      Ceded premiums                                                    (171,256)            (156,064)        (116,526)
-----------------------------------------------------------------------------------------------------------------------
        Net premiums written                                             453,615              520,986          537,322
      Increase in deferred premium revenue                               (10,819)             (96,436)        (185,827)
-----------------------------------------------------------------------------------------------------------------------
        Premiums earned (net of ceded premiums
           of $120,745, $92,873, and $62,353)                            442,796              424,550          351,495
      Net investment income                                              359,456              331,802          301,998
      Net realized gains                                                  24,040               29,962           16,903
      Advisory fees                                                       27,486               26,130           17,110
-----------------------------------------------------------------------------------------------------------------------
        Total insurance revenues                                         853,778              812,444          687,506
   Expenses:
      Losses and loss adjustment                                         198,454               34,683           31,877
      Policy acquisition costs, net                                       36,700               34,613           34,897
      Operating                                                           80,082               70,330           74,075
-----------------------------------------------------------------------------------------------------------------------
        Total insurance expenses                                         315,236              139,626          140,849
-----------------------------------------------------------------------------------------------------------------------
   Insurance income                                                      538,542              672,818          546,657
-----------------------------------------------------------------------------------------------------------------------
INVESTMENT MANAGEMENT SERVICES
   Revenues                                                               86,600               65,032           49,999
   Expenses                                                               45,920               36,012           32,958
-----------------------------------------------------------------------------------------------------------------------
      Operating income                                                    40,680               29,020           17,041
   Net realized gains                                                      1,120               14,179            3,416
-----------------------------------------------------------------------------------------------------------------------
   Investment management services income                                  41,800               43,199           20,457
-----------------------------------------------------------------------------------------------------------------------
MUNICIPAL SERVICES
   Revenues                                                               22,923               29,392           25,189
   Expenses                                                               35,372               40,682           20,694
-----------------------------------------------------------------------------------------------------------------------
      Operating (loss) income                                            (12,449)             (11,290)           4,495
   Net realized losses                                                        --               (9,165)              --
-----------------------------------------------------------------------------------------------------------------------
   Municipal services (loss) income                                      (12,449)             (20,455)           4,495
-----------------------------------------------------------------------------------------------------------------------
CORPORATE
   Interest expense                                                       53,935               44,620           38,645
   Other expenses                                                         21,052               10,701            7,712
   One-time corporate charges                                            105,023               75,203               --
-----------------------------------------------------------------------------------------------------------------------
   Corporate expenses                                                   (180,010)            (130,524)         (46,357)
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                               387,883              565,038          525,252
Provision for income taxes                                                67,353              132,310          119,642
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $320,530             $432,728         $405,610
-----------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
        BASIC                                                              $3.22                $4.37            $4.18
        DILUTED                                                            $3.19                $4.32            $4.12
-----------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding:
        Basic                                                         99,590,870           98,978,641       96,937,314
        Diluted                                                      100,402,339          100,163,014       98,344,163
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (44)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
MBIA Inc. and Subsidiaries

                                                          For the years ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                                              Accumulated
                                                       Common Stock          Additional                             Other
                                                   ---------------------        Paid-in        Retained     Comprehensive
In thousands except per share amounts              Shares         Amount        Capital        Earnings     Income (Loss)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997                           95,458        $95,458       $984,303      $1,572,646          $115,297
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         405,610                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(69,337)                         --             --             --              --           128,782
    Change in foreign currency translation             --             --             --              --            (7,984)

    Other comprehensive income

Total comprehensive income

Net proceeds from issuance of shares                2,679          2,679        125,096              --                --
Unallocated ESOP shares                                --             --             --              --                --
Unearned compensation - restricted stock               67             67          3,729              --                --
Stock issued for acquisition                          120            120          6,880              --                --
Exercise of stock options                             430            430         13,942              --                --
Dividends (declared per common share
 $0.770,  paid per common share $0.765)                --             --             --         (76,648)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                         98,754         98,754      1,133,950       1,901,608           236,095
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         432,728                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                         --             --             --              --            48,042
    Change in foreign currency translation             --             --             --              --             4,778

    Other comprehensive income

Total comprehensive income

Treasury shares acquired                               --             --            830              --                --
Unallocated ESOP shares                                --             --             --              --                --
Unearned compensation - restricted stock               71             71          4,449              --                --
Exercise of stock options                             745            745         29,963              --                --
Dividends (declared per common share
 $0.790, paid per common share $0.785)                 --             --             --         (88,115)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                         99,570         99,570      1,169,192       2,246,221           288,915
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
    Net income                                         --             --             --         320,530                --
    Other comprehensive income (loss):
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $270,330                          --             --             --              --          (502,996)
    Change in foreign currency translation             --             --             --              --           (10,430)

    Other comprehensive loss

Total comprehensive loss

Treasury shares acquired                               --             --             --              --                --
Unallocated ESOP shares                                --             --            391              --                --
Unearned compensation - restricted stock               99             99          4,883              --                --
Stock issued for acquisition                           38             38          2,392              --                --
Exercise of stock options                             366            366         14,250              --                --
Dividends (declared per common share
 $0.805, paid per common share $0.800)                 --             --             --         (80,273)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                        100,073       $100,073     $1,191,108      $2,486,478         $(224,511)
--------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Con't)

                                                            For the years ended December 31, 1999, 1998 and 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                    Unearned
                                               Unallocated      Compensation               Treasury Stock                  Total
                                                      ESOP       -Restricted            ---------------------      Shareholders'
In thousands except per share amounts               Shares             Stock            Shares         Amount             Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY  31, 1997                          $(5,430)         $(1,051)               --             --         $2,761,223
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                          --                --                --             --            405,610
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(69,337)                          --                --                --             --            128,782
    Change in foreign currency translation              --                --                --             --             (7,984)
                                                                                                                     ------------
    Other comprehensive income                                                                                           120,798
                                                                                                                     ------------
Total comprehensive income                                                                                               526,408
                                                                                                                     ------------
Net proceeds from issuance of shares                    --                --                --             --            127,775
Unallocated ESOP shares                              1,347                --                --             --              1,347
Unearned compensation - restricted stock                --            (3,761)               --             --                 35
Stock issued for acquisition                            --                --                --             --              7,000
Exercise of stock options                               --                --                --             --             14,372
Dividends (declared per common share
 $0.770, paid per common share $0.765)                  --                --                --             --            (76,648)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                          (4,083)           (4,812)               --             --          3,361,512
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                          --                --                --             --            432,728
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                          --                --                --             --             48,042
    Change in foreign currency translation              --                --                --             --              4,778
                                                                                                                     ------------
    Other comprehensive income                                                                                            52,820
                                                                                                                     ------------
Total comprehensive income                                                                                               485,548
                                                                                                                     ------------
Treasury shares acquired                                --                --               (22)          (830)                --
Unallocated ESOP shares                                 39                --                --             --                 39
Unearned compensation - restricted stock                --            (1,995)               --             --              2,525
Exercise of stock options                               --                --                --             --             30,708
Dividends (declared per common share
 $0.790, paid per common share $0.785)                  --                --                --             --            (88,115)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                          (4,044)           (6,807)              (22)          (830)         3,792,217
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
    Net income                                          --                --                --             --            320,530
    Other comprehensive income (loss):
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $270,330                           --                --                --             --           (502,996)
    Change in foreign currency translation              --                --                --             --            (10,430)
                                                                                                                     ------------
    Other comprehensive loss                                                                                            (513,426)
                                                                                                                     ------------
Total comprehensive loss                                                                                                (192,896)
                                                                                                                     ------------
Treasury shares acquired                                --                --              (500)       (24,698)           (24,698)
Unallocated ESOP shares                               (319)               --                13            462                534
Unearned compensation - restricted stock                --            (3,179)              (12)          (632)             1,171
Stock issued for acquisition                            --                --                --             --              2,430
Exercise of stock options                               --                --                --             --             14,616
Dividends (declared per common share
 $0.805, paid per common share $0.800)                  --                --                --             --            (80,273)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                         $(4,363)          $(9,986)             (521)      $(25,698)        $3,513,101
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

DISCLOSURE OF RECLASSIFICATION AMOUNT:                          1997           1998           1999
---------------------------------------------------------------------------------------------------
Unrealized appreciation (depreciation) of investments
  arising during the period, net of taxes                   $141,747        $78,142      $(448,686)
Reclassification of adjustment, net of taxes                 (12,965)       (30,100)       (54,310)
---------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation), net of taxes    $128,782        $48,042      $(502,996)
---------------------------------------------------------------------------------------------------

                                      (45)

CONSOLIDATED STATEMENTS OF CASH FLOWS
MBIA Inc. and Subsidiaries


                                                                                     Years ended December 31
                                                                     --------------------------------------------------
Dollars in thousands                                                        1999               1998               1997
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $   320,530        $   432,728        $   405,610
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Increase in accrued investment income                                (8,354)            (5,900)           (12,501)
     Increase in deferred acquisition costs                              (21,837)           (13,920)           (19,276)
     Increase in prepaid reinsurance premiums                            (50,511)           (63,191)           (54,173)
     Increase in deferred premium revenue                                 61,329            159,627            240,000
     Increase in loss and loss adjustment expense reserves, net          166,346            167,053             32,762
     Depreciation                                                         11,368              8,174              6,284
     Amortization of goodwill                                              6,983              9,051              7,751
     Amortization of bond discount, net                                  (25,338)           (22,699)           (20,191)
     Net realized gains on sale of investments                           (25,160)           (34,976)           (20,319)
     Deferred income tax provision (benefit)                             (40,505)            19,943             13,191
     Other, net                                                           48,400             26,155            (30,606)
-----------------------------------------------------------------------------------------------------------------------
     Total adjustments to net income                                     122,721            249,317            142,922
-----------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                           443,251            682,045            548,532
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed-maturity securities, net of
     payable for investments purchased                                (6,778,179)        (2,479,245)        (2,296,490)
  Sale of fixed-maturity securities, net of
     receivable for investments sold                                   6,144,650          1,102,460          1,336,458
  Redemption of fixed-maturity securities, net of
     receivable for investments redeemed                                 288,710            745,515            251,793
  Sale (purchase) of short-term investments                              113,896            (97,177)          (15,022)
  Purchase of other investments                                          (84,018)           (51,769)             (559)
  Sale of other investments                                               33,402              1,785              1,223
  Purchases for municipal investment agreement
     portfolio, net of payable for investments purchased              (2,672,918)        (2,456,265)        (1,447,004)
  Sales from municipal investment agreement
     portfolio, net of receivable for investments sold                 1,650,111          2,218,342          1,487,437
  Capital expenditures, net of disposals                                 (58,650)           (22,909)           (17,369)
  Other, net                                                              11,146             (8,098)           (14,554)
-----------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                            (1,351,850)        (1,047,361)          (714,087)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock                                  --                 --            127,775
  Net (repayment) proceeds from (retirement) issuance of
     long-term debt                                                       (3,750)           197,113             98,880
  Net proceeds (repayment) from issuance (retirement)
     of short-term debt                                                   65,001            (20,000)            (9,100)
  Dividends paid                                                         (79,764)           (85,667)           (76,743)
  Purchase of treasury stock                                             (24,698)                --                 --
  Proceeds from issuance of municipal investment
     and repurchase agreements                                         2,787,906          2,352,908          1,823,422
  Payments for drawdowns of municipal investment
     and repurchase agreements                                        (1,770,418)        (2,017,056)        (1,930,321)
  Securities loaned or sold under agreements
     to repurchase, net                                                   (7,492)           (98,229)           133,300
  Exercise of stock options                                               14,616             30,708             14,372
-----------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                           981,401            359,777            181,585
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      72,802             (5,539)            16,030
Cash and cash equivalents--beginning of year                              20,757             26,296             10,266
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents--end of year                               $    93,559        $    20,757        $    26,296
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income taxes paid                                                  $   136,877        $   108,297        $   103,065
  Interest paid:
     Municipal investment and repurchase agreements                  $   210,495        $   202,502        $   195,344
     Long-term debt                                                       53,466             39,499             32,953
     Short-term debt                                                          --              1,057              2,017
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (46)

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

     In 1994, the company formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for the company and its affiliates and third-party institutional clients.

     In 1996,  MBIA-MISC  acquired  American Money Management  Associates,  Inc.
(AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients.

     In 1996, the company formed a wholly owned subsidiary, Strategic Services, Inc., which was subsequently renamed MBIA MuniServices Company (MBIA MuniServices). Also in 1996, MBIA MuniServices acquired an interest in Capital Asset Holdings, Inc. (Capital Asset), a limited partnership that buys, services and manages delinquent municipal tax liens. In December 1998, MBIA MuniServices acquired Capital Asset's founder's equity interest. In January 1997, MBIA MuniServices acquired a 95 percent interest in the Municipal Tax Bureau (MTB) of Philadelphia, a provider of tax compliance services to state and local governments. In July 1997, MBIA MuniServices acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration. In September 1999, MBIA MuniServices sold MuniFinancial. In January 1998, Municipal Resource Consultants (MRC), a revenue audit and information services firm, was acquired.

     On February 17, 1998, MBIA Inc. consummated a merger with CapMAC Holdings, Inc. (CapMAC). CapMAC operated its insurance business primarily through its wholly owned subsidiary, Capital Markets Assurance Corporation (CMAC). On July 31, 1998, MBIA Inc. completed a merger of its investment management business with 1838 Investment Advisors, Inc. (1838). See Note 3 for details on these two mergers.

     In June 1998, MBIA Asset Management Corporation (MBIA-AMC) was formed as a wholly owned subsidiary of the company to consolidate the resources and capabilities of the company's investment management services. In July 1998, the company contributed the common stock of MBIA-MISC, IMC, CMC and 1838 to MBIA-AMC.

     TRS Funding Corporation (TRS) was formed to provide clients with innovative structured financing solutions.


NOTE 2: SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION The consolidated financial statements include the accounts of the company, its significant subsidiaries and entities under its control. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS The company's entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate

                                      (47)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


component of  shareholders'  equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities--other than those held in the municipal investment agreement portfolio--with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

     Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services revenues. Municipal investment agreement portfolio accrued interest income, receivables for investments sold, and payables for investments purchased are included in the respective consolidated accounts.

     Other investments include the company's interest in equity-oriented and equity-method investments. The company records its share of the unrealized gains and losses on equity-oriented investments, net of applicable deferred income taxes, as a separate component of shareholders' equity.

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

ADVISORY FEE REVENUE RECOGNITION The company collects certain advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given structured finance transaction. Certain advisory fees are deferred and earned pro-rata over the life of the underlying transaction.

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

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries under salvage and subrogation rights, based on a discount rate of 6.04%. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of the company periodically reevaluates its estimates for losses and LAE, and any resulting adjustments

                                      (48)

MBIA Inc. and Subsidiaries


are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

     In 1999 the company completed an update of the general loss reserving methodology. The update included an analysis of loss-reserve factors based on the latest available industry data. It included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of our book of business. The study resulted in an increase in the company's current loss reserving factors.

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

DERIVATIVES The company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The company uses interest rate swaps for hedging purposes as part of its overall risk management strategy. Gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included with the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When a hedged asset is sold or liability extinguished, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in income when realized. At year-end 1999, the company's exposure to derivative financial instruments was not material.

INVESTMENT MANAGEMENT SERVICES OPERATIONS Investment management services results are comprised of the net investment income, operating revenues and expenses of MBIA-MISC, IMC, CMC and 1838.

MUNICIPAL SERVICES OPERATIONS Municipal services results are comprised of the net investment income, operating revenues and expenses of MTB, MuniFinancial, MRC and Capital Asset.

CORPORATE   EXPENSES   Corporate   expenses   consist  of   interest   expenses,
non-insurance goodwill amortization, general corporate overhead expenses and non-recurring charges.

INCOME TAXES Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation (depreciation) of investments and the contingency reserve.

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


NOTE 3: MERGERS WITH CAPMAC AND 1838
------------------------------------
On February 17, 1998, the company consummated a merger with CapMAC by exchanging
8.1 million shares of its common stock for all of the common stock of CapMAC. Each share of CapMAC was exchanged for 0.4675 of one share of MBIA Inc. common stock. On July 31, 1998, the company completed a merger of its investment management business with 1838 through the issuance of 1.1 million shares of common stock. Each share of 1838 was exchanged for 2.134 shares of MBIA Inc.

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

     There were no material transactions between MBIA Inc., CapMAC and/or 1838 prior to the combinations, and immaterial adjustments were recorded to conform

                                      (49)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CapMAC's and 1838's accounting policies.  Certain reclassifications were made to
the  CapMAC  and  1838   financial   statements  to  conform  to  the  company's
presentations.

     The results of operations for the separate companies and the combined amounts for 1997 presented in the consolidated financial statements follow:

                              Year ended December 31
----------------------------------------------------
In thousands                                    1997
----------------------------------------------------
Premiums earned
  MBIA                                      $299,335
  CapMAC                                      52,160
----------------------------------------------------
  Combined                                  $351,495
----------------------------------------------------
Net income
  MBIA                                      $374,176
  CapMAC                                      23,989
  1838                                         7,445
----------------------------------------------------
  Combined                                  $405,610
----------------------------------------------------


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


NOTE 4: RECENT ACCOUNTING PRONOUNCEMENTS
----------------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. SFAS 133 is effective for the year commencing January 1, 2001. The company is currently evaluating the impact of the adoption of SFAS 133 on the consolidated financial statements.


NOTE 5: ASSET IMPAIRMENT
------------------------
Early in 1999, the company concluded that its investment in Capital Asset was not consistent with its strategic objectives and took steps to restructure it for divestiture. As part of this process, the company evaluated the recoverability of its investment in Capital Asset. Through a detailed valuation exercise, management estimated the total pretax impairment to be $102 million and, accordingly, a write-down for that amount was recorded in the consolidated statement of income as a one-time corporate charge during the second quarter of 1999.


NOTE 6: SECURITIZATION OF FINANCIAL ASSETS
------------------------------------------
In September 1999, Capital Asset sold substantially all of its remaining tax lien portfolio through a securitization. This securitization was the third in a series of such securitizations. Proceeds from this transaction were used to extinguish an existing warehouse financing facility that had been guaranteed by the company. The notes issued in connection with the securitizations, have been insured by MBIA Corp. In connection therewith, the company recorded a servicing liability of $11.6 million as of December 31, 1999, which represents the fair value of such liability based upon the present value of projected servicing costs in excess of servicing revenues, discounted at 11%. The servicing liability will be amortized in proportion to and over the period of the estimated net servicing loss. None of the liability was amortized into income during 1999. During the fourth quarter of 1999, a specialty servicing concern was engaged to oversee the management of Capital Asset whose activities now primarily consist of the administering and servicing of the securitizations and other delinquent tax liens and related assets.


NOTE 7: STATUTORY  ACCOUNTING  PRACTICES
----------------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

* acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;
* a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the company's reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;
* federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;
* fixed-maturity securities are reported at amortized cost rather than fair value;
* tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and
* certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 1999, 1998 and 1997 was $521.8 million, $509.9 million and $404.4 million, respectively.

     The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                      (50)

MBIA Inc. and Subsidiaries


                                                     As of December 31
                                              ---------------------------
In thousands                                        1999            1998
-------------------------------------------------------------------------
Company's GAAP shareholders' equity           $3,513,101      $3,792,217
Contributions to MBIA Corp.                      508,719         485,738
Premium revenue recognition                     (491,766)       (448,250)
Deferral of acquisition costs                   (251,922)       (230,085)
Unrealized (gains) losses                        322,739        (450,587)
Contingency reserve                           (1,738,730)     (1,450,413)
Loss and LAE reserves                            232,004          81,489
Deferred income taxes                             44,917         348,534
Tax and loss bonds                               219,195         162,523
Goodwill                                         (86,075)        (90,950)
Other                                            141,185          89,753
-------------------------------------------------------------------------
Statutory capital and surplus                 $2,413,367      $2,289,969
-------------------------------------------------------------------------


NOTE 8: PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
------------------------------------------------------
Premiums earned include $64.2 million, $68.4 million and $50.9 million for 1999, 1998 and 1997, respectively, related to refunded and called bonds.


NOTE 9: INVESTMENTS
-------------------
The company's investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. The company's investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

     The  following  tables set forth the  amortized  cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of the company, as of December 31, 1999 and 1998:


                                                Gross       Gross
                               Amortized   Unrealized  Unrealized          Fair
In thousands                        Cost        Gains      Losses         Value
-------------------------------------------------------------------------------
December 31, 1999
Taxable bonds:
 United States
  Treasury and
  Government Agency          $   559,204     $  8,679   $ (13,056)  $   554,827
 Corporate and
  other obligations            5,000,814        6,843    (171,015)    4,836,642
 Mortgage-backed               1,662,636        4,441     (28,079)    1,638,998
Tax-exempt bonds:
 State and
  municipal obligations        3,641,794       50,334    (175,043)    3,517,085
-------------------------------------------------------------------------------
Total                        $10,864,448     $ 70,297   $(387,193)  $10,547,552
-------------------------------------------------------------------------------

                                                Gross       Gross
                               Amortized   Unrealized  Unrealized          Fair
In thousands                        Cost        Gains      Losses         Value
-------------------------------------------------------------------------------
December 31, 1998
Taxable bonds:
 United States
  Treasury and
  Government Agency          $   517,015     $ 47,637   $    (351)  $   564,301
 Corporate and
  other obligations            3,555,858      145,224      (3,875)    3,697,207
 Mortgage-backed               1,684,081       27,918        (965)    1,711,034
Tax-exempt bonds:
 State and
  municipal obligations        3,773,377      241,200      (1,643)    4,012,934
-------------------------------------------------------------------------------
Total                        $ 9,530,331     $461,979   $  (6,834)  $ 9,985,476
-------------------------------------------------------------------------------


     Fixed-maturity investments carried at fair value of $11.6 million and $12.0 million as of December 31, 1999 and 1998, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     A portion of the obligations under municipal investment and repurchase agreements require the company to pledge securities as collateral. As of December 31, 1999 and 1998, the fair value of securities pledged as collateral with respect to these obligations approximated $1.9 billion.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1999. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                            Amortized              Fair
In thousands                                     Cost             Value
------------------------------------------------------------------------
Within 1 year                             $   472,112       $   472,112
Beyond 1 yr but within 5 yrs                2,549,074         2,540,258
Beyond 5 yrs but within 10 yrs              1,798,412         1,759,599
Beyond 10 yrs but within 15 yrs             1,215,824         1,196,220
Beyond 15 yrs but within 20 yrs             1,463,090         1,393,898
Beyond 20 yrs                               1,703,300         1,546,467
------------------------------------------------------------------------
                                            9,201,812         8,908,554
Mortgage-backed                             1,662,636         1,638,998
------------------------------------------------------------------------
Total fixed-maturities and
  short-term investments                  $10,864,448       $10,547,552
------------------------------------------------------------------------


NOTE 10: INVESTMENT INCOME AND GAINS AND LOSSES
-----------------------------------------------
Investment income consists of:


                                                Years ended December 31
                                        -----------------------------------
In thousands                                1999          1998         1997
---------------------------------------------------------------------------
Fixed-maturities                        $358,127      $331,857     $299,069
Short-term investments                     7,672         5,692        8,042
Other investments                             24            16       (1,542)
---------------------------------------------------------------------------
  Gross investment income                365,823       337,565      305,569
Investment expenses                        6,367         5,763        3,571
---------------------------------------------------------------------------
  Net investment income                  359,456       331,802      301,998
---------------------------------------------------------------------------
Net realized gains (losses):
 Fixed-maturities
  Gains                                   55,721        32,211       25,963
  Losses                                 (22,901)       (3,149)      (5,877)
---------------------------------------------------------------------------
  Net                                     32,820        29,062       20,086
---------------------------------------------------------------------------
 Other investments
  Gains                                    2,270           901          564
  Losses                                 (11,050)           (1)      (3,747)
---------------------------------------------------------------------------
  Net                                     (8,780)          900       (3,183)
---------------------------------------------------------------------------
  Total net realized gains                24,040        29,962       16,903
---------------------------------------------------------------------------
Total investment income                 $383,496      $361,764     $318,901
---------------------------------------------------------------------------


                                      (51)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Total investment income excludes investment income and realized gains and losses from our investment management and municipal services segments. Net unrealized gains (losses) consist of:


                                         As of December 31
                                  -----------------------------
In thousands                           1999               1998
---------------------------------------------------------------
Fixed-maturities:
  Gains                           $  70,297           $461,979
  Losses                           (387,193)            (6,834)
---------------------------------------------------------------
  Net                              (316,896)           455,145
---------------------------------------------------------------
Other investments:
  Gains                                 828              2,936
  Losses                             (6,671)            (7,494)
---------------------------------------------------------------
  Net                                (5,843)            (4,558)
---------------------------------------------------------------
Total                              (322,739)           450,587
Deferred income tax (benefit)      (112,920)           157,410
---------------------------------------------------------------
Unrealized gains (losses), net    $(209,819)          $293,177
---------------------------------------------------------------


     The deferred income tax (benefit) relates primarily to unrealized gains and losses on the company's fixed-maturity investments, which are reflected in shareholders' equity. The change in net unrealized gains (losses) consists of:


                                             Years ended December 31
                                       ----------------------------------
In thousands                                1999        1998        1997
-------------------------------------------------------------------------
Fixed-maturities                       $(772,041)    $80,903    $196,042
Other investments                         (1,285)     (7,477)      2,077
-------------------------------------------------------------------------
Total                                   (773,326)     73,426     198,119
Deferred income tax (benefit)           (270,330)     25,384      69,337
-------------------------------------------------------------------------
Unrealized gains
  (losses), net                        $(502,996)    $48,042    $128,782
-------------------------------------------------------------------------


NOTE 11: INCOME TAXES
---------------------
The company files a consolidated tax return that includes all of its U.S. subsidiaries. The provision for income taxes is composed of:


                                            Years ended December 31
                                  --------------------------------------
In thousands                          1999          1998           1997
------------------------------------------------------------------------
Current                           $107,858      $112,367       $106,452
Deferred                           (40,505)       19,943         13,190
------------------------------------------------------------------------
Total                             $ 67,353      $132,310       $119,642
------------------------------------------------------------------------


The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the company's lower effective tax rates are as follows:

                                                   Years ended December 31
                                                  -------------------------
                                                     1999   1998    1997
---------------------------------------------------------------------------
Income taxes computed on pre-tax
  financial income at statutory rates                35.0%  35.0%   35.0%
Increase (reduction) in taxes
  resulting from:
   Tax-exempt interest                              (16.1) (10.8)  (10.6)
   Amortization of goodwill                           0.5    0.4     0.3
   Other                                             (2.0)  (1.2)   (1.9)
---------------------------------------------------------------------------
Provision for income taxes                           17.4%  23.4%   22.8%
---------------------------------------------------------------------------

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

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:


In thousands                                       1999          1998
----------------------------------------------------------------------
Deferred tax assets:
  Tax and loss bonds                           $206,999      $160,064
  Unrealized losses                             112,920            --
  Alternative minimum
     tax credit carry forward                    65,404        54,722
  Loss and loss adjustment
     expense reserves                            79,051        26,458
  Other                                          64,456        53,745
----------------------------------------------------------------------
Total gross deferred tax assets                 528,830       294,989
----------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                           330,125       280,203
  Deferred premium revenue                      110,785       106,555
  Deferred acquisition costs                     88,173        77,953
  Unrealized gains                                   --       157,410
  Contingent commissions                            408           408
  Other                                          32,144        16,356
----------------------------------------------------------------------
Total gross deferred tax liabilities            561,635       638,885
----------------------------------------------------------------------
Net deferred tax liability                      $32,805      $343,896
----------------------------------------------------------------------


The company believes that a valuation allowance is unnecessary in connection with the deferred tax assets.


NOTE 12: NET INCOME PER COMMON SHARE
------------------------------------
In February 1997, the FASB issued SFAS 128, "Earnings per Share," effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 established standards for computing and presenting earnings per share (EPS). Under the new standard, basic EPS is computed by dividing income applicable to common stock by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the additional dilution that could occur from employee stock options and other items that could potentially result in the issuance of common stock. The following table provides a reconciliation of the denominator of the basic EPS computation to the denominator of the diluted EPS computation:

                                      (52)

MBIA Inc. and Subsidiaries


                                                Years ended December 31
                                 ---------------------------------------------
                                        1999              1998           1997
------------------------------------------------------------------------------
Net income (in thousands)           $320,530          $432,728       $405,610
Basic weighted
  average shares                  99,590,870        98,978,641     96,937,314
Stock options                        674,295         1,042,537      1,263,794
Unallocated ESOP shares              137,174           141,836        143,055
------------------------------------------------------------------------------
Diluted weighted
  average shares                 100,402,339       100,163,014     98,344,163
------------------------------------------------------------------------------
Basic EPS                              $3.22             $4.37          $4.18
Diluted EPS                            $3.19             $4.32          $4.12
------------------------------------------------------------------------------


Options to purchase 2,603,897, 621,244 and 292,100 shares of common stock during 1999, 1998 and 1997, respectively, were not included in the computation of diluted EPS because the options exercise price was greater than the average market price of common shares during the respective years.


NOTE 13: BUSINESS SEGMENTS
--------------------------
MBIA Inc., through its subsidiaries, is a leading provider of financial guarantee and specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public- and private-sector clients, domestically and internationally. MBIA Inc. has three principal businesses: financial guarantee, investment management services, and municipal services. Each of these is a business segment, with its respective financial performance detailed in this report.

     Financial guarantee business provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.

     Investment management services business provides an array of products and services to the public- and not-for-profit sectors. These include local government investment pools, investment agreements, and discretionary and non-discretionary portfolio management services.

     During 1999, the company completed its reorganization of the operations of two recently acquired subsidiaries, MTB and MRC. With this reorganization largely complete, this business, operating as MBIA MuniServices, is now focused on delivering revenue enhancement services and products to public-sector clients nationwide, consisting of discovery, audit, collections/recovery, enforcement and information (data) services.

     Business segment results are presented gross of intersegment transactions, which are not material to each segment. The following provides each business segment's revenues, operating income, income (loss) and assets:

                                           Year ended December 31, 1999
--------------------------------------------------------------------------------
                                            Investment
                              Financial     Management  Municipal
In thousands                  Guarantee       Services   Services        Total
--------------------------------------------------------------------------------
Operating revenues           $  829,738     $   86,600   $ 22,923  $   939,261
Expenses                       (315,236)       (45,920)   (35,372)    (396,528)
--------------------------------------------------------------------------------
Operating income (loss)         514,502         40,680    (12,449)     542,733
Realized gains                   24,040          1,120         --       25,160
--------------------------------------------------------------------------------
Income (loss) from segments  $  538,542     $   41,800   $(12,449)     567,893
--------------------------------------------------------------------------------
Corporate expenses                                                    (180,010)
--------------------------------------------------------------------------------
Pretax income                                                      $   387,883
--------------------------------------------------------------------------------
Segment assets               $7,108,122     $5,073,269   $ 82,508  $12,263,899
--------------------------------------------------------------------------------


                                           Year ended December 31, 1998
--------------------------------------------------------------------------------
                                            Investment
                              Financial     Management  Municipal
In thousands                  Guarantee       Services   Services        Total
--------------------------------------------------------------------------------
Operating revenues           $  782,482     $   65,032   $ 29,392  $   876,906
Expenses                       (139,626)       (36,012)   (40,682)    (216,320)
--------------------------------------------------------------------------------
Operating income (loss)         642,856         29,020    (11,290)     660,586
Realized gains (losses)          29,962         14,179     (9,165)      34,976
--------------------------------------------------------------------------------
Income (loss) from segments  $  672,818     $   43,199   $(20,455)     695,562
--------------------------------------------------------------------------------
Corporate expenses                                                    (130,524)
--------------------------------------------------------------------------------
Pretax income                                                      $   565,038
--------------------------------------------------------------------------------
Segment assets               $7,163,316     $4,497,333   $165,806  $11,826,455
--------------------------------------------------------------------------------


                                           Year ended December 31, 1997
--------------------------------------------------------------------------------
                                            Investment
                              Financial     Management  Municipal
In thousands                  Guarantee       Services   Services        Total
--------------------------------------------------------------------------------
Operating revenues           $  670,603     $   49,999   $ 25,189  $   745,791
Expenses                       (140,849)       (32,958)   (20,694)    (194,501)
--------------------------------------------------------------------------------
Operating income                529,754         17,041      4,495      551,290
Realized gains                   16,903          3,416         --       20,319
--------------------------------------------------------------------------------
Income from segments         $  546,657     $   20,457   $  4,495      571,609
--------------------------------------------------------------------------------
Corporate expenses                                                     (46,357)
--------------------------------------------------------------------------------
Pretax income                                                      $   525,252
--------------------------------------------------------------------------------
Segment assets               $6,202,950     $4,082,446   $102,029  $10,387,425
--------------------------------------------------------------------------------

                                      (53)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


For 1999, 1998 and 1997 domestic premiums earned are $391 million, $387 million and $331 million, respectively. For 1999, 1998 and 1997 international premiums earned are $52 million, $38 million and $20 million, respectively.

NOTE 14: STOCK SPLIT
--------------------
On September 17, 1997, the board of directors approved a two-for-one stock split, to be effected in the form of a 100% stock dividend payable on October 29, 1997 to shareholders of record as of October 1, 1997. An amount equal to the par value of common shares issued was transferred from additional paid-in capital account to the common stock account. This transfer has been reflected in the Consolidated Statements of Changes in Shareholders' Equity at January 1, 1997.


NOTE 15: DIVIDENDS AND CAPITAL REQUIREMENTS
-------------------------------------------
Under New York state insurance law, MBIA Corp. may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Corp. had in excess of $61 million available for the payment of dividends to the company as of December 31, 1999. In 1999, MBIA Corp. declared and paid dividends of $180 million to the company. No dividends were paid in 1998 by MBIA Corp. because the company had sufficient cash available from financing activities.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1999.


NOTE 16: LONG-TERM DEBT AND LINES OF CREDIT
-------------------------------------------
Long-term debt consists of:

                                   As of December 31
                               ----------------------
In thousands                       1999        1998
-----------------------------------------------------
7.520% Notes due 2000-2002     $ 11,250    $ 15,000
9.000% Notes due 2001           100,000     100,000
6.880% Notes due 2008*            7,550          --
9.375% Notes due 2011           100,000     100,000
8.200% Debentures due 2022**    100,000     100,000
7.000% Debentures due 2025       75,000      75,000
7.150% Debentures due 2027      100,000     100,000
6.625% Debentures due 2028      150,000     150,000
6.950% Notes due 2038***         50,000      50,000
-----------------------------------------------------
                                693,800     690,000
Less current portion              3,750          --
Less unamortized discount           846       1,004
-----------------------------------------------------
Total                          $689,204    $688,996
-----------------------------------------------------
*   Callable 3/2000 @ 100.00
**  Callable 10/2002 @ 103.99
*** Callable 11/2003 @ 100.00

The company's long-term debt is subject to certain covenants, none of which significantly restrict the company's operating activities or dividend-paying ability.

     MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from October 29, 1999 in excess of the greater of $900 million or 4.00% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2006, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains stop-loss reinsurance coverage of $175 million in excess of incurred losses of $700 million.

     The company and MBIA Corp. maintain bank liquidity facilities totaling $650 million. In 1999, there were no borrowings outstanding under these agreements.

From time to time TRS will access the capital markets for short-term asset-backed financings through a A1/P1-rated commercial paper conduit under conditions that the rating agencies agree will have no adverse impact on the rating of such conduit. Proceeds are invested under various client programs, which provide opportunities for MBIA Corp. to issue financial guaranty policies.

     The company has outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.


NOTE 17: OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------
Obligations  under  municipal  investment  agreements  and

                                      (54)

MBIA Inc. and Subsidiaries


municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed-upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 1999, the annual interest rates on these agreements ranged from 2.5% to 8.08%.

     Principal payments due under these investment agreements in each of the next five years ending December 31 and thereafter, based upon expected withdrawal dates, were as follows:


In thousands                           Principal Amount
--------------------------------------------------------
Expected withdrawal date:
2000                                         $1,629,121
2001                                          1,041,076
2002                                            452,044
2003                                            143,494
2004                                             50,271
Thereafter                                    1,152,912
--------------------------------------------------------
Total                                        $4,468,918
--------------------------------------------------------


IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed-upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $43 million at December 31, 1999.


NOTE 18: NET INSURANCE IN FORCE
-------------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

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

     Under certain structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets.

    As of December 31, 1999, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-50 years. The distribution of net insurance in force by geographic location, excluding $4.5 billion and $3.5 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 1999 and 1998, respectively, is set forth in the following table:


                                                         As of December 31
--------------------------------------------------------------------------------------------------------
                                             1999                                     1998
----------------------------------------------------------------   -------------------------------------
                               Net          Number     % of Net           Net        Number    % of Net
$ in billions            Insurance       of Issues    Insurance     Insurance     of Issues   Insurance
Geographic Location       In Force     Outstanding     In Force      In Force   Outstanding    In Force
----------------------------------------------------------------   -------------------------------------
Domestic:
  California                $ 76.6           3,707         12.0%       $ 76.3         3,681        12.8%
  New York                    71.3           5,485         11.2          61.6         5,310        10.3
  Florida                     36.3           1,498          5.7          36.1         1,589         6.1
  Texas                       26.6           1,990          4.2          25.3         2,131         4.2
  Pennsylvania                25.8           2,113          4.1          24.7         2,278         4.1
  New Jersey                  24.4           1,841          3.8          26.2         1,884         4.4
  Illinois                    22.1           1,176          3.5          23.7         1,275         4.0
  Massachusetts               19.2           1,075          3.0          18.4         1,107         3.1
  Michigan                    15.0           1,085          2.4          14.6         1,066         2.5
  Ohio                        13.1           1,049          2.1          13.8         1,076         2.3
----------------------------------------------------------------   -------------------------------------
    Subtotal                 330.4          21,019         52.0         320.7        21,397        53.8
  Nationally diversified      97.1             952         15.3          81.7           842        13.7
  Other states               175.0          11,691         27.5         169.0        12,004        28.4
----------------------------------------------------------------   -------------------------------------
    Total domestic           602.5          33,662         94.8         571.4        34,243        95.9
International                 33.4             452          5.2          24.5           323         4.1
----------------------------------------------------------------   -------------------------------------
Total                       $635.9          34,114        100.0%       $595.9        34,566       100.0%
----------------------------------------------------------------   -------------------------------------

                                      (55)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The distribution of net insurance in force by type of bond is set forth in the table below:


                                                                 As of December 31
----------------------------------------------------------------------------------------------------------------
                                                      1999                                    1998
------------------------------------------------------------------------   -------------------------------------
                                        Net         Number     % of Net          Net         Number    % of Net
$ in billions                     Insurance      of Issues    Insurance    Insurance      of Issues   Insurance
Type of Bond                       In Force    Outstanding     In Force     In Force    Outstanding    In Force
------------------------------------------------------------------------   -------------------------------------
Domestic:
  Municipal:
    General obligation               $146.9         13,310         23.1%      $140.7         12,694        23.6%
    Utilities                          78.0          4,438         12.3         80.9          4,895        13.6
    Health care                        70.6          2,074         11.1         70.9          2,241        11.9
    Special revenue                    52.0          1,864          8.2         42.8          1,787         7.2
    Transportation                     46.1          1,382          7.2         46.2          1,543         7.7
    Higher education                   27.7          1,501          4.3         26.7          1,498         4.5
    Housing                            23.2          1,785          3.7         22.3          2,161         3.7
    Industrial development and
     pollution control revenue         19.0            929          3.0         19.4          1,037         3.3
    Other                               0.6             20          0.1          5.6             75         0.9
------------------------------------------------------------------------   -------------------------------------
     Total municipal                  464.1         27,303         73.0        455.5         27,931        76.4
------------------------------------------------------------------------   -------------------------------------
  Structured finance:
    Mortgage-backed:
     Home equity                       43.7            437          6.9         49.7            376         8.3
     Other                             18.8            111          2.9          5.2             94         0.9
     First mortgage                    12.8            174          2.0          9.8            109         1.7
    Asset-backed:
     Other                             17.2             97          2.7         12.6            140         2.1
     Auto                               8.7             98          1.4          6.5             59         1.1
     Leasing                            6.3             54          1.0          6.7             45         1.1
    Other structured finance           10.3             77          1.6          6.6             27         1.1
------------------------------------------------------------------------   -------------------------------------
     Total structured finance         117.8          1,048         18.5         97.1            850        16.3
------------------------------------------------------------------------   -------------------------------------
  Other:
    Investor-owned utilities           14.1          4,994          2.2         13.0          5,068         2.2
    Financial institution               5.7            305          0.9          5.4            381         0.9
    Corporate direct                    0.8             12          0.2          0.4             13         0.1
------------------------------------------------------------------------   -------------------------------------
     Total other                       20.6          5,311          3.3         18.8          5,462         3.2
------------------------------------------------------------------------   -------------------------------------
       Total domestic                 602.5         33,662         94.8        571.4         34,243        95.9
------------------------------------------------------------------------   -------------------------------------
International
  Infrastructure:
    Sovereign                           2.1             67          0.3          1.6             32         0.3
    Utilities                           1.7             79          0.3          0.4              4         0.1
    Sub-sovereign                       1.2             28          0.2          1.2             44         0.2
    Transportation                      1.1             19          0.2          1.4             12         0.2
    Health care                         0.7              8          0.1          0.4              6         0.1
    Housing                             0.6              3          0.1          0.6              3         0.1
    Other municipal                     0.3              2           --           --             --          --
    Special revenue                     0.1              1           --           --             --          --
    Higher education                    0.1              2           --          0.9             13         0.1
------------------------------------------------------------------------   -------------------------------------
     Total infrastructure               7.9            209          1.2          6.5            114         1.1
------------------------------------------------------------------------   -------------------------------------
  Structured finance:
    Other structured finance           17.1            108          2.7          9.6             32         1.6
    Asset-backed                        1.9             40          0.3          4.2             50         0.7
    Mortgage-backed                     1.7             13          0.2          1.0             20         0.2
-----------------------------------------------------------------------    -------------------------------------
     Total structured finance          20.7            161          3.2         14.8            102         2.5
------------------------------------------------------------------------   -------------------------------------
  Other:
    Financial institution               3.6             62          0.6          1.0             29         0.1
    Investor-owned utilities            1.1             15          0.2          1.8             72         0.3
    Corporate direct                    0.1              5           --          0.4              6         0.1
------------------------------------------------------------------------   -------------------------------------
     Total other                        4.8             82          0.8          3.2            107         0.5
------------------------------------------------------------------------   -------------------------------------
       Total international             33.4            452          5.2         24.5            323         4.1
------------------------------------------------------------------------   -------------------------------------
Total                                $635.9         34,114        100.0%      $595.9         34,566       100.0%
------------------------------------------------------------------------   -------------------------------------

                                      (56)

MBIA Inc. and Subsidiaries


NOTE 19: REINSURANCE
--------------------
MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $129.0 billion and $108.2 billion at December 31, 1999 and 1998, respectively. The distribution of ceded insurance in force by type of bond is set forth in the following table:


                                               As of December 31
-------------------------------------------------------------------------------
                                         1999                    1998
------------------------------------------------------  -----------------------
                                                 % of                    % of
                                    Ceded       Ceded       Ceded       Ceded
In billions                     Insurance   Insurance   Insurance   Insurance
Type of Bond                     In Force    In Force    In Force    In Force
------------------------------------------------------  -----------------------
Domestic:
  Municipal:
    General obligation             $ 18.8        14.6%     $ 15.3        14.2%
    Utilities                        17.2        13.3        15.5        14.3
    Health care                      15.7        12.2        13.4        12.4
    Transportation                   14.8        11.5        10.6         9.8
    Special revenue                   8.7         6.7         6.3         5.8
    Industrial development and
     pollution control revenue        3.8         2.9         3.8         3.5
    Housing                           2.7         2.1         2.3         2.1
    Higher education                  2.2         1.7         1.7         1.5
    Other                             0.3         0.3         0.8         0.7
------------------------------------------------------  -----------------------
     Total municipal                 84.2        65.3        69.7        64.3
------------------------------------------------------  -----------------------
  Structured finance:
    Mortgage-backed:
     Home equity                      8.8         6.8        11.3        10.5
     First mortgage                   2.0         1.6         2.1         2.0
     Other                            1.4         1.1         0.3         0.2
    Asset-backed:
     Other                            2.5         1.9         1.5         1.4
     Leasing                          2.4         1.9         1.1         1.0
     Auto                             1.9         1.4         2.2         2.0
    Other structured finance          2.2         1.7         1.0         0.9
------------------------------------------------------  -----------------------
     Total structured finance        21.2        16.4        19.5        18.0
------------------------------------------------------  -----------------------
  Other:
    Investor-owned utilities          1.9         1.5         1.2         1.1
    Financial institution             0.3         0.2         1.0         0.9
    Corporate direct                  0.1         0.1         0.1         0.1
------------------------------------------------------  -----------------------
     Total other                      2.3         1.8         2.3         2.1
------------------------------------------------------  -----------------------
       Total domestic               107.7        83.5        91.5        84.4
------------------------------------------------------  -----------------------
International
  Infrastructure:
    Sovereign                         1.4         1.1         0.7         0.6
    Transportation                    1.2         0.9         1.3         1.2
    Sub-sovereign                     0.9         0.7         0.5         0.5
    Utilities                         0.7         0.5         0.4         0.4
    Health care                       0.4         0.3         0.2         0.2
    Other                             0.3         0.3         1.1         1.0
------------------------------------------------------  -----------------------
     Total infrastructure             4.9         3.8         4.2         3.9
------------------------------------------------------  -----------------------
  Structured finance:
    Other structured finance          9.0         7.0         4.0         3.7
    Asset-backed                      2.6         2.0         6.7         6.2
    Mortgage-backed                   1.2         0.9         0.4         0.4
------------------------------------------------------  -----------------------
     Total structured finance        12.8         9.9        11.1        10.3
------------------------------------------------------  -----------------------
  Other:
    Financial institution             3.0         2.4         0.9         0.9
    Investor-owned utilities          0.5         0.3         0.2         0.2
    Corporate direct                  0.1         0.1         0.3         0.3
------------------------------------------------------  -----------------------
     Total other                      3.6         2.8         1.4         1.4
------------------------------------------------------  -----------------------
       Total international           21.3        16.5        16.7        15.6
------------------------------------------------------  -----------------------
Total                              $129.0       100.0%     $108.2       100.0%
------------------------------------------------------  -----------------------

The distribution of ceded insurance in force by geographic location is set forth in the following table:

                                                As of December 31
-------------------------------------------------------------------------------
                                           1999                   1998
------------------------------------------------------  -----------------------
                                                 % of                    % of
                                    Ceded       Ceded       Ceded       Ceded
In billions                     Insurance   Insurance   Insurance   Insurance
Geographic Location              In Force    In Force    In Force    In Force
------------------------------------------------------  -----------------------
Domestic:
  California                       $ 17.6        13.6%     $ 12.4        11.5%
  New York                           14.0        10.9        10.7         9.9
  New Jersey                          5.5         4.3         5.4         5.0
  Texas                               5.5         4.2         5.3         4.9
  Florida                             5.0         3.9         3.2         3.0
  Pennsylvania                        4.6         3.5         3.8         3.5
  Massachusetts                       4.1         3.2         3.7         3.4
  Illinois                            3.4         2.6         3.4         3.1
  Puerto Rico                         3.2         2.5         3.1         2.9
  Colorado                            2.4         1.9         2.3         2.1
------------------------------------------------------  -----------------------
    Subtotal                         65.3        50.6        53.3        49.3
  Nationally diversified             14.4        11.2        14.6        13.4
  Other states                       28.0        21.7        23.6        21.7
------------------------------------------------------  -----------------------
    Total domestic                  107.7        83.5        91.5        84.4
International                        21.3        16.5        16.7        15.6
------------------------------------------------------  -----------------------
Total                              $129.0       100.0%     $108.2       100.0%
------------------------------------------------------  -----------------------


As part of the company's portfolio shaping activity in 1998, the company entered into facultative share reinsurance agreements with highly rated reinsurers that obligate the company to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts

                                  (57)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


in 1998 were accounted for on a retroactive basis in accordance with SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

     Ceding commissions received from reinsurers before deferrals were $35.3 million, $37.2 million and $20.8 million in 1999, 1998 and 1997, respectively. In 1998, $170.0 million was received in reinsurance recoveries related to the bankruptcy of a Pennsylvania hospital group.


NOTE 20: PENSION AND PROFIT SHARING PLANS
-----------------------------------------
The company has a non-contributory, defined contribution pension plan to which the company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1999, 1998 and 1997 was $7.8 million, $7.3 million and $4.6 million, respectively. The company also has a profit-sharing/401(k) plan that allows eligible employees to contribute up to 10% of eligible compensation. The company matches employee contributions up to the first 5% of eligible compensation. Company contributions to the profit-sharing/401(k) plan aggregated $4.2 million, $2.9 million and $1.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. The profit-sharing/401(k) plan company match amounts are invested in common stock of the company. Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. In 1999 and 1998 former CapMAC and 1838 employees were covered under the company's pension and profit-sharing plans.


NOTE 21: LONG-TERM INCENTIVE PLANS
----------------------------------
On March 2, 1987, the company adopted a plan for key employees of the company and its subsidiaries to enable those employees to acquire shares of common stock of the company or to benefit from appreciation in the price of the common stock of the company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

     ISOs and NQSOs may be granted at a price not less than 100% of the fair value of the company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

     The board of directors of the company has authorized a maximum of 9,311,122 shares of the company's common stock to be granted as options. As of December 31, 1999, 9,145,056 options had been granted, net of expirations and cancellations, leaving the total number available for future grants at 166,066. Options granted through 1990 are exercisable in equal annual installments on each of the first three anniversaries of the grant at 100% of the market price at the date of grant. The options granted from 1991 through 1994 are exercisable in five equal annual installments commencing one year after the date of grant. On all options granted from 1991 through 1994, accelerated vesting and exercisability of those options is possible if the company's return on equity for the year is at least equal to the threshold return on equity specified in the annual financial plan and if earnings per share are at least 2.5% greater than plan earnings per share.

     In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program." The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of the company's stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award to be paid in cash or shares of company stock.

     Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The 1999 award will cover growth in ABV from December 31, 1999 through December 31, 2002; the 1998 award will cover growth in ABV from December 31, 1998 through December 31, 2001; and the 1997 award will cover growth in ABV from December 31, 1997 through December 31, 2000, with a base line growth of 12% on all awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth, with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2003 for the 1999 award, in early 2002 for the 1998 award and early 2001 for the 1997 award in the form of cash or shares of the company's common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 1999, 1998 and 1997, $8.5 million, $5.5 million and $3.7 million, respectively, were recorded as a charge related to the 1999, 1998 and 1997 ABV awards.

     The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Prior option grants are not taken into account in determining the number of options granted in any year. In 1999, 2,373,540 options were awarded.

                                      (58)

MBIA Inc. and Subsidiaries


In December 1995, the company adopted a restricted stock program whereby key executive officers are granted restricted shares of the company's stock. These stock awards may only be sold three, four, or five years from the date of grant, at which time the awards fully vest.

     In 1999 and 1998, respectively, 96,968 and 51,412 restricted shares (net of cancelled shares) of the company's stock were granted to certain officers of the company. The fair value of the shares awarded in 1999 and 1998 determined on the grant date was $5.0 million and $3.3 million, respectively, and has been recorded as "Unearned compensation-restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the appropriate three- to five-year vesting period. Compensation expense related to the restricted stock was $1.9 million, $1.3 million and $0.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

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

     The company is required to make contributions to the ESOP Trust, which enables the ESOP Trust to service its loan to the company. Prior to 1999, the ESOP expense was calculated using the shares allocated method. Shares were released for allocation to the participants and held in trust for the employees based upon the ratio of the current year's principal and interest payment to the sum of principal and interest payments estimated over the life of the loan. Compensation expense related to the ESOP was $1.3 million for the year ended December 31, 1998. As of December 31, 1998, 208,789 shares were allocated to the participants.

     In July 1999, the company contributed 13,397 additional shares to the ESOP plan. Subsequent to this contribution the ESOP plan was merged with the MBIA Inc. Employees profit-sharing/401(k) plan. In conjunction with the merger of the plans, the remaining ESOP shares are used to fund the profit-sharing/401(k) company match obligations. In 1999, 10,190 shares were utilized for the profit-sharing/401(k) company match. As of December 31, 1999, a total of 223,365 shares have been allocated to participants.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required the company to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under APB 25. Accordingly, the adoption of SFAS 123 had no impact on the company's financial position or results of operations. As the table below shows, had compensation cost for the company's stock option program been recognized based on the fair value at the grant date, consistent with the recognition provisions of SFAS 123, the impact on the company's net income and earnings per share would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 1999 are not likely to be representative of the effects on reported net income and earnings per share for future years.

                                              Years ended December 31
                                         ----------------------------------
                                         1999           1998           1997
---------------------------------------------------------------------------
Net income (in thousands):
 Reported                            $320,530       $432,728       $405,610
 Pro forma                            314,074        430,224        404,180
Basic earnings per share:
 Reported                               $3.22          $4.37          $4.18
 Pro forma                               3.15           4.35           4.17
Diluted earnings per share:
 Reported                               $3.19          $4.32          $4.12
 Pro forma                               3.13           4.30           4.11
---------------------------------------------------------------------------


The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions used for grants in December 1999, January 1999, December 1998 and 1997, respectively; exercise price of $48.8125, $67.1250, $63.8152 and $64.7661;
dividend  yield of 1.680%,  1.190%,  1.254% and 1.220%;  expected  volatility of
 .2512,  .2392, .2392 and .2070;  risk-free interest rate of 6.28%,  4.83%, 4.63%
and 5.80%; and expected option term of 6.05, 6.05, 5.86 and 5.72 years.

                                      (59)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     A summary of the company's stock option plan as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates, is presented below:

                                                           1999
--------------------------------------------------------------------------
                                                                  Weighted
                                                      Number    Avg. Price
Options                                            of Shares     per Share
--------------------------------------------------------------------------
Outstanding at beginning of year                   3,679,414      $42.2591
Granted                                            2,373,540       61.1806
Exercised                                            365,816       64.0688
Expired or canceled                                  157,048       66.2718
--------------------------------------------------------------------------
Outstanding at year end                            5,530,090      $50.7047
--------------------------------------------------------------------------
Exercisable at year end                            2,092,322      $32.5158
--------------------------------------------------------------------------
Weighted-average fair value
  per share of options
  granted  during the year                         $21.4250
--------------------------------------------------------------------------


                                                           1998
--------------------------------------------------------------------------
                                                                  Weighted
                                                      Number    Avg. Price
Options                                            of Shares     per Share
--------------------------------------------------------------------------
Outstanding at beginning of year                   4,033,930      $37.0004
Granted                                              575,430       63.8152
Exercised                                            744,670       69.6068
Expired or canceled                                  185,276       61.2550
--------------------------------------------------------------------------
Outstanding at year end                            3,679,414      $42.2591
--------------------------------------------------------------------------
Exercisable at year end                            2,095,767      $29.3827
--------------------------------------------------------------------------
Weighted-average fair value
  per share of options
  granted during the year                          $18.1565
--------------------------------------------------------------------------


                                                           1997
--------------------------------------------------------------------------
                                                                 Weighted
                                                      Number   Avg. Price
Options                                            of Shares    per Share
--------------------------------------------------------------------------
Outstanding at beginning of year                   4,049,879      $31.7892
Granted                                              449,274       64.7661
Exercised                                            430,314       57.3585
Expired or canceled                                   34,909       34.5547
--------------------------------------------------------------------------
Outstanding at year end                            4,033,930      $37.0004
--------------------------------------------------------------------------
Exercisable at year end                            2,450,080      $26.9218
--------------------------------------------------------------------------
Weighted-average fair value
  per share of options
  granted during the year                           $18.3756
--------------------------------------------------------------------------

The following table summarizes information about the plan's stock options at December 31, 1999:



                                                Weighted-Average
                                         Number        Remaining                            Number
                                    Outstanding      Contractual  Weighted-Average     Exercisable   Weighted-Average
Range of Average Exercise Price     at 12/31/99    Life in Years    Exercise Price        12/31/99     Exercise Price
---------------------------------------------------------------------------------------------------------------------
$16.6250-$29.8130                     1,379,705             3.07          $25.4787       1,379,705           $25.4787
$30.0630-$52.4050                     1,590,850             7.78           46.0557         578,009            41.0923
$56.9510-$72.7260                     2,559,535             8.60           67.1921         134,608            67.8163
---------------------------------------------------------------------------------------------------------------------
Total                                 5,530,090             6.98          $50.7047       2,092,322           $32.5158
---------------------------------------------------------------------------------------------------------------------


NOTE 22: SHAREHOLDERS' RIGHTS PLAN
----------------------------------
In December 1991, the board of directors of the company declared a dividend distribution of one preferred share purchase right (a Right) for each outstanding share of the company's common stock. Each Right entitles its holder to purchase from the company one one-hundredth of a share of the company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights are attached to the common stock and will not be transferable separately nor become exercisable until the earlier to occur of (i) ten business days following the date of the public announcement by the company (the Shares Acquisition Date) that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the company's common stock and (ii) ten business days (or later as may be determined by the board of directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding shares of the company's common stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the company's common stock if the board of directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold.

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

                                      (60)

MBIA Inc. and Subsidiaries


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


NOTE 23: RELATED PARTY TRANSACTIONS
-----------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association which had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 1999 is $340 million.


NOTE 24: FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by the company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment has been necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS Other investments include the company's interest in equity oriented and equity method investments. The fair value of the equity-oriented investments is based on quoted market prices.

MUNICIPAL INVESTMENT AGREEMENT PORTFOLIO The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. The fair value of the portfolio equals the quoted market prices, if available, of its fixed-maturities plus the amortized cost of its short-term investments which approximates fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT, AND PAYABLE FOR INVESTMENTS PURCHASED The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES BORROWED OR PURCHASED UNDER AGREEMENTS TO RESELL The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID REINSURANCE PREMIUMS The fair value of the company's prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE The fair value of the company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

LONG-TERM DEBT The fair value is estimated based on the quoted market prices for the same or similar securities.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS The fair values of municipal investment agreements and municipal repurchase agreements are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

SECURITIES LOANED OR SOLD UNDER AGREEMENTS TO REPURCHASE The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

FORWARD INTEREST RATE SWAP The fair value reflects the estimated amounts that the company would receive or pay to terminate the transaction at the reporting date.

                                      (61)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                 As of December 31, 1999      As of December 31, 1998
                                                -----------------------------------------------------
                                                  Carrying    Estimated        Carrying   Estimated
In thousands                                        Amount   Fair Value          Amount  Fair Value
-----------------------------------------------------------------------------------------------------
ASSETS:
  Fixed-maturity securities                     $5,783,979   $5,783,979      $5,884,053  $5,884,053
  Short-term investments                           274,022      274,022         423,194     423,194
  Other investments                                146,038      146,038          94,975      94,975
  Municipal investment agreement portfolio       4,489,551    4,489,551       3,678,229   3,678,229
  Cash and cash equivalents                         93,559       93,559          20,757      20,757
  Securities borrowed or purchased under
   agreements to resell                            261,171      260,819         538,281     540,864
  Reinsurance recoverable on unpaid losses          30,819       30,819          29,891      29,891
  Prepaid reinsurance premiums                     403,210      342,837         352,699     297,238
  Receivable for investments sold                   24,922       24,922          49,497      49,497
LIABILITIES:
  Deferred premium revenue                       2,310,758    2,022,357       2,251,211   1,939,971
  Loss and loss adjustment expense reserves        467,279      467,279         300,005     300,005
  Municipal investment agreements                3,483,911    3,413,014       2,587,339   2,665,069
  Municipal repurchase agreements                1,028,921    1,023,823         897,718     939,860
  Long-term debt                                   689,204      660,567         688,996     735,443
  Short-term debt                                   68,751       68,751              --          --
  Securities loaned or sold under agreements
   to repurchase                                   288,750      289,469         573,352     585,872
  Payable for investments purchased                102,666      102,666          95,598      95,598
OFF-BALANCE SHEET INSTRUMENTS:
  Installment premiums                                  --      731,748              --     644,132
  Forward Interest Rate SWAP                            --        9,617              --      (3,838)


NOTE 25:  QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)
--------------------------------------------------------
A summary of  selected quarterly income statement information follows:

In thousands except per share amounts
1999                                First     Second      Third     Fourth       Year
--------------------------------------------------------------------------------------
Gross premiums written           $154,910   $146,817   $152,749   $170,395   $624,871
Net premiums written               94,914    111,461    119,720    127,520    453,615
Premiums earned                   112,111    107,217    110,139    113,329    442,796
Investment income and
  realized gains and losses        97,429     96,152     97,094     93,941    384,616
All other revenues                 27,986     33,161     36,275     39,587    137,009
Income before income taxes         11,954     53,358    160,178    162,393    387,883
Net income                       $  9,420   $ 56,793   $127,410   $126,907   $320,530
Net income per common share:*
  Basic                          $   0.09   $   0.57   $   1.28   $   1.28   $   3.22
  Diluted                        $   0.09   $   0.56   $   1.27   $   1.27   $   3.19
--------------------------------------------------------------------------------------

1998                                First     Second      Third     Fourth       Year
--------------------------------------------------------------------------------------
Gross premiums written           $121,387   $199,040   $167,872   $188,751   $677,050
Net premiums written              107,054    171,760    140,374    101,798    520,986
Premiums earned                    99,642    104,613    106,159    114,136    424,550
Investment income and
  realized gains and losses        94,942     89,046     97,583     85,207    366,778
All other revenues                 29,849     30,959     31,518     28,228    120,554
Income before income taxes        130,078    159,062    143,580    132,318    565,038
Net income                       $102,105   $119,029   $108,243   $103,351   $432,728
Net income per common share:*
  Basic                          $   1.03   $   1.20   $   1.09   $   1.04   $   4.37
  Diluted                        $   1.02   $   1.19   $   1.08   $   1.03   $   4.32
--------------------------------------------------------------------------------------

*Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

The pretax one-time charge of $153 million relating to the increase in the company's loss reserving factor is included in the first quarter of 1999 results. The pretax one-time charge of $102 million relating to the impairment of the company's investment in Capital Asset is included in the second quarter of 1999 results.

                                      (62)