Form 10-K, Exhibit 13
period 2000-12-31
MBIA INC
filed 2001-03-30
CIK 814585

                                                                      EXHIBIT 13

SELECTED FINANCIAL AND STATISTICAL DATA
MBIA Inc. and Subsidiaries

Dollars in millions
 except per share amounts               2000        1999       1998        1997        1996        1995       1994       1993
------------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written            $    687   $     625   $    677    $    654    $    535    $    406   $    405   $    504
  Premiums earned                        446         443        425         351         294         244        241        249
  Net investment income                  394         359        332         302         265         233        204        189
  Total insurance expenses               170         315        140         141         117         100         89         86
  Insurance income                       698         515        643         530         453         385        360        353
 Investment management
  services income (loss)                  56          41         29          17          18          11          5         (1)
 Income before income taxes              715         388        565         525         448         375        347        339
 NET INCOME                              529         321        433         406         348         290        270        268
 NET INCOME PER COMMON SHARE
  BASIC                                 5.37        3.22       4.37        4.18        3.68        3.21       3.00       3.00
  DILUTED                               5.33        3.19       4.32        4.12        3.62        3.15       2.96       2.95
------------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Total investments                    12,233      10,694     10,080       8,908       8,008       6,937      5,069      3,735
 Total assets                         13,894      12,264     11,826      10,387       9,033       7,671      5,712      4,320
 Deferred premium revenue              2,398       2,311      2,251       2,090       1,854       1,662      1,538      1,413
 Loss and LAE reserves                   499         467        300         105          72          50         47         37
 Municipal investment and
  repurchase agreements                4,789       4,513      3,485       3,151       3,259       2,642      1,526        493
 Long-term debt                          795         689        689         489         389         389        314        314
 Shareholders' equity                  4,223       3,513      3,792       3,362       2,761       2,497      1,881      1,761
 Book value per share                  42.89       35.34      38.15       34.09       28.98       27.02      20.92      19.77
 Dividends declared per
  common share                         0.820       0.805      0.790       0.770       0.725       0.655      0.570      0.470
------------------------------------------------------------------------------------------------------------------------------
STATUTORY DATA:
 Net income                              544         522        510         404         335         287        229        263

 Capital and surplus                   2,382       2,413      2,290       1,952       1,661       1,469      1,250      1,124
 Contingency reserve                   2,123       1,739      1,451       1,188         959         788        652        561
------------------------------------------------------------------------------------------------------------------------------
   Capital base                        4,505       4,152      3,741       3,140       2,620       2,257      1,902      1,685
 Unearned premium reserve              2,465       2,376      2,324       2,193       1,971       1,768      1,640      1,484
 Loss and LAE reserves                   209         204        188          15          10           7         22          8
------------------------------------------------------------------------------------------------------------------------------
   Policyholders' reserves             7,179       6,732      6,253       5,348       4,601       4,032      3,564      3,177
 Present value of installment
  premiums                               886         732        644         537         443         347        249        234
 Standby line of credit / stop-loss    1,075       1,075        900         900         775         700        650        625
------------------------------------------------------------------------------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES       9,140       8,539      7,797       6,785       5,819       5,079      4,463      4,036
------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss and LAE reserves                 11.5%       44.8%       8.2%        9.1%        6.9%        5.6%       3.9%       3.5%
  Underwriting expense ratio            26.7        26.4       24.7        31.0        32.9        35.2       32.9       31.2
  Combined ratio                        38.2        71.2       32.9        40.1        39.8        40.8       36.8       34.7
 Statutory
  Loss and LAE reserves                  6.2        12.3        8.0         1.2         1.7         0.4        8.7       (3.3)
  Underwriting expense ratio            22.1        23.6       16.8        21.2        22.8        27.2       28.3       22.0
  Combined ratio                        28.3        35.9       24.8        22.4        24.5        27.6       37.0       18.7
NET DEBT SERVICE OUTSTANDING        $680,878    $635,883   $595,895    $513,736    $434,417    $359,175   $315,340   $273,630
NET PAR AMOUNT OUTSTANDING          $418,443    $384,459   $359,472    $303,803    $252,896    $201,326   $173,760   $147,326
---------------------------------------------------------------------------------------------------------------------------

Dollars in millions
 except per share amounts             1992        1991
-------------------------------------------------------
GAAP SUMMARY
 INCOME STATEMENT DATA:
 Insurance:
  Gross premiums written          $    377   $     269
  Premiums earned                      169         132
  Net investment income                155         132
  Total insurance expenses              65          59
  Insurance income                     260         207
 Investment management
  services income (loss)                (1)         (2)
 Income before income taxes            249         190
 NET INCOME                            193         145
 NET INCOME PER COMMON SHARE
  BASIC                               2.24        1.89
  DILUTED                             2.20        1.87
-------------------------------------------------------
GAAP SUMMARY
 BALANCE SHEET DATA:
 Total investments                   2,701       1,961
 Total assets                        3,234       2,438
 Deferred premium revenue            1,202       1,019
 Loss and LAE reserves                  28          21
 Municipal investment and
  repurchase agreements                 --          --
 Long-term debt                        314         199
 Shareholders' equity                1,533       1,063
 Book value per share                17.19       13.79
 Dividends declared per
  common share                       0.380       0.310
-------------------------------------------------------
STATUTORY DATA:
 Net income                            194         149

 Capital and surplus                 1,044         647
 Contingency reserve                   419         316
-------------------------------------------------------
   Capital base                      1,463         963
 Unearned premium reserve            1,248       1,044
 Loss and LAE reserves                  14          12
-------------------------------------------------------
   Policyholders' reserves           2,725       2,019
 Present value of installment
  premiums                             211         151
 Standby line of credit / stop-loss    550         500
-------------------------------------------------------
   TOTAL CLAIMS-PAYING RESOURCES     3,486       2,670
-------------------------------------------------------
FINANCIAL RATIOS:
 GAAP
  Loss and LAE ratio                   3.6%       13.0%
  Underwriting expense ratio          34.6        30.1
  Combined ratio                      38.2        43.1
 Statutory
  Loss and LAE ratio                   2.3        12.7
  Underwriting expense ratio          20.7        20.4
  Combined ratio                      23.0        33.1
NET DEBT SERVICE OUTSTANDING      $225,220   $ 184,604
NET PAR AMOUNT OUTSTANDING        $114,317   $  90,043
-------------------------------------------------------

                                   (34 & 35)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


OVERVIEW
--------
MBIA Inc. (MBIA or the company) is engaged in providing financial guarantee insurance, investment management services and municipal services to public finance clients and financial institutions on a global basis. The company turned in a solid year as we continue to focus on our Triple-A ratings, no-loss underwriting standards and building shareholder value. Our insurance operations showed strong growth in the structured finance and international businesses, which helped offset reduced activity in the domestic public finance market. Our investment management operations had a record year in assets under management and operating earnings. Looking forward, the company is well positioned to take advantage of very favorable growth prospects domestically and internationally across all of our business lines.


FORWARD-LOOKING AND CAUTIONARY STATEMENTS
-----------------------------------------
Statements  included in this annual  report which are not  historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1998. The words
"believe," "anticipate," "project," "plan," "expect," "intend," "will likely result," or "will continue," and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The following are some of the factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in or underlying the company's forward-looking statements:

* fluctuations in the economic, credit or interest rate
  environment in the United States and abroad;
* the level of activity within the national and international  credit markets;
* competitive   conditions  and  pricing  levels;
* legislative  and  regulatory developments;
* technological developments;
* changes in tax laws;
* the effects of mergers,  acquisitions and divestitures;  and,
* uncertainties  that have not been identified at this time.

     The company undertakes no obligation to publicly correct or update any forward-looking statement if we later become aware that such results are not likely to be achieved.


NEW ACCOUNTING PRONOUNCEMENT
----------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for the company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the use and type of the hedge.

     The company has entered into derivative transactions that do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The Insurance segment, which represents the majority of the company's derivative exposure and mark-to-market as of January 1, 2001, has insured derivatives primarily consisting of credit default swaps. The Investment Management Services segment has entered into primarily forward delivery agreements, interest rate and credit default swaps. The Corporate segment has entered into derivatives to hedge foreign exchange and interest rate risks related to the issuance of certain MBIA long-term debt issues.

     Adoption of SFAS 133 on January 1, 2001 will result in cumulative after-tax reductions in net income of approximately $12 million and other comprehensive income of approximately $4 million. In addition, the company will increase its assets by approximately $50 million and liabilities by approximately $66 million on an after-tax basis.

RESULTS OF OPERATIONS
---------------------
SUMMARY
The company uses various measures of profitability and intrinsic value, namely, "core earnings", "operating earnings", "adjusted gross premiums" and "adjusted book value" which are not in accordance with accounting principles generally accepted in the United States of America. We view these measures as the most meaningful measures of our performance and the intrinsic value of the company.

     The following chart presents highlights of our consolidated financial results for 2000, 1999 and 1998.


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
                                       2000      1999      1998   1999      1998
--------------------------------------------------------------------------------
Net income (in millions):
 As reported                           $529      $321      $433    65%     (26)%
 Excluding one-
  time charges                         $529      $490      $482     8%        2%
--------------------------------------------------------------------------------
Per share data:*
 Net income:
 As reported                          $5.33     $3.19     $4.32    67%     (26)%
 Excluding one-
  time charges                        $5.33     $4.88     $4.81     9%        1%
 Operating earnings                   $5.12     $4.72     $4.58     8%        3%
 Core earnings                        $4.91     $4.34     $4.19    13%        4%
 Book value                          $42.89    $35.34    $38.15    21%      (7)%
 Adjusted book value                 $60.40    $52.51    $53.28    15%      (1)%
--------------------------------------------------------------------------------
*All earnings per share calculations are diluted.


     Core earnings, which exclude the effects of refundings and calls on our insured issues, realized gains and losses on our investment portfolio and one-time charges, provide the most meaningful measure of our underlying profit. Core earnings per share at $4.91 for 2000 grew by 13% over 1999, following a 4% increase in 1999. The 2000 growth in core earnings per share was the result of a 42% increase in investment management services over 1999 and the elimination of losses in our municipal services segment. Insurance operations had growth in core earnings per share of 9% in 2000 compared with growth of 4% in 1999, although higher levels of reinsurance cessions continue to depress the growth in insurance operations income.

                                      (36)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


     Our 2000 net income increased by 8%, excluding one-time charges in 1999, or by 9% on a per share basis. In 1999 net income increased by 2% over 1998, excluding the one-time charges, which resulted in a 1% per share increase. Compared with core earnings per share, these results were lower due to the low level of refunding activity in 2000, with premiums earned from refundings down 47% compared with 1999. Net income as reported increased by 65% in 2000 over 1999, compared with a 26% decrease in 1999 over 1998. These variances are due to the one-time charges incurred in 1999.

     Operating earnings per share, which include refundings but exclude the impact of realized gains and losses and one-time charges, increased by 8% and 3% for 2000 and 1999, respectively. The increases in operating earnings per share were consistent throughout the year and highlight the predictable earnings pattern of the company.

     Our book value at year-end 2000 was $42.89 per share, up 21% from $35.34 at year-end 1999. The increase was caused primarily by a 150% increase in the unrealized appreciation of our investment portfolio and an 18% increase in retained earnings, partially offset by the increase in treasury stock from share repurchases. A more appropriate measure of a financial guarantee company's intrinsic value is its adjusted book value. Adjusted book value is defined as book value plus the after-tax effects of net deferred premium revenue net of deferred acquisition costs, the present value of unrecorded future installment premiums, and the unrealized gains or losses on investment contract liabilities. Our adjusted book value per share was $60.40 at year-end 2000, a 15% increase from year-end 1999 following a 1% decline in the preceding year. The 2000 increase reflects the same factors that impacted book value, but is reduced by lower growth in net deferred premium revenue and a reduction in unrealized gains on investment contract liabilities. The following table presents the components of our adjusted book value per share:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
                                       2000      1999      1998   1999      1998
--------------------------------------------------------------------------------
Book value                           $42.89    $35.34    $38.15    21%      (7)%
After-tax value of:
 Net deferred premium
  revenue, net of deferred
  acquisition costs                   11.09     10.83     10.91     2%      (1)%
 Present value of future
  installment premiums*                5.85      4.78      4.21    22%       14%
 Unrealized gain on
  investment contract
  liabilities                          0.57      1.56      0.01  (63)%       n/m
--------------------------------------------------------------------------------
Adjusted book value                  $60.40    $52.51    $53.28    15%      (1)%
--------------------------------------------------------------------------------
* The discount rate used to present value future installment premiums was 9%.


FINANCIAL GUARANTEE INSURANCE
MBIA's production in terms of adjusted gross premiums (AGP), gross premiums written (GPW) and par insured for the last three years is presented in the following table:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
                                       2000      1999      1998   1999      1998
--------------------------------------------------------------------------------
Premiums written
 (in millions):
   AGP                                 $803      $724      $832    11%     (13)%
   GPW                                 $687      $625      $677    10%      (8)%

Par insured (in billions):             $ 99      $ 92      $119     7%     (23)%
--------------------------------------------------------------------------------


     In 2000, our top line results continue to reflect a more profitable relationship between AGP and par insured for the period. AGP is composed of our upfront premiums as well as the estimated present value of current and future premiums from installment-based insurance policies issued in the period. AGP was up 11%, while total par insured was up 7% which translates into more premiums for each dollar of par value insured. This continues to be indicative of price improvements across our whole book of business and is consistent with our strategy to improve profitability on the business written. Furthermore, we did not sacrifice credit quality to capture higher prices as 75% of the business written in 2000 was rated A or above. The average credit rating on new business in each of our insurance divisions continued to improve. As an industry leader, MBIA maintained a conservative 9% discount rate when calculating AGP, and still continued to lead the market in terms of AGP market share at 40% for 2000, 37% for 1999 and 46% for 1998.

     We estimate the present value of our total future installment premium stream on outstanding policies to be $885 million at year-end 2000, compared with $732 million at year-end 1999 and $644 million at year-end 1998. The 21% growth in 2000 is due to the increase in structured finance and international installment insured policies.

     GPW, as reported in our financial statements, primarily reflects cash receipts and does not include the value of future premium receipts expected from installment policies originated in the period. GPW increased 10% in 2000 following an 8% decline in 1999 as both structured finance and international had significant growth over the prior year, partially offset by a modest decline in public finance.


PUBLIC FINANCE MARKET > Domestic new issue public finance market information and MBIA's par and premium writings in both the new issue and secondary domestic public finance markets are shown in the following table:




                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
Domestic                                                           vs.       vs.
Public Finance                       2000      1999      1998     1999      1998
--------------------------------------------------------------------------------
Total new issue market:*
  Par value (in billions)            $168      $199      $257    (16)%     (22)%
  Insured penetration                 47%       52%       55%
  MBIA market share                   28%       26%       36%
MBIA insured:
  Par insured (in billions)          $ 33      $ 36      $ 60    (11)%     (39)%
  Premiums (in millions):
   AGP                               $361      $378      $435     (5)%     (13)%
   GPW                               $332      $349      $431     (5)%     (19)%
--------------------------------------------------------------------------------
* Market data are reported on a sale date basis while MBIA's insured data are based on closing date information. Typically, there can be a one to four week delay between the sale date and closing date of an insured issue.

                                      (37)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


     Although MBIA's public finance par insured for 2000 was down 11% compared with last year, the insured market was down 25%, indicative of our better than market performance. AGP declined 5% in 2000 compared with a 13% decrease in 1999. The greater decline in par insured compared with AGP once again exemplifies the positive effects of our pricing discipline. This relationship between par insured and AGP was exhibited in most sectors within the public finance business. Issues rated A and above remained over 80% for the third year in a row and the Standard & Poor's (S&P) capital charges, which are intended to represent the likelihood of default as well as the magnitude of losses under default, were the lowest they have been for many years. MBIA continued to lead the industry in terms of market share for both AGP and par insured, as we recorded a market share of 43% for AGP and 28% for par insured.


STRUCTURED FINANCE MARKET > The details regarding the asset-backed market and MBIA's par and premium writings in both the domestic new issue and secondary domestic structured finance markets are shown in the table below:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
Domestic                                                           vs.       vs.
Structured Finance                     2000      1999      1998   1999      1998
--------------------------------------------------------------------------------
Total asset-backed market:*
 Par value (in billions)               $230      $191      $167    20%       14%
MBIA insured:
 Par insured (in billions)              $48       $48       $48     --        --
 Premiums (in millions):
  AGP                                  $278      $229      $208    22%       10%
  GPW                                  $188      $159      $134    18%       18%
--------------------------------------------------------------------------------
 * Market data exclude mortgage-backed securities and private placements.


     For the year AGP was up 22% after an increase of 10% in 1999. For 2000, par insured was $48 billion, which is consistent with the last two years. Here too, the relationship of AGP to par insured was positive and is indicative of our pricing discipline. In 2000, 63% of the business written was rated A or better compared with 54% in 1999, with a substantial portion rated Triple-A before our guarantee. During 2000 and 1999 we saw a decline in mortgage related business, however, this was more than offset by an increase in other asset-backed business. Despite the fact that we use a higher discount rate (9%) than others in the industry, we continue to lead in terms of AGP market share at 37% for 2000, 32% for 1999, and 44% for 1998.


INTERNATIONAL MARKET > Our company's international business volume in the new issue and secondary markets for the last three years is illustrated as follows:



                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
International                       2000      1999      1998      1999      1998
--------------------------------------------------------------------------------
Par insured (in billions)            $18        $8       $11      144%     (29)%
Premiums (in millions):
 AGP                                $164      $117      $189       40%     (38)%
 GPW                                $167      $117      $112       43%        4%
--------------------------------------------------------------------------------

     International business tends to be less predictable and results will vary from year to year. Par insured was up 144% in 2000 after being down 29% in 1999, while AGP was up 40% after being down 38% in 1999. Almost 90% of business written in 2000 was rated A or better, substantially more than the 60% rated A or better written in 1999. This accounts for the weakening of the AGP to par insured ratio. Our share of international AGP in 2000 was approximately 37%, despite using a higher discount rate (9%) than the rest of the industry.

     On March 21, 2000 the company and Ambac Financial Group, Inc. (Ambac) announced the restructuring of the international joint marketing and reinsurance arrangements that have been in place since 1995 with the formation of the MBIA-AMBAC International joint venture. The company and Ambac will continue having certain reciprocal reinsurance arrangements for international business in 2001 but will market and originate international business independently. Additionally, during the third quarter of 2000 the company and Ambac dissolved a four-way joint venture in Japan.


REINSURANCE > Premiums ceded to reinsurers  from all insurance  operations  were
$189 million, $171 million, and $156 million in 2000, 1999 and 1998, respectively. Cessions as a percentage of GPW increased to 28% in 2000 from 27% in 1999 and 23% in 1998. The increase in our cession rate since 1998 reflects increased cessions across all business lines, especially in public finance and international. Reinsurance is a cost effective capital substitute for MBIA. In addition to treaty reinsurance, the decision of whether to reinsure any particular policy on a facultative basis is based on portfolio, single risk and other factors related to that policy. These reinsurance activities continue to have a positive impact and are consistent with our emphasis on a strong balance sheet. In fact, the ratio of insured net debt service outstanding to our statutory capital base at year-end was 151:1, down from 153:1 at the end of 1999.

     At year-end 2000, 98% of our outstanding ceded exposure is with reinsurers who are rated Double-A or higher by S&P, or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we are confident that we will recover the reinsured portion of any losses, should they occur.


PREMIUMS EARNED > The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated as follows:

                                      (38)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
In millions                         2000      1999      1998      1999      1998
--------------------------------------------------------------------------------
Premiums earned:
 Scheduled                          $412      $379      $357        9%        6%
 Refunded                             34        64        68     (47)%      (6)%
--------------------------------------------------------------------------------
Total                               $446      $443      $425        1%        4%
--------------------------------------------------------------------------------


     Upfront premiums are recognized over the life of the bonds we insure. The extended premium recognition coupled with compounding investment income from investing our premiums and capital form a solid foundation for consistent revenue growth. In 2000, premiums earned from scheduled amortization increased by 9%, augmented by the disciplined pricing strategy established in early 1999. In 1999 scheduled premiums earned grew only 6% because of the increased usage of reinsurance.

     Refunded premiums earned declined significantly in 2000 after a slight decrease in 1999, primarily reflecting the higher interest rate environment. When an MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately. The amount of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code.


NET INVESTMENT INCOME > Our insurance-related investment income (exclusive of net realized gains) was $394 million, up from $359 million in 1999 and $332 million in 1998. These increases were primarily due to the growth of cash flow available for investment and a shift in the investment portfolio from tax-exempt to taxable investments. Our cash flows were generated from operations, the compounding of previously earned and reinvested investment income and the addition of funds from financing activities.


ADVISORY FEES > The company collects fee revenues in conjunction with certain insured transactions. In addition, the company earns advisory fees in connection with its administration of certain third-party-owned conduits. Fees are generally deferred and earned over the life of the related transactions. Certain fees, however, are earned in the quarter they are due and include administrative fees for transactions where the fee is collected on a periodic installment basis, and fees for transactions that terminate prior to the expected maturity date. Advisory fee revenues increased 3% in 2000. This modest increase was due to a 13% increase in the recognition of previously deferred fees partially offset by a reduction in non-deferrable fees.


LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE) > We maintain a loss and LAE reserve based on our estimate of unidentified losses from our insured obligations. The total reserve is calculated by applying a risk factor based on a study of issuer defaults to net debt service written. To the extent that we identify a specific insured issue with respect to which we anticipate a loss, the present value of our expected payment, net of expected reinsurance and recoveries, is allocated within the total loss and LAE reserve as a case-specific reserve.

     We periodically evaluate our estimates for losses and LAE and any resulting adjustments are reflected in current earnings. We believe that our reserving methodology and the resulting reserves are adequate to cover the ultimate net cost of claims. However, the reserves are based on estimates, and there can be no assurance that any ultimate liability will not exceed such estimates.

     In 2000 and 1999 we reviewed our loss reserving methodology. Each review included an analysis of loss-reserve factors based on the latest available industry data, an analysis of historical default and recovery experience for the relevant sectors of the fixed-income market, and consideration for the changing mix of our book of business. For the 2000 review, there were no adjustments to the company's loss and LAE reserves. For 1999, the review resulted in an increase in our company's current loss and LAE reserving factors and a one-time charge of $153 million.

     The following table shows the case-specific, reinsurance recoverable and unallocated components of our total loss and LAE reserves at the end of the last three years, as well as our loss provision for the last three years:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
In millions                         2000      1999      1998      1999      1998
--------------------------------------------------------------------------------
Case-specific:
 Gross                              $240      $235      $219        2%        8%
 Reinsurance recoverable
  on unpaid losses                    31        31        30        --        3%
--------------------------------------------------------------------------------
Net case reserves                   $209      $204      $189        2%        8%
Unallocated reserves                 259       232        81       12%      185%
--------------------------------------------------------------------------------
Net loss and LAE reserves           $468      $436      $270        7%       62%

--------------------------------------------------------------------------------
Provision                           $ 51      $198      $ 35     (74)%      472%
--------------------------------------------------------------------------------


POLICY ACQUISITION COSTS AND OPERATING EXPENSES > Expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. Our company's policy acquisition costs, operating expenses and total insurance operating expenses, as well as related expense ratios, are shown below:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
In millions                         2000      1999      1998      1999      1998
--------------------------------------------------------------------------------
Policy acquisition costs, net       $ 36      $ 37      $ 35      (2)%        6%
Operating expenses                    83        80        70        4%       14%
--------------------------------------------------------------------------------
Total insurance
 operating expenses                 $119      $117      $105        2%       11%


Expense ratio:
 GAAP                               26.7%     26.4%     24.7%
 Statutory                          22.1%     23.6%     16.8%
--------------------------------------------------------------------------------

                                      (39)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


     For 2000, policy acquisition costs, net of deferrals, decreased slightly to $36 million, or 2% below 1999's $37 million. This compares with $35 million in 1998. The decrease in 2000 is attributable to the company's increased focus on expense management and overall effort to control expense growth. The ratio of policy acquisition costs, net of deferrals, to earned premiums has remained steady at 8% in 2000, 1999 and 1998.

     Operating expenses increased by 4% in 2000 following an increase of 14% in 1999. The increase in 2000 was due to the company's increased building and equipment related costs associated with its expanded Armonk, New York headquarters. The increase in 1999 was the result of expanded international operations.

     Financial guarantee insurance companies also calculate a statutory expense ratio (insurance operating expenses before deferrals as a function of net premiums written) as a measure of expense management. The decrease in our statutory expense ratio for 2000 reflects increased net premium written and attentive expense control. The increase in 1999 was related to a decline in premium volume for the year.


INSURANCE INCOME > In 2000 MBIA's insurance income increased to $698 million or 36% from the $515 million recorded in 1999. This increase reflects the one-time addition to the loss and LAE reserves mentioned previously, which reduced 1999's insurance income by $153 million. Excluding this factor insurance income increased by 5%. In 1999 insurance income, adjusted for the one-time loss and LAE reserve addition, increased 4% over 1998, reflecting revenue growth in the structured finance and international businesses.


INVESTMENT MANAGEMENT SERVICES
In 1998, after our merger with 1838 Investment Advisors, Inc. (1838), we formed a holding company, MBIA Asset Management Corporation, to consolidate the resources and capabilities of our four investment management services. The success of our merger with 1838 showed immediate operating benefits and all of our investment management franchises experienced record performances in 1999. Continuing in this vein, operating income in 2000 increased by 38% and we ended the year with over $36 billion in assets under management, a record, up 22% from a year ago. Gains in assets under management were across the board, with all units showing strong growth. The table below summarizes our consolidated investment management results over the last three years:


                                                                  Percent Change
                                                                  --------------
                                                                  2000      1999
                                                                   vs.       vs.
In millions                         2000      1999      1998      1999      1998
--------------------------------------------------------------------------------
Revenues                            $119      $ 87       $65       37%       33%
Expenses                              63        46        36       36%       28%
--------------------------------------------------------------------------------
Operating income                    $ 56      $ 41       $29       38%       40%
--------------------------------------------------------------------------------


     MBIA Asset Management Corporation is comprised of 1838, MBIA Municipal Investors Services Corporation (MBIA-MISC), MBIA Investment Management Corp.
(IMC) and MBIA Capital Management Corp. (CMC). The following provides a summary of each of these businesses:


1838 > is a full-service asset management firm with a strong institutional focus. It manages over $14 billion in equity, fixed-income and balanced portfolios for a client base comprised of municipalities, endowments, foundations, corporate employee benefit plans and high-net-worth individuals. In 2000, assets under management were up 27% compared with 57% growth in 1999.


MBIA-MISC > provides cash management, investment fund administration and fixed-rate investment placement services directly to local governments and school districts. In late 1996, MBIA-MISC acquired American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients. In May 2000, MBIA-MISC merged with AMMA and combined the investment expertise into a consolidated investment management business. MBIA-MISC is a Securities and Exchange Commission (SEC)-registered investment adviser and at year-end had $7.9 billion in assets under management, up 20% over 1999's $6.6 billion.


IMC > provides state and local governments with tailored investment agreements for bond proceeds and other public funds, such as construction, loan origination, capitalized interest and debt service reserve funds. At year-end 2000, principal and accrued interest outstanding on investment and repurchase agreements was $4.8 billion, compared with $4.5 billion at year-end 1999. At amortized cost, the assets supporting IMC's investment agreements were $4.9 billion and $4.6 billion at year-end 2000 and 1999, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.


CMC > is an SEC-registered investment adviser and National Association of Securities Dealers member firm. CMC specializes in fixed-income management for institutional funds and provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and MBIA's insurance related portfolios. At year-end 2000, CMC's third party assets under management increased by 27% over year-end 1999.


MUNICIPAL SERVICES
MBIA MuniServices Company (MBIA MuniServices) was established in 1996 as part of the company's strategy to broaden its product offerings to its core clients, leveraging its relationships and presence as a leading provider of products and services to the public sector. During 1999, the company completed a reorganization of the operations of two subsidiaries, Municipal Tax Bureau (MTB) and Municipal Resource Consultants (MRC).

                                      (40)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


With the reorganization complete, this business, operating as MBIA MuniServices, is now focused on delivering revenue enhancement services and products to public-sector clients nationwide, consisting of discovery, audit, collections/recovery, enforcement and information (data) services. The Municipal Services segment also includes Capital Asset Holdings GP, Inc. and certain affiliated entities (Capital Asset), a servicer of delinquent tax certificates.

     In 2000, Municipal Services had operating income of $600 thousand compared with a loss of $12 million in 1999 and a loss of $11 million in 1998. This turnaround was due to operating income from MRC and a breakeven result for Capital Asset. Both subsidiaries recorded operating losses in 1999 and 1998.

     The company is a majority owner of Capital Asset which was in the business of acquiring and servicing tax liens. The company became a majority owner in December 1998 when it acquired the interest of the company's founder. In 1999, the company recorded a $102 million pre-tax charge related to its investment in Capital Asset. MBIA Insurance Corp. continues to insure three securitizations of tax liens that were originated and continue to be serviced by Capital Asset. In the third quarter of 1999, Capital Asset engaged a specialty servicer of residential mortgages to help manage its business and operations and to assist in administering the portfolios supporting the securitizations. As of December 31, 2000, the aggregate gross insured amounts in connection with these securitizations was approximately $318 million, and there can be no assurance that MBIA Corp. will not incur losses under such policies. In addition, Capital Asset and its subsidiaries have other contingent liabilities, including potential liabilities in connection with pending lawsuits, including class action lawsuits, in which it is involved. The claims giving rise to these lawsuits arose as a result of Capital Asset's business activities that took place primarily before the company obtained its majority ownership of Capital Asset. Capital Asset is defending these lawsuits.

     During the second quarter of 1999, MBIA MuniServices Company sold its wholly owned subsidiary MBIA Muni-Financial, recognizing a $3 million pre-tax loss on disposition, which is recorded in one-time charges. During 1998, the company recorded reorganization-related pre-tax charges totaling $20 million consisting of the write-off of goodwill and other asset impairments, which is also recorded in one-time charges.


CORPORATE
NET REALIZED GAINS > In 2000, net realized gains increased 31% to $33 million from $25 million in 1999, which decreased 28% from $35 million in 1998. These gains were generated as a result of ongoing management of the investment portfolio.


INTEREST EXPENSE > In 2000, 1999 and 1998, respectively, we incurred $54 million, $54 million and $45 million of interest expense. The increase in 1999 in interest expense reflects our long-term debt financings of $50 million in November 1998 and $150 million in September 1998.


OTHER EXPENSES > Other expenses are composed primarily of general corporate expenses. In 2000, other expenses were $19 million compared with $21 million in 1999 and $11 million in 1998. The 1999 increase was due primarily to legal expenses, expenses incurred for year 2000 computer contingencies and reorganization expenses.


ONE-TIME CHARGES > As discussed above, one-time charges for 1999 includes a $102 million pre-tax charge which reflects the write-down of the carrying value of MBIA's investment in Capital Asset and the value of the loans provided by MBIA to Capital Asset. Also included in one-time charges for 1999 is the $3 million pre-tax loss on the sale of MuniFinancial. In 1998, one-time charges includes $55 million of pre-tax charges related to our mergers with CapMAC and 1838, and a $20 million pre-tax charge related to the reorganization of our municipal services business.


TAXES
Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. However, our tax rate fluctuates from time-to-time as we manage our investment portfolio on a total return basis. Our effective tax rate for 2000 increased to 26.1% from 17.4% in 1999 and 23.4% in 1998. For 1999, our tax provision is net of the benefit resulting from the one-time charges discussed previously, as well as the benefit from the one-time increase to the loss reserve. Excluding these benefits our effective tax rate increased over 1999 as a result of a shift from tax-exempt investments to taxable investments to maximize long-term after-tax income.


CAPITAL RESOURCES
-----------------
We carefully manage our capital resources to optimize our cost of capital while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 2000, our total shareholders' equity was $4.2 billion, with total long-term borrowings of $795 million. We use debt financing to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and the ratio we use to measure it:


                                            2000            1999           1998
--------------------------------------------------------------------------------
Long-term debt (in millions)                $795            $689           $689
Long-term debt to total capital              16%             16%            15%
--------------------------------------------------------------------------------

     In addition, MBIA Insurance Corporation (MBIA Corp.) has a $900 million irrevocable standby line of credit facility with a group of major Triple-A rated banks to provide funds for the payment of claims in the event of severe losses. The agreement is for a seven-year term, which expires on October 31, 2007, and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date. MBIA Corp. and its subsidiaries also maintain stop-loss reinsurance coverage of $175 million in excess of incurred losses of $762 million.

     From time to time we access the capital markets to support the growth of our businesses. In December 2000 we issued 175 million Swiss Francs 10-year bonds (converted to approximately $99 million) and $100 million of 40-year notes.

                                      (41)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
MBIA Inc. and Subsidiaries


In November 1998 we issued $50 million of 40-year notes and in September 1998 we issued $150 million of 30-year debentures.

     As of year-end 2000, total claims-paying resources for MBIA Corp. stood at $9.1 billion, a 7% increase over 1999.


LIQUIDITY
---------
Cash flow needs at our parent company level are primarily for dividends to our shareholders and principal and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from MBIA Corp., which generates substantial cash flow from premium writings and investment income. In 2000, operating cash flow was $640 million.

     Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus. During 2000, MBIA Corp. declared and paid $197 million of dividends and at year-end 2000 had dividend capacity in excess of $40 million without special regulatory approval.

     Our company has significant liquidity supporting its businesses. At year-end 2000, cash equivalents and short-term investments totaled $471 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include, among other things, selling or pledging our fixed-income investments from our investment portfolio, tapping existing liquidity facilities and new borrowings.

     Our company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $650 million with a group of worldwide banks. At year-end 2000, there were no balances outstanding under these lines.

     Our investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 2000, the fair value of our consolidated investment portfolio increased 14% to $12.2 billion, as shown below:


                                                                  Percent Change
                                                                  --------------
In millions                               2000         1999       2000  vs. 1999
--------------------------------------------------------------------------------
Insurance operations:
 Amortized cost                        $ 7,108      $ 6,427             11%
 Unrealized gain(loss)                     128         (223)           157%
--------------------------------------------------------------------------------
 Fair value                            $ 7,236      $ 6,204             17%
--------------------------------------------------------------------------------
Municipal investment
 agreements:
 Amortized cost                        $ 4,948      $ 4,584              8%
 Unrealized gain(loss)                      49          (94)           152%
--------------------------------------------------------------------------------
 Fair value                            $ 4,997      $ 4,490             11%
--------------------------------------------------------------------------------
Total portfolio at
 fair value                            $12,233      $10,694             14%
--------------------------------------------------------------------------------


     The growth of our insurance-related investments in 2000 was the result of positive cash flows. The fair value of investments related to our municipal investment agreement business increased 11% to $5.0 billion at year-end 2000, reflecting positive operations.

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


MARKET RISK
-----------
The fair values of some of our company's reported financial instruments are subject to change as a result of potential interest rate movements. This interest rate sensitivity can be estimated by projecting a hypothetical increase in interest rates of 1.0%. Based on asset maturities and interest rates as of year-end 2000, this hypothetical increase in interest rates would result in an after-tax decrease in net fair value of our company's financial instruments of $241 million. This projected change in fair value is primarily a result of our company's "fixed-maturity securities" asset portfolio, which loses value with increases in interest rates. Since our company is able and primarily expects to hold the securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenario.

     Our company's investment portfolio holdings are primarily U.S. dollar-denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds and asset-backed securities. In modeling sensitivity to interest rates for the taxable securities, U.S. treasury rates are changed by 1.0%. Tax-exempt securities are subjected to a change in the Municipal Triple-A General Obligation curve that would be equivalent to a 1.0% taxable interest rate change based on year-end taxable/tax-exempt ratios. Simulation for tax-exempt securities is performed treating securities on a duration-to-worst-case basis. For the liabilities evaluation, where appropriate, the assumed discount rates used to estimate the present value of future cash flows are increased by 1.0%.

                                      (42)

REPORT ON MANAGEMENT'S RESPONSIBILITY AND REPORT OF INDEPENDENT ACCOUNTANTS MBIA Inc. and Subsidiaries

REPORT ON MANAGEMENT'S RESPONSIBILITY
-------------------------------------

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this annual report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

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

     PricewaterhouseCoopers LLP, independent accountants, is retained to audit the company's financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

     The board of directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.



/s/Joseph W. Brown
-----------------------
Joseph W. Brown
Chairman and Chief Executive Officer


/s/ Neil G. Budnick
-------------------
Neil G. Budnick
Chief Financial Officer




REPORT ON INDEPENDANT ACCOUNTANTS
---------------------------------
To the Board of Directors and Shareholders of MBIA Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of MBIA Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP
------------------------------
New York, New York
February 2, 2001


                                      (43)

CONSOLIDATED BALANCE SHEETS
MBIA Inc. and Subsidiaries



Dollars in thousands except per share amounts                                            December 31, 2000      December 31, 1999
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
     Fixed-maturity securities held as available-for-sale at fair value
         (amortized cost $6,612,498 and $6,006,506)                                            $ 6,740,127            $ 5,783,979
     Short-term investments, at amortized cost (which approximates fair value)                     376,604                274,022
     Other investments                                                                             119,591                146,038
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 7,236,322              6,204,039
     Municipal investment agreement portfolio held as available-for-sale
         at fair value (amortized cost $4,947,653 and $4,583,920)                                4,996,608              4,489,551
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENTS                                                                      12,232,930             10,693,590
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                           93,962                 93,559
Securities borrowed or purchased under agreements to resell                                        314,624                261,171
Accrued investment income                                                                          152,043                135,344
Deferred acquisition costs                                                                         274,355                251,922
Prepaid reinsurance premiums                                                                       442,622                403,210
Reinsurance recoverable on unpaid losses                                                            31,414                 30,819
Goodwill (less accumulated amortization of $67,472 and $68,388)                                    104,322                110,023
Property and equipment, at cost (less accumulated depreciation
     of $62,026 and $50,469)                                                                       133,514                128,733
Receivable for investments sold                                                                     13,772                 24,922
Other assets                                                                                       100,780                130,606
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                          $13,894,338            $12,263,899
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Deferred premium revenue                                                                  $ 2,397,578            $ 2,310,758
     Loss and loss adjustment expense reserves                                                     499,279                467,279
     Municipal investment agreements                                                             3,821,652              3,483,911
     Municipal repurchase agreements                                                               967,803              1,028,921
     Long-term debt                                                                                795,102                689,204
     Short-term debt                                                                               144,243                 68,751
     Securities loaned or sold under agreements to repurchase                                      489,624                288,750
     Deferred income taxes                                                                         252,463                 32,805
     Deferred fee revenue                                                                           32,694                 36,536
     Payable for investments purchased                                                               7,899                102,666
     Other liabilities                                                                             262,588                241,217
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                       9,670,925              8,750,798
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity:
     Preferred stock, par value $1 per share; authorized shares - 10,000,000;
         issued and outstanding - none                                                                  --                     --
     Common stock, par value $1 per share; authorized shares - 200,000,000;
         issued shares - 100,773,295 and 100,072,846                                               100,773                100,073
     Additional paid-in capital                                                                  1,219,587              1,191,108
     Retained earnings                                                                           2,934,608              2,486,478
     Accumulated other comprehensive income (loss), net of deferred income
         tax provision (benefit) of $57,141 and $(112,920)                                          85,707               (224,511)
     Unallocated ESOP shares                                                                        (2,950)                (4,363)
     Unearned compensation - restricted stock                                                      (10,659)                (9,986)
     Treasury stock - 2,209,358 shares in 2000 and 520,722 shares in 1999                         (103,653)               (25,698)
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                              4,223,413              3,513,101
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $13,894,338            $12,263,899
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (44)

CONSOLIDATED STATEMENTS OF INCOME
MBIA Inc. and Subsidiaries

                                                                                     Years ended December 31
                                                                       ------------------------------------------------
Dollars in thousands except per share amounts                               2000                 1999             1998
-----------------------------------------------------------------------------------------------------------------------
INSURANCE
     Revenues:
         Gross premiums written                                         $687,408             $624,871         $677,050
         Ceded premiums                                                 (189,316)            (171,256)        (156,064)
-----------------------------------------------------------------------------------------------------------------------
             Net premiums written                                        498,092              453,615          520,986
         Increase in deferred premium revenue                            (51,739)             (10,819)         (96,436)
             Premiums earned (net of ceded premiums
                of $147,249, $119,879 and $92,802)                       446,353              442,796          424,550
         Net investment income                                           393,985              359,456          331,802
         Advisory fees                                                    28,284               27,486           26,130
-----------------------------------------------------------------------------------------------------------------------
             Total insurance revenues                                    868,622              829,738          782,482
     Expenses:
         Losses and loss adjustment                                       51,291              198,454           34,683
         Policy acquisition costs, net                                    35,976               36,700           34,613
         Operating                                                        83,066               80,082           70,330
-----------------------------------------------------------------------------------------------------------------------
             Total insurance expenses                                    170,333              315,236          139,626
-----------------------------------------------------------------------------------------------------------------------
     Insurance income                                                    698,289              514,502          642,856
-----------------------------------------------------------------------------------------------------------------------
INVESTMENT MANAGEMENT SERVICES
     Revenues                                                            118,859               86,600           65,032
     Expenses                                                             62,535               45,920           36,012
-----------------------------------------------------------------------------------------------------------------------
     Investment management services income                                56,324               40,680           29,020
-----------------------------------------------------------------------------------------------------------------------
MUNICIPAL SERVICES
     Revenues                                                             37,089               22,923           29,392
     Expenses                                                             36,479               35,372           40,682
-----------------------------------------------------------------------------------------------------------------------
     Municipal services income (loss)                                        610              (12,449)         (11,290)
-----------------------------------------------------------------------------------------------------------------------
CORPORATE
     Net realized gains                                                   32,884               25,160           34,976
     Interest expense                                                     53,756               53,935           44,620
     Other expenses                                                       19,494               21,052           10,701
     One-time charges                                                         --              105,023           75,203
-----------------------------------------------------------------------------------------------------------------------
     Corporate loss                                                      (40,366)            (154,850)         (95,548)
Income before income taxes                                               714,857              387,883          565,038
-----------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                               186,220               67,353          132,310
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $528,637             $320,530         $432,728
-----------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
      BASIC                                                                $5.37                $3.22            $4.37
      DILUTED                                                              $5.33                $3.19            $4.32
-----------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding:
      Basic                                                           98,476,442           99,590,870       98,978,641
      Diluted                                                         99,112,629          100,402,339      100,163,014
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (45)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
MBIA Inc. and Subsidiaries

                                                          For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------------------------------------------------
                                                                                                              Accumulated
                                                       Common Stock          Additional                             Other
                                                   ---------------------        Paid-in        Retained     Comprehensive
In thousands except per share amounts              Shares         Amount        Capital        Earnings     Income (Loss)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                           98,754        $98,754     $1,133,950      $1,901,608          $236,095
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         432,728                --
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                         --             --             --              --            48,042
    Change in foreign currency translation             --             --             --              --             4,778

    Other comprehensive income

Total comprehensive income

Treasury shares acquired                               --             --            830              --                --
Unallocated ESOP shares                                --             --             --              --                --
Unearned compensation - restricted stock               71             71          4,449              --                --
Exercise of stock options                             745            745         29,963              --                --
Dividends (declared per common share
 $0.790, paid per common share $0.785)                 --             --             --         (88,115)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                         99,570         99,570      1,169,192       2,246,221           288,915
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
    Net income                                         --             --             --         320,530                --
    Other comprehensive income (loss):
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $270,330                          --             --             --              --          (502,996)
    Change in foreign currency translation             --             --             --              --           (10,430)

    Other comprehensive loss

Total comprehensive loss

Treasury shares acquired                               --             --             --              --                --
Unallocated ESOP shares                                --             --            391              --                --
Unearned compensation - restricted stock               99             99          4,883              --                --
Stock issued for acquisition                           38             38          2,392              --                --
Exercise of stock options                             366            366         14,250              --                --
Dividends (declared per common share
 $0.805, paid per common share $0.800)                 --             --             --         (80,273)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                        100,073        100,073      1,191,108       2,486,478          (224,511)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                         --             --             --         528,637                --
    Other comprehensive income (loss):
    Change in unrealized depreciation of
     investments net of change in deferred
     income taxes of $(170,061)                        --             --             --              --           316,010
    Change in foreign currency translation             --             --             --              --            (5,792)

    Other comprehensive loss

Total comprehensive loss

Treasury shares acquired                               --             --             --              --                --
Unallocated ESOP shares                                --             --            (43)             --                --
Unearned compensation - restricted stock               76             76          5,463              --                --
Exercise of stock options                             624            624         23,059              --                --
Dividends (declared and paid per common
 share $0.820)                                         --             --             --         (80,507)               --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                        100,773       $100,773     $1,219,587      $2,934,608         $  85,707
--------------------------------------------------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Con't)

                                                            For the years ended December 31, 2000, 1999 and 1998
---------------------------------------------------------------------------------------------------------------------------------
                                                                    Unearned
                                               Unallocated      Compensation               Treasury Stock                  Total
                                                      ESOP       -Restricted            ---------------------      Shareholders'
In thousands except per share amounts               Shares             Stock            Shares         Amount             Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                           $(4,083)         $ (4,812)               --             --         $3,361,512
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                          --                --                --             --            432,728
    Other comprehensive income:
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(25,384)                          --                --                --             --             48,042
    Change in foreign currency translation              --                --                --             --              4,778
                                                                                                                     ------------
    Other comprehensive income                                                                                            52,820
                                                                                                                     ------------
Total comprehensive income                                                                                               485,548
                                                                                                                     ------------
Treasury shares acquired                                --                --               (22)          (830)                --
Unallocated ESOP shares                                 39                --                --             --                 39
Unearned compensation - restricted stock                --            (1,995)               --             --              2,525
Exercise of stock options                               --                --                --             --             30,708
Dividends (declared per common share
 $0.790, paid per common share $0.785)                  --                --                --             --            (88,115)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                          (4,044)           (6,807)              (22)          (830)         3,792,217
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
    Net income                                          --                --                --             --            320,530
    Other comprehensive income (loss):
    Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $270,330                           --                --                --             --           (502,996)
    Change in foreign currency translation              --                --                --             --            (10,430)
                                                                                                                     ------------
    Other comprehensive loss                                                                                            (513,426)
                                                                                                                     ------------
Total comprehensive loss                                                                                                (192,896)
                                                                                                                     ------------
Treasury shares acquired                                --                --              (500)       (24,698)           (24,698)
Unallocated ESOP shares                               (319)               --                13            462                534
Unearned compensation - restricted stock                --            (3,179)              (12)          (632)             1,171
Stock issued for acquisition                            --                --                --             --              2,430
Exercise of stock options                               --                --                --             --             14,616
Dividends (declared per common share
 $0.805, paid per common share $0.800)                  --                --                --             --            (80,273)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                          (4,363)          (9,986)              (521)       (25,698)         3,513,101
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
    Net income                                          --                --                --             --            528,637
    Other comprehensive income (loss):
    Change in unrealized depreciation of
     investments net of change in deferred
     income taxes of $(170,061)                         --                --                --             --            316,010
    Change in foreign currency translation              --                --                --             --             (5,792)
                                                                                                                     ------------
    Other comprehensive loss                                                                                             310,218
                                                                                                                     ------------
Total comprehensive loss                                                                                                 838,855
                                                                                                                     ------------
Treasury shares acquired                                --                --            (1,680)       (77,717)           (77,955)
Unallocated ESOP shares                              1,413                --                --             --              1,370
Unearned compensation - restricted stock                --              (673)               (8)          (238)             4,866
Exercise of stock options                               --                --                --             --             23,683
Dividends (declared and paid per common
 share $0.820)                                          --                --                --             --            (80,507)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                         $(2,950)         $(10,659)           (2,209)     $(103,653)        $4,223,413
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

DISCLOSURE OF RECLASSIFICATION AMOUNT:                          1998           1999           2000
---------------------------------------------------------------------------------------------------
Unrealized appreciation (depreciation) of investments
  arising during the period, net of taxes                    $78,142      $(448,686)      $317,092
Reclassification of adjustment, net of taxes                 (30,100)       (54,310)        (1,082)
---------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation), net of taxes     $48,042      $(502,996)      $316,010
---------------------------------------------------------------------------------------------------

                                      (46)

CONSOLIDATED STATEMENTS OF CASH FLOWS
MBIA Inc. and Subsidiaries


                                                                                     Years ended December 31
                                                                     --------------------------------------------------
Dollars in thousands                                                        2000               1999                1998
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                          $528,637           $320,530            $432,728
    Adjustments to reconcile net income to net cash provided
         by operating activities:
         Increase in accrued investment income                           (16,699)            (8,354)             (5,900)
         Increase in deferred acquisition costs                          (22,433)           (21,837)            (13,920)
         Increase in prepaid reinsurance premiums                        (39,412)           (50,511)            (63,191)
         Increase in deferred premium revenue                             91,151             61,329             159,627
         Increase in loss and loss adjustment expense reserves, net       31,405            166,346             167,053
         Depreciation                                                     11,557             11,368               8,174
         Amortization of goodwill                                          6,701              6,983               9,051
         Amortization of bond discount, net                              (31,379)           (25,338)            (22,699)
         Net realized gains on sale of investments                       (32,884)           (25,160)            (34,976)
         Deferred income tax provision (benefit)                          49,575            (40,505)             19,943
         Other, net                                                       64,124             48,400              26,155
-----------------------------------------------------------------------------------------------------------------------
         Total adjustments to net income                                 111,706            122,721             249,317
-----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                       640,343            443,251             682,045
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed-maturity securities, net
         of payable for investments purchased                         (7,417,426)        (6,778,179)         (2,479,245)
    Sale of fixed-maturity securities, net of
         receivable for investments sold                               6,543,563          6,144,650           1,102,460
    Redemption of fixed-maturity securities, net of
         receivable for investments redeemed                             282,540            288,710             745,515
    (Purchase) sale of short-term investments                            (93,552)           113,896             (97,177)
    Purchase of other investments                                        (24,697)           (84,018)            (51,769)
    Sale of other investments                                             43,235             33,402               1,785
    Purchases for municipal investment agreement
         portfolio, net of payable for investments purchased          (5,418,222)        (2,672,918)         (2,456,265)
    Sales from municipal investment agreement
         portfolio, net of receivable for investments sold             5,002,639          1,650,111           2,218,342
    Capital expenditures, net of disposals                               (16,363)           (58,650)            (22,909)
    Other, net                                                             8,297             11,146              (8,098)
-----------------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                        (1,089,986)        (1,351,850)         (1,047,361)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds (repayment) from issuance (retirement)
         of long-term debt                                               192,363             (3,750)            197,113
    Net (repayment) proceeds from (retirement) issuance
         of short-term debt                                              (24,500)            65,001             (20,000)
    Dividends paid                                                       (80,708)           (79,764)            (85,667)
    Purchase of treasury stock                                           (77,955)           (24,698)                 --
    Proceeds from issuance of municipal investment
         and repurchase agreements                                     2,674,379          2,787,906           2,352,908
    Payments for drawdowns of municipal investment
         and repurchase agreements                                    (2,404,637)        (1,770,418)         (2,017,056)
    Securities loaned or sold under agreements
         to repurchase, net                                              147,421             (7,492)            (98,229)
    Exercise of stock options                                             23,683             14,616              30,708
-----------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                       450,046            981,401             359,777
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                         403             72,802              (5,539)
Cash and cash equivalents - beginning of year                             93,559             20,757              26,296
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                  $93,962            $93,559             $20,757
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Income taxes paid                                                    $96,395           $136,877            $108,297
    Interest paid:
         Municipal investment and repurchase agreements                 $265,988           $210,495            $202,502
         Long-term debt                                                   53,234             53,466              39,499
         Short-term debt                                                      --                 --               1,057
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                      (47)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 1: BUSINESS AND ORGANIZATION
---------------------------------
MBIA Inc. (MBIA or the company) was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance
Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies. The company operates its insurance business primarily through its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.).

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

     In 1990, the company formed MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 and, pursuant to a reinsurance agreement with MBIA Corp., a portion of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

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

     In 1994, the company formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for the company and its affiliates and third party institutional clients.

     In 1996,  MBIA-MISC  acquired  American Money Management  Associates,  Inc.
(AMMA), which provides investment and treasury management consulting services for municipal and quasi-public-sector clients. In May 2000, MBIA-MISC merged with AMMA and combined the investment expertise into a consolidated investment management business.

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

     On February 17, 1998, MBIA consummated a merger with CapMAC Holdings Inc. (CapMAC). CapMAC operated its insurance business primarily through its wholly owned subsidiary, Capital Markets Assurance Corporation (CMAC). On July 31, 1998, MBIA completed a merger of its investment management business with 1838 Investment Advisors, Inc. (1838). Effective December 31, 2000, 1838 was converted into a limited liability corporation. See Note 3 for details on these two mergers.

     In June 1998, MBIA Asset Management Corporation (MBIA-AMC) was formed as a wholly owned subsidiary of the company to consolidate the resources and capabilities of the company's investment management services. In July 1998, the company contributed the common stock of MBIA-MISC, IMC, CMC and 1838 to MBIA-AMC. Effective December 31, 2000, MBIA-AMC was converted into a limited liability corporation.

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

CONSOLIDATION > The consolidated financial statements include the accounts of the company, its significant subsidiaries and entities under its control. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS > The company's entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholders' equity.

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

CASH AND CASH EQUIVALENTS > Cash and cash equivalents include cash on hand and demand deposits with banks.

                                      (48)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


SECURITIES BORROWED OR PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES LOANED OR SOLD UNDER AGREEMENTS TO REPURCHASE > Securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is the company's policy to take possession of securities borrowed or purchased under agreements to resell. These contracts are primarily entered into to obtain securities that are repledged as part of MBIA's collateralized municipal investment and repurchase agreement activity and are only transacted with high-quality dealer firms.

     The company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the company when deemed necessary.

POLICY ACQUISITION COSTS > Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

PREMIUM REVENUE RECOGNITION > Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period--generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to the company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

ADVISORY FEE REVENUE RECOGNITION > The company collects advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given insured transaction. In addition, the company earns advisory fees in connection with its administration of certain third-party-owned conduits. Most fees are deferred and earned pro-rata over the life of the underlying transactions. Certain fees, however, are earned in the quarter they are collected and include administrative fees for transactions where the fee is collected on a periodic installment basis and fees for transactions which terminate prior to the expected maturity date.

GOODWILL > Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of all other subsidiaries is amortized by the straight-line method over 15 years.

PROPERTY AND EQUIPMENT > Property and equipment consist of the company's headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated using the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expense as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES > Loss and loss adjustment expenses (LAE) reserves are established in an amount equal to the company's estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries under salvage and subrogation rights, based on a discounted rate of 6.12%. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of issuer defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of the company periodically reevaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

     In 2000 and 1999 the company reviewed its loss reserving methodology. The reviews included an analysis of loss reserve factors based on the latest available industry data. They included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of our book of business. The 1999 review resulted in an increase in the company's current loss reserving factors.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS > Municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet at the time such agreements are executed. The liabilities for municipal investment and repurchase agreements are carried at the face value of the agreement plus accrued interest, whereas the related assets are recorded at fair value. Investment management services revenues include investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

DERIVATIVES > The company's policies with respect to the use of derivative financial instruments include limitations with respect to the amount, type and concentration of such instruments. The company uses interest rate swaps and foreign currency swaps for hedging purposes as part of its overall risk management strategy. Currently, gains and losses on the derivative financial instruments that qualify as accounting hedges of existing assets and liabilities are included with the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income or expense. When a hedged asset is sold or liability extinguished, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on derivative financial instruments that do not qualify as accounting hedges are recognized in income when realized.

                                      (49)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

     Effective January 1, 2001 the company will adopt Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." See footnote 4 for an explanation of the impact the adoption of this statement will have on the company's financial statements.

INVESTMENT MANAGEMENT SERVICES OPERATIONS > Investment management services results are comprised of the net investment income, operating revenues and expenses of MBIA-MISC, IMC, CMC and 1838.

MUNICIPAL SERVICES OPERATIONS > Municipal services results are comprised of the net investment income, operating revenues and expenses of MTB, MRC and Capital Asset, and for 1999 and 1998 only, MuniFinancial.

CORPORATE > Corporate consists of net realized gains, interest expenses, general corporate overhead expenses and one-time charges.

INCOME TAXES > Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and the contingency reserve.

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

FOREIGN CURRENCY TRANSLATION > Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholders' equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

NET INCOME PER COMMON SHARE > Basic earnings per share are based on the weighted average number of common shares outstanding during the year, whereas diluted earnings per share also gives effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares include stock options and other items that could potentially result in the issuance of common stock.


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

     The mergers constituted tax-free reorganizations and have been accounted for as "pooling of interests" under Accounting Principles Board (APB) Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of CapMAC and 1838 as though they had always been a part of MBIA Inc.

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


NOTE 4: RECENT ACCOUNTING PRONOUNCEMENT
---------------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for the company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the use and type of the hedge.

     The company has entered into derivative transactions that do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The Insurance segment, which represents the majority of the company's derivative exposure and mark-to-market as of January 1, 2001, has insured derivatives primarily consisting of credit default swaps. The Investment Management Services segment has entered into primarily forward delivery agreements, interest rate and credit default swaps. The Corporate segment has entered into derivatives to hedge foreign exchange and interest rate risks related to the issuance of certain MBIA long-term debt issues.

     Adoption of SFAS 133 on January 1, 2001 will result in cumulative after-tax reductions in net income of approximately $12 million and other comprehensive income of approximately $4 million. In addition, the company will increase its assets by approximately $50 million and liabilities by approximately $66 million on an after-tax basis.


NOTE 5: ASSET IMPAIRMENT
------------------------
Early in 1999, the company concluded that its investment in Capital Asset was not consistent with its strategic objectives, and took steps to restructure it for divestiture. The company was unsuccessful in its attempts to sell Capital Asset and in the second quarter of 1999, the company ceased these efforts and decided to limit the activities of Capital Asset primarily to the servicing of the portfolios then being serviced by Capital Asset. In the second quarter of 1999, the company completed a valuation of Capital Asset's tax lien portfolio, and as a result the company determined that it was necessary to write down its investment in Capital Asset by $102 million. A one-time charge for that amount was recorded in the consolidated statement of income during the second quarter of 1999.

                                      (50)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 6: SECURITIZATION OF FINANCIAL ASSETS
------------------------------------------
In September 1999, Capital Asset sold substantially all of its remaining tax lien portfolio through a securitization. This securitization was the third in a series of such securitizations. Proceeds from this transaction were used to extinguish an existing warehouse financing facility that had been guaranteed by the company. The notes issued in connection with the securitizations have been insured by MBIA Corp. In connection therewith, the company recorded a servicing liability which represents the fair value of such liability based upon the present value of projected servicing costs in excess of servicing revenues, discounted at 11%. The servicing liability will be amortized in proportion to and over the period of the estimated net servicing loss, and accordingly, $776 thousand was amortized during the year ended December 31, 2000. The balance of the servicing liability as of December 31, 2000 is $10.9 million. During the fourth quarter of 1999, a specialty servicing concern was engaged to oversee the management of Capital Asset, whose activities now primarily consist of the administering and servicing of the securitizations and other delinquent tax liens and related assets.


NOTE 7: STATUTORY ACCOUNTING PRACTICES
--------------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

* upfront premiums are earned only when the related risk has expired rather than over the period of the risk;
* acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;
* a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the company's reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;
* federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;
* fixed-maturity securities are reported at amortized cost rather than fair value;
* tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and
* certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

     Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2000, 1999 and 1998 was $543.9 million, $521.8 million and $509.9 million, respectively.

     The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                    As of December 31
--------------------------------------------------------------------------------
In thousands                                  2000                     1999
--------------------------------------------------------------------------------
Company's GAAP
shareholders' equity                    $4,223,413               $3,513,101
Contributions to MBIA Corp.                534,776                  508,719
Premium revenue recognition               (535,920)                (491,766)
Deferral of acquisition costs             (274,355)                (251,922)
Unrealized (gains) losses                 (163,331)                 322,739
Contingency reserve                     (2,123,403)              (1,738,730)
Loss and LAE reserves                      258,706                  232,004
Deferred income taxes                      266,593                   44,917
Tax and loss bonds                         202,195                  219,195
Goodwill                                   (81,196)                 (86,075)
Other                                       74,191                  141,185
--------------------------------------------------------------------------------
Statutory capital and surplus           $2,381,669               $2,413,367
--------------------------------------------------------------------------------

     In 1998, The National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manuals as the NAIC's primary guidance on statutory accounting effective as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas; e.g. deferred income taxes are recorded.

     The New York State Insurance Department has adopted the Codification guidance, effective January 1, 2001. The New York State Insurance Department has not adopted the Codification rules on certain accounting issues, e.g. deferred taxes and goodwill. The effect of adoption on MBIA Corp's statutory surplus is expected to be immaterial to MBIA Corp.


NOTE 8: PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
------------------------------------------------------
Premiums earned include $34.0 million, $64.2 million and $68.4 million for 2000, 1999 and 1998, respectively, related to refunded and called bonds.


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

                                      (51)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

The  following  tables  set  forth  the  amortized  cost and  fair  value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of the company, as of December 31, 2000 and 1999.

                                                Gross       Gross
                               Amortized   Unrealized  Unrealized          Fair
In thousands                        Cost        Gains      Losses         Value
-------------------------------------------------------------------------------
December 31, 2000
Taxable bonds:
 United States
  Treasury and
  government agency          $   678,619     $ 35,292   $  (1,657)  $   712,254
 Corporate and
  other obligations            5,546,960       73,564     (68,706)    5,551,818
 Mortgage-backed               1,956,200       26,857      (4,396)    1,978,661
Tax-exempt bonds:
 State and municipal
  obligations                  3,754,976      127,916     (12,286)    3,870,606
--------------------------------------------------------------------------------
Total                        $11,936,755     $263,629   $ (87,045)  $12,113,339
--------------------------------------------------------------------------------

                                                Gross       Gross
                               Amortized   Unrealized  Unrealized          Fair
In thousands                        Cost        Gains      Losses         Value
-------------------------------------------------------------------------------
December 31, 1999
Taxable bonds:
 United States
  Treasury and
  government agency          $   559,204     $  8,679   $ (13,056)  $   554,827
 Corporate and
  other obligations            5,000,814        6,843    (171,015)    4,836,642
 Mortgage-backed               1,662,636        4,441     (28,079)    1,638,998
Tax-exempt bonds:
 State and municipal
  obligations                  3,641,794       50,334    (175,043)    3,517,085
--------------------------------------------------------------------------------
Total                        $10,864,448     $ 70,297   $(387,193)  $10,547,552
--------------------------------------------------------------------------------


     Fixed-maturity investments carried at fair value of $11.7 million and $11.6 million as of December 31, 2000 and 1999, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     A portion of the obligations under municipal investment and repurchase agreements require the company to pledge securities as collateral. As of December 31, 2000 and 1999, the fair value of securities pledged as collateral with respect to these obligations approximated $2.3 billion and $1.9 billion, respectively.

     The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 2000. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                             Amortized                      Fair
In thousands                                      Cost                     Value
--------------------------------------------------------------------------------
Within 1 year                              $   588,128               $   588,128
Beyond 1 yr but within 5 yrs                 2,623,722                 2,642,267
Beyond 5 yrs but within 10 yrs               1,630,315                 1,643,653
Beyond 10 yrs but within 15 yrs              1,432,345                 1,483,471
Beyond 15 yrs but within 20 yrs              1,544,195                 1,598,390
Beyond 20 yrs                                2,161,850                 2,178,769
--------------------------------------------------------------------------------
                                             9,980,555                10,134,678
Mortgage-backed                              1,956,200                 1,978,661
--------------------------------------------------------------------------------
Total fixed-maturities and
 short-term investments                    $11,936,755               $12,113,339
--------------------------------------------------------------------------------


NOTE 10: INVESTMENT INCOME AND GAINS AND LOSSES
-----------------------------------------------
Investment income consists of:

                                                 Years ended December 31
                                      ------------------------------------------
In thousands                             2000             1999             1998
--------------------------------------------------------------------------------
Fixed-maturities                     $389,159         $358,127         $331,857
Short-term investments                 10,473            7,672            5,692
Other investments                       1,122               24               16
--------------------------------------------------------------------------------
 Gross investment income              400,754          365,823          337,565
Investment expenses                     6,769            6,367            5,763
--------------------------------------------------------------------------------
 Net investment income                393,985          359,456          331,802
--------------------------------------------------------------------------------
Net realized gains (losses):
 Fixed-maturities
  Gains                                58,349           62,300           50,438
  Losses                              (34,166)         (28,360)          (7,197)
--------------------------------------------------------------------------------
  Net                                  24,183           33,940           43,241
--------------------------------------------------------------------------------
 Other investments
  Gains                                12,110            2,270              901
  Losses                               (3,409)         (11,050)          (9,166)
--------------------------------------------------------------------------------
  Net                                   8,701           (8,780)          (8,265)
--------------------------------------------------------------------------------
Total net realized gains               32,884           25,160           34,976
--------------------------------------------------------------------------------
Total investment income              $426,869         $384,616         $366,778
--------------------------------------------------------------------------------


                   Net unrealized gains (losses) consist of:

                                                        As of December 31
                                                --------------------------------
In thousands                                              2000             1999
--------------------------------------------------------------------------------
Fixed-maturities:
 Gains                                                $263,629        $  70,297
 Losses                                                (87,045)        (387,193)
--------------------------------------------------------------------------------
 Net                                                   176,584         (316,896)
--------------------------------------------------------------------------------
Other investments:
 Gains                                                     279              828
 Losses                                                (13,531)          (6,671)
--------------------------------------------------------------------------------
 Net                                                   (13,252)          (5,843)
--------------------------------------------------------------------------------
Total                                                  163,332         (322,739)
Deferred income tax (benefit)                           57,141         (112,920)
--------------------------------------------------------------------------------
Unrealized gains (losses), net                        $106,191        $(209,819)
--------------------------------------------------------------------------------


     The deferred income tax (benefit) relates primarily to unrealized gains and losses on the company's fixed-maturity investments, which are reflected in shareholders' equity.

            The change in net unrealized gains (losses) consists of:

                                            Years ended December 31
                                 -----------------------------------------------
In thousands                             2000             1999             1998
--------------------------------------------------------------------------------
Fixed-maturities                     $493,480        $(772,041)         $80,903
Other investments                      (7,409)          (1,285)          (7,477)
--------------------------------------------------------------------------------
Total                                 486,071         (773,326)          73,426
Deferred income tax
 (benefit)                            170,061         (270,330)          25,384
--------------------------------------------------------------------------------
Unrealized gains
 (losses), net                       $316,010        $(502,996)         $48,042
--------------------------------------------------------------------------------


NOTE 11: INCOME TAXES
---------------------
The company files a consolidated tax return that includes all of its U.S. subsidiaries. The provision for income taxes is composed of:

                                               Years ended December 31
--------------------------------------------------------------------------------
In thousands                             2000             1999             1998
--------------------------------------------------------------------------------
Current                              $136,645         $107,858         $112,367
Deferred                               49,575          (40,505)          19,943
--------------------------------------------------------------------------------
Total                                $186,220         $ 67,353         $132,310
--------------------------------------------------------------------------------

                                      (52)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the company's lower effective tax rates are as follows:

                                               Years ended December 31
                                    --------------------------------------------
                                    2000               1999               1998
--------------------------------------------------------------------------------
Income taxes computed
 on pre-tax financial
 income at statutory rates          35.0%              35.0%              35.0%
Increase (reduction) in
 taxes resulting from:
 Tax-exempt interest                (8.6)             (16.1)             (10.8)
 Amortization of goodwill            0.3                0.5                0.4
 Other                              (0.6)              (2.0)              (1.2)
--------------------------------------------------------------------------------
Provision for income taxes          26.1%              17.4%              23.4%
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

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000 and 1999 are presented below:


In thousands                                          2000               1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Tax and loss bonds                               $199,607           $206,999
 Unrealized losses                                      --            112,920
 Alternative minimum
  tax credit carryforward                           11,381             65,404
 Loss and loss adjustment
  expense reserves                                  88,396             79,051
 Other                                              66,611             64,456
--------------------------------------------------------------------------------
Total gross deferred
  tax assets                                       365,995            528,830
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Contingency reserve                               317,631            330,125
 Deferred premium revenue                          113,524            110,785
 Deferred acquisition costs                         96,024             88,173
 Unrealized gains                                   57,141                 --
 Contingent commissions                                620                408
 Other                                              33,518             32,144
--------------------------------------------------------------------------------
Total gross deferred
 tax liabilities                                   618,458            561,635
--------------------------------------------------------------------------------
Net deferred tax liability                        $252,463           $ 32,805
--------------------------------------------------------------------------------


     The  company  believes  that  a  valuation   allowance  is  unnecessary  in
connection with the deferred tax assets.


NOTE 12: NET INCOME PER COMMON SHARE
------------------------------------
The following table provides a reconciliation of the denominator of the basic earnings per share (EPS) computation to the denominator of the diluted EPS computation:

                                             Years ended December 31
                                ------------------------------------------------
                                    2000               1999               1998
--------------------------------------------------------------------------------
Net income (in thousands)       $528,637           $320,530           $432,728
Basic weighted
 average shares               98,476,442         99,590,870         98,978,641
Stock options                    543,437            674,295          1,042,537
Unallocated ESOP shares           92,750            137,174            141,836
--------------------------------------------------------------------------------
Diluted weighted
 average shares               99,112,629        100,402,339        100,163,014
--------------------------------------------------------------------------------
Basic EPS                          $5.37              $3.22              $4.37
Diluted EPS                        $5.33              $3.19              $4.32
--------------------------------------------------------------------------------


     Options to purchase 3,329,028, 2,603,897 and 621,244 shares of common stock during 2000, 1999 and 1998, respectively, were not included in the computation of diluted EPS because the options exercise price was greater than the average market price of common shares during the respective years.


NOTE 13: BUSINESS SEGMENTS
--------------------------
MBIA Inc., through its subsidiaries, is a leading provider of financial guarantee and specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public- and private-sector clients, domestically and internationally. MBIA Inc. has three principal businesses: financial guarantee, investment management services and municipal services. Each of these is a business segment, with its respective financial performance detailed in this report.
     The financial guarantee business provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.
     The investment management services business provides an array of products and services to the public and not-for-profit sectors. These include local government investment pools, investment agreements, and discretionary and non-discretionary portfolio management services.
     The municipal services business provides revenue enhancement services and products to public-sector clients nationwide. During 1999, the company completed its reorganization of the operations of two subsidiaries, Municipal Tax Bureau
(MTB) and Municipal Resource Consultants (MRC). With this reorganization complete, this business, operating as MBIA MuniServices, is now focused on delivering revenue enhancement services, consisting of discovery, audit, collections/recovery, enforcement and information (data) services.
     Business segment results are presented gross of intersegment transactions, which are not material to each segment. The following provides each business segment's revenues, operating income, income (loss) and assets:

                                      (53)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

                                       Year ended December 31, 2000
                             ---------------------------------------------------
                                          INVESTMENT
                             FINANCIAL    MANAGEMENT    MUNICIPAL
In thousands                 GUARANTEE      SERVICES     SERVICES         TOTAL
--------------------------------------------------------------------------------
Operating revenues          $  868,622    $  118,859     $ 37,089   $ 1,024,570
Expenses                      (170,333)      (62,535)     (36,479)     (269,347)
--------------------------------------------------------------------------------
Income from segments        $  698,289    $   56,324     $    610   $   755,223
--------------------------------------------------------------------------------
Corporate loss                                                          (40,366)
--------------------------------------------------------------------------------
Pre-tax income                                                      $   714,857
--------------------------------------------------------------------------------
Segment assets              $8,067,874    $5,768,793     $ 57,671   $13,894,338
================================================================================

                                       Year ended December 31, 1999
                             ---------------------------------------------------
                                          Investment
                             Financial    Management    Municipal
In thousands                 Guarantee      Services     Services         Total
--------------------------------------------------------------------------------
Operating revenues          $  829,738    $   86,600     $ 22,923   $   939,261
Expenses                      (315,236)      (45,920)     (35,372)     (396,528)
--------------------------------------------------------------------------------
Income (loss) from segments $  514,502    $   40,680     $(12,449)  $   542,733
--------------------------------------------------------------------------------
Corporate loss                                                         (154,850)
--------------------------------------------------------------------------------
Pre-tax income                                                      $   387,883
--------------------------------------------------------------------------------
Segment assets              $7,108,122    $5,073,269     $ 82,508   $12,263,899
================================================================================

                                       Year ended December 31, 1998
                             ---------------------------------------------------
                                          Investment
                             Financial    Management    Municipal
In thousands                 Guarantee      Services     Services         Total
--------------------------------------------------------------------------------
Operating revenues          $  782,482    $   65,032     $ 29,392   $   876,906
Expenses                      (139,626)      (36,012)     (40,682)     (216,320)
--------------------------------------------------------------------------------
Income (loss) from segments $  642,856    $   29,020     $(11,290)  $   660,586
--------------------------------------------------------------------------------
Corporate loss                                                          (95,548)
--------------------------------------------------------------------------------
Pre-tax income                                                      $   565,038
--------------------------------------------------------------------------------
Segment assets              $7,163,316    $4,497,333     $165,806   $11,826,455
================================================================================


     For 2000, 1999 and 1998 domestic premiums earned were $377 million, $391 million and $387 million, respectively. For 2000, 1999 and 1998 international premiums earned were $69 million, $52 million and $38 million, respectively.


NOTE 14: DIVIDENDS AND CAPITAL REQUIREMENTS
-------------------------------------------
Under New York state insurance law, MBIA Corp. may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory basis financial statements or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Corp. had in excess of $40 million available for the payment of dividends to the company as of December 31, 2000. During 2000 and 1999, MBIA Corp. declared and paid dividends of $197 million and $180 million to the company.

     The insurance departments of New York State, certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2000.


NOTE 15: STOCK REPURCHASE PLAN
------------------------------
In the third quarter of 1999, the company began acquiring shares of its common stock in connection with its stock repurchase plan announced in August 1999. The plan authorizes the company to repurchase up to 7.5 million outstanding common shares. During 2000 and 1999, the company purchased 1.7 million and 0.5 million shares of common stock at an aggregate cost of $77.7 million and $24.7 million, respectively. The company will only repurchase shares under this program when it is economically attractive and within the constraints of the company's Triple-A claims-paying ratings.


NOTE 16: LONG-TERM DEBT AND LINES OF CREDIT
-------------------------------------------
Long-term debt consists of:

                                                        As of December 31
                                                --------------------------------
In thousands                                      2000                    1999
--------------------------------------------------------------------------------
7.520% Notes due 2001-2002                    $  7,500                $ 11,250
9.000% Notes due 2001                          100,000                 100,000
6.880% Notes due 2008*                           7,550                   7,550
7.560% Notes due 2010                          108,648                      --
9.375% Notes due 2011                          100,000                 100,000
8.200% Debentures due 2022**                   100,000                 100,000
7.000% Debentures due 2025                      75,000                  75,000
7.150% Debentures due 2027                     100,000                 100,000
6.625% Debentures due 2028                     150,000                 150,000
6.950% Notes due 2038***                        50,000                  50,000
8.000% Notes due 2040****                      100,000                      --
--------------------------------------------------------------------------------
                                               898,698                 693,800
Less current portion                           103,750                   3,750
Less unamortized discount                          760                     846
Plus unamortized premium                           914                      --
--------------------------------------------------------------------------------
Total                                         $795,102                $689,204
--------------------------------------------------------------------------------
* Callable 3/2000 @ 100.00                       *** Callable 11/2003 @ 100.00
** Callable 10/2002 @ 103.99                     **** Callable 12/2005 @100.00

     The company's long-term debt is subject to certain covenants, none of which significantly restrict the company's operating activities or dividend-paying ability.

                                      (54)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     In December 2000, MBIA issued unsecured bonds denominated in Swiss Francs. The principal amount of 175 million Swiss Francs is due June 15, 2010 and accrues interest at a rate of 4.50%, which is paid annually. These bonds are not redeemable prior to maturity, except in the event of certain changes involving taxation in the United States or the imposition of certain certification, identification or reporting requirements.

     Simultaneous with the issuance of this debt, MBIA entered into a swap transaction which effectively converted MBIA's net interest expense to a U.S. dollar liability with a rate of 7.56%, which requires the payment of proceeds at maturity of approximately $99.3 million in exchange for 175 million Swiss Francs and interest thereon.

     In December 2000, MBIA also issued $100 million of 40-year debentures with a coupon rate of 8.00% which is callable at MBIA's option after the fifth year. The proceeds of both debt offerings in 2000 will be used for general corporate purposes and for the repayment of MBIA's $100 million 9.00% notes maturing February 15, 2001.

     Aggregate maturities of long-term obligations for each of the next five years commencing in 2001 are:


                                 Years ended December 31
              ------------------------------------------------------------------
                                                             After
In thousands       2001       2002      2003     2004         2005         Total
--------------------------------------------------------------------------------
               $103,750     $3,750        --       --     $791,198      $898,698
--------------------------------------------------------------------------------


     MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from October 27, 2000 in excess of the greater of $900 million or 5.60% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2007, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains stop-loss reinsurance coverage of $175 million in excess of incurred losses of $762 million.

     The company and MBIA Corp. maintain bank liquidity facilities totaling $650 million. As of December 31, 2000, there were no borrowings outstanding under these agreements.

     From time to time TRS will access the capital markets for short-term asset-backed financings through a A1/P1-rated commercial paper conduit under conditions that the rating agencies agree will have no adverse impact on the rating of such conduit. Proceeds are invested under various client programs, which provide opportunities for MBIA Corp. to issue financial guarantee policies.

     The company has outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event the liquidation of such assets at below cost is required.


NOTE 17: OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------
Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed-upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 2000, the annual interest rates on these agreements ranged from 2.5% to 8.08%.

     Principal payments due under these investment agreements in each of the next five years ending December 31 and thereafter, based upon expected withdrawal dates, are as follows:


In thousands                                                  Principal Amount
--------------------------------------------------------------------------------
Expected withdrawal date:
2001                                                                $1,932,918
2002                                                                   948,024
2003                                                                   391,199
2004                                                                    86,869
2005                                                                    26,893
Thereafter                                                           1,352,377
--------------------------------------------------------------------------------
Total                                                               $4,738,280
--------------------------------------------------------------------------------

     IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed-upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $25 million at December 31, 2000.


NOTE 18: NET INSURANCE IN FORCE
-------------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth in the tables that follow.

     The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each issuer is evaluated prior to the issuance of insurance, and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     Under certain structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under the insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets.

     As of December 31, 2000, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-49 years diversified among 35,154 outstanding policies. The distribution of net insurance in force by geographic location, excluding $5.4 billion and $4.5 billion relating to investment management transactions guaranteed by MBIA Corp. in 2000 and 1999, respectively, is set forth in the following table:

                                      (55)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

                                           As of December 31
                         -------------------------------------------------------
                                   2000                          1999
--------------------------------------------------------------------------------
                               NET      % OF NET            Net        % of Net
$ in billions            INSURANCE     INSURANCE      Insurance       Insurance
Geographic Location       IN FORCE      IN FORCE       In Force        In Force
--------------------------------------------------------------------------------
Domestic:
 California                 $ 80.0          11.8%        $ 76.6            12.0%
 New York                     71.1          10.4           71.3            11.2
 Florida                      35.7           5.3           36.3             5.7
 Texas                        26.7           3.9           26.6             4.2
 New Jersey                   26.0           3.8           24.4             3.8
 Pennsylvania                 24.5           3.6           25.8             4.1
 Illinois                     22.6           3.3           22.1             3.5
 Massachusetts                20.5           3.0           19.2             3.0
 Michigan                     14.8           2.2           15.0             2.4
 Ohio                         13.5           2.0           13.1             2.1
  Subtotal                   335.4          49.3          330.4            52.0
 Nationally
  diversified                117.2          17.2           97.1            15.3
 Other states                180.4          26.5          175.0            27.5
--------------------------------------------------------------------------------
   Total Domestic            633.0          93.0          602.5            94.8
 International                47.9           7.0           33.4             5.2
--------------------------------------------------------------------------------
 Total                      $680.9         100.0%        $635.9           100.0%
--------------------------------------------------------------------------------


The distribution of net insurance in force by type of bond is set forth in the table below:

                                           As of December 31
                         -------------------------------------------------------
                                   2000                          1999
--------------------------------------------------------------------------------
                               NET      % OF NET            Net        % of Net
$ in billions            INSURANCE     INSURANCE      Insurance       Insurance
Type of Bond              IN FORCE      IN FORCE       In Force        In Force
--------------------------------------------------------------------------------
Domestic:
 Public Finance:
  General obligation        $152.7          22.4%        $147.5            23.2%
  Utilities                   77.9          11.4           78.1            12.3
  Health care                 68.3          10.0           70.6            11.1
  Special revenue             61.4           9.0           52.5             8.3
  Transportation              48.7           7.2           45.5             7.1
  Investor owned
   utilities                  37.2           5.5           33.0             5.2
  Higher education            28.8           4.2           27.1             4.3
  Housing                     24.4           3.6           23.3             3.7
--------------------------------------------------------------------------------
   Total Public Finance      499.4          73.3          477.6            75.2
--------------------------------------------------------------------------------
 Structured Finance:
  Mortgage backed:
   Home equity                33.8           5.0           43.2             6.8
   Other                      20.5           3.0           19.8             3.0
   First mortgage             11.3           1.7           13.1             2.1
  Asset backed:
   Other                      23.3           3.4           16.9             2.6
   Auto                       14.7           2.2            8.7             1.4
   Leasing                     5.3           0.8            6.3             1.0
  Pooled corp. obligation
   & other                    18.9           2.8           10.7             1.7
  Financial risk               5.8           0.8            6.2             1.0
--------------------------------------------------------------------------------
   Total Structured
    Finance                  133.6          19.7          124.9            19.6
--------------------------------------------------------------------------------
     Total Domestic          633.0          93.0          602.5            94.8

International:
 Infrastructure:
  Sovereign                    2.7           0.4            2.1             0.3
  Utilities                    2.5           0.4            1.6             0.2
  Transportation               1.6           0.2            1.1             0.2
  Investor owned
   utilities                   1.4           0.2            1.1             0.2
  Sub-sovereign                1.0           0.1            1.2             0.2
  Health care                  0.6           0.1            0.7             0.1
  Housing                      0.5           0.1            0.6             0.1
  Higher education             0.1            --            0.1              --
--------------------------------------------------------------------------------
   Total Infrastructure       10.4           1.5            8.5             1.3
--------------------------------------------------------------------------------
 Structured Finance:
  Mortgage backed:
   First mortgage              3.9           0.6            1.5             0.2
   Home equity                 0.4           0.1             --              --
   Other                       0.2            --            0.2              --
  Asset backed:
   Other                       1.7           0.2            1.8             0.3
   Auto                         --            --            0.1              --
  Pooled corp. obligation
   & other                    27.9           4.1           17.6             2.8
  Financial risk               3.4           0.5            3.7             0.6
--------------------------------------------------------------------------------
   Total Structured
    Finance                   37.5           5.5           24.9             3.9
--------------------------------------------------------------------------------
     Total International      47.9           7.0           33.4             5.2
--------------------------------------------------------------------------------
Total                       $680.9         100.0%        $635.9           100.0%
--------------------------------------------------------------------------------

                                      (56)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 19: REINSURANCE
--------------------
MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $143.3 billion and $129.0 billion at December 31, 2000 and 1999, respectively. The distribution of ceded insurance in force by type of bond is set forth in the following table:

                                           As of December 31
                         -------------------------------------------------------
                                   2000                          1999
--------------------------------------------------------------------------------
                                            % OF                           % of
                             CEDED         CEDED          Ceded           Ceded
In billions              INSURANCE     INSURANCE      Insurance       Insurance
Type of Bond              IN FORCE      IN FORCE       In Force        In Force
--------------------------------------------------------------------------------
Domestic:
Public Finance:
 General obligation          $19.8          13.9%         $18.8            14.6%
 Transportation               18.4          12.8           14.7            11.4
 Utilities                    17.1          11.9           17.2            13.3
 Health care                  15.3          10.7           15.7            12.2
 Special revenue               9.4           6.6            8.8             6.8
 Investor owned
  utilities                    6.1           4.2            5.7             4.5
 Housing                       2.8           1.9            2.7             2.1
 Higher education              2.4           1.7            2.1             1.6
--------------------------------------------------------------------------------
  Total Public Finance        91.3          63.7           85.7            66.5
--------------------------------------------------------------------------------
Structured Finance:
  Mortgage backed:
  Home equity                  8.2           5.7            8.8             6.8
  Other                        2.0           1.4            1.5             1.2
  First mortgage               1.6           1.1            2.1             1.6
  Asset backed:
   Other                       2.9           2.0            2.4             1.8
   Auto                        2.6           1.8            1.9             1.4
   Leasing                     2.1           1.5            2.4             1.9
  Pool corp. obligation
   & other                     4.7           3.3            2.3             1.8
  Financial risk               0.6           0.4            0.6             0.5
--------------------------------------------------------------------------------
  Total Structured
   Finance                    24.7          17.2           22.0            17.0
--------------------------------------------------------------------------------
   Total Domestic           $116.0          80.9         $107.7            83.5
--------------------------------------------------------------------------------

(Continued)

                                           As of December 31
                         -------------------------------------------------------
                                   2000                          1999
--------------------------------------------------------------------------------
                                            % OF                           % of
                             CEDED         CEDED          Ceded           Ceded
In billions              INSURANCE     INSURANCE      Insurance       Insurance
Type of Bond              IN FORCE      IN FORCE       In Force        In Force
--------------------------------------------------------------------------------
International:
Infrastructure:
 Transportation               $1.7           1.2           $1.2             0.9
 Sovereign                     1.6           1.1            1.4             1.1
 Utilities                     1.1           0.8            0.7             0.5
 Sub-sovereign                 0.8           0.6            0.9             0.7
 Investor owned
  utilities                    0.6           0.4            0.5             0.4
 Health care                   0.4           0.3            0.4             0.3
--------------------------------------------------------------------------------
 Total infrastructure          6.2           4.4            5.1             3.9
--------------------------------------------------------------------------------
Structured Finance:
 Pooled corp.obligation
  & other                     15.0          10.4            9.5             7.4
 Financial risk                2.8           2.0            3.1             2.4
 Asset backed                  1.8           1.2            2.4             1.9
 Mortgage backed               1.5           1.1            1.2             0.9
--------------------------------------------------------------------------------
  Total Structured
   Finance                    21.1          14.7           16.2            12.6
--------------------------------------------------------------------------------
   Total International        27.3          19.1           21.3            16.5
--------------------------------------------------------------------------------
Total                       $143.3         100.0%        $129.0           100.0%
--------------------------------------------------------------------------------


The distribution of ceded insurance in force by geographic location is set forth in the following table:

                                           As of December 31
                         -------------------------------------------------------
                                   2000                          1999
--------------------------------------------------------------------------------
                                            % OF                           % of
                             CEDED         CEDED          Ceded           Ceded
In billions              INSURANCE     INSURANCE      Insurance       Insurance
Geographic Location       IN FORCE      IN FORCE       In Force        In Force
--------------------------------------------------------------------------------
Domestic:
 California                 $ 17.9          12.5%        $ 17.6            13.6%
 New York                     13.7           9.5           14.0            10.9
 New Jersey                    6.9           4.8            5.5             4.3
 Texas                         5.3           3.7            5.5             4.2
 Florida                       4.7           3.3            5.0             3.9
 Massachusetts                 4.2           3.0            4.1             3.2
 Pennsylvania                  4.2           2.9            4.6             3.5
 Colorado                      3.8           2.7            2.4             1.9
 Puerto Rico                   3.7           2.6            3.2             2.5
 Illinois                      3.6           2.5            3.4             2.6
--------------------------------------------------------------------------------
  Subtotal                    68.0          47.5           65.3            50.6
 Nationally
  Diversified                 18.8          13.1           14.4            11.2
 Other States                 29.2          20.3           28.0            21.7
--------------------------------------------------------------------------------
  Total Domestic             116.0          80.9          107.7            83.5
--------------------------------------------------------------------------------
International                 27.3          19.1           21.3            16.5
--------------------------------------------------------------------------------
Total                       $143.3         100.0%        $129.0           100.0%
--------------------------------------------------------------------------------


     As part of the company's portfolio shaping activity in 1998, the company entered into facultative reinsurance agreements with highly rated reinsurers that obligate the company to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts in 1998 were accounted for on a

                                      (57)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

retroactive basis in accordance with SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

     Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:


                                        Years ended December 31
                         -------------------------------------------------------
                           2000                    1999                   1998
--------------------------------------------------------------------------------
Direct                 $641,452                $590,597               $664,269
Assumed                  45,956                  34,274                 12,781
--------------------------------------------------------------------------------
Gross                   687,408                 624,871                677,050
Ceded                  (189,316)               (171,256)              (156,064)
--------------------------------------------------------------------------------
Net                    $498,092                $453,615               $520,986
--------------------------------------------------------------------------------


     Ceding commissions received from reinsurers before deferrals were $37.3 million, $35.3 million and $37.2 million in 2000, 1999 and 1998, respectively. In 1998, $170.0 million was received in reinsurance recoveries related to the bankruptcy of a Pennsylvania hospital group.


NOTE 20: PENSION AND PROFIT-SHARING PLANS
-----------------------------------------
The company has a non-contributory, defined contribution pension plan to which the company contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 2000, 1999 and 1998 was $7.8 million, $7.8 million and $7.3 million, respectively. The company also has a profit-sharing/401(k) plan that allows eligible employees to contribute up to 10% of eligible compensation. The company matches employee contributions up to the first 5% of total compensation. Company contributions to the profit-sharing/401(k) plan aggregated $2.8 million, $4.2 million and $2.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The profit-sharing/401(k) plan company match amounts are invested in common stock of the company. Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan.


NOTE 21: LONG-TERM INCENTIVE PLANS
----------------------------------
On March 2, 1987, the company adopted a plan (the 1987 plan) for key employees of the company and its subsidiaries to enable those employees to acquire shares of common stock of the company or to benefit from appreciation in the price of the common stock of the company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

     ISOs and NQSOs may be granted at a price not less than 100% of the fair value of the company's common stock as determined on the date granted. Options will be exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

     The board of directors of the company has authorized a maximum of 9,311,122 shares of the company's common stock to be granted as options under the 1987 plan. As of May 11, 2000, 9,161,959 options had been granted, net of expirations and cancellations. On May 11, 2000, at the annual meeting of shareholders, the company adopted the 2000 Stock Option Plan (the 2000 plan). Upon adoption of the 2000 plan, the 149,163 shares available for grant as of that date under the 1987 plan were canceled and no longer available for awards. The number of shares authorized under the 2000 plan is 4,900,000. As of December 31, 2000, 456,228 options had been granted under the 2000 plan, net of expirations and cancellations, leaving the total available for future grants at 4,443,772.

     The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value (closing price) of the stock on the date of the grant. In 2000, 586,938 options were awarded under the 1987 and 2000 plans. These options vest over four or five years depending on the level of the recipient. Prior option grants are not taken into account in determining the number of options granted in any year.

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

     The ABV portion of the long-term incentive program may be awarded every year. The 2000 award covers growth in ABV from December 31, 2000 through December 31, 2003, with a base line growth of 13.5%. The 1999 award covers growth in ABV from December 31, 1999 through December 31, 2002 and the 1998 award covers growth in ABV from December 31, 1998 through December 31, 2001, with a base line growth of 12% on both awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth, with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2004 for the 2000 award, in early 2003 for the 1999 award and early 2002 for the 1998 award in the form of cash or shares of the company's common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 2000, 1999 and 1998, $13.6 million, $8.5 million and $5.5 million, respectively, were recorded as compensation expense related to ABV awards.

     In December 1995, the company adopted a restricted stock program whereby key executive officers are granted

                                      (58)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


restricted shares of the company's stock. These stock awards may only be sold three to five years from the date of grant, at which time the awards fully vest.

     In 2000 and 1999, respectively, 76,512 and 96,968 restricted shares (net of canceled shares) of the company's stock were granted to certain officers of the company. The fair value of the shares awarded in 2000 and 1999 determined on the grant date was $6.1 million and $5.0 million, respectively, and has been recorded as "Unearned compensation-restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the appropriate three- to five-year vesting period. Compensation expense related to the restricted stock was $4.2 million, $1.9 million and $1.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

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

     In July 1999, the company contributed 13,397 additional shares to the ESOP plan. Subsequent to this contribution the ESOP plan was merged with the MBIA Inc. Employees Profit Sharing and 401(k) plan. In conjunction with the merger of the plans, released ESOP shares are used to fund the 401(k) company match obligations. During 2000 and 1999, 44,424 and 10,190 shares, respectively, were utilized for the 401(k) company match. As of December 31, 2000 and 1999, respectively, a total of 267,789 and 223,365 shares have been allocated to the participants.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required the company to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro-forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. SFAS 123 explicitly provides that employers may continue to account for their employee stock-based compensation plans using the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The company adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under APB 25. Accordingly, the adoption of SFAS 123 had no impact on the company's financial position or results of operations. As the table below shows, had compensation cost for the company's stock option program been recognized based on the fair value at the grant date, consistent with the recognition provisions of SFAS 123, the impact on the company's net income and earnings per share would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 2000 are not likely to be representative of the effects on reported net income and earnings per share for future years.

                                                Years ended December 31
                                    --------------------------------------------
                                      2000              1999                1998
--------------------------------------------------------------------------------
Net income (in thousands):
 Reported                         $528,637          $320,530            $432,728
 Pro-forma                         520,238           314,074             430,224
Basic earnings per share:
 Reported                            $5.37             $3.22               $4.37
 Pro-forma                            5.28              3.15                4.35
Diluted earnings per share:
 Reported                            $5.33             $3.19               $4.32
 Pro-forma                            5.25              3.13                4.30
--------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants:

                           DECEMBER       December        January      December
                               2000           1999           1999          1998
--------------------------------------------------------------------------------
Exercise price             $72.8750       $48.8125       $67.1250      $63.8152
Dividend yield                1.130%         1.680%         1.190%        1.254%
Expected volatility           .2834          .2512          .2392         .2392
Risk-free
 interest rate                5.342%          6.28%          4.83%         4.63%
Expected option
 term (in years)               6.18           6.05           6.05          5.86
--------------------------------------------------------------------------------

                                      (59)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


     A summary of the company's stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates, is presented below:

                                                         2000
                                           -------------------------------------
                                                                    Weighted
                                              Number              Avg. Price
Options                                    of Shares               per Share
--------------------------------------------------------------------------------
Outstanding at beginning
 of year                                   5,530,090                $50.7047
Granted                                      586,938                 68.2659
Exercised                                    623,937                 60.7741
Expired or canceled                          205,629                 60.7840
--------------------------------------------------------------------------------
Outstanding at year-end                    5,287,462                $55.0067
--------------------------------------------------------------------------------
Exercisable at year-end                    1,765,194                $39.5690
Weighted-average fair value
 per share of options
 granted during the year                                            $23.6069
--------------------------------------------------------------------------------


                                                        1999
                                           -------------------------------------
                                                                    Weighted
                                              Number              Avg. Price
Options                                    of Shares               per Share
--------------------------------------------------------------------------------
Outstanding at beginning
 of year                                   3,679,414                $42.2591
Granted                                    2,373,540                 61.1806
Exercised                                    365,816                 64.0688
Expired or canceled                          157,048                 66.2718
--------------------------------------------------------------------------------
Outstanding at year-end                    5,530,090                $50.6911
--------------------------------------------------------------------------------
Exercisable at year-end                    2,092,322                $32.5158
Weighted-average fair value
 per share of options
 granted during the year                                            $21.4250
--------------------------------------------------------------------------------


                                                        1998
                                           -------------------------------------
                                                                    Weighted
                                              Number              Avg. Price
Options                                    of Shares               per Share
--------------------------------------------------------------------------------
Outstanding at beginning
 of year                                   4,033,930                $37.0004
Granted                                      575,430                 63.8152
Exercised                                    744,670                 69.6068
Expired or canceled                          185,276                 61.2550
--------------------------------------------------------------------------------
Outstanding at year-end                    3,679,414                $42.2591
--------------------------------------------------------------------------------
Exercisable at year-end                    2,095,767                $29.3827
Weighted-average fair value
 per share of options
 granted during the year                                            $18.1565
--------------------------------------------------------------------------------


The following table summarizes information about the plan's stock options at December 31, 2000:


                                                Weighted-Average
                                         Number        Remaining                            Number
Range of Average                    Outstanding      Contractual  Weighted-Average     Exercisable   Weighted-Average
 Exercise Price                     at 12/31/00    Life in Years    Exercise Price        12/31/00     Exercise Price
---------------------------------------------------------------------------------------------------------------------
$17.5630-42.7800                      1,207,297             2.85          $29.8921       1,187,297           $29.7255
$44.5630-57.5000                        954,844             8.75          $49.1693          17,898           $53.7235
$57.9380-72.8750                      3,125,321             7.81          $66.4918         559,999           $62.3175
---------------------------------------------------------------------------------------------------------------------
Total                                 5,287,462             6.85          $55.0067       1,765,194           $39.5690
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

                                      (60)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


exchange the Rights (other than those held by the acquirer) in whole or in part, at an exchange ratio of one share of common stock per Right. The board of directors may also amend the Rights at any time prior to the Shares Acquisition Date. The Rights will expire on December 12, 2001, unless earlier redeemed or exchanged.


NOTE 23: RELATED PARTY TRANSACTIONS
-----------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association which had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2000 is $340 million.


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

FIXED-MATURITY SECURITIES > The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS > Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS > Other investments include the company's interest in equity oriented and equity method investments. The fair value of these investments is based on quoted market prices.

MUNICIPAL INVESTMENT AGREEMENT PORTFOLIO > The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market prices, if available, of its fixed-maturities plus the amortized cost of its short-term investments which, because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT AND PAYABLE FOR INVESTMENTS PURCHASED > The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES BORROWED OR PURCHASED UNDER AGREEMENTS TO RESELL > The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID REINSURANCE PREMIUMS > The fair value of the company's prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE > The fair value of the company's deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES > The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

LONG-TERM DEBT > The fair value is estimated based on the quoted market prices for the same or similar securities.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS > The fair values of municipal investment agreements and municipal repurchase agreements are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

SECURITIES LOANED OR SOLD UNDER AGREEMENTS TO REPURCHASE > The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS > The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

DERIVATIVES > The fair value reflects the estimated amounts that the company would receive or pay to terminate the transaction at the reporting date.

                                      (61)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries

                                                 As of December 31, 2000      As of December 31, 1999
                                                -----------------------------------------------------
                                                  CARRYING    ESTIMATED        Carrying   Estimated
In thousands                                        AMOUNT   FAIR VALUE          Amount  Fair Value
-----------------------------------------------------------------------------------------------------
ASSETS:
 Fixed-maturity securities                      $6,740,127   $6,740,127      $5,783,979  $5,783,979
 Short-term investments                            376,604      376,604         274,022     274,022
 Other investments                                 119,591      119,591         146,038     146,038
 Municipal investment
  agreement portfolio                            4,996,608    4,996,608       4,489,551   4,489,551
 Cash and cash equivalents                          93,962       93,962          93,559      93,559
 Securities borrowed or purchased
  under agreements to resell                       314,624      332,179         261,171     260,819
 Reinsurance recoverable on
  unpaid losses                                     31,414       31,414          30,819      30,819
 Prepaid reinsurance premiums                      442,622      380,047         403,210     342,837
 Receivable for investments sold                    13,772       13,772          24,922      24,922
LIABILITIES:
 Deferred premium revenue                        2,397,578    2,123,661       2,310,758   2,022,357
 Loss and loss adjustment
  expense reserves                                 499,279      499,279         467,279     467,279
 Municipal investment agreements                 3,821,652    3,911,348       3,483,911   3,413,014
 Municipal repurchase agreements                   967,803      994,742       1,028,921   1,023,823
 Long-term debt                                    795,102      799,345         689,204     660,567
 Short-term debt                                   144,243      144,243          68,751      68,751
 Securities loaned or sold under
  agreements to repurchase                         489,624      504,739         288,750     289,469
 Payable for investments purchased                   7,899        7,899         102,666     102,666
OFF-BALANCE SHEET INSTRUMENTS:
 Installment premiums                                   --      885,477              --     731,748
 Derivatives*                                        9,386       25,603              --       9,617
-----------------------------------------------------------------------------------------------------

*The  estimated  fair  value  for  2000  includes  net  derivative   liabilities
identified as part of the company's implementation of SFAS 133.


NOTE 25:  QUARTERLY  FINANCIAL  INFORMATION  (UNAUDITED)
--------------------------------------------------------
A summary of selected quarterly income statement information follows:

In thousands except per share amounts
2000                                FIRST     SECOND      THIRD     FOURTH       YEAR
--------------------------------------------------------------------------------------
Gross premiums written           $148,837   $189,295   $172,010   $177,266   $687,408
Net premiums written              105,871    127,485    122,789    141,947    498,092
Premiums earned                   104,704    109,152    113,153    119,344    446,353
Investment income and
 realized gains and losses        107,255    106,897    105,474    107,243    426,869
All other revenues                 42,475     46,475     47,594     47,688    184,232
Income before income taxes        179,077    174,111    177,493    184,176    714,857
Net income                       $132,320   $129,393   $130,714   $136,210   $528,637
Net income per common share:*
 Basic                           $   1.34   $   1.32   $   1.33   $   1.39   $   5.37
 Diluted                         $   1.33   $   1.31   $   1.32   $   1.38   $   5.33
--------------------------------------------------------------------------------------

1999                                First     Second      Third     Fourth       Year
--------------------------------------------------------------------------------------
Gross premiums written           $154,910   $146,817   $152,749   $170,395   $624,871
Net premiums written               94,914    111,461    119,720    127,520    453,615
Premiums earned                   112,111    107,217    110,139    113,329    442,796
Investment income and
 realized gains and losses         97,429     96,152     97,094     93,941    384,616
All other revenues                 27,986     33,161     36,275     39,587    137,009
Income before income taxes         11,954     53,358    160,178    162,393    387,883
Net income                       $  9,420   $ 56,793   $127,410   $126,907   $320,530
Net income per common share:*
 Basic                           $   0.09   $   0.57   $   1.28   $   1.28   $   3.22
 Diluted                         $   0.09   $   0.56   $   1.27   $   1.27   $   3.19
--------------------------------------------------------------------------------------

*Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.


     The pre-tax one-time charge of $153 million relating to the increase in the company's loss reserving factor is included in the first quarter of 1999 results. The pre-tax one-time charge of $102 million relating to the impairment of the company's investment in Capital Asset is included in the second quarter of 1999 results.


                                      (62)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MBIA Inc. and Subsidiaries


NOTE 26: SUBSEQUENT EVENT - STOCK SPLIT (UNAUDITED)
---------------------------------------------------
On March 15, 2001 the Company's Board of Directors approved a 3 for 2 stock split by means of a stock dividend. The 3 for 2 stock split will be accomplished through a stock dividend which will be distributed on April 20, 2001 to shareholders of record as of April 2, 2001. The pro-forma per share amounts on a post-split basis for the years ended December 31, 2000, 1999 and 1998 would be as follows:


--------------------------------------------------------------------------------
                                    2000                1999               1998
--------------------------------------------------------------------------------
Net income per
 common share:
  Basic                            $3.58                $2.15              $2.91
  Diluted                          $3.56                $2.13              $2.88

Book value per share              $28.59               $23.56             $25.43
--------------------------------------------------------------------------------



                                      (63)