Form 10-K, Exhibit 13
period 2001-12-31
MBIA INC
filed 2002-03-29
CIK 814585

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

SELECTED FINANCIAL AND STATISTICAL DATA

Dollars in millions except per share amounts          2001         2000         1999
----------------------------------------------------------------------------------------
GAAP SUMMARY INCOME STATEMENT DATA:
Insurance:
     Gross premiums written                       $    865     $    687     $    625
     Premiums earned                                   524          446          443
     Net investment income                             413          394          359
     Total insurance expenses                          180          170          315
     Insurance income                                  796          698          515
Investment management services income (loss)            63           56           41
Income before income taxes                             791          715          388
Net income                                             570          529          321
Net income per common share:
     Basic                                            3.85         3.58         2.15
     Diluted                                          3.82         3.56         2.13
----------------------------------------------------------------------------------------
GAAP SUMMARY BALANCE SHEET DATA:
Total investments                                   14,516       12,233       10,694
Total assets                                        16,200       13,894       12,264
Deferred premium revenue                             2,565        2,398        2,311
Loss and LAE reserves                                  518          499          467
Municipal investment and repurchase agreements       6,055        4,789        4,513
Long-term debt                                         805          795          689
Shareholders' equity                                 4,783        4,223        3,513
Book value per share                                 32.24        28.59        23.56
Dividends declared per common share                  0.600        0.547        0.537
----------------------------------------------------------------------------------------
STATUTORY SUMMARY DATA:
Net income                                             571          544          522

Capital and surplus                                  2,858        2,382        2,413
Contingency reserve                                  2,082        2,123        1,739
----------------------------------------------------------------------------------------
     Capital base                                    4,940        4,505        4,152
Unearned premium reserve                             2,607        2,465        2,376
Loss and LAE reserves                                  211          209          204
----------------------------------------------------------------------------------------
     Total reserves                                  7,758        7,179        6,732
Present value of installment premiums                1,068          886          732
Standby line of credit / stop loss                   1,261        1,075        1,075
----------------------------------------------------------------------------------------
     Total claims-paying resources                  10,087        9,140        8,539
----------------------------------------------------------------------------------------
FINANCIAL RATIOS:
GAAP
     Loss and LAE ratio                               10.8%        11.5%        44.8%
     Underwriting expense ratio                       23.5         26.7         26.4
     Combined ratio                                   34.3         38.2         71.2
Statutory
     Loss and LAE ratio                                9.3          6.2         12.3
     Underwriting expense ratio                       13.4         22.1         23.6
     Combined ratio                                   22.7         28.3         35.9

NET DEBT SERVICE OUTSTANDING                      $722,408     $680,878     $635,883
NET PAR AMOUNT OUTSTANDING                        $452,409     $418,443     $384,459
========================================================================================

Dollars in millions except per share amounts         1998        1997        1996        1995        1994         1993         1992
------------------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY INCOME STATEMENT DATA:
Insurance:
     Gross premiums written                      $    677    $    654    $    535    $    406    $    405    $     504    $     377
     Premiums earned                                  425         351         294         244         241          249          169
     Net investment income                            332         302         265         233         204          189          155
     Total insurance expenses                         140         141         117         100          89           86           65
     Insurance income                                 643         530         453         385         360          353          260
Investment management services income (loss)           29          17          18          11           5           (1)          (1)
Income before income taxes                            565         525         448         375         347          339          249
Net income                                            433         406         348         290         270          268          193
Net income per common share:
     Basic                                           2.91        2.79        2.45        2.14        2.00         2.00         1.49
     Diluted                                         2.88        2.75        2.41        2.10        1.97         1.97         1.47
------------------------------------------------------------------------------------------------------------------------------------
GAAP SUMMARY BALANCE SHEET DATA:
Total investments                                  10,080       8,908       8,008       6,937       5,069        3,735        2,701
Total assets                                       11,826      10,387       9,033       7,671       5,712        4,320        3,234
Deferred premium revenue                            2,251       2,090       1,854       1,662       1,538        1,413        1,202
Loss and LAE reserves                                 300         105          72          50          47           37           28
Municipal investment and repurchase agreements      3,485       3,151       3,259       2,642       1,526          493           --
Long-term debt                                        689         489         389         389         314          314          314
Shareholders' equity                                3,792       3,362       2,761       2,497       1,881        1,761        1,533
Book value per share                                25.43       22.73       19.32       18.01       13.95        13.18        11.46
Dividends declared per common share                 0.527       0.513       0.483       0.437       0.380        0.313        0.253
------------------------------------------------------------------------------------------------------------------------------------
STATUTORY SUMMARY DATA:
Net income                                            510         404         335         287         229          263          194

Capital and surplus                                 2,290       1,952       1,661       1,469       1,250        1,124        1,044
Contingency reserve                                 1,451       1,188         959         788         652          561          419
------------------------------------------------------------------------------------------------------------------------------------
     Capital base                                   3,741       3,140       2,620       2,257       1,902        1,685        1,463
Unearned premium reserve                            2,324       2,193       1,971       1,768       1,640        1,484        1,248
Loss and LAE reserves                                 188          15          10           7          22            8           14
------------------------------------------------------------------------------------------------------------------------------------
     Total reserves                                 6,253       5,348       4,601       4,032       3,564        3,177        2,725
Present value of installment premiums                 644         537         443         347         249          234          211
Standby line of credit / stop loss                    900         900         775         700         650          625          550
------------------------------------------------------------------------------------------------------------------------------------
     Total claims-paying resources                  7,797       6,785       5,819       5,079       4,463        4,036        3,486
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
GAAP
     Loss and LAE ratio                               8.2%        9.1%        6.9%        5.6%        3.9%         3.5%         3.6%
     Underwriting expense ratio                      24.7        31.0        32.9        35.2        32.9         31.2         34.6
     Combined ratio                                  32.9        40.1        39.8        40.8        36.8         34.7         38.2
Statutory
     Loss and LAE ratio                               8.0         1.2         1.7         0.4         8.7         (3.3)         2.3
     Underwriting expense ratio                      16.8        21.2        22.8        27.2        28.3         22.0         20.7
     Combined ratio                                  24.8        22.4        24.5        27.6        37.0         18.7         23.0

NET DEBT SERVICE OUTSTANDING                     $595,895    $513,736    $434,417    $359,175    $315,340     $273,630     $225,220
NET PAR AMOUNT OUTSTANDING                       $359,472    $303,803    $252,896    $201,326    $173,760     $147,326     $114,317
====================================================================================================================================

                                                           MBIA ANNUAL REPORT 27

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

MBIA Inc. (MBIA or the Company) is engaged in providing financial guarantee insurance, investment management services and municipal services to public finance clients and financial institutions on a global basis. The Company turned in a solid year as we continued to focus on our Triple-A ratings, no-loss underwriting standards, and building of shareholder value. Our insurance operations posted strong par insured growth in both the global public finance and global structured finance markets, with especially strong growth in our non-United States public finance business. Our investment management operations had a record year in ending assets under management and operating earnings. Looking forward, the Company believes it is well positioned to take advantage of very favorable growth prospects both inside and outside of the United States (U.S.) across all of our business lines.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Statements included in this annual report which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1998. The words "believe," "anticipate," "project," "plan," "expect," "intend," "will likely result," "looking forward" or "will continue," and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The following are some of the factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company's forward-looking statements:

..     fluctuations in the economic, credit or interest rate environment in the
      United States and abroad;
..     the level of activity within the national and international credit markets;
..     competitive conditions and pricing levels;
..     legislative and regulatory developments;
..     technological developments;
..     changes in tax laws;
..     the effects of mergers, acquisitions and divestitures; and
..     uncertainties that have not been identified at this time.

      The Company undertakes no obligation to publicly correct or update any forward-looking statement if we later become aware that such results are not likely to be achieved.

CRITICAL ACCOUNTING POLICIES

The following accounting policies are viewed by management to be critical accounting policies because they require significant judgement on the part of management. Financial results could be materially different if alternate methodologies were used.

PREMIUM REVENUE RECOGNITION - Upfront premiums are earned in proportion to the expiration of the related risk. Therefore, premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding. The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to the Company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are earned over each installment period, generally one year or less.

      The effect of the Company's policy is to recognize greater levels of upfront premium in the earlier years of each policy insured, thus matching revenue recognition with the underlying risk. Recognizing premium revenue on a straight-line basis over the life of each policy would materially affect the Company's financial results. Premium earnings would be more evenly recorded as revenue throughout the period of risk than under the current method. However, the Company does not believe that the straight-line method would appropriately match premiums earned to the underlying risk. Therefore, the Company believes its upfront premium earnings methodology is the most appropriate method to recognize its upfront premiums as revenue.

LOSSES AND LOSS ADJUSTMENT EXPENSES - Loss and loss adjustment expense (LAE) reserves are established in an amount equal to the Company's estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

      The unallocated reserve is calculated by applying a loss factor to net debt service written. Management determines this factor based on an independent research agency study of bond defaults, which management feels is a reliable source of bond default data. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance, based on a discount rate of 5.86%. The discount rate is based on the estimated yield of our fixed-income investment portfolio. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

      Management of the Company periodically reevaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

      Beginning in 2002, the Company has decided to change the methodology it uses to determine the amount of loss and loss adjustment expenses. The Company will start accruing loss and loss adjustment expenses based upon a percentage of earned premiums instead of a percentage of net debt service written. There are two reasons for the change in the methodology. First, the amount of net debt service written can significantly fluctuate from quarter to quarter while the related premium is earned more consistently over the life of the transaction. Second, during the quarter the premiums are written, the loss and loss adjustment charge is recognized in advance of the related earned premium because this revenue is essentially all deferred in the quarter that it is written. The intent of the change is to better match the recognition


28 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of incurred losses with the related revenue. If the new methodology was applied in 2001, 2000 and 1999, excluding the loss reserve strengthening in 1999, the Company would have reserved essentially the same amount as it did under the current approach.

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 133

Effective January 1, 2001 the Company adopted Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative instruments are recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge, and if so designated, the type of hedge. The Company will continue to enter into derivative transactions in the future that meet the underwriting, risk management and strategic objectives of the Company. For further information see
Note 5 in the Notes to Consolidated Financial Statements.

SFAS 140

In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," having certain requirements effective as of April 1, 2001. In accordance with SFAS 140, the Company no longer reflects on its balance sheet financial assets involving the borrowing of securities that meet specific criteria. See Note 6 in the Notes to Consolidated Financial Statements for further discussion of the impact of the adoption of this statement on the financial statements of the Company.

SFAS 141 AND 142

In June 2001, the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets," which are effective for fiscal years beginning after December 15, 2001. SFAS 141, which supercedes Accounting Principles Board Opinion (APB) 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142 supercedes APB 17, "Intangible Assets," and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to annual impairment tests in accordance with the Statement. The Statement includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets will continue to be amortized over their useful lives.

      The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and is making determinations as to what its reporting units are and what amounts of goodwill, intangible assets, other assets and liabilities should be allocated to those reporting units. As a result of the application of the nonamortization provision of the Statement, the Company will no longer incur approximately $6.5 million of annual goodwill amortization expense. During 2002 the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on earnings and the financial position of the Company.

SPECIAL PURPOSE VEHICLES

The Company provides structured funding and credit enhancement services to global structured finance clients through the use of MBIA-administered, bankruptcy-remote special purpose vehicles (SPVs). The purpose of these SPVs is to provide our clients with an efficient source of funding, which may offer MBIA the opportunity to issue financial guarantee insurance policies. The SPVs purchase various types of financial instruments, such as debt securities, loans, lease and trade receivables, and funds these purchases through the issuance of asset-backed short-term commercial paper or medium-term notes. The assets and liabilities within the medium-term note programs are managed primarily on a match-funded basis and may include the use of derivative hedges, such as interest rate and foreign currency swaps. By match-funding, the SPVs eliminate the risks associated with fluctuations in interest and foreign currency rates, indices and liquidity. Typically, programs involve the use of rating agencies in assessing the quality of asset purchases and in assigning ratings to the various programs. In general, asset purchases at the inception of a program are required to be at least investment grade by at least one major rating agency. The primary SPVs administered by MBIA are Triple-A One Funding Corporation (Triple-A), Hemispheres Funding Corporation (Hemispheres), Meridian Funding Company, LLC (Meridian), Polaris Funding Company, LLC (Polaris) and 885 Warehouse, LLC (885 Warehouse).

      Incorporated in September 1993, Triple-A is wholly owned by an unaffiliated party and was formed to provide secured loans to borrowers, purchase participations in pools of retail, trade and other receivables and purchase investment grade securities at the time of issuance or in the secondary market. Triple-A may fund its purchases of such assets through the issuance of commercial paper or other securities. For the years ending December 31, 2001 and 2000, assets funded by Triple-A primarily consisted of secured loans to qualified borrowers, participations in short-term and long-term interest and non-interest bearing receivable pools and investment grade asset-backed securities. Debt issued for the same periods substantially consisted of commercial paper. Triple-A enters into 364-day or shorter term credit facilities with multiple independent third-party credit support providers as a source of liquidity in the event of a commercial paper market disruption.

      Hemispheres was incorporated in January 1994 and is wholly owned by an unaffiliated party. Through its articles of incorporation, Hemispheres is permitted to issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments consisted of loans and lease receivables. Currently, these loans are denominated in a foreign currency and carry a variable interest rate linked to a foreign interest rate index. Hemispheres has entered into various foreign currency and interest rate swap agreements relating to such loans designed to hedge its exposures to foreign exchange and interest rate fluctuations. Hemispheres uses such derivative agreements for non-trading purposes. In addition to a nominal amount of common stock, Hemispheres has issued and outstanding 5,138 shares of mandatory redeemable cumulative preferred stock totaling $5.1 million for 2001 and 10,900 shares totaling $10.9 million for 2000.


                                                           MBIA ANNUAL REPORT 29

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Meridian, formed in July 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Meridian may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments primarily consisted of asset-backed loans and securities issued by major global structured finance clients. Meridian may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations.

      Polaris, formed in November 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Polaris may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments primarily consisted of debt instruments and loans issued by major national and international corporations. Polaris may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations on its assets and liabilities.

      885 Warehouse, incorporated in December 1997 and converted to a limited liability company in December 1998, is wholly owned by an unaffiliated party. 885 Warehouse was formed in connection with a single structured finance transaction and is not actively used as part of MBIA's ongoing structured funding programs. For the years ending December 31, 2001 and 2000, assets consisted solely of asset-backed structured notes funded through a loan agreement with an unaffiliated loan provider. The notes purchased and the loan payable are due to mature by January 2003.

      Pursuant to insurance policies issued by MBIA, all of the investments of Triple-A are unconditionally and irrevocably guaranteed as to principal and interest when due. In addition, full amounts due to liquidity providers under various agreements are unconditionally and irrevocably guaranteed. Pursuant to facility agreements between MBIA and the medium-term note SPVs, all series of notes are unconditionally and irrevocably guaranteed as to scheduled payments of principal, interest and other amounts payable with respect to such series. Since MBIA's exposure to these SPVs is primarily through the guarantee of the assets purchased and debt issued, such exposure is reported as part of MBIA's net insurance in force. The following table details amounts relating to MBIA's guarantee of SPV obligations for SPVs administered by MBIA:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Net Debt
In millions                                                            Assets            Liabilities         Service Outstanding
--------------------------------------------------------------------------------------------------------------------------------
Special Purpose Vehicle                    Funding Type            2001       2000       2001       2000       2001         2000
--------------------------------------------------------------------------------------------------------------------------------

Meridian Funding Company, LLC              Medium-Term Notes     $4,254     $3,603     $4,218     $3,603     $2,962       $3,108
Triple-A One Funding Corp.                 Commercial Paper       2,762      3,244      2,762      3,244      2,691        2,789
Hemispheres Funding Corp.                  Medium-Term Notes        391        875        384        862        146          327
Polaris Funding Company, LLC               Medium-Term Notes        313        457        327        457        150          248
885 Warehouse, LLC                         Medium-Term Notes         59         59         59         58          4            4
--------------------------------------------------------------------------------------------------------------------------------
Total                                                            $7,779     $8,238     $7,750     $8,224     $5,953       $6,476
--------------------------------------------------------------------------------------------------------------------------------

      MBIA, as administrative agent, provides administrative and operational services to the SPVs and receives administrative, structuring and advisory fees for such services. Premiums and fees received from SPV transactions are reported within the insurance segment of the Consolidated Statements of Income.

      The risks associated with SPV transactions are the same as those inherent in other structured asset-backed transactions, whereby the repayment of the SPV's debt is dependent on the performance of the assets funded. Therefore, all transactions are reviewed to ensure compliance with the Company's underwriting standards.

      Under current accounting guidelines, MBIA does not include the accounts of the SPVs in the consolidation of the MBIA group. When a SPV does not meet the formal definition of a qualifying special purpose vehicle under SFAS 140, the decision as to whether or not to consolidate depends on the applicable accounting principles for non-qualifying SPVs. Consideration is given to, for example, whether a third-party has made a substantive equity investment in the SPV; which party has voting rights, if any; who makes decisions about assets in the SPV; and who is at risk of loss. The SPVs would be consolidated if MBIA were to retain or acquire control over the risks and rewards of the assets in the SPVs. The Company is presently considering changes that would result in the consolidation of the SPVs in 2002. Consolidation of the SPVs into MBIA would require the Company to include gross assets and liabilities of the SPVs, primarily consisting of investments and debt, on its balance sheet. However, given the inconsequential level of residual profits of these entities, the consolidated net income of the Company would not materially change.

EFFECT OF SEPTEMBER 11

In addition to the tragic loss of life, the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 disrupted and are expected to continue to disrupt commerce worldwide. These events have had a direct material adverse impact on certain industries and on general economic activity.

      The Company has exposure in certain sectors that will suffer increased stress as a direct result of these events. The Company's exposure to New York City and New York State and their respective agencies, to domestic airports and to domestic enhanced equipment trust certificate aircraft securitizations have experienced increased

30 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

stress as a result of these events, including a downgrading of the ratings of some of the underlying issuers. Other exposures that depend on revenues from business and personal travel, such as bonds backed by hotel taxes and car rental fleet securitizations, are also likely to see direct increased stress as a result of these events. In addition, certain other sectors in which the Company has insured exposure such as consumer loan securitizations (e.g., home equity, auto loan and credit card transactions) and certain collateralized debt obligations (CDO) backed by high yield bonds have seen increased delinquencies and defaults in the underlying pools of loans.

      In accordance with the Company's underwriting criteria, transactions insured by the Company are structured to endure significant stress under various stress assumptions, including an assumed economic recession. The Company has assessed each of its related portfolio exposures and, based on the transaction structures and on the Company's evaluation of the likely effects and impact of these events, the Company believes at this time that it will not incur any material losses due to these events. There can be no assurance, however, that the Company will not incur material losses due to these exposures if the economic stress caused by these events in certain sectors are more severe than the Company currently foresees and had assumed in underwriting its exposures.

RESULTS OF OPERATIONS

SUMMARY

The Company uses various measures of profitability and intrinsic value in addition to our reported net income and earnings per share, namely, "operating earnings," "core earnings," "adjusted book value" (ABV) and "adjusted direct premium" (ADP), which are not in accordance with accounting principles generally accepted in the United States of America. Operating earnings exclude the effect of realized gains and losses from activity in our investment portfolio, changes in fair value of derivative instruments and non-recurring charges by subtracting these items from our reported net income. Core earnings represent the stricter measurement of our business by stripping out all non-operating and non-recurring items. It is calculated by subtracting the net income effect of premiums earned from refundings from our operating earnings.

      ADP includes our upfront direct premiums as well as the estimated present value of current and future direct premiums from installment-based insurance policies issued during the period and does not include any premiums assumed or ceded.

      ABV is defined as book value plus the after-tax effects of net deferred premium revenue net of deferred acquisition costs, the present value of unrecorded future installment premiums, and the unrealized gains or losses on investment contract liabilities. We view these measures as a meaningful way to assess our performance and the intrinsic value of the Company.

      The following chart presents highlights of our consolidated financial results for 2001, 2000 and 1999.

---------------------------------------------------------------------------------
                                                                  Percent Change
---------------------------------------------------------------------------------
                                                                   2001     2000
                                                                    vs.      vs.
                                    2001        2000        1999   2000     1999
---------------------------------------------------------------------------------
Net income (in millions):
 As reported                      $  570      $  529      $  321      8%     65%
 Excluding one-time charges
  and accounting changes          $  583      $  529      $  490     10%      8%
---------------------------------------------------------------------------------
Per share data: *
 Net income:
  As reported                     $ 3.82      $ 3.56      $ 2.13      7%     67%
  Excluding one-time charges
   and accounting changes         $ 3.91      $ 3.56      $ 3.26     10%      9%
Operating earnings                $ 3.88      $ 3.41      $ 3.15     14%      8%
Core earnings                     $ 3.67      $ 3.28      $ 2.89     12%     13%
Book value                        $32.24      $28.59      $23.56     13%     21%
Adjusted book value               $45.01      $40.27      $35.01     12%     15%
---------------------------------------------------------------------------------

*     All earnings per share calculations are diluted.

      Our 2001 reported net income increased by 8%, or by 7% on a per share basis. Excluding the effect of the accounting change for the adoption of SFAS 133, net income and earnings per share increased by 10% as a result of a 14% growth in pre-tax income from insurance operations and a 12% increase in pre-tax income from investment management services. These increases in pre-tax income were partially offset by the loss in our municipal services segment and a decrease in net realized gains. The effect of the 71% decrease in after-tax net realized gains can be seen in the 14% increase in our operating earnings. When we remove the effect of the 57% increase in refundings, we arrive at our core earnings per share, which increased 12% over 2000.

      In 2000 net income increased by 8% over 1999, excluding one-time charges in 1999, which resulted in a 9% per share increase. These increases were due primarily to the 38% increase in pre-tax income from our investment management services segment. Reported net income increased by 65% in 2000 over 1999, due to one-time charges incurred in 1999. The increases in operating earnings per share were consistent throughout 2001 and 2000, highlighting the predictable earnings pattern of the Company. Core earnings showed a 13% increase in 2000 over 1999. The 2000 growth in core earnings per share was also the result of the 38% increase in investment management services income.

      Our book value at year-end 2001 was $32.24 per share, up 13% from $28.59 at year-end 2000. The increase was due primarily to income from operations and the increase in the market value of our investment portfolio. Our adjusted book value per share was $45.01 at year-end 2001, a 12% increase from year-end 2000. The lower growth rate in adjusted book value per share was caused by a decrease in the unrealized gain on our investment contract liabilities.

      The following table presents the components of our adjusted book value per share:


                                                           MBIA ANNUAL REPORT 31

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
                                                                Percent Change
--------------------------------------------------------------------------------
                                                                 2001     2000
                                                                  vs.      vs.
                                   2001       2000       1999    2000     1999
--------------------------------------------------------------------------------
Book value                       $32.24     $28.59     $23.56      13%      21%

After-tax value of:
 Net deferred premium
  revenue, net of deferred
  acquisition costs                7.81       7.40       7.22       6%       2%
 Present value of future
  installment premiums*            4.68       3.90       3.19      20%      22%
 Unrealized gain on
  investment contract
  liabilities                      0.28       0.38       1.04     (26)%    (63)%
-------------------------------------------------------------------------------
Adjusted book value              $45.01     $40.27     $35.01      12%      15%
-------------------------------------------------------------------------------

* A conservative discount rate of 9% was used to present value future installment premiums and provide consistency in the periods presented.

INSURANCE OPERATIONS

The Company's direct par insured, adjusted direct premiums (ADP), gross premiums written (GPW) and net premiums written (NPW) for the last three years are presented in the following table:

--------------------------------------------------------------------------------
                                                                Percent Change
--------------------------------------------------------------------------------
                                                                2001       2000
                                                                 vs.        vs.
                                     2001     2000     1999     2000       1999
--------------------------------------------------------------------------------
Par insured (in billions)          $  121     $102     $ 93       19%       10%
Premiums written
 (in millions):
  ADP                              $1,041     $829     $710       26%       17%
  GPW                              $  865     $687     $625       26%       10%
  NPW                              $  630     $498     $454       26%       10%
--------------------------------------------------------------------------------

      Our insurance operating results in 2001 continue to reflect a more profitable relationship between ADP and par insured as ADP increased more than par insured. The overall 19% increase in par insured reflects a 40% growth in our global public finance volume and a smaller 9% increase in our global structured finance business. ADP was up by 26% compared with 2000, breaking the $1 billion mark for the first time in the Company's history. The same strong growth in global public finance was offset by a small decrease in our structured finance ADP. The credit quality of business insured increased again in 2001 as insured credits rated A and above was approximately 80% compared with 75% in 2000 and 67% in 1999. At year-end 2001, 75% of our outstanding book was rated A and above. As an industry leader, MBIA maintained a conservative 9% discount rate when calculating ADP, and still continued to lead the market in terms of ADP market share in 2001 at 37%.

      We estimate the present value of our total future installment premium stream on outstanding policies to be $1.1 billion at year-end 2001, compared with $885 million at year-end 2000 and $732 million at year-end 1999. The 21% increase in 2001 is primarily due to the increase in installment premiums for our global structured finance policies.

      GPW, as reported in our financial statements, primarily reflects premium cash receipts and does not include the value of future premium cash receipts expected from installment premiums originated in the period. GPW was $865 million in 2001, up 26% over 2000, reflecting strong growth in both public finance as well as structured finance. Upfront GPW growth was strong in 2001, increasing 33% compared with a 19% increase in GPW generated from installment-based policies. NPW, which is net of premiums ceded to reinsurers, was also up 26% as our cession rate remained fairly consistent from year to year.

      In 2000, par insured increased 10% over 1999 due to the 24% increase in global structured finance business partially offset by an 11% reduction in global public finance business. ADP increased 17% while both GPW and NPW grew 10% in 2000 due to the increase in structured finance business.

      Premiums ceded to reinsurers from all insurance operations were $235 million, $189 million and $171 million for 2001, 2000 and 1999, respectively. Reinsurance is an effective tool for MBIA as it enables us to write large, high quality, high return business, and stay within our single risk and credit guidelines. Most of our reinsurers are rated Double-A or higher by S&P, or Single-A or higher by A. M. Best Co. Although we remain liable for all reinsured risks, we are confident that we will recover the reinsured portion of any losses, should they occur.

GLOBAL PUBLIC FINANCE MARKET - MBIA's par insured and premium writings in both the new issue and secondary global public finance markets are shown in the following table:

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
                                                                  2001     2000
Global                                                             vs.       vs.
Public Finance                         2001     2000     1999     2000     1999
--------------------------------------------------------------------------------
Par insured (in billions)              $ 47     $ 34     $ 38      40%     (11)%
Premiums written
 (in millions):
  ADP                                  $652     $399     $388      64%       3%
  GPW                                  $513     $388     $401      32%      (3)%
  NPW                                  $385     $293     $301      31%      (2)%
--------------------------------------------------------------------------------

      New issuance was higher in 2001 in the U.S. public finance market, increasing by 47% to $253 billion compared with $172 billion in 2000. The insured portion of this market increased to 53% from 46% in 2000 resulting in a 68% increase in par insured. Robust refunding activity fueled this growth in the U.S. public finance market where refundings more than tripled over 2000, as lower interest rates prevailed throughout 2001 compared with 2000. The higher U.S. public finance activity was almost matched by the 43% growth in the non-U.S. public finance market.

      In 2001 MBIA's global public finance par insured increased by 40% over 2000 while ADP increased 64%. While U.S. par insured and ADP increased by 31% and 17%, respectively, growth in the non-U.S. sector was much more dramatic. Par insured outside the U.S. increased by 231% and ADP increased by almost five times. U.S. par insured and ADP still accounted for the majority of the total public finance business in 2001, though, as 90% of par insured and 64% of ADP originated in the U.S. The credit quality of global public finance business continued to improve. Insured credits rated A and above accounted for 85% of 2001 global public finance par insured compared with 84% last year and at year-end 2001 81% of the outstanding global public finance book was rated A and above.


32 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Global public finance GPW increased by 32% over 2000. This increase was driven by a 148% increase in business written outside the U.S., partially offset by a smaller 13% increase in U.S. public finance business. Ceded premiums as a percent of gross premiums increased slightly from 24% in 2000 to 25% in 2001, the result of higher cession rates on deals insured outside the U.S. NPW was up 31% representing increases in both U.S. and non-U.S. business.

      In 2000, global public finance par insured decreased 11% while ADP increased 3% over 1999, reflecting our increased pricing strategy. GPW and NPW decreased 3% and 2%, respectively. These results were driven by increased business volume outside the U.S offset by lower U.S. business. MBIA continued to lead the market in terms of global public finance ADP market share in 2001 at 43%, despite using an industry high 9% discount rate when calculating ADP.

GLOBAL STRUCTURED FINANCE MARKET - Details regarding MBIA's par insured and premium writings in both the new issue and secondary global structured finance markets are shown in the following table:

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
                                                                  2001      2000
Global                                                             vs.       vs.
Structured Finance                      2001     2000     1999    2000     1999
--------------------------------------------------------------------------------
Par insured (in billions)               $ 74     $ 68     $ 55       9%      24%
Premiums written
 (in millions):
  ADP                                   $389     $430     $322      (9)%     34%
  GPW                                   $352     $299     $224      18%      34%
  NPW                                   $245     $205     $153      20%      34%
-------------------------------------------------------------------------------

      Issuance in the domestic public asset-backed market increased 26% over 2000. MBIA insured $74 billion of par in 2001, up 9% from $68 billion in 2000. ADP was down 9% in 2001 resulting from lower business written outside the U.S. The increase in the ratio of global structured finance par insured to ADP primarily reflects the sharp improvement in the credit quality of the business we wrote. We continue to be active in the high-quality secondary market and to insure a significant number of synthetic CDO deals at the Triple-A credit quality level. These transactions produce large amounts of par insured, and have smaller premiums on an absolute basis than lower rated credits, but are extremely profitable, high-quality transactions. Overall, global structured finance insured business rated A and above totaled 75% in 2001, up sharply from 67% last year. At year-end 2001, 63% of our global structured finance book was rated A and above, up from 59% at year-end 2000.

      Global structured finance GPW increased 18% in 2001, to $352 million from $299 million last year. In 2001, installments received from business written in prior periods remained very strong. Business within the U.S. increased by 25% while non-U.S. business increased by only 4%. The cession rate on global structured finance business decreased from 32% last year to 30% this year, resulting in an increase in NPW of 20%. This higher growth in NPW when compared with GPW reflects the decreased cession rate outside the U.S.

      In 2000, global structured finance par insured and ADP increased 24% and 34%, respectively, over 1999 due primarily to the increase in non-U.S. business. In 2000, both GPW and NPW increased 34% due to the strong subsequent installments collected during the year.

PREMIUMS EARNED - The composition of MBIA's premiums earned in terms of its scheduled and refunded components is illustrated as follows:

--------------------------------------------------------------------------------
                                                                Percent Change
--------------------------------------------------------------------------------
                                                               2001       2000
                                                                vs.        vs.
In millions                     2001       2000       1999     2000       1999
--------------------------------------------------------------------------------
Premiums earned:
 Scheduled                      $469       $412       $379       14%         9%
 Refunded                         55         34         64       61%       (47)%
--------------------------------------------------------------------------------
Total                           $524       $446       $443       17%         1%
--------------------------------------------------------------------------------

      In 2001, premiums earned from scheduled amortization increased by 14%, after a 9% increase in 2000, indicating that the benefits of the increased pricing strategy established in early 1999 are producing solid growth in premium earnings. Global structured finance premiums earned drove this result, increasing 21% over 2000. Total premiums earned in 2000 grew by only 1% over 1999 due to the 47% decrease in refunding premiums earned.

      Refunded premiums earned increased significantly this year compared with last year, reflecting the lower interest rate environment. When an MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately. The level of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer's desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code.

INVESTMENT INCOME - Our insurance-related investment income (exclusive of net realized gains) increased 5% to $413 million in 2001, up from $394 million in 2000. In 2000, investment income was up 10% over 1999. The lower growth in 2001 was primarily due to a continuing decline in interest rates as well as a shift in the investment portfolio from taxable to tax-exempt investments.

ADVISORY FEES - The Company collects various advisory fees in connection with certain transactions. The Company also earns advisory fees in connection with its administration of certain third-party-owned special purpose vehicles. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring and commitment fees are earned on a straight-line basis over the life of the related insured transaction. In 2001, advisory fee revenues increased 39% to $39 million, up from $28 million in 2000 and $27 million in 1999. These increases were primarily due to one-time, non-deferrable fees recognized in 2001 and 2000. Due to the one-time nature of advisory fees, there can be no assurance that the level of advisory fees will stay the same and not decline.

LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE) - We maintain a loss and LAE reserve based on our estimate of identified and unallocated losses from our insured obligations. In 2001 and 2000, we reviewed our loss reserving methodology. Each review included an analysis of loss-reserve factors based on the latest available industry


                                                           MBIA ANNUAL REPORT 33

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

data, an analysis of historical default and recovery experience for the relevant sectors of the fixed-income market, and consideration for the changing mix of our book of business. The reviews did not result in a change in our Company's loss reserving factors.

      The following table shows the case-specific, reinsurance recoverable and unallocated components of our total loss and LAE reserves at the end of the last three years, as well as our loss provision and loss ratio for the last three years:

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
                                                                 2001     2000
                                                                  vs.      vs.
In millions                          2001      2000      1999    2000     1999
--------------------------------------------------------------------------------
Case-specific:
 Gross                               $246      $240      $235       3%       2%
 Reinsurance recoverable
  on unpaid losses                     35        31        31      12%      --
--------------------------------------------------------------------------------
Net case reserves                    $211      $209      $204       1%       2%
Unallocated reserves                  272       259       232       5%      12%
--------------------------------------------------------------------------------
Net loss and LAE reserves            $483      $468      $436       3%       7%

--------------------------------------------------------------------------------
Provision                            $ 57      $ 51      $198      10%     (74)%

--------------------------------------------------------------------------------
Loss ratio:
 GAAP                                10.8%     11.5%     44.8%
 Statutory                            9.3%      6.2%     12.3%
--------------------------------------------------------------------------------

      In 2001, the increase in the provision for losses and LAE was a direct result of the additional insurance business written in 2001. The 74% decrease in 2000 when compared with 1999 was due to the $153 million one-time increase in loss and LAE reserves in 1999. Excluding this one-time reserve strengthening, our 2000 provision increased by 12% over 1999.

      The GAAP loss ratio, which is calculated by dividing loss and loss adjustment expenses by net premiums earned, is one measurement of the Company's underwriting performance. The GAAP loss ratio differs from the statutory loss ratio because it includes the provision for unallocated losses. In 1999, the GAAP loss provision included significant loss reserve strengthening. Excluding this reserve strengthening, the 1999 GAAP loss ratio was 10.3%.

POLICY ACQUISITION COSTS AND OPERATING EXPENSES - Expenses related to the production of our insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. The Company's policy acquisition costs, operating expenses and total insurance operating expenses, as well as related expense ratios, are shown below:

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
                                                                 2001     2000
                                                                  vs.      vs.
In millions                         2001      2000      1999     2000     1999
--------------------------------------------------------------------------------
Amortization of deferred
 acquisition costs                  $ 42      $ 36      $ 37       18%      (2)%
Operating expenses                    81        83        80       (3)%      4%
--------------------------------------------------------------------------------
Total insurance
 operating expenses                 $123      $119      $117        3%       2%

--------------------------------------------------------------------------------
Expense ratio:
 GAAP                               23.5%     26.7%     26.4%
 Statutory                          13.4%     22.1%     23.6%
--------------------------------------------------------------------------------

      In 2001, the amortization of deferred acquisition costs increased 18% over 2000, in line with the increase in insurance business earned. The amortization of deferred acquisition costs decreased 2% in 2000 compared with 1999. The ratio of policy acquisition costs, net of deferrals, to earned premiums has remained steady at 8% in 2001, 2000 and 1999.

      Operating expenses decreased 3% in 2001 from $83 million in 2000 to $81 million in 2001, reflecting the Company's continuing expense management program. The 4% increase in operating expenses in 2000 related to the costs associated with the expansion of the Company's Armonk, New York headquarters.

      Financial guarantee insurance companies use the statutory expense ratio (expenses before deferrals divided by net premiums written) as a measure of expense management. The Company's 2001 statutory expense ratio of 13.4% is significantly below the 2000 ratio of 22.1%, which was down slightly from 23.6% in 1999. The GAAP expense ratio of 23.5% also decreased compared with 2000. The improvement in expense ratios is a result of the increased emphasis on expense management as well as the growth in premium production.

INSURANCE INCOME - The Company's insurance income of $796 million for 2001 increased 14% over 2000. This increase was due to strong earned premium growth of 17% and advisory fee revenue growth of 39%, as well as the 3% reduction in insurance operating expenses.

INVESTMENT MANAGEMENT SERVICES

Since 1998, the resources and capabilities of our four investment management companies have been consolidated under MBIA Asset Management, LLC. During this time we have experienced operating benefits as well as record performance. In 2001, we experienced another year of growth, although slowed by a weakening in the equity markets and a tightening of spreads in our municipal investment agreement portfolio. Consolidated revenues were up 6% over last year, while expenses were up only 1%. As a result, operating income increased 12% over 2000. In addition, we ended the year with over $39 billion in assets under management, up 7% from year-end 2000. The following table summarizes our consolidated investment management results over the last three years:


34 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
                                                                 2001      2000
                                                                  vs.       vs.
In millions                        2001       2000      1999     2000      1999
--------------------------------------------------------------------------------
Revenues                           $126       $119       $87        6%       37%
Expenses                             63         63        46        1%       36%
--------------------------------------------------------------------------------
Operating income                   $ 63       $ 56       $41       12%       38%
--------------------------------------------------------------------------------

      MBIA Asset Management, LLC is comprised of 1838 Investment Advisors, LLC
(1838), MBIA Municipal Investors Service Corp. (MBIA-MISC), MBIA Investment Management Corp. (IMC) and MBIA Capital Management Corp. (CMC). The following provides a summary of each of these businesses:

      1838 is a full-service asset management firm with a strong institutional focus. It manages $12 billion in equity, fixed-income and balanced portfolios for a client base comprised of municipalities, endowments, foundations, corporate employee benefit plans and high-net-worth individuals.

      MBIA-MISC provides cash management, investment fund administration and fixed-rate investment placement services directly to local governments and school districts. MBIA-MISC is a Securities and Exchange Commission
(SEC)-registered investment adviser and at year-end 2001 had $11 billion in assets under management, up 34% over year-end 2000.

      IMC provides state and local governments with tailored investment agreements for bond proceeds and other public funds, such as construction, loan origination, capitalized interest and debt service reserve funds. At year-end 2001, principal and accrued interest outstanding on investment and repurchase agreements and securities sold under agreements to repurchase or loaned was $6.6 billion, compared with $5.3 billion at year-end 2000. At market value, assets supporting those agreements were $6.7 billion and $5.3 billion at year-end 2001 and 2000, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

      CMC is a SEC-registered investment adviser and National Association of Securities Dealers member firm. CMC specializes in fixed-income management for institutional funds and provides investment management services for IMC's investment agreements, MBIA-MISC's municipal cash management programs and the Company's insurance related investment portfolios. At year-end 2001, CMC's third-party assets under management were $2.4 billion compared with $2.3 billion at year-end 2000.

MUNICIPAL SERVICES

MBIA MuniServices Company (MBIA MuniServices) delivers revenue enhancement services and products to public-sector clients nationwide, consisting of discovery, audit, collections/recovery, enforcement and information (data) services. During 1999, the Company completed a reorganization of the operations of two of its subsidiaries into one entity, MBIA MuniServices. The Municipal Services segment also includes Capital Asset Holdings GP, Inc. and certain affiliated entities (Capital Asset), a servicer of delinquent tax certificates.

      In 2001, the Municipal Services operations lost $3 million compared with operating income of $610 thousand during 2000. Total revenues decreased by 27% as a result of a reduction in municipal contracts, while total expenses decreased by 18% as a result of our reorganization efforts.

      The Company is the majority owner of Capital Asset, which was in the business of acquiring and servicing tax liens. The Company became the majority owner in December 1998 when it acquired the interest of the company's founder. In 1999, the Company recorded a $102 million pre-tax charge related to its investment in Capital Asset, which was recorded as a one-time charge. MBIA Insurance Corporation (MBIA Corp.) has insured three securitizations of tax liens that were originated and continue to be serviced by Capital Asset. These securitizations were structured through the sale by Capital Asset of substantially all of its tax liens to three off-balance sheet qualifying special purpose vehicles that were established in connection with these securitizations. The qualifying special purpose vehicles are not included in the consolidation of the MBIA group. In the third quarter of 1999, Capital Asset engaged a specialty servicer of residential mortgages to help manage its business and operations and to assist in administering the portfolios supporting the securitizations insured by MBIA Corp. As of December 31, 2001, the aggregate gross insured amount in connection with these securitizations was approximately $250 million. MBIA Corp. has established case reserves related to these policies, and there can be no assurance that such reserves will be sufficient to cover all losses under these policies. In addition, Capital Asset has other contingent liabilities, including potential liabilities in connection with pending litigation in which it is involved.

      During the second quarter of 1999, MBIA MuniServices sold its wholly owned subsidiary MBIA MuniFinancial, recognizing a $3 million pre-tax loss on disposition, which is recorded in one-time charges.

CORPORATE

NET INVESTMENT INCOME - Net investment income was $7 million in 2001, which was the result of assets invested at the holding company level from the debt proceeds received during the fourth quarter of 2000 and from dividends received from MBIA Corp.

INTEREST EXPENSE - The Company incurred $56 million of interest expense compared with $54 million last year. The increase is the result of the additional $100 million of debt issued during the fourth quarter of 2000.

CORPORATE EXPENSES - Corporate expenses are composed primarily of general corporate expenses. Corporate expenses have remained fairly consistent at $21 million, $19 million and $21 million in 2001, 2000 and 1999, respectively.

ONE-TIME CHARGES - As previously discussed, one-time charges for 1999 included a $102 million pre-tax charge, which reflected the write-down of the carrying value of MBIA's investment in Capital Asset and the value of the loans provided by MBIA to Capital Asset. Also included in one-time charges for 1999 was the $3 million pre-tax loss on the sale of MuniFinancial.

GAINS AND LOSSES

NET REALIZED GAINS - Net realized gains were $9 million in 2001 compared with $33 million in 2000. Net realized gains were up 31% in 2000 from 1999's $25 million. These gains were generated as a result


                                                           35 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of the ongoing management of the investment portfolio.

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - Net unrealized losses were $4 million in 2001 due to the change in the fair value of derivative instruments which was derived from market information and appropriate valuation methodologies. There are no comparative figures in 2000 or 1999. For further information see Note 5 in the Notes to Consolidated Financial Statements.

TAXES

Our tax policy is to optimize our after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. However, our tax rate fluctuates from time to time as we manage our investment portfolio on a total return basis. Our effective tax rate for 2001 increased slightly to 26.3% from 26.1% in 2000 and 17.4% in 1999. For 1999, our tax provision is net of the benefit resulting from the one-time charges discussed previously, as well as the benefit from the one-time increase to the loss and LAE reserves.

CAPITAL RESOURCES

We carefully manage our capital resources to minimize our cost of capital while maintaining appropriate claims-paying resources to sustain our Triple-A claims-paying ratings. At year-end 2001, our total shareholders' equity was $4.8 billion, with total long-term borrowings at $805 million. We use debt financing to lower our overall cost of capital, thereby increasing our return on shareholders' equity. We maintain debt at levels we consider to be prudent based on our cash flow and total capital. The following table shows our long-term debt and the ratio we use to measure it:

--------------------------------------------------------------------------------
                                                 2001         2000         1999
--------------------------------------------------------------------------------
Long-term debt (in millions)                     $805         $795         $689
Long-term debt to total capital                    14%          16%          16%
--------------------------------------------------------------------------------

      In July of 1999, the board of directors authorized the repurchase of 11.25 million shares of common stock of the Company. The Company began the repurchase program in the fourth quarter of 1999. As of year-end 2001, the Company had repurchased a total of 3.4 million shares at an average price of $31.98 per share.

      MBIA Corp. has a $900 million irrevocable standby line of credit facility with a group of major Triple-A-rated banks to provide funds for the payment of claims in excess of the greater of $900 million or 5.6% of average annual debt service with respect to public finance transactions. The agreement is for a seven-year term, which expires on October 31, 2008, and, subject to approval by the banks, may be renewed annually to extend the term to seven years beyond the renewal date. MBIA Corp. also maintains stop-loss reinsurance coverage of $211 million on its global structured finance portfolio. The attachment point is calculated annually as a percentage of the global structured finance portfolio and was $900 million during 2001. The attachment point increased to $1,014 million on January 1, 2002. In addition, MBIA Inc. maintains an option to place $150 million of subordinated securities contingent upon MBIA Corp. and other insurance subsidiaries incurring losses in excess of $1.65 billion as of December 31, 2001. The attachment point is calculated annually as a percentage of the insured portfolio.

      From time to time we access the capital markets to support the growth of our businesses. In December 2000, we issued 175 million of Swiss Francs 10-year notes (converted to approximately $99 million) and $100 million of 40-year notes.

      At year-end 2001, total claims-paying resources for MBIA Corp. stood at $10.1 billion, a 10% increase over year-end 2000.

LIQUIDITY

Cash flow needs at the parent company level are primarily for dividends to our shareholders and interest payments on our debt. These requirements have historically been met by upstreaming dividend payments from MBIA Corp., which generates substantial cash flow from premium writings and investment income. In 2001, MBIA Corp.'s operating cash flow totaled $851 million compared with $695 million in 2000.

      Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In our case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus as shown on MBIA Corp.'s latest filed statutory financial statements. In 2001, MBIA Corp. declared and paid dividends of $212 million and based upon the filing of our 2001 statutory financial statements had dividend capacity of $73 million without special regulatory approval.

      The Company has significant liquidity supporting its businesses. At the end of 2001, cash equivalents and short-term investments totaled $409 million. Should significant cash flow reductions occur in any of our businesses, for any combination of reasons, we have additional alternatives for meeting ongoing cash requirements. They include selling or pledging our fixed-income investments in our investment portfolio, tapping existing liquidity facilities and new borrowings.

      The Company has substantial external borrowing capacity. We maintain two short-term bank lines totaling $650 million with a group of highly-rated worldwide banks, a $217 million facility with a term of 364 days and a $433 million facility with a 4-year term. At year-end 2001, there were no balances outstanding under these lines.

      The investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 2001, the fair value of our consolidated investment portfolio was $14.5 billion, as shown below:

--------------------------------------------------------------------------------
                                                                 Percent Change
--------------------------------------------------------------------------------
In millions                               2001            2000    2001 vs. 2000
--------------------------------------------------------------------------------
Insurance operations:
 Amortized cost                        $ 7,704         $ 7,108           8%
 Unrealized gain                           146             128          14%
--------------------------------------------------------------------------------
 Fair value                            $ 7,850         $ 7,236           8%
--------------------------------------------------------------------------------
Municipal investment
 agreements:
 Amortized cost                        $ 6,535         $ 4,948          32%
 Unrealized gain                           131              49         167%
--------------------------------------------------------------------------------
 Fair value                            $ 6,666         $ 4,997          33%
--------------------------------------------------------------------------------
Total portfolio at
 fair value                            $14,516         $12,233          19%
--------------------------------------------------------------------------------

The growth of our insurance-related investments in 2001 was


36 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the result of positive cash flows. The fair value of investments related to our municipal investment agreement business has increased to $6.7 billion from $5.0 billion at December 31, 2000. This increase was a result of growth in IMC's municipal investment and repurchase agreement program.

      The investment portfolios are considered to be available-for-sale, and the differences between their fair value and amortized cost, net of applicable taxes, are reflected in accumulated other comprehensive income in shareholders' equity. Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Differences between fair value and amortized cost arise primarily as a result of changes in interest rates occurring after a fixed-income security is purchased, although other factors influence fair value, including credit-related actions, supply and demand forces and other market factors. The weighted-average credit quality of our fixed-income portfolios has been maintained at Double-A since our inception. Since we generally intend to hold most of our investments to maturity as part of our risk management strategy, we expect to realize a value substantially equal to amortized cost.

      The following table summarizes the Company's contractual obligations as of December 31, 2001. For information on the Company's financial guarantee exposure see Footnote 20 in the Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                        As of December 31, 2001
-----------------------------------------------------------------------------------------------------
                                 Less Than            1-3          4-5          After
In thousands                      One Year          Years        Years        5 Years          Total
-----------------------------------------------------------------------------------------------------
Long-term debt                  $    3,750             --           --     $  787,953     $  791,703
Municipal investment and
 repurchase agreements*          2,101,563      1,921,411      156,939      1,826,240      6,006,153
Repurchase agreements*             144,773        410,723           --             --        555,496
-----------------------------------------------------------------------------------------------------
Total                           $2,250,086     $2,332,134     $156,939     $2,614,193     $7,353,352
-----------------------------------------------------------------------------------------------------

* At December 31, 2001, the Company had assets supporting the investment and repurchase agreements totaling $6.7 billion at market value.

      The Company generates significant liquidity from its operations. Because of its risk management policies and procedures, diversification and reinsurance, the Company believes that the occurrence of an event that would significantly adversely affect liquidity is unlikely.

MARKET RISK

The fair values of some of the Company's reported financial instruments are subject to change as a result of potential interest rate movements. This interest rate sensitivity can be estimated by projecting a hypothetical increase in interest rates of 1.0%. Based on asset maturities and interest rates as of year-end 2000, this hypothetical increase in interest rates would result in an after-tax decrease in net fair value of our Company's financial instruments of $284 million. This projected change in fair value is primarily a result of the Company's fixed-maturity securities asset portfolio, which loses value with increases in interest rates. Since the Company is able and primarily expects to hold the securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenario.

      The Company's investment portfolio holdings are primarily U.S. dollar-denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds and asset-backed securities. In modeling sensitivity to interest rates for the taxable securities, U.S. treasury rates are changed by 1.0%. Tax-exempt securities are subjected to a change in the Municipal Triple-A General Obligation curve that would be equivalent to a 1.0% taxable interest rate change based on year-end taxable/tax-exempt ratios. Simulation for tax-exempt securities is performed treating securities on a duration-to-worst-case basis. For the liabilities evaluation, where appropriate, the assumed discount rates used to estimate the present value of future cash flows are increased by 1.0%.

                                                           MBIA ANNUAL REPORT 37

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

REPORT ON MANAGEMENT'S RESPONSIBILITY AND REPORT OF INDEPENDENT ACCOUNTANTS

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

      PricewaterhouseCoopers LLP, independent accountants, is retained to audit the Company's financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include consideration of the company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

      The board of directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


/s/ Joseph W. Brown

Joseph W. Brown
Chairman and Chief Executive Officer


/s/ Neil G. Budnick

Neil G. Budnick
Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MBIA INC.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of MBIA Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 5 to the financial statements, the Company changed its method of accounting for derivative instruments in 2001.


      /s/ PricewaterhouseCoopers LLP

      New York, New York
      February 1, 2002


38 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

Dollars in thousands except per share amounts                                     December 31, 2001     December 31, 2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments:
     Fixed-maturity securities held as available-for-sale
         at fair value (amortized cost $7,274,848 and $6,612,498)                      $  7,421,023          $  6,740,127
     Short-term investments, at amortized cost
         (which approximates fair value)                                                    293,791               376,604
     Other investments                                                                      135,376               119,591
------------------------------------------------------------------------------------------------------------------------------
                                                                                          7,850,190             7,236,322
     Municipal investment agreement portfolio held as available-for-sale
          at fair value (amortized cost $5,957,089 and $4,736,439)                        6,079,066             4,785,168
     Municipal investment agreement portfolio pledged as collateral
          at fair value (amortized cost $577,790 and $211,214)                              586,915               211,440
------------------------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENTS                                                               14,516,171            12,232,930
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                   115,040                93,962
Securities purchased under agreements to resell or borrowed                                      --               314,624
Accrued investment income                                                                   181,984               152,043
Deferred acquisition costs                                                                  277,699               274,355
Prepaid reinsurance premiums                                                                507,079               442,622
Reinsurance recoverable on unpaid losses                                                     35,090                31,414
Goodwill (less accumulated amortization of $74,022 and $67,472)                              97,772               104,322
Property and equipment, at cost (less accumulated depreciation
          of $72,088 and $62,026)                                                           129,004               133,514
Receivable for investments sold                                                             157,864                13,772
Other assets                                                                                181,982               100,780
------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                  $ 16,199,685          $ 13,894,338
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Deferred premium revenue                                                          $  2,565,096          $  2,397,578
     Loss and loss adjustment expense reserves                                              518,389               499,279
     Municipal investment agreements                                                      5,150,374             3,821,652
     Municipal repurchase agreements                                                        904,744               967,803
     Long-term debt                                                                         805,062               795,102
     Short-term debt                                                                         47,751               144,243
     Securities sold under agreements to repurchase or loaned                               555,496               489,624
     Current income taxes                                                                    22,419                    --
     Deferred income taxes                                                                  272,665               252,463
     Deferred fee revenue                                                                    27,629                32,694
     Payable for investments purchased                                                      130,098                 7,899
     Other liabilities                                                                      417,324               262,588
------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                               11,417,047             9,670,925
------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity:
     Preferred stock, par value $1 per share; authorized shares -- 10,000,000;
     issued and outstanding -- none                                                              --                    --
     Common stock, par value $1 per share; authorized shares -- 400,000,000
            and 200,000,000; issued shares -- 151,950,991 and 151,159,943                   151,951               151,160
     Additional paid-in capital                                                           1,195,802             1,169,200
     Retained earnings                                                                    3,415,517             2,934,608
     Accumulated other comprehensive income, net of deferred income
            tax provision of $91,222 and $57,141                                            145,321                85,707
     Unallocated ESOP shares                                                                 (1,983)               (2,950)
     Unearned compensation -- restricted stock                                              (11,335)              (10,659)
     Treasury stock -- 3,516,921 shares in 2001 and 3,314,037 shares in 2000               (112,635)             (103,653)
------------------------------------------------------------------------------------------------------------------------------
         TOTAL SHAREHOLDERS' EQUITY                                                       4,782,638             4,223,413
------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $ 16,199,685          $ 13,894,338
==============================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                           MBIA ANNUAL REPORT 39

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years ended December 31
                                                             ---------------------------------------------------------------
Dollars in thousands except per share amounts                         2001                   2000                   1999
----------------------------------------------------------------------------------------------------------------------------
INSURANCE
     Revenues:
         Gross premiums written                              $     865,226          $     687,408          $     624,871
         Ceded premiums                                           (235,362)              (189,316)              (171,256)
----------------------------------------------------------------------------------------------------------------------------
             Net premiums written                                  629,864                498,092                453,615
         Increase in deferred premium revenue                     (105,994)               (51,739)               (10,819)
----------------------------------------------------------------------------------------------------------------------------
             Premiums earned (net of ceded premiums
                of $169,034, $147,249 and $119,879)                523,870                446,353                442,796
         Net investment income                                     412,763                393,985                359,456
         Advisory fees                                              39,287                 28,284                 27,486
----------------------------------------------------------------------------------------------------------------------------
             Total insurance revenues                              975,920                868,622                829,738
     Expenses:
         Losses and loss adjustment                                 56,651                 51,291                198,454
         Amortization of deferred acquisition costs                 42,433                 35,976                 36,700
         Operating                                                  80,498                 83,066                 80,082
----------------------------------------------------------------------------------------------------------------------------
             Total insurance expenses                              179,582                170,333                315,236
----------------------------------------------------------------------------------------------------------------------------
     Insurance income                                              796,338                698,289                514,502
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT MANAGEMENT SERVICES
     Revenues                                                      125,929                118,859                 86,600
     Expenses                                                       62,910                 62,535                 45,920
----------------------------------------------------------------------------------------------------------------------------
     Investment management services income                          63,019                 56,324                 40,680
----------------------------------------------------------------------------------------------------------------------------
MUNICIPAL SERVICES
     Revenues                                                       27,037                 37,089                 22,923
     Expenses                                                       29,951                 36,479                 35,372
----------------------------------------------------------------------------------------------------------------------------
     Municipal services income (loss)                               (2,914)                   610                (12,449)
----------------------------------------------------------------------------------------------------------------------------
CORPORATE
     Net investment income                                           6,899                     --                     --
     Interest expense                                               56,445                 53,756                 53,935
     Corporate expenses                                             20,874                 19,494                 21,052
     One-time charges                                                   --                     --                105,023
----------------------------------------------------------------------------------------------------------------------------
     Corporate loss                                                (70,420)               (73,250)              (180,010)
----------------------------------------------------------------------------------------------------------------------------
GAINS AND LOSSES
     Net realized gains                                              8,896                 32,884                 25,160
     Change in fair value of derivative instruments                 (3,935)                    --                     --
----------------------------------------------------------------------------------------------------------------------------
     Net gains and losses                                            4,961                 32,884                 25,160
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         790,984                714,857                387,883
Provision for income taxes                                         207,826                186,220                 67,353
----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change               583,158                528,637                320,530
     Cumulative effect of accounting change                        (13,067)                    --                     --
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $     570,091          $     528,637          $     320,530
============================================================================================================================
NET INCOME PER COMMON SHARE:
     Basic                                                   $        3.85          $        3.58          $        2.15
     Diluted                                                 $        3.82          $        3.56          $        2.13
----------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
     shares outstanding:
     Basic                                                     148,190,890            147,714,663            149,386,305
     Diluted                                                   149,282,657            148,668,943            150,603,508
============================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


40 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                              For the years ended December 31, 2001, 2000 and 1999

                                                                                                            Accumulated
                                                        Common Stock          Additional                          Other
                                                     -------------------         Paid-in       Retained   Comprehensive
In thousands except per share amounts                 Shares       Amount        Capital       Earnings    Income (Loss)
--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                             149,354    $ 149,354    $ 1,119,408    $ 2,246,221       $ 288,915
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
  Net income                                              --           --             --        320,530              --
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $ 270,330                            --           --             --             --        (502,996)
  Change in foreign currency translation                  --           --             --             --         (10,430)
     Other comprehensive loss
Total comprehensive loss
Treasury shares acquired                                  --           --             --             --              --
Unallocated ESOP shares                                   --           --            391             --              --
Unearned compensation - restricted stock                 149          149          4,833             --              --
Stock issued for acquisition                              57           57          2,373             --              --
Exercise of stock options                                549          549         14,067             --              --
Dividends (declared per common share
     $0.537, paid per common share $0.533)                --           --             --        (80,273)             --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                           150,109      150,109      1,141,072      2,486,478        (224,511)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                              --          --              --        528,637              --
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(170,061)                           --           --             --             --         316,010
  Change in foreign currency translation                  --           --             --             --          (5,792)
    Other comprehensive income
Total comprehensive income
Treasury shares acquired                                  --           --             --             --              --
Unallocated ESOP shares                                   --           --            (43)            --              --
Unearned compensation - restricted stock                 114          114          5,425             --              --
Exercise of stock options                                937          937         22,746             --              --
Dividends (declared and paid per common
  share $0.547)                                           --           --             --        (80,507)             --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                           151,160      151,160      1,169,200      2,934,608          85,707
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                              --           --             --        570,091              --
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $39,867                              --           --             --             --          74,009
  Change in fair value of derivative instruments
     net of change in deferred income
     taxes of $(5,786)                                    --           --             --             --         (10,746)
  Change in foreign currency translation                  --           --             --             --          (3,649)
     Other comprehensive income
Total comprehensive income
Treasury shares acquired                                  --           --             --             --              --
Unallocated ESOP shares                                   --           --             31             --              --
Unearned compensation - restricted stock                  57           57          3,036             --              --
Exercise of stock options                                738          738         23,535             --              --
Dividends (declared per common share
  $0.600, paid per common share $0.587)                   (4)          (4)            --        (89,182)             --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                           151,951    $ 151,951    $ 1,195,802    $ 3,415,517       $ 145,321
--------------------------------------------------------------------------------------------------------------------------

                                                                For the years ended December 31, 2001, 2000 and 1999

                                                                      Unearned
                                                    Unallocated   Compensation           Treasury Stock                 Total
                                                           ESOP    -Restricted       ----------------------     Shareholders'
                                                         Shares          Stock       Shares          Amount            Equity
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                              $  (4,044)      $ (6,807)         (33)      $    (830)      $ 3,792,217
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss):
  Net income                                                 --             --           --              --           320,530
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $ 270,330                               --             --           --              --          (502,996)
  Change in foreign currency translation                     --             --           --              --           (10,430)
                                                                                                                  -----------
     Other comprehensive loss                                                                                        (513,426)
                                                                                                                  -----------
Total comprehensive loss                                                                                             (192,896)
                                                                                                                  -----------
Treasury shares acquired                                     --             --         (750)        (24,698)          (24,698)
Unallocated ESOP shares                                    (319)            --           19             462               534
Unearned compensation - restricted stock                     --         (3,179)         (18)           (632)            1,171
Stock issued for acquisition                                 --             --           --              --             2,430
Exercise of stock options                                    --             --           --              --            14,616
Dividends (declared per common share
     $0.537, paid per common share $0.533)                   --             --           --              --           (80,273)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                               (4,363)        (9,986)        (782)        (25,698)        3,513,101
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                                 --             --            --             --           528,637
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $(170,061)                              --             --           --              --           316,010
  Change in foreign currency translation                     --             --           --              --            (5,792)
                                                                                                                  -----------
    Other comprehensive income                                                                                        310,218
                                                                                                                  -----------
Total comprehensive income                                                                                            838,855
                                                                                                                  -----------
Treasury shares acquired                                     --             --       (2,520)        (77,717)          (77,717)
Unallocated ESOP shares                                   1,413             --           --              --             1,370
Unearned compensation - restricted stock                     --           (673)         (12)           (238)            4,628
Exercise of stock options                                    --             --           --              --            23,683
Dividends (declared and paid per common
  share $0.547)                                              --             --           --              --           (80,507)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                               (2,950)       (10,659)      (3,314)       (103,653)        4,223,413
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                                 --             --           --              --           570,091
  Other comprehensive income (loss):
  Change in unrealized appreciation of
     investments net of change in deferred
     income taxes of $39,867                                 --             --           --              --            74,009
  Change in fair value of derivative instruments
     net of change in deferred income
     taxes of $(5,786)                                       --             --           --              --           (10,746)
  Change in foreign currency translation                     --             --           --              --            (3,649)
                                                                                                                  -----------
     Other comprehensive income                                                                                        59,614
                                                                                                                  -----------
Total comprehensive income                                                                                            629,705
                                                                                                                  -----------
Treasury shares acquired                                     --             --         (203)         (8,982)           (8,982)
Unallocated ESOP shares                                     967             --           --              --               998
Unearned compensation - restricted stock                     --           (676)          --              --             2,417
Exercise of stock options                                    --             --           --              --            24,273
Dividends (declared per common share
  $0.600, paid per common share $0.587)                      --             --           --              --           (89,186)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                            $  (1,983)      $(11,335)      (3,517)      $(112,635)       $4,782,638
-------------------------------------------------------------------------------------------------------------------------------

DISCLOSURE OF RECLASSIFICATION AMOUNT:                                  1999             2000            2001
-------------------------------------------------------------------------------------------------------------------------------
Unrealized (depreciation) appreciation of investments
    arising during the period, net of taxes                        $(448,686)       $ 317,092        $ 80,253
Reclassification adjustment, net of taxes                            (54,310)          (1,082)         (6,244)
-------------------------------------------------------------------------------------------------------------------------------
Net unrealized (depreciation) appreciation, net of taxes           $(502,996)       $ 316,010        $ 74,009
===============================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                           MBIA ANNUAL REPORT 41

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Years ended December 31
Dollars in thousands                                                            2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                         $    570,091      $   528,637      $   320,530
     Adjustments to reconcile net income to net cash provided by operating activities:
         Increase in accrued investment income                               (29,941)         (16,699)          (8,354)
         Increase in deferred acquisition costs                               (3,344)         (22,433)         (21,837)
         Increase in prepaid reinsurance premiums                            (64,457)         (39,412)         (50,511)
         Increase in deferred premium revenue                                170,452           91,151           61,329
         Increase in loss and loss adjustment expense reserves, net           15,434           31,405          166,346
         Depreciation                                                         10,062           11,557           11,368
         Amortization of goodwill                                              6,550            6,701            6,983
         Amortization of bond discount, net                                   (8,416)         (31,379)         (25,338)
         Net realized gains on sale of investments                            (8,896)         (32,884)         (25,160)
         Deferred income tax (benefit) provision                             (13,788)          49,575          (40,505)
         Fair value of derivative instruments                                 24,119               --               --
         Other, net                                                           53,727           64,124           48,400
---------------------------------------------------------------------------------------------------------------------------
         Total adjustments to net income                                     151,502          111,706          122,721
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                           721,593          640,343          443,251
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed-maturity securities, net
         of payable for investments purchased                            (17,178,199)      (7,417,426)      (6,778,179)
     Sale of fixed-maturity securities, net of
         receivable for investments sold                                  16,125,642        6,543,563        6,144,650
     Redemption of fixed-maturity securities, net of
         receivable for investments redeemed                                 431,275          282,540          288,710
     Sale (purchase) of short-term investments                                95,822          (93,552)         113,896
     (Purchase) sale of other investments                                    (14,386)          18,538          (50,616)
     Purchases for municipal investment agreement
         portfolio, net of payable for investments purchased              (9,518,913)      (5,418,222)      (2,672,918)
     Sales from municipal investment agreement
         portfolio, net of receivable for investments sold                 7,886,657        5,002,639        1,650,111
     Capital expenditures, net of disposals                                   (5,551)         (16,363)         (58,650)
     Other, net                                                                  499            8,297           11,146
---------------------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                            (2,177,154)      (1,089,986)      (1,351,850)
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds (repayment) from issuance (retirement)
         of long-term debt                                                    (3,750)         192,363           (3,750)
     Net (repayment) proceeds from (retirement) issuance
         of short-term debt                                                  (96,492)         (24,500)          65,001
     Dividends paid                                                          (87,112)         (80,708)         (79,764)
     Purchase of treasury stock                                               (8,982)         (77,955)         (24,698)
     Proceeds from issuance of municipal investment
         and repurchase agreements                                         4,073,245        2,674,379        2,787,906
     Payments for drawdowns of municipal investment
         and repurchase agreements                                        (2,805,039)      (2,404,637)      (1,770,418)
     Securities sold under agreements to repurchase
         or loaned, net                                                      380,496          147,421           (7,492)
     Exercise of stock options                                                24,273           23,683           14,616
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                         1,476,639          450,046          981,401
---------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                     21,078              403           72,802
Cash and cash equivalents - beginning of year                                 93,962           93,559           20,757
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                 $    115,040      $    93,962      $    93,559
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Income taxes paid                                                  $    178,455      $    96,395      $   136,877
     Interest paid:
         Municipal investment and repurchase agreements                 $    304,528      $   265,988      $   210,495
         Long-term debt                                                 $     61,091      $    53,234      $    53,466
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

42 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND ORGANIZATION

MBIA Inc. (MBIA or the Company) was incorporated in the state of Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies. The Company operates its insurance business primarily through its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.) and its wholly owned French subsidiary MBIA Assurance, S.A. (MBIA Assurance). MBIA Assurance writes financial guarantee insurance in the international market, and pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp. In addition, the Company manages books of business through two other subsidiaries, MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when the Company merged with CapMAC Holdings, Inc. (CapMAC). The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

      The Company also provides investment services through several of its subsidiaries which are wholly owned by MBIA Asset Management, LLC (MBIA-AMC), which was formed in 1998 and converted to a limited liability corporation in December 2000. MBIA Municipal Investors Services Corporation (MBIA-MISC) operates cooperative cash management programs for school districts and municipalities. In May 2000, MBIA-MISC merged with another subsidiary, American Money Management Associates, Inc. (AMMA), which provided investment and treasury management consulting services to municipal and quasi public-sector clients. This merger combined the investment expertise into a consolidated investment management business. MBIA Investment Management Corp. (IMC) provides guaranteed investment agreements to states, municipalities and municipal authorities. MBIA Capital Management Corp. (CMC) provides fixed- income investment management services for the Company, its affiliates and third-party institutional clients. 1838 Investment Advisors, LLC (1838), a limited liability corporation, manages domestic and international equity, fixed-income and balanced portfolios for high-net-worth individuals, mutual funds, endowments, foundations and employee benefit plans.

      The Company also provides municipal services through its municipal services operations subsidiaries, which are wholly owned by MBIA MuniServices Company (MBIA MuniServices), formed in 1996. Municipal Tax Collection Bureau Inc. (MTB) is a provider of tax compliance services to state and local governments. Municipal Resources Consultants (MRC) is a revenue audit and information services firm. Capital Asset Holdings, Inc. (Capital Asset) services and manages delinquent municipal tax liens. In July 1997 the Company acquired MuniFinancial, a public finance consulting firm specializing in municipal debt administration, which it sold in September 1999.

      TRS Funding Corporation (TRS) was formed in September 1997 to provide clients with structured financing solutions involving the use of total return swaps and credit derivatives. While MBIA does not have a direct ownership interest in TRS, it is consolidated in the financial statements of the Company on the basis that substantially all rewards and risks are borne by MBIA.

      LaCrosse Financial Products, LLC (LaCrosse), formerly King Street Financial Products, LLC, was created in December 1999 to offer clients structured derivative products, such as credit default, interest rate and currency swaps. While MBIA does not have a direct ownership interest in LaCrosse, it is consolidated in the financial statements of the Company on the basis that substantially all rewards and risks are borne by MBIA.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION - The consolidated financial statements include the accounts of the Company, its significant subsidiaries, entities under its control and entities for which the Company retains substantially all the risks and rewards. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS - The Company's entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholders' equity.

      Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities, other than those held in the municipal investment agreement portfolio, with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

      Investment income from the municipal investment agreement portfolio is recorded as a component of investment management services revenues. Municipal investment agreement portfolio accrued interest income, receivables for investments sold, and payables for investments purchased are included in the respective consolidated accounts.

      Other investments include the Company's interest in equity-oriented and equity-method investments. The Company records its share of the unrealized gains and losses on equity-oriented investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholders' equity.


                                                           MBIA ANNUAL REPORT 43

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL OR BORROWED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE OR LOANED - Securities purchased under agreements to resell or borrowed and securities sold under agreements to repurchase or loaned are accounted for as collateralized transactions and are recorded at principal or contract value. It is the Company's policy to take possession of securities borrowed or purchased under agreements to resell. These contracts are primarily entered into to obtain securities that are repledged as part of MBIA's collateralized municipal investment and repurchase agreement activity and are only transacted with high-quality dealer firms.

      The Company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the Company when deemed necessary.

POLICY ACQUISITION COSTS - Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. The Company periodically conducts a study to determine which operating costs vary with, and are primarily related to, the acquisition of new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

PREMIUM REVENUE RECOGNITION - Upfront premiums are earned in proportion to the expiration of the related risk. Therefore, premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding. The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to the Company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are earned over each installment period, generally one year or less.

ADVISORY FEE REVENUE RECOGNITION - The Company collects various advisory fees in connection with certain transactions. The Company also earns advisory fees in connection with its administration of certain third-party-owned special purpose vehicles. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring and commitment fees are earned on a straight-line basis over the life of the related insured transaction.

GOODWILL - Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. and MBIA-MISC is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of all other subsidiaries is amortized by the straight-line method over 15 years.

      Effective January 1, 2002 the Company will adopt Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets." See
Note 4 for an explanation of the impact the adoption of this Statement will have on the Company's financial statements.

PROPERTY AND EQUIPMENT - Property and equipment consist of the Company's headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated using the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to current earnings as incurred.

LOSS AND LOSS ADJUSTMENT EXPENSES - Loss and loss adjustment expense (LAE) reserves are established in an amount equal to the Company's estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

      The unallocated reserve is calculated by applying a loss factor to net debt service written. Management determines this factor based on an independent research agency study of bond defaults, which management feels is a reliable source of bond default data. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance, based on a discount rate of 5.86%. The discount rate is based on the estimated yield of our fixed-income investment portfolio. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

      Management of the Company periodically reevaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

      In 2001 and 2000, the Company reviewed its loss reserving methodology. The reviews included an analysis of loss reserve factors based on the latest industry data. Historical bond default and recovery experience for the relevant sectors of the fixed-income market were included in the analysis as was the Company's changing mix of business. These reviews did not result in a change to the Company's loss and LAE reserving factor.


44 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Beginning in 2002, the Company has decided to change the methodology it uses to determine the amount of loss and loss adjustment expenses. The Company will start accruing loss and loss adjustment expenses based upon a percentage of earned premiums instead of a percentage of net debt service written. There are two reasons for the change in the methodology. First, the amount of net debt service written can significantly fluctuate from quarter to quarter while the related premium is earned more consistently over the life of the transaction. Second, during the quarter the premiums are written, the loss and loss adjustment charge is recognized in advance of the related earned premium because this revenue is essentially all deferred in the quarter that it is written. The intent of the change is to better match the recognition of incurred losses with the related revenue. If the new methodology was used during 2001, 2000 and 1999, excluding the loss reserve strengthening in 1999, the Company would have reserved essentially the same amount as it did under the current approach.

MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS - Municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet at the time such agreements are executed. The liabilities for municipal investment and repurchase agreements are carried at the face value of the agreements plus accrued interest, whereas the related assets are recorded at fair value. Investment management services revenues include investment income on the assets underlying the municipal investment agreement portfolio, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

DERIVATIVES - The Financial Accounting Standards Board (FASB) issued, then subsequently amended, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for the Company on January 1, 2001. Under SFAS 133, as amended, all derivative instruments are recognized on the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value is recognized immediately in earnings.

      The nature of the Company's business activities requires the management of various financial and market risks, including those related to changes in interest rates and currency exchange rates. As discussed more fully in Note 5, the Company uses derivative financial instruments to mitigate or eliminate certain of those risks. See Note 5 for further discussion of the impact of the adoption of this statement on the financial statements.

INVESTMENT MANAGEMENT SERVICES OPERATIONS - Investment management services results are comprised of the net investment income, operating revenues, and expenses of MBIA-AMC, MBIA-MISC, IMC, CMC and 1838.

MUNICIPAL SERVICES OPERATIONS - Municipal services results are comprised of the net investment income, operating revenues and expenses of MBIA MuniServices, MTB, MRC and Capital Asset, and for 1999 only, MuniFinancial.

CORPORATE - Corporate consists of net investment income, interest expense, general corporate expenses and one-time charges.

GAINS AND LOSSES - Net realized gains and losses are generated as a result of the ongoing management of the investment portfolio. The change in fair value of derivative instruments is a result of the mark-to-market of derivative assets and liabilities reported on the balance sheet.

INCOME TAXES - Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and the contingency reserve.

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

FOREIGN CURRENCY TRANSLATION - Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income in shareholders' equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

NET INCOME PER COMMON SHARE - Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives the dilutive effect of all stock options and other items outstanding during the period that could potentially result in the issuance of common stock. As of December 31, 2001, 2000 and 1999 there were 4,035,843, 4,993,542 and 3,905,846 stock options, respectively, that were not included in the diluted earnings per share calculation because they were antidilutive. A reconciliation of the denominators of the basic and


                                                           MBIA ANNUAL REPORT 45

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 is as follows:

--------------------------------------------------------------------------------
                                             Years ended December 31
--------------------------------------------------------------------------------
                                          2001             2000             1999
--------------------------------------------------------------------------------
Net income (in thousands)         $    570,091     $    528,637     $    320,530
Basic weighted
 average shares                    148,190,890      147,714,663      149,386,305
Stock options                          998,253          815,155        1,011,442
Unallocated ESOP shares                 93,514          139,125          205,761
--------------------------------------------------------------------------------
Diluted weighted
 average shares                    149,282,657      148,668,943      150,603,508
--------------------------------------------------------------------------------
Basic EPS                         $       3.85     $       3.58     $       2.15
Diluted EPS                       $       3.82     $       3.56     $       2.13
--------------------------------------------------------------------------------

NOTE 3: SPECIAL PURPOSE VEHICLES

The Company provides structured funding and credit enhancement services to global structured finance clients through the use of MBIA-administered, bankruptcy-remote special purpose vehicles (SPVs). The purpose of these SPVs is to provide our clients with an efficient source of funding, which may offer MBIA the opportunity to issue financial guarantee insurance policies. The SPVs purchase various types of financial instruments, such as debt securities, loans, lease and trade receivables, and funds these purchases through the issuance of asset-backed short-term commercial paper or medium-term notes. The assets and liabilities within the medium-term note programs are managed primarily on a match-funded basis and may include the use of derivative hedges, such as interest rate and foreign currency swaps. By match-funding, the SPVs eliminate the risks associated with fluctuations in interest and foreign currency rates, indices and liquidity. Typically, programs involve the use of rating agencies in assessing the quality of asset purchases and in assigning ratings to the various programs. In general, asset purchases at the inception of the program are required to be at least investment grade by at least one major rating agency. The primary SPVs administered by MBIA are Triple-A One Funding Corporation (Triple-A), Hemispheres Funding Corporation (Hemispheres), Meridian Funding Company, LLC (Meridian), Polaris Funding Company, LLC (Polaris) and 885 Warehouse, LLC (885 Warehouse).

      Incorporated in September 1993, Triple-A is wholly owned by an unaffiliated party and was formed to provide secured loans to borrowers, purchase participations in pools of retail, trade and other receivables and purchase investment grade securities at the time of issuance or in the secondary market. Triple-A may fund its purchases of such assets through the issuance of commercial paper or other securities. For the years ending December 31, 2001 and 2000, assets funded by Triple-A primarily consisted of secured loans to qualified borrowers, participations in short-term and long-term interest and non-interest bearing receivable pools and investment grade asset-backed securities. Debt issued for the same periods substantially consisted of commercial paper. Triple-A enters into 364-day or shorter term credit facilities with multiple independent third-party credit support providers as a source of liquidity in the event of a commercial paper market disruption.

      Hemispheres was incorporated in January 1994 and is wholly owned by an unaffiliated party. Through its articles of incorporation, Hemispheres is permitted to issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments consisted of loans and lease receivables. Currently, these loans are denominated in a foreign currency and carry a variable interest rate linked to a foreign interest rate index. Hemispheres has entered into various foreign currency and interest rate swap agreements relating to such loans designed to hedge its exposures to foreign exchange and interest rate fluctuations. Hemispheres uses such derivative agreements for non-trading purposes. In addition to a nominal amount of common stock, Hemispheres has issued and outstanding 5,138 shares of mandatory redeemable cumulative preferred stock totaling $5.1 million for 2001 and 10,900 shares totaling $10.9 million for 2000.

      Meridian, formed in July 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Meridian may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments primarily consisted of asset-backed loans and securities issued by major global structured finance clients. Meridian may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations.

      Polaris, formed in November 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Polaris may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2001 and 2000, such investments primarily consisted of debt instruments and loans issued by major national and international corporations. Polaris may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations on its assets and liabilities.

      885 Warehouse, incorporated in December 1997 and converted to a limited liability company in December 1998, is wholly owned by an unaffiliated party. 885 Warehouse was formed in connection with a single structured finance transaction and is not actively used as part of MBIA's ongoing structured funding programs. For the years ending December 31, 2001 and 2000, assets consisted solely of asset-backed structured notes funded through a loan agreement with an unaffiliated loan provider. The notes purchased and the loan payable are due to mature by January 2003.

      Pursuant to insurance policies issued by MBIA, all of the investments of Triple-A are unconditionally and irrevocably guaranteed as to principal and interest when due. In addition, full amounts due to liquidity providers under various agreements are unconditionally and irrevocably guaranteed. Pursuant to facility agreements between MBIA and the medium-term note SPVs, all series of notes are unconditionally and irrevocably guaranteed as to scheduled payments of principal, interest and other amounts payable with respect to such series. Since MBIA's exposure to these SPVs is primarily through the guarantee of the assets purchased and debt issued, such exposure is reported within MBIA's net insurance in force. The following table details amounts relating to MBIA's guarantee of SPV obligations for SPVs administered by MBIA:


46 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------------------------------
                                                                                                         Net Debt
In millions  (unaudited)                                      Assets              Liabilities       Service Outstanding
------------------------------------------------------------------------------------------------------------------------
Special Purpose Vehicle           Funding Type            2001       2000       2001       2000       2001         2000
------------------------------------------------------------------------------------------------------------------------
Meridian Funding Company, LLC     Medium-Term Notes     $4,254     $3,603     $4,218     $3,603     $2,962       $3,108
Triple-A One Funding Corp.        Commercial Paper       2,762      3,244      2,762      3,244      2,691        2,789
Hemispheres Funding Corp.         Medium-Term Notes        391        875        384        862        146          327
Polaris Funding Company, LLC      Medium-Term Notes        313        457        327        457        150          248
885 Warehouse, LLC                Medium-Term Notes         59         59         59         58          4            4
------------------------------------------------------------------------------------------------------------------------
Total                                                   $7,779     $8,238     $7,750     $8,224     $5,953       $6,476
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      MBIA, as administrative agent, provides administrative and operational services to the SPVs and receives administrative, structuring and advisory fees for such services. Premiums and fees received from SPV transactions are reported within the insurance segment of the Consolidated Statements of Income.

      The risks associated with SPV transactions are the same as those inherent in other structured asset-backed transactions, whereby the repayment of the SPV's debt is dependent on the performance of the assets funded. Therefore, all transactions are reviewed to ensure compliance with the Company's underwriting standards.

      Under current accounting guidelines, MBIA does not include the accounts of the SPVs in the consolidation of the MBIA group. When a SPV does not meet the formal definition of a qualifying special purpose vehicle under SFAS 140, the decision as to whether or not to consolidate depends on the applicable accounting principles for non-qualifying SPVs. Consideration is given to, for example, whether a third party has made a substantive equity investment in the SPV; which party has voting rights, if any; who makes decisions about assets in the SPV; and who is at risk of loss. The SPVs would be consolidated if MBIA were to retain or acquire control over the risks and rewards of the assets in the SPVs. The Company is presently considering changes that would result in the consolidation of the SPVs in 2002. Consolidation of the SPVs into MBIA would require the Company to include gross assets and liabilities of the SPVs, primarily consisting of investments and debt, on its balance sheet. However, given the inconsequential level of residual profits of these entities, the consolidated net income of the Company would not materially change.

NOTE 4: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets," which are effective for fiscal years beginning after December 15, 2001. SFAS 141, which supercedes Accounting Principles Board Opinion (APB) 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142 supercedes APB 17, "Intangible Assets," and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to annual impairment tests in accordance with the Statement. The Statement includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets will continue to be amortized over their useful lives.

      The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and is making determinations as to what its reporting units are and what amounts of goodwill, intangible assets, other assets and liabilities should be allocated to those reporting units. As a result of the application of the nonamortization provision of the Statement, the Company will no longer incur approximately $6.5 million of annual goodwill amortization expense. During 2002 the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on earnings and the financial position of the Company.

NOTE 5: DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative instruments are recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or accumulated other comprehensive income, depending on whether a derivative is designated as a hedge, and if so designated, the type of hedge.

INSURANCE - The Company has entered into derivative transactions that it views as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The insurance segment, which represents the majority of the Company's derivative exposure, has insured derivatives primarily consisting of credit default swaps, which the Company intends to hold for the entire term of the contract. Mark to market values for these transactions are recorded through the income statement as the change in fair value of derivative instruments.

INVESTMENT MANAGEMENT SERVICES - The investment management services segment has entered into derivative transactions primarily consisting of interest rate, cross currency, credit default and total return swaps as well as forward delivery agreements. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. A number of these interest rate swaps are treated as hedges for accounting purposes. Cross curren-


                                                           MBIA ANNUAL REPORT 47

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

cy swaps are entered into to hedge the variability in cash flows resulting from fluctuations in foreign currency rates. Credit default swaps are entered into as an extension of the Company's credit enhancement business and are consistent with the Company's risk objectives. Total return swaps are entered into to enable the Company to earn returns on certain obligations without directly owning the underlying obligations. Forward delivery agreements are offered to clients as an investment option and involve the periodic sale of securities to clients.

      Some of these derivatives qualify as cash flow hedges and fair value hedges. The cash flow hedges mitigate or offset fluctuations in cash flows arising from variable rate assets or liabilities. The fair value hedges are used to protect against changes in the value of the hedged assets or liabilities. The gains and losses relating to the cash flow hedges currently reported in accumulated other comprehensive income will be reclassified into earnings as interest revenue and expense are recognized on those assets and liabilities. All cash flow and fair value hedges are hedging existing assets and liabilities. During 2001, all cash flow and fair value hedges were 100% effective for accounting purposes, due to the application of the shortcut method or the matching of all critical terms. Therefore, the change in fair value of these derivative instruments is recorded in accumulated other comprehensive income or offset by corresponding changes in the fair value of the underlying hedged items in the income statement.

      Cash flow hedges of forecasted transactions for the IMS segment resulted in an aggregate balance of $2.1 million (net of taxes) remaining in accumulated other comprehensive income at December 31, 2001. The Company expects to transfer approximately $1.7 million during 2002 into earnings and the remaining amount over the term of the contract when the forecasted transactions actually occur.

      The Company has entered into one master netting agreement with a specific counterparty covering a number of derivative transactions with that counterparty. This agreement allows the Company to mitigate the credit risk of the counterparty, and, therefore, the Company has the ability to net all amounts due to and owed by the specified counterparty. For financial statement presentation purposes the Company has chosen not to net the receivable and payable balances pertaining to these derivative transactions in the balance sheet but instead report these amounts on a gross basis in assets and liabilities.

CORPORATE - The corporate segment has entered into derivatives to hedge foreign exchange and interest rate risks related to the issuance of certain MBIA long-term debt in accordance with the Company's risk management policies. As of December 31, 2001 there were two interest rate swaps and one cross currency swap outstanding.

      The interest rate swaps have been designated as fair value hedges and hedge the change in the fair value of the debt arising from interest rate movements. During 2001, both fair value hedges were 100% effective. Therefore, the change in fair value of these derivative instruments in the income statement was offset by the change in the fair value of the hedged items.

      The cross currency swap has been designated as a cash flow hedge, and hedges the variability arising from currency exchange rate movements on the foreign denominated fixed-rate debt. The swap is marked to market through accumulated other comprehensive income. As the debt is revalued at the spot exchange rate in accordance with SFAS 52, an amount that will offset the related transaction gain or loss arising from the revaluation, will be reclassified each period from accumulated other comprehensive income to earnings. This cash flow hedge was 100% effective during 2001. Therefore, the change in fair value of this derivative instrument is recorded in accumulated other comprehensive income.

      The cross currency swap designated as a cash flow hedge resulted in an aggregate balance of $8.6 million (net of taxes) remaining in accumulated other comprehensive income at December 31, 2001. The Company expects to transfer approximately $0.6 million during 2002 into earnings and the remaining balance over the term of the contract when the forecasted transaction actually occurs.

      As of December 31, 2001, the notional values of the derivative instruments by segment are as follows:

--------------------------------------------------------------------------------
                                              Investment
                                              Management
In millions                         Insurance   Services   Corporate       Total
--------------------------------------------------------------------------------
Credit default swaps                  $17,540     $  610          --     $18,150
Interest rate swaps                        --      1,386         150       1,536
Cross currency swaps                       --          3         106         109
Total return swaps                         96        614          --         710
Forward delivery agreements                --         45          --          45
All other                                  10         30          --          40
--------------------------------------------------------------------------------
Total                                 $17,646     $2,688        $256     $20,590
--------------------------------------------------------------------------------

FINANCIAL STATEMENT IMPACT - As of December 31, 2001 the Company held derivative assets of $92.4 million and derivative liabilities of $110.4 million, which are contained in other assets and other liabilities in the Consolidated Balance Sheet. The table set forth below displays the amount of the derivative assets and liabilities by segment.

--------------------------------------------------------------------------------
                                            Year ended December 31, 2001
--------------------------------------------------------------------------------
                                               Investment
                                               Management
In millions                         Insurance    Services   Corporate      Total
--------------------------------------------------------------------------------
Derivative assets                      $ 65.9      $ 16.7      $  9.8     $ 92.4
Derivative liabilities                 $ 85.4      $ 25.0      $   --     $110.4
--------------------------------------------------------------------------------

      The impact for all derivative transactions for the year ended December 31, 2001 was an after-tax reduction in net income of $9.9 million (including a $13.1 million cumulative reduction resulting from the adoption of SFAS 133). The following table displays the impact on the income statement by segment of all derivative transactions.

      The income statement impact of derivative activity is broken down into revenues, expenses, net realized gains (losses) and change in fair value of derivative instruments. The Company believes that this presentation more accurately reflects the impact of derivative activity on each of the individual segments.


48 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                          Year ended December 31, 2001
--------------------------------------------------------------------------------
                                             Investment
                                             Management
In millions                       Insurance    Services   Corporate      Total
--------------------------------------------------------------------------------
Revenues*                          $10.9          $ 0.2          --      $11.1
Expenses*                           (2.9)            --         1.8       (1.1)
--------------------------------------------------------------------------------
Operating income                     8.0            0.2         1.8       10.0
--------------------------------------------------------------------------------
Gains and losses:
 Net realized gains
  (losses)                          (3.0)           1.8          --       (1.2)
 Change in fair value of
  derivative instruments            (2.4)          (1.5)         --       (3.9)
--------------------------------------------------------------------------------
Income before income
 taxes                               2.6            0.5         1.8        4.9
Tax provision                       (0.9)          (0.2)       (0.6)      (1.7)
--------------------------------------------------------------------------------
Income before cumulative
 effect of accounting change         1.7            0.3         1.2        3.2
Cumulative effect of
 accounting change                 (11.1)          (2.0)         --      (13.1)
--------------------------------------------------------------------------------
Net income  (loss)                 $(9.4)         $(1.7)      $ 1.2      $(9.9)
--------------------------------------------------------------------------------

* Includes premiums earned and formula provision for losses in the insurance segment and interest income and expenses in the IMS and corporate segments.

      The cash flow hedges previously mentioned resulted in a cumulative after-tax transition balance of $4.3 million in other comprehensive income. During 2001, a $9.0 million after-tax decrease in the fair value of the cash flow hedges was recorded in other comprehensive income while $2.6 million of after-tax expense was transferred to earnings as a result of scheduled debt payments and receipts on the cash flow hedges. This resulted in an ending balance in other comprehensive income of $10.7 million as of December 31, 2001.

NOTE 6: TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," having certain requirements effective as of April 1, 2001. In accordance with SFAS 140, the Company no longer reflects on its balance sheet financial assets involving the borrowing of securities that meet specific criteria.

      The fair value of securities received under security borrowing transactions not reflected on the balance sheet at year-end 2001 was $238 million. The contract value of securities borrowed in the financial statements at December 31, 2000 was $315 million and the corresponding fair value was $332 million. All of the securities borrowed have been repledged for all periods presented. As of year-end 2001, the Company owned financial assets reflected in total investments with a fair value of $206 million that were related to security borrowing transactions. These assets were not required to be reclassified as a separate line item on the balance sheet.

      SFAS 140 also requires the Company to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet. As of year-end 2001, the Company had $587 million in financial assets pledged as collateral.

      It is the Company's policy to take possession of securities borrowed or purchased under agreements to resell. These contracts are primarily for MBIA's collateralized municipal investment and repurchase agreement activity and are only transacted with high-quality dealer firms.

      The Company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the Company when deemed necessary.

NOTE 7: ASSET IMPAIRMENT

Early in 1999, the Company concluded that its investment in Capital Asset was not consistent with its strategic objectives and took steps to restructure it for divestiture. The Company was unsuccessful in its attempts to sell Capital Asset and in the second quarter of 1999, the Company ceased these efforts and decided to limit the activities of Capital Asset primarily to the servicing of the existing portfolios then being serviced by Capital Asset. In the second quarter of 1999, the Company completed a valuation of Capital Asset's tax lien portfolio, and as a result the Company determined that it was necessary to write down its investment in Capital Asset by $102 million. A one-time charge for that amount was recorded in the Consolidated Statements of Income during the second quarter of 1999.

NOTE 8: SECURITIZATION OF FINANCIAL ASSETS

In September 1999, Capital Asset sold substantially all of its remaining tax lien portfolio through a securitization. This securitization was the third in a series of such securitizations. Proceeds from this transaction were used to extinguish an existing warehouse financing facility that had been guaranteed by the Company. The notes issued in connection with the securitizations have been insured by MBIA Corp. In connection therewith, the Company recorded a servicing liability which represents the fair value of such liability based upon the present value of projected servicing costs in excess of servicing revenues, discounted at 6%. The balance of the servicing liability as of December 31, 2001 is $10.9 million. During the fourth quarter of 1999, a specialty servicing concern was engaged to oversee the management of Capital Asset, whose activities now primarily consist of the administration and servicing of the assets securitized and other delinquent tax liens and related assets.

NOTE 9: STATUTORY ACCOUNTING PRACTICES

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

..     upfront premiums are earned only when the related risk has expired rather than over the period of the risk;
..     acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;
..     a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the Company's reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;


                                                           MBIA ANNUAL REPORT 49

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

..     federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;
..     fixed-maturity securities are reported at amortized cost rather than fair value;
..     tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and
..     certain assets designated as non-admitted assets are charged directly against surplus but are reflected as assets under GAAP.

      Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2001, 2000 and 1999 was $571.0 million, $543.9 million and $521.8 million, respectively.

      The following is a reconciliation of consolidated shareholders' equity presented on a GAAP basis for the Company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

--------------------------------------------------------------------------------
                                                            As of December 31
--------------------------------------------------------------------------------
In thousands                                             2001              2000
--------------------------------------------------------------------------------
Company's GAAP
   shareholders' equity                           $ 4,782,638       $ 4,223,413
Contributions to MBIA Corp.                           562,074           534,776
Premium revenue recognition                          (574,047)         (535,920)
Deferral of acquisition costs                        (277,698)         (274,355)
Unrealized gains                                     (260,675)         (163,331)
Contingency reserve                                (2,082,103)       (2,123,403)
Loss and LAE reserves                                 272,354           258,706
Deferred income taxes                                 295,909           266,593
Tax and loss bonds                                    254,695           202,195
Goodwill                                              (76,538)          (81,196)
Other                                                 (39,170)           74,191
--------------------------------------------------------------------------------
Statutory capital and surplus                     $ 2,857,439       $ 2,381,669
--------------------------------------------------------------------------------

      In 1998, The National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manuals as the NAIC's primary guidance on statutory accounting effective as of January 1, 2001. The Codification provides guidance in areas where statutory accounting has been silent and changes current statutory accounting in some areas.

      The New York State Insurance Department adopted the Codification guidance, effective January 1, 2001. The New York State Insurance Department has not adopted the Codification rules on certain accounting issues such as deferred taxes as of December 31, 2001. The effect of adoption on the statutory surplus of MBIA Corp. and its subsidiaries was not material.

NOTE 10: PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

Premiums earned include $54.6 million, $34.0 million and $64.2 million for 2001, 2000 and 1999, respectively, related to refunded and called bonds.

NOTE 11: INVESTMENTS

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

      The following tables set forth the amortized cost and fair value of the fixed-maturity and short-term investments included in the consolidated investment portfolio of the Company as of December 31, 2001 and 2000:

-----------------------------------------------------------------------------------
                                               Gross         Gross
                              Amortized   Unrealized    Unrealized            Fair
In thousands                       Cost        Gains        Losses           Value
-----------------------------------------------------------------------------------
As of December 31, 2001
Taxable bonds:
 United States
  Treasury and
   government agency        $ 1,205,532     $ 37,893     $ (5,419)     $ 1,238,006
 Corporate and
  other obligations           6,669,507      172,739      (38,770)       6,803,476
 Mortgage-backed              1,889,138       46,339       (1,318)       1,934,159
Tax-exempt bonds:
 State and municipal
  obligations                 4,339,341      102,702      (36,889)       4,405,154
-----------------------------------------------------------------------------------
Total                       $14,103,518     $359,673     $(82,396)     $14,380,795
-----------------------------------------------------------------------------------

                                               Gross         Gross
                              Amortized   Unrealized    Unrealized            Fair
In thousands                       Cost        Gains        Losses           Value
-----------------------------------------------------------------------------------
As of December 31, 2000
Taxable bonds:
 United States
  Treasury and
  government agency         $   678,619     $ 35,292     $ (1,657)     $   712,254
 Corporate and
  other obligations           5,546,960       73,564      (68,706)       5,551,818
 Mortgage-backed              1,956,200       26,857       (4,396)       1,978,661
 Tax-exempt bonds:
 State and municipal
  obligations                 3,754,976      127,916      (12,286)       3,870,606
-----------------------------------------------------------------------------------
Total                       $11,936,755     $263,629     $(87,045)     $12,113,339
-----------------------------------------------------------------------------------

      Fixed-maturity investments carried at fair value of $12.7 million and $11.7 million as of December 31, 2001 and 2000, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

      A portion of the obligations under municipal investment and repurchase agreements require the Company to pledge securities as collateral. As of December 31, 2001 and 2000, the fair value of securities pledged as collateral with respect to these obligations approximated $3.0 billion and $2.3 billion, respectively.

      The following table sets forth the distribution by expected maturity of the fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2001. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

50 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                                      Amortized             Fair
In thousands                                               Cost            Value
--------------------------------------------------------------------------------
Within 1 year                                       $   726,631      $   726,631
Beyond 1 yr but within 5 yrs                          3,203,119        3,260,603
Beyond 5 yrs but within 10 yrs                        2,245,819        2,299,419
Beyond 10 yrs but within 15 yrs                       1,839,931        1,884,652
Beyond 15 yrs but within 20 yrs                       1,474,186        1,504,177
Beyond 20 yrs                                         2,724,694        2,771,154
--------------------------------------------------------------------------------
                                                     12,214,380       12,446,636
Mortgage-backed                                       1,889,138        1,934,159
--------------------------------------------------------------------------------
Total fixed-maturity and
   short-term investments                           $14,103,518      $14,380,795
--------------------------------------------------------------------------------

NOTE 12: INVESTMENT INCOME AND GAINS AND LOSSES

The following table includes investment income from the insurance and corporate segments. Realized gains are generated as a result of the ongoing management of all the Company's investment portfolios.

--------------------------------------------------------------------------------
                                                 Years ended December 31
--------------------------------------------------------------------------------
In thousands                                 2001           2000           1999
--------------------------------------------------------------------------------
Fixed-maturity                          $ 413,872      $ 389,159      $ 358,127
Short-term investments                     12,672         10,473          7,672
Other investments                             718          1,122             24
--------------------------------------------------------------------------------
 Gross investment income                  427,262        400,754        365,823
Investment expenses                         7,600          6,769          6,367
--------------------------------------------------------------------------------
 Net investment income                    419,662        393,985        359,456
--------------------------------------------------------------------------------
Net realized gains (losses):
 Fixed-maturity
  Gains                                    83,529         58,349         62,300
  Losses                                  (62,748)       (34,166)       (28,360)
--------------------------------------------------------------------------------
  Net                                      20,781         24,183         33,940
--------------------------------------------------------------------------------
 Other investments
  Gains                                        67         12,110          2,270
  Losses                                  (11,952)        (3,409)       (11,050)
--------------------------------------------------------------------------------
  Net                                     (11,885)         8,701         (8,780)
--------------------------------------------------------------------------------
Total net realized gains                    8,896         32,884         25,160
--------------------------------------------------------------------------------
Total investment income                 $ 428,558      $ 426,869      $ 384,616
--------------------------------------------------------------------------------

      Net unrealized gains consist of:

--------------------------------------------------------------------------------
                                                         As of December 31
--------------------------------------------------------------------------------
In thousands                                          2001                 2000
--------------------------------------------------------------------------------
Fixed-maturity:
  Gains                                          $ 359,673            $ 263,629
  Losses                                           (82,396)             (87,045)
--------------------------------------------------------------------------------
  Net                                              277,277              176,584
--------------------------------------------------------------------------------
Other investments:
  Gains                                                419                  279
  Losses                                              (487)             (13,531)
--------------------------------------------------------------------------------
  Net                                                  (68)             (13,252)
--------------------------------------------------------------------------------
Total                                              277,209              163,332
Deferred income taxes                               97,009               57,141
--------------------------------------------------------------------------------
Unrealized gains, net                            $ 180,200            $ 106,191
--------------------------------------------------------------------------------

      The deferred income tax relates primarily to unrealized gains and losses on the Company's fixed-maturity investments, which are reflected in other accumulated comprehensive income in shareholders' equity.

      The change in net unrealized gains (losses) consists of:

--------------------------------------------------------------------------------
                                                Years ended December 31
--------------------------------------------------------------------------------
In thousands                            2001             2000              1999
--------------------------------------------------------------------------------
Fixed-maturity                      $100,693        $ 493,480         $(772,041)
Other investments                     13,184           (7,409)           (1,285)
--------------------------------------------------------------------------------
Total                                113,877          486,071          (773,326)
Deferred income tax
 (benefit)                            39,868          170,061          (270,330)
--------------------------------------------------------------------------------
Unrealized gains
 (losses), net                      $ 74,009        $ 316,010         $(502,996)
--------------------------------------------------------------------------------

NOTE 13: INCOME TAXES

The Company files a consolidated tax return that includes all of its U.S. subsidiaries. The provision for income taxes is comprised of:

--------------------------------------------------------------------------------
                                                Years ended December 31
--------------------------------------------------------------------------------
In thousands                            2001             2000              1999
--------------------------------------------------------------------------------
Current                             $214,578        $ 136,645         $ 107,858
Deferred                              (6,752)          49,575           (40,505)
--------------------------------------------------------------------------------
Provision for income taxes           207,826          186,220            67,353
Deferred SFAS 133 transition          (7,036)              --                --
--------------------------------------------------------------------------------
Total                               $200,790        $ 186,220         $  67,353
--------------------------------------------------------------------------------

      The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the Company's effective income tax rate differs from the statutory rate on ordinary income. The reasons for the Company's lower effective tax rates are as follows:

--------------------------------------------------------------------------------
                                                 Years ended December 31
--------------------------------------------------------------------------------
                                        2001             2000              1999
--------------------------------------------------------------------------------
Income taxes computed
 on pre-tax financial
 income at statutory rates              35.0%            35.0%             35.0%
Increase (reduction) in
 taxes resulting from:
 Tax-exempt interest                    (8.3)            (8.6)            (16.1)
 Amortization of goodwill                0.2              0.3               0.5
 Other                                  (0.6)            (0.6)             (2.0)
--------------------------------------------------------------------------------
Provision for income taxes              26.3%            26.1%             17.4%
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

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2001 and 2000 are presented in the following table:

                                                           MBIA ANNUAL REPORT 51

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
In thousands                                              2001              2000
--------------------------------------------------------------------------------
Deferred tax assets:
  Tax and loss bonds                                  $256,171          $199,607
  Alternative minimum
   tax credit carryforward                                  --            11,381
  Loss and loss adjustment
   expense reserves                                     93,173            88,396
  Other                                                 81,041            66,611
--------------------------------------------------------------------------------
Total gross deferred
  tax assets                                           430,385           365,995
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Contingency reserve                                  357,598           317,631
  Deferred premium revenue                             117,561           113,524
  Deferred acquisition costs                            97,195            96,024
  Unrealized gains                                      91,222            57,141
  Contingent commissions                                   620               620
  Other                                                 38,854            33,518
--------------------------------------------------------------------------------
Total gross deferred
  tax liabilities                                      703,050           618,458
--------------------------------------------------------------------------------
Net deferred tax liability                            $272,665          $252,463
--------------------------------------------------------------------------------

      The Company believes that a valuation allowance is unnecessary in connection with the deferred tax assets.

NOTE 14: BUSINESS SEGMENTS

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

      Business segment results are presented gross of intersegment transactions, which are not material to each segment. The following provides each business segment's revenues, expenses, operating income or loss, net gains or losses and assets for the last three years:

--------------------------------------------------------------------------------

                                                       Year ended December 31, 2001
--------------------------------------------------------------------------------------------------------
                                                            Investment
                                            Financial       Management     Municipal
In thousands                                Guarantee         Services      Services             Total
--------------------------------------------------------------------------------------------------------
Revenues                                  $   975,920      $   125,929      $ 27,037      $  1,128,886
Expenses                                     (179,582)         (62,910)      (29,951)         (272,443)
--------------------------------------------------------------------------------------------------------
Operating income (loss) from segments     $   796,338      $    63,019      $ (2,914)          856,443
--------------------------------------------------------------------------------------------------------
Corporate loss                                                                                 (70,420)
--------------------------------------------------------------------------------------------------------
Net gains and losses                                                                             4,961
--------------------------------------------------------------------------------------------------------
Pre-tax income                                                                            $    790,984
--------------------------------------------------------------------------------------------------------
Segment assets                            $ 9,190,901      $ 6,958,727      $ 50,057      $ 16,199,685
========================================================================================================

                                                        Year ended December 31, 2000
--------------------------------------------------------------------------------------------------------
Revenues                                  $   868,622      $   118,859      $ 37,089      $  1,024,570
Expenses                                     (170,333)         (62,535)      (36,479)         (269,347)
--------------------------------------------------------------------------------------------------------
Operating income from segments            $   698,289      $    56,324      $    610           755,223
--------------------------------------------------------------------------------------------------------
Corporate loss                                                                                 (73,250)
--------------------------------------------------------------------------------------------------------
Net gains and losses                                                                            32,884
--------------------------------------------------------------------------------------------------------
Pre-tax income                                                                            $    714,857
--------------------------------------------------------------------------------------------------------
Segment assets                            $ 8,067,874      $ 5,768,793      $ 57,671      $ 13,894,338
========================================================================================================

                                                        Year ended December 31, 1999
--------------------------------------------------------------------------------------------------------
Revenues                                  $   829,738      $    86,600      $ 22,923      $    939,261
Expenses                                     (315,236)         (45,920)      (35,372)         (396,528)
--------------------------------------------------------------------------------------------------------
Operating income (loss) from segments     $   514,502      $    40,680      $(12,449)          542,733
--------------------------------------------------------------------------------------------------------
Corporate loss                                                                                (180,010)
--------------------------------------------------------------------------------------------------------
Net gains and losses                                                                            25,160
--------------------------------------------------------------------------------------------------------
Pre-tax income                                                                            $    387,883
--------------------------------------------------------------------------------------------------------
Segment assets                            $ 7,108,122      $ 5,073,269      $ 82,508      $ 12,263,899
========================================================================================================


52 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      For 2001, 2000 and 1999 premiums earned in the United States were $443 million, $380 million and $391 million, respectively. For 2001, 2000, and 1999 premiums earned outside the United States were $81 million, $66 million, and $52 million, respectively.

NOTE 15: STOCK SPLIT

On March 15, 2001 the Company's board of directors approved a three-for-two stock split by means of a stock dividend. The three-for-two stock split was accomplished through a stock dividend distributed on April 20, 2001 to shareholders of record on April 2, 2001. All references to the number of common shares, except shares authorized, and to the per share information in the consolidated financial statements and related notes, have been adjusted to reflect the stock split on a retroactive basis.

NOTE 16: DIVIDENDS AND CAPITAL REQUIREMENTS

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In the Company's case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus as shown on MBIA Corp.'s latest filed statutory financial statements. In 2001, MBIA Corp. declared and paid dividends of $212 million and based upon the filing of our 2001 statutory financial statements had dividend capacity of $73 million without special regulatory approval.

      The insurance departments of New York State and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2001.

NOTE 17: STOCK REPURCHASE PLAN

In the third quarter of 1999, the Company began acquiring shares of its common stock in connection with its stock repurchase plan announced in August 1999. The plan authorizes the Company to repurchase up to 11.25 million of its outstanding common shares. During 2001, 2000 and 1999, the Company purchased 0.2 million,
2.5 million and 0.7 million shares of common stock at an aggregate cost of $7.8 million, $77.7 million and $24.7 million, respectively. The Company will only repurchase shares under this program when it is economically attractive and within rating agency constraints, including the Triple-A claims-paying ratings of MBIA Corp.

NOTE 18: LONG-TERM DEBT AND LINES OF CREDIT

Long-term debt consists of:

--------------------------------------------------------------------------------
                                                           As of December 31
--------------------------------------------------------------------------------
In thousands                                              2001              2000
--------------------------------------------------------------------------------
7.520% Notes due 2001-2002                            $  3,750          $  7,500
9.000% Notes due 2001                                       --           100,000
2.850% Notes due 2008*                                   7,550             7,550
9.375% Notes due 2011                                  100,000           100,000
8.200% Debentures due 2022**                           100,000           100,000
7.000% Debentures due 2025                              75,000            75,000
7.150% Debentures due 2027                             100,000           100,000
6.625% Debentures due 2028                             150,000           150,000
6.950% Notes due 2038***                                50,000            50,000
7.560% Notes due 2010                                  105,403           108,648
8.000% Notes due 2040****                              100,000           100,000
--------------------------------------------------------------------------------
                                                       791,703           898,698
Less current portion                                     3,750           103,750
Less unamortized discount                                  707               760
Plus unamortized premium                                   913               914
Plus fair value adjustment                              16,903                --
--------------------------------------------------------------------------------
Total                                                 $805,062          $795,102
--------------------------------------------------------------------------------

* These notes bear interest at three-month LIBOR plus a fixed spread. The current interest rate in effect is 2.850%
**    Callable 10/2002 @ 103.99
***   Callable 11/2003 @ 100.00
****  Callable 12/2005 @100.00

      The Company's long-term debt is subject to certain covenants, none of which significantly restricts the Company's operating activities or dividend-paying ability.

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

      Simultaneous with the issuance of this debt, MBIA entered into a swap transaction, which has met the criteria for cash flow hedge accounting and effectively converts the interest rate from the fixed Swiss Franc debt rate of
4.5 % to a fixed U.S. dollar rate of 7.56%, and converts the principal obligation to a U.S. dollar liability at maturity of approximately $99.3 million.

      In May 2000 MBIA entered into a swap transaction that is designated as a fair value hedge of its 8.2% Debentures due 2022. Through this transaction, MBIA effectively swapped fixed-rate debt to variable-rate debt. This transaction can be cancelled at the option of the counterparty on or after October 2002. In May of 2001 MBIA entered into a similar swap transaction that has been designated as a fair value hedge of its 6.95% Senior Quarterly Income Debt Securities (QUIDs) due 2038. This transaction can be cancelled at the option of the counterparty on or after November 2003.

      Aggregate maturities of long-term obligations as of December 31, 2001 for each of the next five years commencing in 2002 are:

--------------------------------------------------------------------------------
                                                              After
In thousands           2002     2003     2004     2005         2006        Total
--------------------------------------------------------------------------------
                     $3,750       --       --       --     $787,953     $791,703
--------------------------------------------------------------------------------


                                                           MBIA ANNUAL REPORT 53

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of any recoveries) on the covered portfolio (which is comprised of the Company's insured public finance obligations, with certain adjustments) from October 31, 2001 in excess of the greater of $900 million or 5.6% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2008, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains $211 million of stop loss reinsurance coverage with a group of highly-rated reinsurers on its structured finance portfolio. This facility covers losses incurred within the global structured finance portfolio in excess of an attachment point calculated annually. The attachment point was $900 million during 2001, and increased to $1,014 million on January 1, 2002. This facility has a seven-year term. In addition, MBIA Inc. maintains a $150 million facility with a group of Triple-A-rated reinsurers that allows it to issue subordinated securities. This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of any recoveries) on the covered portfolio (which represents all insured obligations except certain excluded credits) in excess of the attachment point. The attachment point is calculated annually based on the composition of the covered portfolio and was $1.65 billion as of December 31, 2001. This facility has a ten-year term that expires on December 27, 2011.

      The Company and MBIA Corp. maintain bank liquidity facilities totaling $650 million. As of December 31, 2001, there were no borrowings outstanding under these agreements.

      As part of its structured financing program, TRS accesses the capital markets for short-term asset-backed funding through the use of Triple-A, a commercial paper special purpose vehicle. For the years ending 2001 and 2000, TRS had outstanding debt of $44 million and $41 million, respectively.

      The Company has $16.3 million of outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event that the liquidation of such assets is required and the proceeds are less than the cost.

NOTE 19: OBLIGATIONS UNDER MUNICIPAL INVESTMENT AGREEMENTS AND MUNICIPAL REPURCHASE AGREEMENTS

Obligations under municipal investment agreements and municipal repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed-upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 2001, the annual interest rates on these agreements ranged from 1.67% to 8.08%.

      Principal payments due under these investment agreements in each of the next five years ending December 31 and thereafter, based upon expected withdrawal dates, are as follows:

--------------------------------------------------------------------------------
In thousands                                                    Principal Amount
--------------------------------------------------------------------------------
Expected withdrawal date:
2002                                                                  $2,101,563
2003                                                                   1,372,885
2004                                                                     548,526
2005                                                                      95,941
2006                                                                      60,998
Thereafter                                                             1,826,240
--------------------------------------------------------------------------------
Total                                                                 $6,006,153
--------------------------------------------------------------------------------

      IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed-upon events. The opportunities and risks in these agreements are analogous to those of municipal investment agreements and municipal repurchase agreements. The total par value of securities subject to these agreements was $21.0 million at December 31, 2001.

NOTE 20: NET INSURANCE IN FORCE

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force in the tables that follow.

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

      MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.'s underwriting guidelines, analysis, and due diligence focus on seller/servicer credit and operational quality. MBIA also analyzes the quality of the asset pool as well as its historical and projected performance. The strength of the structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants is also reviewed. Such guidelines are subject to periodic review by management, who are responsible for establishing and maintaining underwriting standards and criteria for maintaining underwriting standards in our insurance operations.

      As of December 31, 2001, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-48 years. The distribution of net


54 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

insurance in force by geographic location, excluding $6.7 billion and $5.4 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 2001 and 2000, respectively, is set forth in the following table:

--------------------------------------------------------------------------------
                                                  As of December 31
--------------------------------------------------------------------------------
                                           2001                   2000
--------------------------------------------------------------------------------
                                        Net    % of Net         Net    % of Net
In billions                       Insurance   Insurance   Insurance   Insurance
Geographic Location                In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
California                           $ 86.0        11.9%     $ 80.0        11.8%
New York                               68.6         9.5        71.1        10.4
Florida                                36.1         5.0        35.7         5.3
Texas                                  30.1         4.2        26.7         3.9
New Jersey                             26.9         3.7        26.0         3.8
Illinois                               23.9         3.3        22.6         3.3
Pennsylvania                           23.0         3.2        24.5         3.6
Massachusetts                          21.8         3.0        20.5         3.0
Michigan                               16.0         2.2        14.8         2.2
Ohio                                   13.9         1.9        13.5         2.0
--------------------------------------------------------------------------------
 Subtotal                             346.3        47.9       335.4        49.3
Nationally diversified                128.2        17.8       117.2        17.2
Other states                          190.1        26.3       180.4        26.5
--------------------------------------------------------------------------------
  Total United States                 664.6        92.0       633.0        93.0
Internationally
 diversified                           25.2         3.5        20.7         3.0
Country specific                       32.6         4.5        27.2         4.0
--------------------------------------------------------------------------------
  Total Non-United States              57.8         8.0        47.9         7.0
--------------------------------------------------------------------------------
Total                                $722.4       100.0%     $680.9       100.0%
--------------------------------------------------------------------------------

      The net insurance in force by type of bond is set forth in the table below.

--------------------------------------------------------------------------------
                                                 As of December 31
--------------------------------------------------------------------------------
                                           2001                   2000
--------------------------------------------------------------------------------
                                        Net    % of Net         Net    % of Net
In billions                       Insurance   Insurance   Insurance   Insurance
Bond Type                          In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
Global Public Finance:
  United States
  General obligation                  165.3        22.9%    $152.5        22.4%
  Utilities                            84.2        11.7       79.0        11.6
  Special revenue                      67.0         9.3       61.4         9.0
  Health care                          64.7         8.9       68.3        10.0
  Transportation                       47.4         6.6       48.7         7.2
  Investor-owned utilities             36.9         5.1       36.1         5.3
  Higher education                     31.3         4.3       29.0         4.3
  Housing                              27.7         3.8       24.4         3.6
--------------------------------------------------------------------------------
   Total United States                524.5        72.6      499.4        73.4
--------------------------------------------------------------------------------
 Non-United States
  Investor-owned utilities              3.8         0.5        2.8         0.4
  Utilities                             3.5         0.5        1.1         0.2
  Sovereign                             3.1         0.4        2.7         0.4
  Transportation                        2.4         0.3        1.6         0.2
  Sub-sovereign                         1.1         0.2        1.0         0.1
  Health care                           0.8         0.1        0.6         0.1
  Housing                               0.6         0.1        0.7         0.1
  Higher education                      0.1          --        0.1          --
--------------------------------------------------------------------------------
   Total Non-United States             15.4         2.1       10.6         1.5
--------------------------------------------------------------------------------
      Total Global
         Public Finance               539.9        74.7      510.0        74.9
--------------------------------------------------------------------------------

(continued)

--------------------------------------------------------------------------------
                                                 As of December 31
--------------------------------------------------------------------------------
                                           2001                   2000
--------------------------------------------------------------------------------
                                        Net    % of Net         Net    % of Net
In billions                       Insurance   Insurance   Insurance   Insurance
Bond Type                          In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
Global Structured Finance:
 United States
  Mortgage-backed:
   Home equity                         29.6         4.1        37.3         5.5
   Other                               13.0         1.8        20.1         3.0
   First mortgage                       9.0         1.3         8.0         1.2
  Asset-backed:
   Credit cards                        18.7         2.6        17.3         2.5
   Auto                                18.1         2.5        14.5         2.1
   Other                                7.5         1.0         7.0         1.0
   Leasing                              7.0         1.0         5.5         0.8
  Corporate debt
   obligations                         21.1         2.9        11.8         1.7
  Pooled Corp. obligations
   & other                             11.6         1.6         8.5         1.3
  Financial risk                        4.5         0.6         5.0         0.7
--------------------------------------------------------------------------------
   Total United States                140.1        19.4       135.0        19.8
--------------------------------------------------------------------------------
 Non-United States
  Corporate debt
   obligations                         22.9         3.2        20.7         3.0
  Pooled Corp. obligations
   & other                              9.1         1.3         5.7         0.8
  Mortgage-backed:
   First mortgage                       4.6         0.6         3.8         0.6
   Other                                0.7         0.1         0.2          --
   Home equity                          0.5         0.1         0.4         0.1
  Financial risk                        3.1         0.4         3.4         0.5
  Asset-backed                          1.5         0.2         1.7         0.3
--------------------------------------------------------------------------------
   Total Non-United States             42.4         5.9        35.9         5.3
--------------------------------------------------------------------------------
      Total Global
         Structured Finance           182.5        25.3       170.9        25.1
--------------------------------------------------------------------------------
   Total                             $722.4       100.0%     $680.9       100.0%
--------------------------------------------------------------------------------

NOTE 21: REINSURANCE

MBIA Corp. reinsures exposure to other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and non-proportional basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

      Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $153.9 billion and $143.3 billion at December 31, 2001 and 2000, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:


                                                           MBIA ANNUAL REPORT 55

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                                 As of December 31
--------------------------------------------------------------------------------
                                            2001                   2000
--------------------------------------------------------------------------------
                                                   % of                    % of
                                      Ceded       Ceded       Ceded       Ceded
In billions                       Insurance   Insurance   Insurance   Insurance
Geographic Location                In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
California                           $ 18.3        11.9%     $ 17.9        12.5%
New York                               12.8         8.3        13.7         9.5
New Jersey                              6.7         4.3         6.9         4.8
Texas                                   5.8         3.8         5.3         3.7
Florida                                 4.8         3.1         4.7         3.3
Massachusetts                           4.8         3.1         4.2         3.0
Puerto Rico                             4.2         2.7         3.7         2.6
Colorado                                4.0         2.6         3.8         2.7
Illinois                                4.0         2.6         3.6         2.5
Pennsylvania                            3.8         2.5         4.2         2.9
--------------------------------------------------------------------------------
 Subtotal                              69.2        44.9        68.0        47.5
Nationally diversified                 26.0        16.9        18.8        13.1
Other states                           30.4        19.8        29.2        20.3
--------------------------------------------------------------------------------
 Total United States                  125.6        81.6       116.0        80.9
Internationally diversified             8.3         5.4        10.8         7.6
Country specific                       20.0        13.0        16.5        11.5
--------------------------------------------------------------------------------
 Total Non-United States               28.3        18.4        27.3        19.1
--------------------------------------------------------------------------------
Total                                $153.9       100.0%     $143.3       100.0%
--------------------------------------------------------------------------------

      The distribution of ceded insurance in force by type of bond is set forth in the following table:

--------------------------------------------------------------------------------
                                                 As of December 31
--------------------------------------------------------------------------------
                                            2001                   2000
--------------------------------------------------------------------------------
                                                   % of                    % of
                                      Ceded       Ceded       Ceded       Ceded
In billions                       Insurance   Insurance   Insurance   Insurance
Bond Type                          In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
Global Public Finance:
 United States
  General obligation                 $ 21.8        14.1%     $ 19.8        13.9%
  Transportation                       18.3        11.9        18.4        12.8
  Utilities                            17.9        11.7        17.1        11.9
  Health care                          15.1         9.8        15.3        10.7
  Special revenue                       9.4         6.1         9.4         6.6
  Investor-owned utilities              6.0         3.9         6.1         4.2
  Higher education                      4.1         2.7         2.4         1.7
  Housing                               3.1         2.0         2.8         1.9
--------------------------------------------------------------------------------
   Total United States                 95.7        62.2        91.3        63.7
--------------------------------------------------------------------------------
 Non-United States
  Transportation                        3.0         1.9         1.7         1.2
  Utilities                             2.5         1.6         1.1         0.8
  Investor-owned utilities              2.1         1.4         0.6         0.4
  Sovereign                             1.1         0.8         1.6         1.1
  Sub-sovereign                         0.9         0.6         0.8         0.6
  Health care                           0.4         0.2         0.4         0.3
  Housing                               0.1         0.0         0.0         0.0
--------------------------------------------------------------------------------
   Total Non-United States             10.1         6.5         6.2         4.4
--------------------------------------------------------------------------------
       Total Global
          Public Finance              105.8        68.7        97.5        68.1
--------------------------------------------------------------------------------
(continued)

--------------------------------------------------------------------------------
                                                 As of December 31
--------------------------------------------------------------------------------
                                            2001                   2000
--------------------------------------------------------------------------------
                                                   % of                    % of
                                      Ceded       Ceded       Ceded       Ceded
In billions                       Insurance   Insurance   Insurance   Insurance
Bond Type                          In Force    In Force    In Force    In Force
--------------------------------------------------------------------------------
Global Structured Finance:
 United States
  Asset-backed:
   Auto                                 4.0         2.6         2.6         1.8
   Credit cards                         3.9         2.5         0.0         0.0
   Leasing                              3.0         2.0         2.1         1.5
   Other                                0.6         0.4         2.9         2.0
  Mortgage-backed:
   Home equity                          6.9         4.5         8.2         5.7
   Other                                2.3         1.5         2.0         1.4
   First mortgage                       1.0         0.6         1.6         1.1
  Pooled Corp. obligation
   & other                              5.5         3.5         4.7         3.3
  Corporate debt
     obligations                        2.3         1.5         0.0         0.0
  Financial risk                        0.4         0.3         0.6         0.4
--------------------------------------------------------------------------------
   Total United States                 29.9        19.4        24.7        17.2
--------------------------------------------------------------------------------
 Non-United States
  Corporate debt
   obligations                          6.6         4.3         0.0         0.0
   Pooled Corp. obligations
   & other                              5.6         3.6        15.0        10.4
  Financial risk                        2.7         1.8         2.8         2.0
  Asset-backed                          1.7         1.1         1.8         1.2
  Mortgage-backed:
   First mortgage                       1.0         0.7         1.0         0.8
   Home equity                          0.4         0.3         0.5         0.3
   Other                                0.2         0.1         0.0         0.0
--------------------------------------------------------------------------------
   Total Non-United States             18.2        11.9        21.1        14.7
--------------------------------------------------------------------------------
      Total Global Structured
         Finance                       48.1        31.3        45.8        31.9
--------------------------------------------------------------------------------
  Total                              $153.9       100.0%    $ 143.3       100.0%
--------------------------------------------------------------------------------

      As part of the Company's portfolio shaping activity in 1998, the Company entered into reinsurance agreements with highly-rated reinsurers that obligate the Company to cede future premiums to the reinsurers through October 1, 2004.

      Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

--------------------------------------------------------------------------------
                                               Years ended December 31
--------------------------------------------------------------------------------
In thousands                           2001              2000              1999
--------------------------------------------------------------------------------
Direct                            $ 839,386         $ 641,452         $ 590,597
Assumed                              25,840            45,956            34,274
--------------------------------------------------------------------------------
Gross                               865,226           687,408           624,871
Ceded                              (235,362)         (189,316)         (171,256)
--------------------------------------------------------------------------------
Net                               $ 629,864         $ 498,092         $ 453,615
--------------------------------------------------------------------------------

      Ceding commissions received from reinsurers before deferrals were $55.2 million, $37.3 million, and $35.3 million in 2001, 2000 and 1999, respectively.


56 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22: PENSION AND PROFIT-SHARING PLANS

The Company has a non-contributory, defined contribution pension plan to which the Company contributes 10% of each eligible employee's annual total compensation. Pension contributions vest over a five-year period with 60% vesting after three years and 20% in years four and five. Pension expense for the years ended December 31, 2001, 2000 and 1999 was $7.4 million, $7.8 million and $7.8 million, respectively.

      The Company also has a profit-sharing/401(k) plan. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute through payroll deductions up to 10% of eligible compensation. The Company matches employee contributions up to the first 5% of total compensation with MBIA common stock. The Company's contributions vest over five years with 60% vesting after three years and then 20% in years four and five. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Company contributions to the profit-sharing/401(k) plan aggregated $3.1 million, $2.8 million and $4.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. These non-qualified contributions are included in the above stated pension and profit-sharing/401(k) match amounts and totaled $3.0 million, $2.6 million and $2.5 million for the pension plan, and $1.8 million, $1.5 million and $1.7 million for the profit-sharing/401(k) plan for the years ending December 31, 2001, 2000 and 1999, respectively. Starting in 1999 former CapMAC and 1838 employees were covered under the Company's pension and profit-sharing plans.

NOTE 23: LONG-TERM INCENTIVE PLANS

On May 11, 2000, the Company's shareholders approved the 2000 Stock Option Plan (the 2000 plan). The 2000 plan superceded the Company's 1987 plan, and shares available for grant under the 1987 plan were cancelled and are no longer available for grant. Options previously granted under the 1987 plan will remain outstanding in accordance with their terms and with the terms of the plan. The 2000 plan enables key employees of the Company and its subsidiaries to acquire shares of common stock of the Company or to benefit from appreciation in the price of the common stock of the Company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

      ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as closing price, of the Company's common stock as determined on the date granted. Options are exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

      The board of directors of the Company has authorized a maximum of 7,350,000 shares of the Company's common stock to be granted as options under the 2000 plan. As of December 31, 2001, 1,892,758 options had been granted under the 2000 plan, net of expirations and cancellations, leaving the total available for future grants at 5,457,242.

      The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value of the stock on the date of the grant. In 2001, 1,265,374 options were awarded under the 2000 plan. These options vest over four or five years depending on the level of the recipient. Prior option grants are not taken into account in determining the number of options granted in any year.

      In December 1995, the MBIA Inc. Board of Directors approved the "MBIA Long-Term Incentive Program" (the incentive program). The incentive program includes a stock option component and a compensation component linked to the growth in book value per share, including certain adjustments, of the Company's stock (modified book value) over a three-year period following the grant date. Target levels for the incentive program awards are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the incentive program typically are granted from the vice president level up to and including the Chairman and Chief Executive Officer. Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment. Awards under the incentive program are divided equally between the two components, with 50% of the award to be given in stock options and 50% of the award to be paid in cash or shares of Company stock. Payments are made at the end of each three-year measurement period. During 2001, 2000 and 1999, $17.0 million, $13.6 million and $8.5 million, respectively, were recorded as a charge related to these awards.

      In December 1995, the Company adopted a restricted stock program whereby key executive officers are granted restricted shares of the Company's common stock. These stock awards may only be sold three, four or five years from the date of grant, at which time the awards fully vest.

      In 2001 and 2000, respectively, 57,410 and 114,768 restricted shares (net of canceled shares) of the Company's common stock were granted to certain officers of the Company. The fair value of the shares awarded (net of cancellations) in 2001 and 2000, determined on the grant date, was $3.1 million and $5.3 million, respectively, which has been recorded as "Unearned compensation-restricted stock" and is shown as a separate component of shareholders' equity. Unearned compensation is amortized to expense over the appropriate three- to five-year vesting period. Compensation expense related to the restricted stock was $2.9 million, $4.2 million, and $1.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      In 1992, CapMAC adopted an Employee Stock Ownership Plan (ESOP) to provide its employees the opportunity to obtain beneficial interests in the stock of CapMAC through a trust (the ESOP Trust). The ESOP Trust purchased 525,938 shares of the Company's stock. The ESOP Trust financed its purchase of common stock with a loan from the Company in the amount of $10 million. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP loan, is recorded as "Unallocated ESOP shares" and is shown as a separate component of shareholders' equity.


                                                           MBIA ANNUAL REPORT 57

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In July 1999, the Company contributed 20,096 additional shares to the ESOP plan. Subsequent to this contribution the ESOP plan was merged with the MBIA Inc. Employee Profit-Sharing/401(k) plan. In conjunction with the merger of the plans, released ESOP shares are used to fund the 401(k) company match obligations. During 2001, 2000 and 1999, 45,611, 66,636 and 15,285 shares, respectively, were utilized for the 401(k) company match. As of December 31, 2001, 2000 and 1999, respectively, a total of 447,295, 401,684 and 335,048 shares have been allocated to the participants.

      The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Pro-forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma information is as follows:

--------------------------------------------------------------------------------
                                                    Years ended December 31
--------------------------------------------------------------------------------
                                                  2001         2000         1999
--------------------------------------------------------------------------------
Net income (in thousands):
 Reported                                     $570,091     $528,637     $320,530
 Pro-forma                                     561,107      520,238      314,074
Basic earnings per share:
 Reported                                     $   3.85     $   3.58     $   2.15
 Pro-forma                                        3.79         3.52         2.10
Diluted earnings per share:
 Reported                                     $   3.82     $   3.56     $   2.13
 Pro-forma                                        3.76         3.50         2.09
--------------------------------------------------------------------------------

      The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

--------------------------------------------------------------------------------
                             December      December      December       January
                                 2001          2000          1999          1999
--------------------------------------------------------------------------------
Exercise price               $44.6250      $48.5833      $32.5417      $44.7500
Dividend yield                  1.120%        1.130%        1.680%        1.190%
Expected volatility             .2953         .2834         .2512         .2392
Risk-free interest rate         5.065%        5.342%         6.28%         4.83%
Expected option
  term (in years)                6.25          6.18          6.05          6.05
--------------------------------------------------------------------------------

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      A summary of the Company's stock option plan as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates, is set forth in the following table:

--------------------------------------------------------------------------------
                                                                  2001
--------------------------------------------------------------------------------
                                                                        Weighted
                                                            Number    Avg. Price
Options                                                  of Shares     per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                         7,931,193     $ 36.6711
Granted                                                  1,265,374       45.9146
Exercised                                                  738,022       52.4755
Expired or canceled                                        132,765       40.8684
--------------------------------------------------------------------------------
Outstanding at year-end                                  8,325,780     $ 39.3329
--------------------------------------------------------------------------------
Exercisable at year-end                                  2,824,744     $ 31.5127
Weighted-average fair value
  per share of options
  granted during the year                                              $ 16.1118
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 2000
--------------------------------------------------------------------------------
                                                                        Weighted
                                                            Number    Avg. Price
Options                                                  of Shares     per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                         8,295,135     $ 33.8031
Granted                                                    880,407       45.5106
Exercised                                                  935,906       40.5161
Expired or canceled                                        308,443       40.5227
--------------------------------------------------------------------------------
Outstanding at year-end                                  7,931,193     $ 36.6711
--------------------------------------------------------------------------------
Exercisable at year-end                                  2,647,791     $ 26.3793
Weighted-average fair value
  per share of options
  granted during the year                                              $ 15.7379
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                  1999
--------------------------------------------------------------------------------
                                                                        Weighted
                                                            Number    Avg. Price
Options                                                  of Shares     per Share
--------------------------------------------------------------------------------
Outstanding at beginning of year                         5,519,121     $ 28.1727
Granted                                                  3,560,310       40.7871
Exercised                                                  548,724       42.7125
--------------------------------------------------------------------------------
Expired or canceled                                        235,572       44.1812
--------------------------------------------------------------------------------
Outstanding at year-end                                  8,295,135     $ 33.8031
--------------------------------------------------------------------------------
Exercisable at year-end                                  3,138,483     $ 21.6772
Weighted-average fair value
  per share of options
  granted during the year                                              $ 14.2833
--------------------------------------------------------------------------------

    The following table summarizes information about the plan's stock options at December 31, 2001:


                                         Weighted-Average
                              Number            Remaining                                   Number
Range of Average         Outstanding          Contractual     Weighted-Average      Exercisable at      Weighted-Average
 Exercise Price          at 12/31/01        Life in Years       Exercise Price            12/31/01        Exercise Price
------------------------------------------------------------------------------------------------------------------------
$16.6670-29.7080           1,214,074                 2.34             $20.5510           1,180,324              $20.3702
$32.5420-38.3330           1,659,899                 7.20             $33.0040             713,039              $33.3347
$42.5000-44.6250           2,009,598                 7.60             $43.6451             662,361              $42.6186
$45.2500-56.2200           3,442,209                 7.38             $46.4916             269,020              $48.2267
------------------------------------------------------------------------------------------------------------------------
Total                      8,325,780                 6.66             $39.3329           2,824,744              $31.5127
------------------------------------------------------------------------------------------------------------------------


58 MBIA ANNUAL REPORT

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24: SHAREHOLDERS' RIGHTS PLAN

In December 1991, the board of directors of the Company declared a dividend distribution of one preferred share purchase right (a Right) for each outstanding share of the Company's common stock. Each Right entitled its holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Cumulative Preferred Shares at a price of $160, subject to certain adjustments. Initially, the Rights were attached to the common stock and were not transferable separately nor exercisable until the earlier of (i) ten business days following the date of the public announcement by the Company (the Shares Acquisition Date) that a person or group of persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Company's common stock, and (ii) ten business days (or later as may be determined by the board of directors) after the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding shares of the Company's common stock. The Shareholders' Rights Plan expired on December 12, 2001 and was not renewed by the board. No Rights were exercised under the plan.

NOTE 25: RELATED PARTY TRANSACTIONS

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association which had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2001 is $340 million.

NOTE 26: FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts of financial instruments shown in the following table have been determined by the Company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgement has been necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities available-for-sale is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost, which approximates fair value.

OTHER INVESTMENTS - Other investments include the Company's interest in equity-oriented and equity-method investments. The fair value of these investments is based on quoted market prices.

MUNICIPAL INVESTMENT AGREEMENT PORTFOLIO - The municipal investment agreement portfolio is comprised of fixed-maturity securities and short-term investments. Its fair value equals the quoted market prices, if available, of its fixed-maturity securities plus the amortized cost of its short-term investments which, because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT, AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL OR BORROWED - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

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

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE OR LOANED - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

DERIVATIVES - The fair value derived from market information and appropriate valuation methodologies reflects the estimated amounts that the Company would receive or pay to terminate the transaction at the reporting date.


                                                           MBIA ANNUAL REPORT 59

MBIA Inc. & Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------------------------
                                                  As of December 31, 2001               As of December 31, 2000
                                                 Carrying          Estimated           Carrying         Estimated
In thousands                                       Amount         Fair Value             Amount        Fair Value
------------------------------------------------------------------------------------------------------------------
ASSETS:
  Fixed-maturity securities                    $7,421,023         $7,421,023         $6,740,127        $6,740,127
  Short-term investments                          293,791            293,791            376,604           376,604
  Other investments                               135,376            135,376            119,591           119,591
  Municipal investment
    agreement portfolio                         6,665,981          6,665,981          4,996,608         4,996,608
  Cash and cash equivalents                       115,040            115,040             93,962            93,962
  Securities purchased under
    agreements to resell
    or borrowed                                        --                 --            314,624           332,179
  Reinsurance recoverable on
    unpaid losses                                  35,090             35,090             31,414            31,414
  Prepaid reinsurance premiums                    507,079            435,947            442,622           380,047
  Receivable for investments sold                 157,864            157,864             13,772            13,772
  Derivative assets                                92,372             92,372                 --                --
LIABILITIES:
 Deferred premium revenue                       2,565,096          2,278,391          2,397,578         2,123,661
  Loss and loss adjustment
    expense reserves                              518,389            518,389            499,279           499,279
  Municipal investment
    agreements                                  5,150,374          5,190,892          3,821,652         3,911,348
  Municipal repurchase
    agreements                                    904,744            942,122            967,803           994,742
  Long-term debt                                  805,062            827,665            795,102           799,345
  Short-term debt                                  47,751             47,751            144,243           144,243
  Securities sold under
    agreements to repurchase
    or loaned                                     555,496            555,518            489,624           504,739
  Payable for investments
    purchased                                     130,098            130,098              7,899             7,899
  Derivative liabilities                          110,433            110,433                 --                --
OFF-BALANCE SHEETS INSTRUMENTS:
 Installment premiums                                  --          1,068,391                 --           885,477
 Derivatives                                           --                 --              9,386            25,603

NOTE 27: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly income statement information follows:

In thousands except per share amounts

----------------------------------------------------------------------------------------------------------
2001                                  First        Second          Third         Fourth           Year
----------------------------------------------------------------------------------------------------------
Gross premiums written             $184,905      $206,559       $218,722       $255,040       $865,226
Net premiums written                129,756       163,563        143,458        193,087        629,864
Premiums earned                     120,135       128,239        134,450        141,046        523,870
Investment income and
 realized gains and losses          101,542       106,861        108,304        111,851        428,558
All other revenues                   44,771        53,725         48,050         45,707        192,253
Income before income taxes          174,586       194,499        211,487        210,412        790,984
Net income                         $116,127      $143,006       $154,520       $156,438       $570,091
Net income per common share:
 Basic                             $   0.79      $   0.97       $   1.04       $   1.05       $   3.85
 Diluted                           $   0.78      $   0.96       $   1.03       $   1.05       $   3.82

----------------------------------------------------------------------------------------------------------

2000                                  First        Second          Third         Fourth           Year
----------------------------------------------------------------------------------------------------------
Gross premiums written             $148,837      $189,295       $172,010       $177,266       $687,408
Net premiums written                105,871       127,485        122,789        141,947        498,092
Premiums earned                     104,704       109,152        113,153        119,344        446,353
Investment income and
 realized gains and losses          107,255       106,897        105,474        107,243        426,869
All other revenues                   42,475        46,475         47,594         47,688        184,232
Income before income taxes          179,077       174,111        177,493        184,176        714,857
Net income                         $132,320      $129,393       $130,714       $136,210       $528,637
Net income per common share:
 Basic                             $   0.89      $   0.88       $   0.89       $   0.92       $   3.58
 Diluted                           $   0.89      $   0.87       $   0.88       $   0.92       $   3.56
----------------------------------------------------------------------------------------------------------


60 MBIA ANNUAL REPORT