Form 10-K, Exhibit 13
period 2002-12-31
MBIA INC
filed 2003-03-31
CIK 814585

EXHIBIT 13

MBIA ANNUAL REPORT 2002

Financial Review

22	Selected Financial and Statistical Data

24	Management’s Discussion and Analysis of Financial Condition and Results of Operations

36	Report on Management’s Responsibility and Report of Independent Accountants

37	Consolidated Balance Sheets

38	Consolidated Statements of Income

39	Consolidated Statements of Changes in Shareholders’ Equity

40	Consolidated Statements of Cash Flows

41	Notes to Consolidated Financial Statements

MBIA INC. & SUBSIDIARIES

Selected Financial and Statistical Data

Dollars in millions except per share amounts	2002	2001	2000

GAAP SUMMARY INCOME STATEMENT DATA:
Insurance:
Gross premiums written	$952	$865	$687
Premiums earned	589	524	446
Net investment income	433	413	394
Total insurance expenses	197	180	170
Insurance income	875	796	698
Investment management services income (loss)	49	63	56
Income before income taxes	793	791	715
Net income	579	570	529
Net income per common share:
Basic	3.95	3.85	3.58
Diluted	3.92	3.82	3.56

GAAP SUMMARY BALANCE SHEET DATA:
Total investments	17,095	14,516	12,233
Total assets	18,852	16,200	13,894
Deferred premium revenue	2,755	2,565	2,398
Loss and LAE reserves	573	518	499
Investment and repurchase agreement and medium-term note obligations	7,231	6,055	4,789
Long-term debt	1,033	805	795
Shareholders’ equity	5,493	4,783	4,223
Book value per share	37.95	32.24	28.59
Dividends declared per common share	0.680	0.600	0.547

STATUTORY SUMMARY DATA:
Net income	618	571	544

Capital and surplus	3,158	2,858	2,382
Contingency reserve	2,277	2,082	2,123

Capital base	5,435	4,940	4,505
Unearned premium reserve	2,774	2,607	2,465
Present value of installment premiums	1,300	1,068	886

Premium resources	4,074	3,675	3,351
Loss and LAE reserves	245	211	209
Standby line of credit / stop loss	1,261	1,261	1,075

Total claims-paying resources	11,015	10,087	9,140

FINANCIAL RATIOS:
GAAP
Loss and LAE ratio	10.5%	10.8%	11.5%
Underwriting expense ratio	23.0	23.5	26.7
Combined ratio	33.5	34.3	38.2
Statutory
Loss and LAE ratio	9.4	9.3	6.2
Underwriting expense ratio	16.8	13.4	22.1
Combined ratio	26.2	22.7	28.3
Net debt service outstanding	$781,589	$722,408	$680,878
Net par amount outstanding	$497,343	$452,409	$418,443

MBIA INC. & SUBSIDIARIES

Dollars in millions except per share amounts	1999	1998	1997	1996	1995	1994	1993

GAAP SUMMARY INCOME STATEMENT DATA:
Insurance:
Gross premiums written	$625	$677	$654	$535	$406	$405	$504
Premiums earned	443	425	351	294	244	241	249
Net investment income	359	332	302	265	233	204	189
Total insurance expenses	315	140	141	117	100	89	86
Insurance income	515	643	530	453	385	360	353
Investment management services income (loss)	41	29	17	18	11	5	(1)
Income before income taxes	388	565	525	448	375	347	339
Net income	321	433	406	348	290	270	268
Net income per common share:
Basic	2.15	2.91	2.79	2.45	2.14	2.00	2.00
Diluted	2.13	2.88	2.75	2.41	2.10	1.97	1.95

GAAP SUMMARY BALANCE SHEET DATA:
Total investments	10,694	10,080	8,908	8,008	6,937	5,069	3,735
Total assets	12,264	11,826	10,387	9,033	7,671	5,712	4,320
Deferred premium revenue	2,311	2,251	2,090	1,854	1,662	1,538	1,413
Loss and LAE reserves	467	300	105	72	50	47	37
Investment and repurchase agreement and medium-term note obligations	4,513	3,485	3,151	3,259	2,642	1,526	493
Long-term debt	689	689	489	389	389	314	314
Shareholders’ equity	3,513	3,792	3,362	2,761	2,497	1,881	1,761
Book value per share	23.56	25.43	22.73	19.32	18.01	13.95	13.18
Dividends declared per common share	0.537	0.527	0.513	0.483	0.437	0.380	0.313

STATUTORY SUMMARY DATA:
Net income	522	510	404	335	287	229	263

Capital and surplus	2,413	2,290	1,952	1,661	1,469	1,250	1,124
Contingency reserve	1,739	1,451	1,188	959	788	652	561

Capital base	4,152	3,741	3,140	2,620	2,257	1,902	1,685
Unearned premium reserve	2,376	2,324	2,193	1,971	1,768	1,640	1,484
Present value of installment premiums	732	644	537	443	347	249	234

Premium resources	3,108	2,968	2,730	2,414	2,115	1,889	1,718
Loss and LAE reserves	204	188	15	10	7	22	8
Standby line of credit / stop loss	1,075	900	900	775	700	650	625

Total claims-paying resources	8,539	7,797	6,785	5,819	5,079	4,463	4,036

FINANCIAL RATIOS:
GAAP
Loss and LAE ratio	44.8%	8.2%	9.1%	6.9%	5.6%	3.9%	3.5%
Underwriting expense ratio	26.4	24.7	31.0	32.9	35.2	32.9	31.2
Combined ratio	71.2	32.9	40.1	39.8	40.8	36.8	34.7
Statutory
Loss and LAE ratio	12.3	8.0	1.2	1.7	0.4	8.7	(3.3)
Underwriting expense ratio	23.6	16.8	21.2	22.8	27.2	28.3	22.0
Combined ratio	35.9	24.8	22.4	24.5	27.6	37.0	18.7
Net debt service outstanding	$635,883	$595,895	$513,736	$434,417	$359,175	$315,340	$273,630
Net par amount outstanding	$384,459	$359,472	$303,803	$252,896	$201,326	$173,760	$147,326

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The Annual Report of MBIA Inc. (MBIA or the Company) includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. MBIA cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The following are some of the factors that could affect the financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements:

•	fluctuations in the economic, credit or interest rate environment in the United States and abroad;
•	the level of activity within the national and international credit markets;
•	competitive conditions and pricing levels;
•	legislative and regulatory developments;
•	technological developments;
•	changes in tax laws;
•	the effects of mergers, acquisitions and divestitures; and
•	uncertainties that have not been identified at this time.

          The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such results are not likely to be achieved.

OVERVIEW

MBIA provides financial guarantee insurance, investment management services and municipal services to public finance clients and financial institutions around the world. The Company turned in a solid year as it continued to focus on the foundation principles that guide its operations. These tenets ensure the Company’s success and are the standards against which each employee is judged. They are: Maintain the Strongest Team, which recognizes the Company’s commitment to individual and organizational growth as well as its focus on teamwork; No Loss Underwriting, which expresses the pursuit of perfection in the Company’s management of credit risk and reflects the Company’s core competency; Triple-A Ratings, which must be protected at all costs as they are the business platform from which the Company operates; and Enhance Shareholder Value, which is the result of disciplined and rigorous adherence to the first three principles.

          The Company’s insurance operations posted significant growth in its global franchise, especially in the non-United States structured finance business. The investment management operations had a difficult year as weakening in the equity market led to a decline in equity assets under management that was only partially offset by new fixed-income business. Looking forward, the Company believes it is well positioned to take advantage of favorable growth prospects both inside and outside of the United States (U.S.) in all of its businesses except for its equity-oriented investment management business, which is highly affected by turbulence in the U.S. equity markets.

CRITICAL ACCOUNTING ESTIMATES

The following accounting estimates are viewed by management to be critical because they require significant judgment on the part of management. Financial results could be materially different if alternate methodologies were used.

          LOSSES AND LOSS ADJUSTMENT EXPENSES  Loss and loss adjustment expense (LAE) reserves are established in an amount equal to the Company’s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on obligations it has insured.

          Beginning in 2002, the Company made a modification to the methodology it uses to record the amount of loss and LAE charged to earnings each period (losses incurred). The Company began recording losses incurred based upon a percentage of scheduled net earned premiums instead of a percentage of net debt service written. The reason for the change in methodology is that during the quarter the premiums were written, losses incurred were being recognized in advance of the related earned premium since the premium is essentially all deferred and recognized as revenue in future periods. The intent of the change is to better match the recognition of incurred losses with the related premium revenue. In 2002, 2001 and 2000, the differences between losses incurred calculated under the new and old methodologies were immaterial. The method used by the Company to record incurred losses is similar to those used throughout the property and casualty insurance industry. Within the financial guarantee industry, however, various methodologies are employed which are different than the method used by the Company.

          Case basis reserves are established when specific insured issues are identified as currently or likely to be in default and the amount of the ultimate net loss can be reasonably estimated. Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance. The reserves are discounted at a rate of 5.68%, which is updated quarterly. The discount rate is based on the estimated yield of the Company’s fixed-income investment portfolio.

          The Company’s procedure for establishing its loss and LAE reserves is a continuous process. Each quarter losses incurred increase the Company’s unallocated reserve based on the methodology described above. Throughout the year, the Company continuously monitors its insured portfolio, and case reserves are established when identified. When a case reserve is recorded, a corresponding reduction is made to the unallocated reserve. On an annual basis the Company reviews its loss reserving methodology to assess the adequacy of the reserving factors.

          Although the Company has had an excellent history in evaluating its loss reserving needs, the total loss reserves of $573 million represent a small fraction of the net debt service insured of $782 billion. Management believes that the reserves are adequate to cover the ultimate net cost of claims; however, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

MBIA INC. & SUBSIDIARIES

          UPFRONT PREMIUM REVENUE RECOGNITION  Upfront premiums are earned in proportion to the expiration of the related risk while installment premiums are earned over each installment period, generally one year or less. Therefore, upfront premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding. The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time. If other than U.S. Government securities are placed in escrow, the Company remains contingently liable for the outstanding debt service. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

          The effect of the Company’s upfront premium earnings policy is to recognize greater levels of upfront premiums in the earlier years of each policy insured, thus matching revenue recognition with the underlying risk. Recognizing premium revenue on a straight-line basis over the life of each policy would materially affect the Company’s financial results. Premium earnings would be more evenly recorded as revenue throughout the period of risk than under the current method, but the Company does not believe that the straight-line method would appropriately match premiums earned to the underlying risk. Therefore, the Company believes its upfront premium earnings methodology is the most appropriate method to recognize its upfront premiums as revenue. The premium earnings methodology used by the Company is similar to that used throughout the industry.

          VALUATION OF FINANCIAL INSTRUMENTS  The fair market values of financial instruments held or issued by the Company are determined through the use of available market data and widely accepted valuation methods. Market data is retrieved from a variety of highly recognized data sources for input into the Company’s valuation systems. Valuation systems are determined based on the characteristics of transactions and the availability of market data. The fair values of financial assets and liabilities are primarily calculated from quoted dealer market prices. However, dealer market prices may not be available for certain types of contracts that are infrequently purchased and sold. For these contracts, the Company may use alternate methods for determining fair values, such as dealer market quotes for similar contracts or cash flow modeling. Alternate valuation methods generally require management to exercise considerable judgement in the use of estimates and assumptions, and changes to certain factors may produce materially different values. In addition, actual market exchanges may occur at materially different amounts.

          The Company’s financial instruments categorized as assets are mainly comprised of investments in debt and equity instruments. The majority of the Company’s debt and equity investments are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS 115 requires that all debt instruments and certain equity instruments be classified in the Company’s balance sheet according to their purpose and, depending on that classification, be carried at either cost or fair market value. Quoted market prices are generally available for these investments. However, if a quoted market price is not available, a price is derived from available market data. Equity investments outside the scope of SFAS 115 are accounted for under cost or equity method accounting principles. Other financial assets that require fair value reporting or disclosures within the Company’s financial notes are valued based on underlying collateral or the Company’s estimate of discounted cash flows.

          The Company’s financial instruments categorized as liabilities primarily consist of obligations related to its investment agreement and medium-term note programs and debt issued for general corporate purposes. The fair values of such instruments are generally not reported within the Company’s financial statements, but rather in the accompanying notes. However, financial liabilities that qualify as part of hedging arrangements under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, are recorded at their fair values in the Company’s balance sheet. MBIA has instituted cash flow modeling techniques to estimate the value of its liabilities that qualify as hedged obligations under SFAS 133 based on current market data. Other financial liabilities that require fair value reporting or disclosures within the Company’s financial notes are valued based on underlying collateral, the Company’s estimate of discounted cash flows or quoted market values for similar transactions.

          The Company’s exposure to derivative instruments is created through contracts into which it directly enters and through third-party contracts it insures. The majority of MBIA’s exposure to derivative instruments is related to certain insured collateralized debt obligations. These contracts meet the definition of a derivative under SFAS 133 but effectively represent an alternate form of financial guarantee execution. The fair values of the Company’s derivative instruments are estimated using various valuation models that conform to industry standards. The Company utilizes both vendor-developed and proprietary models, based on the complexity of transactions. When available, dealer market quotes are obtained for each contract and provide the best estimate of fair value. However, when dealer market quotes are not available, the Company uses a variety of market data relative to the type and structure of contracts. Several of the more significant types of market data that influence the Company’s valuation models include interest rates, credit quality ratings, credit spreads, default probabilities and diversity scores. This data is obtained from highly recognized sources and is reviewed for reasonableness and applicability to the Company’s derivative portfolio.

          MBIA expects to hold all derivative instruments to their contractual maturity. Upon maturity of a contract, the unrealized value recorded in the Company’s financial statements will be zero. However, if circumstances or events require the termination and settlement of a contract prior to maturity, any unrealized gain or loss will typically be realized. When the Company determines that an unrealized loss on an insured derivative contract will likely be realized, a case basis reserve is established under the Company’s loss reserving policy. See the preceding discussion on losses and loss adjustment expenses for additional information on the Company’s loss reserving policy.

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The Company has dedicated resources to the development and ongoing review of its valuation models and has instituted procedures for the approval and control of data inputs. In addition, regular reviews are performed to ensure that the Company’s valuation models are appropriate and produce values reflective of the current market environment. See “Note 26: Fair Value of Financial Instruments” in the Notes to Consolidated Financial Statements for additional information on the various types of instruments entered into by MBIA and a comparison of carrying values as reported in the Company’s balance sheet to estimated fair values.

RESULTS OF OPERATIONS

SUMMARY OF CONSOLIDATED RESULTS
The following chart presents highlights of the Company’s consolidated financial results for 2002, 2001 and 2000. Items listed under “Effect on net income” are items that management commonly identifies for the readers of its financial statements because they are the result of changes in accounting standards, a by-product of the Company’s operations or due to general market conditions beyond the control of the Company.

In millions except per share amounts	2002	2001	2000

Revenues:
Insurance	$1,072	$976	$868
Investment management	111	126	119
Municipal services	25	27	37
Other	25	16	33
Change in fair value of derivative instruments	(82)	(4)	—

Total revenues	1,151	1,141	1,057
Expenses:
Insurance	197	180	170
Investment management	62	63	63
Municipal services	24	30	37
Other	75	77	73

Total expenses	358	350	343
Net income	$579	$570	$529
Net income per share information:*
Net income	$3.92	$3.82	$3.56
Effect on net income:
Cumulative effect of accounting change for goodwill	$(0.05)	—	—
Cumulative effect of accounting change for derivatives	—	$(0.09)	—
Realized gains	$0.33	$0.37	$0.30
Realized losses	$(0.26)	$(0.33)	$(0.16)

Net realized gains	$0.07	$0.04	$0.14
Change in fair value of derivative instruments	$(0.36)	$(0.02)	—
Accelerated premium earned from refunded issues	$0.30	$0.22	$0.14

*	All per share calculations are diluted.

          Consolidated revenues for 2002 were $1.15 billion compared with $1.14 billion in 2001, a 1% increase. The 1% increase in consolidated revenues was primarily due to a 10% increase in insurance revenues, which represents 93% of total revenues. Offsetting this increase was a 12% decrease in investment management services revenues and an $82 million unrealized loss on the mark-to-market of derivative instruments. Consolidated expenses for 2002 were $358 million compared with $350 million in 2001, a 2% increase. This increase was due to a 10% increase in insurance operations expenses, a 2% decrease in expenses from the investment management services segment and a 19% decrease in expenses from the municipal services segment.

          Consolidated revenues for 2001 were $1.14 billion compared with $1.06 billion in 2000, an 8% increase. The 2001 increase in total revenues was due to a 12% increase in insurance revenues, a 6% increase in investment management services revenues and a decrease in net realized gains. Consolidated expenses for 2001 were $350 million compared with $343 million in 2000, a 2% increase. The 2001 increase in consolidated expenses was due to a 5% increase in insurance operations expenses, a 1% increase in investment management services expenses and a 6% increase in other expenses. Offsetting these increases was an 18% decrease in expenses from the municipal services segment.

          Net income for 2002 increased 2% while net income per share increased 3%. The 1% difference between net income and net income per share growth was the result of common stock repurchases by the Company during 2002. The increase in net income was due to a 10% increase in pre-tax income from insurance operations, a 21% decrease in pre-tax investment management services income and a $53 million after-tax unrealized loss on the mark-to-market of derivative instruments required by SFAS 133.

          Net income for 2001 was $570 million compared with $529 million for 2000, an 8% increase. Net income per share increased 7% in 2001 to $3.82 from $3.56 in 2000. These increases were due to a 14% increase in pre-tax income from insurance operations and a 12% increase in pre-tax income from the investment management services segment. Offsetting these increases was a 73% decrease in net realized gains.

          The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, the Company, the investor community, equity analysts and rating agencies use various measures of profitability and intrinsic value that are not in accordance with GAAP. In order to assist all groups in understanding the Company’s results, MBIA has provided other useful information. The non-GAAP performance measurements used are “adjusted direct premium” (ADP), “adjusted book value per share” (ABV), “book value per share excluding SFAS 115 and 133” (BV excluding MTM) and “operating return on equity” (operating ROE). Management views these supplemental measures as additional meaningful ways to assess the Company’s performance and its intrinsic value. These measures are considered by management to be relevant indicators of the trends in MBIA’s business operations. The definition of these non-GAAP performance measurements and the reason management views these measures as meaningful is provided in the following paragraphs.

          ADP consists of both upfront premiums written and the present value of estimated future installment premiums for business written in the current year. ADP excludes installment premiums received in the current year on policies closed in prior years and any premiums assumed or ceded. Management believes ADP is a meaningful measure of the total value of the insurance business written as it represents the

MBIA INC. & SUBSIDIARIES

present value of all premiums expected to be collected on policies closed during the year. The Company uses a 9% discount rate to calculate the present value of installment premiums, which is significantly higher than the rate used by other companies in the industry.

          ABV is defined as book value plus the after-tax effects of net deferred premium revenue less deferred acquisition costs, the present value of installment premiums and the unrealized gains or losses on investment contract liabilities. Deferred premium revenue and the present value of installment premiums represent on-balance sheet and off-balance sheet amounts that will be included in book value in future periods. Here also, MBIA uses a 9% discount rate to calculate the present value of installments, significantly higher than the rate used by other companies in the industry. The unrealized gains or losses on the Company’s investment contract liabilities represent the mark-to-market effect on the investment agreement liabilities that offsets the effect of the mark-to-market on the investment agreement assets. These adjustments will not be realized until future periods, but management believes that providing this additional information gives a more comprehensive measure of the value of the Company.

          BV excluding MTM is the Company’s book value excluding the effects of recording market value changes required by SFAS 115 on the Company’s investments and by SFAS 133 on its derivative instruments. Operating ROE is calculated by dividing the Company’s net income excluding certain items by its BV excluding MTM. The items excluded from net income in this calculation are the net income effect of accounting changes, net realized gains or losses and the change in fair value of derivative instruments.

          The following table shows the reconciliation from GAAP book value per share to non-GAAP adjusted book value per share. For a discussion of ADP see the Insurance Operations section of this report.

				Percent Change

	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Book value	$37.95	$32.24	$28.59	18%	13%
After-tax value of:
Net deferred premium revenue less deferred acquisition costs	8.68	7.81	7.40	11%	6%
Present value of installment premiums*	5.84	4.68	3.90	25%	20%
Unrealized gain (loss) on investment contract liabilities	(0.70)	0.28	0.38	(350)%	(26)%

Adjusted book value	$51.77	$45.01	$40.27	15%	12%

*	A discount rate of 9% was used to calculate the present value of installment premiums and provides consistency in the periods presented.

          The Company’s book value at December 31, 2002 was $37.95 per share, up 18% from $32.24 at December 31, 2001. The increase was driven by income from operations and the increase in the unrealized appreciation on the Company’s investment portfolio. Adjusted book value per share was $51.77 at December 31, 2002, a 15% increase from December 31, 2001. The lower growth rate in ABV was caused by the slower growth in net deferred premium revenue compared with the overall growth rate of book value. Book value per share grew 13% in 2001, again primarily as the result of income from operations and the increase in the market value of the Company’s investment portfolio.

          Both book value and adjusted book value per share have shown substantial growth over the past three years with three-year compound average growth rates of 17% and 14%, respectively. Both book value per share and ABV include the mark-to-market adjustments required by SFAS 115 and SFAS 133. The low interest rate environment has positively affected these growth rates. Investment portfolio appreciation driven primarily by interest rate declines boosted the 2002 growth in book value per share and adjusted book value per share by 9% and 6%, respectively.

          BV excluding MTM grew 10% in 2002 after growing 12% in 2001, and the three-year compound average growth rate was 11%. Management believes growth in BV excluding MTM is important because it measures growth driven by operations, unaffected by the market value changes of investments (SFAS 115) and derivatives (SFAS 133). The Company’s long-term target growth range of 12-15% for BV excluding MTM and ABV remains unchanged. However, the decision to reposition the investment portfolio for the near-term will likely dampen growth in BV excluding MTM and ABV. This is discussed in detail in the Investment Income section of this report.

          Operating ROE was 13.2% in 2002 and 13.3% in 2001. The three-year average operating ROE was 13.1%. Although business underwritten over the past four years should generate returns in excess of the Company’s long-term goal of a 15% operating ROE, several factors produced results in the 13% range over the last three years. First, MBIA decided to let capital increase faster than insured exposure during the current portion of the credit cycle. Second, there are lower returns on business underwritten in older years that are affecting the current returns, and lastly, the current low investment yields have lowered the Company’s operating ROE. MBIA expects this trend to continue in 2003, but has left its long-term target of 15% ROE intact.

          Throughout the financial guarantee industry, there are a variety of approaches used by companies to assess the underlying credit risk profile of their insured portfolios. In addition to its own internal ratings system, MBIA relies upon third party rating sources in the analysis of all credit quality measures of its insured portfolio. In evaluating credit risk, the Company obtains the underlying rating of the insured obligation, before the benefit of its insurance policy, from nationally recognized rating agencies (Moody’s Investors Service, Standard and Poor’s and Fitch Ratings). All references to insured credit quality distributions reflect the underlying rating levels from these third party sources. Other companies within the financial guarantee industry may reference credit quality information based upon internal ratings which would not be comparable to MBIA’s presentation.

INSURANCE OPERATIONS
2002 revenues from the insurance segment were $1.1 billion compared with $976 million for 2001, a 10% increase. The growth in insurance revenues was driven by a 12% increase in premiums earned, a 5% increase in net investment income and a 29% increase in advisory fee revenues. Net scheduled premiums earned, which exclude refundings, were $514 million in 2002, up 10% from 2001. The lower growth in net

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

scheduled premiums earned in 2002 when compared with 2001 reflects both delayed new business production in the first half of this year, and to a lesser extent, faster than expected prepayments on parts of the structured finance portfolio.

          MBIA evaluates the premium rates it receives for insurance guarantees through the use of internal and external rating agency quantitative models. These models assess the Company’s premium rates and return on capital results on a risk adjusted basis. In addition, market research data is used to evaluate pricing levels across the financial guarantee industry for comparable risks. The Company’s 2002 pricing levels indicate continued positive trends in overall portfolio profitability, and the Company believes the pricing charged for its insurance products produces results that meet its long-term return on capital targets.

          Insurance expenses, which consist of loss and loss adjustment expenses, amortization of deferred acquisition costs and operating expenses, also increased 10% in 2002. The growth rates in all three insurance expense categories are in line with the increase in insurance revenues. Gross insurance expenses were up 16% for 2002, reflecting the Company’s decision to adopt the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” and expense stock options in accordance with the modified prospective transition method of SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure.” The modified prospective method of adoption requires the Company to record stock option expense in the year of adoption as if fair value accounting had been recognized as of the effective date of SFAS 123. Although stock option expenses are not recorded in gross insurance expenses in 2001 or 2000, the pro forma effect on earnings per share for those years would have been essentially the same as the earnings per share effect of stock option expenses recorded in 2002.

          The Company’s ADP, gross premiums written (GPW), net premiums written (NPW) and scheduled earned premiums for the last three years are presented in the following table:

				Percent Change

(In millions)	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Premiums written:
ADP	$1,204	$1,041	$829	16%	26%
GPW	$952	$865	$687	10%	26%
NPW	$753	$630	$498	20%	26%
Scheduled premiums earned	$514	$469	$412	10%	14%

          Despite a difficult credit environment, robust global demand for MBIA’s guarantee helped drive the growth in ADP. ADP increased 16% to $1.2 billion in 2002 from $1.04 billion in 2001. ADP in the global structured finance business experienced growth of 40%, while ADP in the public finance business showed a modest gain for the year. The credit quality of business insured increased again in 2002 as insured credits rated A or above before MBIA’s guarantee were 81% compared with 78% in 2001. At year-end 2002, over 76% of the Company’s outstanding book of business was rated A or above before MBIA’s guarantee. Looking forward to 2003, demand for MBIA products remains high. However, management does not anticipate matching the same growth rate as 2002 in new business production. Considering the current global economic environment and the Company’s continued defensive posture in the health care, energy and mortgage sectors, 2003 production is projected to be in the low end of the Company’s long-term target of 12-15% growth per year.

          The Company estimates the present value of its installment premium stream on outstanding policies to be $1.3 billion at year-end 2002, compared with $1.1 billion at year-end 2001 and $886 million at year-end 2000. The Company uses a discount rate of 9% for all periods. The 22% increase in 2002 is primarily due to the increase in installment premiums for global structured finance policies. The future installment stream is based on the Company’s current estimate, and the actual premium received could be higher or lower than this estimate. The policies upon which the future installment stream is based are subject to early redemptions and prepayments, and there can be no assurance that the installments ultimately collected will equal the Company’s current estimate.

          GPW reflects premiums received and accrued for the period and does not include the present value of future cash receipts expected from installment premium policies originated during the year. GPW was $952 million in 2002, up 10% over 2001, reflecting a 21% increase in the global structured finance business as well as a 2% growth in the global public finance business. Installment GPW grew 13%, while upfront GPW grew by a smaller 7%. NPW, which is net of premiums ceded to reinsurers, increased 20% to $753 million from $630 million in 2001, which is double the percentage increase in GPW due to the lower effective cession rate in 2002. Premiums ceded to reinsurers from all insurance operations were $199 million, $235 million and $189 million for 2002, 2001 and 2000, respectively. Reinsurance enables the Company to cede exposure and comply with its single risk and credit guidelines.

          The rating agencies continuously review reinsurers providing coverage to the financial guarantee industry. Some of MBIA’s reinsurers have been downgraded, and others remain under review. When a reinsurer is downgraded, less capital credit is given to MBIA under rating agency models. The reduced capital credit has not and is not expected to have a material adverse effect on the Company. The Company retains the right to reassume the business ceded to reinsurers under certain circumstances, including the downgrade of the reinsurers. The Company remains liable on a primary basis for all reinsured risks, and although the Company believes that its reinsurers remain capable of meeting any potential obligation, there can be no assurance the reinsurers will be able to meet these obligations.

          In 2001, insurance segment revenues increased 12% compared with 2000. The growth in insurance revenues was due to positive results in premiums earned, net investment income and advisory fees. Insurance expenses increased 5% in 2001, which is in line with the increase in insurance revenues for the same period. The credit quality of business insured increased in 2001 as insured credits rated A or above were 78% compared with 75% in 2000. ADP increased 26% over 2000 reflecting growth in global public finance and a small decrease in global structured finance. In 2001, both GPW and NPW grew by 26% compared with 2000, reflecting growth in both global public finance as well as global structured finance.

MBIA INC. & SUBSIDIARIES

          GLOBAL PUBLIC FINANCE MARKET MBIA’s premium writings and premium earnings in both the new issue and secondary global public finance markets are shown in the following table:

				Percent Change

Global Public Finance In millions	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Premiums written:
ADP	$658	$652	$399	1%	64%
GPW	$526	$513	$388	2%	32%
NPW	$453	$385	$293	18%	31%
Scheduled premiums earned	$240	$222	$207	8%	7%

          Global public finance issuance reached record levels in 2002, largely driven by the low interest rate environment. New issuance in the U.S. public finance market measured by par value increased by 28% to $327 billion compared with $255 billion in 2001. The insured portion of this market increased to 55% from 52% in 2001 resulting in a 35% increase in par insured for the industry. Robust refunding activity fueled this growth in the U.S. public finance market where refundings were up 43% for the year, as lower interest rates continued to prevail.

          In 2002, ADP for MBIA’s global public finance business increased 1%. U.S. ADP increased by 8% while non-U.S. ADP decreased by 11% compared with 2001. U.S. ADP still accounted for the majority of the total public finance business in 2002, as 69% of ADP originated in the U.S. The credit quality of global public finance business written continued to improve. Insured credits rated A or above before the Company’s guarantee accounted for 88% of 2002 global public finance business compared with 85% last year. At year-end 2002, 81% of the outstanding global public finance book of business was rated A or above before insurance.

          Global public finance GPW increased 2% over 2001. This increase was made up of a 16% increase in business written in the U.S. and a 34% decrease in public finance business written outside of the U.S. Ceded premiums as a percent of gross premiums decreased from 25% in 2001 to 14% in 2002, the result of lower cession rates on deals insured outside the U.S. NPW was up 18% representing an increase primarily in U.S. business. There was also a small increase in non-U.S. NPW.

          In 2002 global public finance scheduled earned premiums increased 8% to $240 million from $222 million in 2001. This increase was driven by a 6% increase in premiums earned from upfront U.S. business and by a 36% increase in both upfront and installment business outside of the U.S. Contributing factors to the premium earnings growth in 2002 were the addition of new U.S. business written in 2002 and a few large non-U.S. deals written in 2001.

          Refunded premiums earned increased 36% this year compared with last year, reflecting the lower interest rate environment. When a MBIA-insured bond issue is refunded or retired early, the related deferred premium revenue is earned immediately. The level of bond refundings and calls is influenced by a variety of factors such as prevailing interest rates, the coupon rates of the bond issue, the issuer’s desire or ability to modify bond covenants and applicable regulations under the Internal Revenue Code.

          In 2001, global public finance ADP increased 64% over 2000. GPW and NPW increased 32% and 31%, respectively. These results were driven by increased business volume outside the U.S. and a smaller 13% increase in U.S. business written. Premiums earned from scheduled amortization increased by 7%, driven by a 77% increase in non-U.S. public finance premium earnings. Refunded earned premiums increased 61%, reflecting the lower interest rate environment.

          GLOBAL STRUCTURED FINANCE MARKET  Details regarding MBIA’s premium writings and premium earnings in both the new issue and secondary global structured finance markets are shown in the following table:

				Percent Change

Global Structured Finance In millions	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Premiums written:
ADP	$546	$389	$430	40%	(9)%
GPW	$426	$352	$299	21%	18%
NPW	$300	$245	$205	22%	20%
Scheduled premiums earned	$274	$247	$205	11%	21%

          Global structured finance worldwide securitization volume increased 18% over the prior year with most of the growth concentrated in U.S. public asset-backed and mortgage-backed securities. MBIA’s global structured finance ADP was up 40% in 2002 compared with 2001, reflecting a 35% increase in volume in the U.S. and a 55% increase in business written outside the U.S. Overall, global structured finance insured business rated A or above before the Company’s guarantee totaled 77% in 2002, up from 75% last year. At year-end 2002, 68% of the global structured finance book of business was rated A or above before insurance, up from 63% at year-end 2001.

          Global structured finance GPW increased 21% in 2002, to $426 million from $352 million last year. In 2002, installments received from business written in prior periods continued to grow. Business within the U.S. increased by 22%, while non-U.S. business increased by 18%. The cession rate on global structured finance business was 30%, the same as 2001. The unchanged cession rate and growth in new business resulted in a 22% growth in NPW.

          In 2002 global structured finance scheduled net earned premiums of $274 million increased 11% over 2001. This increase was primarily driven by a 12% increase in premiums earned from U.S. business and by an 18% increase in business outside of the U.S.

          In 2001, global structured finance ADP decreased 9% from 2000. In 2001, GPW increased 18% due to increases in business written in the U.S. as well as outside the U.S. NPW increased 20% due to a lower cession rate on global structured finance business. The 21% growth in net scheduled premiums, excluding refundings, reflects a 23% increase in U.S. business and a 12% increase in non-U.S. business.

          INVESTMENT INCOME  The Company’s insurance-related net investment income, excluding net realized gains, increased 5% to $433 million in 2002, up from $413 million in 2001. The continuing low-yield environment eroded positive growth in investment income, despite a 9% growth in the invested asset base at cost. After-tax net

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

investment income increased by 6% in 2002, as the portfolio has significant tax-exempt investments. In 2001, investment income was up 5% over 2000. The lower growth in 2001 compared with 2000 was also due to the decline in interest rates as well as a shift in the investment portfolio from taxable to tax-exempt investments.

          During the Company’s annual risk assessment process last fall, management identified that the extended period of low interest rates had embedded a significant capital risk in its investment portfolio under the reasonable scenario that interest rates return to more normal levels in a short timeframe. As a result, the Company decided to forego short-term yield by reducing the portfolio duration from just below 8 years to about 5 years in order to preserve economic capital.  Management initiated this process in the fourth quarter of 2002 and expects to complete this repositioning by mid-year 2003. Shortening the duration of the investment portfolio is likely to result in a material reduction in after-tax net investment income. Combining this duration adjustment with an assumption of flat interest rates and an 8-10% growth in invested assets, the Company forecasts that net investment income will record a drop of 5-8% when comparing 2003 after-tax net investment income with 2002.

          ADVISORY FEES  The Company collects advisory fees in connection with certain transactions, including its administration of certain third-party-owned special purpose vehicles (MBIA conduits).  Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring fees are earned on a straight-line basis over the life of the related transaction and commitment fees are earned over the period of the commitment contract. In 2002, advisory fee revenues increased 29% to $51 million, up from $39 million in 2001. MBIA conduit administration fees represented approximately 24% of total advisory fee revenues in 2002 compared with 28% in 2001 and 38% in 2000. This decreasing trend is the result of growth in non-MBIA conduit fees over the three-year period. The 2002 increase in advisory fees was driven by the Company’s emphasis on work fees for increasingly complex insurance transactions, conduit administration fees and fees related to the activities of the Company’s Insured Portfolio Management Department. The 39% increase in 2001 compared with 2000 was primarily due to one-time, non-deferrable fees recognized during 2001. Due to the one-time nature of advisory fees, there can be no assurance that the level of advisory fees will continue to increase at the rate experienced in 2002.

          LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)  The Company maintains a loss and LAE reserve based on its estimate of identified and unallocated losses on its insured obligations.

          Annually, management reviews its loss reserving methodology. Each review includes an analysis of loss reserve factors based on the latest available industry data, an analysis of historical default and recovery experience for the relevant sectors of the fixed-income market, and consideration for the changing mix of the Company’s book of business. This year’s review did not result in a change in the Company’s loss reserving factor of 12% of scheduled net earned premium.

          The following table shows the case-specific, reinsurance recoverable and unallocated components of the Company’s total loss and LAE reserves at the end of the last three years, as well as its loss provision and loss ratios for the last three years:

				Percent Change

In millions	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Case-specific:
Gross	$289	$246	$240	17%	3%
Reinsurance recoverable on unpaid losses	44	35	31	25%	12%

Net case reserves	$245	$211	$209	16%	1%
Unallocated	284	272	259	4%	5%

Net loss and LAE reserves	$529	$483	$468	10%	3%
Losses incurred	$62	$57	$51	9%	10%

Loss ratio:
GAAP	10.5%	10.8%	11.5%
Statutory	9.4%	9.3%	6.2%

          The increase in losses incurred in 2002 was a direct result of the additional growth in net scheduled premiums earned.

          Loss ratios are calculated by dividing losses incurred by net premiums earned and are a measurement of the Company’s underwriting performance. The statutory loss ratio only includes case losses incurred, while the GAAP ratio includes case losses incurred and a provision for unallocated losses. Both the GAAP and statutory loss ratios have remained relatively consistent over the last three years.

          POLICY ACQUISITION COSTS AND OPERATING EXPENSES  Expenses related to the production of the Company’s insurance business (policy acquisition costs) are deferred and recognized over the period in which the related premiums are earned. If an insured bond issue is refunded and the related premium is earned early, the associated acquisition costs previously deferred are also recognized early. The Company’s policy acquisition costs, operating expenses and total insurance operating expenses, as well as related expense ratios, are shown below:

				Percent Change

In millions	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Gross expenses	$209	$181	$178	16%	2%

Amortization of deferred acquisition costs	$48	$42	$36	12%	18%
Operating expenses	87	81	83	9%	(3)%

Total insurance operating expenses	$135	$123	$119	10%	3%

Expense ratio:
GAAP	23.0%	23.5%	26.7%
Statutory	16.8%	13.4%	22.1%

          In 2002, the amortization of deferred acquisition costs increased 12% over 2001, in line with the increase in insurance business earned. The amortization of deferred acquisition costs increased 18% in 2001 compared with 2000. The ratio of policy acquisition costs, net of deferrals,

MBIA INC. & SUBSIDIARIES

to earned premiums has remained steady at 8% in 2002, 2001 and 2000. In addition, during the last three years there has been a decline in the ratio of deferred expenses carried as assets on the balance sheet to deferred revenues carried as liabilities on the balance sheet plus the present value of future installment premiums. This declining ratio indicates the Company has deferred more revenues than expenses over the last two years.

          Operating expenses increased 9% from $81 million in 2001 to $87 million in 2002, reflecting higher compensation costs that are primarily the result of the Company’s decision to expense the fair value of stock options, totaling $7 million, in accordance with the modified prospective transition method of SFAS 148. The pro forma stock option expense not included in 2001 or 2000 in accordance with the modified prospective method of adoption is not materially different from the expense recognized in 2002. The 3% decrease in operating expenses in 2001 compared with 2000 primarily reflects reduced compensation costs under the Company’s expense management program.

          Financial guarantee insurance companies use the statutory expense ratio (expenses before deferrals divided by net premiums written) as a measure of expense management. The Company’s 2002 statutory expense ratio of 16.8% is above the 2001 ratio of 13.4%. If stock option expenses had been included in the 2001 calculation, the statutory expense ratio would have been 16.7%. The GAAP expense ratio of 23.0% is slightly lower than 2001’s ratio of 23.5%. The statutory expense ratios of 16.8% for 2002 and 13.4% for 2001 are considerably better than the Company’s 20% goal.

INVESTMENT MANAGEMENT SERVICES
The resources and capabilities of the investment management companies have been consolidated under MBIA Asset Management, LLC since 1998. MBIA Asset Management, LLC is comprised of 1838 Investment Advisors, LLC (1838), MBIA Municipal Investors Service Corp. (MBIA-MISC), MBIA Investment Management Corp. (IMC) and MBIA Capital Management Corp. (CMC). In addition, MBIA Global Funding, LLC (GFL), a subsidiary of the Company, operates as part of the asset management business.

          Since 1998, the asset management businesses have had solid performances. However, 2002 proved to be a challenging year as the business suffered primarily from a further weakening in the equity markets and, to a lesser extent, the low interest rate environment. Consolidated revenues were down 12% over last year, while expenses were down 2%, resulting in an operating income decline of 21% compared with 2001. If stock option expense relating to the adoption of the fair value recognition provisions of SFAS 123 had been recorded in 2001, pro forma operating income would still have declined 15% in 2002.

          Assets under management at the end of 2002 were $34.9 billion, 11% below the 2001 year-end level. Fixed-income assets increased 5%, while equity assets decreased 55%. The following table summarizes the consolidated investment management results and assets under management over the last three years:

				Percent Change

In millions	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Revenues	$111	$126	$119	(12)%	6%
Expenses	62	63	63	(2)%	1%

Operating income	$49	$63	$56	(21)%	12%
Ending assets under management:
Fixed-income	$30,280	$28,865	$23,941	5%	21%
Equities	4,630	10,383	12,639	(55)%	(18)%

Total	$34,910	$39,248	$36,580	(11)%	7%

          The following provides a summary of each of the asset management businesses:

          1838 is a full-service asset management firm with an institutional focus. It manages equity, fixed-income and balanced portfolios for a client base comprised of municipalities, endowments, foundations, corporate employee benefit plans and high-net-worth individuals. 1838’s results were significantly impacted by the continued weakening of the equity markets. A considerable decline in operating revenues was slightly mitigated by a reduction in operating costs. Assets under management at year-end 2002 were $5.4 billion, a decline of 54% from year-end 2001 assets of $11.9 billion.

          MBIA-MISC provides investment management programs including pooled investment products, customized asset management and bond proceeds investment services. In addition, MBIA-MISC provides portfolio accounting and reporting for state and local governments including school districts. MBIA-MISC is a Securities and Exchange Commission (SEC)-registered investment adviser. The low interest rate environment has had a modest negative impact on revenues causing MBIA-MISC’s operating results to decline slightly. MBIA-MISC had $10.1 billion in assets under management at year-end 2002, down 5% from 2001.

          IMC provides customized investments for bond proceeds and other public funds for such purposes as construction, loan origination, escrow and debt service or other reserve fund requirements. It also provides customized products for funds that are invested as part of asset-backed or structured product issuance. IMC continued to experience a tightening in spreads related to delays in investment agreement contract withdrawals throughout 2002. However, as withdrawals increased towards the end of the year, spreads began to move closer to expected levels. At December 31, 2002, principal and accrued interest outstanding on investment and repurchase agreement obligations and securities sold under agreements to repurchase was $6.7 billion, compared with $6.6 billion at year-end 2001. Assets supporting these agreements had market values of $7.0 billion and $6.7 billion at year-end 2002 and 2001, respectively. These assets are comprised of high-quality securities with an average credit quality rating of Double-A.

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          GFL is a finance subsidiary of the Company formed during 2002 as an extension of MBIA’s asset management operations. GFL is authorized to issue medium-term notes, investment agreements and other debt obligations for purposes of funding financial assets within the Company’s asset management business. Principal and accrued interest outstanding on medium-term note and investment agreement obligations totaled $1.0 billion at year-end 2002. Assets supporting these obligations had a market value of $1.1 billion and consisted of high-quality securities with an average credit quality rating of Triple-A.

          CMC is a SEC-registered investment adviser and National Association of Securities Dealers member firm. CMC specializes in fixed-income management for institutional funds and provides investment management services to IMC’s investment agreement portfolio, GFL’s medium-term note and investment agreement portfolio, MBIA-MISC’s municipal cash management programs and the Company’s insurance and corporate investment portfolios. At year-end 2002, the market value of CMC’s third-party assets under management was $2.6 billion, compared with $2.4 billion at year-end 2001. The market value of assets related to the Company’s insurance investment portfolios managed by CMC were $8.4 billion at December 31, 2002, up 12% from the previous year-end.

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

          For 2002, the municipal services operation reported operating income of $402 thousand, compared with a $3 million loss in 2001. Revenues declined by 8% as a result of the run-off of municipal contracts. However, expenses declined by 19% as the Company continues to focus on reducing operating costs through the reorganization of resources.

          The Company is the majority owner of Capital Asset, which was in the business of acquiring and servicing tax liens. The Company became the majority owner in December 1998 when it acquired the interest of Capital Asset’s founder. MBIA Insurance Corporation (MBIA Corp.) has insured three securitizations of tax liens that were originated and continue to be serviced by Capital Asset. These securitizations were structured through the sale by Capital Asset of substantially all of its tax liens to three off-balance sheet qualifying special purpose vehicles that were established in connection with these securitizations. These qualifying special purpose vehicles are not the MBIA conduits discussed in the Advisory Fees section of this report and are not included in the consolidation of the MBIA group. In the third quarter of 1999, Capital Asset engaged a specialty servicer of residential mortgages to help manage its business and operations and to assist in administering the portfolios supporting the securitizations insured by MBIA Corp. As of December 31, 2002, the aggregate gross insured amount in connection with these securitizations was approximately $201 million compared with $250 million at December 31, 2001 and $318 million at December 31, 2000. MBIA Corp. has established case reserves related to these policies based on the amount of redemptive balances of those tax liens underlying such policies that Capital Asset has decided to write off for a variety of reasons. MBIA will continue to evaluate the performance of the tax lien portfolio and establish reserves as and when necessary based on the same methodology. Since the ultimate collectability of tax liens is difficult to estimate, there can be no assurance that the case reserves established to date would be sufficient to cover all future claims under these policies.

          In addition, Capital Asset has other contingent liabilities, including potential liabilities in connection with pending litigation in which it is involved. In one case, a class action lawsuit has been filed against MBIA Inc., MBIA Corp. and certain other affiliates of Capital Asset. Plaintiffs claim that a securitization completed by Capital Asset in 1999 was a fraudulent transfer under state law because the tax liens sold to the special purpose vehicle were sold at less than their fair value. Also, plaintiffs claim that the transaction allegedly was done to avoid the effect of an adverse legal ruling against Capital Asset on certain issues. The parties in this litigation, which principally involves the rate of interest that Capital Asset could legally charge on tax and water and sewer liens in Pittsburgh, have signed a settlement agreement. As part of any settlement, Capital Asset may have to refund a portion of the interest collected with respect to the Pittsburgh liens and write down a portion of the remaining accrued interest on the Pittsburgh liens. The amount of the refund or write-down with respect to any lien will depend on a variety of factors. Capital Asset has established reserves in an amount it expects to be sufficient to cover the full amount of any refunds due. The Company does not expect the amount of the write-down of any accrued interest on the Pittsburgh liens to be material.

CORPORATE
NET INVESTMENT INCOME  Net investment income was $9 million in 2002 versus $7 million in 2001. This increase is a result of a higher average asset base at the holding company level.

INTEREST EXPENSE  The Company incurred $58 million of interest expense compared with $56 million last year. The increase is the result of the additional $300 million of debt issued during the third quarter of 2002. On October 1, 2002 the Company used $100 million of the proceeds from this debt issuance to redeem its 8.2% debentures due in 2022.

CORPORATE EXPENSES  Corporate expenses are composed primarily of general corporate expenses. Corporate expenses have remained fairly consistent at $17 million, $21 million and $19 million in 2002, 2001 and 2000, respectively.

GAINS AND LOSSES
NET REALIZED GAINS  Net realized gains were $15 million in 2002, consisting of gross realized gains of $74 million and gross realized losses of $59 million. In 2001, net realized gains were $9 million, consisting of gross realized gains of $85 million and gross realized losses of $76 million. Net realized gains were down significantly in 2001 from 2000’s $33 million, made up of gross realized gains of $69 million and gross realized losses of $36 million. All of these gains and losses were generated as a result of the ongoing active total return management of the investment portfolio.

MBIA INC. & SUBSIDIARIES

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS  Net unrealized losses were $82 million for the year ended December 31, 2002 compared to $4 million in 2001 due to the change in the fair value of derivative instruments. The mark-to-market change was virtually all attributable to synthetic collateralized debt obligations, as the Company revised several factors used in the valuation of such instruments. In 2002, the Company began using a market-based discount rate in its valuation model rather than the fixed rate previously established by MBIA. In addition, the pricing data vendor that the Company uses changed its data source in November 2002, which reflected more volatility and wider spreads than the previous data received. This information was compared to three other independent data sources to ensure its validity. Approximately one-third of the $82 million mark-to-market was a result of the Company’s decision to revise certain technical details of its valuation model, while two-thirds was due to the change in vendor data and a widening of credit spreads during 2002. For further information see Note 5 in the Notes to Consolidated Financial Statements.

TAXES
MBIA’s tax policy is to optimize after-tax income by maintaining the appropriate mix of taxable and tax-exempt investments. However, the tax rate fluctuates from time to time as the Company manages its investment portfolio on a total return basis. The effective tax rate for 2002 decreased slightly to 26.0% from 26.3% in 2001 and 26.1% in 2000.

CAPITAL RESOURCES

The Company carefully manages its capital resources to minimize its cost of capital while maintaining appropriate claims-paying resources to sustain its Triple-A claims-paying ratings. At year-end 2002, total claims-paying resources for MBIA Corp. stood at $11 billion, a 9% increase over year-end 2001. Components of total claim-paying resources are shown in the following table:

			Percent change

In millions	2002	2001	2002 vs. 2001

Capital and surplus	$3,158	$2,858	11%
Contingency reserve	2,277	2,082	9%

Capital base	5,435	4,940	10%
Unearned premium reserve	2,774	2,607	6%
Present value of installment premiums	1,300	1,068	22%

Premium resources	4,074	3,675	11%
Loss and loss adjustment expense reserves	245	211	16%
Standby line of credit / stop loss	1,261	1,261	—

Total claims-paying resources	$11,015	$10,087	9%

          Total shareholders’ equity at December 31, 2002 was $5.5 billion, with total long-term borrowings at $1.0 billion. The Company uses debt financing to lower its overall cost of capital. MBIA maintains debt at levels it considers to be prudent based on its cash flow and total capital. The following table shows the Company’s long-term debt and the ratio used to measure it:

	2002	2001	2000

Long-term debt (in millions)	$1,033	$805	$795
Long-term debt to total capital	16%	14%	16%

          In July of 1999, the board of directors authorized the repurchase of 11.25 million shares of common stock of the Company. The Company began the repurchase program in the fourth quarter of 1999. As of year-end 2002, the Company had repurchased a total of 7.7 million shares at an average price of $41.38 per share.

          In addition, the Company has various soft capital facilities, such as letters of credit, stop-loss mechanisms and other equity-based facilities at its disposal, which increase its claims-paying resources.

          MBIA Corp. has a $700 million standby line of credit facility with a group of major Triple-A-rated banks to provide funds for the payment of claims in excess of the greater of $900 million or 5.0% of average annual debt service with respect to public finance transactions. The agreement is for a seven-year term, which expires on October 31, 2009.

          MBIA Corp. also maintains $211 million of stop loss reinsurance coverage with a group of highly rated reinsurers. This facility covers losses relating to the global structured finance portfolio in force as of December 31, 2002 that are incurred during a 7-year period beginning January 1, 2002 and are in excess of an annually recalculated attachment point ($1.01 billion for 2002 and $1.15 billion for 2003). In addition, MBIA Inc. maintains two 10-year facilities maturing in 2011 and 2012 for $100 million and $50 million, respectively. These facilities, with two highly rated reinsurers, allow the Company to issue subordinated securities and can be drawn upon if MBIA incurs cumulative losses (net of any recoveries) above an annually adjusted attachment point. This attachment point was $1.65 billion in 2002 and will be $1.76 billion in 2003.

          In December 2002, $200 million of Money Market Committed Preferred Custodial Trust securities (CPS securities) was issued by four Trusts which were created for the primary purpose of issuing CPS securities, investing the proceeds in high quality commercial paper and providing MBIA Corp. with a put option for selling to the Trusts the perpetual preferred stock of MBIA Corp. If MBIA Corp. exercises its put option, the Trusts will transfer such proceeds to MBIA Corp. in exchange for the preferred stock that will be held by the Trusts. The Trusts are vehicles for providing MBIA Corp. the opportunity to access new capital at its sole discretion through the exercise of the put options. The Trusts are rated AA/Aa2 by Standard and Poor’s and Moody’s, respectively.

          From time to time MBIA accesses the capital markets to support the growth of its businesses. In March 2002, MBIA filed Form S-3 with the SEC utilizing a “shelf” registration process. Under this process, the Company may issue up to $400 million of the securities described in the prospectus filed as part of the registration, namely, senior debt securities,

MBIA INC. & SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

subordinated debt securities, preferred stock and common stock of the Company. In August 2002 MBIA issued $300 million of 20-year senior notes carrying a coupon rate of 6.4%, part of the proceeds of which were used to redeem the Company’s $100 million 8.2% debentures due October 1, 2022. As of December 31, 2002, $100 million of the shelf registration remained. The Company plans to increase its shelf capacity to $500 million.

LIQUIDITY

Cash flow needs at the parent company level are primarily for dividends to its shareholders and interest payments on its debt. Liquidity and operating cash requirements of the Company are met by its cash flows generated from operations, which were more than adequate in 2002. Management of the Company believes that cash flows from operations will be sufficient to meet the Company’s liquidity and operating cash requirements for the foreseeable future.

          Cash requirements have historically been met by upstreaming dividend payments from MBIA Corp., which generates substantial cash flow from premium writings and investment income. In 2002, the Company’s operating cash flow totaled $873 million compared with $722 million in 2001 and $640 million in 2000. The majority of net cash provided by operating activities is generated from the Company’s insurance operations.

          Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In MBIA Corp.’s case, dividends in any 12-month period cannot be greater than 10% of policyholders’ surplus as shown on MBIA Corp.’s latest filed statutory financial statements. In 2002, MBIA Corp. declared and paid dividends of $231 million to the Company. Based upon the filing of its year-end 2002 statutory financial statement, MBIA Corp. has dividend capacity of $85 million for the first quarter of 2003 without special regulatory approval. Based on the projected future earnings of MBIA Corp., the Company believes MBIA Corp.’s dividend capacity will continue to be replenished each quarter. Management expects the dividend capacity of MBIA Corp. to be comparable to the current level for the foreseeable future.

          The Company has significant liquidity supporting its businesses. At the end of 2002, cash equivalents and short-term investments totaled $770 million. Should significant cash flow reductions occur in any of its businesses, for any combination of reasons, MBIA has additional alternatives for meeting ongoing cash requirements. They include selling or pledging its fixed-income investments in its investment portfolio, tapping existing liquidity facilities and new borrowings.

          In addition, the Company has substantial external borrowing capacity. It maintains two short-term bank lines totaling $675 million with a group of highly rated global banks, a $225 million facility with a term of 364 days and a $450 million facility with a four-year term. At year-end 2002, there were no balances outstanding under these lines.

          The investment portfolio provides a high degree of liquidity since it is comprised of readily marketable high-quality fixed-income securities and short-term investments. At year-end 2002, the fair value of the consolidated investment portfolio was $17.1 billion, as shown below:

			Percent change

In millions	2002	2001	2002 vs. 2001

Insurance operations:
Amortized cost	$8,273	$7,593	9%
Unrealized gain	529	146	262%

Fair value	$8,802	$7,739	14%

Corporate:
Amortized cost	$183	$111	65%
Unrealized gain	9	—	n/a

Fair value	$192	$111	73%

Investment agreements and medium-term notes:
Amortized cost	$7,727	$6,535	18%
Unrealized gain	374	131	185%

Fair value	$8,101	$6,666	22%

Total portfolio at fair value	$17,095	$14,516	18%

          Growth in insurance-related investments in 2002 was the result of positive cash flow from operations. The fair value of investments related to the investment agreement and medium-term note businesses increased to $8.1 billion from $6.7 billion at December 31, 2001. This increase was a result of growth in IMC’s investment and repurchase agreement program as well as the new GFL medium-term note program.

          The fixed-maturity investment portfolios are considered to be available-for-sale, and the differences between their fair value and amortized cost, net of applicable taxes, are reflected in accumulated other comprehensive income in shareholders’ equity. Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Differences between fair value and amortized cost arise primarily as a result of changes in interest rates occurring after a fixed-income security is purchased, although other factors influence fair value, including credit-related actions, supply and demand forces and other market factors. The weighted-average credit quality of the Company’s fixed-income portfolios has been maintained at Double-A since its inception. The Company generally intends to hold most of its investments to maturity as part of its risk management strategy. Due to this risk management strategy, the unrealized gain currently recorded in accumulated other comprehensive income in the shareholders’ equity section of the balance sheet will decrease over time as the investments approach maturity. As a result, the Company expects to realize a value substantially equal to amortized cost.

MBIA INC. & SUBSIDIARIES

          The following table summarizes the Company’s contractual obligations as of December 31, 2002. For information on the Company’s financial guarantee exposure see Footnote 19 in the Notes to Consolidated Financial Statements.

	As of December 31, 2002

Contractual Obligations In thousands	Less Than One Year	1-3 Years	4-5 Years	After 5 Years	Total

Long term debt*	$—	$—	$—	$1,008,214	$1,008,214
Investment agreement and medium-term note obligations**	1,369,740	3,155,792	277,105	1,863,958	6,666,595
Investment repurchase agreement obligations**	70,458	178,097	10,235	305,177	563,967
Securities sold under agreements to repurchase	385,440	154,121	—	—	539,561

Total	$1,825,638	$3,488,010	$287,340	$3,177,349	$8,778,337

*	Does not include accrued interest
**	At December 31, 2002, the Company had assets supporting these obligations totaling $8.1 billion at market value.

          The Company generates significant liquidity from its operations. Because of its risk management policies and procedures, diversification and reinsurance, the Company believes that the occurrence of an event that would significantly adversely affect liquidity is unlikely.

MARKET RISK

In general, market risk relates to changes in the value of financial instruments that arise from adverse movements in interest rates, equity prices and foreign exchange rates. MBIA is exposed mainly to changes in interest rates that affect the fair value of some of its financial instruments, namely investment securities, investment agreement liabilities, debentures and certain derivative transactions. The Company’s investment portfolio holdings are primarily U.S. dollar-denominated fixed-income securities including municipal bonds, U.S. government bonds, mortgage-backed securities, collateralized mortgage obligations, corporate bonds and asset-backed securities. In periods of rising and/or volatile interest rates profitability could be adversely affected should the Company have to liquidate these securities. Some mortgage-backed securities are subject to significant pre-payment risk in periods of declining interest rates.

          MBIA minimizes its exposure to interest rate risk through active portfolio management to ensure a proper mix of the types of securities held and to stagger the maturities of its fixed-income securities. In addition, the Company enters into various swap agreements that hedge the risk of loss due to interest rate and foreign currency volatility.

          Interest rate sensitivity can be estimated by projecting a hypothetical instantaneous increase or decrease in interest rates. A hypothetical increase in interest rates of 100 and 300 basis points would result in an after-tax decrease in the net fair value of the Company’s financial instruments of approximately $648 million and $1.9 billion, respectively. A decrease in interest rates of 100 basis points would result in an after-tax increase in the Company’s financial instruments of approximately $681 million. These hypothetical increases and decreases are subject to change as the Company completes its investment portfolio duration adjustment described in the Investment Income section of this report.

          Since the Company is able and primarily expects to hold its fixed-maturity securities to maturity, it does not expect to recognize any adverse impact to income or cash flows under the above scenarios.

MBIA INC. & SUBSIDIARIES

Report on Management’s Responsibility and Report of Independent Accountants

REPORT ON MANAGEMENT’S RESPONSIBILITY

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this annual report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

          MBIA’s internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures and are implemented by trained, skilled personnel with an appropriate segregation of duties. These policies and procedures prescribe that MBIA and all its employees are to maintain the highest ethical standards and that its business practices are to be conducted in a manner that is above reproach.

          PricewaterhouseCoopers LLP, independent accountants, is retained to audit the company’s financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the company’s internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

          The board of directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

          Under the Sarbanes-Oxley Act of 2002, two new certifications by a company’s CEO and CFO of periodic reports are required. Under Section 302 of the Act, and as implemented by the Securities and Exchange Commission (“SEC”), a company’s CEO and CFO are required to certify the accuracy and completeness of the information contained in each quarterly and annual report, and the maintenance and effectiveness of disclosure controls and procedures. Under Section 906 of the Act, in addition to certifying the accuracy and completeness of the information, the company’s CEO and CFO must also certify that each report complies with the Securities Exchange Act of 1934. For all quarterly and annual reports filed with the SEC after August 2002, copies of MBIA’s certifications can be found as exhibits to those reports.

/s/ JOSEPH W. BROWN

Joseph W. Brown Chairman and Chief Executive Officer

/s/ NEIL G. BUDNICK

Neil G. Budnick Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of MBIA Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of MBIA Inc. and its subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and for stock options compensation. In addition, as discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

/s/ PriceWaterhouse Coopers LLP.

New York, NY January 31, 2003

MBIA INC. & SUBSIDIARIES

Consolidated Balance Sheets

Dollars in thousands except per share amounts	December 31, 2002	December 31, 2001

ASSETS
Investments:
Fixed-maturity securities held as available-for-sale at fair value (amortized cost $7,555,978 and $7,274,848)	$8,093,650	$7,421,023
Short-term investments, at amortized cost (which approximates fair value)	687,238	293,791
Other investments	212,673	135,376

	8,993,561	7,850,190
Investment agreement and medium-term note portfolios held as available-for-sale at fair value (amortized cost $7,080,870 and $5,957,089)	7,433,615	6,079,066
Investment agreement portfolio pledged as collateral at fair value (amortized cost $646,287 and $577,790)	667,854	586,915

TOTAL INVESTMENTS	17,095,030	14,516,171

Cash and cash equivalents	83,218	115,040
Accrued investment income	215,265	181,984
Deferred acquisition costs	302,222	277,699
Prepaid reinsurance premiums	521,641	507,079
Reinsurance recoverable on unpaid losses	43,828	35,090
Goodwill	90,041	97,772
Property and equipment, at cost (less accumulated depreciation of $86,135 and $72,088)	128,441	129,004
Receivable for investments sold	91,767	157,864
Derivative assets	191,755	92,372
Other assets	88,893	89,610

TOTAL ASSETS	$18,852,101	$16,199,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deferred premium revenue	$2,755,046	$2,565,096
Loss and loss adjustment expense reserves	573,275	518,389
Investment agreement and medium-term note obligations	6,666,595	5,150,374
Investment repurchase agreement obligations	563,967	904,744
Securities sold under agreements to repurchase	539,561	555,496
Long-term debt	1,033,070	805,062
Short-term debt	—	47,751
Current income taxes	17,648	22,419
Deferred income taxes	471,534	272,665
Deferred fee revenue	24,838	27,629
Payable for investments purchased	58,436	130,098
Derivative liabilities	309,749	110,433
Other liabilities	345,031	306,891

TOTAL LIABILITIES	13,358,750	11,417,047

Shareholders’ Equity:
Preferred stock, par value $1 per share; authorized shares — 10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares — 400,000,000; issued shares — 152,555,034 and 151,950,991	152,555	151,951
Additional paid-in capital	1,239,313	1,195,802
Retained earnings	3,895,112	3,415,517
Accumulated other comprehensive income, net of deferred income tax provision of $294,160 and $91,222	541,250	145,321
Unallocated ESOP shares	(653)	(1,983)
Unearned compensation — restricted stock	(12,646)	(11,335)
Treasury stock — 7,781,213 and 3,516,921 shares	(321,580)	(112,635)

TOTAL SHAREHOLDERS’ EQUITY	5,493,351	4,782,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,852,101	$16,199,685

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INC. & SUBSIDIARIES

Consolidated Statements of Income

	Years ended December 31

Dollars in thousands except per share amounts	2002	2001	2000

INSURANCE
Revenues:
Gross premiums written	$951,931	$865,226	$687,408
Ceded premiums	(198,526)	(235,362)	(189,316)

Net premiums written	753,405	629,864	498,092
Increase in deferred premium revenue	(164,896)	(105,994)	(51,739)

Premiums earned (net of ceded premiums of $189,332, $169,034 and $147,249)	588,509	523,870	446,353
Net investment income	432,949	412,763	393,985
Advisory fees	50,747	39,287	28,284

Total insurance revenues	1,072,205	975,920	868,622
Expenses:
Losses and loss adjustment	61,688	56,651	51,291
Amortization of deferred acquisition costs	47,669	42,433	35,976
Operating	87,401	80,498	83,066

Total insurance expenses	196,758	179,582	170,333

Insurance income	875,447	796,338	698,289
INVESTMENT MANAGEMENT SERVICES
Revenues	110,917	125,929	118,859
Expenses	61,446	62,910	62,535

Investment management services income	49,471	63,019	56,324

MUNICIPAL SERVICES
Revenues	24,810	27,037	37,089
Expenses	24,408	29,951	36,479

Municipal services income (loss)	402	(2,914)	610

CORPORATE
Net investment income	9,426	6,899	—
Interest expense	58,453	56,445	53,756
Corporate expenses	17,259	20,874	19,494

Corporate loss	(66,286)	(70,420)	(73,250)

GAINS AND LOSSES
Net realized gains	15,424	8,896	32,884
Change in fair value of derivative instruments	(81,877)	(3,935)	—

Net gains and losses	(66,453)	4,961	32,884

Income before income taxes	792,581	790,984	714,857
Provision for income taxes	205,763	207,826	186,220

Income before cumulative effect of accounting changes	586,818	583,158	528,637
Cumulative effect of accounting changes	(7,731)	(13,067)	—

NET INCOME	$579,087	$570,091	$528,637

Income before cumulative effect of accounting changes per common share:
Basic	$4.00	$3.94	$3.58
Diluted	$3.98	$3.91	$3.56

NET INCOME PER COMMON SHARE:
Basic	$3.95	$3.85	$3.58
Diluted	$3.92	$3.82	$3.56

Weighted-average number of common shares outstanding:
Basic	146,634,204	148,190,890	147,714,663
Diluted	147,574,079	149,282,657	148,668,943

Total revenues	$1,150,905	$1,140,746	$1,057,454
Total expenses	$358,324	$349,762	$342,597

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INC. & SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

	For the years ended December 31, 2002, 2001, 2000

In thousands except per share amounts	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unallocated ESOP Shares	Unearned Compensation -Restricted Stock	Treasury Stock		Total Shareholders’ Equity

	Shares	Amount						Shares	Amount

BALANCE, JANUARY 1, 2000	150,109	$150,109	$1,141,072	$2,486,478	$(224,511)	$(4,363)	$(9,986)	(782)	$(25,698)	$3,513,101

Comprehensive income:
Net income	—	—	—	528,637	—	—	—	—	—	528,637
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $170,061	—	—	—	—	316,010	—	—	—	—	316,010
Change in foreign currency translation	—	—	—	—	(5,792)	—	—	—	—	(5,792)

Other comprehensive income										310,218

Total comprehensive income										838,855

Treasury shares acquired	—	—	—	—	—	—	—	(2,520)	(77,717)	(77,717)
Unallocated ESOP shares	—	—	(43)	—	—	1,413	—	—	—	1,370
Stock-based compensation	1,051	1,051	28,171	—	—	—	(673)	(12)	(238)	28,311
Dividends (declared and paid per common share $0.547)	—	—	—	(80,507)	—	—	—	—	—	(80,507)

BALANCE, DECEMBER 31, 2000	151,160	151,160	1,169,200	2,934,608	85,707	(2,950)	(10,659)	(3,314)	(103,653)	4,223,413

Comprehensive income:
Net income	—	—	—	570,091	—	—	—	—	—	570,091
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $39,868	—	—	—	—	74,009	—	—	—	—	74,009
Change in fair value of derivative instruments net of change in deferred income taxes of $(5,786)	—	—	—	—	(10,746)	—	—	—	—	(10,746)
Change in foreign currency translation	—	—	—	—	(3,649)	—	—	—	—	(3,649)

Other comprehensive income										59,614

Total comprehensive income										629,705

Treasury shares acquired	—	—	—	—	—	—	—	(203)	(8,982)	(8,982)
Unallocated ESOP shares	—	—	31	—	—	967	—	—	—	998
Stock-based compensation	795	795	26,571	—	—	—	(676)	—	—	26,690

Dividends (declared per common share $0.600, paid per common share $0.587)	(4)	(4)	—	(89,182)	—	—	—	—	—	(89,186)

BALANCE, DECEMBER 31, 2001	151,951	151,951	1,195,802	3,415,517	145,321	(1,983)	(11,335)	(3,517)	(112,635)	4,782,638

Comprehensive income:
Net income	—	—	—	579,087	—	—	—	—	—	579,087
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $222,973	—	—	—	—	414,771	—	—	—	—	414,771
Change in fair value of derivative instruments net of change in deferred income taxes of $(20,035)	—	—	—	—	(37,209)	—	—	—	—	(37,209)
Change in foreign currency translation	—	—	—	—	18,367	—	—	—	—	18,367

Other comprehensive income										395,929

Total comprehensive income										975,016

Capital issuance costs	—	—	(2,774)	—	—	—	—	—	—	(2,774)
Treasury shares acquired	—	—	—	—	—	—	—	(4,264)	(208,945)	(208,945)
Unallocated ESOP shares	—	—	50	—	—	1,330	—	—	—	1,380
Stock-based compensation	604	604	46,235	—	—	—	(1,311)	—	—	45,528
Dividends (declared per common share $0.680, paid per common share $0.660)	—	—	—	(99,492)	—	—	—	—	—	(99,492)

BALANCE, DECEMBER 31, 2002	152,555	$152,555	$1,239,313	$3,895,112	$541,250	$(653)	$(12,646)	(7,781)	$(321,580)	$5,493,351

DISCLOSURE OF RECLASSIFICATION AMOUNT :	2000	2001	2002

Unrealized appreciation of investments arising during the period, net of taxes	$317,092	$80,253	$425,234
Reclassification adjustment, net of taxes	(1,082)	(6,244)	(10,463)

Net unrealized appreciation, net of taxes	$316,010	$74,009	$414,771

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years ended December 31

Dollars in thousands	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$579,087	$570,091	$528,637
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in accrued investment income	(33,281)	(29,941)	(16,699)
Increase in deferred acquisition costs	(24,523)	(3,344)	(22,433)
Increase in prepaid reinsurance premiums	(14,562)	(64,457)	(39,412)
Increase in deferred premium revenue	179,459	170,452	91,151
Increase in loss and loss adjustment expense reserves, net	46,148	15,434	31,405
Depreciation	14,047	10,062	11,557
Goodwill	—	6,550	6,701
Amortization of bond discount, net	14,377	(8,416)	(31,379)
Net realized gains on sale of investments	(15,424)	(8,896)	(32,884)
Current income tax benefit	(4,771)	—	—
Deferred income tax (benefit) provision	(4,354)	(13,788)	49,575
Fair value of derivative instruments	81,877	3,935	—
Cumulative effect of accounting changes, net	7,731	13,067	—
Other, net	47,394	60,844	64,124

Total adjustments to net income	294,118	151,502	111,706

Net cash provided by operating activities	873,205	721,593	640,343

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed-maturity securities, net of payable for investments purchased	(12,356,410)	(17,178,199)	(7,417,426)
Sale of fixed-maturity securities, net of receivable for investments sold	11,527,680	16,125,642	6,543,563
Redemption of fixed-maturity securities, net of receivable for investments redeemed	529,065	431,275	282,540
(Purchase) sale of short-term investments	(377,191)	95,822	(93,552)
(Purchase) sale of other investments	(44,402)	(14,386)	18,538
Purchases for investment and repurchase agreement and medium-term note portfolios, net of payable for investments purchased	(7,193,183)	(9,518,913)	(5,418,222)
Sales from investment and repurchase agreement and medium-term note portfolios, net of receivable for investments sold	6,010,956	7,886,657	5,002,639
Capital expenditures	(15,401)	(6,760)	(18,108)
Disposals of capital assets	206	1,209	1,745
Other, net	—	499	8,297

Net cash used by investing activities	(1,918,680)	(2,177,154)	(1,089,986)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt	291,300	—	196,113
Net repayment from retirement of long-term debt	(100,000)	(3,750)	(3,750)
Net repayment from retirement of short-term debt	(47,751)	(96,492)	(24,500)
Dividends paid	(97,154)	(87,112)	(80,708)
Purchase of treasury stock	(208,945)	(8,982)	(77,955)
Proceeds from issuance of investment and repurchase agreement and medium-term note obligations	4,496,515	4,073,245	2,674,379
Payments for drawdowns of investment and repurchase agreement and medium-term note obligations	(3,320,699)	(2,805,039)	(2,404,637)
Securities sold under agreements to repurchase, net	(15,935)	380,496	147,421
Exercise of stock options	16,322	24,273	23,683

Net cash provided by financing activities	1,013,653	1,476,639	450,046

Net (decrease) increase in cash and cash equivalents	(31,822)	21,078	403
Cash and cash equivalents – beginning of year	115,040	93,962	93,559

Cash and cash equivalents – end of year	$83,218	$115,040	$93,962

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$211,001	$178,455	$96,395
Interest paid:
Investment and repurchase agreements and medium-term notes	$290,349	$304,528	$265,988
Long-term debt	$63,600	$61,091	$53,234

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1: BUSINESS AND ORGANIZATION

MBIA Inc. (MBIA or the Company) was incorporated in the state of Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies. The Company operates its insurance business primarily through its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.) and MBIA Corp.’s wholly owned French subsidiary, MBIA Assurance, S.A. (MBIA Assurance). MBIA Assurance writes financial guarantee insurance in the international market, and pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp. In addition, the Company manages books of business through two other subsidiaries wholly owned by MBIA Corp., MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when the Company merged with CapMAC Holdings, Inc. (CapMAC). The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

          The Company also provides investment services through several of its subsidiaries which are wholly owned by MBIA Asset Management, LLC (MBIA-AMC), formed in 1998 and converted to a limited liability corporation in December 2000. MBIA Municipal Investors Service Corporation (MBIA-MISC) operates cooperative cash management programs for school districts and municipalities. In May 2000, MBIA-MISC merged with another subsidiary, American Money Management Associates, Inc. (AMMA), which provides investment and treasury management consulting services to municipal and quasi public-sector clients. This merger combined the investment expertise into a consolidated investment management business. MBIA Investment Management Corp. (IMC) provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance. MBIA Capital Management Corp. (CMC) provides fixed-income investment management services for the Company, its affiliates and third-party institutional clients. 1838 Investment Advisors, LLC (1838), a limited liability corporation, manages domestic and international equity, fixed-income and balanced portfolios for high-net-worth individuals, mutual funds, endowments, foundations and employee benefit plans.

          The Company also provides municipal services through its municipal services operations subsidiaries, which are wholly owned by MBIA MuniServices Company (MBIA MuniServices) formed in 1996. Municipal Tax Collection Bureau Inc. (MTB) is a provider of tax compliance services to state and local governments. Municipal Resources Consultants (MRC) is a revenue audit and information services firm. Capital Asset Holdings, Inc. and subsidiaries (Capital Asset) services and manages delinquent municipal tax liens.

          TRS Funding Corporation (TRS) was formed in September 1997 to provide clients with structured financing solutions involving the use of total return swaps and credit derivatives. While MBIA does not have a direct ownership interest in TRS, it is consolidated in the financial statements of the Company on the basis that substantially all risks and rewards are borne by MBIA. In October 2002, all remaining assets, liabilities and derivative contracts of TRS matured. As of December 31, 2002, TRS was inactive.

          LaCrosse Financial Products, LLC (LaCrosse), formerly King Street Financial Products, LLC, was created in December 1999 to offer clients structured derivative products, such as credit default, interest rate and currency swaps. While MBIA does not have a direct ownership interest in LaCrosse, it is consolidated in the financial statements of the Company on the basis that substantially all risks and rewards are borne by MBIA.

          MBIA Asset Finance, LLC (Asset Finance) was formed as a wholly owned subsidiary of the Company in April 2002 as a holding company for the purpose of consolidating MBIA-owned special purpose vehicles. Assurance Funding Limited (Assurance Funding) was formed in September 2002 and is 99% owned by Asset Finance and 1% owned by MBIA Assurance. Assurance Funding was created as a special purpose vehicle to provide structured funding and credit enhancement services to global structured finance clients. As of December 31, 2002, Assurance Funding had not yet conducted any business.

          MBIA Global Funding, LLC (GFL) was formed as a wholly owned subsidiary of the Company in May 2002. GFL is authorized to issue medium-term notes, investment agreements and other debt obligations for the purpose of funding financial assets within the Company’s asset management business.

          Euro Asset Acquisition Limited (EAAL), an extension of the asset management business, was formed in November 2002 as a wholly owned subsidiary of the Company. EAAL will purchase foreign assets as permitted under the Company’s investment guidelines. As of December 31, 2002, EAAL had not yet purchased any assets or received funding for future asset purchases.

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

          CONSOLIDATION  The consolidated financial statements include the accounts of the Company, its significant subsidiaries, entities under its control and entities for which the Company retains substantially all the risks and rewards. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

          INVESTMENTS  The Company’s entire fixed-maturity investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholders’ equity.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities, other than those held in the investment agreement and medium-term note portfolios, with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

          Investment income from the investment agreement and medium-term note portfolios is recorded as a component of investment management services revenues. Accrued interest income, receivables for investments sold, and payables for investments purchased related to the investment agreement and medium-term note portfolios are included in the respective consolidated accounts.

          Other investments include the Company’s interest in equity-oriented and equity-method investments. The Company records its share of the unrealized gains and losses on equity-oriented investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholders’ equity.

          CASH AND CASH EQUIVALENTS  Cash and cash equivalents include cash on hand and demand deposits with banks.

          SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL OR BORROWED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE OR LOANED  Securities purchased under agreements to resell or borrowed and securities sold under agreements to repurchase or loaned are accounted for as collateralized transactions and are recorded at contract value plus accrued interest, subject to the provisions of Statement of Financial Accounting Standards No. (SFAS) 140, “Accounting for Transfers and Servicing of Assets and Extinguishment of Liabilities.” It is the Company’s policy to take possession of securities borrowed or purchased under agreements to resell. Securities borrowed or loaned are primarily entered into to obtain securities that are repledged as part of MBIA’s collateralized investment and repurchase agreement activity and are only transacted with high quality dealer firms. In addition, securities sold under agreements to repurchase provide liquidity to the Company’s investment agreement and medium-term note programs.

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

          PREMIUM REVENUE RECOGNITION  Upfront premiums are earned in proportion to the expiration of the related risk. Therefore, premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding. The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to the Company. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are earned over each installment period, generally one year or less.

          ADVISORY FEE REVENUE RECOGNITION  The Company collects advisory fees in connection with certain transactions. The Company also earns advisory fees in connection with its administration of certain third-party-owned special purpose vehicles. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring and commitment fees are earned on a straight-line basis over the life of the related transaction.

          GOODWILL  Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired. Prior to 2002, goodwill attributed to the acquisition of MBIA Corp. and MBIA-MISC was amortized using the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois was amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which was amortized using the straight-line method over 25 years. Goodwill attributed to the acquisition of all other subsidiaries was amortized using the straight-line method over 15 years.

          Effective January 1, 2002 the Company adopted SFAS 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill is no longer amortized but rather is tested for impairment at least annually. See Note 3 for an explanation of the impact of adoption of this Statement on the Company’s financial statements.

          EMPLOYEE STOCK COMPENSATION Prior to 2002, the Company elected to follow Accounting Principles Board Opinion No. (APB) 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. No stock-based employee compensation cost for stock options is reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2002 the Company adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.” Under the modified prospective transition method selected by the Company under the provisions of SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date. The

MBIA INC. & SUBSIDIARIES

following table illustrates the pro forma effect on net income and earnings per share if the fair value method had been applied to all outstanding and unvested awards in each period:

	Years ended December 31

(In thousands)	2002	2001	2000

Net income as reported	$579,087	$570,091	$528,637
Stock-based employee compensation expense included in reported net income, net of related tax benefit	7,222	—	—
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax benefit	(7,222)	(8,984)	(8,399)

Pro forma net income	$579,087	$561,107	$520,238
Basic earnings per share:
Reported	$3.95	$3.85	$3.58
Pro forma	3.95	3.79	3.52
Diluted earnings per share:
Reported	$3.92	$3.82	$3.56
Pro forma	3.92	3.76	3.50

          PROPERTY AND EQUIPMENT  Property and equipment consists of land and buildings, furniture and fixtures, computer equipment and software, and leasehold improvements. All property and equipment is recorded at cost and depreciated over the appropriate useful life of the asset using the straight-line method. The useful lives of each class of assets are as follows:

Buildings and site improvements	15-31 years
Furniture and fixtures	8 years
Computer equipment and software	3-5 years

         Leasehold improvements are depreciated over the life of the underlying lease agreement, generally seven to ten years. Maintenance and repairs are charged to current earnings as incurred.

          LOSSES AND LOSS ADJUSTMENT EXPENSES  Loss and loss adjustment expense (LAE) reserves are established in an amount equal to the Company’s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

          Beginning in 2002, the Company made a modification to the methodology it uses to record the amount of loss charged to earnings each period (losses incurred). The Company began recording losses incurred based upon a percentage of scheduled net earned premiums instead of a percentage of net debt service written. The reason for the change in methodology is that during the quarter the premiums were written, losses incurred were being recognized in advance of the related earned premium since the premium is essentially all deferred and recognized as revenue in future periods. The intent of the change is to better match the recognition of incurred losses with the related premium revenue. In 2002, 2001 and 2000, the differences between losses incurred calculated under the new and old methodologies were immaterial.

          Case basis reserves are established when specific insured issues are identified as currently or likely to be in default and the amount of the ultimate net loss can be reasonably estimated. Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance. The reserves are discounted at a rate of 5.68%, which is updated quarterly. The discount rate is based on the estimated yield of the Company’s fixed-income investment portfolio.

          The Company’s procedure for establishing its loss and LAE reserves is a continuous process. Each quarter losses incurred increase the Company’s unallocated reserve based on the methodology described above. Throughout the year, the Company continuously monitors its insured portfolio, and case reserves are established when identified. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve. On an annual basis the Company reviews the loss reserving methodology to assess the adequacy of the reserving factors.

          Management believes that the reserves are adequate to cover the ultimate net cost of claims. However, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

          INVESTMENT AGREEMENT, INVESTMENT REPURCHASE AGREEMENT AND MEDIUM-TERM NOTE OBLIGATIONS  Investment agreements, investment repurchase agreements and medium-term notes are recorded on the balance sheet at the time such agreements are executed. The liabilities for investment and repurchase agreements and medium-term notes are carried at their face value plus accrued interest, whereas the related assets are recorded at fair value. Investment management services revenues include investment income on the assets underlying the investment agreement and medium-term note portfolios, net of interest expense at rates specified in the agreements, computed daily based upon the outstanding balances.

          DERIVATIVES  The Financial Accounting Standards Board (FASB) issued, then subsequently amended, SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which became effective for the Company on January 1, 2001. Under SFAS 133, as amended, all derivative instruments are recognized on the balance sheet at their fair value, and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings.

          The nature of the Company’s business activities requires the management of various financial and market risks, including those related to changes in interest rates and currency exchange rates. As discussed more fully in Note 5, the Company uses derivative financial instruments to mitigate or eliminate certain of those risks. See Note 5 for further discussion of the impact of the adoption of this Statement on the financial statements.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          INVESTMENT MANAGEMENT SERVICES OPERATIONS  Investment management services results are comprised of the net investment income, operating revenues, and expenses of MBIA-AMC, MBIA-MISC, IMC, GFL, CMC and 1838.

          MUNICIPAL SERVICES OPERATIONS  Municipal services results are comprised of the net investment income, operating revenues and expenses of MBIA MuniServices, MTB, MRC and Capital Asset.

          CORPORATE  Corporate consists of net investment income, interest expense and general corporate expenses.

          GAINS AND LOSSES  Net realized gains and losses are generated as a result of the ongoing active total return management of the investment portfolio. The change in fair value of derivative instruments is a result of the mark-to-market of derivative assets and liabilities reported on the balance sheet.

          INCOME TAXES  Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives and the contingency reserve.

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

          FOREIGN CURRENCY TRANSLATION  Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income in shareholders’ equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

          NET INCOME PER COMMON SHARE  Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share shows the dilutive effect of all stock options and other items outstanding during the period that could potentially result in the issuance of common stock. As of December 31, 2002, 2001 and 2000 there were 5,584,810, 4,035,843, and 4,993,542 stock options, respectively, that were not included in the diluted earnings per share calculation because they were antidilutive. A reconciliation of the denominators of the basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000 is as follows:

	Years ended December 31

	2002	2001	2000

Income before cumulative effect of accounting change (in thousands)	$586,818	$583,158	$528,637
Cumulative effect of accounting change (in thousands)	7,731	13,067	—

Net income (in thousands)	$579,087	$570,091	$528,637
Basic weighted-average shares	146,634,204	148,190,890	147,714,663
Stock options	909,070	998,253	815,155
Unallocated ESOP shares	30,805	93,514	139,125

Diluted weighted-average shares	147,574,079	149,282,657	148,668,943

Income before cumulative effect of accounting change:
Basic EPS	$4.00	$3.94	$3.58
Diluted EPS	$3.98	$3.91	$3.56
Cumulative effect of accounting change:
Basic EPS	$0.05	$0.09	$—
Diluted EPS	$0.05	$0.09	$—
Net income:
Basic EPS*	$3.95	$3.85	$3.58
Diluted EPS*	$3.92	$3.82	$3.56

*	May not add due to rounding.

NOTE 3: RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002 the Company adopted SFAS 141, “Business Combinations” and SFAS 142. SFAS 141, which supercedes APB 16, “Business Combinations,” requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142, which supercedes APB 17, “Intangible Assets,” requires that goodwill and intangible assets with indefinite lives are no longer amortized but instead tested for impairment at least annually. The Standard includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets are amortized over their useful lives.

          The following table contains a reconciliation of reported net income to net income adjusted for the effect of goodwill amortization for the years ended December 31, 2002, 2001 and 2000:

	Years Ended December 31

	2002	2001	2000

Net income (in thousands):
As reported	$579,087	$570,091	$528,637
Amortization of goodwill	—	6,550	6,701

Adjusted net income	$579,087	$576,641	$535,338
Net income per diluted shares:
As reported	$3.92	$3.82	$3.56
Excluding amortization of goodwill	$3.92	$3.86	$3.60

MBIA INC. & SUBSIDIARIES

          The Company completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with SFAS 142.

          As of January 1, 2002, goodwill in the insurance segment totaled $76.9 million. SFAS 142 requires a two-step approach in determining any impairment in goodwill. Step one entails evaluating whether the fair value of a reporting segment exceeds its carrying value. In performing this evaluation the Company determined that the best measure of the fair value of the insurance reporting segment is its book value adjusted for the after-tax effects of net deferred premium revenue net of deferred acquisition costs, and the present value of installment premiums to arrive at adjusted book value. As of January 1, 2002, the insurance reporting segment’s adjusted book value significantly exceeded its carry value, and thus there was no impairment of its existing goodwill.

          Total goodwill for the investment management services segment was $13.1 million as of January 1, 2002. In performing step one of the impairment testing, the fair value of the reporting segment was determined using a multiple of earnings before income tax, depreciation and amortization (EBITDA) as this is a common measure of fair value in the investment management industry. The multiple was determined based on a review of current industry valuation practices. As of January 1, 2002 the fair value of the investment management services reporting segment significantly exceeded its carry value indicating that goodwill was not impaired.

          The municipal services reporting segment had goodwill of $7.7 million as of January 1, 2002. The fair value of the reporting segment was based on net assets. In comparing fair value to carrying value, it was determined that goodwill was potentially impaired. In performing step two of the impairment testing the implied fair value of goodwill was calculated by subtracting the fair value of the net assets from the fair value of the reporting segment. In comparing the implied fair value of goodwill to the carrying amount of goodwill, it was determined that the entire amount was impaired and was therefore written off as of January 1, 2002 and reported as a cumulative effect of accounting change. The per share effect of the cumulative effect of accounting change was to reduce 2002’s net income per share by five cents.

          On December 31, 2002 the FASB issued SFAS 148, which is effective for companies with fiscal years ending after December 15, 2002 and was adopted by the Company as of January 1, 2002. This statement amends SFAS 123. SFAS 148 provides three alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based compensation. The Prospective Method, originally required under SFAS 123, requires that expense be recognized in the year of adoption only for grants made in that year. In subsequent years, expense is recognized for the current year’s grant and for grants made in the years since adoption. Years prior to adoption are not restated. The Modified Prospective Method requires that stock options be expensed as if SFAS 123 had been adopted as of January 1, 1995. Thus, the fair value of any options vesting in the current year that were granted subsequent to January 1, 1995 will be included in expense. However, restatement of prior years is not required. The Retroactive Restatement Method is identical to the Modified Prospective Method in that the fair value of all options vesting in the current year for grants made after January 1, 1995 is included in expense. However, this method also requires that all periods presented in the financial statements be restated to reflect stock option expense. Restatement of periods prior to those presented is permitted but not required.

          SFAS 148 also requires additional disclosure in the “Summary of Significant Accounting Policies” footnote of both annual and interim financial statements. MBIA has chosen to report its stock option expense under the Modified Prospective Method. See Note 2 for disclosures required by SFAS 148 and Note 22 for further information about the effect of adoption on the Company’s financial statements.

          In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others.” FIN 45 outlines certain accounting guidelines, effective for fiscal years beginning after December 15, 2002, from which the Company’s insurance transactions and derivative contracts are excluded. In addition, FIN 45 expands the disclosures required by a guarantor in its interim and annual financial statements regarding obligations under certain guarantees. These disclosure requirements are effective for the year ended December 31, 2002. See Note 19 for additional disclosures. The Company’s financial position and results of operations did not change as a result of the adoption of FIN 45.

          In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” as an interpretation of Accounting Research Bulletin No. (ARB) 51, “Consolidated Financial Statements.” FIN 46 addresses consolidation of variable interest entities (VIEs) by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity’s activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur which is the compensation for the risk of absorbing the expected losses. MBIA is reviewing FIN 46 to determine whether its special purpose vehicles (SPVs) fall within its scope. See Note 4 for further discussion.

NOTE 4: SPECIAL PURPOSE VEHICLES

The Company provides structured funding and credit enhancement services to global structured finance clients through the use of MBIA-administered, bankruptcy-remote SPVs. The purpose of these SPVs is to provide our clients with an efficient source of funding, which may offer MBIA the opportunity to issue financial guarantee insurance policies. The SPVs purchase various types of financial instruments, such as debt securities, loans, lease receivables and trade receivables, and fund these purchases through the issuance of asset-backed short-term commercial paper or medium-term notes. The assets and liabilities within the medium-term note programs are managed primarily on a match-funded basis and may include the use of derivative hedges, such as interest rate and foreign currency swaps. By match-funding, the SPVs eliminate the risks associated with fluctuations in interest and foreign currency rates, indices and liquidity. Typically, programs involve the use of rating agencies in assessing the quality of asset purchases and in assigning ratings to the various programs. In general, asset purchases at the inception of a program are required to be at least investment grade by at least one major rating agency. The primary SPVs administered by MBIA are Triple-A One Funding Corporation (Triple-A), Hemispheres Funding Corporation

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

(Hemispheres), Meridian Funding Company, LLC (Meridian), Polaris Funding Company, LLC (Polaris), 885 Warehouse, LLC (885 Warehouse) and Assurance Funding.

          Incorporated in September 1993, Triple-A is wholly owned by an unaffiliated party and was formed to provide secured loans to borrowers, purchase participations in pools of retail, trade and other receivables and purchase investment grade securities at the time of issuance or in the secondary market. Triple-A may fund its purchases of such assets through the issuance of commercial paper or other securities. For the years ending December 31, 2002 and 2001, assets funded by Triple-A primarily consisted of secured loans to qualified borrowers, participations in short-term and long-term receivable pools and investment grade asset-backed securities. Debt issued for the same periods substantially consisted of commercial paper. Triple-A may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations. In addition, Triple-A enters into 364-day or shorter term credit facilities with multiple independent third-party credit support providers as a source of liquidity in the event of a commercial paper market disruption.

          Hemispheres was incorporated in January 1994 and is wholly owned by an unaffiliated party. Through its articles of incorporation, Hemispheres is permitted to issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2002 and 2001, such investments consisted of loans and lease receivables. Currently, these loans are denominated in a foreign currency and carry a variable interest rate linked to a foreign interest rate index. Hemispheres has entered into various foreign currency and interest rate swap agreements relating to such loans designed to hedge its exposures to foreign exchange and interest rate fluctuations. Hemispheres uses such derivative agreements for non-trading purposes. In addition to a nominal amount of common stock, Hemispheres had outstanding 638 shares of mandatory redeemable cumulative preferred stock totaling $638 thousand for 2002 and 5,138 shares totaling $5.1 million for 2001. All outstanding debt issued by Hemispheres is due to mature in March 2003, at which time all outstanding preferred stock will be redeemed. MBIA does not anticipate incurring any future exposure to Hemispheres.

          Meridian, formed in July 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Meridian may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $8 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2002 and 2001, such investments primarily consisted of asset-backed loans and securities issued by major global structured finance clients. Meridian may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations.

          Polaris, formed in November 1997, is a limited liability company of which MBIA is a non-controlling 1% member. Polaris may issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of $5 billion. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments. For the years ending December 31, 2002 and 2001, such investments primarily consisted of debt instruments and loans issued by major national and international corporations. Polaris may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations on its assets and liabilities.

          885 Warehouse, incorporated in December 1997 and converted to a limited liability company in December 1998, is wholly owned by an unaffiliated party. 885 Warehouse was formed in connection with a single structured finance transaction and is not actively used as part of MBIA’s ongoing structured funding programs. For the years ending December 31, 2002 and 2001, assets consisted solely of asset-backed structured notes funded through a loan agreement with an unaffiliated loan provider. On January 2, 2003, 885 Warehouse satisfied its obligations under the loan payable. MBIA does not anticipate incurring any future exposure to 885 Warehouse.

          Assurance Funding, formed in September 2002, is a limited liability company owned 99% by Asset Finance, which is owned 100% by MBIA Inc., and 1% owned by MBIA Assurance. Assurance Funding is authorized to issue medium-term notes in an unlimited number of series of undetermined amounts not to exceed an aggregate principal amount of 5 billion euros. Proceeds from the issuance of such notes are used to fund the purchase of permitted investments, such as debt instruments and loans issued by major national and international corporations. Assurance Funding may enter into various types of derivative agreements for non-trading purposes designed to hedge its exposure to interest rate and foreign currency fluctuations on its assets and liabilities. As of December 31, 2002, Assurance Funding had not yet issued any medium-term notes or invested in any assets.

          Pursuant to insurance policies issued by MBIA Corp., all of the investments of Triple-A are unconditionally and irrevocably guaranteed as to principal and interest when due. In addition, full amounts due to liquidity providers under various agreements are unconditionally and irrevocably guaranteed. Pursuant to facility agreements between MBIA and the medium-term note SPVs, all series of notes are unconditionally and irrevocably guaranteed as to scheduled payments of principal, interest and other amounts payable with respect to such series. Investors in debt issued by MBIA-administered SPVs have no recourse against MBIA except that provided through MBIA’s guarantee of SPV obligations. Since MBIA’s exposure to these SPVs is primarily through the guarantee of the assets purchased and debt issued, such exposure is reported within MBIA’s net insurance in force. The following table details amounts relating to MBIA’s guarantee of SPV obligations for SPVs administered by MBIA:

MBIA INC. & SUBSIDIARIES

In millions (unaudited)*		Assets		Liabilities		Net Debt Service Outstanding

Special Purpose Vehicle	Funding Type	2002	2001	2002	2001	2002	2001

Meridian Funding Company, LLC	Medium-Term Notes	$5,266	$4,403	$5,224	$4,366	$3,779	$2,962
Triple-A One Funding Corp.	Commercial Paper	2,947	2,749	2,966	2,762	3,134	2,691
Polaris Funding Company, LLC	Medium-Term Notes	170	313	191	327	70	150
Hemispheres Funding Corp.**	Medium-Term Notes	51	392	50	384	20	146
885 Warehouse, LLC***	Medium-Term Notes	59	59	59	59	—	4
Assurance Funding Limited	Medium-Term Notes	—	—	—	—	—	—

Total		$8,493	$7,916	$8,490	$7,898	$7,003	$5,953

* 2001 assets and liabilities of Meridian, Triple-A, Polaris and Hemispheres represent audited amounts.
** In March 2003, all outstanding debt issued by Hemispheres is due to mature.
*** In January 2003, 885 Warehouse satisfied its obligations under the loan payable.

          MBIA, as administrative agent, provides administrative and operational services to the SPVs and receives administrative, structuring and advisory fees for such services. Premiums and fees received from SPV transactions are reported within the insurance segment of the consolidated statements of income. All transactions with the SPVs are conducted on an arms-length basis at prevailing market rates. MBIA does not transfer any of its own assets nor does it provide liquidity support to the SPVs. In addition, the Company has no commitment to issue its own stock to support SPV transactions, and no MBIA employees have investments in MBIA-administered SPVs.

          The risks associated with SPV transactions are the same as those inherent in other structured asset-backed transactions, whereby the repayment of the SPV’s debt is dependent on the performance of the assets funded. Therefore, all transactions are reviewed to ensure compliance with the Company’s underwriting standards.

          Under current accounting guidelines, MBIA does not include the accounts of the SPVs in the consolidation of the MBIA group. When a SPV does not meet the formal definition of a qualifying special purpose vehicle under SFAS 140, the decision as to whether or not to consolidate depends on the applicable accounting principles for non-qualifying SPVs. Consideration is given to, for example, whether a third party has made a substantive equity investment in the SPV; which party has voting rights, if any; who makes decisions about assets in the SPV; and who is at risk of loss. During the year ended December 31, 2002, MBIA did not acquire any control or rights that would have resulted in consolidation of the SPVs.

          The Company is currently reviewing FIN 46, which was issued in January 2003 as an interpretation of ARB 51. FIN 46 provides a framework for determining consolidation of certain types of entities. First, an enterprise must determine whether an entity should be evaluated for consolidation as a voting interest entity or a variable interest entity (VIE). If an entity is determined to be a variable interest entity, all enterprises that have financial interests in that entity need to determine if they should consolidate the entity based upon whether they will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both.

          The Company believes that the MBIA-administered SPVs fall within the definition of a VIE and are subject to the provisions of FIN 46. Upon completion of necessary qualitative and quantitative analyses, the Company believes it will consolidate the SPVs it administers pursuant to the transition rules set forth in FIN 46. For VIEs created prior to February 1, 2003, the consolidation provisions of FIN 46 are effective for reporting periods beginning after June 15, 2003. Therefore, MBIA expects to consolidate the MBIA-administered SPVs beginning July 1, 2003. The Company’s assessment of other possible variable interests that may result in consolidation is ongoing.

          Consolidation of MBIA-administered SPVs into MBIA would require the Company to include gross assets and liabilities of each entity, primarily consisting of investments and debt, on its balance sheet. However, given the inconsequential level of residual profits of these entities, after excluding unrealized gains or losses from derivative instruments, the consolidated net income of the Company would not materially change.

NOTE 5: DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133. SFAS 133 requires all derivative instruments to be recorded at fair value on the balance sheet. Changes in the fair value of derivatives are recorded each period in current earnings or accumulated other comprehensive income, depending on whether the derivative is designated as a hedge, and if so designated, the type of hedge.

          INSURANCE  The Company has entered into derivative transactions that it views as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The insurance segment, which represents the majority of the Company’s derivative exposure, has insured derivatives primarily consisting of pools of credit default swaps which the Company intends to hold for the entire term of the contract. Mark-to-market values for these transactions are recorded through the income statement as the change in fair value of derivative instruments.

          INVESTMENT MANAGEMENT SERVICES  The investment management services (IMS) segment has entered into derivative transactions primarily consisting of interest rate, credit default, total return and cross currency swaps. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. A number of these interest rate swaps are treated as hedges for accounting purposes. Cross currency swaps are entered into to hedge the variability in cash flows resulting from fluctuations in foreign currency rates. Credit default swaps are entered into as an extension of the Company’s investment management business and are consistent with the Company’s risk objectives. Total return swaps are entered into to enable the Company to earn returns on certain obligations without directly

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

owning the underlying obligations. Forward delivery agreements are offered to clients as an investment option and involve the periodic sale of securities to clients.

          Some of these derivatives qualify as cash flow hedges and fair value hedges under SFAS 133. The cash flow hedges mitigate or offset fluctuations in cash flows arising from variable rate assets or liabilities. The fair value hedges are used to protect against changes in the value of the hedged assets or liabilities. The unrealized gains and losses relating to the cash flow hedges currently reported in accumulated other comprehensive income will be reclassified into earnings as interest revenue and expense are recognized on those assets and liabilities. All cash flow and fair value hedges are hedging existing assets and liabilities. During 2002, most of the cash flow and fair value hedges were 100% effective for accounting purposes, due to the application of the shortcut method or the matching of all critical terms. Therefore, the change in fair value of these derivative instruments is recorded in accumulated other comprehensive income or offset by corresponding changes in the fair value of the underlying hedged items in the income statement.

          Cash flow hedges for the IMS segment resulted in an aggregate balance of $2.1 million (net of deferred taxes) remaining in accumulated other comprehensive income at December 31, 2002. The Company expects that approximately $1.1 million (net of tax) will migrate from accumulated other comprehensive income into earnings during 2003 and the remaining amount over the term of the contracts.

          The Company has entered into one master netting agreement with a specific counterparty covering a number of derivative transactions with that counterparty. This agreement allows the Company to mitigate the credit risk of the counterparty and, therefore, the Company has the ability to net all amounts due to and owed by the specified counterparty. For financial statement presentation purposes the Company has chosen not to net the receivable and payable balances pertaining to these derivative transactions in the balance sheet but instead report these amounts on a gross basis in both the assets and liabilities sections of the balance sheet.

          CORPORATE  The corporate segment has entered into derivatives to hedge foreign exchange and interest rate risks related to the issuance of certain MBIA long-term debt in accordance with the Company’s risk management policies. As of December 31, 2002, there was one interest rate swap and one cross currency swap outstanding.

          The interest rate swap has been designated as a fair value hedge and hedges the change in the fair value of the debt arising from interest rate movements. During 2002, the fair value hedge was 100% effective. Therefore, the change in fair value of the derivative instrument in the income statement was offset by the change in the fair value of the hedged debt.

          The cross currency swap has been designated as a cash flow hedge and hedges the variability arising from currency exchange rate movements on the foreign denominated fixed rate debt. The cross currency swap is marked-to-market through accumulated other comprehensive income. As the debt is revalued at the spot exchange rate in accordance with SFAS 52, “Foreign Currency Translation,” an amount that will offset the related transaction gain or loss arising from the revaluation will migrate each period from accumulated other comprehensive income to earnings. This cash flow hedge was 100% effective during 2002. Therefore, the change in fair value of this derivative instrument is recorded in accumulated other comprehensive income.

          The cross currency swap designated as a cash flow hedge resulted in an aggregate balance of $16.3 million (net of deferred taxes) remaining in accumulated other comprehensive income at December 31, 2002. The Company expects that approximately $0.6 million (net of tax) will migrate from accumulated other comprehensive income into earnings during 2003 and the remaining balance over the term of the contract.

          The notional values of the derivative instruments by segment for the years ended December 31, 2002 and 2001 are as follows:

	Year ended December 31, 2002

In millions	Insurance	Investment Management Services	Corporate	Total

Credit default swaps	$47,778	$1,385	$—	$49,163
Interest rate swaps	—	3,355	50	3,405
Cross currency swaps	—	71	127	198
Total return swaps	157	741	—	898
All other	6	94	—	100

Total	$47,941	$5,646	$177	$53,764

	Year ended December 31, 2001

In millions	Insurance	Investment Management Services	Corporate	Total

Credit default swaps	$17,540	$610	$—	$18,150
Interest rate swaps	—	1,386	150	1,536
Cross currency swaps	—	3	106	109
Total return swaps	96	614	—	710
Forward delivery agreements	—	45	—	45
All other	10	30	—	40

Total	$17,646	$2,688	$256	$20,590

          FINANCIAL STATEMENT IMPACT  As of December 31, 2002 and 2001, the Company held derivative assets of $191.8 million and $92.4 million, respectively, and derivative liabilities of $309.7 million and $110.4 million, respectively, which are shown on the Consolidated Balance Sheet. The tables set forth below display the amount of the derivative assets and liabilities by segment for the years ended December 31, 2002 and 2001.

	Year ended December 31, 2002

In millions	Insurance	Investment Management Services	Corporate	Total

Derivative assets	$96.7	$69.1	$26.0	$191.8
Derivative liabilities	$190.9	$118.8	$—	$309.7

	Year ended December 31, 2001

In millions	Insurance	Investment Management Services	Corporate	Total

Derivative assets	$65.9	$16.7	$9.8	$92.4
Derivative liabilities	$85.4	$25.0	$—	$110.4

MBIA INC. & SUBSIDIARIES

          The impact for all derivative transactions for 2002 and 2001 was an after-tax reduction in net income of $38.5 million and $9.9 million, respectively. In 2001, the total after-tax effect of the adoption of SFAS 133 included a $13.1 million, or $0.09 per share, cumulative reduction in net income.

          The income statement impact of derivative activity is broken down into revenues, expenses, net realized gains (losses) and change in fair value of derivative instruments. The following tables display the impact on the 2002 and 2001 income statements by segment of all derivative transactions.

	Year ended December 31, 2002

In millions	Insurance	Investment Management Services	Corporate	Total

Revenues*	$19.1	$(0.5)	$9.7	$28.3
Expenses*	(2.2)	—	(2.6)	(4.8)

Operating income (loss)	16.9	(0.5)	7.1	23.5

Gains and losses:
Net realized losses	(0.3)	(0.5)	—	(0.8)
Change in fair value of derivative instruments	(74.3)	(7.6)	—	(81.9)

Income before income taxes	(57.7)	(8.6)	7.1	(59.2)
Tax benefit (provision)	20.2	3.0	(2.5)	20.7

Net income (loss)	$(37.5)	$(5.6)	$4.6	$(38.5)

	Year ended December 31, 2001

In millions	Insurance	Investment Management Services	Corporate	Total

Revenues*	$10.9	$0.2	$—	$11.1
Expenses*	(2.9)	—	1.8	(1.1)

Operating income	8.0	0.2	1.8	10.0

Gains and losses:
Net realized gains (losses)	(3.0)	1.8	—	(1.2)
Change in fair value of derivative instruments	(2.4)	(1.5)	—	(3.9)

Income before income taxes	2.6	0.5	1.8	4.9
Tax provision	(0.9)	(0.2)	(0.6)	(1.7)

Income before cumulative effect of accounting change	1.7	0.3	1.2	3.2
Cumulative effect of accounting change	(11.1)	(2.0)	—	(13.1)

Net income (loss)	$(9.4)	$(1.7)	$1.2	$(9.9)

* Includes premiums earned, advisory fees and losses incurred in the insurance segment and interest income and expenses in the IMS and corporate segments.

          During 2002, a $39.3 million after-tax decrease in the fair value of the cash flow hedges was recorded in other comprehensive income while $2.0 million of after-tax expense was transferred to earnings as a result of scheduled payments and receipts on the cash flow hedges. This resulted in an ending loss position related to the cash flow hedges in other comprehensive income of $48.0 million as of December 31, 2002.

          The fair value of the Company’s derivative instruments is estimated using various valuation models that conform to industry standards. The Company utilizes both vendor-developed and proprietary models, based on the complexity of transactions. When available, dealer market quotes are obtained for each contract and provide the best estimate of fair value. However, when dealer market quotes are not available, the Company uses a variety of market and portfolio data relative to the type and structure of contracts. Several of the more significant types of data that influence the Company’s valuation models include interest rates, credit quality ratings and credit spreads. This data is obtained from highly recognized sources and is reviewed for reasonableness and applicability to the Company’s derivative portfolio.

          The use of market data requires management to make assumptions on how the fair value of derivative instruments is affected by current market conditions. Therefore, results can significantly differ between models and due to changes in management assumptions. The Company has dedicated resources to the development and ongoing review of its valuation models and has instituted procedures for the approval and control of data inputs. In addition, an annual review is performed to ensure that the Company’s valuation models are appropriate and produce values reflective of the current market environment.

          In 2002, the Company revised several market data inputs used in determining the fair value of its insured credit derivatives. Market-based discount rates replaced the fixed discount rate previously established by the Company. In addition, a change in the data source received from a pricing data vendor resulted in a recalibration of credit spreads within the Company’s valuation model. This information was validated by comparisons to three independent data sources. The Company also introduced dealer collateralized debt obligations (CDO) market quotes to improve the quality of transaction-specific data. These modifications resulted in a negative change to the value of the Company’s insured credit derivative portfolio for 2002. No modifications were made to the Company’s non-insurance derivative valuation models.

NOTE 6: TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In accordance with SFAS 140, the Company does not reflect on its balance sheet financial assets involving the borrowing of securities that meet specific criteria. The fair value of securities received under security borrowing transactions not reflected on the balance sheet at year-ends 2002 and 2001 were $149 million and $238 million, respectively. All of the securities borrowed have been repledged for all periods presented. As of year-ends 2002 and 2001, the Company owned financial assets reflected in total investments and related to security borrowing transactions with a fair value of $126 million and $206 million, respectively.

          It is the Company’s policy to take possession of securities borrowed. These contracts are primarily for MBIA’s collateralized investment and repurchase agreement activity and are only transacted with high-quality dealer firms.

          The Company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the Company when deemed necessary.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          SFAS 140 also requires the Company to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet. As of year-end 2002, the Company had $668 million in financial assets pledged as collateral.

NOTE 7: SECURITIZATION OF FINANCIAL ASSETS

In September 1999, Capital Asset sold substantially all of its remaining tax lien portfolio through a securitization. This securitization was the third in a series of such securitizations. Proceeds from this transaction were used to extinguish an existing warehouse financing facility that had been guaranteed by the Company. MBIA Corp. has insured the notes issued in connection with the securitizations. Consequently, the Company recorded a servicing liability which represents the fair value of such liability based upon the present value of projected servicing costs in excess of servicing revenues, discounted at 5.68%. The balance of the servicing liability as of December 31, 2002 is $12.3 million. Since the fourth quarter of 1999, a specialty servicing concern oversees the management of Capital Asset, whose activities consist of the administration and servicing of the assets securitized and other delinquent tax liens and related assets.

NOTE 8: STATUTORY ACCOUNTING PRACTICES

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

•	upfront premiums are earned only when the related risk has expired rather than over the period of the risk;
•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;
•	fixed-maturity securities are reported at amortized cost rather than fair value;
•

a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on the Company’s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

•	federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;
•	tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes;
•

goodwill under GAAP represents the excess of the cost of acquisitions over the fair value of the net assets acquired, while on a statutory basis, the acquisitions of MBIA Corp. and MBIA Illinois were recorded at statutory book value. Therefore no goodwill was recorded;

•

derivative assets and liabilities exclude insurance guarantees, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under SFAS 133 are recorded at fair value; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

          Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2002, 2001 and 2000 was $617.9 million, $571.0 million, and $543.9 million, respectively.

          The following is a reconciliation of consolidated shareholders’ equity presented on a GAAP basis for the Company and its consolidated subsidiaries to statutory capital and surplus for MBIA Corp. and its subsidiaries:

	As of December 31

In thousands	2002	2001

Company’s GAAP shareholders’ equity	$5,493,351	$4,782,638
Contributions to MBIA Corp.	587,417	562,074
Premium revenue recognition	(608,152)	(574,047)
Deferral of acquisition costs	(302,222)	(277,698)
Unrealized gains	(838,135)	(260,675)
Contingency reserve	(2,276,834)	(2,082,103)
Loss and LAE reserves	284,547	272,354
Deferred income taxes	480,139	295,909
Tax and loss bonds	304,695	254,695
Goodwill	(76,938)	(76,538)
Derivative assets and liabilities	94,148	19,484
Non-admitted assets and other items	15,993	(58,654)

Statutory capital and surplus	$3,158,009	$2,857,439

          In 1998, The National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance (Codification), which replaced the Accounting Practices and Procedures manuals as the NAIC’s primary guidance on statutory accounting effective as of January 1, 2001. The codification provides guidance in areas where statutory accounting has been silent and changes current statutory accounting in some areas.

          The New York State Insurance Department adopted the codification guidance effective January 1, 2001. However, the New York State Insurance Department did not adopt the codification rules on deferred taxes until December 31, 2002. The deferred tax effect on the statutory surplus of MBIA Corp. and its subsidiaries was to reduce surplus by $10.8 million.

NOTE 9: PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

Premiums earned include $74.4 million, $54.6 million, and $34.0 million for 2002, 2001 and 2000, respectively, related to refunded and called bonds.

MBIA INC. & SUBSIDIARIES

NOTE 10: INVESTMENTS

The Company’s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high quality investments with adequate liquidity. The Company’s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

          The following tables set forth the amortized cost and fair value of the fixed-maturity and short-term investments included in the consolidated investment portfolio of the Company as of December 31, 2002 and 2001:

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of December 31, 2002
Taxable bonds:
United States Treasury and government agency	$1,391,571	$101,054	$(195)	$1,492,430
Corporate and other obligations	6,512,859	411,962	(17,744)	6,907,077
Mortgage-backed	3,629,264	93,414	(7,105)	3,715,573
Tax-exempt bonds:
State and municipal obligations	4,436,679	331,086	(488)	4,767,277

Total	$15,970,373	$937,516	$(25,532)	$16,882,357

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of December 31, 2001
Taxable bonds:
United States Treasury and government agency	$1,205,532	$37,893	$(5,419)	$1,238,006
Corporate and other obligations	6,669,507	172,739	(38,770)	6,803,476
Mortgage-backed	1,889,138	46,339	(1,318)	1,934,159
Tax-exempt bonds:
State and municipal obligations	4,339,341	102,702	(36,889)	4,405,154

Total	$14,103,518	$359,673	$(82,396)	$14,380,795

          Fixed-maturity investments carried at fair value of $13.7 million and $12.7 million as of December 31, 2002 and 2001, respectively, were on deposit with various regulatory authorities to comply with insurance laws. Included in the tables above are investments that have been insured by MBIA Corp. At December 31, 2002, MBIA Corp. insured investments at amortized cost represented $3.0 billion or 19% of the total portfolio. At December 31, 2001, MBIA Corp. insured investments at amortized cost represented $2.2 billion or 15% of the total portfolio.

          A portion of the obligations under investment and repurchase agreements require the Company to pledge securities as collateral. As of December 31, 2002 and 2001, the fair value of securities pledged as collateral with respect to these obligations approximated $3.0 billion.

          The following table sets forth the distribution by expected maturity of the fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2002. Expected maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations.

In thousands	Amortized Cost	Fair Value

Within 1 year	$1,697,619	$1,697,619
Beyond 1 yr but within 5 yrs	2,021,512	2,106,553
Beyond 5 yrs but within 10 yrs	2,499,457	2,726,736
Beyond 10 yrs but within 15 yrs	2,234,332	2,418,964
Beyond 15 yrs but within 20 yrs	1,223,049	1,331,358
Beyond 20 yrs	2,665,140	2,885,554

Mortgage-backed	3,629,264	3,715,573

Total fixed-maturity and short-term investments	$15,970,373	$16,882,357

NOTE 11: INVESTMENT INCOME AND GAINS AND LOSSES

The following table includes investment income from the insurance and corporate segments. Realized gains are generated as a result of the ongoing management of all the Company’s investment portfolios.

	Years ended December 31

In thousands	2002	2001	2000

Fixed-maturity	$440,818	$413,872	$389,159
Short-term investments	9,034	12,672	10,473
Other investments	928	718	1,122

Gross investment income	450,780	427,262	400,754
Investment expenses	8,405	7,600	6,769

Net investment income	442,375	419,662	393,985

Net realized gains (losses):
Fixed-maturity
Gains	73,819	83,529	58,349
Losses	(48,710)	(62,748)	(34,166)

Net	25,109	20,781	24,183

Other investments
Gains	725	67	12,110
Losses	(10,410)	(11,952)	(3,409)

Net	(9,685)	(11,885)	8,701

Total net realized gains	15,424	8,896	32,884

Total investment income	$457,799	$428,558	$426,869

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          Net unrealized gains consist of:

	As of December 31

In thousands	2002	2001

Fixed-maturity:
Gains	$926,963	$359,673
Losses	(15,914)	(82,396)

Net	911,049	277,277

Other investments:
Gains	5,278	419
Losses	(1,374)	(487)

Net	3,904	(68)

Total	914,953	277,209
Deferred income taxes	319,982	97,009

Unrealized gains, net	$594,971	$180,200

          The deferred income tax relates primarily to unrealized gains and losses on the Company’s fixed-maturity investments, which are reflected in other accumulated comprehensive income in shareholders’ equity.

          The change in net unrealized gains consists of:

	Years ended December 31

In thousands	2002	2001	2000

Fixed-maturity	$633,774	$100,693	$493,480
Other investments	3,970	13,184	(7,409)

Total	637,744	113,877	486,071
Deferred income tax	222,973	39,868	170,061

Unrealized gains, net	$414,771	$74,009	$316,010

NOTE 12: INCOME TAXES

Income from continuing operations before provision for income taxes consisted of:

	Years ended December 31

In thousands	2002	2001	2000

U.S.	$767,990	$782,326	$711,528
Non-U.S.	24,591	8,658	3,329

Total	$792,581	$790,984	$714,857

          The Company files a consolidated tax return that includes all of its U.S. subsidiaries. The provision for income taxes is comprised of:

	Years ended December 31

In thousands	2002	2001	2000

Current	$210,117	$214,578	$136,645
Deferred	(4,354)	(6,752)	49,575

Provision for income taxes	205,763	207,826	186,220

Deferred SFAS 133 transition	—	(7,036)	—

Total	$205,763	$200,790	$186,220

          The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, the Company’s effective income tax rate differs from the statutory rate on ordinary income. The reasons for the Company’s lower effective tax rates are as follows:

	Years ended December 31

	2002	2001	2000

Income taxes computed on pre-tax financial income at statutory rates	35.0%	35.0%	35.0%
Increase (reduction) in taxes resulting from:
Tax-exempt interest	(9.1)	(8.3)	(8.6)
Amortization of goodwill	—	0.2	0.3
Other	0.1	(0.6)	(0.6)

Provision for income taxes	26.0%	26.3%	26.1%

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

          The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2002 and 2001 are presented in the following table:

	As of December 31

In thousands	2002	2001

Deferred tax assets:
Tax and loss bonds	$309,429	$256,171
Loss and loss adjustment expense reserves	97,441	93,173
Other	111,963	81,041

Total gross deferred tax assets	518,833	430,385

Deferred tax liabilities:
Contingency reserve	417,530	357,598
Deferred premium revenue	114,268	117,561
Deferred acquisition costs	101,317	97,195
Unrealized gains	294,160	91,222
Contingent commissions	552	620
Other	62,540	38,854

Total gross deferred tax liabilities	990,367	703,050

Net deferred tax liability	$471,534	$272,665

          The Company has determined that a valuation allowance is unnecessary in connection with the deferred tax assets.

MBIA INC. & SUBSIDIARIES

NOTE 13: BUSINESS SEGMENTS

MBIA Inc., through its subsidiaries, is a leading provider of financial guarantee and specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public- and private-sector clients, domestically and internationally. MBIA Inc. has three principal business segments: financial guarantee, investment management services and municipal services.

          The financial guarantee business provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.

          The investment management services business provides an array of products and services to the public, not-for-profit and corporate sectors. These include local government investment pools, investment agreements, and discretionary and non-discretionary portfolio management services.

          The municipal services business provides revenue enhancement services and products to public-sector clients nationwide.

          Business segment results are presented gross of intersegment transactions, which are not material to each segment. The following provides each business segment’s revenues, expenses, operating income or loss and assets for the last three years:

	Year ended December 31, 2002

In thousands	Financial Guarantee	Investment Management Services	Municipal Services	Total

Revenues	$1,072,205	$110,917	$24,810	$1,207,932
Expenses	(196,758)	(61,446)	(24,408)	(282,612)

Operating income from segments	$875,447	$49,471	$402	925,320

Corporate loss				(66,286)

Net gains and losses				(66,453)

Pre-tax income				$792,581

Segment assets	$10,404,798	$8,406,011	$41,292	$18,852,101

	Year ended December 31, 2001

	Financial Guarantee	Investment Management Services	Municipal Services	Total

Revenues	$975,920	$125,929	$27,037	$1,128,886
Expenses	(179,582)	(62,910)	(29,951)	(272,443)

Operating income (loss) from segments	$796,338	$63,019	$(2,914)	856,443

Corporate loss				(70,420)

Net gains and losses				4,961

Pre-tax income				$790,984

Segment assets	$9,190,901	$6,958,727	$50,057	$16,199,685

	Year ended December 31, 2000

	Financial Guarantee	Investment Management Services	Municipal Services	Total

Revenues	$868,622	$118,859	$37,089	$1,024,570
Expenses	(170,333)	(62,535)	(36,479)	(269,347)

Operating income from segments	$698,289	$56,324	$610	755,223

Corporate loss				(73,250)

Net gains and losses				32,884

Pre-tax income				$714,857

Segment assets	$8,067,874	$5,768,793	$57,671	$13,894,338

          For 2002, 2001 and 2000 premiums earned in the United States were $490 million, $443 million, and $380 million, respectively. For 2002, 2001 and 2000 premiums earned outside the United States were $99 million, $81 million, and $66 million, respectively.

NOTE 14: STOCK SPLIT

On March 15, 2001 the Company’s board of directors approved a three-for-two stock split. The three-for-two stock split was accomplished through a stock dividend distributed on April 20, 2001 to shareholders of record on April 2, 2001. All references to the number of common shares, except shares authorized, and to the per share information in the consolidated financial statements and related notes, have been adjusted to reflect the stock split on a retroactive basis.

NOTE 15: DIVIDENDS AND CAPITAL REQUIREMENTS

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In the Company’s case, dividends in any 12-month period cannot be greater than 10% of policyholders’ surplus as shown on MBIA Corp.’s latest filed statutory financial statements. In 2002, MBIA Corp. declared and paid dividends of $230.6 million and based upon the filing of its year-end 2002 statutory financial statements has dividend capacity of $85.2 million for the first quarter of 2003 without special regulatory approval. During 2003, a similar calculation will be performed each quarter to determine the amount of dividend capacity for MBIA Corp.

          The insurance departments of New York State and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2002 and 2001.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 16: STOCK REPURCHASE PLAN

In the third quarter of 1999, the Company began acquiring shares of its common stock in connection with its stock repurchase plan. The plan authorizes the Company to repurchase up to 11.25 million of its outstanding common shares. During 2002, 2001 and 2000, the Company purchased 4.2 million, 0.2 million, and 2.5 million shares of common stock at an aggregate cost of $208.1 million, $7.8 million, and $77.7 million, respectively. As of December 31, 2002, approximately 3.6 million shares remain in the Company’s share repurchase plan. The Company will only repurchase shares under this program when it is economically attractive and within rating agency constraints, including the Triple-A claims-paying ratings of MBIA Corp.

NOTE 17: LONG-TERM DEBT AND LINES OF CREDIT

The Company’s long-term debt consists of notes and debentures in the following table listed by maturity date:

	As of December 31

In thousands	2002	2001

7.520% Notes due 2001-2002	$—	$3,750
2.190% Notes due 2008*	7,550	7,550
7.560% Notes due 2010	125,664	105,403
9.375% Notes due 2011	100,000	100,000
8.200% Debentures due 2022**	—	100,000
6.400% Notes due 2022***	300,000	—
7.000% Debentures due 2025	75,000	75,000
7.150% Debentures due 2027	100,000	100,000
6.625% Debentures due 2028	150,000	150,000
6.950% Notes due 2038****	50,000	50,000
8.000% Notes due 2040*****	100,000	100,000

	1,008,214	791,703
Less current portion	—	3,750
Less unamortized discount	505	707
Plus unamortized premium	723	913
Plus fair value adjustment	24,638	16,903

Total	$1,033,070	$805,062

* These notes bear interest at three-month LIBOR plus a fixed spread. The current interest rate in effect is 2.190%
** Debentures were redeemed 10/2002
*** Callable 8/2006 @ 100.00
**** Callable 11/2003 @ 100.00
***** Callable 12/2005 @ 100.00

          The Company’s long-term debt is subject to certain covenants, none of which significantly restricts the Company’s operating activities or dividend-paying ability.

          In December 2000, MBIA issued unsecured bonds denominated in Swiss francs, which is included in the above table as Notes due 2010. The principal amount of 175 million Swiss francs is due June 15, 2010 and accrues interest at a rate of 4.50%, which is paid annually. These bonds are not redeemable prior to maturity, except in the event of certain changes involving taxation in the United States or the imposition of certain certification, identification or reporting requirements.

          Simultaneous with the issuance of this debt, MBIA entered into a swap transaction, which has met the criteria for cash flow hedge accounting and effectively converts the interest rate from the fixed Swiss franc debt rate of 4.5% to a fixed U.S. dollar rate of 7.56% and converts the principal obligation to a U.S. dollar liability at maturity of approximately $99.3 million. The debt is carried at the year-end exchange rate on the balance sheet, which translated to $125.7 million at December 31, 2002 compared with $105.4 million at December 31, 2001. The hedge is currently carried as an asset on the balance sheet and its fair value is reflected in the fair value adjustment line in the preceding table.

          In August of 2002, the Company completed a $300 million debt offering of 20-year senior notes, which carries a coupon rate of 6.4%. Part of the proceeds from this offering was used to redeem the Company’s $100 million 8.2% debentures due October 1, 2022. This redemption occurred on October 1, 2002. The remainder of the proceeds will be used for general corporate purposes.

          Aggregate maturity of long-term obligations as of December 31, 2002 for each of the next five years commencing in 2003 is:

In thousands	2003	2004	2005	2006	After 2006	Total

Long-term obligation payments due	$0	$0	$0	$0	$1,008,214	$1,008,214

          MBIA Corp. has a standby line of credit commitment in the amount of $700 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of expected recoveries) on the covered portfolio (which is comprised of the Company’s insured public finance obligations, with certain adjustments) from December 23, 2002 in excess of the greater of $900 million or 5.0% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2009.

          MBIA Corp. also maintains $211 million of stop loss reinsurance coverage with a group of highly rated reinsurers. This facility covers losses relating to the global structured finance portfolio in force as of December 31, 2002 that are incurred during a seven-year period beginning January 1, 2002 and are in excess of an annually recalculated attachment point ($1.01 billion for 2002 and $1.15 billion for 2003). In addition, MBIA Inc. maintains two 10-year facilities maturing in 2011 and 2012 for $100 million and $50 million, respectively. These facilities, with two highly

MBIA INC. & SUBSIDIARIES

rated reinsurers, allow the Company to issue subordinated securities and can be drawn upon if MBIA incurs cumulative losses (net of any recoveries) above an annually adjusted attachment point. This attachment point was $1.65 billion in 2002 and will be $1.76 billion in 2003.

          In December 2002, $200 million of Money Market Committed Preferred Custodial Trust securities (CPS securities) were issued by four Trusts, each issuing $50 million in perpetual CPS securities. The Trusts were created for the primary purpose of issuing CPS securities, investing the proceeds in high quality commercial paper and providing MBIA Corp. with a put option for selling to the Trusts the perpetual preferred stock of MBIA Corp. MBIA Corp. has the option to sell such securities to the Trusts on a periodic basis every 28 days. If MBIA Corp. chooses to exercise its put option, the Trusts transfer such proceeds to MBIA Corp. in exchange for the MBIA Corp. preferred stock. The Trusts will hold on to the preferred stock and distribute the preferred dividend to their holders. MBIA Corp. has the right to redeem the preferred, and then put the preferred stock back to the Trust again, indefinitely. Any preferred stock issued by MBIA Corp. would be non-cumulative unless MBIA Corp. pays dividends on its common stock, during which time the dividends on its preferred stock would be cumulative. Preferred stockholders would have rights that are subordinated to insurance claims, as well as to the general unsecured creditors, but senior to any common stockholders of MBIA Corp.

          The trusts were created as a vehicle for providing capital support to MBIA Corp. by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. Standard & Poor’s and Moody’s rate the trusts AA/aa2, respectively.

          The Company and MBIA Corp. maintain bank liquidity facilities totaling $675 million. As of December 31, 2002, there were no borrowings outstanding under these agreements.

          As part of its structured financing program, TRS accesses the capital markets for short-term asset-backed funding through the use of Triple-A, a commercial paper special purpose vehicle. TRS had no outstanding debt at December 31, 2002 and $44 million at December 31, 2001. In October 2002, all remaining assets, liabilities and derivative contracts of TRS matured. As of December 31, 2002, TRS was inactive.

          The Company has $19.8 million of outstanding letters of credit for MBIA-MISC that are intended to support the net asset value of certain investment pools managed by MBIA-MISC. These letters can be drawn upon in the event that the liquidation of such assets is required and the proceeds are less than the cost.

NOTE 18: INVESTMENT AGREEMENT, INVESTMENT REPURCHASE AGREEMENT AND MEDIUM-TERM NOTE OBLIGATIONS

Obligations under investment agreements and repurchase agreements are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest from that date. Upon the occurrence of certain contractually agreed-upon events, some of these funds may be withdrawn at various times prior to maturity at the option of the investor. As of December 31, 2002, the annual interest rates on these agreements ranged from 1.20% to 8.08%.

          Principal payments due under these investment agreements in each of the next five years ending December 31 and thereafter, based upon expected withdrawal dates, are as follows:

In thousands	Principal Amount

Expected withdrawal date:
2003	$2,729,953
2004	1,105,722
2005	342,100
2006	58,355
2007	172,467
Thereafter	1,932,968

Total	$6,341,565

          IMC also provides agreements obligating it to purchase designated securities in a bond reserve fund at par value upon the occurrence of certain contractually agreed-upon events. The opportunities and risks in these agreements are analogous to those of investment agreements and investment repurchase agreements. The total par value of securities subject to these agreements was $21.1 million at December 31, 2002.

          Medium-term note obligations are recorded as liabilities on the balance sheet based upon proceeds received plus unpaid accrued interest. In 2002, GFL issued $714 million U.S. dollar and 15 billion Japanese yen floating rate medium-term notes. The rates of the medium-term notes are indexed to LIBOR or the effective Federal Funds rate.

          Principal payments due under these medium-term notes based on their contractual maturity dates are as follows:

In thousands	Principal Amount*

Maturity date:
2003	$300,000
2004	336,375
2005	204,000

Total	$840,375

*Principal amounts of yen denominated medium-term notes have been converted from yen into U.S. dollars.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 19: NET INSURANCE IN FORCE

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the net insurance in force in the tables that follow.

          The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance, and each insured issue must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

          MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis and due diligence focus on seller/servicer credit and operational quality. MBIA also analyzes the quality of the asset pool as well as its historical and projected performance. The strength of the structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants are also reviewed. Such guidelines are subject to periodic review by management, who are responsible for establishing the criteria for the Company’s underwriting standards as well as maintaining the standards in its insurance operations.

          As of December 31, 2002, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-50 years. The distribution of net insurance in force by geographic location, excluding $8.0 billion and $6.7 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies in 2002 and 2001, respectively, is set forth in the following table:

	As of December 31

	2002		2001

In billions Geographic Location	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force

California	$94.1	12.0%	$86.0	11.9%
New York	68.6	8.8	68.6	9.5
Florida	36.1	4.6	36.1	5.0
Illinois	31.9	4.1	23.9	3.3
Texas	31.1	4.0	30.1	4.2
New Jersey	28.5	3.7	26.9	3.7
Massachusetts	23.1	3.0	21.8	3.0
Pennsylvania	22.1	2.8	23.0	3.2
Michigan	16.0	2.0	16.0	2.2
Washington	15.1	1.9	12.9	1.8

Subtotal	366.6	46.9	345.3	47.8
Nationally diversified	139.0	17.8	128.2	17.8
Other states	197.4	25.2	191.1	26.4

Total United States	703.0	89.9	664.6	92.0
Internationally diversified	39.6	5.0	25.2	3.5
Country specific	39.0	5.1	32.6	4.5

Total Non-United States	78.6	10.1	57.8	8.0

Total	$781.6	100.0%	$722.4	100.0%

          The net insurance in force by type of bond is set forth in the table below.

	As of December 31

	2002		2001

In billions Bond Type	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force

Global Public Finance:
United States
General obligation	$185.7	23.7%	$165.3	22.9%
Utilities	89.9	11.5	84.2	11.7
Special revenue	77.1	9.9	67.0	9.3
Health care	62.3	8.0	64.7	8.9
Transportation	49.7	6.4	47.4	6.6
Investor-owned utilities	34.4	4.4	36.9	5.1
Higher education	33.0	4.2	31.3	4.3
Housing	28.2	3.6	27.7	3.8

Total United States	560.3	71.7	524.5	72.6

Non-United States
Investor-owned utilities	5.1	0.6	3.8	0.5
Transportation	4.4	0.6	2.4	0.3
Sovereign	4.1	0.5	3.1	0.4
Utilities	3.6	0.5	3.5	0.5
Health care	2.6	0.3	0.8	0.1
Sub-sovereign	1.4	0.2	1.1	0.2
Housing	0.7	0.1	0.6	0.1
Higher education	0.1	—	0.1	—

Total Non-United States	22.0	2.8	15.4	2.1

Total Global Public Finance	582.3	74.5	539.9	74.7

MBIA INC. & SUBSIDIARIES

(continued)

	As of December 31

	2002		2001

In billions Bond Type	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force

Global Structured Finance:
United States
Asset-backed:
Auto	16.0	2.0	18.1	2.5
Credit cards	14.1	1.8	18.7	2.6
Other	8.3	1.1	7.5	1.0
Leasing	4.4	0.6	7.0	1.0
Mortgage-backed:
Home equity	22.1	2.8	29.6	4.1
Other	12.0	1.5	13.0	1.8
First mortgage	6.7	0.9	9.0	1.3
CDO, CLO and CBO	38.8	5.0	21.1	2.9
Pooled Corp. obligations & other	15.7	2.0	11.6	1.6
Financial risk	4.6	0.6	4.5	0.6

Total United States	142.7	18.3	140.1	19.4

Non-United States
CDO, CLO and CBO	33.6	4.3	22.9	3.2
Pooled Corp. obligations & other	8.9	1.1	9.1	1.3
Mortgage-backed:
First mortgage	5.7	0.7	4.6	0.6
Other	2.9	0.4	0.7	0.1
Home equity	—	—	0.5	0.1
Financial risk	2.9	0.4	3.1	0.4
Asset-backed	2.6	0.3	1.5	0.2

Total Non-United States	56.6	7.2	42.4	5.9

Total Global Structured Finance	199.3	25.5	182.5	25.3

Total	$781.6	100.0%	$722.4	100.0%

          The insurance segment has entered into certain guarantees of derivative contracts, included in the above tables, that do not qualify for the financial guarantee scope exception under SFAS 133. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees, should a full default occur, is $48.0 billion. This amount is net of cessions to reinsurers of $11.2 billion. The insurance segment guarantees have a maximum range of maturity of 1- 75 years. In accordance with SFAS 133, the fair values of these guarantees at December 31, 2002 are recorded on the balance sheet as assets and liabilities of $96.7 million and $190.9 million, respectively.

          MBIA Corp. may hold recourse provisions with third parties in these transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. can collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

          MBIA Corp. has also issued guarantees of certain obligations issued by its investment management affiliates that are not included in the previous tables. These guarantees take the form of insurance policies issued by MBIA Corp. on behalf of the investment management affiliates. Should one of these affiliates default on their insured obligations, MBIA Corp. will be required to pay all scheduled principal and interest amounts outstanding. As of December 31, 2002, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees, should a full default occur, is $8.0 billion. These guarantees have a maximum range of maturity of 1- 40 years. These guarantees were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover all or a portion of the amounts paid under the guarantee.

NOTE 20: REINSURANCE

MBIA Corp. reinsures exposure to other insurance companies under various treaty and facultative reinsurance contracts, both on a pro-rata and non-proportional basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $171.0 billion and $153.9 billion at December 31, 2002 and 2001, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

	As of December 31

	2002		2001

In billions Geographic Location	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force

California	$18.8	11.0%	$18.3	11.9%
New York	11.1	6.5	12.8	8.3
New Jersey	6.9	4.0	6.7	4.3
Texas	6.5	3.8	5.8	3.8
Massachusetts	5.2	3.0	4.8	3.1
Florida	4.9	2.9	4.8	3.1
Illinois	4.7	2.7	4.0	2.6
Puerto Rico	4.2	2.5	4.2	2.7
Colorado	4.0	2.3	4.0	2.6
Pennsylvania	3.4	2.0	3.8	2.5

Subtotal	69.7	40.7	69.2	44.9
Nationally diversified	34.6	20.2	26.0	16.9
Other states	30.9	18.1	30.4	19.8

Total United States	135.2	79.0	125.6	81.6
Internationally diversified	11.8	6.9	8.3	5.4
Country specific	24.0	14.1	20.0	13.0

Total Non-United States	35.8	21.0	28.3	18.4

Total	$171.0	100.0%	$153.9	100.0%

          The distribution of ceded insurance in force by type of bond is set forth in the following table:

	As of December 31

	2002		2001

In billions Bond Type	% of Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	Ceded Insurance In Force

Global Public Finance:
United States
General obligation	$23.7	13.9%	$21.8	14.1%
Utilities	18.5	10.9	17.9	11.7
Transportation	18.5	10.8	18.3	11.9
Health care	14.3	8.4	15.1	9.8
Special revenue	12.8	7.5	9.4	6.1
Investor-owned utilities	5.5	3.2	6.0	3.9
Higher education	3.3	1.9	4.1	2.7
Housing	2.8	1.6	3.1	2.0

Total United States	99.4	58.2	95.7	62.2

Non-United States
Transportation	5.6	3.3	3.0	1.9
Investor-owned utilities	4.1	2.4	2.1	1.4
Utilities	2.5	1.5	2.5	1.6
Sovereign	1.3	0.8	1.1	0.8
Sub-sovereign	0.9	0.5	0.9	0.6
Health care	0.6	0.3	0.4	0.2
Housing	0.1	—	0.1	—

Total Non-United States	15.1	8.8	10.1	6.5

Total Global Public Finance	114.5	67.0	105.8	68.7

Global Structured Finance:
United States
Asset-backed:
Auto	6.2	3.6	4.0	2.6
Credit cards	4.4	2.6	3.9	2.5
Leasing	1.8	1.1	3.0	2.0
Other	0.8	0.5	0.6	0.4
Mortgage-backed:
Home equity	6.6	3.8	6.9	4.5
Other	2.2	1.3	2.3	1.5
First mortgage	0.7	0.4	1.0	0.6
Pooled Corp. obligation & other	6.7	3.9	5.5	3.5
CDO, CLO and CBO	6.0	3.5	2.3	1.5
Financial risk	0.3	0.2	0.4	0.3

Total United States	35.7	20.9	29.9	19.4

Non-United States
CDO, CLO and CBO	9.8	5.7	6.6	4.3
Pooled Corp. obligations & other	5.2	3.1	5.6	3.6
Financial risk	2.5	1.4	2.7	1.8
Asset-backed	1.1	0.6	1.7	1.1
Mortgage-backed:
First mortgage	1.2	0.7	1.0	0.7
Home equity	—	—	0.4	0.3
Other	1.0	0.6	0.2	0.1

Total Non-United States	20.8	12.1	18.2	11.9

Total Global Structured Finance	56.5	33.0	48.1	31.3

Total	$171.0	100.0%	$153.9	100.0%

MBIA INC. & SUBSIDIARIES

          As part of the Company’s portfolio shaping activity in 1998, the Company entered into reinsurance agreements with highly rated reinsurers that obligate the Company to cede future premiums to the reinsurers through October 1, 2004.

          Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

	Years ended December 31

In thousands	2002	2001	2000

Direct	$932,204	$839,386	$641,452
Assumed	19,727	25,840	45,956

Gross	951,931	865,226	687,408
Ceded	(198,526)	(235,362)	(189,316)

Net	$753,405	$629,864	$498,092

          Ceding commissions received from reinsurers before deferrals were $49.9 million, $55.2 million, and $37.3 million, in 2002, 2001 and 2000, respectively.

NOTE 21: PENSION AND PROFIT-SHARING PLANS

The Company has a non-contributory, defined contribution pension plan to which the Company contributes 10% of each eligible employee’s annual total compensation. Pension benefits vest over a five-year period with 60% vesting after three years and 20% in years four and five. Pension expense for the years ended December 31, 2002, 2001 and 2000 was $10.1 million, $7.4 million, and $7.8 million, respectively.

          The Company also has a profit-sharing/401(k) plan. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute through payroll deductions up to 10% of eligible compensation. The Company matches employee contributions up to the first 5% of total compensation with MBIA common stock. The benefit of the Company’s contributions vests over five years with 60% vesting after three years and then 20% in years four and five. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Company contributions to the profit-sharing/401(k) plan aggregated $3.4 million, $3.1 million, and $2.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

          Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. These non-qualified contributions are included in the above stated pension and profit-sharing/401(K) match amounts and totaled $3.9 million, $3.0 million, and $2.6 million for the pension plan, and $1.5 million, $1.8 million, and $1.5 million for the profit-sharing/401(K) plan for the years ending December 31, 2002, 2001 and 2000, respectively.

NOTE 22: LONG-TERM INCENTIVE PLANS

On May 11, 2000, the Company’s shareholders approved the 2000 Stock Option Plan (the 2000 plan). The 2000 plan superceded the Company’s 1987 stock option plan (the 1987 plan), and shares available for grant under the 1987 plan were canceled and are no longer available for grant. Options previously granted under the 1987 plan remain outstanding in accordance with their terms and with the terms of the 1987 plan. The 2000 plan enables key employees of the Company and its subsidiaries to acquire shares of common stock of the Company or to benefit from appreciation in the price of the common stock of the Company. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs).

          ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as closing price, of the Company’s common stock as determined on the date granted. Options are exercisable as specified at the time of grant and expire ten years from the date of grant (or shorter if specified or following termination of employment).

          The board of directors of the Company has authorized a maximum of 7,350,000 shares of the Company’s common stock to be granted as options under the 2000 plan. As of December 31, 2002, 3,648,941 options had been granted under the 2000 plan, net of expirations and cancellations, leaving the total available for future grants at 3,701,059.

          The stock option grants, which may continue to be awarded every year, provide the right to purchase shares of common stock at the fair value of the stock on the date of the grant. In 2002, 1,853,604 options were awarded under the 2000 plan. These options vest over four or five years depending on the level of the recipient. Prior option grants are not taken into account in determining the number of options granted in any year.

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          In December 1995, the MBIA Inc. board of directors approved the “MBIA Long-Term Incentive Program” (the incentive program). The incentive program includes a stock option component (described above) and a compensation component linked to the growth in book value per share, including certain adjustments, of the Company’s stock (modified book value) over a three-year period following the grant date. Target levels for the incentive program awards are established as a percentage of total salary and bonus, based upon the recipient’s position. Awards under the incentive program typically are granted from the vice president level up to and including the chairman and chief executive officer. Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment. Awards under the incentive program are divided equally between the two components, with approximately 50% of the award to be given in stock options and approximately 50% of the award to be paid in cash or shares of Company stock. Payments are made at the end of each three-year measurement period. During 2002, 2001 and 2000, $18.8 million, $17.0 million, and $13.6 million, respectively, were recorded as a charge related to these awards.

          In December 1995, the Company adopted a restricted stock program whereby certain employees are granted restricted shares of the Company’s common stock. These stock awards may only be sold three, four or five years from the date of grant, at which time the awards fully vest.

          In 2002 and 2001, respectively, 124,815 and 57,410 restricted shares (net of canceled shares) of the Company’s common stock were granted to certain employees and directors of the Company. The fair value of the shares awarded (net of cancellations) in 2002 and 2001, determined on the grant date, was $6.7 million and $3.1 million, respectively, which has been recorded as “Unearned compensation-restricted stock” and is shown as a separate component of shareholders’ equity. Unearned compensation is amortized to expense over the appropriate three- to five-year vesting period. Compensation expense related to the restricted stock was $5.4 million, $2.9 million, and $4.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

          In 1992, CapMAC adopted an Employee Stock Ownership Plan (ESOP) to provide its employees the opportunity to obtain beneficial interests in the stock of CapMAC through a trust (the ESOP Trust). The ESOP Trust purchased 525,938 shares of the Company’s stock. The ESOP Trust financed its purchase of common stock with a loan from the Company in the amount of $10 million. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP loan, is recorded as “Unallocated ESOP shares” and is shown as a separate component of shareholders’ equity.

          In July 1999, the Company contributed 20,096 additional shares to the ESOP plan. Subsequent to this contribution, the ESOP plan was merged with the MBIA Inc. Employee Profit-Sharing/401(k) plan. In conjunction with the merger of the plans, released ESOP shares are used to fund the 401(k) company match obligations. During 2002, 2001 and 2000, 62,709, 45,611, and 66,636 shares, respectively, were utilized for the 401(k) company match. As of December 31, 2002, 2001 and 2000, respectively, a total of 510,004, 447,295, and 401,684 shares have been allocated to the participants.

          Prior to 2002, the Company elected to follow APB 25 and related interpretations in accounting for its employee stock options. No stock-based employee compensation cost for stock options is reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

          Effective January 1, 2002 the Company adopted the fair value recognition provisions of SFAS 123. Under the modified prospective method of adoption selected by the Company under the provisions of SFAS 148, compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date. Results for prior years have not been restated. Employee stock compensation expense for the year ended December 31, 2002 totaled $23.9 million.

          The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The number of options granted and the assumptions used for valuation for the significant option grants during the last three years are shown in the following table.

MBIA INC. & SUBSIDIARIES

	October 2002	February 2002	July 2001	January 2001	December 2000

Number of options granted	260,000	1,536,875	115,000	1,032,000	629,535
Exercise price	$36.7200	$52.8100	$56.160	$44.6250	$48.5833
Dividend yield	1.852%	1.140%	1.120%	1.120%	1.130%
Expected volatility	.3166	.2954	.2953	.2953	.2834
Risk-free interest rate	3.305%	4.835%	5.065%	5.065%	5.342%
Expected option term (in years)	6.40	6.26	6.25	6.25	6.18

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

          The following table displays the number of options granted during the last three years. The proxy officers represent the five most highly compensated officers as disclosed in the Company’s proxy statement. Traditionally, year-end option grants, that represent the bulk of the options granted each year, were awarded each December. Beginning with December 2000, the year-end option grants for senior officers were moved to the first quarter of the following year. Similarly, beginning with December 2001, the year-end option grants for other employees were moved to the first quarter of the following year.

	Number of options granted

	2002	2001	2000

Proxy officers	780,000	649,500	—
Other senior officers	257,500	382,500	90,000

Senior officers	1,037,500	1,032,000	90,000
Other employees	816,104	233,374	790,407

Total	1,853,604	1,265,374	880,407

          A summary of the Company’s stock option plan as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates, is set forth in the following table:

	2002

Options	Number of Shares	Weighted Avg. Price per Share

Outstanding at beginning of year	8,325,780	$39.3329
Granted	1,853,604	50.4200
Exercised	479,228	55.5400
Expired or canceled	166,390	44.7200

Outstanding at year-end	9,533,766	$42.1900

Exercisable at year-end	3,033,711	$34.9900
Weighted-average fair value per share of options granted during the year		$17.1878

	2001

Options	Number of Shares	Weighted Avg. Price per Share

Outstanding at beginning of year	7,931,193	$36.6711
Granted	1,265,374	45.9146
Exercised	738,022	52.4755
Expired or canceled	132,765	40.8684

Outstanding at year-end	8,325,780	$39.3329

Exercisable at year-end	2,824,744	$31.5127
Weighted-average fair value per share of options granted during the year		$16.1118

	2000

Options	Number of Shares	Weighted Avg. Price per Share

Outstanding at beginning of year	8,295,135	$33.8031
Granted	880,407	45.5106
Exercised	935,906	40.5161
Expired or canceled	308,443	40.5227

Outstanding at year-end	7,931,193	$36.6711

Exercisable at year-end	2,647,791	$26.3793
Weighted-average fair value per share of options granted during the year		$15.7379

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

          The following table summarizes information about the plan’s stock options at December 31, 2002:

Range of Average Exercise Price	Number Outstanding at 12/31/02	Weighted-Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Number Exercisable at 12/31/02	Weighted-Average Exercise Price

$16.71-29.71	813,829	1.95	$20.73	793,579	$20.57
$32.54-38.33	1,836,451	6.67	$33.52	916,763	$33.26
$39.67-44.63	1,986,847	6.61	$43.64	807,681	$42.62
$45.22-56.22	4,896,639	7.22	$48.41	515,688	$48.31

Total	9,533,766	6.54	$42.19	3,033,711	$34.99

NOTE 23: RELATED PARTY TRANSACTIONS

Related parties are defined as the following:

•

Affiliates of the Company: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with the Company. Control is defined as having, either directly or indirectly, the power to direct the management and policies of the Company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for by the equity method by the Company.
•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.
•	Principal owners of the Company defined as owners of record or known beneficial owners of more than 10 percent of the voting interests of the Company.
•

Management of the Company which includes persons who are responsible for achieving the objectives of the Company and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice president in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of the Company and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which the Company may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

          From time to time the Company may enter into transactions with related parties that the Company deems immaterial or which occur in the normal course of business and are transacted at “arms length.” Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association that had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2002 is $340 million.

          The Company had no loans outstanding with any executive officers or directors during 2002.

NOTE 24: FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts of financial instruments shown in the following table have been determined by the Company using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment was required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES  The fair value of fixed-maturity securities available-for-sale is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS  Short-term investments are carried at amortized cost, which approximates fair value.

OTHER INVESTMENTS  Other investments include the Company’s interest in equity-oriented and equity-method investments. The fair value of these investments is based on quoted market prices.

INVESTMENT AGREEMENT AND MEDIUM-TERM NOTE PORTFOLIOS  The investment agreement and medium-term note portfolios are comprised of fixed-maturity securities and short-term investments. The fair value equals the quoted market prices, if available, of the fixed-maturity securities plus the amortized cost of its short-term investments which, because of their short duration, is a reasonable estimate of fair value. If a quoted market price is not available for a fixed-maturity security, fair value is estimated using quoted market prices for similar securities.

MBIA INC. & SUBSIDIARIES

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD, SHORT-TERM DEBT, AND PAYABLE FOR INVESTMENTS PURCHASED  The carrying amounts of these items are a reasonable estimate of their fair value.

PREPAID REINSURANCE PREMIUMS  The fair value of the Company’s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE  The fair value of the Company’s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

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

INVESTMENT AGREEMENTS, INVESTMENT REPURCHASE AGREEMENTS AND MEDIUM-TERM NOTES  The fair values of investment agreements, investment repurchase agreements and medium-term notes are estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE  The fair value is estimated based upon the quoted market prices of the transactions’ underlying collateral.

INSTALLMENT PREMIUMS  The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

DERIVATIVES  The fair value derived from market information and appropriate valuation methodologies reflects the estimated amounts that the Company would receive or pay to terminate the transaction at the reporting date.

	As of December 31, 2002		As of December 31, 2001

In thousands	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

ASSETS:
Fixed-maturity securities	$8,093,650	$8,093,650	$7,421,023	$7,421,023
Short-term investments	687,238	687,238	293,791	293,791
Other investments	212,673	212,673	135,376	135,376
Investment agreement and medium-term note portfolios	8,101,469	8,101,469	6,665,981	6,665,981
Cash and cash equivalents	83,218	83,218	115,040	115,040
Reinsurance recoverable on unpaid losses	43,828	43,828	35,090	35,090
Prepaid reinsurance premiums	521,641	435,818	507,079	435,947
Receivable for investments sold	91,767	91,767	157,864	157,864
Derivative assets	191,755	191,755	92,372	92,372
LIABILITIES:
Deferred premium revenue	2,755,046	2,339,661	2,565,096	2,278,391
Loss and loss adjustment expense reserves	573,275	573,275	518,389	518,389
Investment agreement and medium-term note obligations	6,666,595	6,842,312	5,150,374	5,190,892
Investment repurchase obligations	563,967	642,290	904,744	942,122
Long-term debt	1,033,070	1,045,614	805,062	827,665
Short-term debt	—	—	47,751	47,751
Securities sold under agreements to repurchase	539,561	544,907	555,496	555,518
Payable for investments purchased	58,436	58,436	130,098	130,098
Derivative liabilities	309,749	309,749	110,433	110,433
OFF-BALANCE SHEET INSTRUMENTS:
Installment premiums	—	1,300,107	—	1,068,391

MBIA INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 25: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly income statement information follows:

In thousands except per share amounts

2002	First	Second	Third	Fourth	Year

Gross premiums written	$186,772	$205,812	$237,753	$321,594	$951,931
Net premiums written	134,457	169,657	180,092	269,199	753,405
Premiums earned	139,038	137,769	154,600	157,102	588,509
Investment income and realized gains and losses	107,580	110,852	113,098	126,269	457,799
All other revenues	54,498	29,360	43,649	(22,910)	104,597
Income before income taxes	217,222	193,385	220,159	161,815	792,581
Income before cumulative effect of accounting change	160,112	142,587	162,735	121,384	586,818
Net income	$152,381	$142,587	$162,735	$121,384	$579,087
Income per common share before cumulative effect of accounting change:
Basic EPS	$1.08	$0.97	$1.11	$0.84	$4.00
Diluted EPS	$1.07	$0.96	$1.10	$0.84	$3.98

2001	First	Second	Third	Fourth	Year

Gross premiums written	$184,905	$206,559	$218,722	$255,040	$865,226
Net premiums written	129,756	163,563	143,458	193,087	629,864
Premiums earned	120,135	128,239	134,450	141,046	523,870
Investment income and realized gains and losses	101,542	106,861	108,304	111,851	428,558
All other revenues	38,847	52,612	52,514	44,345	188,318
Income before income taxes	174,586	194,499	211,487	210,412	790,984
Income before cumulative effect of accounting change	129,194	143,006	154,520	156,438	583,158
Net income	$116,127	$143,006	$154,520	$156,438	$570,091
Income per common share before cumulative effect of accounting change:
Basic EPS	$0.87	$0.97	$1.04	$1.05	$3.94
Diluted EPS	$0.87	$0.96	$1.03	$1.05	$3.91

* Due to the changes in the number of shares outstanding, quarterly per share amounts may not add to the totals for the years.

          Due to the adoption of SFAS 148’s modified prospective transition method, the first three quarters of 2002 have been restated. The following is a reconciliation of the previously reported amounts to the restated amounts:

2002	First	Second	Third

Net income previously reported	$154,169	$143,981	$164,138
Stock option expense	(1,788)	(1,394)	(1,403)

Reported net income	$152,381	$142,587	$162,735

Net income per share previously reported*	$1.03	$0.97	$1.11
Per share effect of stock option expense*	(0.01)	(0.01)	(0.01)

Reported net income per share*	$1.02	$0.96	$1.10

* All per share calculations are diluted.